As filed with the Securities and Exchange Commission on August 17, 2020

Registration No. 333-239666

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6021	54-1832714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

622 Broad Street

Altavista, Virginia 24517-1830

(434) 369-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aubrey H. Hall, III

President and Chief Executive Officer

Pinnacle Bankshares Corporation

622 Broad Street

Altavista, Virginia 24517-1830

(434) 369-3000

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Susan S. Ancarrow, Esq. Seth A. Winter, Esq. Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1200	Lee G. Lester, Esq. Scott H. Richter, Esq. Williams Mullen 200 S. 10th Street Suite 1600 Richmond, Virginia 23219 (804) 420-6000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION – DATED AUGUST 17, 2020

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

The boards of directors of Pinnacle Bankshares Corporation (“Pinnacle”) and Virginia Bank Bankshares, Inc. (“Virginia Bank”) have approved a strategic merger in which Virginia Bank will merge with and into Pinnacle, with Pinnacle being the surviving company in the merger. Following the merger Pinnacle is expected to have approximately $716 million in assets, $639 million in deposits, and $533 million in gross loans. We are sending you this document to ask you, as a Pinnacle and/or Virginia Bank shareholder, to approve the merger.

In the merger, each share of Virginia Bank common stock will be converted into the right to receive either 0.54 shares of Pinnacle common stock (the “stock consideration”) or $16.00 in cash (the “cash consideration”), with cash paid in lieu of any fractional shares of Pinnacle common stock. If you are a Virginia Bank shareholder, you will have the opportunity to elect the form of consideration to be received for each share of Virginia Bank common stock you own, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. These allocation and proration procedures will ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration. If you are a Virginia Bank shareholder, the form of the merger consideration you ultimately receive will depend upon your election, the elections of other Virginia Bank shareholders, and the allocation and proration procedures.

The stock consideration and the cash consideration are fixed and will not be adjusted to reflect any price fluctuations prior to completion of the merger. As a result, at the time of the shareholder meetings Pinnacle shareholders and Virginia Bank shareholders will not know the exact market value of the stock consideration to be paid when the merger is completed. Based on the closing price of Pinnacle common stock on June 9, 2020 ($20.00), the last trading day preceding the public announcement of the amended merger consideration, the stock consideration represented approximately $10.80 in value for each share of Virginia Bank common stock, and the stock consideration and the cash consideration represented approximately $23.6 million in value in the aggregate or $12.88 on a per share basis. Based on the closing price of Pinnacle common stock on [●], 2020 ($[●]), the last practicable date before the date of this joint proxy statement/prospectus, the stock consideration represented approximately $[●] in value for each share of Virginia Bank common stock, and the stock consideration and the cash consideration represented approximately $[●] million in value in the aggregate or $[●] on a per share basis. We urge you to obtain current market quotations for Pinnacle common stock (trading symbol “PPBN”) and for Virginia Bank’s common stock (trading symbol “VABB”), each of which is quoted by the OTC Markets Group.

Based on the number of shares of Virginia Bank common stock outstanding as of the date of this joint proxy statement/prospectus, Pinnacle expects to issue 594,692 shares of common stock in the aggregate upon completion of the merger, which based on the current number of shares of Pinnacle common stock outstanding would result in current Pinnacle shareholders owning approximately 72.5% of Pinnacle common stock after the merger, and current Virginia Bank shareholders owning approximately 27.5% of Pinnacle common stock after the merger.

Pinnacle will hold an annual meeting, and Virginia Bank will hold a special meeting, at which their respective shareholders will be asked to vote to approve the agreement and plan of reorganization and the related plan of merger (the “merger agreement”), and related matters as described in the accompanying joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote by the holders of a majority of the outstanding shares of Pinnacle common stock, and the affirmative vote by the holders of more than two thirds of the outstanding shares of Virginia Bank common stock, in each case entitled to vote on the merger agreement. Pinnacle shareholders will also be asked to approve a proposal to amend the articles of incorporation of Pinnacle to increase the maximum size of the board of directors and a proposal to elect four Class II directors of Pinnacle. Your vote is very important!

Whether or not you plan to attend the Pinnacle annual meeting or the Virginia Bank special meeting, it is important that your shares be represented at the meeting and your vote be recorded. Please take the time to vote by completing, signing, dating and returning the enclosed proxy card or by voting via the Internet or telephone using the instructions on the proxy card.

The boards of directors of Pinnacle and Virginia Bank unanimously recommend that you vote “FOR” approval of the merger agreement and “FOR” each of the other matters to be considered at each meeting of shareholders.

This joint proxy statement/prospectus describes the shareholder meetings, the merger, the documents related to the merger, and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 32.

Thank you for your support.

Aubrey H. (Todd) Hall, III President and Chief Executive Officer Pinnacle Bankshares Corporation	Donald W. Merricks President and Chief Executive Officer Virginia Bank Bankshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Pinnacle or Virginia Bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated [●], 2020 and is first being mailed to shareholders of Pinnacle and Virginia Bank on or about [●], 2020.

PINNACLE BANKSHARES CORPORATION

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To be held on [●], 2020

The 2020 annual meeting of the shareholders of Pinnacle Bankshares Corporation (“Pinnacle”) will be held at [●], located at [●], at [●] [a.m.][p.m.] Eastern Time, on [●], 2020 to consider and vote on the following matters:

1.

a proposal to approve the Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, between Pinnacle and Virginia Bank Bankshares, Inc. (“Virginia Bank”), including the related Plan of Merger (together, the “merger agreement”), pursuant to which Virginia Bank will merge with and into Pinnacle, with Pinnacle being the surviving company in the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “Pinnacle merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.	a proposal to amend the articles of incorporation of Pinnacle to increase the maximum size of the Pinnacle board of directors to 18 directors (the “Pinnacle articles amendment proposal”).

3.	a proposal to elect four Class II directors to serve until the 2023 annual meeting of Pinnacle shareholders (the “Pinnacle directors proposal”).

4.

a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal (the “Pinnacle adjournment proposal”).

5.	any other business as may properly come before the meeting and any adjournments or postponements thereof.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. We urge you to read the joint proxy statement/prospectus and its appendices carefully and in their entirety. Pinnacle will transact no other business at the Pinnacle annual meeting, except for business properly brought before the Pinnacle annual meeting or any adjournment or postponement thereof.

All holders of record of Pinnacle common stock at the close of business on [●], 2020 are entitled to notice of and to vote at the Pinnacle annual meeting and any adjournments or postponements thereof.

Your vote is important! Pinnacle and Virginia Bank cannot complete the merger unless Pinnacle’s shareholders approve the Pinnacle merger proposal and the Pinnacle articles amendment proposal.

Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the annual meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If your shares of Pinnacle common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting form provided by the record holder. Submitting a proxy now will not prevent you from being able to vote in person at the Pinnacle annual meeting.

The Pinnacle board of directors unanimously recommends that you vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle articles amendment proposal, “FOR” the election as directors of the nominees listed in the Pinnacle directors proposal, and “FOR” the Pinnacle adjournment proposal.

By Order of the Board of Directors,

Bryan M. Lemley
Secretary

[●], 2020

VIRGINIA BANK BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [●], 2020

A special meeting of the shareholders of Virginia Bank Bankshares, Inc. (“Virginia Bank”) will be held at [●], located at [●], at [●] [a.m.][p.m.] Eastern Time, on [●], 2020 to consider and vote on the following matters:

1.

a proposal to approve the Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, between Pinnacle Bankshares Corporation (“Pinnacle”) and Virginia Bank, including the related Plan of Merger (together, the “merger agreement”), pursuant to which Virginia Bank will merge with and into Pinnacle, with Pinnacle being the surviving company in the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “Virginia Bank merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Virginia Bank merger proposal (the “Virginia Bank adjournment proposal”).

3.	any other business as may properly come before the meeting and any adjournments or postponements thereof.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. We urge you to read the joint proxy statement/prospectus and its appendices carefully and in their entirety. Virginia Bank will transact no other business at the Virginia Bank special meeting, except for business properly brought before the Virginia Bank special meeting or any adjournment or postponement thereof.

All holders of record of Virginia Bank common stock at the close of business on [●], 2020 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Your vote is important! Pinnacle and Virginia Bank cannot complete the merger unless Virginia Bank’s shareholders approve the Virginia Bank merger proposal.

Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the Virginia Bank special meeting.

The Virginia Bank board of directors unanimously recommends that you vote “FOR” the Virginia Bank merger proposal and “FOR” the Virginia Bank adjournment proposal.

By Order of the Board of Directors,

Jerry T. Hankins, Jr. Secretary

[●], 2020

ADDITIONAL INFORMATION

This joint proxy statement/prospectus is part of a registration statement filed by Pinnacle with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) that registers the shares of Pinnacle common stock to be issued to shareholders of Virginia Bank in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Pinnacle and its common stock, Virginia Bank and the combined company. The rules and regulations of the SEC allow Pinnacle to omit some information included in the registration statement from this joint proxy statement/prospectus.

The SEC maintains a website that contains information about issuers, like Pinnacle, that file electronically with the SEC. The address of that site is www.sec.gov. Following effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, Pinnacle will become subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with those requirements, will file reports with the SEC. You will be able to inspect and obtain copies of these reports and proxy statements and other information on the SEC’s website at the address set forth above.

Pinnacle’s website is www.1stnatbk.com. Pinnacle will make available on its website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such materials with, or furnishes them to, the SEC. The information on Pinnacle’s website is not a part of, and is not incorporated into, this joint proxy statement/prospectus. Virginia Bank’s website is www.vabanktr.com. The information on Virginia Bank’s website is not a part of, and is not incorporated into, this joint proxy statement/prospectus.

Additional information about Pinnacle may be obtained by contacting Bryan M. Lemley, Chief Financial Officer and Secretary, 622 Broad Street, Altavista, Virginia 24517, at (434) 369-3000, and additional information about Virginia Bank may be obtained by contacting Donald W. Merricks, President and Chief Executive Officer, 336 Main Street, Danville, Virginia 24541, at (434) 793-6411. To obtain timely delivery, you must request the information no later than [•], 2020.

In addition, financial information about First National Bank (Altavista, Virginia), the wholly-owned banking subsidiary of Pinnacle, and about Virginia Bank and Trust Company (Danville, Virginia), the wholly-owned banking subsidiary of Virginia Bank, is available through financial reports that each files with its federal banking regulators on a quarterly basis. This information is available through the website maintained by the Federal Financial Institutions Examination Council at http://www.ffiec.gov. The information on, or that can be accessed through, the Federal Financial Institutions Examination Council’s website is not part of, and is not incorporated into, this joint proxy statement/prospectus.

Pinnacle has supplied all information contained in this joint proxy statement/prospectus relating to Pinnacle and First National Bank, and Virginia Bank has supplied all information contained in this joint proxy statement/prospectus relating to Virginia Bank and Virginia Bank and Trust Company.

You should rely only on the information contained in this joint proxy statement/prospectus relating to the offered securities. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information which appears in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this joint proxy statement/prospectus, unless the context requires otherwise or unless otherwise noted:

•	all references to “Pinnacle” are to the registrant, Pinnacle Bankshares Corporation;

•	all references to the “Pinnacle board” are to the board of directors of Pinnacle;

•	all references to “First National Bank” are to First National Bank (Altavista, Virginia), a national bank and the wholly-owned banking subsidiary of Pinnacle;

•	all references to “Virginia Bank” are to Virginia Bank Bankshares, Inc.;

•	all references to the “Virginia Bank board” are to the board of directors of Virginia Bank;

•	all references to “Virginia Bank and Trust” are to Virginia Bank and Trust Company (Danville, Virginia), a Virginia chartered bank and the wholly-owned banking subsidiary of Virginia Bank;

•	all references to the “merger” are to the merger of Virginia Bank with and into Pinnacle, with Pinnacle being the surviving company in the merger;

•

all references to the “merger agreement” are to the Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, between Pinnacle and Virginia Bank, including the related Plan of Merger, a copy of which is attached as Appendix A to this joint proxy statement/prospectus;

•	all references to the “Pinnacle annual meeting” are to the 2020 annual meeting of Pinnacle shareholders;

•	all references to the “Pinnacle merger proposal” are to Pinnacle’s proposal to approve the merger agreement;

•	all references to the “Virginia Bank special meeting” are to the special meeting of Virginia Bank shareholders;

•	all references to the “Virginia Bank merger proposal” are to Virginia Bank’s proposal to approve the merger agreement;

•	all references to the “shareholder meetings” are to the Pinnacle annual meeting and the Virginia Bank special meeting, together; and

•	all references to the “merger proposals” are to the Pinnacle merger proposal and the Virginia Bank merger proposal, together.

-i-

TABLE OF CONTENTS (continued)

-ii-

TABLE OF CONTENTS (continued)

Appendix Index

Appendix A:	Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, by and between Pinnacle Bankshares Corporation and Virginia Bank Bankshares, Inc. (excluding certain exhibits)

Appendix B	Form of Affiliate Agreement, by and among Virginia Bank Bankshares, Inc. and certain shareholders of Pinnacle Bankshares Corporation

Appendix C	Form of Affiliate Agreement, by and among Pinnacle Bankshares Corporation and certain shareholders of Virginia Bank Bankshares, Inc.

Appendix D	Opinion of Performance Trust Capital Partners, LLC

Appendix E	Opinion of Janney Montgomery Scott LLC

Appendix F	Consolidated Financial Statements of Pinnacle Bankshares Corporation

Appendix G	Consolidated Financial Statements of Virginia Bank Bankshares, Inc.

Appendix H	Virginia Stock Corporation Act Article 15—Appraisal Rights

Appendix I	Form of Proposed Amendment to Articles of Incorporation of Pinnacle Bankshares Corporation

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

The following questions and answers briefly address some commonly asked questions about the shareholder meetings and the merger. They do not include all of the information that is important to Pinnacle and Virginia Bank shareholders. We urge shareholders to read carefully this joint proxy statement/prospectus, including the appendices and other documents referred to herein, for more information on the merger proposals and the other matters to be considered at the shareholder meetings.

Q:	What is the merger?

A:

Pinnacle and Virginia Bank have entered into an Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, including a related Plan of Merger (together, the “merger agreement”) whereby Virginia Bank will merge with and into Pinnacle, with Pinnacle being the surviving company (the “merger”). If the merger is completed, Virginia Bank and Trust, Virginia Bank’s wholly-owned bank subsidiary, will merge with and into First National Bank, Pinnacle’s wholly-owned bank subsidiary, with First National Bank being the surviving bank (the “bank merger”), as soon as practicable after the merger of Virginia Bank into Pinnacle. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this document?

A:

You are receiving this document because Pinnacle and Virginia Bank are each holding a meeting of shareholders to vote on the proposals necessary to complete the merger. The merger cannot be completed unless, among other things:

•

the holders of a majority of the shares of Pinnacle common stock entitled to vote at Pinnacle’s annual meeting vote in favor of the merger agreement and the merger, and in favor of the amendment of Pinnacle’s articles of incorporation as described in more detail in this joint proxy statement/prospectus; and

•	the holders of more than two-thirds of the shares of Virginia Bank common stock entitled to vote at Virginia Bank’s special meeting vote in favor of the merger agreement and the merger.

Each of the Pinnacle board of directors and the Virginia Bank board of directors has determined that the merger is in the best interest of its respective shareholders and has approved the merger agreement, and has unanimously recommended that its shareholders vote “FOR” the merger proposals.

Q:	What is this document?

A:

This document is a joint proxy statement of Pinnacle and Virginia Bank because both the Pinnacle board of directors and the Virginia Bank board of directors are soliciting proxies from their respective shareholders. This document also is a prospectus of Pinnacle with respect to the shares of Pinnacle common stock that Pinnacle will issue to certain holders of Virginia Bank common stock in connection with the merger.

The enclosed materials allow you to vote your shares without attending your respective shareholder meeting. Your vote is important. We encourage you to submit your proxy or vote your shares as soon as possible.

Q:	Why do Pinnacle and Virginia Bank want to merge?

A:

Pinnacle and Virginia Bank are merging to create one of the premier community banks in central and southern Virginia. The combined organization will have over $700 million in assets, will add seven Virginia Bank and Trust branches to First National Bank’s current branch network, and will leverage a strong core deposit base for future growth, a higher legal lending limit to attract corporate account relationships, and benefits of scale for improved efficiency and customer service. In addition, shareholders of the combined company are expected to benefit from greater potential for increased liquidity in the market for Pinnacle’s common stock than either company could achieve independently.

Each of the Pinnacle board of directors and the Virginia Bank board of directors has determined that the merger is in the best interest of its respective shareholders and has unanimously recommended that its shareholders vote for their respective proposals to approve the merger. You should review the reasons for the merger described in greater detail in the sections entitled “The Merger—Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors” and “The Merger—Virginia Bank’s Reasons for the Merger; Recommendations of Virginia Bank’s Board of Directors.”

Q:	What will Virginia Bank shareholders receive in the merger?

A:

At the time the merger is completed (the “effective time”), each share of Virginia Bank common stock issued and outstanding immediately prior to the effective time, except for certain shares of Virginia Bank common stock owned by Pinnacle or Virginia Bank, will cease to be outstanding and will be converted automatically into the right to receive the merger consideration.

Virginia Bank shareholders will have the opportunity to elect to receive the merger consideration in cash or in shares of Pinnacle common stock, or a combination of cash and shares of Pinnacle common stock, subject to the allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. In the merger, each share of Virginia Bank common stock will be converted into the right to receive, at the election of the holder and subject to allocation and proration, either:

•	$16.00 per share in cash (the “cash consideration”); or

•	0.54 shares of Pinnacle common stock (the “stock consideration”).

The allocation and proration procedures are intended to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration, and the remaining 40% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the cash consideration (subject to limited exceptions for dissenting shares). Because of the allocation and proration procedures, the actual allocation of cash consideration and stock consideration that a Virginia Bank shareholder will receive will depend on the elections of other Virginia Bank shareholders and may be different from that shareholder’s elections. For more information, see the sections entitled “The Merger Agreement—Merger Consideration,” “The Merger Agreement—Cash or Stock Election for Virginia Bank Shareholders,” and “The Merger Agreement—Allocation Procedures.”

The stock consideration exchange ratio of 0.54 shares of Pinnacle common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective time.

Pinnacle shareholders will continue to own their existing shares of Pinnacle common stock, which will not be affected by the merger.

Q:	Will the value of the stock consideration change between the date of this joint proxy statement/prospectus and the effective time?

A:

Yes. Although the stock consideration exchange ratio is fixed, the market value of the stock consideration will fluctuate based on the market value of Pinnacle common stock. Any change in the market price of Pinnacle common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Pinnacle common stock that Virginia Bank shareholders will receive in the merger.

Q:	If I am a Virginia Bank shareholder, how do I elect the form of merger consideration that I prefer?

A:

If you are a Virginia Bank shareholder, you will receive a separate mailing that will allow you to make an election to receive the stock consideration, the cash consideration, or a mixture thereof with respect to your shares of Virginia Bank common stock, or to indicate that you have no preference. These forms must be returned separately and by the deadline stated in the election materials.

If you hold your shares of Virginia Bank common stock in “street name” through a broker or other nominee, such as a bank or custodian, your broker or nominee will separately provide instructions for making your election with respect to such shares.

Q:	When do the companies expect to complete the merger and the bank merger?

A:

Pinnacle and Virginia Bank expect to complete the merger and the bank merger during the fourth quarter of 2020. However, there can be no assurance of when or if the merger and the bank merger will be completed. Pinnacle and Virginia Bank first must obtain the approval of their respective shareholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	When and where are the shareholder meetings?

A:	Pinnacle: The Pinnacle annual meeting of shareholders is scheduled to take place on [●], [month] [day], 2020, at [●] Eastern Time, at [●].

Virginia Bank: The Virginia Bank special meeting of shareholders is scheduled to take place on [●], [month] [day], 2020, at [●] Eastern Time, at [●].

Q:	Who can vote at the shareholder meetings?

A:

Pinnacle: Holders of record of Pinnacle common stock at the close of business on [●], 2020, which is the date that the Pinnacle board of directors has fixed as the record date for the Pinnacle annual meeting, are entitled to vote at the Pinnacle annual meeting.

Virginia Bank: Holders of record of Virginia Bank common stock at the close of business on [●], 2020, which is the date that the Virginia Bank board of directors has fixed as the record date for the Virginia Bank special meeting, are entitled to vote at the Virginia Bank special meeting.

Q:	What if I hold shares in both Pinnacle and Virginia Bank?

A:

If you are both a Pinnacle shareholder and a Virginia Bank shareholder, you will receive two separate packages of proxy materials. A vote cast as a Pinnacle shareholder will not count as a vote cast as a Virginia Bank shareholder, and a vote cast as a Virginia Bank shareholder will not count as a vote cast as a Pinnacle shareholder. Please separately complete, sign and return a proxy card or vote your shares by following the instructions for telephone or Internet voting for each of your Pinnacle and Virginia Bank shares.

Q:	What am I being asked to vote on?

A:	Pinnacle annual meeting. Pinnacle shareholders are being asked to vote on the following:

•	a proposal to approve the merger agreement, a copy of which is attached as Appendix A, and the transactions contemplated thereby (the “Pinnacle merger proposal”);

•

a proposal to amend the articles of incorporation of Pinnacle to increase the maximum size of the Pinnacle board of directors to 18 directors, effective at the effective time of the merger (the “Pinnacle articles amendment proposal”);

•	a proposal to elect four Class II directors to serve until the 2023 annual meeting of Pinnacle shareholders (the “Pinnacle directors proposal”); and

•

a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal (the “Pinnacle adjournment proposal”).

Shareholder approval of the Pinnacle merger proposal and the Pinnacle articles amendment proposal is required to complete the merger. Pinnacle will transact no other business at the Pinnacle annual meeting, except for business properly brought before the Pinnacle annual meeting or any adjournment or postponement thereof.

Virginia Bank special meeting. Virginia Bank shareholders are being asked to vote on the following:

•	a proposal to approve the merger agreement, a copy of which is attached as Appendix A, and the transactions contemplated thereby (the “Virginia Bank merger proposal”); and

•

a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Virginia Bank merger proposal (the “Virginia Bank adjournment proposal”).

Shareholder approval of the Virginia Bank merger proposal is required to complete the merger. Virginia Bank will transact no other business at the Virginia Bank special meeting, except for business properly brought before the Virginia Bank special meeting or any adjournment or postponement thereof.

Q:	How does the Pinnacle board of directors recommend that Pinnacle shareholders vote at the Pinnacle annual meeting?

A:

The Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle articles amendment proposal, “FOR” the election as directors of the nominees listed in the Pinnacle directors proposal, and “FOR” the Pinnacle adjournment proposal.

Q:	How does the Virginia Bank board of directors recommend that Virginia Bank shareholders vote at the Virginia Bank special meeting?

A:	The Virginia Bank board of directors unanimously recommends that Virginia Bank shareholders vote “FOR” the Virginia Bank merger proposal and “FOR” the Virginia Bank adjournment proposal.

Q:	Are there any voting agreements with existing shareholders?

A:

Yes. In connection with entering into the merger agreement, each of the directors of Pinnacle and Virginia Bank, in their capacities as shareholders of Pinnacle and Virginia Bank, respectively, entered into affiliate agreements related to the merger (the “affiliate agreements”) and agreed to vote shares of Pinnacle common stock or Virginia Bank common stock, as applicable, over which they have sole power of voting and disposition in favor of the merger and certain related matters and against alternative transactions. As of the applicable record dates, shares constituting [●]% of the Pinnacle common stock entitled to vote at the Pinnacle annual meeting, and shares constituting [●]% of the Virginia Bank common stock entitled to vote at the Virginia Bank special meeting, are subject to the affiliate agreements. For more information see the section entitled “The Merger Agreement—Affiliate Agreements.”

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Pinnacle annual meeting or Virginia Bank special meeting, as applicable. If you hold your shares in your name as a shareholder of record, please complete, sign, and return your proxy card in the enclosed postage-paid return envelope, or follow the telephone or Internet voting procedures described on the proxy card, as soon as possible. If you hold your shares in “street name” through a broker or other nominee, such as a bank or custodian, you must direct your broker or nominee how to vote in accordance with the instructions you have received from your broker or nominee. You may also cast your vote in person at the Pinnacle annual meeting or Virginia Bank special meeting, as applicable. “Street name” shareholders who wish to vote in person at the Pinnacle annual meeting or Virginia Bank special meeting, as applicable, will need to obtain a legal proxy form from the broker or nominee that holds their shares.

If you are a Virginia Bank shareholder, you will also receive a separate mailing that will allow you to make an election to receive the merger consideration as stock consideration, cash consideration or a mixture thereof, or to indicate that you have no preference. This election form must be returned separately no later than the deadline stated in the election materials.

Q:	How do I vote?

A:

If you are a shareholder of record of Pinnacle as of the Pinnacle record date or a shareholder of record of Virginia Bank as of the Virginia Bank record date, you may submit your proxy and vote your shares before your respective company’s shareholders meeting in one of the following ways:

•	completing, signing and returning the enclosed proxy card and returning it in the postage-paid envelope provided;

•	calling the toll-free number specified on your proxy card and following the instructions, using the control number provided on your proxy card; or

•	accessing the website specified on your proxy card and following the instructions, using the control number provided on your proxy card.

Q:	Can I attend the shareholder meeting and vote my shares in person?

A:

All shareholders of Pinnacle and Virginia Bank, including shareholders of record and shareholders who hold their shares in “street name” through a broker or other nominee, are invited to attend their respective shareholders meeting. Holders of record of Pinnacle common stock and holders of record of Virginia Bank common stock can vote in person at the Pinnacle annual meeting or Virginia Bank special meeting, respectively. If you are not a shareholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as your broker or nominee, to be able to vote in person at the appropriate shareholders meeting. If you plan to attend your shareholders meeting, you must hold your shares in your own name or have a letter from the record holder (e.g., your broker or other nominee) of your shares confirming your ownership.

Q:	What constitutes a quorum for the shareholder meetings?

A:

Pinnacle: The presence at the Pinnacle annual meeting, in person or by proxy, of Pinnacle shareholders representing a majority of the shares of Pinnacle common stock outstanding and entitled to vote as of the record date will constitute a quorum for all purposes at the Pinnacle annual meeting. All shares of Pinnacle common stock the holders of which are present in person, or that are represented by proxy, including shares for which the holder elects to abstain or withhold the proxies’ authority to vote on a matter, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Pinnacle annual meeting. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the Pinnacle annual meeting.

Virginia Bank: The presence at the Virginia Bank special meeting, in person or by proxy, of Virginia Bank shareholders representing a majority of the shares of Virginia Bank common stock outstanding and entitled to vote as of the record date will constitute a quorum for all purposes at the Virginia Bank special meeting. All shares of Virginia Bank common stock the holders of which are present in person, or that are represented by proxy, including abstentions, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Virginia Bank special meeting. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the Virginia Bank special meeting.

Q:	What is the vote required to approve each proposal at the Pinnacle annual meeting?

A:	Approval of the Pinnacle merger proposal requires the affirmative vote of a majority of the outstanding shares of Pinnacle common stock entitled to vote on the proposal.

Approval of the Pinnacle articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of Pinnacle common stock entitled to vote on the proposal.

With respect to the Pinnacle directors proposal, if a quorum is present at the Pinnacle annual meeting, the four director nominees receiving the greatest number of affirmative votes cast at the Pinnacle annual meeting will be elected as Class II directors of Pinnacle.

Approval of the Pinnacle adjournment proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock voted on the proposal, whether or not a quorum is present.

Effect of abstentions, broker non-votes and votes withheld. Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the Pinnacle merger proposal and the Pinnacle articles amendment proposal, and will have no effect on the Pinnacle adjournment proposal. Failures to vote, votes withheld and broker non-votes will have no effect on the Pinnacle directors proposal (assuming a quorum is present).

Q:	What is the vote required to approve each proposal at the Virginia Bank special meeting?

A:	Approval of the Virginia Bank merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Virginia Bank common stock entitled to vote on the proposal.

Approval of the Virginia Bank adjournment proposal requires the affirmative vote of a majority of the shares of Virginia Bank common stock voted on the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes. Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the Virginia Bank merger proposal, and will have no effect on the Virginia Bank adjournment proposal.

Q:	Why is my vote important?

A:

If you do not submit a proxy or vote in person, it may be more difficult for Pinnacle or Virginia Bank to obtain the necessary quorum to hold their respective shareholder meetings. In addition, your failure to submit a proxy or vote in person, failure to instruct your broker or nominee how to vote, or abstention will have the same effect as a vote against approval of the applicable merger proposal or, if you are a Pinnacle shareholder, against the Pinnacle articles amendment proposal. The Pinnacle merger proposal and the Pinnacle articles amendment proposal must be approved by the affirmative vote of a majority of Pinnacle’s outstanding shares entitled to vote on the proposal, and the Virginia Bank merger proposal must be approved by the affirmative vote of more than two-thirds of Virginia Bank’s outstanding shares entitled to vote on the proposal.

Q:	If my shares are held in “street name,” will my broker or nominee automatically vote my shares for me?

A:

No. If your shares are held in street name, you must provide your broker or nominee with instructions on how to vote your shares. Please follow the materials provided to you by your broker or nominee and instruct your broker or nominee how to vote your shares as promptly as possible. Please note that you may not vote any shares held in street name by returning a proxy card directly to Pinnacle or Virginia Bank or by voting in person at your respective company’s shareholders meeting, except that you may vote in person at the applicable shareholders meeting if you obtain a legal proxy from your broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you complete, sign and return your proxy card without indicating how to vote on any particular proposal, the Pinnacle common stock represented by your proxy will be voted as recommended by the Pinnacle board of directors with respect to each Pinnacle proposal, and the Virginia Bank common stock represented by your proxy will be voted as recommended by the Virginia Bank board of directors with respect to each Virginia Bank proposal, as applicable.

Q:	What are the material U.S. federal income tax consequences of the merger to Virginia bank shareholders?

A:

The merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, holders of Virginia Bank common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Virginia Bank common stock solely for Pinnacle common stock in the merger. A holder of Virginia Bank common stock who receives a combination of cash and Pinnacle common stock will generally not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Pinnacle common stock received pursuant to the merger over that shareholder’s adjusted tax basis in the shares of Virginia Bank common stock surrendered by that shareholder, or (2) the amount of cash received by that shareholder in exchange for their shares of Virginia Bank common stock pursuant to the merger. A holder of Virginia Bank common stock who receives solely cash pursuant to the merger or who receives solely cash pursuant to a valid election of such holder’s appraisal rights will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that shareholder’s adjusted basis in the shares of Virginia Bank common stock exchanged therefor. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

The material U.S. federal income tax consequences described above may not apply to all holders of Virginia Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Q:	Are Virginia Bank shareholders entitled to dissenters’ or appraisal rights?

A:	Yes. Virginia Bank shareholders are entitled to appraisal rights in connection with the merger. For more information see the section entitled “The Merger—Dissenters’ Appraisal Rights.”

Q:	If I am a Virginia Bank shareholder, should I send in my Virginia Bank stock certificates now?

A:

No. Please do not send in your Virginia Bank stock certificates now or with your proxy card. If the merger is completed, the exchange agent, Computershare, will send you instructions for exchanging your Virginia Bank stock certificates for the merger consideration.

Q:	What happens if I sell or transfer ownership of shares of Virginia Bank common stock after the record date for the Virginia Bank special meeting?

A:

The record date for the Virginia Bank special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Virginia Bank common stock after the record date for the Virginia Bank special meeting, but prior to completion of the merger, you will retain the right to vote at the Virginia Bank special meeting, but the right to receive the merger consideration will transfer with the shares of Virginia Bank common stock.

Q:	Are there risks involved in undertaking the merger?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.”

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Virginia Bank common stock will retain their Virginia Bank common stock and will not receive any consideration for their shares in connection with the merger. Instead, each of Pinnacle and Virginia Bank would remain an independent company.

Q:	Who may solicit proxies on behalf of Pinnacle or Virginia Bank?

A:	Pinnacle: In addition to the solicitation of proxies by mail, proxies may also be solicited by Pinnacle’s directors and employees personally and by telephone, facsimile, or other means.

Virginia Bank: In addition to the solicitation of proxies by mail, proxies may also be solicited by Virginia Bank’s directors and employees personally and by telephone, facsimile, or other means. Virginia Bank has also retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of approximately $9,000. For more information on solicitation of proxies in connection with the Virginia Bank special meeting, see the section entitled “The Virginia Bank Special Meeting—Solicitation of Proxies.”

Q:

How is the COVID-19 pandemic affecting the business, results of operations, financial condition, liquidity and prospects of each of Pinnacle and Virginia Bank, and how are Pinnacle and Virginia Bank responding?

A:

The COVID-19 pandemic is significantly impacting Pinnacle and Virginia Bank and their customers, employees, communities and service providers. The severity of the COVID-19 pandemic, its duration and the extent of its impact on each of Pinnacle’s and Virginia Bank’s business, results of operations, financial condition, liquidity and prospects remains uncertain. The deterioration in general business and economic conditions including in Pinnacle’s and Virginia Bank’s markets, and turbulence in the financial markets caused by COVID-19 have negatively affected Pinnacle and Virginia Bank, and continued economic deterioration could adversely affect each company’s results of operations, value of assets and liabilities, book value per common share, and liquidity. In addition, continued economic and financial market disruption could further decrease the price of shares of Pinnacle common stock and increase stock price volatility. Some economists and investment banks believe that a significant recession may result from the continuation of the COVID-19 pandemic and the resulting economic consequences. For more information, see the sections entitled “Risk Factors – Risks Related to the COVID-19 Pandemic” and “Information about the Effects of and Responses to COVID-19.”

Pinnacle and Virginia Bank have implemented measures to protect employees and promote business continuity while providing support to their customers and communities facing challenges due to the impacts of COVID-19. These measures have included allowing certain employees to work from home, restricting branch lobby hours and offering drive-through service for in-person transactions, providing loans under the Paycheck Protection Program (the “PPP”), and providing a range of loan payment deferral options. For more information, see the section entitled “Information about the Effects of and Responses to COVID-19.”

Q:	Who should I contact if I have questions about the proxy materials or voting?

A:

If you are a Pinnacle shareholder and have any questions about the proxy materials, if you need assistance submitting your proxy or voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Bryan Lemley, Pinnacle’s Chief Financial Officer and Secretary, at 622 Broad Street, Altavista, Virginia 24517, or by calling (434) 369-3000.

If you are a Virginia Bank shareholder and have any questions about the proxy materials, if you need assistance submitting your proxy or voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Virginia Bank’s President and Chief Executive Officer, Donald W. Merricks, or Virginia Bank’s corporate secretary at 336 Main Street, Danville, Virginia 24541, Attn: Jerry T. Hankins, Jr., or by calling (434) 793-6411. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., Virginia Bank’s proxy solicitor, by calling (800) 737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, Attention: Artie Regan.

If your shares are held in “street name” by a broker or nominee, you should call your broker or nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge shareholders to read carefully the entire joint proxy statement/prospectus, including the appendices and the other documents referenced by this joint proxy statement/prospectus for more information on the merger and the other matters to be considered at the shareholder meetings. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties

Pinnacle Bankshares Corporation (page [●])

Pinnacle Bankshares Corporation is a bank holding company headquartered in Altavista, Virginia and the parent to First National Bank, Altavista, Virginia, a commercial bank chartered under federal law as a national banking association. Pinnacle conducts all of its business activities through the branch offices of First National Bank, which offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit.

For a discussion of Pinnacle’s response to the COVID-19 pandemic, see the section entitled “Information about the Effects of and Responses to COVID-19.”

Pinnacle’s administrative offices are located at 622 Broad Street, Altavista, Virginia. Pinnacle’s common stock is quoted on the OTC Markets Group’s OTCQX marketplace under the symbol “PPBN.”

Virginia Bank Bankshares, Inc. (page [●])

Virginia Bank Bankshares, Inc. is a bank holding company headquartered in Danville, Virginia and the parent to Virginia Bank and Trust Company, a commercial bank chartered under the laws of the Commonwealth of Virginia. Virginia Bank conducts all of its business activities through the branch offices of Virginia Bank and Trust, which offers a broad range of commercial and retail banking products including checking, savings and time deposits, individual retirement accounts, commercial cash management accounts, credit cards, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, commercial lines of credit and letters of credit.

For a discussion of Virginia Bank’s response to the COVID-19 pandemic, see the section entitled “Information about the Effects of and Responses to COVID-19.”

Virginia Bank’s administrative offices are located at 336 Main Street, Danville, Virginia 24541. Virginia Bank’s common stock is quoted on the OTC Markets Group’s Pink marketplace under the symbol “VABB.”

The Merger (page [●])

The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated in this joint proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety, as it, along with its ancillary documents, is the legal document that governs the merger.

In the merger, Virginia Bank will merge with and into Pinnacle, with Pinnacle being the surviving company in the merger, pursuant to the terms and conditions of the merger agreement. Under the terms of the merger agreement, each share of Virginia Bank common stock will be converted into the right to receive the merger consideration described below. Pinnacle and Virginia Bank expect to complete the merger during the fourth quarter of 2020.

After the effective time of the merger, the parties expect that Virginia Bank and Trust, a Virginia chartered bank and the wholly-owned banking subsidiary of Virginia Bank, for no additional consideration and pursuant to the bank merger agreement, which is attached as an exhibit to the merger agreement, will merge with and into First National Bank, a national bank and the wholly-owned banking subsidiary of Pinnacle. First National Bank will be the surviving bank in the bank merger. Pinnacle and Virginia Bank expect to complete the bank merger during the fourth quarter of 2020, and as soon as practicable after the merger.

Merger Consideration (page [●])

If the merger is completed, at the effective time each share of Virginia Bank common stock will be converted into the right to receive, at the election of the holder and subject to proration and allocation, either:

•	$16.00 per share in cash (the “cash consideration”); or

•	0.54 shares of Pinnacle common stock (the “stock consideration”).

The cash consideration and the stock consideration are sometimes together referred to in this joint proxy statement/prospectus as the “merger consideration.”

If you are a Virginia Bank shareholder, you have the opportunity to elect the form of merger consideration to be received for all shares of Virginia Bank common stock held by you, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. These allocation procedures are intended to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive shares of Pinnacle common stock, and the remaining 40% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the cash consideration (subject to limited exceptions for dissenting shares). If you are a Virginia Bank shareholder, the form of the merger consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the elections made by other Virginia Bank shareholders, and may be different from what you elect.

Pinnacle’s shareholders will continue to own their existing shares of Pinnacle common stock. Each share of Pinnacle common stock will continue to represent one share of common stock of Pinnacle following the merger.

Based on the number of shares of Virginia Bank common stock outstanding as of the date of this joint proxy statement/prospectus, Pinnacle expects to issue 594,692 shares of common stock in the aggregate upon completion of the merger, with current Pinnacle shareholders owning approximately 72.5% of Pinnacle’s outstanding common stock and former shareholders of Virginia Bank owning approximately 27.5% of Pinnacle’s outstanding common stock immediately following the merger.

The stock consideration and the cash consideration are fixed and will not be adjusted to reflect any price fluctuations prior to completion of the merger. As a result, at the time of the shareholder meetings Pinnacle shareholders and Virginia Bank shareholders will not know the exact market value of the stock consideration to be paid when the merger is completed. The following table sets forth the market prices per share of Pinnacle common stock and Virginia Bank common stock, the implied value of the aggregate merger consideration, and the implied value per share of Virginia Bank common stock, each as of the following dates: (i) January 21, 2020, the last trading day before the public announcement of the merger; (ii) June 9, 2020, the last trading day before the public announcement of the amendment to the merger agreement, which updated the merger consideration to the terms described above; and (iii) [●], the last practicable date before the date of this joint proxy statement/prospectus.

	Pinnacle Common Stock		Virginia Bank Common Stock		Implied Value of Aggregate Merger Consideration (1)			Implied Value Per Share of Virginia Bank Common Stock (2)
January 21, 2020		$31.45		$14.25		$29,014,160	(3)		$15.81
June 9, 2020		$20.00		$11.50		$23,640,828	(4)		$12.88
[●], 2020	$	[●]	$	[●]	$	[●] (4)		$	[●]

(1)	The implied value of aggregate merger consideration is equal to the sum of the cash consideration and the stock consideration calculated as described in footnotes (3) and (4) below.
(2)

The implied value per share of Virginia Bank common stock is equal to the implied value of the aggregate merger consideration as presented in the table above, divided by an assumed 1,835,468 shares of Virginia Bank common stock outstanding. The value of the stock consideration or the cash consideration that will be paid with respect to a share of Virginia Bank common stock will likely differ from the implied value per share of Virginia Bank common stock and will depend on the allocation and proration procedures described in the merger agreement.

(3)

Calculated based on the terms of the merger agreement as of January 21, 2020, which provided for the payment of (a) with respect to 30% of the outstanding shares of Virginia Bank common stock, cash consideration per share of $16.00, and (b) with respect to 70% of the outstanding shares of Virginia Bank common stock, stock consideration per share equal to 0.50 shares of Pinnacle common stock.

(4)

Calculated based on the terms of the merger agreement as amended on June 9, 2020, which provides for the payment of (x) with respect to 40% of the outstanding shares of Virginia Bank common stock, cash consideration per share of $16.00, and (y) with respect to 60% of the outstanding shares of Virginia Bank common stock, stock consideration per share equal to 0.54 shares of Pinnacle common stock.

We urge you to obtain current market quotations for Pinnacle common stock (trading symbol “PPBN”) and for Virginia Bank’s common stock (trading symbol “VABB”), each of which is quoted by the OTC Markets Group. The market prices set forth in the table above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Election of Cash Consideration or Stock Consideration by Virginia Bank Shareholders (page [●])

If you are a Virginia Bank shareholder, an election form is being sent to you in a separate mailing so that you can indicate whether your preference is to receive the cash consideration, the stock consideration or a combination (a mixed election), as merger consideration in exchange for your shares of Virginia Bank common stock, or whether you have no preference. For purposes of the election, allocation and proration procedures in connection with the merger, shares of Virginia Bank common stock are referred to herein as stock election shares, cash election shares and no election shares. In order to make an effective election, you must send in your properly completed election form to Computershare, the exchange agent for the merger, so that it is received by the exchange agent no later than [●], Eastern Time, on [●], 2020.

All elections by Virginia Bank shareholders are subject to the allocation and proration procedures set forth in the merger agreement. These procedures are intended to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration, and the remaining 40% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the cash consideration (subject to limited exceptions for dissenting shares).

It is unlikely that elections will be made by Virginia Bank shareholders in the exact allocation proportions described above. As a result, the merger agreement provides procedures to be followed if Virginia Bank shareholders in the aggregate elect to receive stock consideration for more than or less than 60% of the outstanding shares of Virginia Bank common stock. These procedures would result in the following pro rata allocations:

•

If stock consideration is oversubscribed. If the total number of stock election shares is more than 60% of the outstanding shares of Virginia Bank common stock, then each cash election share and each no election share will be converted into the right to receive the cash consideration, and the exchange agent will select on a pro rata basis a sufficient number of stock election shares that will be converted into the right to receive the cash consideration, to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration.

•

If stock consideration is undersubscribed. If the total number of stock election shares is less than 60% of the outstanding shares of Virginia Bank common stock, then each stock election share will be converted into the right to receive the stock consideration, and a sufficient number of other shares will be converted into the right to receive the stock consideration, first from the no election shares on a pro rata basis, then from the cash election shares on a pro rata basis, to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration.

If you have a preference as to whether you receive the stock consideration or the cash consideration for your shares of Virginia Bank common stock, you should complete and return an election form, because shares as to which an election has been made will receive priority in allocating the merger consideration over no election shares. No guarantee can be made that you will receive the stock consideration or the cash consideration that you elect.

The above-described allocation will be made by the exchange agent within seven business days after completion of the merger.

Recommendations of the Pinnacle Board of Directors (page [●])

After careful consideration, the Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle articles amendment proposal, “FOR” election of each nominee named in the Pinnacle directors proposal, and “FOR” the Pinnacle adjournment proposal.

For a description of Pinnacle’s reasons for the merger and the recommendation of the Pinnacle board of directors regarding the merger, see the section entitled “The Merger—Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors.”

Recommendations of the Virginia Bank Board of Directors (page [●])

After careful consideration, the Virginia Bank board of directors unanimously recommends that Virginia Bank shareholders vote “FOR” the Virginia Bank merger proposal and “FOR” the Virginia Bank adjournment proposal.

For a description of Virginia Bank’s reasons for the merger and the recommendation of the Virginia Bank board of directors, see the section entitled “The Merger—Virginia Bank’s Reasons for the Merger; Recommendations of Virginia Bank’s Board of Directors.”

Opinion of Pinnacle’s Financial Advisor (page [●] and Appendix D)

On June 9, 2020, the Pinnacle board of directors received an oral opinion, which was confirmed in writing by delivery of a written opinion of the same date, from Performance Trust Capital Partners, LLC (“Performance Trust”), Pinnacle’s financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to Pinnacle’s shareholders. The full text of Performance Trust’s written opinion is attached as Appendix D to this joint proxy statement/prospectus. Pinnacle shareholders should read the entire opinion carefully for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The references to Performance Trust’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion.

Performance Trust’s opinion speaks only as of the date of the opinion. The opinion was directed to Pinnacle’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Pinnacle as to how any such shareholder should act or vote at any meeting of shareholders called to consider and vote upon the approval of the merger or in connection with any related matter. Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to Pinnacle’s shareholders and does not address the underlying business decision of Pinnacle to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Pinnacle or the effect of any other transaction in which Pinnacle might engage. Performance Trust will not be deemed to have any fiduciary duty to Pinnacle’s board of directors, Pinnacle or any security holder or creditor of Pinnacle or any other person, regardless of any prior or ongoing advice or relationships.

Opinion of Virginia Bank’s Financial Advisor (page [●] and Appendix E)

On June 9, 2020, the Virginia Bank board of directors received an oral opinion, which was confirmed in writing by delivery of a written opinion of the same date, from Janney Montgomery Scott LLC (“Janney”), Virginia Bank’s financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Virginia Bank common stock. The full text of Janney’s written opinion is attached as Appendix E to this joint proxy statement/prospectus. Virginia Bank shareholders should read the entire opinion carefully for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney in rendering its opinion.

Janney’s opinion speaks only as of the date of the opinion. The opinion was directed to Virginia Bank’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Virginia Bank as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger. Janney’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to holders of Virginia Bank common stock and does not address the underlying business decision of Virginia Bank to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Virginia Bank or the effect of any other transaction in which Virginia Bank might engage.

The Pinnacle Annual Meeting (page [●])

Pinnacle will hold the Pinnacle annual meeting on [●], [month] [day], 2020, at [●], Eastern Time, at [●]. At the Pinnacle annual meeting, Pinnacle shareholders will be asked to vote on:

•	the Pinnacle merger proposal;

•	the Pinnacle articles amendment proposal;

•	the Pinnacle directors proposal; and

•	the Pinnacle adjournment proposal.

Holders of Pinnacle common stock as of the close of business on [●], 2020, are entitled to notice of and to vote at the Pinnacle annual meeting. As of the record date, there were [●] shares of Pinnacle common stock outstanding and entitled to vote held by approximately [●] holders of record. Each Pinnacle shareholder can cast one vote for each share of Pinnacle common stock owned on the record date.

Each of Pinnacle’s directors has entered into an affiliate agreement in his or her capacity as a shareholder of Pinnacle and has agreed to vote all shares of Pinnacle common stock over which he or she has sole power of voting and disposition in favor of the merger and certain related matters and against alternative transactions. As of the record date, directors of Pinnacle and their affiliates beneficially owned and are entitled to vote [●] shares of Pinnacle common stock, or approximately [●]% of the total voting power of the shares of Pinnacle common stock outstanding on that date. As of the record date, [●] shares of Pinnacle common stock, or approximately [●]% of the total voting power of the shares of Pinnacle common stock outstanding on that date, were subject to affiliate agreements.

Required Votes at the Pinnacle Annual Meeting (page [●])

Approval of the Pinnacle merger proposal requires the affirmative vote of a majority of the outstanding shares of Pinnacle common stock entitled to vote on the proposal.

Approval of the Pinnacle articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of Pinnacle common stock entitled to vote on the proposal.

With respect to the Pinnacle directors proposal, if a quorum is present at the Pinnacle annual meeting, the four director nominees receiving the greatest number of affirmative votes cast at the Pinnacle annual meeting will be elected as Class II directors of Pinnacle.

Approval of the Pinnacle adjournment proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock voted on the proposal, whether or not a quorum is present.

Effect of abstentions, broker non-votes and votes withheld. Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the Pinnacle merger proposal and the Pinnacle articles amendment proposal, and will have no effect on the Pinnacle adjournment proposal. Failures to vote, votes withheld and broker non-votes will have no effect on the Pinnacle directors proposal (assuming a quorum is present).

The Virginia Bank Special Meeting (page [●])

Virginia Bank will hold the Virginia Bank special meeting on [●], [month] [day], 2020, at [●], Eastern Time, at [●]. At the Virginia Bank special meeting, Virginia Bank shareholders will be asked to vote on:

•	the Virginia Bank merger proposal; and

•	the Virginia Bank adjournment proposal.

Holders of Virginia Bank common stock as of the close of business on [●], 2020, are entitled to notice of and to vote at the Virginia Bank special meeting. As of the record date, there were [●] shares of Virginia Bank common stock outstanding and entitled to vote held by approximately [●] holders of record. Each Virginia Bank shareholder can cast one vote for each share of Virginia Bank common stock owned on the record date.

Each of Virginia Bank’s directors has entered into an affiliate agreement in his or her capacity as a shareholder of Virginia Bank and has agreed to vote all shares of Virginia Bank common stock over which he or she has sole power of voting and disposition in favor of the merger and certain related matters and against alternative transactions. As of the record date, directors of Virginia Bank and their affiliates beneficially owned and are entitled to vote [●] shares of Virginia Bank common stock, or approximately [●]% of the total voting power of the shares of Virginia Bank common stock outstanding on that date. As of the record date, [●] shares of Virginia Bank common stock, or approximately [●]% of the total voting power of the shares of Virginia Bank common stock outstanding on that date, were subject to affiliate agreements.

Required Votes at the Virginia Bank Special Meeting (page [●])

Approval of the Virginia Bank merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Virginia Bank common stock entitled to vote on the proposal.

Approval of the Virginia Bank adjournment proposal requires the affirmative vote of a majority of the shares of Virginia Bank common stock voted on the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes. Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the Virginia Bank merger proposal, and will have no effect on the Virginia Bank adjournment proposal.

Interests of Virginia Bank Directors and Executive Officers in the Merger (page [●])

In considering the recommendations of the Virginia Bank board of directors, Virginia Bank shareholders should be aware that Virginia Bank’s directors and executive officers have interests in the merger that may be different from or in addition to the interests of Virginia Bank shareholders generally. The Virginia Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Virginia Bank shareholders that they vote to approve the Virginia Bank merger proposal.

These interests are described in more detail in the section entitled “The Merger—Interests of Virginia Bank Directors and Executive Officers.”

Management and Board of Directors of Pinnacle after the Merger (page [●])

Pursuant to the merger agreement, at the effective time of the merger, five directors of Virginia Bank will join the board of directors of Pinnacle and will be nominated for election to the Pinnacle board of directors at the first annual meeting of Pinnacle’s shareholders after the effective time of the merger. The same five directors of Virginia Bank will join the board of directors of First National Bank at the effective time of the bank merger and will be nominated for election to the First National Bank board of directors at the first annual meeting of First National Bank’s shareholder after the effective time of the bank merger. In addition, following the merger Donald W. Merricks, the current President and Chief Executive Officer of Virginia Bank, will serve as Vice Chairman of the Pinnacle board of directors and, following the bank merger, Mr. Merricks will serve as Vice Chairman of the First National Bank board of directors.

The executive officers of Pinnacle immediately prior to the merger will continue serving in their current positions as executive officers of Pinnacle after the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page [●])

The merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, holders of Virginia Bank common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Virginia Bank common stock solely for Pinnacle common stock in the merger. A holder of Virginia Bank common stock who receives a combination of cash and Pinnacle common stock will generally not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Pinnacle common stock received pursuant to the merger over that shareholder’s adjusted tax basis in the shares of Virginia Bank common stock surrendered by that shareholder, or (2) the amount of cash received by that shareholder in exchange for their shares of Virginia Bank common stock pursuant to the merger. A holder of Virginia Bank common stock who receives solely cash pursuant to the merger or who receives solely cash pursuant to a valid election of such holder’s appraisal rights will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that shareholder’s adjusted basis in the shares of Virginia Bank common stock exchanged therefor.

The U.S. federal income tax consequences described above may not apply to all holders of Virginia Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Virginia Bank’s Shareholders Have Appraisal Rights in the Merger (page [●])

Shareholders of Virginia Bank have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of their shares of Virginia Bank common stock following consummation of the merger, instead of accepting the merger consideration. These appraisal rights are governed by Virginia law. A copy of the applicable provisions of the Virginia Stock Corporation Act (the “Virginia SCA”) is included in this joint proxy statement/prospectus as Appendix H.

Any Virginia Bank shareholder who wishes to exercise and perfect appraisal rights must strictly comply with the procedures set forth in the applicable provisions of the Virginia SCA. A description of these procedures is included in the section entitled “The Merger—Dissenters’ Appraisal Rights.”

Pinnacle shareholders do not have the right to dissent and assert appraisal rights with respect to the merger.

Accounting Treatment (page [●])

The merger will be accounted for under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (or “GAAP”).

Regulatory Approvals (page [●])

The completion of the merger and the bank merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (the “OCC”), and the Virginia State Corporation Commission (the “Virginia SCC”). Pinnacle and Virginia Bank have filed all necessary applications and notifications to obtain the required regulatory approvals and consents. As of the date of this joint proxy statement/prospectus, we have received regulatory approval from the Federal Reserve. Although neither Pinnacle nor Virginia Bank knows of any reason why the parties cannot obtain the remaining regulatory approvals required to consummate the merger and the bank merger in a timely manner, Pinnacle and Virginia Bank cannot be certain of when or if such approvals will be obtained.

Pinnacle is not obligated to complete the merger if a regulatory approval required for completion of the merger or bank merger has resulted in or would reasonably be expected to result in the imposition of a “burdensome condition.” For more information about what would constitute a burdensome condition under the merger agreement, see the section entitled “The Merger—Regulatory Approvals Required for the Merger and the Bank Merger.”

Conditions to Complete the Merger (page [●])

Pinnacle’s and Virginia Bank’s respective obligations to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	approval of the Pinnacle merger proposal and the Pinnacle articles amendment proposal by Pinnacle shareholders and approval of the Virginia Bank merger proposal by Virginia Bank shareholders;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	effectiveness of Pinnacle’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits or makes illegal the completion of the merger;

•

the receipt by each of Pinnacle and Virginia Bank from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•	no material adverse effect with respect to the other party shall have occurred.

In addition, Pinnacle’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the aggregate number of shares of Virginia Bank common stock for which appraisal rights have been perfected under the Virginia SCA shall not represent 15% or more of the outstanding shares of Virginia Bank common stock; and

•

no regulatory approval required for completion of the merger or the bank merger shall have resulted or would reasonably be expected to result in the imposition of a “burdensome condition” (as defined in the merger agreement).

Where the merger agreement and/or applicable law permits, each of Pinnacle and Virginia Bank could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. Any determination whether to waive any condition to the merger or whether to amend this joint proxy statement/prospectus and resolicit shareholder approval as a result of any such waiver (for example, in the case of a waiver of a material condition such that disclosure previously provided would be materially misleading) will be made by Pinnacle or Virginia Bank, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time. No assurance can be given as to when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Agreement Not to Solicit Other Offers (page [●])

Each of Pinnacle and Virginia Bank has agreed that it will not, directly or indirectly:

•	initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any “acquisition proposal” (as defined in the merger agreement);

•	furnish or cause to be furnished any confidential or nonpublic information or data relating to any acquisition proposal;

•	engage or participate in any negotiations or discussions concerning any acquisition proposal;

•	approve, agree to, accept, endorse or recommend any acquisition proposal; or

•

approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse, or recommend any acquisition agreement contemplating or otherwise relating to any acquisition proposal.

The merger agreement does not, however, prohibit Pinnacle or Virginia Bank from considering an unsolicited bona fide acquisition proposal from a third party if certain conditions specified in the merger agreement are met, notwithstanding the non-solicitation obligations described above.

For a full description of the non-solicitation obligations and circumstances in which Pinnacle or Virginia Bank may consider an unsolicited bona fide acquisition proposal, see the sections entitled “The Merger Agreement—Agreement Not to Solicit Other Officers” and “The Merger Agreement—Shareholder Meetings; Recommendations of Boards of Directors; Changes in Recommendation.”

Termination of the Merger Agreement (page [●])

The merger agreement may be terminated, and the merger abandoned, by Pinnacle and Virginia Bank at any time before the merger is completed if the boards of directors of both parties vote to do so. The merger agreement may be terminated by either party in the following circumstances:

•

the merger has not been consummated by March 31, 2021, provided that this right to terminate shall not be available to any party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the effective time to occur on or before that date;

•

any governmental authority denies a requisite regulatory approval and such denial is final, the relevant governmental authority has requested in writing that Pinnacle, Virginia Bank or any of their respective subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 120 days, any application with respect to a regulatory approval or any governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions, and the breach cannot be or is not cured within 30 days following written notice to the breaching party, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement (as applicable) contained in the merger agreement;

•	the Pinnacle shareholders do not approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal; or

•	the Virginia Bank shareholders do not approve the Virginia Bank merger proposal.

In addition, Pinnacle may terminate the merger agreement if:

•

the Virginia Bank board of directors fails to recommend that Virginia Bank shareholders approve the Virginia Bank merger proposal, effects a change in its recommendation, or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the Virginia Bank special meeting or making its recommendation to approve the Virginia Bank merger proposal;

•	the Pinnacle board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals;

•

if a governmental authority grants a regulatory approval but such requisite regulatory approval contains, results in or would reasonably be expected to result in the imposition of a burdensome condition; or

•

Virginia Bank or Virginia Bank and Trust enter into an agreement with respect to a merger, consolidation, acquisition, or similar transaction in with respect to all or substantially all of the assets of Virginia Bank or Virginia Bank and Trust, or an agreement to acquire 10% or more of the voting power of Virginia Bank common stock, or a tender offer or exchange offer for 10% or more of the outstanding shares of Virginia Bank common stock is commenced and the Virginia Bank board of directors recommends that shareholders tender their shares in such offer or fails to recommend that shareholders reject such offer.

In addition, Virginia Bank may terminate the merger agreement if:

•

the Pinnacle board of directors fails to recommend that Pinnacle shareholders approve the Pinnacle merger proposal and the Pinnacle articles amendment proposal, effects a change in its recommendation, or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the Pinnacle annual meeting or making its recommendation to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal; or

•	the Virginia Bank board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

Certain important exceptions or qualifications apply to the termination events described above. For a full description of the circumstances pursuant to which the merger agreement may be terminated, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expenses (page [●])

Under the merger agreement, Virginia Bank must pay Pinnacle a termination fee of $1.35 million if the merger agreement is terminated by either party under certain specified, limited circumstances, and Pinnacle must pay Virginia Bank a termination fee of $1.35 million if the merger agreement is terminated by either party under certain specified, more limited circumstances. For a full description of the termination and payment circumstances, see the section entitled “The Merger Agreement—Effect of Termination; Termination Fee.”

In general, whether or not the merger is completed, Pinnacle and Virginia Bank will each pay its respective expenses incurred in connection with the merger agreement and the merger. The parties will share the costs of printing this joint proxy statement/prospectus and all filing fees to the SEC and other governmental authorities.

Comparative Rights of Shareholders (page [●])

Upon completion of the merger, the rights of former Virginia Bank shareholders who continue as Pinnacle shareholders will be governed by the articles of incorporation and bylaws of Pinnacle, each as amended to that date. The rights associated with Virginia Bank common stock are different than the rights associated with Pinnacle common stock. For more information see the section entitled “Comparative Rights of Shareholders.”

Risk Factors (page [●])

Before voting at the Pinnacle annual meeting or the Virginia Bank special meeting, you should carefully consider all of the information contained in this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors.”

Subordinated Debt (page [●])

In connection with the merger, Pinnacle intends to issue approximately $7.0 million of subordinated debt, the proceeds of which may be used to pay a portion of the cash consideration in the merger and to support Pinnacle’s and First National Bank’s regulatory capital ratios following the merger and the bank merger. The issuance of subordinated debt is not required by the merger agreement or a condition to close the merger under the merger agreement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Pinnacle and Virginia Bank, as an acquisition by Pinnacle of Virginia Bank using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Virginia Bank will be recorded by Pinnacle at their respective fair values as of the date the merger is completed. Certain reclassifications have been made to the historical financial statements of Virginia Bank to conform to the presentation in Pinnacle’s financial statements.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2020. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the merger as if the transaction had occurred on January 1, 2019.

A final determination of the fair values of Virginia Bank’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Virginia Bank that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill (or to a bargain purchase gain) and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by Pinnacle upon consummation of the merger. This information also does not reflect transaction costs, the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or that may be attained in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Pinnacle and its subsidiaries, which are included elsewhere in this joint proxy statement/prospectus, and the historical consolidated financial statements and related notes thereto of Virginia Bank and its subsidiaries, which are also included elsewhere in this joint proxy statement/prospectus.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

Pinnacle Bankshares Corporation

As of June 30, 2020

(In thousands, except share data)

	As Reported
	Pinnacle Bankshares Corporation	Virginia Bank Bankshares, Inc.	Pro Forma Adjustments		Pinnacle Bankshares Corporation & Virginia Bank Bankshares, Inc. Pro Forma Combined
Assets
Cash and due from banks	$72,703	$27,420	$(4,847	)(a)	$95,276
Federal funds sold	—	60	—		60
Certificates of deposit	250	100	—		350
Securities held-to-maturity	1,000	—	—		1,000
Securities available-for-sale, at fair value	44,503	41,684	—		86,187
Restricted stock, at cost	609	427	—		1,036
Loans, net of fees	414,941	162,370	(2,075	)(b)	575,236
Less: allowance for loan losses	(3,494)	(1,201)	1,201	(c)	(3,494)

Loans, net of fees and allowance	411,447	161,169	(874)		571,742
Premises and equipment, net	17,281	2,365	1,644	(d)	21,290
Accrued interest receivable	1,450	809	—		2,259
Bank owned life insurance	10,447	—	—		10,447
Goodwill	539	—	—	(e)	539
Core deposit intangibles, net	—	—	2,338	(f)	2,338
Other real estate owned	—	166	(25	)(g)	141
Other assets	3,669	1,190	(1,247	)(h)	3,612

Total assets	$563,898	$235,390	$(3,011)		$796,277

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Demand	$135,122	$89,882	$—		$225,004
Savings and NOW accounts	282,449	90,342	—		372,791
Time deposits	94,411	26,893	303	(i)	121,607

Total deposits	$511,982	$207,117	$303		$719,402

Accrued interest payable	$192	$96			$288
Subordinated debt, net	—	—	6,900	(j)	6,900
Other liabilities	4,702	3,518	—		8,220

Total liabilities	$516,876	$210,731	$7,203		$734,810

Stockholders’ Equity
Common stock	4,570	9,177	(7,393	)(k)(l)	6,354
Capital surplus	1,541	2,605	7,505	(k)(l)	11,651
Retained earnings	43,083	14,083	(11,532	)(k)	45,634
Accumulated other comprehensive (loss), net	(2,172)	(1,206)	1,206	(k)	(2,172)

Total stockholders’ equity	$47,022	$24,659	$(10,214)		$61,467

Total liabilities and stockholders’ equity	$563,898	$235,390	$(3,011)		$796,277

See notes to the pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)

Pinnacle Bankshares Corporation

For the Six Months Ended June 30, 2020

(In thousands, except share and per share data)

	As Reported
	Pinnacle Bankshares Corporation	Virginia Bank Bankshares, Inc.	Pro Forma Adjustments		Pinnacle Bankshares Corporation and Virginia Bank Bankshares, Inc. Pro Forma Combined
Interest income:
Interest and fees on loans	$9,056	$3,780	$219	(m)	$13,055
Interest on taxable securities	366	287	—		653
Interest on tax exempt securities	99	—	—		99
Interest on federal funds sold	1	2	—		3
Other	105	128	—		233

Total interest income	$9,627	$4,197	$219		$14,043

Interest expense:
Interest on deposits	$1,323	$207	$(39	)(n)	$1,491
Interest on subordinated debt	—	—	207	(o)	207
Interest on federal funds purchased	—	—	—		—

Total interest expense	$1,323	$207	$168		$1,698

Net Interest Income	8,304	3,990	51		12,345
Provision for loan losses	226	361	—		587

Net interest income after provision for loan losses	$8,078	$3,629	$51		$11,758

Noninterest income :
Service charges on deposit accounts	$936	$282	$—		$1,218
Commissions and fees	308	339	—		647
Mortgage loan fees	354	—	—		354
Service charges on loan accounts	315	—	—		315
Other operating income	626	62	—		688

Total noninterest income	$2,539	$683	$—		$3,222

Noninterest expense:
Salaries and employee benefits	$4,576	$1,828	$—		$6,404
Occupancy exepnse	550	187	15	(p)	752
Furniture and equipment expense	585	130	—		715
Office supplies and printing	101	87	—		188
Federal deposit insurance premiums	112	20	—		132
Capital stock tax	148	96	—		244
Advertising expense	109	18	—		127
Loss on sale of other real estate owned, net	—	86	—		86
Core deposit amortization	—	—	192	(q)	192
Other operating expense	3,060	1,055	—		4,115

Noninterest expense	$9,241	$3,507	$207		$12,955

Income before income tax expense	$1,376	$805	$(156)		$2,025
Provision for income taxes	261	120	(33	)(r)	348

Net income	$1,115	$685	$(123)		$1,677

Earnings per share, basic	$0.72	$0.37	$—		$0.78

Earnings per share, diluted	$0.71	$0.37	$—		$0.78

Average common shares outstanding
Basic	1,556,923	1,835,468	(1,240,776	)(s)	2,151,615
Diluted	1,561,101	1,835,468	(1,240,776	)(s)	2,155,793

See notes to the pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)

Pinnacle Bankshares Corporation

For the Year Ended December 31, 2019

(In thousands, except share and per share data)

	As Reported
	Pinnacle Bankshares Corporation	Virginia Bank Bankshares	Pro Forma Adjustments		Pinnacle Bankshares Corporation and Virginia Bank Bankshares, Inc. Pro Forma Combined
Interest income:
Interest and fees on loans	$18,730	$7,742	$586	(m)	$27,058
Interest on taxable securities	901	676	—		1,577
Interest on tax exempt securities	227	—	—		227
Interest on federal funds sold	2	25	—		27
Other	379	415	—		794

Total interest income	$20,239	$8,858	$586		$29,683

Interest expense:
Interest on deposits	$2,558	$401	$(151	)(n)	$2,808
Interest on subordinated debt	—	—	413	(o)	413
Interest on federal funds purchased	5	—	—		5

Total interest expense	$2,563	$401	$262		$3,226

Net Interest Income	17,676	8,457	324		26,457
Provision for loan losses	163	303	—		466

Net interest income after provision for loan losses	$17,513	$8,154	$324		$25,991

Noninterest income :
Service charges on deposit accounts	$1,941	$1,361	$—		$3,302
Commissions and fees	535	65	—		600
Mortgage loan fees	725	—	—		725
Service charges on loan accounts	426	—			426
Other operating income	996	91	—		1,087

Total noninterest income	$4,623	$1,517	$—		$6,140

Noninterest expense:
Salaries and employee benefits	$9,211	$3,896	$—		$13,107
Occupancy exepnse	982	382	—		1,364
Furniture and equipment expense	1,079	260	30	(p)	1,369
Office supplies and printing	205	118	—		323
Federal deposit insurance premiums	131	26	—		157
Capital stock tax	239	163	—		402
Advertising expense	198	81	—		279
Loss on sale of other real estate owned, net	—	313	—		313
Core deposit amortization	—	—	425	(q)	425
Other operating expense	4,727	2,067	—		6,794

Noninterest expense	$16,772	$7,306	$455		$24,533

Income before income tax expense	$5,364	$2,365	$(131)		$7,598
Provision for income taxes	968	500	(28	)(r)	1,440

Net income	$4,396	$1,865	$(104)		$6,157

Earnings per share, basic	$2.84	$1.02			$2.87

Earnings per share, diluted	$2.82	$1.02			$2.86

Average common shares outstanding
Basic	1,549,129	1,835,468	(1,240,776	)(s)	2,143,821
Diluted	1,559,891	1,835,468	(1,240,776	)(s)	2,154,583

See notes to the pro forma condensed combined financial information.

NOTE A – BASIS OF PRESENTATION

On January 21, 2020, Pinnacle entered into the merger agreement with Virginia Bank. The agreement was amended on June 9, 2020. The merger agreement provides that at the effective date of the merger, Virginia Bank shareholders will have the opportunity to elect to receive the merger consideration in cash or shares of Pinnacle common stock, or a combination of cash and shares of Pinnacle stock, subject to the allocation and proration procedures set forth in the merger agreement. In the merger, each share of Virginia Bank common stock will be converted into the right to receive, at the election of the holder and subject to allocation and proration, either $16.00 per share in cash (the “cash consideration”) or 0.54 shares of Pinnacle common stock, par value $3.00 per share. The allocation and proration procedures are intended to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive stock consideration, and the remaining 40% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the cash consideration (subject to limited exceptions for dissenting shares).

The unaudited pro forma condensed combined financial information of Pinnacle’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Virginia Bank was consummated on January 1, 2019 for purposes of unaudited pro forma condensed combined statements of income and on June 30, 2020 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill. Alternatively, if the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed exceeds the purchase price, the difference will be recorded as a bargain purchase gain.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Virginia Bank at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Virginia Bank’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the merger.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the merger, Pinnacle will engage an independent third party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in pro forma financial information presented.

(a) Estimated cash portion of the transaction.

(b) Estimated fair value adjustment to Virginia Bank’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and spreads including consideration for liquidity concerns and (2) Pinnacle’s initial evaluation of credit deterioration identified in Virginia Bank’s loan portfolio. Loans were adjusted for credit deterioration of the acquired portfolio in the amount of $2.1 million, which represented a mark of approximately 1.27% on Virginia Bank’s outstanding loan portfolio. Of the $2.1 million credit mark, approximately 70% or $1.5 million is estimated to be an accretable adjustment. Loans were also adjusted to reflect differences in interest rates in the amount of $9 thousand. Subsequent to the completion of the merger, Pinnacle will use an independent third party to determine the fair value of the acquired loans that could significantly change the amount of the estimated fair value adjustment.

(c) The allowance for loan losses of Virginia Bank is eliminated. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

(d) Estimated fair value adjustment of $1.6 million on Virginia Bank’s premises and equipment. A fair value adjustment was not made to Virginia’s operating leases as the amount is expected to be immaterial.

(e) Negative goodwill was generated as a result of the estimated fair value of net assets acquired exceeding the merger consideration, based on the preliminary purchase price allocation, which is reflected as a pro forma adjustment to retained earnings. (See Note C).

(f) Pinnacle’s estimate of the fair value of the core deposit intangible asset of $2.3 million. The core deposit intangible asset will be amortized over 120 months using sum-of-years digits method. This estimate represents a 1.30% premium on Virginia Bank’s core deposits based on current market data for similar transactions.

(g) Estimated fair value adjustment to other real estate owned by Virginia Bank of $25 thousand.

(h) Adjustment for deferred federal income taxes associated with the adjustments to record the assets and liabilities of Virginia Bank at fair value based on Pinnacle’s federal statutory rate of 21%.

(i) Estimated fair value adjustment on Virginia Bank’s time deposits at current market rates and spreads.

(j) Pinnacle intends to issue subordinated debt in connection with the transaction of $7.0 million. Debt issuance costs are estimated to be $100 thousand.

(k) Elimination of Virginia Bank’s stockholders’ equity representing conversion of all of Virginia Bank’s common stock into the merger consideration.

(l) Represents recognition of the equity portion of the merger consideration. The adjustment to common stock and surplus represents the payment of stock consideration with respect to 60% of the outstanding shares of Virginia Bank common stock. The adjustment to retained earnings reflects the bargain purchase gain of $2.6 million based on the preliminary purchase price allocation. (See Note C).

(m) Represents the estimated net discount accretion on acquired loans (see Note D). Discount assumed to be accreted over four years using sum-of-years digits method.

(n) Represents amortization of premium on time deposits assumed as part of the merger (see Note D). Premium will be amortized over the life of the underlying time deposits.

(o) Represents interest on subordinated debt that Pinnacle plans to issue in connection with the transaction and amortization of debt issuance costs.

(p) Represents depreciation expense of fair value adjustment for Virginia Bank’s premises using straight-line method and estimated life of 39 years.

(q) Represents amortization of core deposit premium using an estimated life of ten years and sum-of-years digits to calculate annual amortization.

(r) Income tax expense calculated using a federal corporate income tax rate of 21% of pre-tax income.

(s) Weighted average basic and diluted shares outstanding were adjusted to effect the merger of Virginia Bank into Pinnacle.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Virginia Bank’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill (bargain purchase gain) generated from the transaction (unaudited, dollars in thousands):

Purchase price:
Fair value of Pinnacle common shares issued (594,692 shares), based on the closing price of Pinnacle’s common stock on August 7, 2020 at $20.00 per share		$11,894
Cash paid		11,747

Total consideration transferred		$23,641
Fair value of identifiable assets acquired:
Cash and cash equivalents	$27,580
Investment securities	41,684
Restricted stock	427
Loans, net	160,295
Premises and equipment	4,009
Core deposit intangible	2,338
Accrued interest receivable	809
Other real estate owned	141
Other assets	(57)

Total identifiable assets	$237,226

Fair value of identifiable liabilities assumed:
Deposits	$207,420
Accrued interest payable	96
Other liabilities	3,518

Total identifiable liabilities	$211,034

Net assets acquired including identifiable intangible assets		26,192

Preliminary pro forma bargain purchase gain		$(2,551)

The following table depicts the sensitivity of the purchase price and resulting goodwill (bargain purchase option) to changes in the price of Pinnacle’s common stock at a price of $20.00 as of August 7, 2020. The financial markets generally are experiencing higher than normal volatility and, therefore, the pro forma adjustments to goodwill (bargain purchase gain) may vary significantly due to such volatility. See the risks identified in the section entitled “Risk Factors” for more information about factors that may impact the price per share of Pinnacle common stock.

Share Price Sensitivity (unaudited, dollars in thousands)

	Purchase Price	Estimated Goodwill (Bargain Purchase Gain)
Up 20%	$26,020	$(173)
Up 10%	$24,830	$(1,362)
As presented in proforma	$23,641	$(2,551)
Down 10%	$22,451	$(3,741)
Down 20%	$21,262	$(4,930)

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of Pinnacle after the merger with Virginia Bank:

	Discount Accretion (Premium Amortization)
	For the Years Ended December 31,
	2019	2020	2021	2022	2023
(Unaudited, in thousands)
Loans, net of unearned income	$586	$437	$293	$147	$—
Interest expense deposits	151	77	49	21	5
Interest expense subordinated debt	(413)	(413)	(413)	(413)	(413)
Core deposit intangible	(425)	(383)	(340)	(298)	(255)
Premises and equipment, net	(30)	(30)	(30)	(30)	(30)
Increase (decrease) in pre-tax income	(131)	(312)	(441)	(573)	(693)

The actual effect of purchase accounting adjustments on the future pre-tax income of Pinnacle will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

NOTE E – ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

Estimated cost savings, expected to approximate 35% of Virginia Bank’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 60% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $3.8 million, after tax.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) Pinnacle on a historical basis, (b) Virginia Bank on a historical basis, (c) Pinnacle and Virginia Bank on a pro forma combined basis and (d) Virginia Bank on a pro forma equivalent basis.

The following pro forma information has been derived from and should be read in conjunction with Pinnacle’s and Virginia Bank’s respective audited consolidated financial statements as of and for the year ended December 31, 2019, and Pinnacle’s and Virginia Bank’s respective unaudited consolidated financial statements as of and for the six months ended June 30, 2020, which are included in Appendix F and Appendix G hereto, respectively. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger-related costs that are reflected in the unaudited pro forma combined condensed balance sheet included elsewhere herein), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Pinnacle	Virginia Bank	Pro Forma		Pro Forma
	Historical	Historical	Combined		Per Equivalent Virginia Bank Share (1)
Basic earnings per share
For the year ended December 31, 2019	$2.84	$1.02	$2.87	(2)	$1.55
For the six months ended June 30, 2020	$.72	$.37	$.78	(2)	$.42
Diluted earnings per share
For the year ended December 31, 2019	$2.82	$1.02	$2.86	(2)	$1.54
For the six months ended June 30, 2020	$.71	$.37	$.78	(2)	$.42
Cash dividends per share
For the year ended December 31, 2019	$.545	$.82	$.545	(3)	$.29
For the six months ended June 30, 2020	$.28	$.32	$.28	(3)	$.15
Book value per share
As of December 31, 2019	$29.29	$13.08	$27.61	(4)	$14.93
For the six months ended June 30, 2020	$30.17	$13.43	$28.54	(4)	$15.41

(1)	Calculated based on pro forma multiplied by the stock consideration exchange ratio of 0.54.
(2)	Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(3)	Pro forma dividends per share represent Pinnacle’s historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

COMPARATIVE MARKET PRICES OF COMMON STOCK

Pinnacle common stock is quoted on the OTC Markets Group’s OTCQX marketplace under the symbol “PPBN.” As of [●], 2020, there were [●] shares of Pinnacle common stock outstanding held by approximately [●] holders of record.

Virginia Bank common stock is quoted on the OTC Markets Group’s Pink marketplace under the symbol “VABB.” As of [●], 2020, there were [●] shares of Virginia Bank common stock outstanding held by approximately [●] holders of record. After completion of the merger there will be no further trading in Virginia Bank common stock.

The stock consideration and the cash consideration are fixed and will not be adjusted to reflect any price fluctuations prior to completion of the merger. As a result, at the time of the shareholder meetings Pinnacle shareholders and Virginia Bank shareholders will not know the exact market value of the stock consideration to be paid when the merger is completed. The following table sets forth the market prices per share of Pinnacle common stock and Virginia Bank common stock, the implied value of the aggregate merger consideration, and the implied value per share of Virginia Bank common stock, each as of the following dates: (i) January 21, 2020, the last trading day before the public announcement of the merger; (ii) June 9, 2020, the last trading day before the public announcement of the amendment to the merger agreement, which updated the merger consideration to the terms described in the footnotes below; and (iii) [●], the last practicable date before the date of this joint proxy statement/prospectus.

	Pinnacle Common Stock		Virginia Bank Common Stock		Implied Value of Aggregate Merger Consideration (1)			Implied Value Per Share of Virginia Bank Common Stock (2)
January 21, 2020		$31.45		$14.25		$29,014,160	(3)		$15.81
June 9, 2020		$20.00		$11.50		$23,640,828	(4)		$12.88
[●], 2020	$	[●]	$	[●]	$	[●]	(4)	$	[●]

(1)	The implied value of aggregate merger consideration is equal to the sum of the cash consideration and the stock consideration calculated as described in footnotes (3) and (4) below.
(2)

The implied value per share of Virginia Bank common stock is equal to the implied value of the aggregate merger consideration as presented in the table above, divided by an assumed 1,835,468 shares of Virginia Bank common stock outstanding. The value of the stock consideration or the cash consideration that will be paid with respect to a share of Virginia Bank common stock will likely differ from the implied value per share of Virginia Bank common stock and will depend on the allocation and proration procedures described in the merger agreement.

(3)

Calculated based on the terms of the merger agreement as of January 21, 2020, which provided for the payment of (a) with respect to 30% of the outstanding shares of Virginia Bank common stock, cash consideration per share of $16.00, and (b) with respect to 70% of the outstanding shares of Virginia Bank common stock, stock consideration per share equal to 0.50 shares of Pinnacle common stock.

(4)

Calculated based on the terms of the merger agreement as amended on June 9, 2020, which provides for the payment of (x) with respect to 40% of the outstanding shares of Virginia Bank common stock, cash consideration per share of $16.00, and (y) with respect to 60% of the outstanding shares of Virginia Bank common stock, stock consideration per share equal to 0.54 shares of Pinnacle common stock.

The market prices in the table above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The market value for Pinnacle common stock will fluctuate between the time the signing of the merger agreement was announced, the date of this joint proxy statement/prospectus, the date of the shareholder meetings and the completion of the merger. Because the stock consideration exchange ratio is fixed, however, the number of shares that Virginia Bank shareholders receive with respect to each share of Virginia Bank common stock that is converted into the right to receive the stock consideration will not change.

You are advised to obtain current market quotations for Pinnacle common stock and Virginia Bank common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this joint proxy statement/prospectus may constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such statements also include statements as to the anticipated impact of the merger, including future financial and operating results, Pinnacle’s and Virginia Bank’s plans, objectives, expectations and intentions related to the merger and with respect to the combined company following the merger, the ability to successfully integrate the combined businesses, the amount of cost savings, overall operational efficiencies and enhanced revenues as well as other statements regarding the merger. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “anticipate,” “intend,” “will,” “would,” “should,” “may,” “view,” “opportunity,” “potential,” “possible” “target” or words of similar meaning or other statements concerning opinions or judgment of Pinnacle or Virginia Bank or their management about future events. Although each of Pinnacle and Virginia Bank believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of Pinnacle or Virginia Bank will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.

In addition to factors identified elsewhere in this filing (including the section entitled “Risk Factors”), the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in or implied by forward-looking statements or from historical performance:

•	the businesses of Pinnacle and Virginia Bank may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger and the bank merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger and the bank merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger and the bank merger;

•

the fairness opinions of Pinnacle’s and Virginia Bank’s financial advisors have not been, and are not expected to be, updated to reflect changes in circumstances between the date of the opinions and the shareholder meetings or the completion of the merger;

•	that management’s time and attention may be diverted to merger-related issues;

•	business uncertainties and contractual restrictions while the merger is pending;

•

the impact of the COVID-19 pandemic on Pinnacle, Virginia Bank and the U.S. and global financial markets and the responses of federal, state and local governments and private businesses in the United States to the pandemic;

•	the potential dilutive effect of shares of Pinnacle common stock to be issued in the merger;

•

Pinnacle’s or Virginia Bank’s ability to obtain regulatory, shareholder or other approvals or other conditions to closing on a timely basis or at all, the ability to close the merger on the expected timeframe, or at all;

•	that closing may be more difficult, time-consuming or costly than expected;

•	that the companies’ customers, employees, vendors and counterparties may have varied or negative reactions to the merger;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, inflation rates, deposit flows, loan demand and real estate values;

•	changes in consumer spending and saving habits that may occur as a result of the COVID-19 pandemic;

•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•	increased information security risk, including cyber security risk, which may lead to potential business disruptions or financial losses;

•	volatility in the securities markets generally or in the market price of Pinnacle common stock specifically; and

•	other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

We also refer you to the section of this joint proxy statement/prospectus entitled “Risk Factors.”

All of the forward-looking statements made in this joint proxy statement/prospectus are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Pinnacle, Virginia Bank or their respective businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this joint proxy statement/prospectus. Forward-looking statements speak only as of the date they are made and neither Pinnacle nor Virginia Bank undertakes any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [●], Pinnacle and Virginia Bank shareholders should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus.

Risks Related to the Merger

The form of merger consideration that Virginia Bank shareholders ultimately receive could be different from the form elected depending on the form of merger consideration elected by other Virginia Bank shareholders.

All Virginia Bank shareholders of record will be permitted to make an election as to the form of merger consideration they wish to receive with respect to their shares of Virginia Bank common stock. The exchange agent will, subject to limitations set forth in the merger agreement, allocate the merger consideration and may adjust the form of merger consideration that a Virginia Bank shareholder will receive in order to ensure that 60% of the outstanding shares of Virginia Bank common stock are converted into the right to receive the stock consideration. Consequently, if the stock consideration is oversubscribed or undersubscribed, Virginia Bank shareholders could receive a different form of merger consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income tax purposes with respect to cash consideration and cash in lieu of fractional shares received). If Virginia Bank shareholders do not make an election, they will receive the merger consideration in cash, shares or a combination of cash and shares as provided for in the merger agreement.

Because the market price of Pinnacle common stock will fluctuate, the value of the stock consideration to be received by Virginia Bank shareholders may change.

Upon completion of the merger, each share of Virginia Bank common stock will be converted into the right to receive, at the election of the holder and subject to allocation and proration as provided in the merger agreement, either the cash consideration or the stock consideration. The stock consideration exchange ratio of 0.54 shares of Pinnacle common stock for each share of Virginia Bank common stock is fixed and will not be adjusted to reflect changes in the market price of either the shares of Pinnacle common stock or the shares of Virginia Bank common stock prior to the closing of the merger. As a result, the market value of the stock consideration received by Virginia Bank shareholders will vary with the market price of Pinnacle common stock. Therefore, at the time of the Virginia Bank special meeting, holders of Virginia Bank common stock will not know or be able to calculate the precise market value of the stock consideration they may receive upon completion of the merger, which could be significantly less than the current market value of Pinnacle common stock. Stock price changes may result from a variety of factors including general market and economic conditions, changes in the companies’ respective businesses, operations and prospects, industry trends, market assessment of the likelihood that the merger will be completed as anticipated or at all, developments related to the COVID-19 pandemic, and regulatory considerations. Many of these factors are beyond the control of Pinnacle and Virginia Bank. Virginia Bank shareholders should obtain current market quotations for shares of Pinnacle common stock and Virginia Bank common stock before voting their shares of Virginia Bank common stock or submitting their election to receive the stock consideration or the cash consideration.

Combining Pinnacle and Virginia Bank may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on Pinnacle’s ability to realize the anticipated benefits and cost savings from combining the businesses of Pinnacle and Virginia Bank. To realize such anticipated benefits and cost savings, Pinnacle must successfully combine the businesses of Pinnacle and Virginia Bank in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Virginia Bank or Pinnacle or decreasing revenues due to loss of customers. If Pinnacle is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Pinnacle and Virginia Bank have operated, and, until the completion of the merger, will continue to operate, independently, and after the completion of the merger, Pinnacle will integrate Virginia Bank’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that may adversely affect either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Pinnacle’s ability to successfully conduct its business in the markets in which Virginia Bank now operates, which could have an adverse effect on Pinnacle’s financial results and the value of its common stock. If Pinnacle experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause Pinnacle and Virginia Bank to lose customers or cause customers to withdraw their deposits from Pinnacle’s or Virginia Bank’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on Pinnacle’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of Pinnacle and Virginia Bank during this transition period and for an undetermined period after consummation of the merger.

The COVID-19 pandemic could have a material adverse effect on the merger.

The spread of COVID-19 throughout the United States, and the measures taken by national, state and local governmental authorities in the United States attempting to contain the spread and impact of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place orders, and limitations on business activity, including closures, are, among other things, restricting economic activity in the United States and the banking markets in which Pinnacle and Virginia Bank operate. These measures have disrupted national and regional supply chains and resulted in declines in asset valuations, increases in unemployment and underemployment levels, declines in liquidity in markets for certain securities, and increases in volatility and periods of disruption in the financial markets, and may continue to have similar effects in the future. It is difficult to predict the impact of the COVID-19 pandemic on the businesses of Pinnacle and Virginia Bank, and there is no guarantee that efforts by Pinnacle or Virginia Bank to address the adverse impacts of the COVID-19 pandemic will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the continued severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others.

The COVID-19 pandemic could delay and adversely affect the completion of the merger. Each of Pinnacle and Virginia Bank may be required to incur additional costs to remedy disruptions caused by the COVID-19 pandemic. Additional time may be required to process Pinnacle’s and First National Bank’s regulatory applications, and the federal bank regulatory agencies may impose additional requirements on Pinnacle or Virginia Bank that must be satisfied prior to completion of the merger.

In addition, some economists and major investment banks have expressed concern that the COVID-19 pandemic could lead to a significant economic recession in the United States. Such a recession and other disruptions in economic and financial markets caused by the COVID-19 pandemic may negatively affect financial institutions for an extended period of time. If such conditions or disruptions continue following completion of the merger, the business, results of operation, financial condition, liquidity and prospects of Pinnacle as the surviving corporation in the merger may be adversely affected.

Pinnacle may not be able to effectively integrate the operations of Virginia Bank and Trust into the operations of First National Bank.

The future operating performance of Pinnacle and First National Bank as the continuing bank following the bank merger will depend, in part, on the success of the merger of the bank merger, which is expected to occur as soon as practicable after the merger. The success of the bank merger will, in turn, depend on a number of factors, including Pinnacle’s ability to (i) integrate the operations and branches of Virginia Bank and Trust and First National Bank, (ii) retain the deposits and customers of Virginia Bank and Trust and First National Bank, (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables First National Bank as the continuing bank to improve its overall operating efficiencies and (iv) retain and integrate the appropriate personnel of Virginia Bank and Trust within the operations of First National Bank. The integration of Virginia Bank and Trust into First National Bank following the bank merger will require the dedication of the time and resources of the banks’ management teams and may temporarily distract the management teams’ attention from the day-to-day business of the banks. If First National Bank and Virginia Bank and Trust are unable to successfully integrate, Pinnacle may not be able to realize expected operating efficiencies and eliminate redundant costs.

Pinnacle and Virginia Bank will incur significant transaction and merger-related integration costs in connection with the merger.

Pinnacle and Virginia Bank expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. Pinnacle and Virginia Bank are continuing to assess the impact of these costs. Although

Pinnacle and Virginia Bank believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. If the merger is not completed, the parties would have to recognize these expenses without realizing any of the expected benefits of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are burdensome on Pinnacle or Virginia Bank, not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve, the OCC, and the Virginia SCC. In determining whether to grant these approvals, the applicable regulatory agencies consider a variety of factors, including the competitive impact of the proposal in the relevant geographic and banking markets; financial, managerial and other supervisory considerations of each party; convenience and needs of the communities to be served and the record of insured depository institution subsidiaries under the Community Reinvestment Act of 1977 and related regulations (the “Community Reinvestment Act”); and the effectiveness of the parties in combating money laundering activities. These regulators may impose conditions on the granting of such approvals or request changes to the terms of the merger. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Pinnacle following the merger. As of the date of this joint proxy statement/prospectus, Pinnacle has received regulatory approval from the Federal Reserve. However, the regulatory approvals or waivers from the OCC or the Virginia SCC may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are onerous on Pinnacle or Virginia Bank, not anticipated or cannot be met. Furthermore, such conditions or changes may constitute or be reasonably likely to result in a burdensome condition that may allow Pinnacle to terminate the merger agreement. If the remaining necessary governmental approvals or waivers contain such conditions, the business, financial condition and results of operations of Pinnacle following the merger may be materially adversely affected. If the consummation of the merger is delayed, including by a delay in receipt of remaining necessary regulatory approvals or waivers, the business, financial condition and results of operations of Pinnacle and Virginia Bank may be materially adversely affected.

Failure of the merger to be completed, the termination of the merger agreement, or a significant delay in completing the merger could negatively impact Pinnacle and Virginia Bank.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by March 31, 2021, either Pinnacle or Virginia Bank may terminate the merger agreement at any time after that date if the failure of the effective time to occur on or before that date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement, before or after shareholder approval.

Any delay in completion of the merger may have a material adverse effect on Pinnacle’s and Virginia Bank’s business during the pendency of the merger, and on Pinnacle’s business and results of operations following the merger, due to potential diversion of management attention from other opportunities, constraints contained in the merger agreement on Virginia Bank’s and Pinnacle’s respective businesses during the pendency of the merger, the incurrence of additional merger-related expenses, and negative reactions by markets and customers. If the merger is not completed, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be completed.

In addition, Pinnacle’s or Virginia Bank’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find another company willing to engage in a merger or business combination on more attractive terms than the merger.

Pinnacle and Virginia Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Pinnacle and Virginia

Bank. These uncertainties may impair Pinnacle’s or Virginia Bank’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the completion of the merger, as such personnel and customers may experience uncertainty about their future roles and relationships with Pinnacle or First National Bank following the merger and the bank merger. Additionally, these uncertainties could cause customers (including depositors and borrowers) to seek to change existing business relationships with Virginia Bank or Pinnacle or fail to extend an existing relationship with Virginia Bank or Pinnacle. Further, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger and the bank merger.

The merger agreement restricts Pinnacle and Virginia Bank from taking certain actions without the other party’s consent while the merger is pending. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations, including by limiting the actions that Pinnacle or Virginia Bank may take to address a business uncertainty while the merger is pending. For more information, see “The Merger Agreement—Business Pending the Merger.”

The opinions of Performance Trust and Janney delivered to the respective boards of directors of Pinnacle and Virginia Bank prior to the signing of the amendment to the merger agreement will not reflect changes in circumstances after the dates of the opinions.

Prior to the execution of the amendment to the merger agreement, each of the Pinnacle board of directors and the Virginia Bank board of directors, received an opinion, dated June 9, 2020, as to the fairness of the merger consideration from a financial point of view. Such opinions were as of their respective dates and subject to the limitations and assumptions contained therein. Subsequent changes in the operations and prospects of Pinnacle or Virginia Bank, general market and economic conditions and other factors beyond the control of Pinnacle or Virginia Bank, may significantly alter the value of Pinnacle or Virginia Bank, including the market prices of each party’s common stock, or the value of the merger consideration at the effective time of the merger. The opinions do not speak as of the effective time or as of any date other than the date of such opinions. For a description of the opinions received by the respective boards of directors of Pinnacle and Virginia Bank, see the sections entitled “The Merger—Opinion of Pinnacle’s Financial Advisor” and “The Merger—Opinion of Virginia Bank’s Financial Advisor.”

The merger agreement limits the ability of Virginia Bank and Pinnacle to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of each of Virginia Bank and Pinnacle to discuss, solicit, facilitate or commit to competing third-party proposals to acquire all or a significant part of Virginia Bank or Virginia Bank and Trust, or Pinnacle or First National Bank, respectively. In addition, under certain circumstances, if the merger agreement is terminated and Virginia Bank, subject to certain restrictions, consummates a similar transaction other than the merger, Virginia Bank must pay to Pinnacle a termination fee of $1.35 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of Virginia Bank from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effect of Termination; Termination Fee.”

Each of the members of the Pinnacle board of directors and the Virginia Bank board of directors, in their capacities as shareholders of Pinnacle or Virginia Bank, respectively, entered into affiliate agreements and agreed to vote their shares of Pinnacle common stock and Virginia Bank common stock, as applicable, in favor of the Pinnacle merger proposal, in the case of Pinnacle, and in favor of the Virginia Bank merger proposal, in the case of Virginia Bank, and in each case against alternative transactions. As of the applicable record date, shares constituting [●]% of the Pinnacle common stock entitled to vote at the Pinnacle annual meeting, and [●]% of the Virginia Bank common stock entitled to vote at the Virginia Bank special meeting, are subject to the affiliate agreements. For more information see the section entitled “The Merger Agreement—Affiliate Agreements.”

Pinnacle intends to issue subordinated debt in connection with the merger, which could materially adversely affect holders of Pinnacle common stock and depress the price of Pinnacle common stock.

In connection with the merger, Pinnacle intends to issue approximately $7.0 million of subordinated debt, the proceeds of which may be used to pay a portion of the cash consideration in the merger and to support Pinnacle’s and First National

Bank’s regulatory capital ratios following the merger. The terms, including interest rate, of Pinnacle’s subordinated debt will depend on market conditions and other factors beyond Pinnacle’s control, and as a result the amount, timing, nature and success of Pinnacle’s subordinated debt issuance and other future capital raising efforts is uncertain. While the issuance of subordinated debt is not a condition to close the merger under the merger agreement, failure to issue such subordinated debt would cause Pinnacle’s regulatory capital to be lower following the merger which could have a material adverse effect on Pinnacle or delay the closing of the merger. The holders of Pinnacle’s subordinated debt will have priority over Pinnacle common stock with respect to payment in the event of liquidation, dissolution or winding up of Pinnacle and with respect to the payment of interest (including deferred interest, if applicable). The holders of Pinnacle common stock bear the risk that Pinnacle’s future issuances of subordinated debt or other debt securities will negatively affect the market price of Pinnacle’s common stock.

Virginia Bank’s directors and executive officers may have interests in the merger different from the interests of other Virginia Bank shareholders.

Virginia Bank’s directors and officers have interests in the merger and the bank merger that may be different from, or in addition to, the interests of Virginia Bank shareholders generally. The Virginia Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and in determining to recommend that the Virginia Bank shareholders vote to approve the Virginia Bank merger proposal. These interests are described in more detail under the section entitled “The Merger—Interests of Certain Virginia Bank Directors and Executive Officers.”

Litigation against Virginia Bank or Pinnacle, or the members of the Virginia Bank or Pinnacle board of directors, could prevent or delay the completion of the merger.

Purported shareholder plaintiffs may assert legal claims related to the merger. The results of any such potential legal proceeding would be difficult to predict and such legal proceedings could delay or prevent the merger from being completed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from Pinnacle’s and Virginia Bank’s shareholders. Moreover, any litigation could be time consuming and expensive, and could divert attention of Pinnacle’s and Virginia Bank’s respective management teams away from their companies’ regular business. Any lawsuit adversely resolved against Virginia Bank, Pinnacle or members of the Virginia Bank or Pinnacle board of directors, could have a material adverse effect on each party’s business, financial condition and results of operations.

One of the conditions to the consummation of the merger is the absence of any law, order, decree or injunction (whether temporary, preliminary or permanent) or other action taken by the governmental authority of competent jurisdiction that restricts, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement, including the merger. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal the completion of the transactions contemplated by the merger agreement, including the merger, then such injunctive or other relief may prevent the merger from being completed in a timely manner or at all.

If the merger is completed, Virginia Bank shareholders will have less influence on the management and policies of Pinnacle following the merger than they had on Virginia Bank prior to the merger.

After the merger is complete, it is anticipated that approximately 27.6% of the shares of Pinnacle common stock will be held by former shareholders of Virginia Bank. In addition, the Pinnacle board of directors currently consists of 13 members, and, upon consummation of the merger, Pinnacle will add five additional members that are current directors of Virginia Bank. Consequently, shareholders of Virginia Bank will have significantly less influence on the management and policies of Pinnacle after the merger than they now have on the management and policies of Virginia Bank.

Risks Related to the COVID-19 Pandemic

The ongoing COVID-19 pandemic and measures intended to prevent or slow its spread may have material adverse effects on each of Pinnacle’s and Virginia Bank’s business, results of operation, financial condition, liquidity and prospects, and such effects are highly uncertain and difficult to predict.

Global health concerns regarding the COVID-19 pandemic and related governmental actions taken to reduce the spread of the coronavirus have negatively impacted the macroeconomic environment, and the COVID-19 pandemic has significantly increased economic uncertainty and abruptly reduced economic activity. The COVID-19 pandemic has resulted in governmental authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. Such measures have significantly contributed to rising unemployment and negatively impacted consumer and business spending. The COVID-19 pandemic has adversely impacted and could potentially further adversely impact Pinnacle’s and Virginia Bank’s workforce and operations, and the operations of their customers and business partners.

Pinnacle and Virginia Bank may experience adverse financial consequences due to a number of factors that are related to or exacerbated by the COVID-19 pandemic, including, but not limited to:

•

increased credit losses due to financial strain on its customers as a result of the COVID-19 pandemic and governmental actions to address the pandemic, specifically with respect to loans to borrowers in the hospitality or retail real estate industries;

•	declines in collateral values;

•

disruptions if a significant portion of Pinnacle’s or Virginia Bank’s workforces are unable to work effectively, including because of illness, quarantines, government actions, or other restrictions related to the COVID-19 pandemic. Pinnacle and Virginia Bank have modified their business practices, including restricting employee travel and implementing work-from-home arrangements, and it may be necessary for Pinnacle and Virginia Bank to take further actions as may be required by governmental authorities or as either determines is in the best interests of its employees, customers and business partners;

•	the negative effect on earnings resulting from Pinnacle and Virginia Bank agreeing to loan payment deferrals due to the COVID-19 pandemic or otherwise modifying loans;

•	increased demands on Pinnacle’s and Virginia Bank’s liquidity and regulatory capital, as they meet borrowers’ needs and pay expenses related to the COVID-19 pandemic;

•

third-party disruptions, including negative effects on network and technology providers and other counterparties, which have been, and may continue to be, affected by stay-at-home orders, market volatility and other factors that increase their risks of business disruption or that may otherwise affect their ability to perform under the terms of any agreements with Pinnacle or Virginia Bank or provide essential services;

•	increased cybersecurity and fraud risks due to increased online and remote activity; and

•	operational failures due to changes in Pinnacle’s and Virginia Bank’s normal business practices.

These factors may remain prevalent for a significant period of time and may continue to adversely affect Pinnacle’s and Virginia Bank’s respective businesses, results of operations, financial conditions, liquidity and prospects, including even after the COVID-19 pandemic has subsided.

The extent to which the COVID-19 pandemic impacts Pinnacle’s and Virginia Bank’s businesses, results of operations and financial conditions will depend on future developments, which are highly uncertain and are difficult to predict, including, but not limited to, the duration and spread of COVID-19, its severity, the actions taken to contain the coronavirus virus or treat its impact and their respective effectiveness, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 pandemic has subsided, Pinnacle and Virginia Bank may continue to experience materially adverse impacts to their businesses as a result of the COVID-19’s global economic impact, including the availability of credit, adverse impacts on liquidity and any recession or depression that has occurred or may occur in the future.

There are no comparable recent events that provide guidance as to the effect the spread of COVID-19 as a global pandemic may have, and, as a result, the ultimate impact of COVID-19 is highly uncertain and subject to change. Neither

Pinnacle nor Virginia Bank knows the full extent of the impacts of the COVID-19 pandemic on its business, operations or the economy as a whole. However, the effects could have a material adverse impact on each of Pinnacle’s and Virginia Bank’s financial condition, results of operations, and business.

Further, the COVID-19 pandemic may also exacerbate many of the risk factors identified in the “Risk Factors” section of this joint proxy statement/prospectus, including risks related to credit quality, collateral, capital, liquidity, operations, interest rate risk, strategic risk and technology.

In response to the COVID-19 pandemic, governmental authorities have taken unprecedented measures to stabilize economic markets and support economic growth, and Pinnacle’s and Virginia Bank’s participation in and execution of these measures could result in reputational harm or litigation that results in judgments, settlements, penalties or fines levied against Pinnacle or Virginia Bank.

Federal, state and local governments in the United States have taken unprecedented measures to stabilize economic markets and support economic growth in response to the COVID-19 pandemic. The success of these measures is uncertain, and these measures even if successful may not be sufficient to address the negative economic impacts of the COVID-19 pandemic or avert severe and prolonged reductions in economic activity, including in the markets in which Pinnacle and Virginia Bank operate.

First National Bank and Virginia Bank and Trust are participating lenders in the PPP, a loan program administered through the U.S. Small Business Administration (the “SBA”), that was created to help eligible businesses, organizations and self-employed persons fund their operational costs (and particularly payroll costs) during the COVID-19 pandemic. Under this program, the SBA guarantees 100% of the amounts loaned under the PPP. The PPP program began on April 3, 2020; however, because the PPP was launched very shortly after the law that authorized the PPP was adopted, the laws, rules and guidance that govern the operation of the PPP contain significant ambiguities, which has exposed lenders under the PPP program, including Pinnacle and Virginia Bank, to risks relating to noncompliance with the PPP. For example, other financial institutions are defendants in purported class action litigation regarding the procedures used by the lender in processing applications for the PPP. Under the PPP, lending banks are generally entitled to rely on borrower representations and certifications of eligibility to participate in the PPP, and lending banks may also be held harmless by the SBA in certain circumstances for actions taken in reliance on borrower representations and certifications. Notwithstanding the foregoing, First National Bank and Virginia Bank and Trust have been and continue to be exposed to credit risk on PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which the loan was originated, funded or serviced. If a deficiency is identified, the SBA may deny its liability under its guaranty of amounts owed on the PPP loan, reduce the amount of the guaranty, or, if it has already paid under the guaranty, seek recovery of any loss related to the deficiency from First National Bank or Virginia Bank and Trust.

Pinnacle’s and Virginia Bank’s participation in and execution of these and other measures taken by governments and regulatory authorities in response to the COVID-19 pandemic could result in reputational harm and may also lead to litigation, including class action claims, or regulator or administrative actions or proceedings. Such litigation, actions or proceedings may result in judgments, settlements, penalties and fines levied against Pinnacle or Virginia Bank.

Due to the potential impacts of the COVID-19 pandemic, Pinnacle’s and Virginia Bank’s current period results of operations are not necessarily indicative of results that may be expected for any other interim period or for the year ended December 31, 2020.

Although COVID-19 was spreading in Pinnacle’s and Virginia Bank’s market areas during the first quarter of 2020, the COVID-19 pandemic did not materially adversely impact either company’s financial results for that period. However, Pinnacle and Virginia Bank expect that the COVID-19 pandemic will have an adverse impact on each company’s provisions for loan losses, asset quality, and interest income, any of which may materially and adversely impact that company’s financial condition, results of operations or liquidity. In addition, the rapidly changing and unprecedented nature of COVID-19 heightens the inherent uncertainty of forecasting future economic conditions and their impact on Pinnacle’s and Virginia Bank’s loan portfolio, thereby increasing the risk that assumptions, judgments and estimates used to determine the allowance for loan losses and other estimates are incorrect. Further, each company’s loan deferral programs could delay or make it more difficult to identify the extent of asset quality deterioration due to the COVID-19 pandemic during the deferral periods. Pinnacle and Virginia Bank will continue to assess the potential impacts of the COVID-19 pandemic on their respective businesses, financial conditions and results of operations.

Risks Related to Pinnacle’s Business

An investment in Pinnacle common stock involves certain risks, including those described below. The risks discussed below are substantially similar to those which Virginia Bank currently faces as an independent company in the banking industry. Unless otherwise indicated or as the context requires, all references in this section to “we,” “us” and “our” refer to Pinnacle or First National Bank, as appropriate.

Pinnacle is subject to interest rate risk and fluctuations in interest rates which may negatively affect Pinnacle’s financial performance.

Pinnacle’s profitability depends in substantial part on its net interest margin, which is the difference between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits and borrowings divided by total interest-earning assets. Changes in interest rates will affect Pinnacle’s net interest margin in diverse ways, including the pricing of loans and deposits, the levels of prepayments and asset quality. Interest rates are highly sensitive to many factors beyond Pinnacle’s control, including general economic conditions and the policies of the Federal Reserve and other governmental and regulatory agencies. Pinnacle cannot predict actual fluctuations of market interest rates. Recent actions by the Federal Open Market Committee have maintained an accommodative monetary policy, thereby reducing short-term interest rates, and recent actions by the Federal Reserve Bank of New York have increased liquidity on the domestic financing markets in an attempt to generally reduce interest rates. Longer-term market interest rates, including yields on U.S. treasury bonds, remain low. Therefore, Pinnacle expects continued pressure on its net interest margin due to intense competition for loans and deposits from both local and national financial institutions. An upward movement in interest rates may result in an unfavorable pricing disparity between Pinnacle’s fixed rate loan portfolio and adjustable-rate funding sources. Continued pressure on our net interest margin could adversely affect our results of operations.

Changes in monetary policy and changes in interest rates will influence the origination of loans, the prepayment of loans, the fair value of existing assets and liabilities, the purchase of investments, the retention and generation of deposits, the rates received on loans and investment securities, and the rates paid on deposits or other sources of funding. The impact of these changes may be magnified if Pinnacle does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. In addition, Pinnacle’s ability to reflect such interest rate changes in pricing its products is influenced by competitive pressures.

Pinnacle generally seeks to maintain a neutral position in terms of the volume of assets and liabilities that mature or re-price during any period so that it may reasonably maintain its net interest margin; however, interest rate fluctuations, loan prepayments, loan production, deposit flows, and competitive pressures are constantly changing and influence the ability to maintain a neutral position. Generally, Pinnacle’s earnings will be more sensitive to fluctuations in interest rates depending upon the variance in volume of assets and liabilities that mature and re-price in any period. The extent and duration of the sensitivity will depend on the cumulative variance over time, the velocity and direction of changes in interest rates, shape and slope of the yield curve, and whether Pinnacle is more asset sensitive or liability sensitive. Accordingly, Pinnacle may not be successful in maintaining a neutral position and, as a result, Pinnacle’s net interest margin may be affected.

At June 30, 2020, approximately 14.13% of Pinnacle’s loans held for investment were variable rate loans. While the variable rate structure on these loans reduces interest rate risk for First National Bank, increases in market interest rates may cause the borrower’s required payment to increase which, in turn, may increase the risk of payment default or the risk of early pay-off by refinancing with another financial institution.

Pinnacle’s business is subject to economic risks that could adversely affect Pinnacle’s operations and financial condition, and adverse changes in economic conditions in Pinnacle’s or Virginia Bank’s market areas or adverse conditions in an industry on which a local market is dependent could adversely affect Pinnacle’s operations and financial conditions.

Deterioration in economic conditions could adversely affect Pinnacle’s business. Pinnacle’s business is directly affected by general economic and market conditions; broad trends in industry and finance; legislative and regulatory changes; changes in governmental monetary and fiscal policies; and inflation, all of which are beyond Pinnacle’s control. A deterioration in economic conditions, in particular a prolonged economic slowdown within Pinnacle’s or Virginia Bank’s geographic region, including an economic slowdown related to an outbreak of contagious disease (including the current COVID-19 pandemic), could result in the following consequences, any of which could materially adversely impact Pinnacle’s financial condition or results of operations: an increase in loan delinquencies; an increase in problem assets and foreclosures; a decline in demand for banking products and services; and a deterioration in the value of collateral for loans.

Pinnacle provides full-service banking and other financial services in the Lynchburg, Virginia banking market in central Virginia and, following completion of the merger, will provide those services in Danville, Virginia and the surrounding areas. Pinnacle’s loan and deposit activities are directly affected by, and its financial success depends on, economic conditions within these markets, as well as conditions in the industries on which those markets are economically dependent. A deterioration in local economic conditions or in the condition of an industry on which a local market depends, such the healthcare and higher education industries, could adversely affect such factors as unemployment rates, business formations and expansions and housing market conditions. Adverse developments in any of these factors could result in among other things, a decline in loan demand, a reduction in the number of creditworthy borrowers seeking loans, an increase in delinquencies, defaults and foreclosures, an increase in classified and nonaccrual loans, a decrease in the value of loan collateral, and a decline in the financial condition of borrowers and guarantors, any of which could adversely affect Pinnacle’s financial condition or results of operations.

Pinnacle’s future success will depend on its ability to compete effectively in the highly competitive financial services industry.

Pinnacle faces substantial competition in all phases of its operation from a variety of competitors. Pinnacle competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, and insurance companies, as well as other community, super-regional, and national financial institutions that operate offices within Pinnacle’s primary market areas. Pinnacle’s future growth and success depends on its ability to compete effective in this highly competitive financial services environment. Many of Pinnacle’s competitors are well established, larger financial institutions and many offer products and services that Pinnacle does not, and many such competitors have substantially greater resources and name recognition. Some of Pinnacle’s competitors are not subject to the same regulation as imposed on bank holding companies and national banking associations, and therefore have regulatory advantages over Pinnacle in accessing funding and providing various services. Pinnacle may face a competitive disadvantage as a result of its smaller size, smaller asset base, and lack of geographic diversification. If Pinnacle raises interest rates paid on deposits or lowers interest rates charged on loans to compete effectively, Pinnacle’s net interest margin and net income could be negatively affected. Failure to compete effectively to attract new or to retain existing customers may reduce or limit Pinnacle’s market share and growth and may adversely affect Pinnacle’s financial condition and results of operations.

Pinnacle may experience increased delinquencies and credit losses, which could have a material adverse effect on Pinnacle’s capital, financial condition and results of operations.

Like other lenders, Pinnacle faces the risk that our customers will not repay their loans. A customer’s failure to repay us is usually preceded by missed monthly payments. In some instances, however, a customer may declare bankruptcy prior to missing payments, and, following a borrower filing bankruptcy, a lender’s recovery of the credit extended is often limited. Since many of Pinnacle’s loans are secured by collateral, Pinnacle may attempt to seize the collateral if and when a customer defaults on a loan. However, the value of the collateral may not equal the amount of the unpaid loan, and Pinnacle may be unsuccessful in recovering the remaining balance from the customer. The resolution of nonperforming assets, including the initiation of foreclosure proceedings, requires significant commitments of time from management, which can be detrimental to the performance of their other responsibilities, and exposes us to additional legal costs.

Pinnacle’s allowance for loan losses may be insufficient to absorb incurred losses in Pinnacle’s loan portfolio, and any increases in the ALL may have a material adverse effect on Pinnacle’s financial condition and results of operations.

Pinnacle maintains an allowance for loan losses (“ALL”), which is a reserve established through a provision for loan losses charged to expense, that represents Pinnacle’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. Elevated levels of loan delinquencies and bankruptcies in Pinnacle’s market area generally and among its customers specifically, can be precursors of future charge-offs and may require increases to the ALL. Higher charge-off rates, delays in the foreclosure process or in obtaining judgments against defaulting borrowers or an increase in Pinnacle’s ALL may hurt Pinnacle’s overall financial performance if it is unable to increase revenue to compensate for these losses, may increase Pinnacle’s cost of funds, and could materially adversely affect Pinnacle’s business, results of operations and financial condition.

The level of the ALL reflects management’s evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, underlying collateral values, the amount of actual losses charged to the reserve in a given period and our assessment of present and anticipated economic conditions. The determination of the appropriate level of the ALL inherently involves a high degree of subjectivity and requires Pinnacle to make significant estimates of current credit risks and future trends, all of which may undergo material changes. The ALL may not be sufficient to cover actual loan losses and future provisions for loan losses could materially and adversely affect Pinnacle’s operating results.

Pinnacle’s banking regulators, as an integral part of their examination process, periodically review the ALL and may require Pinnacle to increase its ALL by recognizing additional provisions for loan losses charged to expense, or to decrease the ALL by recognizing loan charge-offs, net of recoveries. Any such required additional provisions for loan losses or charge-offs could have a material adverse effect on Pinnacle’s financial condition and results of operations.

Additionally, the measure of Pinnacle’s ALL is dependent on the adoption and interpretation of accounting standards. In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” Under this ASU, the current incurred loss credit impairment methodology will be replaced with the current expected credit loss, or CECL model, a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Accordingly, the implementation of the CECL model will change Pinnacle’s current method of providing ALL and may result in material changes in Pinnacle’s accounting for credit losses on financial instruments. The CECL model may create more volatility in Pinnacle’s level of ALL. If Pinnacle is required to materially increase its level of ALL for any reason, such increase could adversely affect its business, financial condition, and results of operations. The amendment is effective for fiscal years beginning after December 15, 2021.

Pinnacle’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses.

Pinnacle assumes credit risk by virtue of making loans and extending loan commitments and letters of credit. Pinnacle manages credit risk through a program of underwriting standards, heightened review of certain credit decisions, and a continuous quality assessment process of credit already extended. Pinnacle’s exposure to credit risk is managed through the use of consistent underwriting standards that emphasize local lending while avoiding highly leveraged transactions and excessive industry and other concentrations. Pinnacle’s credit administration function employs risk management techniques to help ensure that problem loans are promptly identified. While these procedures are designed to provide Pinnacle with the information needed to implement policy adjustments where necessary and to take appropriate corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

Pinnacle’s focus on lending to small and mid-sized community-based businesses may increase its credit risk.

Most of Pinnacle’s commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the market areas in which Pinnacle operates negatively impact this important customer sector, Pinnacle’s results of operations and financial condition may be adversely affected. Moreover, a portion of these loans have been made by Pinnacle in recent years and the borrowers may not have experienced a complete business or economic cycle. Any deterioration of the borrowers’ businesses may hinder their ability to repay their loans with Pinnacle, which could have a material adverse effect on its financial condition and results of operations.

Pinnacle’s concentration in loans secured by real estate may increase its future credit losses, which would negatively affect Pinnacle’s financial results.

Pinnacle offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Credit risk and credit losses can increase if its loans are concentrated to borrowers who, as a group, may be uniquely or disproportionately affected by economic or market conditions. As of June 30, 2020, approximately 55.27% of Pinnacle’s loans, and approximately 63.02% of Virginia Bank’s loans, are secured by real estate, both residential and commercial, substantially all of which are located in its respective market area. A major change in the region’s real estate market, resulting in a deterioration in real estate values, or in the local or national economy, including changes caused by rising interest rates, could adversely affect Pinnacle’s customers’ ability to pay these loans, which in turn could adversely impact Pinnacle. Risk of loan defaults and foreclosures are inherent in the banking industry, and Pinnacle tries to limit its exposure to this risk by carefully underwriting and monitoring its extensions of credit. Pinnacle cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

A portion of Pinnacle’s loan portfolio consists of commercial real estate loans, which are viewed as having a higher risk of default.

As of June 30, 2020, approximately 27.66% of Pinnacle’s loans, and approximately 21.81% of Virginia Bank’s loans, are secured by commercial real estate. The real estate consists primarily of owner-operated properties and other commercial properties. These types of loans are generally viewed as having a higher risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. It may be more difficult for commercial real estate borrowers to repay their loans in a timely manner, as commercial real estate borrowers’ abilities to repay their loans frequently depends on the successful rental of their properties. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default.

Pinnacle’s banking regulators generally give commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital as a result of commercial real estate lending growth and exposures, which could have a material adverse effect on Pinnacle’s results of operations.

A portion of Pinnacle’s loan portfolio consists of construction and land development loans, and a decline in real estate values and economic conditions would adversely affect the value of these loans and the collateral securing these loans.

As of June 30, 2020, approximately 1.27% of Pinnacle’s loans, and approximately 3.68% of Virginia Bank’s loans, were construction and land development loans. Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate and improved, income producing real estate. Risk of loss on a construction or land development loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction or development, the marketability of the property, and the bid price and estimated cost (including interest) of construction or development. If the estimate of construction or development costs proves to be inaccurate, Pinnacle may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders and developers, the cost breakdown of construction or development is provided by the builder or developer. Although Pinnacle’s underwriting criteria are designed to evaluate and minimize the risks of each construction or land development loan, there can be no guarantee that these practices will have safeguarded against material delinquencies and losses to Pinnacle. In addition, construction and land development loans are dependent on the successful completion of the projects they finance. Loans secured by vacant or unimproved land are generally riskier than loans secured by improved property. These loans are more susceptible to adverse conditions in the real estate market and local economy.

Non-performing assets take significant time to resolve and adversely affect Pinnacle’s results of operations and financial condition.

Pinnacle’s non-performing assets adversely affect its net income in various ways. When Pinnacle receives collateral through foreclosures and similar proceedings, it is required to mark the related loan to the then fair market value of the collateral less estimated selling costs, which may result in a loss. An increased level of non-performing assets also increases Pinnacle’s risk profile and may impact the capital levels regulators believe are appropriate in light of such risks. Pinnacle utilizes various techniques such as workouts, restructurings and loan sales to manage problem assets. Increases in, or negative changes in, the value of these problem assets, the underlying collateral, or in the borrowers’ performance or financial condition, could adversely affect Pinnacle’s business, results of operations and financial condition. In addition, the resolution of non-performing assets requires significant commitments of time from management and staff, which can be detrimental to the performance of their other responsibilities, including generation of new loans. There can be no assurance that Pinnacle will avoid increases in non-performing loans in the future.

Pinnacle continually encounters technological change which could affect its ability to remain competitive.

The financial services industry is continually undergoing technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Pinnacle continues to invest in technology and connectivity to automate functions previously performed manually, to facilitate the ability of customers to engage in financial transactions, and otherwise to enhance the customer experience with respect to its products and services. Pinnacle’s continued success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that satisfy customer demands and create efficiencies in its operations. A failure to maintain or enhance a competitive position with respect to technology, whether because of a failure to anticipate customer expectations, substantially fewer resources to invest in technological improvements than larger competitors, or because Pinnacle’s technological developments fail to perform as desired or are not rolled out in a timely manner, may cause Pinnacle to lose market share or incur additional expense.

Pinnacle’s operations may be adversely affected by cyber security risks and cyber-attacks.

In the ordinary course of business, Pinnacle collects and stores sensitive data, including proprietary business information and personally identifiable information of its customers and employees in systems and on networks. The secure processing, maintenance, and use of this information is critical to Pinnacle’s operations and business strategy. In addition, Pinnacle relies heavily on communications and information systems to conduct its business. Any failure, interruption, or breach in security or operational integrity of these systems, such as “hacking,” “identity theft” or “cyber fraud,” could result in failures or disruptions in Pinnacle’s customer relationship management, the general ledger, deposits, loans, and other systems. Pinnacle has invested in accepted technologies, and continually reviews its controls, processes and practices that are designed to protect its networks, computers, and data, including customer information, from damage or unauthorized access. Despite these security measures, Pinnacle’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Because the techniques used to obtain unauthorized access, or to disable or degrade systems change frequently and often are not recognized until launched against a target, Pinnacle may be unable to anticipate these techniques or to implement adequate protective measures.

There can be no assurance that Pinnacle will not suffer cyber-attacks or other information security breaches or be impacted by losses from such events in the future. Pinnacle’s risk and exposure to these matters remain heightened because of, among other things, the evolving nature of these threats, current use of internet banking and mobile banking channels, expanded operations and third-party information systems. Recent instances of attacks specifically targeting financial services businesses indicate that the risk to Pinnacle’s systems remains significant.

A breach of any kind could compromise systems and the information stored there could be accessed, damaged, or disclosed. A breach in security or other failure could result in legal claims, regulatory penalties, disruption in operations, remediation expenses, costs associated with customer notification and credit monitoring services, increased insurance premiums, fines and costs associated with civil litigation, loss of customers and business partners, and damage to Pinnacle’s reputation, which could adversely affect its business and financial condition. Furthermore, as cyber threats continue to evolve and increase, Pinnacle may be required to expend significant additional financial and operational resources to modify or enhance its protective measures, or to investigate and remediate any identified information security vulnerabilities.

Pinnacle relies on other companies to provide key components of its business infrastructure.

Third parties provide key components of Pinnacle’s business operations such as data processing, recording and monitoring transactions, online banking interfaces and services, internet connections and network access. While Pinnacle has selected these third-party vendors carefully, it does not control their actions. Any problem caused by these third parties, including poor performance of services, failure to provide services, disruptions in communication services provided by a vendor and failure to handle current or higher volumes, could adversely affect Pinnacle’s ability to deliver products and services to its customers and otherwise conduct its business, and may harm its reputation. Financial or operational difficulties of a third-party vendor could also hurt Pinnacle’s operations if those difficulties interface with the vendor’s ability to serve Pinnacle. Replacing these third-party vendors could also create significant delay and expense. Accordingly, use of such third-parties creates an unavoidable inherent risk to Pinnacle’s business operations.

The operational functions of business counterparties over which Pinnacle may have limited or no control may experience disruptions that could adversely impact Pinnacle.

Multiple major U.S. retailers and a major consumer credit reporting agency have experienced data systems incursions in recent years reportedly resulting in the thefts of credit and debit card information, online account information, and other personal and financial data of hundreds of millions of individuals. Retailer incursions affect cards issued and deposit accounts maintained by many banks, including First National Bank. Although neither Pinnacle’s or First National Bank’s systems are breached in retailer incursions, such incursions can still cause customers to be dissatisfied with First National Bank and otherwise adversely affect Pinnacle’s and First National Bank’s reputation. These events can also cause First National Bank to take other costly steps to avoid significant theft loss to First National Bank and its customers. In some cases, First National Bank may be required to reimburse customers for the losses they incur. Credit reporting agency intrusions affect First National Bank’s customers and can require these customers and First National Bank to increase account monitoring and take remedial action to prevent unauthorized account activity or access. Other possible points of intrusion or disruption not within Pinnacle’s or First National Bank’s control include internet service providers, electronic mail portal providers, social media portals, distant-server (“cloud”) service providers, electronic data security providers, telecommunications companies, and smart phone manufacturers.

Pinnacle relies substantially on deposits obtained from customers in its target markets to provide liquidity and support growth, and Pinnacle’s liquidity needs could adversely affect results of operations and financial condition.

Pinnacle’s business strategies are based on access to funding from local customer deposits. Deposit levels may be affected by a number of factors, including interest rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. If Pinnacle’s deposit levels fall, Pinnacle could lose a relatively low-cost source of funding and its interest expense would likely increase as it obtains alternative funding to replace lost deposits.

Another primary source of funds to Pinnacle is loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including, but not limited to, changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, availability of, and/or access to, sources of refinancing, business closings or lay-offs, inclement weather, natural disasters and international instability.

Pinnacle may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank of Atlanta advances, sales of securities and loans, federal funds lines of credit from correspondent banks and borrowings from the Federal Reserve Discount Window, as well as additional out-of-market time deposits and brokered deposits. While Pinnacle believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands. Pinnacle may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

The obligations associated with operating as a public company following the merger will require significant resources and management attention and will cause Pinnacle to incur additional expenses, which will adversely affect its profitability.

Following the merger, Pinnacle’s non-interest expenses will increase as a result of the additional accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations. As a non-public company, Pinnacle is not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. After the merger, Pinnacle will be required to comply with certain requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other applicable securities rules and regulations. The Exchange Act requires, among other things, that Pinnacle files annual, quarterly, and current reports with respect to its business and operating results with the SEC. Pinnacle will also be required to ensure that it has the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Compliance with these rules and regulations will increase Pinnacle’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on Pinnacle’s systems and resources. As a public company, Pinnacle will, among other things:

•	prepare and distribute periodic public reports and other shareholder communications in compliance with its obligations under the federal securities laws;

•	create or expand the roles and duties of its board of directors and committees of the board;

•	institute more comprehensive financial reporting and disclosure compliance functions; and

•	establish new internal policies, including those relating to disclosure controls and procedures.

These changes, and the additional involvement of accountants and legal advisors, will require a significant commitment of additional resources. Pinnacle might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Failure to maintain effective systems of internal control and disclosure controls could have a material adverse effect on Pinnacle’s results of operation and financial condition.

Effective internal and disclosure controls are necessary for Pinnacle to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. First National Bank is already required to establish and maintain an adequate internal control structure over financial reporting pursuant to FDIC regulations. As a public company, Pinnacle will be required by the Sarbanes-Oxley Act to design and maintain a system of internal control over financial reporting and disclosure controls and procedures. If Pinnacle cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. As part of Pinnacle’s ongoing monitoring of its controls, it may discover material weaknesses or significant deficiencies that require remediation.

Pinnacle’s inability to maintain the operating effectiveness of the controls described above could result in a material misstatement of Pinnacle’s financial statements or other disclosures, which could have an adverse effect on its business, financial condition or results of operations. In addition, any failure to maintain effective controls in accordance with Section 404 of the Sarbanes-Oxley Act and FDIC regulations or to timely effect any necessary improvement of Pinnacle’s internal and disclosure controls could, among other things, result in losses from fraud or error, harm Pinnacle’s reputation or cause investors to lose confidence in its reported financial information, all of which could have a material adverse effect on its results of operation and financial condition.

Pinnacle may not be able to successfully manage its long-term growth, which may adversely affect its results of operations and financial condition.

A key aspect of Pinnacle’s long-term business strategy is its continued growth and expansion. Pinnacle’s ability to continue to grow depends, in part, upon its ability to (i) open new branch offices or acquire existing branches or other financial institutions, (ii) attract deposits to its current and future branch locations, and (iii) identify attractive loan and investment opportunities.

Pinnacle may not be able to successfully implement its growth strategy if it is unable to identify attractive markets, locations or opportunities to expand in the future, or if Pinnacle is subject to regulatory restrictions on growth or expansion of its operations. Pinnacle’s ability to manage its growth successfully also will depend on whether it can maintain capital levels adequate to support its growth, maintain cost controls and asset quality and successfully integrate any businesses Pinnacle acquires into its organization. As Pinnacle identifies opportunities to implement its growth strategy, it may incur increased personnel, occupancy and other operating expenses. In the case of new branches, Pinnacle must absorb those higher expenses while it begins to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding assets.

Pinnacle intends to issue subordinated debt in connection with the merger, and may need to raise additional capital in the future and may not be able to do so on acceptable terms, or at all.

Access to sufficient capital is critical in order to enable Pinnacle to implement its business plan, support its business, expand its operations and meet applicable capital requirements, and Pinnacle intends to raise $7.0 million of capital through the issuance of subordinated debt in connection with its acquisition of Virginia Bank. The inability to have sufficient capital, whether internally generated through earnings or raised in the capital markets, could adversely impact Pinnacle’s ability to support and to grow its operations. If Pinnacle grows its operations faster than it generates capital internally, or if Pinnacle’s existing capital is impaired for any reason, it will need to access the capital markets. Pinnacle may not be able to raise additional capital in the form of additional debt or equity on acceptable terms, or at all. Pinnacle’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, Pinnacle’s financial condition and its results of operations. Economic conditions and a loss of confidence in financial institutions may increase Pinnacle’s cost of capital and limit access to some sources of capital. Further, if Pinnacle needs to raise capital in the future, it may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse impact on Pinnacle’s business, financial condition and results of operations.

Pinnacle’s success depends on its management team, and the unexpected loss of any of these personnel could adversely affect operations.

Pinnacle’s success is, and is expected to remain, highly dependent on its management team. This is particularly true because, as a community bank, Pinnacle depends on the management team’s ties to the community and customer relationships to generate business. Pinnacle’s growth will continue to place significant demands on management, and the loss of any such person’s services may have an adverse effect upon growth and profitability. If Pinnacle fails to retain or continue to recruit qualified employees, growth and profitability could be adversely affected.

The success of Pinnacle’s strategy depends on its ability to identify and retain individuals with experience and relationships in its markets.

In order to be successful, Pinnacle must identify and retain experienced key management members and sales staff with local expertise and relationships. Competition for qualified personnel is intense and there is a limited number of qualified persons with knowledge of and experience in the community banking industry in Pinnacle’s geographic markets. Even if Pinnacle identifies individuals that it believes could assist it in building its franchise, it may be unable to recruit these individuals away from their current employers. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out Pinnacle’s strategy is often lengthy. Pinnacle’s inability to identify, recruit and retain talented personnel could limit its growth and could materially adversely affect its business, financial condition and results of operations.

Pinnacle’s risk-management framework may not be effective in mitigating risk and loss.

Pinnacle maintains an enterprise risk management program that is designed to identify, assess, mitigate, monitor, and report the risks that it faces. These risks include: interest-rate, credit, liquidity, operational, reputation, compliance, and legal. While Pinnacle assesses and improves this program on an ongoing basis, there can be no assurance that its approach and framework for risk management and related controls will effectively mitigate all risk and limit losses in its business. If conditions or circumstances arise that expose flaws or gaps in Pinnacle’s risk-management program, or if Pinnacle’s controls break down, Pinnacle’s results of operations and financial condition may be adversely affected.

Pinnacle is subject to a variety of operational, technological and organizational risks.

Similar to other financial institutions, Pinnacle is exposed to many types of operational and technological risk, including reputation, legal, and compliance risk. Pinnacle’s ability to grow and compete is dependent on its ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while it expands and integrates acquired businesses. Operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or persons outside of Pinnacle, and exposure to external events. Pinnacle is dependent on its operational infrastructure to help manage these risks. From time to time, Pinnacle may need to change or upgrade its technology infrastructure and it may experience disruption, and it may face additional exposure to these risks during the course of making such changes. As Pinnacle acquires other financial institutions, it faces additional challenges when integrating different operational platforms. Such integration efforts may be more disruptive to Pinnacle’s business and/or more costly or time-intensive than anticipated.

Consumers may increasingly decide not to use banks to complete their financial transactions, which could have a material adverse impact on Pinnacle’s financial condition and operations.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on Pinnacle’s financial condition and results of operations.

Pinnacle depends on the accuracy and completeness of information about clients and counterparties and Pinnacle’s financial condition could be adversely affected if it relies on misleading or incorrect information.

In deciding whether to extend credit or to enter into other transactions with clients and counterparties, Pinnacle may rely on information furnished to it by or on behalf of clients and counterparties, including financial statements and other financial information, which it does not independently verify. Pinnacle also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, Pinnacle may assume that a client’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of that client. Pinnacle’s financial condition and results of operations could be negatively impacted to the extent it relies on financial statements that do not comply with GAAP or are materially misleading.

The soundness of other financial institutions could adversely affect Pinnacle.

Pinnacle’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Pinnacle has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Pinnacle or by other institutions. Many of these transactions expose Pinnacle to credit risk in the event of default of its counterparty or client. In addition, credit risk may be exacerbated when the collateral held cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the financial instrument exposure due. There is no assurance that any such losses would not materially and adversely affect results of operations.

Pinnacle may be adversely impacted by changes in market conditions.

Pinnacle is directly and indirectly affected by changes in market conditions. Market risk generally represents the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions. As a financial institution, market risk is inherent in the financial instruments associated with Pinnacle’s operations and activities, including loans, deposits, securities, short-term borrowings, long-term debt and trading account assets and liabilities. A few of the market conditions that may shift from time to time, thereby exposing Pinnacle to market risk, include fluctuations in interest rates, equity and futures prices, and price deterioration or changes in value due to changes in market perception or actual credit quality of issuers. Pinnacle’s investment securities portfolio, in particular, may be impacted by market conditions beyond its control, including rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and inactivity or instability in the credit markets. Any changes in these conditions, in current accounting principles or interpretations of these principles could impact Pinnacle’s assessment of fair value and thus the determination of other-than-temporary impairment of the securities in the investment securities portfolio, which could adversely affect Pinnacle’s earnings and capital ratios.

Changes in accounting standards and management’s selection of accounting methods, including assumptions and estimates, could materially affect Pinnacle’s financial statements.

From time to time, the SEC and the FASB change the financial accounting and reporting standards that govern the preparation of a public bank holding company’s financial statements. These changes can be hard to predict and can materially affect how Pinnacle records and reports its financial condition and results of operations. In some cases, Pinnacle could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings. In addition, management is required to use certain assumptions and estimates in preparing Pinnacle’s financial statements, including determining the fair value of assets and liabilities, among other items. If the assumptions or estimates are incorrect, Pinnacle may experience unexpected material consequences.

Negative perception of Pinnacle or First National Bank through social media may adversely affect their reputation and business.

Pinnacle’s and First National Bank’s reputations are critical to the success of their businesses. Pinnacle believes that its brand image and the brand image of First National Bank have been well received by customers, reflecting the fact that the brand images, like Pinnacle’s and First National Bank’s businesses, are based in part on trust and confidence. Pinnacle’s and First National Bank’s reputation and brand image could be negatively affected by rapid and widespread distribution of publicity through social media channels. Pinnacle’s and First National Bank’s reputation could also be affected by Pinnacle’s association with clients affected negatively through social media distribution, or other third parties, or by circumstances outside of Pinnacle’s control. Negative publicity, whether true or untrue, could affect Pinnacle’s and First National Bank’s ability to attract or retain customers, or cause Pinnacle and First National Bank to incur additional liabilities or costs, or result in additional regulatory scrutiny.

Pinnacle relies upon independent appraisals to determine the value of the real estate that secures a significant portion of its loans and the value of foreclosed properties carried on its books, and the values indicated by such appraisals may not be realizable if it is forced to foreclose upon such loans or liquidate such foreclosed property.

A significant portion of Pinnacle’s loan portfolio consists of loans secured by real estate and Pinnacle also holds a portfolio of foreclosed properties. Pinnacle relies upon independent appraisers to estimate the value of such real estate. Appraisals are only estimates of value and the independent appraisers may make mistakes of fact or judgment that adversely affect the reliability of their appraisals. In addition, events occurring after the initial appraisal may cause the value of the real estate to increase or decrease. As a result of any of these factors, the real estate securing some of Pinnacle’s loans and the foreclosed properties held by Pinnacle may be more or less valuable than anticipated. If a default occurs on a loan secured by real estate that is less valuable than originally estimated, Pinnacle may not be able to recover the outstanding balance of the loan. It may also be unable to sell its foreclosed properties for the values estimated by their appraisals.

Pinnacle is exposed to risk of environmental liabilities with respect to properties to which it takes title.

In the course of its business, Pinnacle may foreclose and take title to real estate, potentially becoming subject to environmental liabilities associated with the properties. Pinnacle may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs or Pinnacle may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. Costs associated with investigation or remediation activities can be substantial. If Pinnacle is the owner or former owner of a contaminated site, it may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect Pinnacle’s business.

Natural disasters, severe weather events, acts of war or terrorism, pandemics or endemics, climate change and other external events could significantly impact our business.

Natural disasters, including severe weather events of increasing strength and frequency due to climate change, acts of war or terrorism, pandemics or endemics and other adverse external events could have a significant adverse impact on business operations of Pinnacle, third parties who perform operational services for Pinnacle or Pinnacle’s borrowers and customers. Such events could affect the stability of Pinnacle’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in lost revenue or cause Pinnacle to incur additional expenses. Although Pinnacle’s management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on Pinnacle’s business, which, in turn, could have a material adverse effect on Pinnacle’s financial condition and results of operations.

The impact of the COVID-19 pandemic on international trade (including supply chains and export levels), travel, employee productivity and other economic activities, and concerns regarding the extent that COVID-19 may spread, could have a destabilizing effect on financial markets and economic activity and could affect international trade (including supply chains and export levels), travel, employee productivity and other economic activities. COVID-19 has the potential to negatively impact Pinnacle’s and its customers’ costs, demand for Pinnacle’s products and services, and the U.S. economy or certain sectors thereof and, thus, adversely affect Pinnacle’s business, financial condition, and results of operations. Further, COVID-19 could result in health or other government authorities requiring the closure of Pinnacle’s branch offices or the offices or other businesses of Pinnacle’s customers, which could significantly disrupt Pinnacle’s operations and the operations of Pinnacle’s customers. The extent of the potential adverse impact of the COVID-19 outbreak on Pinnacle cannot be predicted at this time.

COVID-19, trade wars, tariffs, and similar events and disputes, domestic and international, have adversely affected, and could continue to adversely affect economic activity globally, nationally and locally. Following the COVID-19 outbreak, market interest rates have declined significantly, with the 10-year Treasury bond falling below 1.00% on March 3, 2020 for the first time and then falling below 0.60% on March 9, 2020. Such events also could adversely affect business and consumer confidence, generally, and Pinnacle and its customers, and their respective suppliers, vendors and processors could be adversely affected. On March 3, 2020, the Federal Open Market Committee reduced the target federal funds rate by 50 basis points to 1.00% to 1.25%, and then reduced the target federal funds rate by another 100 basis points to 0% to 0.25% on March 16, 2020, and the Federal Reserve has initiated significant purchases of U.S. Treasury securities and reinvestments of principal received on the Federal Reserve’s securities portfolio in an effort to sustain the smooth functioning of markets. The Federal Reserve has also reduced the interest it pays on excess reserves from 1.60% to 0.10% as of June 10, 2020. These reductions in interest rates and other effects of the COVID-19 outbreak could adversely affect Pinnacle’s financial condition and results of operations.

Risks Related to Regulation and Supervision of Pinnacle

An investment in Pinnacle common stock involves certain risks, including those described below. The risks discussed below are substantially similar to those which Virginia Bank currently faces as an independent company in the banking industry. Unless otherwise indicated or as the context requires, all references in this section to “we,” “us” and “our” refer to Pinnacle or First National Bank, as appropriate.

Pinnacle operates in a highly regulated industry and the laws and regulations that govern Pinnacle’s operations, corporate governance, executive compensation and financial accounting, and reporting, including changes in them or Pinnacle’s failure to comply with them, may adversely affect Pinnacle.

Pinnacle is subject to extensive regulation and supervision that govern almost all aspects of its operations. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on Pinnacle’s business activities, limit the dividends or distributions that it can pay, restrict the ability of institutions to guarantee its debt and impose certain specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in its capital than GAAP. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs.

Pinnacle is facing increased regulation and supervision of its industry as a result of the financial crisis in the banking and financial markets. The Dodd-Frank Act instituted major changes to the banking and financial institutions regulatory regimes. Other changes to statutes, regulations or regulatory policies or supervisory guidance, including changes in interpretation or implementation of statutes, regulations, policies or supervisory guidance, could affect Pinnacle in substantial and unpredictable ways. Such additional regulation and supervision has increased, and may continue to increase, Pinnacle’s costs and limit its ability to pursue business opportunities. Further, Pinnacle’s failure to comply with these laws and regulations, even if the failure was inadvertent or reflects a difference in interpretation, could subject it to restrictions on its business activities, fines and other penalties, any of which could adversely affect Pinnacle’s results of operations, capital base and the price of its securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect Pinnacle’s business and financial condition.

Applicable regulatory capital standards, including the rules implementing the Basel III capital framework and certain provisions of the Dodd-Frank Act (the “Basel III Capital Rules”), may require Pinnacle to maintain higher levels of capital and liquid assets, which could adversely affect Pinnacle’s profitability and return on equity.

Pinnacle is subject to capital adequacy guidelines and other regulatory requirements specifying minimum amounts and types of capital that Pinnacle and First National Bank must maintain. If Pinnacle or First National Bank fails to meet these minimum capital guidelines and/or other regulatory requirements, its financial condition would be materially and adversely affected. The Basel III Capital Rules require bank holding companies to maintain significantly more capital as a result of higher required capital levels and more demanding regulatory capital risk weightings and calculations. While Pinnacle may be exempt from these capital requirements under the Federal Reserve’s Small Bank Holding Company Policy Statement (the “SBHC Policy Statement”), First National Bank is not exempt and must comply with these requirements and with the capital requirements set forth in the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act of 1950 (the “FDI Act”), except to the extent that First National Bank has elected to be subject to the Community Bank Leverage Ratio. Satisfying capital requirements may require Pinnacle or First National Bank to limit its banking operations, retain net income or reduce dividends to improve regulatory capital levels, which could negatively affect its business, financial condition and results of operations. The Economic Growth, Regulatory Relief and Consumer Protection Act of 2018

(the “EGRRCPA”), which became effective May 24, 2018, provides relief from certain regulatory capital requirements, but Pinnacle does not expect the EGRRCPA and the related regulations to materially reduce the impact of regulatory capital requirements on its business.

Regulations issued by the Consumer Financial Protection Bureau (the “CFPB”) could adversely impact earnings due to, among other things, increased compliance costs or costs due to noncompliance.

The CFPB has broad rulemaking authority to administer and carry out the provisions of the Dodd-Frank Act with respect to financial institutions that offer covered financial products and services to consumers. The CFPB has also been directed to write rules identifying practices or acts that are unfair, deceptive or abusive in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. For example, the CFPB issued a final rule, effective January 10, 2014, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms, or to originate “qualified mortgages” that meet specific requirements with respect to terms, pricing and fees. The rule also contains additional disclosure requirements at mortgage loan origination and in monthly statements. The requirements under the CFPB’s regulations and policies could limit Pinnacle’s ability to make certain types of loans or loans to certain borrowers, or could make it more expensive and/or time consuming to make these loans, which could adversely impact Pinnacle’s profitability.

Pinnacle is subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential or proprietary information of individuals could damage Pinnacle’s reputation and otherwise adversely affect its business.

Pinnacle’s business requires the collection and retention of large volumes of customer data, including personally identifiable information (“PII”) in various information systems that Pinnacle maintains and in those maintained by third party service providers. Pinnacle also maintains important internal company data such as PII about its employees and information relating to its operations. Pinnacle is subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees and other third-parties). For example, Pinnacle’s business is subject to the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and related regulations and regulatory guidance, which, among other things: (i) impose certain limitations on Pinnacle’s ability to share nonpublic PII about its customers with nonaffiliated third parties; (ii) require that Pinnacle provides certain disclosures to customers about its information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by it with nonaffiliated third parties (with certain exceptions); and (iii) require that Pinnacle develops, implements and maintains a written comprehensive information security program containing appropriate safeguards based on Pinnacle’s size and complexity, the nature and scope of its activities, and the sensitivity of customer information it processes, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. Ensuring that Pinnacle’s collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase Pinnacle’s costs.

Furthermore, Pinnacle may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused, Pinnacle could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of Pinnacle’s measures to safeguard PII, or even the perception that such measures are inadequate, could cause Pinnacle to lose customers or potential customers and thereby reduce its revenues. Any failure, or perceived failure, to comply with applicable privacy or data protection laws and regulations may subject Pinnacle to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage Pinnacle’s reputation and otherwise adversely affect its operations, financial condition and results of operations.

The federal banking agencies have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards. The federal banking agencies expect financial institutions to establish lines of defense and ensure that their risk management processes also address the risk posed by compromised customer credentials, and also expect financial institutions to maintain sufficient business continuity planning processes to ensure rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack. If Pinnacle or First National Bank fails to meet the expectations set forth in this regulatory guidance, Pinnacle or First National Bank could be subject to various regulatory actions and any remediation efforts may require significant resources.

Pinnacle’s earnings are significantly affected by the fiscal and monetary policies of the U.S. federal government and its agencies.

The policies of the Federal Reserve affect Pinnacle significantly. The Federal Reserve regulates the supply of money and credit in the United States and its policies determine in large part Pinnacle’s cost of funds for lending, investing and capital raising activities and the return it earns on those loans and investments, both of which affect Pinnacle’s net interest margin. The actions of the Federal Reserve also can materially affect the value of financial instruments that Pinnacle holds, such as loans and debt securities, and also can affect Pinnacle’s borrowers, potentially increasing the risk that they may fail to repay their loans. Pinnacle’s business and earnings also are affected by the fiscal or other policies that are adopted by various regulatory authorities of the United States. Changes in fiscal or monetary policy are beyond Pinnacle’s control and hard to predict.

Risks Related to Pinnacle’s Common Stock

Pinnacle is not obligated to pay dividends and its ability to pay dividends is limited.

Pinnacle’s ability to make dividend payments on its common stock depends primarily on certain regulatory considerations and the receipt of dividends and other distributions from First National Bank. There are various regulatory restrictions on the ability of banks, such as First National Bank, to pay dividends or make other payments to their holding companies. Pinnacle is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.14 per share. Although Pinnacle has historically paid a cash dividend to the holders of its common stock, holders of its common stock are not entitled to receive dividends, and Pinnacle is not obligated to pay dividends in any particular amounts or at any particular times. Regulatory, economic and other factors may cause the Pinnacle board of directors to consider, among other things, reducing dividends paid on its common stock. For more information, see the sections entitled “Description of Pinnacle Capital Stock” and “Information about Pinnacle—Regulation and Supervision.”

Pinnacle relies on dividends from First National Bank for substantially all of its revenue.

Pinnacle is a bank holding company that conducts substantially all of its operations through First National Bank. As a result, Pinnacle relies on dividends from First National Bank for substantially all of its revenues. In the event First National Bank is unable to pay dividends to Pinnacle, including pursuant to regulatory restrictions on the ability of First National Bank to pay dividends or make other payments to Pinnacle, Pinnacle may not be able to service debt, pay obligations, or pay a cash dividend to the holders of Pinnacle common stock and Pinnacle’s business, financial condition and results of operations may be materially adversely affected.

Future issuances of Pinnacle common stock could adversely affect the market price of Pinnacle common stock and could be dilutive.

Following the completion of the merger, the Pinnacle board of directors, without the approval of shareholders, could from time to time decide to issue additional shares of Pinnacle common stock or shares of preferred stock, which may adversely affect the market price of the shares of Pinnacle common stock and could be dilutive to Pinnacle shareholders. Any sale of additional shares of Pinnacle common stock may be at prices lower than the market value of the shares to be issued in the merger or on terms better than those of the shares of Pinnacle common stock to be issued in the merger. In addition, new investors may have rights, preferences and privileges that are senior to, and that could adversely affect, Pinnacle’s existing shareholders. For example, preferred stock would be senior to common stock in right of dividends and as to distributions in liquidation. Because Pinnacle’s decision to issue common stock or preferred stock in the future will depend on market conditions and other factors, Pinnacle cannot predict or estimate the amount, timing, or nature of its future offerings of equity securities. Thus, Pinnacle shareholders bear the risk of future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of Pinnacle common stock.

Common stock is equity and Pinnacle common stock is subordinate to any indebtedness or preferred stock of Pinnacle and effectively subordinated to all the indebtedness and other non-common equity claims against First National Bank.

Shares of the Pinnacle common stock are equity interests and do not constitute indebtedness. As such, shares of Pinnacle common stock will rank junior to all of Pinnacle’s indebtedness and to other non-equity claims against Pinnacle and its assets available to satisfy claims against it, including in the event of Pinnacle’s liquidation. Additionally, holders of Pinnacle common stock are subject to prior dividend and liquidation rights of holders of outstanding preferred stock, if any. Pinnacle’s board of directors is authorized to issue classes or series of preferred stock without any action on the part of the holders of Pinnacle common stock, and Pinnacle is permitted to incur additional debt. Upon liquidation, lenders and holders of Pinnacle’s debt securities and preferred stock would receive distributions of Pinnacle’s available assets prior to holders of Pinnacle common stock. Furthermore, Pinnacle’s right to participate in a distribution of assets upon First National Bank’s liquidation or reorganization is subject to the prior claims of First National Bank’s creditors.

Pinnacle common stock currently has a limited trading market and is thinly traded, and a more liquid market for Pinnacle common stock may not develop after the merger, which may limit the ability of shareholders to sell their shares and may increase price volatility.

Pinnacle common stock is quoted on the OTC Markets Group’s OTCQX marketplace under the symbol “PPBN.” Pinnacle common stock is thinly traded and has substantially less liquidity than the common stocks of many other bank holding companies. There can be no assurance that an active trading market for shares of Pinnacle common stock will develop or, if one develops, that it can be sustained following the merger. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within Pinnacle’s control. Therefore, Pinnacle’s shareholders may not be able to sell their shares at the volume, prices, or times that they desire. Shareholders should be financially prepared and able to hold their shares of Pinnacle common stock for an indefinite period.

In addition, thinly traded stocks can be more volatile than more widely traded stocks. The price of Pinnacle common stock has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include, but are not limited to, developments related to Pinnacle’s business and operations, stock performance of other companies deemed to be peers, news reports of trends, concerns, irrational exuberance on the part of investors, and other issues related to the financial services industry. The value of publicly traded stocks in the financial services sector can be volatile generally, including due to declining or sustained weak economic conditions and other external factors. The price of Pinnacle common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to its performance. General market declines or market volatility in the future, especially in the financial institutions sector, could adversely affect the price of Pinnacle common stock and the current market price may not be indicative of future market prices.

Pinnacle’s governing documents and Virginia law contain anti-takeover provisions that could negatively affect its shareholders.

Pinnacle’s articles of incorporation and bylaws and the Virginia SCA contain certain provisions designed to enhance the ability of Pinnacle’s board of directors to respond to attempts to acquire control of Pinnacle. These provisions and the ability to set the voting rights, preferences, and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers, including takeovers which certain shareholders may deem to be in their best interest. To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of Pinnacle common stock resulting from actual or rumored takeover attempts may occur. These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though such transactions may be favorable to the interests of Pinnacle shareholders, and could potentially adversely affect the market price of Pinnacle common stock.

An investment in Pinnacle common stock is not an insured deposit.

Pinnacle common stock is not a bank deposit and, therefore, it is not insured against loss by the FDIC or by any other public or private entity. An investment in Pinnacle common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this joint proxy statement/prospectus and is subject to the same market forces that affect the price of common stock in any company and, as a result, investors in Pinnacle common stock may lose some or all of their investment.

Pinnacle qualifies as an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

Pinnacle qualifies as an “emerging growth company,” as defined in the federal securities laws. For as long as it continues to be an emerging growth company, Pinnacle may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. In addition, as an emerging growth company Pinnacle may to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to a company that is not an issuer (as defined under Section 2(a) of the Sarbanes-Oxley Act), if such standards apply to companies that are not issuers. This may make Pinnacle’s financial statements not comparable with other public companies that are not emerging growth companies or that are emerging growth companies that have opted out of the extended transition period because of the potential differences in accounting standards used. Pinnacle could be an emerging growth company for up to five years, although it could lose that status sooner if its gross revenues exceed $1.07 billion, if it issues more than $1.0 billion in non-convertible debt in a three-year period, or if the market value of its common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case Pinnacle would no longer be an emerging growth company as of the following December 31. Pinnacle cannot predict if investors will find its common stock less attractive because it may rely on these exemptions, or if it chooses to rely on additional exemptions in the future. If some investors find Pinnacle’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile.

Pinnacle also qualifies as a “smaller reporting company,” and the reduced disclosure obligations applicable to smaller reporting companies may make its common stock less attractive to investors.

Pinnacle also is a “smaller reporting company,” as defined in federal securities laws, and will remain a smaller reporting company until the fiscal year following the determination that its voting and non-voting common shares held by non-affiliates is more than $250 million measured on the last business day of its second fiscal quarter, or its annual revenues are less than $100 million during the most recently completed fiscal year and its voting and non-voting common shares held by non-affiliates is more than $700 million measured on the last business day of its second fiscal quarter. Similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations, such as an exemption from providing selected financial data and an ability to provide simplified executive compensation information and only two years of audited financial statements. If Pinnacle is a smaller reporting company at the time it ceases to be an emerging growth company, it may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. If some investors find Pinnacle’s common stock less attractive because it may rely on these reduced disclosure obligations, there may be a less active trading market for its common stock and its stock price may be more volatile.

THE VIRGINIA BANK SPECIAL MEETING

This section contains information for Virginia Bank shareholders about the Virginia Bank special meeting. Virginia Bank is mailing or otherwise delivering this joint proxy statement/prospectus to you, as a Virginia Bank shareholder, on or about [●]. This joint proxy statement/prospectus is also being delivered to Virginia Bank shareholders as Pinnacle’s prospectus for its offering of Pinnacle common stock in connection with the merger. This joint proxy statement/prospectus is accompanied by a notice of the Virginia Bank special meeting and a proxy card that the Virginia Bank board of directors is soliciting for use at the Virginia Bank special meeting and at any adjournments or postponements of the Virginia Bank special meeting.

References to “you” and “your” in this section are to Virginia Bank shareholders.

Date, Time and Place of the Virginia Bank Special Meeting

Virginia Bank will hold the Virginia Bank special meeting at [●], commencing at [●] [a.m.][p.m.] Eastern Time, on [●], 2020.

Purposes of the Virginia Bank Special Meeting

At the Virginia Bank special meeting, the shareholders of Virginia Bank will be asked to consider and vote on the following matters:

•	the Virginia Bank merger proposal; and

•	the Virginia Bank adjournment proposal, if necessary or appropriate.

Recommendations of the Virginia Bank Board of Directors

The Virginia Bank board of directors unanimously recommends that Virginia Bank shareholders vote “FOR” the Virginia Bank merger proposal and “FOR” the Virginia Bank adjournment proposal. Please see the section entitled “The Merger—Virginia Bank’s Reasons for the Merger; Recommendations of Virginia Bank’s Board of Directors” for a detailed discussion of the factors considered by the Virginia Bank board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby.

Completion of the merger is conditioned upon the approval of the Virginia Bank merger proposal.

Other Business

Virginia Bank does not expect that any matter other than the Virginia Bank merger proposal and the Virginia Bank adjournment proposal will be brought before the Virginia Bank special meeting. If, however, any other matter shall be brought before the Virginia Bank special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Record Date and Voting Rights; Quorum

The Virginia Bank board of directors has fixed the close of business on [●] as the record date for determining the shareholders of Virginia Bank entitled to notice of and to vote at the Virginia Bank special meeting or any adjournments or postponements thereof. Accordingly, you are only entitled to notice of and to vote at the Virginia Bank special meeting if you were a record holder of Virginia Bank common stock at the close of business on the record date. At that date, [●] shares of Virginia Bank common stock were outstanding and entitled to vote.

You are entitled to one vote for each outstanding share of Virginia Bank common stock you held as of the close of business on the record date. For the Virginia Bank merger proposal and the Virginia Bank adjournment proposal, you may vote your shares of Virginia Bank common stock for or against the proposal or you may abstain from voting.

The presence at the Virginia Bank special meeting, in person or by proxy, of Virginia Bank shareholders representing a majority of the shares of Virginia Bank common stock outstanding and entitled to vote as of the record date will constitute a quorum for all purposes at the Virginia Bank special meeting. All shares of Virginia Bank common stock the holders of which are present in person, or that are represented by proxy, including abstentions, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Virginia Bank special meeting. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the Virginia Bank special meeting.

If a quorum is not present at the Virginia Bank special meeting, the meeting will be postponed until the holders of a number of shares of Virginia Bank common stock required to constitute a quorum attend in person or by proxy. If additional votes must be solicited in order for Virginia Bank shareholders to approve the Virginia Bank merger proposal and the Virginia Bank adjournment proposal is approved, the Virginia Bank special meeting will be adjourned to solicit additional proxies. The Virginia Bank special meeting may be adjourned by the affirmative vote of holders of a majority of the shares of Virginia Bank common stock represented in person or by proxy at the Virginia Bank special meeting, even if less than a quorum.

Votes Required

Vote Required for Approval of the Virginia Bank Merger Proposal. The approval of the Virginia Bank merger proposal requires the affirmative vote of more than two-thirds of the shares of Virginia Bank common stock outstanding on the record date for the Virginia Bank special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the Virginia Bank merger proposal requires the affirmative vote of more than two-thirds of the shares of Virginia Bank common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the Virginia Bank merger proposal.

Vote Required for Approval of the Virginia Bank Adjournment Proposal. The approval of the Virginia Bank adjournment proposal requires the affirmative vote of a majority of the shares of Virginia Bank common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Virginia Bank adjournment proposal has been approved.

Stock Ownership of Virginia Bank Executive Officers and Directors

As of the Virginia Bank record date, the directors and executive officers of Virginia Bank beneficially owned and were entitled to vote approximately [●] shares of Virginia Bank common stock, representing approximately [●]% of the shares of Virginia Bank common stock outstanding on that date. Virginia Bank currently expects that each of its directors and executive officers will vote their shares of Virginia Bank common stock in favor of the Virginia Bank merger proposal and the Virginia Bank adjournment proposal.

Each director of Virginia Bank, in his or her capacity as a shareholder of Virginia Bank, has entered into an affiliate agreement with Pinnacle and has agreed to vote the shares of Virginia Bank common stock over which he or she has sole rights of voting and disposition in favor of the Virginia Bank merger proposal and against alternative transactions. As of the record date, approximately [●] shares of Virginia Bank common stock, representing approximately [●]% of the shares of Virginia Bank common stock outstanding on that date, were subject to an affiliate agreement.

For more information about the affiliate agreements, see the section entitled “The Merger Agreement—Affiliate Agreements.”

Voting at the Virginia Bank Special Meeting

Record Holders. If your shares of Virginia Bank common stock are held of record in your name, your shares can be voted at the Virginia Bank special meeting in any of the following ways:

•

By Mail. You can vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you complete, sign and return the proxy card, you will be appointing the

“proxies” named in the proxy card to vote your shares for you at the Virginia Bank special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Virginia Bank common stock represented by it will be voted at the Virginia Bank special meeting in accordance with the instructions contained in the proxy card. If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Virginia Bank common stock represented by each such proxy card will be voted (i) “FOR” the Virginia Bank merger proposal and (ii) “FOR” the Virginia Bank adjournment proposal.

•

By Telephone. You can appoint the proxies to vote your shares by calling [●] on a touch-tone phone and following the recorded instructions. The authority you will be giving the proxies is described in the proxy card.

•

Via the Internet. You can appoint the proxies to vote your shares by going to the Internet website ([●]) and following the instructions on such site. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the Virginia Bank special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is very important. Whether or not you plan to attend the Virginia Bank special meeting, please take the time to vote by completing, signing and returning the enclosed proxy card or by voting via the Internet or telephone.

Shares Held in “Street Name.” Only the record holders of shares of Virginia Bank common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Virginia Bank common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you receive from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the Virginia Bank special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Virginia Bank special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the Virginia Bank special meeting, you must obtain a legal proxy, executed in your favor, from the record holder.

Changes of Votes and Revocation of Proxies

Record Holders. If you are the record holder of shares of Virginia Bank common stock and you sign and return a proxy card or vote via the telephone or Internet and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Virginia Bank special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies, you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the Virginia Bank special meeting or, if hand delivered, before the voting takes place at the Virginia Bank special meeting. You may also change the voting instructions you gave the proxies by timely submitting a later proxy via telephone or the Internet. The proxies will follow the last voting instructions received from you before the Virginia Bank special meeting.

To revoke your proxy:

•

you can give Virginia Bank’s corporate secretary a written notice, before the Virginia Bank special meeting or, if hand delivered, before the voting takes place at the Virginia Bank special meeting, that you want to revoke your proxy; or

•

you can attend the Virginia Bank special meeting and vote in person or notify Virginia Bank’s corporate secretary, before the voting takes place, that you want to revoke your proxy card. Simply attending the Virginia Bank special meeting alone, without voting in person or notifying Virginia Bank’s corporate secretary, will not revoke your proxy.

If you submit your new proxy or notice of revocation by mail, it should be addressed to Virginia Bank’s corporate secretary at Virginia Bank Bankshares, Inc., 336 Main Street, Danville, Virginia 24541, Attention: Corporate Secretary, and must be received no later than the beginning of the Virginia Bank special meeting or, if the Virginia Bank special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Virginia Bank’s corporate secretary before the voting takes place at the Virginia Bank special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact Virginia Bank’s corporate secretary by calling (434) 793-6411 or by writing to Virginia Bank Bankshares, Inc., 336 Main Street, Danville, Virginia 24541, Attention: Corporate Secretary. You may also contact Regan & Associates, Inc., Virginia Bank’s proxy solicitor, by calling (800) 737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, Attention: Artie Regan.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your broker or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the Virginia Bank board of directors, and Virginia Bank will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders and gathering voting instructions. Proxies may be solicited, without extra compensation, by Virginia Bank’s directors, officers and employees personally and by mail, telephone, facsimile or other means. Virginia Bank has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $9,000, including expenses.

Dissenters’ Appraisal Rights

The holders of Virginia Bank common stock have the right to assert appraisal rights with respect to the merger. For more information on these dissenters’ rights, see the section entitled “The Merger – Dissenters’ Appraisal Rights.”

PROPOSALS TO BE CONSIDERED AT THE VIRGINIA BANK SPECIAL MEETING

Approval of the Virginia Bank Merger Proposal (Proposal No. 1)

At the Virginia Bank special meeting, shareholders of Virginia Bank will be asked to approve the Virginia Bank merger proposal providing for the merger of Virginia Bank with and into Pinnacle. Shareholders of Virginia Bank should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Virginia Bank board of directors approved and adopted the merger agreement and determined it to be advisable and in the best interests of Virginia Bank and the shareholders of Virginia Bank. See “The Merger—Virginia Bank’s Reasons for the Merger; Recommendations of Virginia Bank’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Virginia Bank board of directors’ recommendation.

If Virginia Bank’s shareholders do not approve the Virginia Bank merger proposal, Virginia Bank will not be able to complete the merger.

The Virginia Bank board of directors unanimously recommends that Virginia Bank shareholders vote “FOR” the Virginia Bank merger proposal.

Approval of the Virginia Bank Adjournment Proposal (Proposal No. 2)

If at the Virginia Bank special meeting there are not sufficient votes to approve the Virginia Bank merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Virginia Bank merger proposal. In that event, shareholders of Virginia Bank will be asked to vote on the Virginia Bank adjournment proposal and will not be asked to vote on the Virginia Bank merger proposal at the Virginia Bank special meeting.

In order to allow proxies that have been received by Virginia Bank at the time of the Virginia Bank special meeting to be voted for the Virginia Bank adjournment proposal, Virginia Bank is submitting the Virginia Bank adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Virginia Bank shareholders to authorize the holder of any proxy solicited by the Virginia Bank board of directors on a discretionary basis to vote in favor of adjourning the Virginia Bank special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Virginia Bank shareholders who have previously voted.

If it is necessary to adjourn the Virginia Bank special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the Virginia Bank special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The Virginia Bank board of directors unanimously recommends that Virginia Bank shareholders vote “FOR” the Virginia Bank adjournment proposal.

THE PINNACLE ANNUAL MEETING

This section contains information for Pinnacle shareholders about the Pinnacle annual meeting. Pinnacle is mailing or otherwise delivering this joint proxy statement/prospectus to you, as a Pinnacle shareholder, on or about [●]. This joint proxy statement/prospectus is accompanied by a notice of the Pinnacle annual meeting and a proxy card that the Pinnacle board of directors is soliciting for use at the Pinnacle annual meeting and at any adjournments or postponements of the Pinnacle annual meeting.

References to “you” and “your” in this section are to Pinnacle shareholders.

Date, Time and Place of the Pinnacle Annual Meeting

Pinnacle will hold the Pinnacle annual meeting at [●], commencing at [●] [a.m.][p.m.] Eastern Time, on [●], 2020.

Purposes of the Pinnacle Annual Meeting

At the Pinnacle annual meeting, the shareholders of Pinnacle will be asked to consider and vote on the following matters:

•	the Pinnacle merger proposal;

•	the Pinnacle articles amendment proposal;

•	the Pinnacle directors proposal; and

•	the Pinnacle adjournment proposal, if necessary or appropriate.

Recommendations of the Pinnacle Board of Directors

The Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle articles amendment proposal; “FOR” the election as directors of the nominees listed in the Pinnacle directors proposal; and “FOR” the Pinnacle adjournment proposal. Please see the section entitled “The Merger—Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors” for a detailed discussion of the factors considered by the Pinnacle board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby.

Completion of the merger is conditioned upon the approval of the Pinnacle merger proposal and the Pinnacle articles amendment proposal.

Other Business

Pinnacle does not expect that any matter other than the Pinnacle merger proposal, the Pinnacle articles amendment proposal, the Pinnacle directors proposal and the Pinnacle adjournment proposal will be brought before the Pinnacle annual meeting. If, however, any other matter shall be brought before the Pinnacle annual meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Record Date and Voting Rights; Quorum

The Pinnacle board of directors has fixed the close of business on [●] as the record date for determining the shareholders of Pinnacle entitled to notice of and to vote at the Pinnacle annual meeting or any adjournments or postponements thereof. Accordingly, you are only entitled to notice of and to vote at the Pinnacle annual meeting if you were a record holder of Pinnacle common stock at the close of business on the record date. At that date, [●] shares of Pinnacle common stock were outstanding and entitled to vote.

You are entitled to one vote for each outstanding share of Pinnacle common stock you held as of the close of business on the record date. For the Pinnacle merger proposal, the Pinnacle articles amendment proposal and the Pinnacle adjournment proposal, you may vote your shares of Pinnacle common stock for or against the proposal or you may abstain from voting. For each director nominee in the Pinnacle directors proposal, you may vote your shares of Pinnacle common stock for the nominee or you may withhold your vote.

The presence at the Pinnacle annual meeting, in person or by proxy, of Pinnacle shareholders representing a majority of the shares of Pinnacle common stock outstanding and entitled to vote as of the record date will constitute a quorum for all purposes at the Pinnacle annual meeting. All shares of Pinnacle common stock the holders of which are present in person, or that are represented by proxy, including shares for which the holder elects to abstain or withhold the proxies’ authority to vote on a matter, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Pinnacle annual meeting. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the Pinnacle annual meeting.

If a quorum is not present at the Pinnacle annual meeting, the meeting will be postponed until the holders of a number of shares of Pinnacle common stock required to constitute a quorum attend in person or by proxy. If additional votes must be solicited in order for Pinnacle shareholders to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal, and the Pinnacle adjournment proposal is approved, the Pinnacle annual meeting will be adjourned to solicit additional proxies. The Pinnacle annual meeting may be adjourned by the affirmative vote of holders of a majority of the shares of Pinnacle common stock represented in person or by proxy at the Pinnacle annual meeting, even if less than a quorum.

Votes Required

Vote Required for Approval of the Pinnacle Merger Proposal. The approval of the Pinnacle merger proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock outstanding on the record date for the Pinnacle annual meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the Pinnacle merger proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the Pinnacle merger proposal.

Vote Required for Approval of the Pinnacle Articles Amendment Proposal. The approval of the Pinnacle articles amendment proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock outstanding on the record date for the Pinnacle annual meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the Pinnacle articles amendment proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the Pinnacle articles amendment proposal.

Vote Required for Approval of the Pinnacle Directors Proposal. With regard to the election of four Class II directors pursuant to the Pinnacle directors proposal, if a quorum is present at the Pinnacle annual meeting, the four director nominees receiving the greatest number of affirmative votes cast at the Pinnacle annual meeting will be elected as Class II directors of Pinnacle.

If a quorum is present at the Pinnacle annual meeting, failures to vote, votes withheld and broker non-votes will have no effect on the Pinnacle directors proposal or the election of directors.

Vote Required for Approval of the Pinnacle Adjournment Proposal. The approval of the Pinnacle adjournment proposal requires the affirmative vote of a majority of the shares of Pinnacle common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Pinnacle adjournment proposal has been approved.

Stock Ownership of Pinnacle Executive Officers and Directors

As of the Pinnacle record date, the directors and executive officers of Pinnacle beneficially owned and were entitled to vote approximately [●] shares of Pinnacle common stock, representing approximately [●]% of the shares of Pinnacle common stock outstanding on that date. Pinnacle currently expects that each of its directors and executive officers will vote their shares of Pinnacle common stock in favor of the Pinnacle merger proposal, the Pinnacle articles amendment proposal, the Pinnacle directors proposal and the Pinnacle adjournment proposal.

Each director of Pinnacle, in his or her capacity as a shareholder of Pinnacle, has entered into an affiliate agreement with Virginia Bank and has agreed to vote the shares of Pinnacle common stock over which he or she has sole rights of voting and disposition in favor of the Pinnacle merger proposal and against alternative transactions. As of the record date, approximately [●] shares of Pinnacle common stock, representing approximately [●]% of the shares of Pinnacle common stock outstanding on that date, were subject to an affiliate agreement.

For more information about the affiliate agreements, see the section entitled “The Merger Agreement—Affiliate Agreements.”

Voting at the Pinnacle Annual Meeting

Record Holders. If your shares of Pinnacle common stock are held of record in your name, your shares can be voted at the Pinnacle annual meeting in any of the following ways:

•

By Mail. You can vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you complete, sign and return the proxy card, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the Pinnacle annual meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Pinnacle common stock represented by it will be voted at the Pinnacle annual meeting in accordance with the instructions contained in the proxy card. If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Pinnacle common stock represented by each such proxy card will be voted (i) “FOR” the Pinnacle merger proposal, (ii) “FOR” the Pinnacle articles amendment proposal, (iii) “FOR” the election as directors of the nominees listed in the Pinnacle directors proposal; and (iv) “FOR” the Pinnacle adjournment proposal.

•

By Telephone. You can appoint the proxies to vote your shares by calling [●] on a touch-tone phone and following the recorded instructions. The authority you will be giving the proxies is described in the proxy card.

•

Via the Internet. You can appoint the proxies to vote your shares by going to the Internet website ([●]) and following the instructions on such site. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the Pinnacle annual meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is very important. Whether or not you plan to attend the Pinnacle annual meeting, please take the time to vote by completing, signing and returning the enclosed proxy card or by voting via the Internet or telephone.

Shares Held in “Street Name.” Only the record holders of shares of Pinnacle common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Pinnacle common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you receive from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the Pinnacle annual meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Pinnacle annual meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the Pinnacle annual meeting, you must obtain a legal proxy, executed in your favor, from the record holder.

Changes of Votes and Revocation of Proxies

Record Holders. If you are the record holder of shares of Pinnacle common stock and you sign and return a proxy card or vote via the telephone or Internet and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Pinnacle annual meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies, you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the Pinnacle annual meeting or, if hand delivered, before the voting takes place at the Pinnacle annual meeting. You may also change the voting instructions you gave the proxies by timely submitting a later proxy via telephone or the Internet. The proxies will follow the last voting instructions received from you before the Pinnacle annual meeting.

To revoke your proxy:

•

you can give Pinnacle’s corporate secretary a written notice, before the Pinnacle annual meeting or, if hand delivered, before the voting takes place at the Pinnacle annual meeting, that you want to revoke your proxy; or

•

you can attend the Pinnacle annual meeting and vote in person or notify Pinnacle’s corporate secretary, before the voting takes place, that you want to revoke your proxy. Simply attending the Pinnacle annual meeting alone, without voting in person or notifying Pinnacle’s corporate secretary, will not revoke your proxy.

If you submit your new proxy or notice of revocation by mail, it should be addressed to Pinnacle’s corporate secretary at Pinnacle Bankshares Corporation, 622 Broad Street, Altavista, Virginia 24517, Attention: Corporate Secretary, and must be received no later than the beginning of the Pinnacle annual meeting or, if the Pinnacle annual meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Pinnacle’s corporate secretary before the voting takes place at the Pinnacle annual meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact Pinnacle’s corporate secretary by calling (434) 369-3000 or by writing to Pinnacle Bankshares Corporation, 622 Broad Street, Altavista, Virginia 24517, Attention: Bryan M. Lemley, Chief Financial Officer and Secretary.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your broker or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the Pinnacle board of directors, and Pinnacle will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders and gathering voting instructions. Proxies may be solicited, without extra compensation, by Pinnacle’s directors, officers and employees personally and by mail, telephone, facsimile or other means.

PROPOSALS TO BE CONSIDERED AT THE PINNACLE ANNUAL MEETING

Approval of the Pinnacle Merger Proposal (Proposal No. 1)

At the Pinnacle annual meeting, shareholders of Pinnacle will be asked to approve the Pinnacle merger proposal providing for the merger of Virginia Bank with and into Pinnacle. Shareholders of Pinnacle should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Pinnacle board of directors unanimously approved and adopted the merger agreement and determined it to be advisable and in the best interests of Pinnacle and the shareholders of Pinnacle. See “The Merger—Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Pinnacle board of directors’ recommendation.

If Pinnacle’s shareholders do not approve the Pinnacle merger proposal, Pinnacle will not be able to complete the merger.

The Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle merger proposal.

Approval of the Pinnacle Articles Amendment Proposal (Proposal No. 2)

At the Pinnacle annual meeting, shareholders of Pinnacle will be asked to approve the Pinnacle articles amendment proposal. Approval of the Pinnacle articles amendment proposal will authorize Pinnacle to increase the maximum number of directors permitted to serve on the Pinnacle board of directors from 15 to 18 effective at the effective time of the merger. The exact text of the proposed amendment is attached to this joint proxy statement/prospectus as Appendix I.

The Pinnacle articles of incorporation currently provide that the maximum number of directors permitted to serve on the Pinnacle board of directors is 15, and 13 directors currently serve on Pinnacle’s board of directors. The merger agreement provides that, prior to the effective time of the merger, Pinnacle will take all necessary action so that at the effective time of the merger Pinnacle’s board of directors will be comprised of the 13 currently serving directors of Pinnacle and five directors selected by Virginia Bank, subject to the consent of Pinnacle (which shall not be unreasonably withheld). The merger agreement further provides that the five directors selected by Virginia Bank will be split as equally as possible among the three classes of directors comprising the Pinnacle board of directors, and that Pinnacle will renominate the five directors selected by Virginia Bank for election to the Pinnacle board of directors at the first annual meeting of Pinnacle’s shareholders following the effective time of the merger.

In order to enable Pinnacle to appoint the five directors selected by Virginia Bank at the effective time of the merger, Pinnacle must amend its articles of incorporation to increase the maximum size of the Pinnacle board of directors from 15 to 18.

If Pinnacle’s shareholders do not approve the Pinnacle articles amendment proposal, Pinnacle will not be able to complete the merger.

The Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle articles amendment proposal.

Approval of the Pinnacle Directors Proposal (Proposal No. 3)

Pinnacle’s board of directors is divided into three classes (I, II and III) of directors. The term of office for four Class II directors will expire at the Pinnacle annual meeting. All such directors have been nominated for election to the Pinnacle board of directors to continue serving as Class II directors. If elected, each nominee will serve until the 2023 annual meeting of Pinnacle shareholders.

The holder of any proxy solicited by the Pinnacle board of directors will vote for the election of all of the nominees for Class II director unless authority for a particular nominee is withheld. If for any reason any nominee for Class II director should become unavailable to serve, an event which Pinnacle does not anticipate, the proxies may exercise discretionary authority to vote for a substitute nominee if one is proposed by the Pinnacle board of directors.

The four nominees for election as Class II director receiving the greatest number of affirmative votes cast at the Pinnacle annual meeting will be elected as Class II directors of Pinnacle. See “Directors, Executive Officers, Executive Compensation and Corporate Governance of Pinnacle—Board of Directors” for additional information about these nominees and for information about the Class I and Class III directors of Pinnacle.

Name (Age) and Address	Principal Occupation	Director of Pinnacle Since
James E. Burton, IV (63) Lynchburg, Virginia	Vice President Slurry Pavers, Inc. (pavement preservation contractor)	1998

Judson H. Dalton (41) Lynchburg, Virginia	Project Manager, Estimator and Home Office Manager English Construction Company	2012

Thomas F. Hall (70) Amherst, Virginia	President George E. Jones & Sons, Inc. (construction)	2008

A. Patricia Merryman (65) Rustburg, Virginia	Vice President Sonny Merryman, Inc. (transportation equipment distributor)	2010

The Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the election as directors of the nominees listed above.

Approval of the Pinnacle Adjournment Proposal (Proposal No. 4)

If at the Pinnacle annual meeting there are not sufficient votes to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal. In that event, shareholders of Pinnacle will be asked to vote on the Pinnacle adjournment proposal and will not be asked to vote on the Pinnacle merger proposal or the Pinnacle articles amendment proposal at the Pinnacle annual meeting.

In order to allow proxies that have been received by Pinnacle at the time of the Pinnacle annual meeting to be voted for the Pinnacle adjournment proposal, Pinnacle is submitting the Pinnacle adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Pinnacle shareholders to authorize the holder of any proxy solicited by the Pinnacle board of directors on a discretionary basis to vote in favor of adjourning the Pinnacle annual meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Pinnacle shareholders who have previously voted.

If it is necessary to adjourn the Pinnacle annual meeting, then, unless the meeting is adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the Pinnacle annual meeting of the place, date and time to which the Pinnacle annual meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The Pinnacle board of directors unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle adjournment proposal.

THE MERGER

The following is a discussion of the merger. This summary may not contain all of the information about the merger that is important to you. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General Information

The Pinnacle board of directors and the Virginia Bank board of directors have each approved the merger agreement and the merger, which provides for the merger of Virginia Bank with and into Pinnacle, with Pinnacle being the surviving company in the merger.

Pursuant to the terms of the merger agreement, as a result of the merger, each share of Virginia Bank common stock issued and outstanding before the effective time of the merger (except for any shares of Virginia Bank common stock owned by Pinnacle and any dissenting shares) will be converted into the right to receive, at the election of the holder and subject to the election, allocation and proration procedures set forth in the merger agreement, either:

•	$16.00 in cash (or the “cash consideration”); or

•	0.54 shares of Pinnacle common stock (or the “stock consideration” and together with the cash consideration, the “merger consideration”).

The merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. No fractional shares of Pinnacle common stock will be issued; instead cash will be paid for fractional shares.

Based on the number of shares of Virginia Bank common stock outstanding as of the date of this joint proxy statement/prospectus, Pinnacle expects to issue 594,692 shares of Pinnacle common stock in the aggregate upon completion of the merger. At the completion of the merger, it is expected that there will be issued and outstanding approximately 2,158,684 shares of Pinnacle common stock, with current Pinnacle shareholders owning approximately 72.5% of Pinnacle’s outstanding common stock, on a fully diluted basis, and former holders of Virginia Bank common stock owning approximately 27.5% of Pinnacle’s outstanding common stock, on a fully diluted basis.

After the merger, it is expected that Virginia Bank and Trust, the wholly-owned bank subsidiary of Virginia Bank, will merge with and into First National Bank, the wholly-owned bank subsidiary of Pinnacle. First National Bank will be the surviving bank in the bank merger.

Background of the Merger

The merger agreement is the result of arms-length negotiations between representatives of Pinnacle and representatives of Virginia Bank, during which the parties consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.

As part of the ongoing oversight and management of their respective companies, each of the Pinnacle and Virginia Bank boards of directors and executive management teams regularly review and assess their respective companies’ long-term strategic goals and opportunities and their respective companies’ performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. For each of Pinnacle and Virginia Bank, these reviews have included periodic discussions regarding potential transactions that could further its strategic objectives and the potential benefits and risks of any such transactions.

As part of its ongoing consideration and evaluation of its business and plans and review of its strategic opportunities, the Virginia Bank board of directors periodically has reviewed and discussed various strategic alternatives, including whether it should continue as an independent entity, grow organically, or affiliate with another financial institution. Certain of these reviews and discussions have included analyses of the mergers and acquisitions environment and an assessment of potential partners of Virginia Bank, and in connection with these reviews and discussions certain members of the Virginia Bank board of directors and management team have had informal discussions with representatives of other financial institutions, including Pinnacle, and have regularly updated the Virginia Bank board of directors regarding such discussions.

From time to time, Virginia Bank has been approached by other financial institutions looking to enter or expand in and around the southern Virginia market. In February 2018, Aubrey H. (Todd) Hall, III, President and Chief Executive Officer of Pinnacle, and Donald W. Merricks, President and Chief Executive Officer of Virginia Bank, met to discuss a loan participation. During their conversation, the parties also discussed their respective organizations and some of the challenges faced by Virginia Bank.

In the course of Pinnacle’s ongoing strategic planning process, and in connection with the February 2018 meeting between Mr. Hall and Mr. Merricks, Mr. Hall requested Pinnacle’s financial advisor to include Virginia Bank in its analysis of potential strategic opportunities for consideration by the Pinnacle board of directors and senior management team. During March 2018, the Pinnacle board of directors considered information prepared by Pinnacle’s financial advisor regarding a potential combination with Virginia Bank, and the Pinnacle board of directors determined to take no further action at that time with respect to a potential strategic opportunity with Virginia Bank.

To assist the Virginia Bank board of directors in its continuing review of strategic goals and opportunities, on October 4, 2018, the Virginia Bank board held a strategic retreat at which it invited representatives of Janney (FIG Partners, LLC at the time) to discuss Virginia Bank’s strategic alternatives. During the meeting the Virginia Bank Board and representatives of Janney discussed the current banking environment and recent transactions in the banking and financial services industry. The Virginia Bank board reviewed a variety of strategic alternatives, including Virginia Bank’s prospects for organic growth on a stand-alone basis, expansion into new markets, a strategic merger with another financial institution or a sale of the bank. The Virginia Bank board also recognized the challenges to organic growth and expansion and successful implementation of its strategic plan, including, among other things, management succession, the resources and costs required to provide competitive products, services and financial technology in an extremely competitive market for banking services and quality personnel, and difficulties that Virginia Bank had experienced with new branch expansion post-recession.

On October 19, 2018, at Mr. Hall’s request, Mr. Hall and Mr. Merricks met for lunch and discussed, among other topics, the community banking industry and current market conditions generally and the potential for a merger of Pinnacle and Virginia Bank, including potential benefits to both institutions. No specific terms of a potential merger were discussed at this meeting. Both parties agreed to discuss the potential opportunity with their respective boards of directors at their November board meetings. During late October 2018, at Mr. Hall’s request Elton W. Blackstock, Jr., a director of Pinnacle and First National Bank, contacted Mr. Merricks to discuss Pinnacle and First National Bank and the potential for a combination of Pinnacle and Virginia Bank.

On November 13, 2018, at a regularly scheduled meeting of the Pinnacle board of directors, Mr. Hall provided a summary of conversations to date with Mr. Merricks. Following a brief discussion, the Pinnacle board of directors approved Mr. Hall to continue conversations with Virginia Bank regarding a potential combination.

On November 20, 2018, at a regularly scheduled meeting of the Virginia Bank board of directors, Mr. Merricks informed the Virginia Bank board of his meeting with Mr. Hall. The Virginia Bank board engaged in a brief and general discussion about Pinnacle and the potential advantages of a merger of Pinnacle and Virginia Bank, after which the board authorized management to engage in further exploratory conversations with Pinnacle. On November 26, 2018, Pinnacle and Virginia Bank entered into a mutual confidentiality agreement to facilitate further discussions, due diligence and further analysis of a potential business combination.

On November 28, 2018, representatives of Pinnacle and Virginia Bank met in-person to discuss a potential combination. Representatives of Pinnacle included Mr. Hall, James E. Burton, IV, Chairman of the Board, Michael E. Watson, Vice Chairman of the Board, and Mr. Blackstock. Representatives of Virginia Bank included Mr. Merricks, L. Frank King, Jr., a director of Virginia Bank and the former President and Chief Executive Officer of Virginia Bank, John L. Foster, a director of Virginia Bank, and Jerry K. Oakes, President of Virginia Bank and Trust. At the meeting, the parties engaged in a general discussion of the business and operating philosophies and cultures of the two banks and discussed the strategic rationale and benefits of a combination. At the conclusion of the meeting, both parties expressed interest in continuing exploratory conversations regarding a potential transaction.

Following that meeting, Messrs. Hall and Merricks and a representative of Janney, Virginia Bank’s financial advisor, engaged in several conversations and meetings in December 2018 and January 2019 to further discuss a potential combination and to review preliminary financial analyses and metrics prepared by Janney assuming certain illustrative transaction terms and structures. While these analyses indicated significant potential upside to Virginia Bank’s shareholders from a combination with Pinnacle, the Virginia Bank board decided that additional time was warranted to review the transaction, including to allow for more normalized Virginia Bank earnings without pension settlement accounting or OREO write-downs that took place in 2018, and for additional time to monitor Pinnacle’s stock price. The parties remained in touch during the first several months of 2019, although no specifics regarding a business combination were discussed during this time.

In May 2019, at a regularly scheduled meeting of the Virginia Bank board of directors, the Virginia Bank board again discussed a potential transaction with Pinnacle and authorized Mr. Merricks to continue exploratory conversations with Pinnacle. Also during May 2019, Mr. Hall updated the Pinnacle board of directors on conversations with Mr. Merricks during early 2019 and the parties’ continued interest in a potential transaction.

On May 29, 2019, Messrs. Hall and Merricks again met with a representative of Janney to discuss a potential combination and to review updated financial analyses and metrics prepared by Janney based on illustrative transaction terms. The analyses outlined an illustrative exchange ratio based on an all-stock transaction with post-transaction ownership of 61% and 39% by current Pinnacle shareholders and current Virginia Bank shareholders, respectively. The parties agreed that, in addition to the potential premium to Virginia Bank shareholders, the potential benefits of a strategic merger transaction, including complementary business and geographic footprints, the benefits of scale and the similar cultures and community banking philosophies were compelling to warrant further consideration of a strategic combination. The parties also discussed a potential process and timeline that could be followed should both companies agree to pursue a strategic combination.

On June 11, 2019, at a regularly scheduled meeting of the Virginia Bank board, Mr. Merricks updated the board on the May 29 meeting and presented the updated financial analyses and metrics prepared by Janney. The Virginia Bank board of directors discussed the potential transaction at length and, for many of the reasons in the preceding paragraph, as well as the significant ownership position in the combined company, the Virginia Bank board encouraged Mr. Merricks to continue conversations with Pinnacle. Also on June 11, 2019, a representative of Janney presented the updated analysis of a potential transaction to the Pinnacle board of directors.

On June 21, 2019, Messrs. Hall and Merricks again met with a representative of Janney to discuss the potential combination and reviewed a term sheet containing high-level organizational and social considerations in connection with such a transaction, including adding four members of the Virginia Bank board of directors to the Pinnacle board following the merger. The parties agreed to continue conversations over the summer. During June and July 2019, Mr. Hall and Mr. Merricks continued to update their respective boards of directors and management teams regarding the status of these conversations and continued to discuss and refine potential organizational and social considerations and other aspects of the combination. During July 2019, Mr. Hall engaged Troutman Pepper Hamilton Sanders LLP (or “Troutman Pepper”), outside corporate counsel to Pinnacle, to advise Pinnacle in connection with potential structures for a strategic merger and public filing requirements that may apply and to advise in connection with any transaction with Virginia Bank.

During late July 2019 and into August 2019, Mr. Hall, Mr. Merricks, and a representative of Janney worked on select materials related to a potential strategic merger including drafts of a letter of intent, presentation materials for the Pinnacle and Virginia Bank boards of directors, and a post-transaction organizational chart.

On August 1, 2019, representatives of Pinnacle and Virginia Bank met in-person to further discuss the potential transaction. Representatives of Pinnacle included Messrs. Hall, Burton and Blackstock, and C. Bryan Stott, a director of Pinnacle. Representatives of Virginia Bank included Messrs. Merricks, King, Foster and Oakes. Mr. Hall presented his views regarding the potential benefits to both institutions of a strategic combination between Pinnacle and Virginia Bank. Representatives of Janney also were present and presented updated financial analyses and metrics regarding the transaction. The Virginia Bank representatives were given the opportunity to ask questions and offer comments, and then adjourned to a private room for further discussions regarding all aspects of the potential combination. Following that discussion, the Virginia Bank representatives invited Mr. Hall to the August 13, 2019 meeting of the Virginia Bank board of directors to present an overview of the proposed combination and a non-binding letter of intent to the Virginia Bank board.

In early August, 2019, Mr. Hall, representatives of Troutman Pepper, and a representative of Janney worked on multiple drafts of a non-binding letter of intent regarding a strategic merger of Virginia Bank into Pinnacle.

On August 8, 2019, Messrs. Hall, Merricks and King and D.C. Hastings, another director of Virginia Bank and a former President and Chief Executive Officer of Virginia Bank, met to discuss the potential transaction.

On August 13, 2019, at a regularly scheduled board meeting of the Virginia Bank board, Messrs. Hall and Burton provided presentations regarding Pinnacle and the strategic combination. Representatives of Janney also presented an analysis of the financial impact of the proposed transaction for Virginia Bank shareholders, and compared the financial impact of the proposed transaction to the alternative of Virginia Bank remaining independent. Following a lengthy discussion of the transaction and the proposed letter of intent, the Virginia Bank board determined to further contemplate the proposal and reconvene on August 20, 2019.

Also on August 13, 2019, at a regularly scheduled meeting of the Pinnacle board of directors, the Pinnacle board approved entering into a non-binding letter of intent with Virginia Bank. Later that day, Pinnacle submitted to Virginia Bank a proposed non-binding letter of intent providing for a preliminary offer to acquire Virginia Bank by merging Virginia Bank into Pinnacle and converting each outstanding share of Virginia Bank into 0.54135 newly issued shares of Pinnacle common stock, representing approximately 39% ownership of the combined company by current shareholders of Virginia Bank. In addition, the proposed letter of intent provided that four members of the Virginia Bank board would join the Pinnacle board following the transaction.

On August 20, 2019, the Virginia Bank board met to discuss and consider the proposed non-binding letter of intent received from Pinnacle. Representatives of Janney presented a refined analysis of the proposal and the merits of the transaction. Following further review and discussion of the letter of intent, the Virginia Bank board approved the letter of intent and authorized management to proceed with due diligence and further negotiation, subject to (i) an increase in Virginia Bank’s representation on the Pinnacle board to five members, and (ii) a limitation on the director non-compete agreements contemplated in connection with the merger to one year. On August 21, 2019, Mr. Merricks discussed the letter of intent with representatives of Williams Mullen, Virginia Bank’s outside corporate counsel, and engaged Williams Mullen to serve as Virginia Bank’s legal counsel in connection with the proposed combination.

From August 20 to August 22, 2019, Mr. Hall and Mr. Merricks discussed potential revisions to the letter of intent and worked with Pinnacle’s and Virginia Bank’s respective legal counsel to update the letter of intent. On August 26, 2019, the parties signed the non-binding letter of intent. Following execution of the letter of intent, the parties proceeded with the due diligence process and discussions on terms similar to those in the letter of intent. Among other things, the parties updated an electronic data room for use with each other and with their respective advisors and engaged Thurmond, Clower & Associates, LLC to perform a credit analysis and review of a portion of each party’s loan portfolio and related documentation.

During September 2019, Pinnacle engaged Performance Trust Capital Partners, LLC to serve as financial advisor to Pinnacle in connection with a merger of Pinnacle and Virginia Bank. On September 10, 2019, at a regularly scheduled meeting of the Pinnacle board of directors, representatives of Troutman Pepper presented information to the Pinnacle board regarding the board’s fiduciary duties under Virginia law, potential merger structures and other legal issues related to the merger.

Also during September 2019, Pinnacle continued to work with Performance Trust, and Virginia Bank continued to work with Janney, to conduct extensive business and financial due diligence and refine their financial modeling of the combination. Beginning on September 16, 2019, representatives of Pinnacle, Performance Trust, Virginia Bank and Janney begin updating financial analyses related to the proposed merger to incorporate updated financial information. On October 1, 2019, representatives of Pinnacle, Performance Trust, Virginia Bank and Janney met to discuss due diligence findings, updated financial analyses, updated estimates of transaction costs and cost savings, revised financial models and transaction structure including the potential for Pinnacle to pay a mix of stock and cash consideration to Virginia Bank shareholders.

On October 2, 2019, Mr. Hall contacted Mr. Merricks to request that the letter of intent be amended to extend the due diligence and exclusivity period from November 9, 2019 until December 24, 2019. In addition, based on the status and findings of the parties’ due diligence review, as well as further refinement of the parties’ financial models, the parties also acknowledged in the proposed amendment to the letter of intent that there may be an adjustment to the merger consideration, subject to continuing due diligence and refinement of financial models.

On October 8, 2019, the Pinnacle board and Virginia Bank board each approved the amendment to the letter of intent. The amendment to the letter of intent was executed on October 10, 2019. Throughout October and November 2019, Pinnacle and Virginia Bank and their respective financial advisors continued their respective due diligence reviews and refinement of financial modeling of the combination, and Mr. Hall and Mr. Merricks regularly exchanged status updates regarding diligence progress and any significant findings.

On November 20, 2019, representatives of Pinnacle and Virginia Bank met in-person to discuss due diligence findings and revised financial modeling and to contemplate an updated transaction structure. Representatives of Pinnacle included Messrs. Hall, Lemley, Watson, Stott and Blackstock. Representatives of Virginia Bank included Messrs. Merricks, Oakes, King, Hastings and Foster. Representatives of Performance Trust and Janney also were present. At the meeting, the parties reviewed an updated transaction structure that included merger consideration consisting of stock consideration paid for 70% of the outstanding shares of Virginia Bank common stock and cash consideration paid for 30% of the outstanding shares of Virginia Bank common stock, with a fixed exchange ratio of 0.50 shares of Pinnacle common stock for the stock consideration and cash consideration of $16.00 per share. Following thorough discussion and questions, the representatives of Virginia Bank and Janney met privately to further discuss the revised transaction terms. The Virginia Bank representatives determined to discuss the revised transaction structure with the full board of directors in early December.

On December 3, 2019, the Virginia Bank board of directors held a special meeting to review the revised transaction structure and discuss the potential combination with Pinnacle. At the meeting, Virginia Bank’s management reported on the results of due diligence investigations of Pinnacle and Virginia Bank. In addition, management reviewed Janney’s analysis of the revised transaction structure and the potential benefits to Virginia Bank shareholders of the proposed combination. Following that discussion, the Virginia Bank board authorized management to engage in further discussions regarding the combination and prepare a definitive merger agreement.

On December 5, 2019, at a meeting of the Executive Committee of the Pinnacle board of directors, Mr. Hall updates the committee regarding discussions with Virginia Bank, the results of the meeting of the Virginia Bank board of directors held on December 3, and recent discussions with the Virginia Bank management team, and the Executive Committee then recommended that the Pinnacle board of directors proceed with legal due diligence and preparation of a definitive merger agreement. On December 10, 2019, at a regularly scheduled meeting of the Pinnacle board of directors, the Pinnacle board authorized management and Pinnacle’s legal counsel to prepare a definitive merger agreement for the merger of Virginia Bank into Pinnacle.

On December 10, 2019, Messrs. Hall and Burton attended a regularly scheduled meeting of the Virginia Bank board of directors, discussed, among other things, their vision of the combined organization and commitment to the Danville market and community, and answered questions from members of the Virginia Bank board of directors. On December 11, 2019, representatives of Pinnacle, Virginia Bank, Performance Trust, Janney, Troutman Pepper, counsel to Pinnacle, and Williams Mullen participated in a conference call to discuss the transaction generally, the anticipated timeline, and next steps to prepare the definitive merger agreement.

On December 23, 2019, representatives of Troutman Pepper delivered an initial draft of the definitive merger agreement to representatives of Williams Mullen containing the proposed complete terms of the transaction, and Virginia Bank’s management and its advisors began their review and negotiation of the provisions of the merger agreement. In addition, the parties finalized business, legal and financial investigations during this time. On January 7, 2020, Williams Mullen delivered a revised draft of the proposed merger agreement to Troutman Pepper and, between January 7, 2020 and January 21, 2020, Pinnacle, Virginia Bank and their respective financial advisors and legal counsel continued to negotiate the terms of the merger agreement and related documents and various matters related to the proposed combination of Pinnacle and Virginia Bank. During this time, the parties also provided drafts of, reviewed, and asked questions regarding their respective disclosure schedules to the merger agreement and discussed other aspects of the proposed transaction.

On January 14, 2020, the Pinnacle board of directors held a regularly scheduled meeting to discuss the proposed transaction. Members of Pinnacle’s management team, as well as representatives of Performance Trust and Troutman Pepper, were also in attendance. Representatives of Troutman Pepper and Performance Trust reviewed with the Pinnacle board of directors the terms of the merger agreement and the terms of the proposed transaction, representatives of Troutman Pepper presented information to the Pinnacle board regarding its fiduciary duties under Virginia law, and representatives of Performance Trust presented information to the Pinnacle board regarding Performance Trust’s financial analysis of the terms of the merger. The Pinnacle board of directors had been provided with a set of meeting materials in advance of the meeting including the merger agreement, a summary of the material terms of the merger agreement prepared by representatives of Troutman Pepper, the bank merger agreement, the affiliate agreements, and a summary of the affiliate agreements prepared by representatives of Troutman Pepper. The Pinnacle board asked questions of Pinnacle’s management and representatives of Troutman Pepper and Performance Trust and engaged in a detailed discussion and deliberation regarding the proposed merger of Virginia Bank into Pinnacle.

On January 14, 2020, the Virginia Bank board of directors held a regularly scheduled meeting at which it reviewed the proposed terms of the merger and the merger agreement. At the meeting, management updated the Virginia Bank board on the status of negotiations and the anticipated timeline. In addition, representatives of Janney reviewed its financial analysis of the terms of the merger, including the merger consideration, and its views on the fairness of the merger consideration to Virginia Bank shareholders from a financial perspective. Also at the meeting, representatives of Williams Mullen discussed with the Virginia Bank board the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements, copies of which had been previously delivered to each director, that had resulted from negotiations with Pinnacle’s counsel. The Virginia Bank board asked questions of management, Janney, and Williams Mullen, and engaged in a detailed discussion and deliberation regarding the proposed transaction compared with continuing to operate as an independent community bank.

On January 21, 2020, the Pinnacle board of directors convened a special meeting, held jointly with a special meeting of the First National Bank board of directors, to discuss the proposed transaction. Members of Pinnacle’s management team, as well as representatives of Performance Trust and Troutman Pepper, were also in attendance as the Pinnacle board of directors considered approval of the merger agreement and the transactions contemplated by the merger agreement. The Pinnacle board of directors had been provided with a set of meeting materials in advance of the meeting including the merger agreement, a summary of the material changes to the merger agreement prepared by representatives of Troutman Pepper, the bank merger agreement, the affiliate agreements, and a financial presentation prepared by Performance Trust.

At this meeting, Performance Trust reviewed with the Pinnacle board of directors the financial aspects of the proposed merger and rendered an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated January 21, 2020) to the effect that, as of the date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust as set forth in such opinion, the merger consideration as provided in the original merger agreement was fair, from a financial point of view, to Pinnacle’s shareholders. Representatives of Troutman Pepper discussed with the Pinnacle board of directors the terms of the merger agreement and the affiliate agreements, directors’ fiduciary duties under applicable law, and restrictions on trading in securities issued by Pinnacle before the merger closes, in each case referencing and updating advice rendered to the Pinnacle board of directors at prior meetings.

After considering the proposed terms of the merger agreement, the affiliate agreements and the various presentations of Pinnacle’s financial advisors and legal counsel, and the matters discussed during the January 14, 2020 and January 21, 2020 meetings and prior meetings of the Pinnacle board, including the factors described under the section of this joint proxy statement/prospectus entitled “—Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors,” the Pinnacle board of directors determined that the merger agreement, including the merger and the bank merger, were in the best interests of Pinnacle and its shareholders, and the Pinnacle board of directors approved and adopted the merger agreement and the transactions contemplated thereby and determined to recommend that Pinnacle’s shareholders approve the merger agreement and the merger.

On January 21, 2020, the Virginia Bank board held a special meeting, with representatives of Janney and Williams Mullen present, to discuss the proposed transaction. The Virginia Bank board of directors had been provided with a set of meeting materials in advance of the meeting including the merger agreement, a summary of the material updates to the merger agreement prepared by representatives of Williams Mullen, the bank merger agreement, the affiliate agreements, and a financial presentation prepared by Janney.

At the meeting, a representative of Janney provided a written opinion that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, as of the date of the meeting, the merger consideration to be paid to the holders of Virginia Bank common stock pursuant to the original merger agreement was fair to the holders of Virginia Bank common stock from a financial point of view. Representatives of Williams Mullen led a review of the updates to the merger agreement since the prior meeting of the Virginia Bank board.

After further discussion and consideration of the proposed terms of the merger agreement, the affiliate agreements and the various presentations of Virginia Bank’s financial advisors and legal counsel, and the matters discussed during the January 14, 2020 and other prior meetings of the Virginia Bank board, including the factors described under “—Virginia Bank’s Reasons for the Merger; Recommendation of Virginia Bank’s Board of Directors,” the Virginia Bank board of directors (i) determined that the merger agreement and the transactions contemplated thereby were advisable, and fair to and in the best interests of Virginia Bank, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby, and (iii) recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Virginia Bank’s shareholders.

In the evening of January 21, 2020, Pinnacle and Virginia Bank executed the definitive merger agreement and issued a joint press release publicly announcing the transaction.

Following announcement of the original merger agreement, the impacts of the COVID-19 pandemic on the financial markets and on economic conditions in the U.S. and in the markets in which Pinnacle and Virginia Bank operate developed significantly, including as a result of the declaration of a national emergency concerning the COVID-19 outbreak and implementation of shelter-in-place orders. During March 2020, the management teams of Pinnacle and Virginia Bank monitored and discussed the COVID-19 pandemic and its effects, and Pinnacle’s and Virginia Bank’s respective responses, during the management teams’ regular meetings. Pinnacle and Virginia Bank also began to adjust their internal financial forecasts to reflect the significantly lower interest rate environment and potential credit losses, and on April 8, 2020 Pinnacle and Virginia Bank jointly announced that the closing of the merger would be temporarily delayed due to near-term operational challenges related to COVID-19 and related volatility in the financial markets.

During April and May 2020, the management teams of Pinnacle and Virginia Bank began discussing modifications to the merger consideration in light of the companies’ updated internal financial forecasts and the impact of COVID-19 on the stock prices of Pinnacle and Virginia Bank. During May 2020, the boards of directors and management teams of each of Pinnacle and Virginia Bank, with the assistance of their respective financial advisors and legal counsel, reviewed several proposed revisions to the merger consideration and analyzed whether such revisions would impact the ability of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

On May 5, 2020, several of Virginia Bank’s board members met by videoconference with members of Virginia Bank’s and Pinnacle’s management teams and representatives of Performance Trust, Janney and Williams Mullen. During the videoconference, the respective management teams updated the Virginia Bank board members on the impacts of COVID-19 on both banks and the status of the transaction, and representatives of Performance Trust and Janney reviewed recent developments in financial markets, the bank merger and acquisition market generally, the impact of COVID-19 generally and on the merger, and potential revisions to the merger consideration. Following these presentations, the members of Pinnacle’s management team and Performance Trust left the meeting, and the Virginia Bank board members discussed the foregoing matters and asked questions of Virginia Bank’s management team, Janney, and Williams Mullen. Following a detailed discussion, the Virginia Bank board members recommended that Virginia Bank and Pinnacle continue discussions regarding updates to the merger consideration, with a view towards presenting updated merger terms to the full boards of directors of both institutions later that month.

On May 29, 2020, the Pinnacle board of directors held a special meeting to discuss proposed updates to the merger consideration that would (i) revise the exchange ratio for the stock consideration from 0.50 to 0.54 shares of Pinnacle common stock per share of Virginia Bank common stock, and (ii) reduce the percentage of shares of Virginia Bank common stock that will receive the stock consideration from 70% to 60%, with a corresponding increase in the percentage of shares of Virginia Bank common stock that will receive the cash consideration from 30% to 40%. Members of Pinnacle’s management team, as well as representatives of Performance Trust, were also in attendance. Representatives of Performance Trust reviewed with the Pinnacle board of directors the proposed updates to the merger consideration and information regarding Performance Trust’s financial analysis of the terms of the merger. The Pinnacle board asked questions of Pinnacle’s management and representatives of Performance Trust and engaged in a detailed discussion and deliberation.

On May 29, 2020, the Virginia Bank board of directors held a special meeting to discuss the proposed updates to the merger consideration described in the paragraph above. At the meeting, management updated the Virginia Bank board on the status of negotiations regarding the proposed updates to the merger consideration. In addition, representatives of Janney reviewed its financial analysis of the updated merger consideration, and its views on the fairness of the updated merger consideration to Virginia Bank shareholders from a financial perspective. A representative of Williams Mullen also was present at the meeting and reminded the Virginia Bank board of the legal standards applicable to the its decisions and actions with respect to the proposed transaction. The Virginia Bank board asked questions of management, Janney, and Williams Mullen, and engaged in a detailed discussion and deliberation regarding the merger generally, the proposed revisions to the merger agreement, and the continuing attractiveness of the strategic rationale for the merger that led the Virginia Bank board to approve the original merger agreement in January, including the factors described under “—Virginia Bank’s Reasons for the Merger; Recommendation of Virginia Bank’s Board of Directors.”

On June 9, 2020, the Pinnacle board of directors held a regularly scheduled meeting, at which it considered an amendment to the merger agreement to implement the proposed revisions to the merger consideration. Members of Pinnacle’s management team, as well as representatives of Performance Trust and Troutman Pepper, were also in attendance. The Pinnacle board of directors had been provided with a set of meeting materials in advance of the meeting including a draft of the amendment to the merger agreement and a financial presentation prepared by Performance Trust. At this meeting, Performance Trust reviewed with the Pinnacle board of directors the financial aspects of the proposed merger and rendered an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated June 9, 2020) to the effect that, as of the date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust as set forth in such opinion, the merger consideration as updated by the proposed amendment to the merger agreement was fair, from a financial point of view, to Pinnacle’s shareholders. Representatives of Troutman Pepper reviewed with the Pinnacle board of directors the draft of the amendment to the merger agreement and directors’ fiduciary duties under applicable law.

After considering the proposed terms of the amendment to the merger agreement and the various presentations of Pinnacle’s financial advisor and legal counsel, and the matters discussed during the May 29, 2020 meeting and prior meetings of the Pinnacle board, including the factors described under the section of this joint proxy statement/prospectus entitled “—Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors,” the Pinnacle board of directors determined that the amendment to the merger agreement, and the updated terms of the merger, were in the best interests of Pinnacle and its shareholders, and the Pinnacle board of directors approved and adopted the amendment to the merger agreement and determined to recommend that Pinnacle’s shareholders approve the merger agreement as amended and the merger.

On June 9, 2020, the Virginia Bank board held a regularly scheduled meeting, with representatives of Janney and Williams Mullen present, at which it discussed and considered an amendment to the merger agreement to reflect the proposed revisions to the merger consideration. The Virginia Bank board of directors had been provided with a set of meeting materials in advance of the meeting including the amendment to the merger agreement and a financial presentation prepared by Janney. At the meeting, a representative of Janney provided an oral opinion, which was subsequently confirmed in writing, that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, as of the date of the meeting, the revised merger consideration to be received by the holders of Virginia Bank common stock pursuant to the amendment to the merger agreement was fair from a financial point of view.

After further discussion and consideration of the proposed terms of the amendment to the merger agreement and the various presentations of Virginia Bank’s financial advisors and legal counsel, and the matters discussed during the May 29, 2020 and other prior meetings of the Virginia Bank board, including the factors described under “—Virginia Bank’s Reasons for the Merger; Recommendation of Virginia Bank’s Board of Directors,” the Virginia Bank board of directors (i) determined that the merger agreement, as amended, and the transactions contemplated thereby were in the best interests of Virginia Bank, (ii) approved and adopted the amendment to the merger agreement, and (iii) recommended the approval and adoption of the merger agreement, as amended, and the transactions contemplated thereby by Virginia Bank’s shareholders.

On the afternoon of June 9, 2020, Pinnacle and Virginia Bank executed Amendment No. 1 to the merger agreement and issued a joint press release publicly announcing the amendment and the updated merger consideration.

Virginia Bank’s Reasons for the Merger; Recommendations of Virginia Bank’s Board of Directors

After careful consideration, the Virginia Bank board of directors has determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Virginia Bank and its shareholders. Accordingly, Virginia Bank’s board of directors approved and adopted the merger agreement and unanimously recommends that Virginia Bank shareholders vote “FOR” the Virginia Bank merger proposal and “FOR” the Virginia Bank adjournment proposal.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Virginia Bank shareholders approve the merger agreement, the Virginia Bank board of directors evaluated the merger agreement and the merger in consultation with Virginia Bank’s management, as well as Virginia Bank’s financial and legal advisors, and considered a number of factors, including, among others, the following principal factors which are not presented in order of priority:

•

the review undertaken by the Virginia Bank board of directors and management with respect to the business strategy of Virginia Bank and its prospects for the future as an independent institution, and the strategic alternatives available to Virginia Bank;

•

a review of the prospects, challenges and risks facing Virginia Bank in the current competitive, economic, financial and regulatory climate, including the resources and costs required to provide competitive products, services and financial technology, and the potential benefits of aligning Virginia Bank with a larger organization;

•

the advantages of being part of a larger entity, including the benefits of increased scale and operating efficiencies, and the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•

the ability of Virginia Bank’s shareholders to benefit from the combined company’s potential growth and stock appreciation, and the expectation that the combined company will have superior future earnings and prospects compared to Virginia Bank’s earnings and prospects on an independent basis;

•	the expectation that the combined company will offer greater potential for increased liquidity its shareholders versus an institution of Virginia Bank’s size;

•

a review of the historical financial statements and condition of Pinnacle and certain other information, primarily financial in nature, relating to the business, earnings, financial condition and prospects of Pinnacle and its ability to successfully complete the merger and provide increased value to Virginia Bank shareholders following the merger, taking into account the results of Virginia Bank’s due diligence investigation of Pinnacle;

•

the strategic opportunities associated with merging Virginia Bank’s and Pinnacle’s complementary geographical markets, additional management expertise and the compatibility of Virginia Bank’s business, operations and culture with those of Pinnacle;

•

the anticipated opportunities for Virginia Bank’s employees and customers, including upward mobility for Virginia Bank’s employees and the benefits to Virginia Bank’s customers through enhancements in bank products and services, additional branch locations, higher lending limits and greater financial resources;

•	the compatibility of Virginia Bank’s and Pinnacle’s culture and similar commitments to the communities they serve and the relationships they foster;

•	the fact that the aggregate transaction value would be approximately $23.6 million, estimated as of June 9, 2020;

•

the financial and other terms of the merger agreement, including the merger consideration, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•

the form and amount of the merger consideration, including the increases in the exchange ratio and proportion of cash consideration, and the ability of Virginia Bank shareholders to participate in the future performance of the combined company and the potential synergies resulting from the merger;

•

the continued representation of Virginia Bank’s constituents following the merger due to the fact that the merger agreement provides for five members of Virginia Bank’s board to join the Pinnacle board of directors following the merger;

•	the likelihood that Pinnacle will be able to complete a merger transaction from a financial and regulatory perspective; and

•

the financial analyses and opinion of Janney delivered to the Virginia Bank board of directors on June 9, 2020, to the effect that, as of that date, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the merger consideration to be received in the merger by Virginia Bank common shareholders was fair, from a financial point of view, to such shareholders.

The Virginia Bank board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberations on the merger, including, without limitation, the following, which are not presented in order of priority:

•

the fact that Virginia Bank would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that, while it was not viewed as precluding other proposals, the $1,350,000 termination fee payable to Pinnacle upon the termination of the merger agreement under certain circumstances could potentially discourage certain other potential acquirers from making a competing offer to acquire Virginia Bank;

•	Virginia Bank will lose the autonomy and local strategic decision-making capability associated with being an independent financial institution in Danville and the surrounding communities;

•	the potential risks and costs associated with integrating Virginia Bank and Pinnacle’s businesses, operations and workforces;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time periods;

•	the impacts of and uncertainty surrounding the COVID-19 pandemic on Pinnacle, Virginia Bank and U.S. financial markets;

•

the fact that certain of Virginia Bank’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Virginia Bank shareholders, as described in more detail in the section entitled “–Interests of Certain Virginia Bank Directors and Executive Officers in the Merger”;

•	the possibility that the merger and the integration process could result in employee attrition and have a negative effect on business and customer relationships;

•

the fact that, while Virginia Bank expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the closing of the merger, might not be obtained, and as a result, the merger may not be completed;

•

while the merger is pending, Virginia Bank’s officers and employees will have to focus extensively on actions required to complete the merger, which could divert their attention from Virginia Bank’s business, and Virginia Bank will incur substantial costs even if the merger is not consummated;

•

while the merger is pending, Virginia Bank will be subject to certain customary restrictions on the conduct of its business, which may delay or prevent it from pursuing business opportunities that may arise, or preclude it from taking actions that would be advisable if it was to remain independent;

•

the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risk and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Virginia Bank board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Virginia Bank board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Virginia Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Virginia Bank board of directors considered all these factors as a whole, including discussions with, and questioning of, Virginia Bank’s management and Virginia Bank’s financial and legal advisors, and overall considered the factors to be favorable to, and support, its determination to approve the merger agreement and the transactions contemplated thereby, including the merger.

This explanation of the Virginia Bank board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Pinnacle’s Reasons for the Merger; Recommendations of Pinnacle’s Board of Directors

After careful consideration, the Pinnacle board of directors has determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Pinnacle and its shareholders. Accordingly, Pinnacle’s board of directors approved and adopted the merger agreement and unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle articles amendment proposal, and “FOR” the Pinnacle adjournment proposal.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Pinnacle shareholders approve the merger agreement, the Pinnacle board of directors evaluated the merger agreement and the merger in consultation with Pinnacle’s management, as well as Pinnacle’s financial and legal advisors, and considered a number of factors, including, among others, the following principal factors which are not presented in order of priority:

•

the advantages of being part of a larger institution with over $700 million in assets on a pro forma basis, including the ability to further leverage overhead costs and the potential for operating efficiencies and increased profitability;

•	the belief that the merger will provide Pinnacle an enhanced timeline and strategic plan to grow its balance sheet to $1 billion and beyond;

•	the strategic opportunities to Pinnacle associated with expansion into Virginia Bank’s complementary geographic markets in central Virginia;

•

the complementary branch networks of Pinnacle and Virginia Bank and the fact that the merger will create an institution with a branch network covering the U.S. Rt. 29 corridor from Lynchburg, Virginia to Danville, Virginia;

•	the compatibility of Pinnacle’s business, strategy, operations and culture with those of Virginia Bank;

•	Virginia Bank’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of Pinnacle’s due diligence investigation of Virginia Bank;

•	the attractiveness of Virginia Bank’s low cost funding base and strong core deposits to support future growth in combination with Pinnacle’s lending expertise;

•	the expectation that the combined company will be better positioned to compete and grow its business and will have superior future earnings and prospects compared to Pinnacle on a stand-alone basis;

•	the expectation that the combined company will be able to leverage a higher legal lending limit to more effectively serve larger customers and accounts;

•

the greater potential for increased liquidity in the market for common stock and higher trading multiples of tangible book value and earnings per share of the combined company compared to a financial institution of Pinnacle’s current size;

•

Pinnacle’s expectations and analyses of the financial metrics of the merger, including potential cost saving opportunities, expected earnings per share accretion of greater than 30% starting in 2021, and an expected period to earn back tangible book value dilution of less than 4 years;

•

the financial analyses and other information presented by Performance Trust to the Pinnacle board of directors with respect to the merger, and the written opinion delivered to the Pinnacle board by Performance Trust to the effect that, as of the date of that opinion, the merger consideration was fair to Pinnacle’s shareholders from a financial point of view;

•	Pinnacle’s belief that the merger will accelerate Pinnacle’s achievement of its long-term financial performance goals including improving Pinnacle’s overall operating efficiency;

•

the corporate governance and social aspects of the merger, including the strength and depth of experience of members of Virginia Bank’s management team and other Virginia Bank employees who will join First National Bank following the merger, and the ability to leverage this additional human capital to support further organic growth of the combined company following the merger;

•

the anticipated impact on the communities served by Pinnacle and Virginia Bank, and the increased ability to serve the communities and customers bases with a larger branch network, additional product and service offerings, and community outreach activities;

•

Pinnacle’s understanding of the current and prospective environment in which Pinnacle and Virginia Bank operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Pinnacle both with and without the merger;

•	the strong capital positions maintained by Pinnacle and Virginia Bank prior to the merger and the anticipated strong capital position for the combined company following the merger;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

•	the ability of Pinnacle’s management team to successfully integrate and operate the businesses of Pinnacle and Virginia Bank following the merger;

•	the fact that Pinnacle shareholders would have an opportunity to approve the merger agreement and the merger; and

•

the financial and other terms of the transaction, including the fixed merger consideration, expected tax treatment, and deal protection and termination fee provisions, which Pinnacle’s board of directors and management reviewed with Pinnacle’s outside financial and legal advisors.

The Pinnacle board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberations on the merger, including, without limitation, the following which are not presented in order of priority:

•	the challenges and risks associated with integrating Virginia Bank’s business, operations and employees with those of Pinnacle;

•	the effect of the public announcement of the merger on Pinnacle’s customer relationships and its ability to retain customers and employees;

•	the potential effects of issuing $7.0 million of subordinated debt in connection with the merger;

•	the risk of not being able to realize all of the anticipated operational synergies and cost savings between Pinnacle and Virginia Bank and the risk that other anticipated benefits may not be realized;

•	the restrictions on the conduct of Pinnacle’s business during the period between entry into the merger agreement and the completion of the merger;

•	the substantial merger and integration related expenses, and the other costs associated with the merger including Pinnacle management’s time and energy and other opportunity costs;

•	the risk that the merger may not be completed;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential payment of a termination fee, and customer, employee and market reactions;

•

the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company after the merger; and

•

the risks of the type and nature described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” including but not limited to the risks described in the section titled “Risk Factors—Risks Related to the COVID-19 Pandemic.”

The foregoing discussion of the information and factors considered by the Pinnacle board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Pinnacle board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Pinnacle board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Pinnacle board of directors considered all these factors as a whole, including discussions with, and questioning of, Pinnacle’s management and Pinnacle’s financial and legal advisors, and overall considered the factors to be favorable to, and support, its determination to approve the merger agreement and the transactions contemplated thereby, including the merger.

This explanation of the Pinnacle board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Virginia Bank’s Financial Advisor

Janney delivered to the Virginia Bank board of directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated as of June 9, 2020, the merger consideration to be received by the holders of Virginia Bank common stock was fair to such holders from a financial point of view. No limitations were imposed by Virginia Bank upon Janney with respect to the investigations made or procedures followed by Janney in rendering its opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix E. Virginia Bank shareholders should read this opinion in its entirety.

Janney is a nationally recognized investment banking firm that specializes in the securities of financial institutions, including banking companies. Janney is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Virginia Bank board of directors selected Janney to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Janney will receive a fee from Virginia Bank for performing its financial advisory services in connection with the merger. As compensation for Janney’s services, Virginia Bank has agreed to pay Janney 1.25% of the value of the merger consideration to be received by Virginia Bank’s shareholders in the merger. The fee to be received by Janney is capped at $325,000 excluding the $15,000 retainer paid to Janney. Including the retainer, Virginia Bank has paid Janney a total of $90,000 to date. The remainder of Janney’s fee is contingent on the consummation of the merger. Virginia Bank has also agreed to reimburse Janney for up to $15,000 of its expenses incurred with the merger, and Virginia Bank has agreed to indemnify Janney for certain liabilities arising from the merger. This opinion has been reviewed and approved by Janney’s Fairness Committee. Janney has provided services and received compensation from Pinnacle during the prior two years. Other than fees received in connection with the merger, Janney has not received compensation from Virginia Bank during the prior two years. In 2018, FIG Partners, LLC (“FIG”), an affiliate of Janney, was retained by Pinnacle to assist Pinnacle in evaluating potential strategic alternatives. Pinnacle elected not to pursue any such opportunities and FIG’s engagement with Pinnacle ended in August 2018. For its services, FIG was paid a retainer of $15,000. Janney acquired FIG in 2019.

Janney’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any Virginia Bank shareholder as to how the shareholder should vote at the Virginia Bank shareholder meeting. The summary of the opinion of Janney set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Virginia Bank board of directors by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the Virginia Bank board of directors, but it does summarize all of the material analyses performed and presented by Janney.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Virginia Bank board of directors and its fairness opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Virginia Bank or Pinnacle. The analyses performed by Janney are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Virginia Bank shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Virginia Bank might engage. In addition, as described above, Janney’s opinion to the Virginia Bank board of directors was one of many factors taken into consideration by the Virginia Bank board of directors in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Janney reviewed and analyzed numerous materials bearing upon the financial and operating conditions of Virginia Bank and Pinnacle and materials and agreements prepared in connection with the merger. As part of its review and analysis, Janney, among other things,

•	reviewed the merger agreement dated January 21, 2020, as amended on June 9, 2020;

•

familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future of financial performance of Virginia Bank and Pinnacle;

•

reviewed certain financial statements, both audited and unaudited, and related financial information of Virginia Bank and Pinnacle, including quarterly reports filed by the parties with the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency and the Federal Reserve;

•	compared certain aspects of the financial performance of Virginia Bank and Pinnacle with similar data available for certain other financial institutions;

•	reviewed certain trading characteristics of the common stock of Virginia Bank and Pinnacle relative to other financial institutions deemed similar;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that we considered and deemed relevant; and

•	performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

Janney also took into account its assessment of general economic, market and financial conditions and experience in other transactions as well as its knowledge of the banking industry and general experience in securities valuation.

In rendering its opinion, Janney assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Virginia Bank and Pinnacle and conveyed in the discussions with Virginia Bank and Pinnacle. In that regard, Janney assumed that the financial forecasts, including, without limitation, the synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of Virginia Bank and Pinnacle, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and it assumed that such allowances for Virginia Bank and Pinnacle were in the aggregate adequate to cover such losses. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of Virginia Bank and Pinnacle. In addition, Janney has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Virginia Bank and Pinnacle or any of their respective subsidiaries and it was not furnished with any such evaluations or appraisals.

Pro Forma Financial Impact

Janney compared the estimated future earnings per share (“EPS”) and tangible book value per share (“TBV”) for Virginia Bank as a standalone entity to the future pro forma EPS and TBV resulting from the merger. As a baseline, Janney estimated future EPS and TBV for Virginia Bank derived from projections developed by Janney with the assistance of management. Janney also developed estimates of EPS and TBV for the combined company using assumptions regarding the anticipated cost savings and other synergies resulting from the merger, estimated purchase accounting adjustments, estimated merger-related expenses, and future earnings guidance for Pinnacle as a standalone company provided by Pinnacle management. Then using the exchange ratio Janney compared the pro forma EPS and TBV for the combined company with the EPS and TBV for Virginia Bank as a standalone entity. This analysis indicated that the merger should be accretive to the pro forma EPS a Virginia Bank shareholder receiving the stock consideration should realize in 2020 through 2025. The analysis also suggested that the transaction should be immediately accretive to TBV for Virginia Bank shareholders who receive the stock consideration. However, the actual results achieved by the combined company following the merger may vary from the projected results, and the variations may be material.

Contribution Analysis

Janney analyzed the relative contribution of Virginia Bank and Pinnacle to the pro forma balance sheet and income of the combined entity, assuming 60% of the merger consideration consists of Pinnacle common stock. This analysis excluded purchase accounting adjustments. To perform this analysis, Janney used historical balance sheet and net income data for both companies as of March 31, 2020. The results of Janney’s analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of Virginia Bank and Pinnacle respective shareholders in the combined company:

	Pinnacle	Virginia Bank
Pro Forma Shares Outstanding (60% stock / 40% cash)	72.4%	27.6%
Pro Forma Shares Outstanding (100% stock) (1)	61.1%	38.9%
Total Assets	69.8%	30.2%
Total Loans	72.0%	28.0%
Total Deposits	70.4%	29.6%
Equity	64.9%	35.1%
Tangible Common Equity (2)	64.6%	35.4%
Net Income (trailing four quarters)	62.2%	37.8%

(1)	Pro forma ownership assuming the consideration is 100% stock
(2)	Common equity less goodwill and other intangible assets

Janney noted that the ownership interest of Virginia Bank’s shareholders in the combined company was generally in line with Virginia Bank’s contribution to the balance sheet and income of the combined company, especially considering that 40% of the merger consideration is cash.

Comparable Transaction Analysis

Janney reviewed a selected group of comparable “control” transactions announced between January 1, 2019 and January 21, 2020 that involved target banks headquartered in the U.S. with total assets between $50 million and $350 million and financial characteristics similar to Virginia Bank (the “Comparable Control Transactions”). For purposes of the analysis, “control” was defined as transactions where the pro forma ownership of the target was less than 40%. The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts, and transactions in which pricing was disclosed. This group consisted of the following twelve transactions:

	Acquiror	Acquiror State	Target	Target State	Total Assets(1)	LTM ROAA(2)	TCE /TA(3)	Announcement P/TBV(4)	Announcement P/E(5)	Adjusted P/TBV(6)	Adjusted P/E(6)
10/29/19	SmartFinancial Inc.	TN	Progressive Financial Grp Inc.	TN	$292.0	0.67%	10.36%	124.9%	27.0x	104.0%	22.5x
09/17/19	FB Financial Corp.	TN	FNB Financial Corp.	KY	252.5	1.27	15.94	128.8	16.4	96.0	12.2
09/17/19	Summit Financial Group Inc.	WV	Cornerstone Financial Services Inc.	WV	169.7	0.92	11.20	153.3	27.3	128.6	22.9
09/16/19	Reliant Bancorp Inc.	TN	Tennessee Community Bank Holdings Inc.	TN	251.4	1.05	10.60	144.0	15.4	114.5	12.3
08/30/19	Farmers National Banc Corp.	OH	Maple Leaf Financial Inc.	OH	276.7	0.56	14.48	120.0	NM	113.5	40.7
08/09/19	Eagle Bancorp Montana Inc.	MT	Western Holding Company of Wolf Point	MT	100.2	1.28	10.95	119.1	16.1	122.7	16.5
07/01/19	BayCom Corp.	CA	TIG Bancorp	CO	228.9	1.13	11.37	148.2	17.6	120.4	14.3
06/14/19	Consumers Bancorp Inc.	OH	Peoples Bancorp Mt. Pleasant Inc.	OH	79.2	0.73	10.27	128.6	21.4	112.8	18.8
05/28/19	Santa Cruz County Bank	CA	Lighthouse Bank	CA	314.4	1.79	12.81	171.0	13.2	134.4	10.3
03/19/10	First Bank	NJ	Grand Bank NA	NJ	196.9	0.49	11.04	101.7	27.8	71.6	19.6
01/31/19	Lewis & Clark Bank	OR	Clatsop Community Bank	OR	95.3	1.02	11.99	130.8	15.5	90.0	10.6
01/22/19	Citizens Community Bancorp	WI	F. & M. Bancorp of Tomah Inc.	WI	197.3	0.79	11.79	104.4	16.1	99.2	15.3

(1)	Total assets in millions of dollars at announcement
(2)	Last twelve months return on average assets at announcement
(3)	Tangible common equity to tangible assets at announcement
(4)	Price to tangible book value at announcement
(5)	Price to earnings at announcement
(6)

Adjusted pricing reflects the change in the buyer’s stock price from the announcement date to June 3, 2020; for transactions involving a mix of cash and stock, pricing was only adjusted to the extent of the stock component

Source: S&P Global Market Intelligence and Janney calculations

Janney also reviewed a selected group of comparable “merger of equals” transactions announced between January 1, 2016 and January 10, 2020 that involved target banks headquartered in the U.S. with total assets between $100 million and $700 million (the “Comparable MOE Transactions”). For purposes of the analysis, “merger of equals” was defined as transactions where the pro forma ownership of the target was at least 40%. The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts, and transactions in which pricing was disclosed. This group consisted of the following ten transactions:

	Acquiror	Acquiror State	Target	Target State	Total Assets(1)	LTM ROAA(2)	TCE / TA(3)	Announcement P/TBV(4)	Announcement P/E(5)	Adjusted P/TBV(6)	Adjusted P/E(6)
03/25/19	ChoiceOne Financial Services	MI	County Bank Corp	MI	$616.6	1.13%	9.61%	150.5%	12.9x	180.6%	15.4x
12/13/18	Delmar Bancorp	MD	Virginia Partners Bank	VA	420.1	0.32	9.75	135.4	NM	125.9	40.8
06/28/17	Bank of McKenney	VA	CCB Bankshares Inc.	VA	216.1	0.37	8.86	99.0	25.5	NA	NA
04/20/17	Riverview Financial Corp.	PA	CBT Financial Corp.	PA	488.1	0.66	8.12	126.7	15.8	58.8	7.3
11/15/16	Little Bank Inc.	NC	Union Banc Corp.	NC	299.5	0.52	8.10	129.0	NM	NA	NA
11/03/16	Bay Banks of Virginia Inc.	VA	Virginia BanCorp Inc.	VA	323.6	0.79	10.99	90.0	13.3	77.1	11.4
08/29/16	Standard Financial Corp	PA	Allegheny Valley Bancorp Inc.	PA	435.0	0.83	10.08	124.6	15.5	115.8	14.4
07/08/16	Commencement Bank	WA	Thurston First Bank	WA	133.3	0.53	9.59	87.0	15.4	115.5	20.5
05/12/16	Coastal Carolina Bancshares Inc.	SC	VistaBank	SC	110.1	2.48	10.98	100.9	4.4	NA	NA
02/18/16	County Bank Corp	MI	Capac Bancorp Inc.	MI	245.3	0.69	9.16	89.8	12.2	NA	NA

(1)	Total assets in millions of dollars at announcement
(2)	Last twelve months return on average assets at announcement
(3)	Tangible common equity to tangible assets at announcement
(4)	Price to tangible book value at announcement
(5)	Price to earnings at announcement
(6)

Adjusted pricing reflects the change in the buyer’s stock price from the announcement date to June 3, 2020; for transactions involving a mix of cash and stock, pricing was only adjusted to the extent of the stock component

Source: S&P Global Market Intelligence and Janney calculations

None of the target institutions in the comparable transactions listed above are identical to Virginia Bank, nor are the acquirors identical to Pinnacle. The comparable transactions detailed above were used to compare the operating and financial characteristics of Virginia Bank to other merger transactions involving targets of similar size, financial condition and performance. Accordingly, an analysis of these results involves considerations and judgements concerning differences in financial and operating characteristics of the targets and of the economic and market environment at the time of announcement.

Janney reviewed the Comparable Control Transactions and the Comparable MOE Transactions on the basis of the ratio of deal value to tangible book value and the ratio of deal value to last twelve months earnings. In order to account for the significant decline in the market for bank equity securities in March 2020, and the impact that decline is likely to have on bank merger pricing, Janney also calculated the price-adjusted deal value to tangible book value ratio and the price-adjusted deal value to last twelve months earnings ratio by recalculating the deal value to reflect the change in the acquiror’s stock price from the date each comparable transaction was announced until June 3, 2020. For each of these financial ratios, Janney calculated the average, median, high, low, first quartile and third quartile for the Comparable Control Transactions and for the Comparable MOE Transactions.

After considering all of these financial ratios, Janney focused on the first quartile and the third quartile of price-adjusted deal value to tangible book value and the first quartile and third quartile of price-adjusted deal value to last twelve months earnings for the Comparable Control Transactions and for the Comparable MOE Transactions. The difference between the first quartile and the third quartile represents the middle fifty percent of the transactions represented by the data. Then Janney applied these quartile multiples to Virginia Bank’s tangible book value per share at March 31, 2020 and Virginia Bank’s earnings per share for the twelve months ended March 31, 2020 to generate a range of values for the common stock of Virginia Bank. The results of this analysis are as follows:

	Price-Adjusted Tangible Book Value Multiple		Price-Adjusted Last Twelve Months Earnings Multiple
Valuation Metric	1st Quartile	3rd Quartile	1st Quartile	3rd Quartile
Comparable Control Transactions	98.4%	121.0%	12.3x	20.3x
Comparable MOE Transactions	86.7%	123.4%	12.2x	19.2x
Average Multiple	92.6%	122.2%	12.2x	19.8x

Virginia Bank Tangible Book Value Per Share and Earnings Per Share	$13.33		$1.17

Suggested Value Per Share	$12.34	$16.29	$14.30	$23.11

The comparable transactions analysis suggested a range of value from $12.34 to $23.11 per share of Virginia Bank common stock. Janney noted that the implied value of the merger consideration of $12.88 per share (assuming 60% of the shares will be exchanged for Pinnacle common stock valued at $10.79 based on a .54 exchange ratio and Pinnacle’s closing stock price of $19.99 on June 3, 2020, and the 40% of the shares will be exchanged for $16.00 of cash) was within the range of value suggested by the comparable transaction analysis. However, Janney noted that no new comparable transactions have been announced since the recent decline in the market for bank equity securities, and the price-adjusted deal value to tangible book value and price-adjusted deal value to last twelve months earnings ratios for the comparable transactions may not accurately reflect the values at which an acquiror might be willing to acquire Virginia Bank common stock at the present time.

Discounted Cash Flow Analysis

Janney estimated the value of Virginia Bank’s common stock on a standalone basis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of a five-year period. The analysis was based on projections developed by Janney with the assistance of management. In order to estimate the ending stock value, Janney considered a variety of terminal values based on multiples of tangible book value and multiples of earnings at the end of the five-year period. Janney applied price to tangible book value multiples ranging from 110% to 150% of Virginia Bank’s estimated tangible book value at year end 2024 and price to earnings multiples ranging 14 to 18 times Virginia Bank’s 2024 estimated earnings to derive a range of terminal values. The terminal multiples selected by Janney were intended to reflect the range of values a company with financial characteristics similar to Virginia Bank might reasonably expect to receive in the context of a merger transaction. Janney selected these multiples based on its knowledge of the banking industry and its familiarity with Virginia Bank. The present value of these terminal values were then calculated based on a range of discount rates of 10% to 14%. The discount rates selected by Janney were, in its best judgement, intended to encompass the required rates of return for holders of equity securities with financial characteristics similar to Virginia Bank common stock. The present value of the terminal values were then added to the present value of the dividend stream for 2020 through 2024 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for Virginia Bank’s common stock as follows (shown in aggregate dollars as well as per share of Virginia Bank common stock).

Dollars in Thousands	Price / Tangible Book Value Terminal Multiples – Sensitivity Table
Discount Rate	1.10x	1.20x	1.30x	1.40x	1.50x
10.0%	$22,136	$23,751	$25,372	$27,000	$28,615
11.0%	$21,273	$22,833	$24,375	$25,935	$27,495
12.0%	$20,465	$21,952	$23,442	$24,926	$26,412
13.0%	$19,695	$21,126	$22,540	$23,971	$25,403
14.0%	$18,960	$20,319	$21,696	$23,072	$24,430

Discount Rate	Price / Earnings Terminal Multiples – Sensitivity Table
	14.0 x	15.0 x	16.0 x	17.0 x	18.0 x
10.0%	$22,191	$23,476	$24,748	$26,027	$27,312
11.0%	$21,328	$22,558	$23,788	$25,017	$26,229
12.0%	$20,521	$21,695	$22,869	$24,045	$25,219
13.0%	$19,750	$20,869	$21,989	$23,127	$24,247
14.0%	$19,015	$20,098	$21,169	$22,246	$23,329

Discount Rate	Price / Tangible Book Value Terminal Multiples – Sensitivity Table
	1.10x	1.20x	1.30x	1.40x	1.50x
10.0%	$12.06	$12.94	$13.82	$14.71	$15.59
11.0%	$11.59	$12.44	$13.28	$14.13	$14.98
12.0%	$11.15	$11.96	$12.77	$13.58	$14.39
13.0%	$10.73	$11.51	$12.28	$13.06	$13.84
14.0%	$10.33	$11.07	$11.82	$12.57	$13.31

Discount Rate	Price / Earnings Terminal Multiples – Sensitivity Table
	14.0 x	15.0 x	16.0 x	17.0 x	18.0 x
10.0%	$12.09	$12.79	$13.48	$14.18	$14.88
11.0%	$11.62	$12.29	$12.96	$13.63	$14.29
12.0%	$11.18	$11.82	$12.46	$13.10	$13.74
13.0%	$10.76	$11.37	$11.98	$12.60	$13.21
14.0%	$10.36	$10.95	$11.53	$12.12	$12.71

The discounted cash flow analysis with a terminal value based on a price to tangible book value multiple between 1.10x and 1.50x suggested a range of value from $10.33 per share to $15.59 per share. Assuming a 1.30x price to tangible book value terminal multiple suggested a range of value between $11.82 and $13.82 per share. Similarly, the discounted cash flow analysis with a terminal value based on a price to earnings multiple between 14.0x and 18.0x suggested a range of value from $10.36 per share to $14.88 per share. Assuming a price to earnings terminal multiple of 16.0x suggested a range of value between $11.53 and $13.48 per share. Janney noted that the implied value of the merger consideration of $12.88 per share on June 3, 2020 was within the range of values suggested by the discounted cash flow analysis.

Comparable Company Analysis

Janney used publicly available information to compare selected financial information for Virginia Bank to a group of financial institutions selected by Janney, using financial information as of the most recent quarter and market data available on May 29, 2020. The peer group consisted of 16 OTC-traded banks with total assets between $150 million and $400 million.

Company	Ticker	Assets ($M)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	Market Cap ($M)(5)	Price to TBV(6)	Price to EPS(7)
First Robinson Financial Corp.	FRFC	363.2	8.4	1.95	0.90	10.51	28.2	92.9	9.4
Horizon Bancorp Inc.	HRRB	355.1	8.6	1.01	0.84	9.96	24.6	80.4	8.6
First Resource Bank	FRSB	340.8	8.4	0.72	0.81	9.49	19.4	67.4	7.4
Jefferson Security Bank	JFWV	327.4	8.8	1.67	0.88	10.42	19.6	67.8	7.0
Quaint Oak Bancorp Inc.	QNTO	309.4	8.2	0.73	0.85	9.87	21.3	86.0	8.9
Delhi Bank Corp.	DWNX	302.4	10.8	0.38	0.89	8.72	53.5	164.0	19.8
Victory Bancorp Inc.	VTYB	291.2	6.9	NA	0.67	9.38	17.4	86.4	9.7
Lewis & Clark Bank	LWCL	281.3	12.2	0.14	0.67	5.22	21.7	NA	NA
Pacific Alliance Bank	PFBN	280.7	14.0	0.00	0.74	5.42	22.2	56.3	10.7
Peoples Trust Co. St Albans	PPAL	276.5	12.7	1.88	0.78	6.23	39.7	114.9	NA
Oak View National Bank	OAKV	262.0	9.3	0.01	0.71	7.60	17.8	72.7	10.1
Pioneer Bankshares Inc.	PNBI	232.5	13.2	1.11	1.19	8.82	24.6	80.0	9.3
United Tennessee Bankshares	UNTN	213.6	11.9	0.41	0.71	6.19	14.8	58.6	9.9
Edgewater Bancorp Inc	EGDW	188.0	9.1	NA	0.65	6.98	14.3	89.6	13.2
Great American Bancorp	GTPS	179.0	10.1	2.05	0.69	6.45	11.8	65.9	10.0
Friendly Hills Bank	FHLB	162.4	12.0	0.18	0.61	5.14	13.6	69.9	14.3
Average		272.8	10.3	0.87	0.79	7.90	22.8	83.5	10.6
Median		281.0	9.7	0.72	0.76	8.16	20.4	80.0	9.8
Virginia Bank Bankshares Inc.	VABB	217.9	11.2	0.18	1.01	8.91	21.1	86.2	9.8

(1)	Tangible common equity as a percentage of tangible assets
(2)	Non-performing assets as a percentage of total assets

(3)	Return on average assets over the last twelve months
(4)	Return on average equity over the last twelve months
(5)	Market capitalization of the stock in millions of dollars
(6)	Most recent stock price to most recent quarter end tangible book value per share
(7)	Most recent stock price to earnings per share for the trailing four quarters

Source: S&P Global Market Intelligence; most recent available quarter financial data; market data as of May 29, 2020

No company used as a comparison in the above analysis is identical to Virginia Bank. The peer analysis detailed above was used to compare the operating and financial performance of Virginia Bank to companies of similar size and similar financial characteristics. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves considerations and judgements concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion. Janney noted that the median ratios of price to tangible book value and price to earnings for the peer group were 80.0% and 9.8x, respectively. By comparison, Virginia Bank’s common stock was trading at 86.2% of tangible book value and 9.8x earnings as of May 29, 2020. Virginia Bank’s common stock trades at a higher multiple of tangible book value and a similar multiple of earnings as the peer group medians.

For comparison, Janney also considered a peer group for the combined company. Janney compared the pro forma combined company to a selected group of financial institutions using financial information as of the most recent quarter and market data available on May 29, 2020. This peer group consisted of 22 publicly-traded U.S. banks with total assets between $600 million and $1.1 billion and with a return on average assets over the last twelve months of greater than 0.80%.

Company	Ticker	Assets ($M)	TCE/ TA(1)	NPA/ Assets(2)	LTM ROAA(3)	LTM ROAE(4)	Market Cap ($M)(5)	Price to TBV(6)	Price to EPS(7)
Santa Cruz County Bank	SCZC	1,069.5	NA	0.00	1.54	13.14	147.3	120.9	8.5
Central Federal Corp.	CFBK	945.4	7.3	0.38	1.25	15.62	56.4	82.5	5.4
UB Bancorp	UBNC	866.5	8.4	0.08	0.91	8.63	54.9	76.8	7.6
Centric Financial Corp.	CFCX	843.0	9.4	0.92	0.88	9.36	58.4	74.0	8.2
Esquire Financial Holdings Inc.	ESQ	821.5	14.0	0.09	1.79	12.96	126.9	114.4	9.7
FS Bancorp	FXLG	819.0	10.0	0.19	1.68	16.75	106.7	130.3	8.1
First National Corp.	FXNC	816.4	9.6	0.19	1.14	11.98	64.4	82.1	7.3
CSB Bancorp Inc.	CSBB	810.0	10.3	0.68	1.32	12.36	90.5	109.3	8.7
Harleysville Financial Corp.	HARL	790.4	9.7	0.94	0.97	9.97	84.9	110.1	11.4
HMN Financial Inc.	HMNF	784.2	12.0	0.55	1.01	8.29	70.5	74.6	8.9
Community Bancorp	CMTV	751.7	7.8	1.01	1.24	13.28	71.0	123.4	8.0
American Riviera Bank	ARBV	743.4	9.7	0.01	0.84	7.79	61.1	87.3	10.8
CCFNB Bancorp Inc.	CCFN	738.3	12.8	0.64	1.20	8.98	89.2	95.4	10.2
Fauquier Bankshares Inc.	FBSS	727.5	9.5	0.66	0.92	10.00	49.3	71.3	7.5
Summit State Bank	SSBI	721.6	8.8	0.37	1.13	11.25	65.2	103.2	8.7
Virginia National Bankshares Corp.	VABK	717.1	10.5	0.33	1.02	9.05	65.8	86.8	9.5
Parkway Acquisition Corp.	PKKW	716.5	10.6	1.20	1.03	8.97	60.7	80.5	8.6
Cortland Bancorp	CLDB	712.7	10.3	1.15	0.93	8.85	54.4	74.3	8.5
Honat Bancorp	HONT	701.2	14.9	0.43	1.28	8.48	173.2	162.7	NA
1st Capital Bank	FISB	645.8	10.7	0.08	0.96	8.96	54.0	78.5	9.3
CommerceWest Bank	CWBK	637.2	9.5	0.01	1.25	11.72	60.5	100.2	8.8
Baker Boyer Bancorp	BBBK	630.6	9.1	0.44	1.13	11.78	77.1	131.4	NA
Average		773.2	10.2	0.47	1.15	10.83	79.2	98.6	8.7
Median		747.6	9.7	0.41	1.13	9.99	65.5	91.3	8.7
Pinnacle Pro Forma	PPBN	714.8	7.6	0.31	1.00	12.01	42.1	77.4	6.1

(1)	Tangible common equity as a percentage of tangible assets
(2)	Non-performing assets as a percentage of total assets
(3)	Return on average assets over the last twelve months
(4)	Return on average equity over the last twelve months
(5)	Market capitalization of the stock in millions of dollars
(6)	Most recent stock price to most recent quarter end tangible book value per share
(7)	Most recent stock price to earnings per share for the trailing four quarters

Source: S&P Global Market Intelligence; most recent available quarter financial data; market data as of May 29, 2020

Janney noted that the median ratios of price to tangible book value and price to earnings for the pro forma peer group were 91.3% and 8.7x, respectively. Janney observed that the pro forma peer group was trading at a higher median price to tangible book value ratio, but a lower median price to earnings multiple than the standalone peer group selected for Virginia Bank.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to the holders of Virginia Bank common stock.

Opinion of Pinnacle’s Financial Advisor

On June 9, 2020, Performance Trust rendered its opinion to the Pinnacle board of directors, first orally and then confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to Pinnacle’s shareholders.

Performance Trust’s opinion was directed to Pinnacle’s board of directors and only addressed the fairness, from a financial point of view, to the holders of Pinnacle common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Appendix D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to Pinnacle’s board of directors or any shareholder of Pinnacle as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of Pinnacle’s board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Performance Trust will not be deemed to have, any fiduciary duty to Pinnacle’s board of directors, Pinnacle, any security holder or creditor of Pinnacle or any other person, regardless of any prior or ongoing advice or relationships.

In issuing its opinion, among other things, Performance Trust:

(i)	reviewed the original merger agreement and a draft, dated June 1, 2020, of the amendment to the merger agreement;

(ii)	reviewed certain publicly available business and financial information relating to Virginia Bank and its subsidiary Virginia Bank and Trust and Pinnacle and its subsidiary First National Bank;

(iii)

reviewed certain other business, financial, and operating information relating to Virginia Bank, Virginia Bank and Trust, Pinnacle and First National Bank provided to Performance Trust by the management of Virginia Bank and Pinnacle, including financial forecasts for Virginia Bank for the 2020 to 2025 fiscal years ending December 31 and financial forecasts for Pinnacle for the 2020 to 2025 fiscal years ending December 31;

(iv)	met with, either by phone or in person, certain members of the management of Virginia Bank and Pinnacle to discuss the business and prospects of Virginia Bank and Pinnacle and the proposed merger;

(v)

reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

(vi)	reviewed certain financial data of Virginia Bank and Pinnacle, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)	reviewed the stock price performance of Pinnacle since June 8, 2019 and since the most recent presidential election and compared that to the performance of selected companies and indexes; and

(viii)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Performance Trust deemed relevant;

In connection with its review, Performance Trust has not independently verified any of the foregoing information and Performance Trust has assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Pinnacle that Performance Trust used in its analyses, the management of Pinnacle has advised Performance Trust, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pinnacle as to the future financial performance of Pinnacle and Performance Trust expresses no opinion with respect to such estimates or the assumptions on which they are based. Performance Trust has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Pinnacle and Virginia Bank since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Performance Trust that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Performance Trust incomplete or misleading. Performance Trust has also assumed, with Pinnacle’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Pinnacle, Virginia Bank or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Performance Trust’s analyses or opinion. Performance Trust has assumed, with Pinnacle’s consent, that the merger agreement, when executed by the parties thereto, conformed to the draft reviewed by Performance Trust in all respects material to its analyses.

Performance Trust’s opinion only addresses the fairness, from a financial point of view, of the merger consideration to the holders of Pinnacle common stock in the manner set forth in the full text of its opinion, which is included as Appendix D, and the opinion does not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.

The issuance of Performance Trust’s opinion was approved by an authorized internal committee of Performance Trust.

Performance Trust’s opinion was necessarily based upon information made available to it as of the date the opinion was delivered on June 9, 2020, and financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was delivered. Performance Trust has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date the opinion was delivered. Performance Trust’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Pinnacle, nor does it address the underlying business decision of Pinnacle or the Pinnacle board of directors to approve, recommend or proceed with the merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Performance Trust has relied on, with Pinnacle’s consent, advice of the outside counsel and the independent accountants of Pinnacle, and on the assumptions of the management of Pinnacle, as to all legal, regulatory, accounting, insurance and tax matters with respect to Pinnacle, Virginia Bank, and the merger.

In preparing its opinion to Pinnacle’s board of directors, Performance Trust performed a variety of analyses, including those described below. The summary of Performance Trust’s analyses is not a complete description of the analyses underlying Performance Trust’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Performance Trust’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Performance Trust arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Performance Trust believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Performance Trust considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Performance Trust did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Performance Trust’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Pinnacle’s control, Virginia Bank’s control, and Performance Trust’s control. Much of the information used in, and accordingly the results of, Performance Trust’s analyses are inherently subject to substantial uncertainty.

Performance Trust’s opinion and analyses were provided to Pinnacle’s Board of Directors in connection with its consideration of the proposed merger and were among many factors considered by the Pinnacle board of directors in evaluating the proposed merger. Neither Performance Trust’s opinion nor its analyses were determinative of the merger consideration or of the views of the Pinnacle board of directors with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Performance Trust’s opinion rendered to the Pinnacle board of directors on June 9, 2020. No company or transaction used in the analyses described below is identical or directly comparable to Pinnacle or the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Performance Trust’s analyses.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics

Performance Trust reviewed the financial terms of the proposed merger. Based on an assumption that 60% of the outstanding shares of Virginia Bank common stock would be converted into the right to receive 0.5400 shares of Pinnacle common stock and that 40% of the outstanding shares of Virginia Bank common stock would be exchanged into cash at a value of $16.00 per share, and based on Pinnacle’s 10-day average closing stock price of $19.729 as of June 9, 2020, Performance Trust calculated an aggregate implied transaction value of approximately $23.5 million. Based upon historical financial information for Virginia Bank as of or for the last twelve months (“LTM”) ended March 31, 2020, Performance Trust calculated the implied transaction metrics listed in the table below.

Transaction Value / Tangible Book Value	96%
Transaction Value / LTM Earnings	10.9	x
Transaction Value / Assets	10.8%
Core Deposit Premium	-0.5%

Selected Nationwide Transactions Analysis

Performance Trust analyzed publicly available financial information relating to selected nationwide business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between January 1, 2018 and June 8, 2020 involving targets with total assets between $150 million and $300 million, last twelve months’ return on average assets between 0.50% and 1.25%, tangible equity to tangible assets between 10.0% and 12.0%, and nonperforming assets to total assets less than 3.00%. These transactions were selected because the target companies were deemed to be similar to Virginia Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 14 selected transactions used in this analysis included (buyer / seller – announce date):

•	Smart Financial, Inc. / Progressive Financial Group, Inc. – October 29, 2019

•	Summit Financial Group, Inc. / Cornerstone Financial Services, Inc. – September 17, 2019

•	Reliant Bancorp, Inc. / Tennessee Community Bank Holdings – September 16, 2019

•	Wintrust Financial Corporation / STC Bancshares Corp. – June 5, 2019

•	Citizens Community Bancorp, Inc. / F. & M. Bancorp of Tomah, Inc. – January 22, 2019

•	BankFirst Capital Corporation / FNB Bancshares of Central Alabama, Inc. – November 15, 2018

•	BancorpSouth Bank / Merchants Trust, Inc. – November 13, 2018

•	BayCom Corp / Bethlehem Financial Corporation – August 13, 2018

•	River Financial Corporation / PSB Bancshares, Inc. – July 11, 2018

•	Equity Bancshares, Inc. / City Bank and Trust Company – June 12, 2018

•	Orrstown Financial Services, Inc. / Mercersburg Financial Corporation – May 31, 2018

•	FVCBankcorp, Inc. / Colombo Bank – May 3, 2018

•	Premier Financial Bancorp, Inc. / First Bank of Charleston, Inc. – April 19, 2018

•	Guaranty Bancshares, Inc. / Westbound Bank – January 29, 2018

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to Virginia Bank’s corresponding financial metrics as of March 31, 2020 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $23.5 million in the proposed transaction, which was based on Pinnacle’s June 9, 2020 10-day average closing stock price of $19.729. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples		Selected Transactions Median		Selected Transactions 25th Percentile		Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	96%		152%		143%		166%
Transaction Value / LTM Earnings	10.9	x	15.7	x	14.7	x	19.5	x
Transaction Value / Assets	10.8%		15.8%		14.8%		17.0%
Core Deposit Premium	-0.5%		8.2%		5.6%		10.9%

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Transaction Value / Tangible Book Value	$23,480	$37,085	$34,901	$40,394
Transaction Value / LTM Earnings	$23,480	$33,841	$31,574	$41,853
Transaction Value / Assets	$23,480	$34,485	$32,235	$37,024
Core Deposit Premium	$23,480	$39,003	$34,283	$43,800

Selected Regional Transactions Analysis

Performance Trust analyzed publicly available financial information relating to selected regional business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between January 1, 2017 and June 8, 2020 involving targets headquartered in VA, TN, AL, WV, MS, FL, AK, GA, SC, and NC with total assets between $150 million and $300 million, LTM return on average assets between 0.50% and 1.25%, and tangible equity / tangible assets between 10.0% and 12.0%. The selected transactions were selected because the target companies were deemed to be similar to Virginia Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed Merger. The 11 selected transactions used in this analysis included (buyer / seller – announce date):

•	Smart Financial, Inc. / Progressive Financial Group, Inc. – October 29, 2019

•	Summit Financial Group, Inc. / Cornerstone Financial Services, Inc. – September 17, 2019

•	Reliant Bancorp, Inc. / Tennessee Community Bank Holdings – September 16, 2019

•	BankFirst Capital Corporation / FNB Bancshares of Central Alabama – November 15, 2018

•	BancorpSouth Bank / Merchants Trust, Inc. – November 13, 2018

•	River Financial Corporation / PSB Bancshares, Inc. – July 11, 2018

•	Premier Financial Bancorp, Inc. / First Bank of Charleston, Inc. – April 19, 2018

•	Smart Financial, Inc. / Tennessee Bancshares, Inc.– December 12, 2017

•	Entegra Financial Corp. / Chattahoochee Bank of Georgia – June 27, 2017

•	Charter Financial Corporation / Resurgens Bancorp – June 1, 2017

•	Progress Financial Corporation / First Partners Financial, Inc. – February 14, 2017

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to Pinnacle’s corresponding financial metrics as of March 31, 2020 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $23.5 million in the proposed transaction. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples		Selected Transactions Median		Selected Transactions 25th Percentile		Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	96%		154%		151%		165%
Transaction Value / LTM Earnings	10.9	x	15.4	x	14.9	x	23.0	x
Transaction Value / Assets	10.8%		15.8%		15.2%		17.2%
Core Deposit Premium	-0.5%		8.9%		8.1%		10.6%

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Transaction Value / Tangible Book Value	$23,480	$37,610	$36,806	$40,089
Transaction Value / LTM Earnings	$23,480	$33,175	$32,110	$49,415
Transaction Value / Assets	$23,480	$34,365	$33,101	$37,416
Core Deposit Premium	$23,480	$38,826	$40,195	$43,235

Selected Completed Transactions Analysis

Performance Trust analyzed publicly available financial information relating to selected completed business combinations and other transactions Performance Trust deemed relevant. The economic effects of COVID-19 caused a decline in financial services industry stock valuations and greatly reduced bank merger activity, and as a result recently closed transactions and corresponding financial information and valuations at the closing dates of those transactions were considered in the analysis. Performance Trust considered transactions with publicly disclosed deal values closed between March 1, 2020 and June 8, 2020 involving targets headquartered in the United States with publicly disclosed stock considerations, exchange ratios, and involve a publicly traded buyer. The selected transactions were selected because the target companies were deemed to be similar to Virginia Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed Merger. The 17 selected transactions used in this analysis included (buyer / seller – completion date):

•	Cambridge Bancorp / Wellesley Bancorp, Inc. – June 1, 2020

•	Pacific Premier Bancorp, Inc. / Opus Bank – May 31, 2020

•	Bank First Corporation / Tomah Bancshares, Inc. – May 15, 2020

•	Business First Bancshares, Inc. / Pedestal Bancshares. Inc. – May 1, 2020

•	Evans Bancorp, Inc. / FSB Bancorp, Inc. – May 1, 2020

•	Fidelity D & D Bancorp, Inc. / MNB Corporation – May 1, 2020

•	United Bankshares, Inc. / Carolina Financial Corporation – May 1, 2020

•	Northwest Bancshares, Inc. / MutualFirst Financial, Inc. – April 24, 2020

•	Citizens Financial Services, Inc. / MidCoast Community Bancorp, Inc. – April 17, 2020

•	First Bancshares, Inc. / Southwest Georgia Financial Corp. – April 3, 2020

•	Investors Bancorp, Inc. / Gold Coast Bancorp, Inc. – April 3, 2020

•	Reliant Bancorp, Inc. / First Advantage Bancorp – April 1, 2020

•	Sandy Spring Bancorp, Inc. / Revere Bank – April 1, 2020

•	Professional Holding Corp. / Marquis Bancorp, Inc. – March 26, 2020

•	Seacoast Banking Corp. of FL / First Bank of the Palm Beaches – March 13, 2020

•	First Midwest Bancorp, Inc. / Bankmanagers Corp. – March 9, 2020

•	SmartFinancial, Inc. / Progressive Financial Group, Inc. – March 1, 2020

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to Pinnacle’s corresponding financial metrics as of March 31, 2020 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $23.5 million in the proposed transaction. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples		Selected Transactions Median		Selected Transactions 25th Percentile		Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	96%		108%		99%		124%
Transaction Value / LTM Earnings	10.9	x	12.2	x	9.3	x	14.3	x
Transaction Value / Assets	10.8%		10.3%		9.2%		11.6%
Core Deposit Premium	-0.5%		1.5%		0.7%		3.6%

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Transaction Value / Tangible Book Value	$23,480	$26,339	$24,007	$30,298
Transaction Value / LTM Earnings	$23,480	$26,198	$19,960	$30,842
Transaction Value / Assets	$23,480	$22,402	$20,037	$25,344
Core Deposit Premium	$23,480	$26,948	$25,600	$30,851

Virginia Bank Selected Public Companies Analysis

Performance Trust considered certain financial information for Virginia Bank and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks with total assets between $150 million and $275 million, LTM return on average assets between 0.50% and 1.25%, tangible equity to tangible assets greater than 13.0%, and a minimum 90-day average daily trading volume of 50 shares per day. Targets of announced mergers were excluded from the group. The selected companies were selected because they were deemed similar to Virginia Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Virginia. The 19 selected companies used in this analysis included:

•	AB&T Financial Corporation – Gastonia, NC

•	AMB Financial Corp. – Saint John, IN

•	Apollo Bancorp, Inc. – Apollo, PA

•	Bank of Fincastle – Fincastle, VA

•	CBOA Financial, Inc. – Tucson, AZ

•	Chino Commercial Bancorp – Chino, CA

•	Citizens Commerce Bancshares, Inc. – Versailles, KY

•	Community Bancorp of Santa Maria – Santa Maria, CA

•	Community Investors Bancorp, Inc. – Bucyrus, OH

•	Edgewater Bancorp, Inc. – Saint Joseph, MI

•	Friendly Hills Bank – Whittier, CA

•	Great American Bancorp, Inc. – Champaign, IL

•	JNTB Bancorp, Inc. – Jim Thorpe, PA

•	Metro Pheonix Bank – Pheonix, AZ

•	Oak View National Bank – Warrenton, VA

•	Ohana Pacific Bank – Honolulu, HI

•	Peoples Bancorp, Inc. – Chestertown, MD

•	Security Bancorp, Inc. – McMinnville, TN

•	Third Century Bancorp – Franklin, IN

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value and trading value to LTM earnings. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected companies to Virginia Bank’s corresponding financial metrics as of March 31, 2020 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $23.5 million in the proposed transaction. The analysis was based on pricing data as of June 8, 2020. The results of the Virginia Bank selected companies analysis are summarized below.

	Proposed Transaction Multiples		Selected Companies Median		Selected Companies 25th Percentile		Selected Companies 75th Percentile
Trading Price / Tangible Book Value	96%		77%		67%		87%
Trading Price / LTM Earnings	10.9	x	10.0	x	8.9	x	13.2	x

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Trading Price / Tangible Book Value	$23,480	$18,781	$16,428	$21,200
Trading Price / LTM Earnings	$23,480	$21,577	$19,121	$28,396

Dividend Discount Analysis

Performance Trust analyzed the discounted present value of Virginia Bank’s projected free cash flows to equity for the years ending December 31, 2020 through December 31, 2024 on a standalone basis. Performance Trust calculated cash flows assuming Virginia Bank would maintain an 8.00% tangible common equity to tangible assets ratio, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on the financial forecasts for Virginia Bank prepared by Virginia Bank management and approved for use in this analysis by Virginia Bank management.

Performance Trust applied price to tangible book value multiples, ranging from 100% to 120%, to Virginia Bank’s projected December 31, 2024 tangible book value and price to earnings multiples, ranging from 10.0x to 14.0x, to Virginia Bank’s projected calendar year 2024 net income in order to derive a range of projected terminal values for Virginia Bank at December 31, 2024. The projected cash flows and terminal values were discounted using a rate ranging from 13.50% to 15.00%, which reflected the cost of equity capital for Pinnacle using a discount rate build-up method based on the sum of the risk-free free rate, industry equity risk premium, supply-side long term equity premium, and CRSP deciles size premium. Performance Trust reviewed the range of aggregate prices derived in the dividend discount analysis and compared them to the implied merger consideration of $23.5 million in the proposed transaction. The results of the dividend discount analysis are summarized below.

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Terminal Value Based on TBV Multiple	$23,480	$21,071	$19,700	$22,595
Terminal Value Based on P/E Multiple	$23,480	$21,697	$19,393	$24,239

Pinnacle Selected Public Companies Analysis

Performance Trust considered certain financial information for Pinnacle and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks headquartered in VA and NC with total assets between $400 million and $700 million. The selected companies were selected because they were deemed similar to Pinnacle in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Pinnacle. The 8 selected companies used in this analysis included:

•	Uwharrie Capital Corp – Albemarle, NC

•	Village Bank and Trust Financial Corp. – Midlothian, VA

•	Freedom Bank of Virginia – Fairfax, VA

•	Aquesta Financial Holdings, Inc. – Cornelius, NC

•	Bank of Botetourt – Buchanan, VA

•	Touchstone Bank – Prince George, VA

•	Oak Ridge Financial Services, Inc. – Oak Ridge, NC

•	Citizens Bancorp of Virginia, Inc. – Blackstone, VA

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value and trading value to LTM earnings. The analysis was based on pricing data as of June 8, 2020. The table below indicates the selected financial data for Pinnacle and the median, 25th percentile, and 75th percentile for the Pinnacle selected companies peer group.

	PPBN Multiples		Selected Companies Median		Selected Companies 25th Percentile		Selected Companies 75th Percentile
Trading Value / Tangible Book Value	90%		85%		79%		97%
Trading Value / LTM Earnings	8.8	x	10.7	x	9.1	x	16.5	x

Relative Stock Price Performance Analysis

Performance Trust reviewed the historical price performance of Pinnacle common stock for the one year period preceding June 8, 2020 and the period between the Presidential Election on November 8, 2016 and June 8, 2020. Performance Trust then compared the relationship between the stock price performance of the Pinnacle common stock to movements in the Pinnacle Peer Group as well as certain stock indices. The Pinnacle Peer Group includes the selected public companies included above. The price performance as of each ending reference date is shown as a percentage of the price as of the starting date.

The results of the relative stock price performance analysis are summarized below.

Pinnacle One Year Stock Price Performance

	June 8, 2019	One-Year (through June 8, 2020)
Pinnacle	100%	58%
Pinnacle Peer Group	100%	91%
NASDAQ Bank Index	100%	89%
S&P 500 Index	100%	112%

Pinnacle Since-Presidential Election Stock Price Performance

	November 8, 2016	Since Presidential Election (through June 8, 2020)
Pinnacle	100%	90%
Pinnacle Peer Group	100%	113%
NASDAQ Bank Index	100%	103%
S&P 500 Index	100%	151%

Other Matters

Pinnacle engaged Performance Trust as financial advisor in connection with the potential merger based on Performance Trust’s experience, reputation, and familiarity with Pinnacle’s business. Performance Trust has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Pursuant to the Performance Trust engagement agreement, Pinnacle has paid Performance Trust a fee of $85,000 upon delivery of its fairness opinion and has agreed to pay Performance Trust an additional fee of $140,000 which is contingent upon and will become payable upon consummation of the merger. In connection with the proposed private placement of subordinated debt by Pinnacle, Pinnacle has engaged Performance Trust as placement agent and has agreed to pay Performance Trust a private placement fee equal to the greater of $50,000 or 1.50% of the gross proceeds received by Pinnacle in the offering. In addition, Pinnacle has agreed to indemnify Performance Trust and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse Performance Trust for certain expenses incurred in connection with its engagement.

Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Pinnacle, Virginia Bank and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities.

Certain Unaudited Prospective Financial Information

Pinnacle and Virginia Bank do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Pinnacle and Virginia Bank are including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to Performance Trust, Pinnacle’s financial advisor, and to Janney, Virginia Bank’s financial advisor, in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Pinnacle, Virginia Bank, Performance Trust, Janney, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

For purposes of Janney’s pro forma financial impact analysis performed in connection with Janney’s opinion, Janney used certain projected financial information of Virginia Bank and Pinnacle for the years ending December 31, 2020 through December 31, 2024 as provided by senior management of Virginia Bank and by senior management of Pinnacle, respectively, and in all cases as directed by senior management of Virginia Bank. In addition, for purposes of Performance Trust’s dividend discount analysis, Performance Trust used certain projected financial information of Virginia Bank for the years ending December 31, 2020 through December 31, 2024 as provided by senior management of Virginia Bank, and as directed by senior management of Pinnacle. The following tables summarize this unaudited prospective financial information:

Virginia Bank

	For the years ended December 31,
(in thousands)	2020	2021	2022	2023	2024
Net income	$1,176	$904	$1,599	$1,799	$2,011
Dividends	1,175	1,175	1,175	1,175	1,175
Total assets	220,998	226,099	231,601	237,241	243,022
Tangible common equity	23,607	23,336	23,760	24,384	25,221

Pinnacle

	For the years ended December 31,
(in thousands)	2020	2021	2022	2023	2024
Net income	$1,882	$925	$2,066	$3,152	$4,375
Dividends	876	231	516	788	1,111
Total assets	517,264	539,078	574,606	612,621	653,297
Tangible common equity	45,519	46,213	47,760	49,115	52,380

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific Pinnacle’s and Virginia Bank’s respective business, including significant assumptions with respect to the financial and operational impact of the COVID-19 pandemic, all of which are difficult to predict and many of which are beyond Pinnacle’s and Virginia Bank’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Pinnacle’s and Virginia Bank’s business, industry performance, general business and economic conditions, impact of the COVID-19 pandemic, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” For specific factors that could cause actual results to differ due to the impact of the COVID-19 pandemic, please see the section entitled “Risk Factors—Risks Related to the COVID-19 Pandemic.”

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with generally accepted accounting principles in the U.S. (“GAAP”), the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Pinnacle’s and Virginia Bank’s historical GAAP financial statements. Neither Pinnacle’s nor Virginia Bank’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this joint proxy statement/prospectus relate to historical financial information of Pinnacle and Virginia Bank. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after June 9, 2020, including but not limited to any developments related to the COVID-19 pandemic or the status of stay-at-home or other social distancing orders or of reopening initiatives. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Pinnacle nor Virginia Bank intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Pinnacle or Virginia Bank of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Pinnacle or Virginia Bank of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Pinnacle or Virginia Bank of any possible failure of the merger to occur. By inclusion of the unaudited prospective financial information in this document, none Pinnacle, Virginia Bank, Performance Trust, Janney, or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of Pinnacle or Virginia Bank or any other person regarding Pinnacle’s or Virginia Bank’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

In light of the foregoing, and considering that the Pinnacle annual meeting and the Virginia Bank special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and all shareholders of Pinnacle and Virginia Bank are urged to review Pinnacle’s and Virginia Bank’s financial and other information contained elsewhere in this document for a description of Pinnacle’s and Virginia Bank’s respective businesses and reported financial results. Shareholders of Pinnacle are urged to review the full text of Performance Trust’s opinion, which is attached as Appendix D, for more details about the information that Performance Trust relied on in rendering its opinion. Shareholders of Virginia Bank are urged to review the full text of Janney’s opinion, which is attached as Appendix E, for more details about the information that Janney relied on in rendering its opinion.

Interests of Certain Virginia Bank Directors and Executive Officers in the Merger

In considering the recommendations of the Virginia Bank board of directors that Virginia Bank shareholders vote in favor of the Virginia Bank merger proposal, Virginia Bank shareholders should be aware that certain Virginia Bank directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Virginia Bank. The Virginia Bank board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and recommend that Virginia Bank shareholders vote “FOR” the Virginia Bank merger proposal.

Appointment of Individuals to the Boards of Directors of Pinnacle and First National Bank

Pursuant to the merger agreement, Pinnacle will appoint five directors of Virginia Bank, one of whom shall be Donald W. Merricks, President and Chief Executive Officer of Virginia Bank, as directors of Pinnacle and First National Bank effective upon consummation of the merger and the bank merger, respectively. Subject to compliance by the Pinnacle board of directors with its fiduciary duties, Pinnacle will also nominate and recommend these individuals for reelection to the Pinnacle board of directors and the First National Bank board of directors at the first annual meetings of their respective shareholders following the effective time of the merger and the bank merger, respectively.

The merger agreement provides that Virginia Bank may select the remaining four individuals to be named to the Pinnacle board of directors from the current directors of Virginia Bank, subject to the consent of Pinnacle which shall not be unreasonably withheld. As of the date of this joint proxy statement/prospectus, Virginia Bank expects to select George W. Davis, III, John L. Foster, L. Frank King, Jr. and Dr. Albert L. Payne to join the Pinnacle board of directors in addition to Mr. Merricks.

After the effective time of the merger, directors of Pinnacle will be compensated in accordance with Pinnacle’s director compensation policy as then in effect. See “Directors, Executive Officers, Executive Compensation and Corporate Governance of Pinnacle—Director Compensation” for more information.

Employment with Pinnacle Following the Merger

Pinnacle has agreed to appoint Mr. Merricks to serve as Senior Vice President and Chief Integration Officer of First National Bank and Jerry K. Oakes, President of Virginia Bank and Trust, to serve as Senior Vice President and Danville Market President of First National Bank, both effective upon consummation of the bank merger. Pursuant to the merger agreement, Mr. Merricks also will serve as Vice Chairman of Pinnacle and First National Bank following consummation of the merger.

First National Bank has entered into an employment agreement with Mr. Merricks pursuant to which he will serve as Senior Vice President and Chief Integration Officer of First National Bank. The agreement is effective upon consummation of the bank merger and ends June 30, 2021. The agreement provides that Mr. Merricks will receive a monthly salary based on an annual base salary of $150,000 and will be eligible to receive incentive compensation under First National Bank’s discretionary cash incentive compensation program for employees for 2020. The agreement also provides for other benefits during his employment, including participation in available benefit and retirement plans, payment of Mr. Merricks’ Medicare and supplemental insurance premiums, a monthly cell phone stipend, car allowance and reimbursement of membership fees for approved professional and civic organizations, clubs or associations that are related to his role and potentially beneficial to First National Bank. Upon termination of Mr. Merricks’ employment, he will be eligible to receive the severance described below for employees of Virginia Bank or Virginia Bank and Trust.

First National Bank has entered into an employment agreement with Mr. Oakes pursuant to which he will serve as Senior Vice President and Danville Market President of First National Bank. The agreement is effective upon consummation of the bank merger and does not have a specific term. The agreement provides that Mr. Oakes will receive an initial monthly salary based on an annual base salary of $175,000, subject to annual review. He will be eligible to receive incentive compensation under First National Bank’s discretionary cash incentive compensation program for employees and to receive equity awards under Pinnacle’s 2014 Incentive Stock Plan in the discretion of Pinnacle’s board of directors. The agreement also provides for other benefits during his employment, including participation in available benefit plans, a monthly cell phone stipend and reimbursement of membership fees for approved professional and civic organizations, clubs or associations that are related to his role and potentially beneficial to First National Bank. Upon termination of Mr. Oakes’ employment, he will be eligible for a salary continuation plan in lieu of the severance described below. Under the salary continuation plan, if Mr. Oakes’ employment ends prior to August 31, 2022, other than as a result of involuntary termination for cause or voluntary termination for good reason, Mr. Oakes will be entitled to receive continued payment of his monthly salary and continued participation in available benefit and retirement plans through August 31, 2022. Payment of these termination benefits is contingent upon Mr. Oakes’s execution and non-revocation of a release agreement and compliance with certain non-competition, non-solicitation, non-recruitment and non-hiring restrictive covenants.

In addition, Pinnacle has agreed to pay to each full time employee of Virginia Bank or Virginia Bank and Trust that is involuntarily terminated within twelve months of the effective time of the merger and who is not covered by a separate severance, change in control or employment agreement, and that executes a release of claims, a lump sum severance amount equal to two weeks of base pay for each year of service at Virginia Bank, with a minimum payment equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay.

Indemnification and Insurance

Pinnacle has agreed to indemnify the officers and directors of Virginia Bank against certain liabilities arising before the effective date of the merger. Pinnacle has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Virginia Bank’s existing directors’ and officers’ liability insurance, for the current officers and directors of Virginia Bank, subject to a cap on the cost of such policy equal to 300% of Virginia Bank’s current annual premium.

Regulatory Approvals Required for the Merger and the Bank Merger

Pinnacle and Virginia Bank cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC. The bank merger cannot be completed without prior approval from the OCC. On or about June 30, 2020, Pinnacle filed the required applications with the Federal Reserve and the Virginia SCC seeking approval of the merger, and on or about June 30, 2020, First National Bank filed the required application with the OCC seeking approval of the bank merger. As of the date of this joint proxy statement/prospectus, Pinnacle has received regulatory approval from the Federal Reserve.

Under the merger agreement, in no event is Pinnacle or any of its subsidiaries required, and Virginia Bank and its subsidiaries are not permitted (without Pinnacle’s prior written consent), to take any action, or commit to take any action, or to accept any restriction or condition, involving Pinnacle or its subsidiaries or Virginia Bank or its subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of Pinnacle or Virginia Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments), which condition, commitment or restriction is referred to in this joint proxy statement/prospectus as a “burdensome condition.”

As of the date of this joint proxy statement/prospectus, Pinnacle has not yet received the required approval from the Virginia SCC for the merger and First National Bank has not yet received the required approval from the OCC for the bank merger. While Pinnacle and First National Bank do not know of any reason why they would not be able to obtain the remaining necessary approvals in a timely manner, or why they would be received with conditions that constitute a burdensome condition, Pinnacle and First National Bank cannot be certain when or if the remaining regulatory approvals will be received or as to the nature of any conditions imposed.

Governing Documents, Directors and Officers of Pinnacle Following the Merger

The articles of incorporation and bylaws of Pinnacle, each as amended prior to and at the effective time of the merger, will be the articles of incorporation and bylaws of Pinnacle as the surviving corporation in the merger until thereafter amended or changed in accordance with the Virginia SCA and the terms thereof. In the merger agreement, Pinnacle has agreed to amend its articles of incorporation to increase the maximum size of the Pinnacle board of directors from 15 directors to 18 directors, and to amend its bylaws to increase the age after which a Pinnacle director cannot be nominated for reelection from 70 years to 72 years. Prior to the date of this joint proxy statement/prospectus, Pinnacle amended its bylaws to increase the age after which a Pinnacle director cannot be nominated for reelection to 72 years and add an exception from this policy for any individual Pinnacle’s board of directors exempts from such policy prior to September 30, 2020.

Pursuant to the merger agreement, at the effective time of the merger and the bank merger, respectively, five directors of Virginia Bank, one of whom will be Donald W. Merricks, the current President and Chief Executive Officer of Virginia Bank, will join the boards of directors of Pinnacle and First National Bank, and as a result such boards of directors will consist of 18 directors. As of the date of this joint proxy statement/prospectus, Virginia Bank expects to select George W. Davis, III, John L. Foster, L. Frank King, Jr. and Dr. Albert L. Payne to join the Pinnacle board of directors in addition to Mr. Merricks. In addition, following the merger Mr. Merricks will serve as Vice Chairman of the Pinnacle board of directors and, following the bank merger, Mr. Merricks will serve as Vice Chairman of the First National Bank board of directors. For more information, including biographical information, about Mr. Merricks, Mr. Davis, Mr. Foster, Mr. King and Dr. Payne, see the section entitled “Information about Virginia Bank—Board of Directors.”

The executive officers of Pinnacle immediately prior to the merger will continue serving in their current positions as executive officers of Pinnacle after the merger.

Accounting Treatment

The merger will be accounted for as an acquisition by Pinnacle using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Virginia Bank as of the date of acquisition will be recorded at their respective fair values and added to those of Pinnacle. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Alternatively, if the fair value of the net assets exceeds the total consideration paid in connection with the merger, a bargain purchase gain is recorded at the acquisition date. Consolidated financial statements of Pinnacle issued for dates or periods after the effective date of the acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Pinnacle.

Public Trading Markets

Pinnacle common stock is quoted on the OTC Market Group’s OTCQX marketplace under the symbol “PPBN.” Virginia Bank’s common stock is quoted on the OTC Market Group’s Pink marketplace under the symbol “VABB.”

Upon completion of the merger, Virginia Bank common stock will no longer be quoted on the OTC Market Group’s Pink marketplace, and the Pinnacle common stock issuable in the merger will be quoted on the OTC Market Group’s OTCQX marketplace under the symbol “PPBN.”

Certain Differences in the Rights of Shareholders

Pinnacle and Virginia Bank are Virginia corporations governed by the Virginia SCA. In addition, the rights of Pinnacle and Virginia Bank shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Virginia Bank shareholders that receive stock consideration for some or all of their shares of Virginia Bank common stock will become shareholders of Pinnacle, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Pinnacle, each as amended, and by the Virginia SCA. The rights of shareholders of Pinnacle differ in certain respects from the rights of shareholders of Virginia Bank.

A summary of the material differences between the rights of a Virginia Bank shareholder under the Virginia SCA and Virginia Bank’s articles of incorporation and bylaws, on the one hand, and the rights of a Pinnacle shareholder under the Virginia SCA and the articles of incorporation and bylaws of Pinnacle, on the other hand, is provided in this joint proxy statement/prospectus in the section “Comparative Rights of Shareholders.”

Dissenters’ Appraisal Rights

Appraisal rights are statutory rights that, if provided under applicable law, provide shareholders a right to dissent from an extraordinary transaction, such as a merger, and to demand that the company pay the fair value of their shares as determined by the company or a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Pinnacle Shareholders. Under Virginia law, Pinnacle shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.

Virginia Bank Shareholders. Under Virginia law, Virginia Bank shareholders have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of the shares of Virginia Bank common stock following consummation of the merger. These appraisal rights are governed by the Virginia SCA, sections 13.1-729 through 13.1-741.1 of the Code of Virginia, a copy of which is included in this joint proxy statement/prospectus as Appendix H. The following summary is not a complete summary of the provisions of the Virginia SCA relating to appraisal rights and is qualified in its entirety by reference to the full text of the provisions of the Virginia SCA pertaining to appraisal rights, which is incorporated herein by reference.

If you intend to exercise your appraisal rights, you should carefully review the following summary and comply with all requirements of the Virginia SCA. You should also consult with your attorney. Failure by a Virginia Bank shareholder to follow the steps required under Virginia law for asserting and perfecting appraisal rights may result in the loss of such rights. To exercise appraisal rights, before the vote on the merger agreement is taken at the Virginia Bank special meeting, you must deliver to Virginia Bank written notice of your intent to demand payment for your shares if the merger is completed; and you must not vote your shares in favor of the merger agreement at the Virginia Bank special meeting.

In other words, you do not have to vote against the merger agreement, or even vote at all, in order to exercise appraisal rights, but you may not vote in favor of the merger agreement, and in all cases you must give the required written notice. If you fail to satisfy these requirements, you will not be entitled to exercise appraisal rights or to receive payment for your shares of Virginia Bank common stock under the provisions of the Virginia SCA pertaining to appraisal rights. Even if you vote against the merger agreement (either in person or by proxy), you still must send the required notice of intent in order to exercise appraisal rights.

You should remember that if you return a signed proxy card, but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the Virginia Bank merger proposal and you will not be able to assert appraisal rights. If you do not return a proxy card or do not otherwise vote at all at the Virginia Bank special meeting, you will not be treated as waiving your appraisal rights as long as you have given the required notice of intent as described above.

Notices of intent to assert appraisal rights with respect to shares of Virginia Bank common stock must be mailed or delivered to Virginia Bank’s corporate secretary at Virginia Bank’s principal office located at 336 Main Street, Danville, Virginia 24541, or hand delivered to Virginia Bank’s corporate secretary at the Virginia Bank special meeting, but before voting on the Virginia Bank merger proposal begins. A notice of intent to assert appraisal rights is effective (i) when received by Virginia Bank at its address prior to the Virginia Bank special meeting, (ii) five days after its deposit in the U.S. mail (as evidenced by the postmark) if mailed postage prepaid and correctly addressed to Virginia Bank prior to the Virginia Bank special meeting, or (iii) on the date shown on the return receipt, if sent by registered or certified mail with return receipt requested, and if the return receipt is signed on behalf of Virginia Bank prior to the Virginia Bank special meeting, whichever is earliest.

If a you deliver a timely notice of intent to assert appraisal rights, do not vote in favor of the Virginia Bank merger proposal, and the Virginia Bank merger proposal is approved at the Virginia Bank special meeting (or any adjournment or postponement thereof) and all other conditions to the merger are satisfied or waived, then within 10 days following the effective date of the merger, Pinnacle as the surviving company in the merger will send you an appraisal notice by first-class mail, postage prepaid, to your address as shown in Virginia Bank’s record of shareholders, as long as you have satisfied the requirements to exercise appraisal rights. The appraisal notice will include another copy of the provisions of the Virginia SCA pertaining to appraisal rights and will:

•

include a form you can use for demanding payment that will (i) specify the first date of any announcement to Virginia Bank shareholders of the terms of the merger, (ii) require you to certify that you acquired beneficial ownership of your shares of Virginia Bank common stock before that date, and (iii) require you to certify that you did not vote for or consent to the merger;

•	state where your Virginia Bank share certificates must be deposited and the date by which those certificates must be deposited;

•

specify where the form described above must be sent and the date by which Pinnacle must receive the form (which may not be fewer than 40 nor more than 60 days after the date of delivery of the appraisal notice), and state that you will have waived the right to demand appraisal with respect to your shares unless the form is received by Pinnacle by such date;

•	state Pinnacle’s estimate of the fair value of the shares of Virginia Bank common stock;

•

state that, if requested in writing, Pinnacle will provide to you, within 10 days after the date by which Pinnacle must receive the form, the number of Virginia Bank shareholders who returned the form by the specified date and the total number of shares of Virginia Bank common stock owned by them; and

•	state the date by which any notice to withdraw from the appraisal process must be received, which date must be within 20 days after the date by which Pinnacle must receive the form.

If you do not timely deliver to Pinnacle the appraisal form or comply with the terms and conditions of the appraisal notice or the appraisal form, you will not be entitled to demand appraisal for shares of Virginia Bank common stock and instead will receive the merger consideration set forth in the merger agreement. If you timely deliver the appraisal form and comply with all other conditions and requirements set forth in the appraisal notice and the appraisal form, you will lose all rights as a former Virginia Bank shareholder unless you withdraw the appraisal form and payment demand by the date specified in the appraisal notice.

Within 30 days after the appraisal form is due, Pinnacle will pay you (and any former Virginia Bank shareholder who has asserted and perfected appraisal rights) the amount Pinnacle estimates to be the fair value of your shares of Virginia Bank common stock plus accrued interest. Pinnacle’s payment will be accompanied by:

•	the annual financial statements of Virginia Bank as of a date ending not more than 16 months before the date of payment (or reasonably equivalent information if not available);

•	a statement of Pinnacle’s estimate of the fair value of the shares of Virginia Bank common stock, which estimate must equal or exceed Pinnacle’s estimate given in the appraisal notice;

•	an explanation of your rights to demand further payment if you are not satisfied; and

•	a statement that failure to demand further payment within a specified time period will be deemed your acceptance of Pinnacle’s estimate of fair value as full payment.

Virginia law sets forth additional procedures that Pinnacle must follow with respect to any former shareholder of Virginia Bank who has taken all required actions, but whose exercise of appraisal rights and demand for payment remains unsettled, including an obligation for Pinnacle to file a lawsuit to petition the appropriate Virginia circuit court to determine the fair value of the shares of Virginia Bank common stock. Virginia law provides that the costs of any such litigation would be assessed against Pinnacle unless the court determines that some or all of the shareholders exercising appraisal rights acted arbitrarily, vexatiously, or not in good faith in demanding payment.

Shareholders considering seeking appraisal rights for their shares of Virginia Bank common stock should note that the value of their shares determined under Virginia law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Virginia Bank common stock.

If you fail to strictly comply with the procedures set forth under the applicable provisions of the Virginia SCA, you will lose your appraisal rights.

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Structure of the Merger

Pursuant to the merger agreement, Virginia Bank will merge with and into Pinnacle, with Pinnacle continuing after the merger as the surviving corporation. The separate corporate existence of Virginia Bank will cease upon completion of the merger. As soon as practicable after the merger, Virginia Bank and Trust will merge with and into First National Bank with First National Bank continuing after the bank merger as the surviving national banking association and as a wholly-owned subsidiary of Pinnacle.

Merger Consideration

General. Pursuant to the merger agreement, at the effective time each share of Virginia Bank common stock, except for certain shares of Virginia Bank common stock owned by Pinnacle or Virginia Bank, that is issued and outstanding immediately prior to the effective time will be converted into the right to receive, at the election of the holder, either:

•	$16.00 per share in cash (or the “cash consideration”); or

•	0.54 shares of Pinnacle common stock (or the “stock consideration” and together with the cash consideration, the “merger consideration”).

Holders of shares of Virginia Bank common stock have the opportunity to elect to receive the cash consideration or the stock consideration for their shares of Virginia Bank common stock, subject to the allocation and proration procedures set forth in the merger agreement and described in more detail below.

If you are a Virginia Bank shareholder, the form of the consideration you ultimately receive will depend upon the election, allocation and proration procedures described below and the elections made by other Virginia Bank shareholders, and may be different from the consideration you elect to receive.

Fractional Shares. Pinnacle will not issue any fractional shares of Pinnacle common stock in the merger. Instead, a Virginia Bank shareholder who would otherwise be entitled to receive a fraction of a share of Pinnacle common stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Pinnacle common stock multiplied by the average closing price of Pinnacle common stock, as reported on the OTC Market Group’s OTCQX marketplace, for the five most recent trading days on which shares of Pinnacle common stock actually traded preceding the effective time.

Effective Time; Closing

The merger will be completed only if all conditions to the merger set forth in the merger agreement are either satisfied or waived by the applicable party (subject to applicable law). For more information, see “—Conditions to Completion of the Merger.” In the merger agreement, Pinnacle and Virginia Bank have agreed that the merger will close on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement or on another mutually agreed upon date.

The merger will become effective at the date and time the certificate of merger is issued by the Virginia SCC, or at such later time as may be agreed by Pinnacle and Virginia Bank and set forth in the articles of merger that the parties file with the Virginia SCC. It is currently anticipated that the effective time will occur during the fourth quarter of 2020, subject to the receipt of regulatory approvals and shareholder approvals and satisfaction or waiver of other closing conditions, but the parties cannot guarantee when or if the merger will be completed.

As described in more detail below under “—Termination of the Merger Agreement,” if the merger has not closed by March 31, 2021, the merger agreement may be terminated by either Pinnacle or Virginia Bank if the failure of the effective time to occur before that date is not caused by any breach of or failure to perform under the merger agreement by the party electing to terminate the merger agreement.

Exchange of Shares of Virginia Bank Common Stock in the Merger

The conversion of Virginia Bank common stock into the right to receive the merger consideration will occur automatically at the effective time.

Pinnacle has appointed Computershare to serve as the exchange agent for the payment and exchange of the merger consideration. At or prior to the closing of the merger, Pinnacle will deposit with the exchange agent the number of shares of Pinnacle common stock for the stock consideration to be delivered in the merger (which shall be delivered in book-entry form) and cash equal to the aggregate amount of the cash consideration and cash in lieu of fractional shares payable in the merger.

Within 10 business days after the exchange agent completes the allocation procedures described below, the exchange agent will send transmittal materials to each Virginia Bank shareholder for use in exchanging Virginia Bank common stock certificates for the merger consideration. The exchange agent will deliver the merger consideration allocated to each Virginia Bank shareholder, and a check for cash payable in lieu of fractional shares of Pinnacle common stock, promptly once it receives the properly completed transmittal materials and such Virginia Bank shareholder has properly surrendered all shares of Virginia Bank common stock for exchange.

Virginia Bank stock certificates should NOT be returned with the enclosed proxy card, and should NOT be sent to the exchange agent until after each Virginia Bank shareholder receives transmittal materials following completion of the merger.

A Virginia Bank shareholder will not be entitled to receive the merger consideration until properly completed transmittal materials are returned and the shares of Virginia Bank common stock are surrendered. No interest will be paid or accrued on any cash consideration or cash in lieu of fractional shares during this time, and no dividends or other distributions with respect to shares of Pinnacle common stock comprising any stock consideration will be paid during this time. Once a Virginia Bank shareholder properly exchanges shares of Virginia Bank common stock, Pinnacle will pay to such shareholder, without interest, the cash consideration and any dividends or distributions with a record date after the effective time of the merger and with respect to shares of Pinnacle common stock comprising stock consideration received by that shareholder in the merger.

Following the merger Pinnacle or the exchange agent, as applicable, will be entitled to deduct and withhold from the merger consideration amounts, if any, as it is required to deduct and withhold with respect to making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so deducted or withheld, these amounts will be treated for all purposes under the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Cash or Stock Election for Virginia Bank Shareholders

If you are a Virginia Bank shareholder, an election form is being sent to you in a separate mailing. You may elect to receive the stock consideration or the cash consideration with respect to any or all of your shares of Virginia Bank common stock, or indicate that you make no such election.

Shares for which a valid election to receive the stock consideration are referred to as “stock election shares.” Shares for which a valid election to receive the cash consideration are referred to as “cash election shares.” Shares for which an election has not been made are referred to as “no election shares.”

In order to make an effective election, you must return your properly completed election form to the exchange agent so that it is received by the exchange agent no later than [●], Eastern Time, on [●] (or the “election deadline”). If you either (a) do not submit a properly completed election form by the election deadline or (b) revoke your election form prior to the election deadline and do not resubmit a properly completed election form by the election deadline, the shares of Virginia Bank common stock held by you will be considered no election shares.

All elections must be made on the election form. To make an effective election with respect to your shares of Virginia Bank common stock, you must properly complete the election form and return it to the exchange agent in accordance with the election form’s instructions.

If you have a preference as to whether you receive the stock consideration or the cash consideration for your shares of Virginia Bank common stock, you should complete and return an election form, because shares as to which an election has been made will receive priority in allocating the merger consideration over no election shares. No guarantee can be made that you will receive the stock consideration or the cash consideration that you elect. As a result of the allocation procedures contained in the merger agreement and summarized below under “—Allocation Procedures,” you may receive Pinnacle common stock or cash in amounts that vary from the elections you submitted.

The Pinnacle board of directors, the Virginia Bank board of directors, and their respective financial advisors make no recommendation as to whether Virginia Bank shareholders should elect to receive the stock consideration or the cash consideration. See “Material U.S. Federal Income Tax Consequences” for information about the tax consequences of receiving the stock consideration or the cash consideration.

Allocation Procedures

All elections by Virginia Bank shareholders are subject to the allocation and proration procedures set forth in the merger agreement. These procedures are intended to ensure that 60% of the outstanding shares of Pinnacle common stock will be converted into the right to receive the stock consideration, and the remaining 40% of the outstanding shares of Pinnacle common stock will be converted into the right to receive the cash consideration.

It is unlikely that elections will be made by Virginia Bank shareholders in the exact allocation proportions described above. As a result, the merger agreement provides procedures to be followed if Virginia Bank shareholders in the aggregate elect to receive stock consideration for more than or less than 60% of the outstanding shares of Virginia Bank common stock. These procedures would result in the following pro rata allocations:

•

If stock consideration is oversubscribed. If the total number of stock election shares is more than 60% of the outstanding shares of Virginia Bank common stock, then each cash election share and each no election share will be converted into the right to receive the cash consideration, and the exchange agent will select on a pro rata basis a sufficient number of stock election shares that will be converted into the right to receive the cash consideration, to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration.

•

If stock consideration is undersubscribed. If the total number of stock election shares is less than 60% of the outstanding shares of Virginia Bank common stock, then each stock election share will be converted into the right to receive the stock consideration, and a sufficient number of other shares will be converted into the right to receive the stock consideration, first from the no election shares on a pro rata basis, then from the cash election shares on a pro rata basis, to ensure that 60% of the outstanding shares of Virginia Bank common stock will be converted into the right to receive the stock consideration.

The exchange agent will allocate the merger consideration within seven business days after the effective time of the merger.

No Effect on Outstanding Pinnacle Common Stock

Each share of Pinnacle common stock that is issued and outstanding immediately prior to completion of the merger will remain issued and outstanding and be unchanged by the merger. As a result, there is no need for Pinnacle shareholders to take any action as a result of the completion of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by Pinnacle to Virginia Bank, on the one hand, and by Virginia Bank to Pinnacle, on the other hand, relating to Pinnacle’s and Virginia Bank’s respective businesses. The merger agreement contains reciprocal representations and warranties of Pinnacle and Virginia Bank relating to:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	capital structure;

•	financial statements, regulatory reports filed with governmental agencies and accounting controls;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	material contracts;

•	legal proceedings and compliance with applicable laws;

•	tax matters and tax treatment of merger;

•	ownership and leasehold interests in properties;

•	labor, employment and employee benefit matters;

•	insurance;

•	loan portfolio, allowance for loan losses and mortgage loan buy-backs;

•	environmental matters;

•	books and records;

•	intellectual property;

•	derivative instruments;

•	brokered deposits;

•	investment securities;

•	takeover laws and provisions;

•	transactions with affiliates and related parties;

•	engagement of financial advisors and opinions of financial advisors;

•	information systems and security; and

•	Community Reinvestment Act ratings.

In addition, the merger agreement contains representations and warranties made by Virginia Bank to Pinnacle relating to lack of insurance operations, and the merger agreement contains representations and warranties made by Pinnacle to Virginia Bank related to sufficiency of funds to consummate the merger.

With the exception of certain representations that must be true and correct in all material respects or true and correct in all respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as defined in the merger agreement) on the party making the representation.

The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Pinnacle, Virginia Bank or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in any public disclosures made by Pinnacle or Virginia Bank.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Pinnacle or Virginia Bank or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus and the other information contained in the reports, statements and filings that Pinnacle publicly files with the SEC.

Conditions to Completion of the Merger

The respective obligations of Pinnacle and Virginia Bank to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	approval of the Pinnacle merger proposal and the Pinnacle articles amendment proposal by Pinnacle shareholders and approval of the Virginia Bank merger proposal by Virginia Bank shareholders;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	effectiveness of Pinnacle’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits or makes illegal the completion of the merger;

•

the receipt by each of Pinnacle and Virginia Bank from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•	no material adverse effect with respect to the other party shall have occurred.

In addition, Pinnacle’s obligation to complete the merger is subject to the satisfaction or waiver of the conditions set forth below:

•

the aggregate number of shares of Virginia Bank common stock for which appraisal rights have been perfected under the Virginia SCA shall not represent 15% or more of the outstanding shares of Virginia Bank common stock; and

•	no regulatory approval required for completion of the merger or the bank merger shall have resulted or would reasonably be expected to result in the imposition of a burdensome condition.

Where the merger agreement and law permit, either Pinnacle or Virginia Bank could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. Pinnacle and Virginia Bank cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

Pinnacle and Virginia Bank have agreed to customary restrictions on their respective business activities until the completion of the merger. In general, Pinnacle and Virginia Bank are required to (i) conduct their respective businesses in the ordinary and usual course, (ii) take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iv) materially follow their existing policies or practices with respect to managing interest rate risk and use commercially reasonable means to avoid any material increase in their exposure to interest rate risk, (v) take no action to adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, share exchange, or other reorganization, and (vi) take no action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

Virginia Bank has also agreed that, until the effective time of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Pinnacle:

•	amend any articles of incorporation, bylaws or other similar governing instruments;

•

(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights with respect thereto, (ii) enter into any agreement with respect to the foregoing or (iii) issue or grant any stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights;

•

incur any material obligation, indebtedness or liability, make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business;

•

enter into, amend or renew any employment, consulting, severance change in control, bonus, salary continuation or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual employee’s salary or wages of more than 3.5%;

•

enter into, establish, adopt, amend, terminate or make any contributions to (except to satisfy contractual obligations as previously disclosed to Pinnacle or to comply with the requirements of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder;

•

exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice;

•

hire any person as an employee of Virginia Bank or a subsidiary of Virginia Bank or promote any employee, except (i) to satisfy certain existing contractual obligations and (ii) persons hired or promoted to fill any employee or non-executive officer vacancies whose employment is terminable at will and who are not subject to or eligible for severance or similar benefits or payments that would become payable as a result of the merger or the bank merger;

•

other than dividends from Virginia Bank’s wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except as otherwise permitted under the merger agreement;

•

make any material investment in or acquisition of any other person other than its wholly-owned subsidiaries, except with respect to purchases and sales of investment securities permitted under the merger agreement or by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by Virginia Bank’s outside auditor;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of material taxes;

•

enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its subsidiaries, taken as a whole, except as required by applicable law, a governmental authority or then applicable market conditions;

•

(i) make, renew, restructure or otherwise modify any loans, other than loans made or acquired in the ordinary course of business consistent with past practice and that have (A) in the case of unsecured loans made to any borrower that are originated in compliance with Virginia Bank’s internal loan policies without exceptions, a principal balance not in excess of $250,000 in total or (B) in the case of secured loans made to any borrower that are originated in compliance with Virginia Bank’s internal loan policies without exceptions, a principal balance not in excess of $750,000 in total, in each case including any current outstanding principal balance to any such borrower, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the amounts set forth in the preceding clause or (iii) enter into any loan securitization or create any special purpose funding entity;

•

make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or to its hedging practices and policies, in each case except as required by a governmental authority;

•

(i) enter into, modify, amend, terminate, fail to renew, cancel or extend any material agreement or expressly waive any material benefits thereunder other than in the ordinary course of business consistent with past practice or for the termination of a material agreement upon the expiration of its term, (ii) purchase or otherwise acquire any investment securities or enter into any derivative contract other than as provided in Virginia Bank’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice, or (iii) make any capital expenditures in the aggregate in excess of $75,000 and other than expenditures necessary to maintain existing assets in good repair;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in Virginia Bank’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $50,000 and that would not impose any material restriction on the business of it or its subsidiaries or Pinnacle after the merger; or

•	agree to take any of the actions prohibited by the preceding bullet points

Pinnacle has also agreed that, until the effective time of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Virginia Bank:

•

amend any articles of incorporation, bylaws or other similar governing instruments in a manner that would adversely affect Virginia Bank or the holders of Virginia Bank common stock relative to holders of Pinnacle common stock;

•

except for issuances or grants of rights pursuant to a Pinnacle stock plan in the ordinary course of business and consistent with past practice, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights with respect thereto, or enter into any agreement with respect to the foregoing;

•

incur any material obligation, indebtedness or liability, make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business;

•

other than dividends from Pinnacle’s wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except as otherwise permitted under the merger agreement;

•

make any material investment in or acquisition of any other person other than its wholly-owned subsidiaries, except with respect to purchases and sales of investment securities permitted under the merger agreement or by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by Pinnacle’s outside auditor;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to material taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of material taxes;

•

enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its subsidiaries, taken as a whole, except as required by applicable law, a governmental authority or then applicable market conditions;

•

make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or to its hedging practices and policies, in each case except as required by a governmental authority;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in Pinnacle’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or

•	agree to take any of the actions prohibited by the preceding bullet points.

Dividends

The merger agreement provides that Pinnacle may, to the extent legally permitted to do so, before the effective time of the merger declare and pay quarterly dividends on outstanding shares of Pinnacle common stock at a rate not to exceed $0.14 per share per quarter, consistent with past practices and prudent regulatory capital management.

The merger agreement provides that Virginia Bank may, to the extent legally permitted to do so, before the effective time of the merger declare and pay quarterly dividends on outstanding shares of Virginia Bank common stock at a rate not to exceed $0.16 per share per quarter, consistent with past practices and prudent regulatory capital management.

Agreement Not to Solicit Other Offers

Each of Pinnacle and Virginia Bank has agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, agents and representatives not to, directly or indirectly:

•	initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

•	furnish or cause to be furnished any confidential or nonpublic information or data relating to any acquisition proposal;

•	engage or participate in any negotiations or discussions concerning any acquisition proposal;

•	approve, agree to, accept, endorse or recommend any acquisition proposal; or

•

approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse, or recommend any acquisition agreement contemplating or otherwise relating to any acquisition proposal.

Each of Pinnacle and Virginia Bank have agreed to, and to direct its representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted prior to the date of the merger agreement, with respect to any offer or proposal that constitutes or may be reasonably expected to lead to an acquisition proposal, and not waive or amend any “standstill” or similar provision to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

Notwithstanding the non-solicitation obligations described above, if Pinnacle or any of its representatives, or if Virginia Bank or any of its representatives, receives an unsolicited, bona fide written acquisition proposal by any person that did not result from or arise in connection with a breach of the recipient’s non-solicitation obligations, then the recipient may, prior to the recipient’s meeting of shareholders to approve the merger agreement and the merger, furnish confidential or nonpublic information to and engage or participate in discussions and negotiations with such person if  (1) the recipient’s board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (2) before furnishing any confidential or nonpublic information, the recipient receives from such person an executed confidentiality agreement on terms no less restrictive (with respect to each provision) than the confidentiality agreement between Pinnacle and Virginia Bank, which executed confidentiality agreement will not provide such person with any exclusive right to negotiate with the recipient, provided, that any non-public information provided to any person given such access will have previously been provided to the other party and (3) the recipient’s board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal.

For the purposes of the merger agreement:

•

an “acquisition agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement contemplating or otherwise relating to an acquisition proposal;

•

an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal, indication of interest or inquiry (whether communicated to a party or publicly announced to a party’s shareholders and whether binding or non-binding) by any person relating to any of the following transactions or series of related transactions involving Pinnacle or Virginia Bank, or their respective subsidiaries: (1) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party, (2) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, or (3) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party; and

•

a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person that the board of directors of Pinnacle or Virginia Bank, as the case may be, concludes in good faith (after consultation with its outside financial and legal advisors) is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to the party’s shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (as it may be proposed in writing to be amended by the other party), taking into account all relevant factors (including the legal, financial, regulatory and other aspects of the acquisition proposal, including the likelihood of obtaining financing and of receiving all required approvals of governmental authorities, and including the terms and conditions of the merger agreement (as it may be proposed in writing to be amended by the other party)); provided, that for purposes of the definition of superior proposal, the references to “25%” in the definition of acquisition proposal above will be deemed to be references to “50% or more.”

Shareholder Meetings; Recommendations of Boards of Directors; Changes in Recommendation

Pinnacle and Virginia Bank have each agreed to hold a meeting of its shareholders as promptly as reasonably practicable after Pinnacle’s registration statement on Form S-4 is declared effective for the purpose of obtaining approval from Pinnacle’s shareholders of the Pinnacle merger proposal and the Pinnacle articles amendment proposal, and approval from Virginia Bank’s shareholders of the Virginia Bank merger proposal.

The boards of directors of Pinnacle and Virginia Bank have agreed to recommend to their respective shareholders the approval of the Pinnacle merger proposal and the Pinnacle merger proposal, in the case of Pinnacle, and the Virginia Bank merger proposal in the case of Virginia Bank, and to include such recommendations in this joint proxy statement/prospectus and to solicit and use their respective reasonable best efforts to obtain such approvals. Each board of directors and any committee thereof has agreed to not withhold, withdraw, qualify or modify (or publicly propose to do so) such recommendation in any manner adverse to the other party (a “change in recommendation”), subject to the limited exceptions described below.

At any time prior to the Pinnacle annual meeting the Pinnacle board of directors may make a change in recommendation or terminate the merger agreement, and at any time prior to the Virginia Bank special meeting the Virginia Bank board of directors may make a change in recommendation or terminate the merger agreement, in each case to enter into an acquisition agreement with respect to a superior proposal in compliance with the termination fee provisions of the merger agreement; provided that either board of directors may only take such actions if:

•

an unsolicited bona fide written acquisition proposal (that did not result from a breach of the recipient’s non-solicitation obligations described above) is made by to the recipient by a third party, and such acquisition proposal is not withdrawn;

•	the recipient’s board of directors has concluded in good faith (after consultation with its outside financial and legal advisors) that such acquisition proposal constitutes a superior proposal;

•

the recipient’s board of directors has concluded in good faith (after consultation with its financial and legal advisors) that failure to take such action would be a violation of its fiduciary duties to the recipient’s shareholders under applicable law;

•

the recipient gives the other party at least five business days’ notice of its intention to make a change in recommendation, specifying in reasonable detail the reasons therefor and including the material terms and conditions of such proposal and the identity of the person making such acquisition proposal;

•

during the five business day period, the recipient has, and has caused its outside financial and legal advisors to, consider and at the reasonable request of the other party engage in good faith discussions regarding any adjustment or modification to the terms of the merger agreement that are proposed in writing; and

•

the recipient’s board of directors, following such five business day period, has again reasonably concluded in good faith (after consultation with its outside financial and legal advisors, and taking into account any adjustment or modification to the terms of the merger agreement that have been proposed in writing) that such acquisition proposal continues to constitute a superior proposal and that failure to take such action would be a violation of its fiduciary duties to the recipient’s shareholders under applicable law.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger abandoned, by Pinnacle and Virginia Bank at any time before the effective time by mutual written agreement by Pinnacle and Virginia Bank.

In addition, the merger agreement may be terminated by either party in the following circumstances:

•

the merger has not been consummated by March 31, 2021 (the “outside date”), provided that this right to terminate shall not be available to any party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the effective time to occur on or before the outside date (an “outside date termination”);

•

any governmental authority denies a requisite regulatory approval and such denial is final, the relevant governmental authority has requested in writing that Pinnacle, Virginia Bank or any of their respective subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 120 days, any application with respect to a regulatory approval or any governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above under “—Conditions to Completion of the Merger,” and the breach cannot be or is not cured within 30 days following written notice to the breaching party, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement (as applicable) contained in the merger agreement;

•	the Pinnacle shareholders do not approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal; or

•	the Virginia Bank shareholders do not approve the Virginia Bank merger proposal.

In addition, Pinnacle may terminate the merger agreement if:

•

the Virginia Bank board of directors fails to recommend that Virginia Bank shareholders approve the Virginia Bank merger proposal (and Pinnacle has complied with its obligations under the merger agreement regarding no solicitation and recommendation matters), effects a change in its recommendation or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the Virginia Bank special meeting or making its recommendation to approve the Virginia Bank merger proposal;

•	the Pinnacle board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals;

•

if a governmental authority grants a regulatory approval but such requisite regulatory approval contains, results in or would reasonably be expected to result in the imposition of a burdensome condition; or

•

(1) if Virginia Bank or Virginia Bank and Trust enters into an agreement with any other person to merge or consolidate with, acquire or enter into any similar transaction with Virginia Bank or Virginia Bank and Trust, or purchase, lease or otherwise acquire all or substantially all of the assets of Virginia Bank or Virginia Bank and Trust, (2) Virginia Bank or Virginia Bank and Trust enters into an agreement with any person to purchase or otherwise acquire from Virginia Bank securities representing 10% or more of the voting power of Virginia Bank common stock, or (3) a tender offer or exchange offer for 10% or more of the outstanding shares of Virginia Bank common stock is commenced (other than by Pinnacle or a subsidiary of Pinnacle), and the Virginia Bank board of directors recommends that Virginia Bank shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within 10 business days (an “alternative transaction termination”).

In addition, Virginia Bank may terminate the merger agreement if:

•

the Pinnacle board of directors fails to recommend that Pinnacle shareholders approve the Pinnacle merger proposal and the Pinnacle articles amendment proposal (and Pinnacle has complied with its obligations under the merger agreement regarding no solicitation and recommendation matters), effects a change in its recommendation or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the Pinnacle annual meeting or making its recommendation to approve the Pinnacle merger proposal or the Pinnacle articles amendment proposal; or

•	the Virginia Bank board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

Effect of Termination; Termination Fee

If the merger agreement is terminated, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

The merger agreement provides that Virginia Bank must pay Pinnacle a $1,350,000 termination fee if:

•

(i) either Pinnacle or Virginia Bank effects an outside date termination (and the Virginia Bank shareholder approval has not been obtained), (ii) either Virginia Bank or Pinnacle effects a no-vote termination because Virginia Bank shareholders did not approve the Virginia Bank merger proposal, or (iii) Pinnacle effects a breach termination and, in each case, prior to such termination and after the date of the merger agreement, an acquisition proposal for Virginia Bank has been made or an intention to make such an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal with respect to Virginia Bank results in the execution of a definitive agreement or a completed transaction;

•

Pinnacle terminates the merger agreement because the Virginia Bank board of directors has failed to recommend that the Virginia Bank shareholders approve the Virginia Bank merger proposal (and Pinnacle has complied with its obligations under the merger agreement regarding no solicitation and recommendation matters), effected a change in its recommendation or approved, adopted, endorsed or recommended any acquisition proposal, or breached its obligations with respect to not soliciting acquisition proposals, holding the Virginia Bank special meeting or making its recommendation to approve the Virginia Bank merger proposal;

•	Pinnacle effects an alternate transaction termination; or

•

Virginia Bank terminates the merger agreement because the Virginia Bank board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

The merger agreement provides that Pinnacle must pay Virginia Bank a $1,350,000 termination fee if:

•

Pinnacle terminates the merger agreement because the Pinnacle board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals; or

•

Virginia Bank terminates the merger agreement because the Pinnacle board of directors has failed to recommend that the Pinnacle shareholders approve the Pinnacle merger proposal and the Pinnacle articles amendment proposal (and Virginia Bank has complied with its obligations under the merger agreement regarding no solicitation and recommendation matters), effected a change in its recommendation or approved, endorsed or recommended any acquisition proposal, or breached its obligations with respect to not soliciting acquisition proposals, holding the Pinnacle annual meeting or making its recommendation to approve the Pinnacle merger proposal.

Any termination fee that becomes payable under the merger agreement will be paid by wire transfer of immediately available funds. If either Virginia Bank or Pinnacle fails to promptly pay any termination fee when due, then Virginia Bank or Pinnacle, as applicable, must pay to Pinnacle or Virginia Bank, as applicable, its fees and expenses (including attorneys’ fees and expenses) in connection with collecting such fee, together with interest on the amount of such fee as provided in the merger agreement.

Expenses

Each of Pinnacle and Virginia Bank will pay all costs and expenses incurred by it in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement, except that the costs of printing and mailing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities in connection with the merger will be borne equally by Pinnacle and Virginia Bank.

Waiver and Amendment

Any term or provision of the merger agreement may be waived and the time for performance of any obligations or other acts of the other party may be extended in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. However, after approval of the merger agreement by the Pinnacle shareholders and the Virginia Bank shareholders, there may not be without further approval of such shareholders any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

The merger agreement may be amended or supplemented at any time before the effective time of the merger by written agreement of the parties. However, after approval of the merger agreement by the Pinnacle shareholders and the Virginia Bank shareholders, no amendment may be made that requires further approval by Pinnacle shareholders or Virginia Bank shareholders under applicable law.

Affiliate Agreements

Each of the members of the Pinnacle board of directors, in their capacities as shareholders of Pinnacle, separately entered into affiliate agreements with Virginia Bank (the “Pinnacle affiliate agreements”). Each of the members of the Virginia Bank board of directors, in their capacities as shareholders of Virginia Bank, separately entered into affiliate agreements with Pinnacle (the “Virginia Bank affiliate agreements”). The following summary describes certain material provisions of the affiliate agreements and is qualified in its entirety by reference to the forms of Pinnacle affiliate agreement and Virginia Bank affiliate agreement attached as Appendix B and Appendix C, respectively, to this joint proxy statement/prospectus.

Agreement to Vote Covered Shares. Under the affiliate agreements, each Pinnacle director and each Virginia Bank director agreed to cause all shares of Pinnacle common stock or Virginia Bank common stock, respectively, over which he or she exercises sole rights of voting and disposition to be voted in favor of approving the merger agreement, unless the other party is in material default with respect to a material covenant, representation, warranty or agreement made by it in the merger agreement.

At the record date of the Pinnacle annual meeting, there were [●] shares of Pinnacle common stock subject to Pinnacle affiliate agreements, which represented [●]% of the outstanding Pinnacle common stock.

At the record date of the Virginia Bank special meeting, there were [●] shares of Virginia Bank common stock subject to Virginia Bank affiliate agreements, which represented [●]% of the outstanding Virginia Bank common stock.

Transfer Restrictions. Each Pinnacle director and each Virginia Bank director has also agreed, subject to certain exceptions, not to tender into any tender or exchange offer or sell, transfer, hypothecate, grant a security interest in, or otherwise dispose of or encumber any covered shares of Pinnacle common stock or Virginia Bank common stock, respectively, without the prior written consent of the other party.

Non-Solicitation. Each Pinnacle director and each Virginia Bank director has also agreed not to solicit, and not to authorize, direct or encourage any other person to solicit, from any third party any inquiries or proposals relating to the disposition of the business or assets of or the acquisition of voting securities of Pinnacle or Virginia Bank, respectively, or the merger of Pinnacle or Virginia Bank with any person other than Virginia Bank or Pinnacle, respectively. The affiliate agreements also restrict Pinnacle directors and Virginia Bank directors from providing a third party with information or assistance relating to, or conducting discussions in furtherance of, such inquiries or proposals, except as permitted in limited circumstances under the merger agreement.

Non-Competition Obligations of Virginia Bank Directors. For a period of 12 months after the effective time of the merger, each Virginia Bank director has agreed not to, directly or indirectly:

•

serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or subsidiary of a financial institution or holding company, with an office or branch located within a 35-mile radius of any office or branch of Pinnacle, First National Bank, Virginia Bank, or Virginia Bank and Trust, or any subsidiary or affiliate thereof, as of the date of the merger agreement or at the effective time of the merger (the “covered area”);

•

serve on the board of directors of any company with an office or branch in the covered area that provides any of the products or services provided by Pinnacle, First National Bank, Virginia Bank or Virginia Bank and Trust, or any subsidiary or affiliate thereof, as of the date of the merger agreement or the effective time of the merger, subject to certain limited exceptions;

•

solicit to employ or engage the services of any of the officers or employees of Pinnacle or First National Bank, including former employees of Virginia Bank (other than employees who have been terminated by Pinnacle, First National Bank, Virginia Bank, or Virginia Bank and Trust prior to such solicitation or engagement);

•

initiate or maintain contact with any officer, director or employee of Pinnacle or First National Bank, including former employees of Virginia Bank, regarding the business, operations, prospects or finances of Pinnacle or First National Bank, except for conversations with employees that are necessary to conduct routine banking business or transactions; or

•

solicit customers of Pinnacle or First National Bank, or any subsidiary or affiliate thereof, on behalf of any bank or provider of any of the products or services offered by Pinnacle or First National Bank or any subsidiary or affiliate thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Pepper Hamilton Sanders LLP and Williams Mullen, the following discussion summarizes the material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of Virginia Bank common stock. The opinions of Troutman Pepper Hamilton Sanders LLP and Williams Mullen, tax counsel for each of Pinnacle and Virginia Bank, respectively, are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Virginia Bank common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders who hold their shares of Virginia Bank common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders of Virginia Bank common stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities); holders of Virginia Bank common stock whose functional currency is not the U.S. dollar; holders who hold shares of Virginia Bank common stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction” (as such terms are used in the Code) or other integrated investment; holders of Virginia Bank common stock who acquired such stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation; a person who owns or has owned (directly, indirectly or constructively) 5% or more of Pinnacle common stock or Virginia Bank common stock or otherwise exercises control over Pinnacle’s or Virginia Bank’s corporate affairs; a grantor trust; a controlled foreign corporation or a passive foreign investment company; U.S. expatriates; persons who purchased their shares of Virginia Bank common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Pinnacle common stock as a result of such item being taken into account in an applicable financial statement).

This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the Medicare contribution tax, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Virginia Bank common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Virginia Bank common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.

This discussion, and the tax opinions referred to herein, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, or be subject to differing interpretation, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinions described herein will not be binding on the IRS, or any court. Pinnacle and Virginia Bank have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each of Pinnacle’s and Virginia Bank’s obligation to complete the merger that each receive an opinion from its tax counsel, Troutman Pepper Hamilton Sanders LLP and Williams Mullen, respectively, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions will be based on representations by Pinnacle and Virginia Bank, as well as certain covenants and undertakings by Pinnacle and Virginia Bank and customary assumptions. The remainder of this discussion is based on the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences to Holders of Virginia Bank Common Stock Who Receive Solely Pinnacle Common Stock

If you are a holder of Virginia Bank common stock that exchanges shares of Virginia Bank common stock solely for shares of Pinnacle common stock pursuant to the merger, you will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Pinnacle common stock. The aggregate tax basis of the Pinnacle common stock received in the merger (including any fractional shares of Pinnacle common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate tax basis of the Virginia Bank common stock for which it is exchanged, decreased by the amount of basis allocated to the fractional share deemed received and then exchanged. The holding period of Pinnacle common stock received in exchange for shares of Virginia Bank common stock (including fractional shares of Pinnacle common stock deemed received and exchanged, as discussed below) will include the holding period of the Virginia Bank common stock for which it is exchanged. If you acquired different blocks of shares of Virginia Bank common stock at different times or at different prices, the tax basis and holding period for each block of shares of Pinnacle common stock you receive in the merger will be determined on a block-for-block basis depending on the tax basis and holding period of each block of shares of Virginia Bank common stock exchanged therefor. A U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Pinnacle common stock received in the merger.

Tax Consequences to Holders of Virginia Bank Common Stock Who Receive Solely Cash or Elect to Assert Appraisal Rights

If you are a holder of Virginia Bank common stock that exchanges your shares of Virginia Bank common stock solely for cash pursuant to the merger or who receives cash in exchange for your shares of Virginia Bank common stock by making a valid election to exercise appraisal rights, you will recognize gain or loss in an amount equal to the difference between the amount of cash that you receive and the adjusted tax basis of your shares of Virginia Bank common stock exchanged therefor. The gain or loss should be capital gain or capital loss and will be long-term capital gain or loss if you owned the exchanged shares of Virginia Bank common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of Virginia Bank common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

If you actually, indirectly or constructively hold shares of Pinnacle common stock immediately prior to the merger, you should be aware that in certain circumstances there is a possibility that all or a portion of the cash you receive in exchange for your shares of Virginia Bank common stock pursuant to the merger could be recharacterized as dividend income. Each holder of Virginia Bank common stock is strongly encouraged to consult its tax advisor as to the possibility that all or a portion of the cash payment received will be treated as dividend income and to carefully review the information set forth in the rest of this section.

Tax Consequences to Holders of Virginia Bank Common Stock Who Receive Pinnacle Common Stock and Cash

If you are a holder of Virginia Bank common stock that exchanges your shares of Virginia Bank common stock for shares of Pinnacle common stock and cash pursuant to the merger, you generally will recognize gain (but not loss) with respect to such cash in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Pinnacle common stock received pursuant to the merger over your adjusted tax basis in your shares of Virginia Bank common stock surrendered, or (2) the amount of cash you received in exchange for your shares of Virginia Bank common stock pursuant to the merger. If you acquired different blocks of Virginia Bank common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Virginia Bank common stock surrendered in the merger. You should consult your tax advisor regarding the manner in which cash and shares of Pinnacle common stock should be allocated among different blocks of your Virginia Bank common stock surrendered in the merger and the manner in which gain or loss should be determined. Any gain recognized generally will be treated as capital gain and will be long-term capital gain if, as of the effective time of the merger, your holding period with respect to the shares of Virginia Bank common stock surrendered exceeds one year.

The aggregate tax basis of your shares of Pinnacle common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for your shares of Virginia Bank common stock pursuant to the merger will be equal to the aggregate tax basis of your shares of Virginia Bank common stock surrendered, reduced by the amount of cash you received in exchange for your shares of Virginia Bank common stock pursuant to the merger (other than cash received in lieu of a fractional share of Pinnacle common stock) and increased by the amount of gain, if any, recognized by you on the exchange (other than any gain or dividend income recognized on the receipt of cash for a fractional share of Pinnacle common stock). The holding period of the shares of Pinnacle common stock you receive in the merger (including any fractional shares deemed received and exchanged for cash) will include your holding period of the shares of Virginia Bank common stock surrendered in the merger. If you acquired different blocks of Virginia Bank common stock at different times or at different prices, the basis and holding period of each block of Pinnacle common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Virginia Bank common stock exchanged for such block of Pinnacle common stock. You should consult your tax advisor regarding the manner in which cash and the shares of Pinnacle common stock should be allocated among your shares of Virginia Bank common stock and the manner in which the above rules would apply to your particular circumstances. In addition, gains and losses recognized on the exchange of your shares of Virginia Bank common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

In some cases, if you actually or constructively own shares of Pinnacle common stock (other than the shares of Pinnacle common stock received as consideration in connection with the merger), the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of your ratable share of accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage ownership of Pinnacle common stock. For purposes of determining whether the Virginia Bank shareholder’s receipt of cash has the effect of a distribution of a dividend, the shareholder will be treated as if such shareholder first exchanged all of such shareholder’s Virginia Bank common stock solely in exchange for shares of Pinnacle common stock and then Pinnacle immediately redeemed a portion of that stock for the cash that the shareholder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a holder of Virginia Bank common stock if such receipt is, with respect to such shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to the shareholder (or with respect to a shareholder receiving only cash, who does not actually or constructively own any shares of Pinnacle common stock following the merger). As noted above under “– Tax consequences to holders of Virginia Bank common stock who receive solely cash for their shares of Virginia Bank common stock or who elect to exercise appraisal rights”, the foregoing rules may apply to a holder of Virginia Bank common stock receiving only cash in the merger if such shareholder actually or constructively owns shares of Pinnacle common stock following the merger. However, in addition to the tests described above, the deemed redemption will not result in dividend treatment if it constitutes a “complete termination” of such shareholder’s interest, which would apply if such shareholder does not actually or constructively own any shares of Pinnacle common stock following the merger. Because the rules are complex and the possibility of dividend treatment depends upon each Virginia Bank shareholder’s particular circumstances, including the application of constructive ownership rules under Section 318 of the Code, holders of Virginia Bank common stock are strongly encouraged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Consequences to Holders of Virginia Bank Common Stock Who Receive Cash in Lieu of Fractional Shares

If you are a holder of Virginia Bank common stock and, as a result of the merger, you receive cash in lieu of a fractional share of Pinnacle common stock, your receipt of such cash will be treated as if the fractional share of Pinnacle common stock had been distributed to you as part of the merger, and then as you selling such fractional share. Consequently, you generally will recognize gain or loss with respect to the cash received in lieu of such fractional share equal to the difference between the amount of cash received and the tax basis allocated to such fractional share (as described above). Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you have held your shares of Virginia Bank common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of Virginia Bank common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Net Investment Income Tax

Certain non-corporate holders of Virginia Bank common stock with taxable incomes over certain threshold amounts, including individuals and certain estates and trusts, may be subject to an additional 3.8% tax on all or a portion of their “net investment income.” This tax amounts to an additional 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income may include dividends and net gains from the disposition of shares of stock, including gains or dividends recognized by holders of Virginia Bank common stock as a result of exchanging their shares of Virginia Bank common stock for cash and, if applicable, Pinnacle common stock pursuant to the merger agreement. Holders of Virginia Bank common stock are urged to consult their own tax advisors regarding the potential applicability of the net income tax to them and the implications of the net investment income tax.

Tax Consequences to Pinnacle and Virginia Bank

Each of Pinnacle and Virginia Bank will be a party to the merger within the meaning of Section 368(b) of the Code. Neither Pinnacle nor Virginia Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

Backup Withholding and Information Reporting, and Certain Reporting Requirements

If you are a non-corporate U.S. holder of Virginia Bank common stock you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) with respect to any cash payment you received in the merger. However, backup withholding will not apply to you if you either (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding or (b) otherwise prove to Pinnacle and its exchange agent that you are exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

If you are a U.S. holder that receives Pinnacle common stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Virginia Bank common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a “significant holder” if, immediately before the merger, you (a) owned at least 5% (by vote or value) of the outstanding stock of Virginia Bank, or (b) owned Virginia Bank securities with a tax basis of $1.0 million or more.

The foregoing discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Virginia Bank common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT THE EFFECTS OF AND RESPONSES TO COVID-19

The spread of the COVID-19 pandemic has caused significant disruption in banking and other financial activity in the market areas in which Pinnacle and Virginia Bank operate. Depending on its severity, the COVID-19 pandemic could also create significant operational and business continuity issues for Pinnacle, Virginia Bank and other financial institutions.

Pinnacle’s and Virginia Bank’s businesses are dependent on the willingness and ability of its customers and employees to conduct banking and other financial transactions. If the COVID-19 pandemic continues to spread, and government measures to limit its spread or address its consequences are unsuccessful, Pinnacle and Virginia Bank could experience material adverse effects on their respective businesses, financial conditions, results of operations, liquidity and prospects.

Except as otherwise specified, information contained in this section is presented as of the date of the joint proxy statement/prospectus.

Pinnacle

The ongoing COVID-19 pandemic has and continues to impact Pinnacle and its customers, employees, communities and service providers, but the ultimate severity of the COVID-19 pandemic, its duration and the extent of its impact on First National Bank’s business, results of operations, financial condition, liquidity and prospects remains uncertain.

In response to the COVID-19 pandemic, Pinnacle and First National Bank have placed an emphasis on delivering products and services through online and mobile banking, remote deposit capture, and digital communications with customers. In its initial response to COVID-19, First National Bank operated drive-thru only service with in-person meetings available by appointment, and expanded its use of electronic signatures in connection with loan and deposit accounts. Subsequently, First National Bank has reopened its lobby areas to customers while observing recommendations and guidelines issued by the Virginia Department of Health.

Pinnacle and First National Bank have implemented a set of pandemic guidelines to protect employees and promote business continuity while providing support to its customers and communities facing challenges due to the impacts of COVID-19. These guidelines include policies and procedures with respect to Phase 1, Phase 2 and Phase 3 responses to COVID-19 pandemic, additional cleaning and sanitation requirements, and branch-specific response plans for employees and customer service at First National Bank’s branch locations, including remote work and social distancing requirements. Pinnacle has purchased additional laptops, invested in additional technology and software, and purchased personal protective equipment for employee use. Pinnacle management meets regularly to review the pandemic guidelines, response priorities, guidance issued by health regulatory agencies, and protective measures and other actions being taken by Pinnacle and First National Bank.

As a further part of Pinnacle’s response to the COVID-19 pandemic, First National Bank has participated in the PPP established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (also known as the “CARES Act”) and implemented by the U.S. Small Business Administration with support from the U.S. Department of the Treasury. As of the date of this joint proxy statement/prospectus, First National Bank has provided over $28 million of PPP loans to small businesses in its markets.

Pinnacle’s and First National Bank’s management continues to monitor loan portfolio activity in connection with the COVID-19 pandemic and has initiated a loan deferral program. As of June 30, 2020, deferrals under this program represent approximately 9% of First National Bank’s total loan portfolio and are not anticipated to have a material adverse effect on First National Bank’s asset quality.

Virginia Bank

The quick rise of the COVID-19 pandemic also has caused significant challenges to the operations of Virginia Bank. In March of 2020, Virginia Bank initiated its Pandemic Plan and made several changes to protect its employees and customers, including the following:

•	closed all lobbies to the public and allowed customers into bank branches by appointment only;

•	initiated drive-thru service only, with all of Virginia Bank’s ATMs operational;

•	required social distancing of all employees within Virginia Bank’s facilities;

•	suspended all in-person meetings, bank travel, and in-person visits of vendors;

•	conducted management meetings and board meetings virtually by phone and/or computer;

•	purchased laptops and made other arrangements for remote work;

•	restricted access to the Main Office second floor to employees only; and

•	followed all Center for Disease Control guidelines relating to hygiene and social distancing.

In addition, Virginia Bank’s janitorial contractor has taken additional cleaning and disinfecting measures to ensure all high-touch areas are cleaned and disinfected daily. Virginia Bank also requires all employees to self-assess their health and take their temperatures prior to entering the bank each day. As of the date of this joint proxy statement/prospectus, no employee of Virginia Bank has been diagnosed as contracting COVID-19.

Virginia Bank also has installed plexiglass barriers at all teller windows and desks where direct contact with customers takes place, and masks are required for those entering Virginia Bank’s facilities.

From a financial standpoint, Virginia Bank has worked closely with its customers to provide the financial relief to assist them during this time. As of the date of this joint proxy statement/prospectus, Virginia Bank has provided in excess of $13.5 million in PPP loans to small businesses in its market.

Virginia Bank also has accommodated requests for payment deferrals with respect to approximately $13.0 million of individual and business loans to customers with favorable risk ratings and payment histories. Total deferrals represent approximately 8.72% of Virginia Bank’s loan portfolio, net of PPP loans, which are 100% guaranteed by the federal government. As of June 30, 2020, only three loans with an aggregate balance of $353 thousand were still being deferred. Virginia Bank anticipates that the financial condition of a segment of its business customers could deteriorate as a result of the pandemic. As a result, Virginia Bank continues to closely monitor its loan portfolio, identify credit-related risks within the portfolio and work with customers who have been adversely affected by the downturn in the economy. Virginia Bank reported an increased provision for loan losses during the first half of 2020 and anticipates that further increases to the provision will be required over the remainder of 2020 due to increasing unemployment and weakening credit quality for small businesses. The magnitude of the financial impacts to Virginia Bank’s customers, however, will likely depend on the length and extent that these customers experience business interruptions from the pandemic.

Also, as a result of the significant increase in unemployment claims and the uncertain business climate, Virginia Bank has continued to monitor its liquidity daily. Virginia Bank believes that it has, and continues to have, sufficient liquidity to support its operations and loans, including its PPP loans, without having to borrow funds.

INFORMATION ABOUT VIRGINIA BANK

Virginia Bank’s Business

Virginia Bank Bankshares, Inc., a Virginia corporation, was organized in 1998, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), and exists primarily for the purpose of holding the stock of its subsidiary, Virginia Bank and Trust Company. Virginia Bank, through its subsidiary, conducts all its business activities through seven branch offices located in Danville and Chatham, Virginia. Virginia Bank’s headquarters and administrative offices are located at 366 Main Street, Danville, Virginia.

Virginia Bank and Trust was organized as a state-chartered bank in 1945 when its predecessor, Virginia Industrial Loan Corporation, decided to expand its services. Virginia Bank and Trust commenced banking operations on November 24, 1945, serving the Danville community. Over the years, Virginia Bank and Trust has grown and expanded to better serve its customers and the Danville community through commercial and retail banking products including checking, savings and time deposits, individual retirement accounts, online banking, mobile banking, deposit pickups, commercial cash management accounts, credit cards, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, commercial lines of credit and letters of credit.

Virginia Bank and Trust serves a trade area consisting primarily of the city of Danville, town of Chatham and Pittsylvania County.

Competition

The banking business in central Virginia is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have offices operating throughout the state and in Virginia Bank’s market area. Virginia Bank actively competes for all types of deposits and loans with other banks and with nonbank financial institutions, including savings and loan associations, finance companies, credit unions, mortgage companies, insurance companies and other lending institutions.

Institutions such as brokerage firms, credit card companies, credit unions and even retail establishments offer alternative investment vehicles such as money market funds as well as traditional banking services. Other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities also represent a source of competition with respect to the acquisition of deposits. However, Virginia Bank strives to profitably deliver quality customer services that meet the financial needs of the communities it serves and to build impactful relationships in its community.

Virginia Bank does not depend upon a single customer or industry, the loss of which would have a material adverse effect on Virginia Bank’s financial condition. However, major employers in the area are Goodyear, Sovah Hospital, and municipalities, especially the school systems, who provide livelihoods to many of Virginia Bank’s customers.

Virginia Bank believes that local decision-making and the accessibility of senior management to customers distinguishes it from other area, especially larger, financial institutions.

In order to compete with the other financial institutions in its primary service area, Virginia Bank relies principally upon local promotional activities, personal contact by its officers, directors, employees and stockholders and its ability to know its customers personally.

Employees

As of June 30, 2020, Virginia Bank had 65 full-time and part-time employees. Virginia Bank’s management believes that its employee relations are good.

Properties

Virginia Bank’s main office and corporate headquarters, located at 336 Main Street in downtown Danville, Virginia, is owned by Virginia Bank and Trust.

The Riverside Office, located at 2600 Riverside Drive in Danville, Virginia, consists of a single-story building leased by Virginia Bank and Trust.

The North Danville Office, located at 3300 N. Main Street Ext in Danville, Virginia, consists of a single-story building owned by Virginia Bank and Trust.

The Airport Office, located at 1312 South Boston Road Danville, Virginia, consists of a single-story building owned by Virginia Bank and Trust.

The Chatham Office, located at 55 North Main Street in Chatham, Virginia, consists of a single-story building owned by Virginia Bank and Trust.

The Mt. Hermon Office, located at 4080 Franklin Turnpike Forest Road in Forest, Virginia, consists of a single-story building owned by Virginia Bank and Trust.

The Brosville Office, located at 10370 Martinsville Highway in Brosville, Virginia, consists of a single-story building owned by Virginia Bank and Trust.

Virginia Bank maintains comprehensive general liability and casualty loss insurance covering its properties and activities conducted in or about its properties and believes this insurance provides adequate protection for liabilities or losses that might arise out of the ownership and use of such properties.

Legal Proceedings

Neither Virginia Bank nor Virginia Bank and Trust nor any of their properties is involved in any pending legal proceedings, nor are any such proceedings threatened, other than nonmaterial proceedings arising in the ordinary course of the Virginia Bank’s and Virginia Bank and Trust’s business.

Board of Directors

The Virginia Bank board of directors currently consists of nine directors. Pursuant to the merger agreement, at the effective time of the merger and the bank merger, respectively, five directors of Virginia Bank will join the boards of directors of Pinnacle and First National Bank, and as a result such boards of directors will then consist of 18 directors. As of the date of this joint proxy statement/prospectus, Virginia Bank expects to select George W. Davis, III, John L. Foster, L. Frank King, Jr., Donald W. Merricks and Dr. Albert L. Payne to join the boards of directors of Pinnacle and First National Bank.

Information, including biographical information and business experience and specific skills that qualify each director to serve on the boards of directors of Pinnacle and First National Bank, about Mr. Davis, Mr. Foster, Mr. King, Mr. Merricks and Dr. Payne is set forth below. Pinnacle and Virginia Bank expect that each of Mr. Davis, Mr. Foster, Mr. King and Dr. Payne will be an independent director of Pinnacle under the listing standards of the Nasdaq Stock Market.

George W. Davis, III (69)

Mr. Davis is currently President of Davis Storage, Inc. and has been employed by Davis Storage, Inc. for the past 49 years. Davis Storage, Inc. is a full-service warehouse, shipping and logistics company located in Danville, Virginia. Mr. Davis is a life-long Danville resident and is involved in several community organizations. Having been a life-long resident of Danville and owning a small business, Mr. Davis brings market knowledge and business acumen to the Pinnacle board of directors.

Dr. Albert L. Payne (69)

Dr. Payne is currently President of Danville Dental Associates, PC. Dr. Payne has been in practice in the Danville area for 44 years. Dr. Payne brings a wealth of experience in dealing with human resource and business decision-making which will prove beneficial to the Pinnacle board of directors.

John L. Foster (70)

Mr. Foster is President and Owner of Foster Insurance Agency, an independent insurance agency located in Danville, Virginia. Mr. Foster has owned and operated Foster Insurance Agency for 43 years and is a life-long resident of the Ringgold community of Pittsylvania County. Mr. Foster is active in several community organizations. Mr. Foster’s experience as a small business owner and his close connection with the local business community will be an asset to the Pinnacle board of directors.

L. Frank King, Jr. (77)

Mr. King is the retired President and CEO of Virginia Bank and Trust Company. Mr. King is a life-long resident of Danville/Pittsylvania County and is active in several community organizations. Mr. King’s prior experience as CEO of Virginia Bank and Trust will provide valuable insight to the Pinnacle board of directors.

Donald W. Merricks (68)

Mr. Merricks currently serves as Chairman and CEO of Virginia Bank and Trust Company, a position he has held for two and a half years. Prior to coming to Virginia Bank and Trust, he owned and operated J. W. Squire Company, Inc., a building specialties company, for twenty years. Prior to that, he served for approximately twenty-five years in various roles with First Virginia Bank, including operations, accounting and as Executive Vice President with First Virginia Bank-Piedmont, concentrating in commercial lending in the Danville region. Mr. Merricks is also a former member of the Virginia General Assembly, having served in the House of Delegates for six years, retiring in 2014. Mr. Merricks is active in several community organizations. His involvement in the community, prior banking experience, as well as his experience owning a small business and serving in the General Assembly of Virginia will provide valuable insight regarding market conditions in the combined footprint of the bank.

VIRGINIA BANK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Virginia Bank’s consolidated financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from Virginia Bank’s expectations expressed in such forward-looking statements. For additional information about such risks, uncertainties, assumptions and other factors, please refer to “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this joint proxy statement/prospectus.

Executive Summary

Virginia Bank is located in Danville, Virginia and services the trade area of Danville and surrounding Pittsylvania County. Virginia Bank has seven offices, four located within the Danville city limits and three located in Pittsylvania County, including an office in the Town of Chatham.

Six Months Ended June 30, 2020. Virginia Bank recorded net income of $685 thousand during the six months ended June 30, 2020, a decrease of 20.1% compared to the six months ended June 30, 2019. For the same comparable periods, return on average assets (“ROA”) decreased to 0.61% compared with 0.87%. Interest income and noninterest income decreased in 2020, primarily due to economic effects of the COVID-19 pandemic. Notable highlights from the first half of 2020 and 2019 include the following:

•	In the first half of 2020, available for sale securities increased by $12.1 million, or 40.83%, as excess cash balances were redeployed into securities.

•	Virginia Bank participated in the Small Business Administration’s Paycheck Protection Program (“PPP”) and advanced a total of $13.5 million of loans.

•	Total deposit balances grew by $16.9 million, or 8.87%.

•	Cumulative expenses related to Virginia Bank’s pending merger with Pinnacle totaled approximately $285 thousand, after tax, through June 30, 2020.

Year Ended December 31, 2019. Virginia Bank recorded net income of $1.9 million in 2019, an increase of 5.2% compared to 2018. ROA was 0.90% for 2019, compared with 0.91% for 2018. Notable highlights from 2019 and 2018 include the following:

•	In the third quarter of 2019, Virginia Bank reduced its quarterly shareholder dividend to $0.16 per share from $0.22 per share;

•	Deposit balances grew $24.0 million, or 14.5%, in 2019;

•	Loan balances grew $7.5 million, or 5.3%, in 2019;

•	Virginia Bank now owns its Chatham branch, after leasing it for many years, and major renovations are in process to improve the branch experience for its customers, including a new ATM;

•	In 2019, Virginia Bank sold the Rustburg branch and recognized an after-tax loss of approximately $248 thousand;

•	Large lump sum distributions from Virginia Bank’s pension plan created after-tax settlement accounting charges of approximately $101 thousand in 2019 and $458 thousand in 2018;

•	In 2018, Virginia Bank’s Riverside branch sustained flood damage causing after-tax clean-up costs of approximately $50 thousand; and

•	Cumulative expenses related to Virginia Bank’s pending merger with Pinnacle totaled approximately $92 thousand, after tax, through December 31, 2019.

Results of Operations and Financial Condition for the Six Months Ended June 30, 2020

Overview.

As of June 30, 2020, Virginia Bank’s total assets were $235.4 million, an increase of $17.8 million compared to $217.6 million as of December 31, 2019. The primary components of total assets include the loan portfolio, available-for-sale securities, and interest-bearing deposits in other banks. The net loan portfolio balance at June 30, 2020 was $161.2 million, which is an increase of $13.0 million when compared to $148.2 million at December 31, 2019. Total available-for-sale securities at June 30, 2020 were $41.7 million, an increase of $12.1 million, or 40.83%, when compared to $29.6 million at December 31, 2019, as management redeployed cash into investments which have higher yields. Some of that cash came from interest-bearing deposits in other banks, which decreased by $6.3 million to $23.5 million as of June 30, 2020 compared to December 31, 2019.

Total liabilities as of June 30, 2020 were $210.7 million, an increase of $17.1 million compared to December 31, 2019. The increase in total liabilities is primarily due to the increase in total deposits of $16.9 million. The increase in deposits was mainly driven by a $13.7 million increase in noninterest-bearing demand deposits, which is related to the federal stimulus payments, PPP loan funds deposited into these accounts and higher unemployment compensation received by customers during the second quarter.

Total stockholders’ equity as of June 30, 2020 was $24.7 million, an increase of $648 thousand, or 2.70%, compared to December 31, 2019, which was driven by net unrealized gains in the investment portfolio of $550 thousand and an increase in retained earnings of $98 thousand. Total dividends paid during the first half of 2020 were $587 thousand, or $0.32 per share.

Net income for the first half of 2020 was $685 thousand, a decrease of $171 thousand, or 20.01%, compared to the first half of 2019, primarily due to a $257 thousand increase in the provision for loan losses. Net interest income decreased by $173 thousand to $4.0 million for the first half of 2020 compared to $4.2 million for the first half of 2019, as the current low rate environment drove interest income down by $134 thousand. Competition for deposits caused interest expense to increase by $39 thousand for the same comparable periods.

Results of Operations.

Net Interest Income. Net interest income is the primary source of income for Virginia Bank. Net interest income consists of interest income on interest-earning assets such as loans, fed funds, and investment securities, netted against interest expenses of interest-bearing liabilities, such as deposits.

Net interest income totaled $4.0 million, $4.2 million, and $4.0 million for the six-month periods ended June 30, 2020, 2019 and 2018, respectively. Interest income decreased by $173 thousand in the first half of 2020, compared to the first half of 2019, which is primarily due to the decreased rate environment. Interest income increased by $163 thousand during the first half of 2019 compared to the first half of 2018, primarily due to increased loan balances.

The net interest margin decreased to 3.66% for the six months ended June 30, 2020 compared to 4.38% for the first six months of 2019, which is primarily due to the effect of the current low rate environment on all earning assets, plus an increase in deposit costs as part of a competitive product pricing strategy.

The net interest margin increased to 4.38% for the first six months of 2019 compared to 4.23% for the first six months of 2018, primarily due to increased loan yields and a more favorable rate environment. The cost of deposits increased by 9 basis points, but the yield on earning assets increased by 22 basis points, which contributed to an increase in net interest income of $163 thousand.

The following table presents the major categories of interest-earning assets and interest-bearing liabilities with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME

	Six months ended June 30,
dollars in thousands	2020			2019			2018
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	income/	earned/	Average	income/	earned/	Average	income/	earned/
Assets	balance	expense	paid	balance	expense	paid	balance	expense	paid
Interest-earning assets:
Loans including fees (1)(2)	$155,839	$3,780	4.85%	$146,124	$3,831	5.24%	$135,014	$3,528	5.23%
Federal funds sold	259	2	1.54%	468	13	2.40%	444	3	1.35%
Deposits in other banks and restricted stock	28,575	128	0.90%	10,863	126	2.32%	21,254	176	1.66%
Taxable securities	33,131	287	1.73%	32,847	362	2.20%	32,555	390	2.40%

Total interest-earning assets	217,804	$4,197	3.85%	190,302	$4,332	4.55%	189,267	$4,097	4.33%
Other assets:
Allowance for loan losses	(1,222)			(1,086)			(1,171)
Other assets	7,438			7,179			7,922

Total assets	$224,020			$196,395			$196,018

Liabilities
Interest-bearing deposits:
Interest-bearing demand deposits	$15,612	$3	0.04%	$15,691	$4	0.05%	$16,223	$4	0.05%
Savings and money market accounts	72,840	58	0.16%	61,260	48	0.16%	63,801	39	0.12%
Time deposits	26,709	146	1.09%	27,393	117	0.85%	26,007	54	0.42%

Total interest-bearing deposits	115,161	207	0.36%	104,344	169	0.32%	106,031	97	0.18%
Noninterest-bearing deposits	81,162	—	0.00%	66,336	—	0.00%	64,952	—	0.00%

Total deposits	196,323	$207	0.21%	170,680	$169	0.20%	170,983	$97	0.11%
Other liabilities	3,402			2,343			2,540

Total liabilities	$199,725			$173,023			$173,523

Net interest income		$3,990			$4,163			$4,000

Net yield on interest earning assets			3.66%			4.38%			4.23%

Net interest spread			3.64%			4.35%			4.22%

(1)	Non-accruing loans are not material and are included in the average balance
(2)	Loan fees are not material and are included in interest income

RATE/VOLUME ANALYSIS

	Six months ended June 30,
dollars in thousands	2020 compared to 2019 increase (decrease)			2019 compared to 2018 increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans	$255	$(306)	$(51)	$290	$13	$303
Federal funds sold	(5)	(6)	(11)	—	10	10
Deposit in other banks and restricted stock	205	(203)	2	(86)	36	(50)
Taxable securities	3	(78)	(75)	3	(31)	(28)

Total interest earned on interest-earning assets	458	(593)	(135)	207	28	235

Interest paid on interest-bearing liabilities:
Demand deposits	—	(1)	(1)	—	—	—
Savings and money market accounts	9	1	10	(2)	11	9
Time deposits	(3)	32	29	3	60	63

Total interest paid on interest-bearing liabilities	6	32	38	1	71	72

Change in net interest income	$452	$(625)	$(173)	$206	$(43)	$163

Provision for Loan Losses. The provision for loan losses takes into account the current credit quality of the loan portfolio, total loan balances, and prior year charge-offs over the last five years. Management determines the adequacy of the allowance for loan losses on a quarterly basis and determines a recommended monthly provisional funding based on the allowance for loan losses calculation.

The provision for loan losses for the six months ended June 30, 2020 and 2019 was $361 thousand and $104 thousand, respectively. The increase in the provision in 2020 compared to 2019 was primarily due to an increase in environmental factors due to the COVID-19 pandemic, which has caused rising unemployment rates and weakened economic conditions. Management also anticipates that there could be an increase in loan charge-offs in 2020 as a result of the pandemic.

Noninterest Income. Virginia Bank’s sources of noninterest income include service charges on deposit accounts, check card interchange fees, and ATM fees. Total noninterest income for the six months ended June 30, 2020 was $683 thousand, a decrease of $67 thousand compared to the same period in 2019, primarily driven by a decrease in service charges on deposit accounts of $108 thousand, but partially mitigated by an increase in check card interchange fees of $19 thousand. Noninterest income comprised 14.62% of total revenue for the first half of 2020, and 15.27% for the first half of 2019, where total revenue is considered to be net interest income before provision for loan losses plus noninterest income.

Noninterest Expense. Total noninterest expense for the six months ended June 30, 2020 was $3.5 million, a decrease of $215 thousand compared to the comparable period in 2019. The primary driver in this decrease was the loss recorded in 2019 on the sale of the Rustburg Branch of $313 thousand. Conversely, bill pay and third party fees increased by $149 thousand, driven by merger-related expenses.

Income Tax Expense. Applicable income taxes were $120 thousand for the first six months of 2020, resulting in an effective tax rate of 14.9%, compared to $231 thousand, and an effective tax rate of 21.2% for the first six months of 2019. The effective tax rate was lower mainly due to recognition of tax-exempt interest income on municipal loans.

Liquidity.

Liquidity represents an institution’s ability to meet present and future financial obligations (such as commitments to fund loans) through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Management considers liquid assets to include 5% of non-interest-bearing cash, non-term deposits with other banks, federal funds sold, 90% of unpledged available-for-sale securities and 10% of loan commitments. Virginia Bank’s ability to obtain deposits and purchase funds at favorable rates is a factor in the management of liquidity. Management believes Virginia Bank maintains overall liquidity that is more than sufficient to satisfy its depositors’ requirements and to meet its customers’ credit needs. The board of directors monitors liquidity and the adequacy of funding sources on a quarterly basis.

As of June 30, 2020, liquid assets totaled $50.8 million. After netting non-core deposits of $25.6 million from liquid assets, Virginia Bank’s liquidity position is 12.33% of total assets as of June 30, 2020. Additional sources of liquidity include Virginia Bank’s capacity to borrow additional funds when necessary. Virginia Bank maintains federal funds lines of credit with regional banks totaling approximately $16.0 million. Virginia Bank can also borrow from the Federal Reserve Bank of Richmond’s discount window by pledging securities as collateral. At June 30, 2020, Virginia Bank had $571 thousand of credit available at the discount window. Federal funds sold at June 30, 2020 and December 31, 2019 were $60 thousand and $466 thousand, respectively. Funds held in Virginia Bank’s Federal Reserve Bank account, which is interest-bearing, totaled $23.5 million and $29.8 million at June 30, 2020 and December 31, 2019, respectively. Cash and due from banks, which includes vault cash, teller cash and funds held at correspondent banks, was $3.9 million and $4.9 million at June 30, 2020 and December 31, 2019, respectively. Investments maturing in one year totaled $6.0 million and $1.6 million at June 30, 2020 and December 31, 2019, respectively. Securities pledged to secure public funds totaled $3.5 million and $2.3 million as of June 30, 2020 and December 31, 2019, respectively.

Historically, funds received from a bank’s depositors provide cash that a bank uses to make loans and invest in securities. The level of deposits may fluctuate significantly due to seasonal business cycles of depository customers. Levels of deposits are also affected by convenience of branch locations and ATMs to the customer, the rates offered on interest-bearing deposits and the attractiveness of noninterest-bearing deposit offerings compared with the competition. Excess funds are sold daily to other institutions, primarily the Federal Reserve Bank of Richmond.

Similarly, the level of demand for loans may vary significantly and at any given time may increase or decrease substantially. However, unlike the level of deposits, management has more direct control over lending activities and maintains the level of those activities according to the amounts of available funds. Loan demand may be affected by the overall health of the local economy, loan rates compared with the competition and other loan features offered.

Interest Rate Sensitivity.

As of June 30, 2020, Virginia Bank was considered asset-sensitive through one year, as shown in the table below. This simply means that assets are repricing at a faster pace than liabilities for the next 12 months. Therefore, given the current low interest rate environment, this could potentially impair future interest income as interest income tends to decline faster than interest expense. During the one-year gap period, the cumulative gap of $112.8 million represents 47.9% of total assets. However, a low-rate environment can also result in a higher volume of loan production due to increased demand. Senior management monitors the changing interest rate environment and searches for alternate sources of income such as account service fees, and check card interchange income.

The following table illustrates Virginia Bank’s interest rate sensitivity gap position at June 30, 2020.

REPRICING GAP POSITION

dollars in thousands	Repricing period at June 30, 2020
	<1 year	1-3 years	3-5 years	5-15 years	>15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$112,779	$75,446	$93,821	$111,033	$111,622

Restrictions on cash.

To comply with Federal Reserve regulations, Virginia Bank is required to maintain minimum cash reserve balances. Based on average daily balances, the reserve requirement was $0 at June 30, 2020 and $2.1 million at December 31, 2019.

Investment Portfolio.

Virginia Bank’s investment portfolio is used primarily as a source of investment income, a source of liquidity, and to provide collateral to pledge against public deposits. Management typically invests in AAA rated mortgage-backed securities, U.S. government agency securities, U.S. Treasury securities, and municipal securities (taxable and tax-exempt). All securities are classified as available for sale. Virginia Bank has not invested in derivatives.

Investment securities as of June 30, 2020 totaled $41.7 million, an increase of $12.1 million, or 40.83% from $29.6 million as of December 31, 2019. The increase was primarily driven by purchases of $23.0 million of securities during the first half of 2020, net of calls and paydowns of $11.6 million. Purchases of investment securities were made to redeploy excess cash reserves into a source of higher interest income in this low rate environment.

The following table presents the composition of the investment portfolio.

COMPOSITION OF INVESTMENT PORTFOLIO

	June 30, 2020
dollars in thousands	Amortized cost	Fair value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$26,059	$26,333
Obligations of states and political subdivisions	1,001	1,012
Mortgage-backed securities – government	13,960	14,339

Total available-for-sale securities	$41,020	$41,684

The following table presents the maturity distribution for securities as of June 30, 2020.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

dollars in thousands	Amortized Cost	Fair Value	Yield
Federal agency securities:
Within one year	$4,500	$4,522	1.00%
After one year but within five years	8,065	8,227	1.57%
After five years but within ten years	11,996	12,084	1.25%
After ten years	—	—	—
Taxable municipals:
Within one year	—	—	—
After one year but within five years	$1,001	$1,012	2.30%
After five years	—	—	—
Mortgage-backed securities:
Within one year	$10	$10	0.64%
After one year but within five years	12,430	12,803	1.83%
After five years but within ten years	1,520	1,526	0.64%
After ten years	—	—	—
U.S. Treasury securities:
Within one year	$1,498	$1,500	1.50%
After one year but within five years	—	—	—
After five years but within ten years	—	—	—

Total available-for-sale securities	$41,020	$41,684	1.47%

Loan Portfolio.

Virginia Bank’s net loans totaled $161.2 million as of June 30, 2020, an increase of $13.0 million compared to December 31, 2019, driven primarily by originations of PPP loans during the second quarter of 2020. The ratio of net loans to total deposits was 77.8% as of June 30, 2020 and 77.9% as of December 31, 2019, which is within Virginia Bank’s policy limits.

The loan portfolio has historically consisted primarily of loans secured by real estate, with residential mortgages as the largest category. Loans are typically made to businesses and individuals located within Virginia Bank’s market area, most of whom have account relationships with Virginia Bank.

Virginia Bank had no option adjustable rate mortgages, subprime loans or loans with teaser rates and similar products as of June 30, 2020.

The following table presents the composition of the loan portfolio as of each date indicated.

COMPOSITION OF LOAN PORTFOLIO

dollars in thousands	June 30, 2020	December 31, 2019
Real estate loans:
Construction and land development	$6,000	$6,498
Farmland	6,158	6,644
Residential	55,073	52,682
Commercial	35,577	37,860
Loans to farmers	1,493	1,159
Commercial and industrial	41,589	26,452
Consumer and other	17,235	18,319

Total loans, gross	$163,125	$149,614
Less unearned income and fees	(755)	(269)

Loans, net of unearned income and fees	$162,370	$149,345
Less allowance for loan losses	(1,201)	(1,190)

Loans, net	$161,169	$148,155

Commercial and Industrial Loans. Commercial and industrial loans accounted for 25.61% of Virginia Bank’s loans, net of unearned income and fees, as of June 30, 2020 compared to 17.71% as of December 31, 2019. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are made at both fixed and variable rates. Rates on variable rate loans adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. During the second quarter of 2020, 206 PPP loans were added to the loan portfolio totaling $13.5 million, which are 100% guaranteed by the SBA, mature in 2 years and carry an interest rate of 1.0%. All PPP loans have a payment deferral for six months, and no origination fees were charged. Even with substantial collateralization of assets and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Loans secured by real estate totaled $102.8 million and accounted for 63.32% of loans, net of unearned income and fees, as of June 30, 2020 compared to $103.7 million and 69.43% as of December 31, 2019. Real estate loans are typically secured by a first deed of trust. As of June 30, 2020, 53.57% were secured by residential properties and 34.61% were secured by commercial property. The residential loans are mainly for 1-4 family properties. Commercial real estate loans are primarily owner-occupied.

Consumer Loans. Consumer loans include loans to individuals for household, family and other consumer expenditures. Typical collateral includes automobile titles. Consumer loans accounted for 10.52% of loans, net of unearned income and fees, as of June 30, 2020 compared to 12.27% as of December 31, 2019.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments as of June 30, 2020.

LOAN MATURITY DISTRIBUTION

dollars in thousands	Due within one year	Due in one to five years	Due after five years	Total
Commercial and industrial loans	$15,096	$25,200	$1,293	$41,589
Real estate – construction	3,719	2,111	170	6,000

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of June 30, 2020.

INTEREST RATE SENSITIVITY

dollars in thousands
Fixed interest rates	$26,489
Variable interest rates	2,285

Total maturing after one year	$28,774

Loan Modifications and Troubled Debt Restructurings. As of June 30, 2020 and December 31, 2019, Virginia Bank had six restructured loans totaling $1.5 million and $1.6 million, respectively.

Virginia Bank offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

Rate Modification is a modification in which the interest rate is changed.

Term Modification is a modification in which the maturity date, timing of payments or frequency of payments is changed.

Interest Only Modification is a modification in which the loan is converted to interest only payments for a period of time.

Payment Modification is a modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination Modification is any other type of modification, including the use of multiple categories above.

There were no available commitments outstanding for troubled debt restructurings as of June 30, 2020 or December 31, 2019.

Deferred Loans. At the onset of the COVID-19 pandemic during the first quarter of 2020, regulatory guidance was provided through an Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus. The agencies encouraged financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations.

Virginia Bank’s approach was to allow loan payment deferrals of one to two months. A limited number of payment deferrals were granted for three months. All deferred loans continued to accrue interest and continued to be rated according to the last underwriting. A total of one hundred (100) loans totaling $13.0 million, were granted loan deferrals. As of June 30, 2020, only three loans were still being deferred. All other previously deferred loans ended the deferral period in June and began their normal payments, and all have made their July payments.

The following table presents the composition of Virginia Bank’s deferred loan portfolio as of the date indicated.

DEFERRED LOANS

dollars in thousands	June 30, 2020
Real estate loans:
Residential (2 loans)	$146
Construction – residential	—
Commercial (1 loan)	207
Consumer loans to individuals for household, family and other consumer expenditures	—
Commercial and industrial loans	—

Total deferred loans	$353

No expense provision for losses was taken in the second quarter of 2020 for the deferred loan portfolio.

Nonperforming Assets. Virginia Bank’s Executive Credit Committee monitors loans over 90 days past due and determines the next steps to take regarding each loan. Each loan is examined to determine if there is potential for charge off, or if a reserve needs to be held against it in the allowance calculation. Should the Committee make a determination to place a loan in nonaccrual status, any unpaid interest is reversed against income. Total nonaccrual loans were $173 thousand and $152 thousand at June 30, 2020 and December 31, 2019, respectively. There were two foreclosed properties totaling $166 thousand at June 30, 2020 and $252 thousand at December 31, 2019.

Virginia Bank expects an increase in nonperforming assets for 2020. This is primarily due to the COVID-19 pandemic; however, the economy is continually monitored and steps are taken to minimize the risk of loss by increasing the provision for loan losses, and/or by contacting customers to discuss modified repayment plans. The following table provides information concerning nonperforming assets, and past due loans greater than 90 days.

NONPERFORMING ASSETS

dollars in thousands	June 30, 2020	December 31, 2019
Nonaccrual loans	$173	$152
Loans 90 days or more past due, and still accruing	46	35
Foreclosed properties	166	252

Total nonperforming assets	$385	$439

Nonperforming assets totaled $385 thousand, or 0.16%, of total assets as of June 30, 2020, compared to $439 thousand, or 0.20%, as of December 31, 2019. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS PAST DUE 90 DAYS OR MORE BY TYPE

dollars in thousands	June 30, 2020	December 31, 2019
Loans 90 days or more past due by type:
Consumer & Other	$46	$35

Total accruing loans 90 days or more past due	$46	$35

Allowance for Loan Losses. Virginia Bank maintains an allowance for loan losses to absorb losses from the loan portfolio. The allowance is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may include review of such factors as the methodology used to calculate the allowance. Management believes that as of June 30, 2020 and December 31, 2019, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

The segments of the loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio, which are commercial real estate loans, residential real estate loans, commercial and industrial loans, and consumer and other loans. All loans are reviewed on a regular basis with a focus on larger loans, including loans that have experienced past payment or financial deficiencies. Loans experiencing payment or financial difficulties, loans in industries for which economic trends are negative, and loans of heightened concern to management are included on a watch list.

The allowance for loan losses is reviewed on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments in accordance with generally accepted accounting principles, as well as industry standards. Adjustments are made through provision for loan losses expense. The calculation uses historical loss data by loan class as well as qualitative factors, such as changes in national and local economic trends and conditions, levels of and trends in total classified loans, levels of and trends in the loan portfolio, and concentrations of credit from loan type and collateral. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the allowance.

As of June 30, 2020, the allowance for loan losses totaled $1.2 million, or 0.74% of total loans, net of unearned income and fees, compared to $1.2 million, or 0.80%, of total loans, net of unearned income and fees, as of December 31, 2019. The ratio of the allowance for loan losses to loans net of PPP loans improves to 0.81% as of June 30, 2020. For the six months ended June 30, 2020, the provision for loan losses was $361 thousand and net charge-offs were $350 thousand. During the six months ended June 30, 2020, the annualized ratio of net loan charge-offs to average loans outstanding was 0.77%, as compared to 0.15% for the year ended December 31, 2019.

The following table presents charged off loans, recoveries on loans previously charged off, provisions for loan losses, and the amount of the allowance for period indicated, by loan class.

ALLOWANCE FOR LOAN LOSSES

dollars in thousands	Six months ended June 30, 2020
Balance at beginning of period	$1,190
Loan charge-offs:
Commercial real estate	(65)
Residential real estate	—
Commercial and industrial	(267)
Consumer and other	(22)

Total loan charge-offs	(354)

Loan recoveries:
Commercial real estate	—
Residential real estate	—
Commercial and industrial	—
Consumer and other	4

Total loan recoveries	4

Net loan charge-offs	(350)

Provision for loan losses	361

Balance at end of period	$1,201

The following table presents the allocation of the allowance for loan losses as of June 30, 2020. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	June 30, 2020
dollars in thousands	Allowance for loan losses	Percent of loans in each category to total loans
Commercial real estate	$193	24.9%
Residential real estate	282	44.1%
Commercial and industrial	441	18.2%
Consumer and other	285	12.8%

Totals	$1,201	100.0%

Although commercial and industrial loans represent a relatively small portion of the total loan portfolio, they warrant the largest portion of the allowance due to their higher inherent risk.

Credit Risk Management.

Virginia Bank utilizes an internal credit risk rating system which is monitored monthly by senior management and the Loan Committee of the Board of Directors. The use of the risk grading system along with strong credit and underwriting practices helps mitigate the inherent risk associated with loans. Strong oversight from the Collections Officer helps to keep loans from becoming past due for more than 90 days. The collective use of strong policies, procedures, and board oversight deters the risk of creating problematic loans at origination.

Bank Premises and Equipment.

During the quarter ended June 30, 2020, bank premises and equipment increased by $317 thousand, or 15.47% due to the complete renovation of the Chatham branch. The projected completion date for the Chatham Branch renovation is August 2020.

Deposits.

Virginia Bank’s average deposits for the six months ended June 30, 2020 were $196.3 million, which is an increase of $25.6 million compared to the six months ended June 30, 2019. This increase was primarily driven by an increase in average savings and money market accounts of $11.6 million and an increase in average noninterest bearing deposits of $14.8 million.

The increase in deposits is primarily due to federal stimulus payments received by customers and PPP loan funds deposited into customer checking accounts. Management continually monitors the rate environment and provides a pricing structure that is both appealing to the Danville market and cost-effective.

The following table presents Virginia Bank’s average deposits and average rates paid for the six months ended June 30, 2020:

AVERAGE DEPOSIT INFORMATION

	Six months ended June 30, 2020		Six months ended June 30, 2019
Dollars in thousands	Average amount of deposits (1)	Average rate paid	Average amount of deposits (1)	Average rate paid
Demand Deposits - Noninterest Bearing	$81,162	0.00%	$66,336	0.00%
Savings and Money Markets	72,840	0.16%	61,260	0.16%
Demand Deposits - Interest Bearing	15,612	0.04%	15,691	0.05%
Time deposits:
Under $100,000	15,137	0.87%	16,533	0.63%
$100,000 and over	11,572	1.38%	10,860	1.20%

Total average time deposits	26,709		27,393

Total average deposits	$196,323		$170,680

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of June 30, 2020.

MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

dollars in thousands	Certificates of deposit	Other time deposits	Total
Three months or less	$1,389	$12	$1,401
Over three through six months	1,431	155	1,586
Over six through 12 months	1,868	425	2,293
Over 12 months	2,985	3,390	6,375

Total time deposits of $100,000 and over	$7,673	$3,982	$11,655

Financial Ratios.

The following table presents certain financial ratios for the six months ended June 30, 2020 and 2019.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Return on average assets	0.61%	0.87%
Return on average equity	5.64%	7.33%
Dividend payout ratio	85.69%	80.70%
Average equity to average assets	10.85%	11.90%

Capital Resources.

Total stockholders’ equity as of June 30, 2020 was $24.7 million, an increase of $648 thousand compared to $24.0 million as of December 31, 2019. Corresponding book value per share was $13.43 and $13.08 as of June 30, 2020 and December 31, 2019, respectively. The increase resulted mainly from net unrealized gains on available-for-sale securities of $550 thousand. Retained earnings increased by $98 thousand during the first six months of 2020, to $14.1 million as of June 30, 2020, which was driven by net income of $685 thousand, reduced by dividends paid to stockholders of $587 thousand, or $0.32 per share. Dividends paid during the first six months of 2019 totaled $808 thousand, or $0.44 per share.

Virginia Bank and Trust is subject to Basel III capital requirements, which limit capital distributions and certain discretionary bonus payments if a banking organization does not hold a “capital conservation buffer.” This capital conservation buffer has been increasing each year since the requirements became effective January 1, 2015. As of December 31, 2019, the requirement was fully phased in at 2.50%. This new requirement is over and above the minimum risk-based capital requirements for Tier 1 capital and total capital as a percent of risk weighted assets. Virginia Bank and Trust is now required to meet the following minimum capital ratios: (i) a minimum ratio of Common Equity Tier 1 (“CET1”) capital to risk weighted assets of at least 4.50%, plus a 2.50% capital conservation buffer, (ii) a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, plus the capital conservation buffer, (iii) a minimum ratio of total capital to risk weighted assets of at least 8.00%, plus the capital conservation buffer and (iv) a minimum ratio of Tier 1 capital to average assets (“Tier 1 Leverage Ratio”) of 4.00%. Virginia Bank and Trust continues to be well capitalized under the Basel III rules. For additional information, see Note 12, “Regulatory Capital Requirements” in Virginia Bank’s December 31, 2019 consolidated financial statements elsewhere in this joint proxy statement/prospectus.

As of June 30, 2020, Virginia Bank and Trust’s CET1 and Tier 1 Risk-based Capital Ratio was 17.90%, the Total Risk-based Capital Ratio was 18.69%, the Tier 1 Leverage Ratio was 11.12%, and the Capital Conservation Buffer was 10.69%. For comparison, as of December 31, 2019, the CET1 and Tier 1 Risk-based Capital Ratio was 17.54%, the Total Risk-based Capital Ratio was 18.35%, the Tier 1 Leverage Ratio was 11.78% and the Capital Conservation Buffer was 10.35%.

Virginia Bank’s financial position as of June 30, 2020 reflects liquidity and capital levels management believes to be more than adequate to support anticipated funding needs and planned growth. Capital ratios are in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of Virginia Bank’s capital is reviewed by management and the board on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

Off-Balance Sheet Arrangements.

Virginia Bank had total unused commitments of $33.6 million as of June 30, 2020. This total consists of standby letters of credit, unused revolving open-end lines of credit, and commitments to fund construction, other land development loans, and other in-process loans. Interest rate ceilings and interest rate swap derivatives are not used in the normal course of business. Most of the commitments may mature before being drawn and in effect do not represent future funding requirements.

Critical Accounting Policies.

The reporting policies of Virginia Bank are in accordance with GAAP.    Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The single most critical accounting policy relates to the allowance for loan losses, which reflects the estimated losses resulting from the inability of Virginia Bank’s borrowers to make required loan payments. Further discussion of the estimates used in determining the allowance for loan losses and other significant accounting policies can be found in Note 2, “Summary of Significant Accounting Policies” in Virginia Bank’s June 30, 2020 Notes to the Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.

Impact of Recently Issued Accounting Standards.

For a discussion of recently adopted accounting pronouncements and recently issued pronouncements which are not yet effective and the impact, if any, on Virginia Bank’s financial statements, see Note 12, “Recent Accounting Pronouncements” in Virginia Bank’s June 30, 2020 Notes to Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.

Results of Operations and Financial Condition for the Years Ended December 31, 2019 and 2018

Overview of 2019 and 2018.

As of December 31, 2019, total assets for Virginia Bank were $217.6 million, which is an increase of 13.5%, or $25.9 million, compared to December 31, 2018. The primary components of total assets include the loan portfolio, available-for-sale securities, and interest-bearing deposits in other banks. The net loan portfolio balance at December 31, 2019 was $148.2 million, which is an increase of $7.5 million when compared to $140.7 million at December 31, 2018. Total available-for-sale securities at December 31, 2019 were $29.6 million, a decrease of $4.0 million compared to $33.6 million at December 31, 2018. This decrease is primarily due to paydowns of securities, mitigated by a decrease in unrealized losses. Interest-bearing deposits in other banks at December 31, 2019 was $29.8 million, which is an increase of $21.8 million from $8.0 million at December 31, 2018, as both new and existing customers took advantage of competitive rates, causing deposit balances to grow.

Total liabilities as of December 31, 2019 were $193.6 million, an increase of $25.2 million compared to December 31, 2018. The increase in total liabilities is primarily due to the increase in total deposits over the previous 12 months. Total deposits as of December 31, 2019 were $190.2 million, which is an increase of $24.0 million compared to December 31, 2018. The pairing of Virginia Bank’s competitive pricing strategy, which helped establish new relationships, along with excellent customer service, is the primary force behind the increase in total deposits.

Total stockholders’ equity as of December 31, 2019 was $24.0 million, an increase of $727 thousand, or 3.12%, compared to December 31, 2018. Total dividends paid in 2019 were $1.5 million, which represents $0.82 per share.

Net income for 2019 was $1.9 million, which is an increase of 5.2% compared to 2018. Total net interest income increased by $408 thousand in 2019 compared to 2018, which is primarily due to the increased loan portfolio, as stated above. Also, primarily for reasons stated above, interest expense increased by $184 thousand, or 84.8%.

Overview of 2018 and 2017.

As of December 31, 2018, total assets for Virginia Bank were $191.7 million, which is a decrease of 1.7%, or $3.4 million, from December 31, 2017. The primary components of total assets included the loan portfolio, available-for-sale securities, and interest-bearing deposits in other banks. The net loan portfolio balance as of December 31, 2018 was $140.7 million, which is an increase of $6.9 million when compared to December 31, 2017’s balance of $133.8 million. Interest-bearing deposits in other banks as of December 31, 2018 was $8.0 million, a decrease of $11.6 million from $19.5 million at December 31, 2017. Total available-for-sale securities at December 31, 2018 was $33.6 million, an increase of $2.4 million compared to $31.2 million at December 31, 2017. Virginia Bank experienced an increase in the loan portfolio due to new relationships established with commercial customers. The decrease in interest-bearing deposits was a result of increased competition from local credit unions and other financial institutions.

Total liabilities as of December 31, 2018 were $168.4 million, a decrease of $3.9 million compared to December 31, 2017. The decrease in total liabilities was primarily due to the decrease in total deposits over the previous 12 months. Total deposits as of December 31, 2018 were $166.2 million, which was a decrease of $3.8 million compared to December 31, 2017. As stated above, the primary factor in this decrease was local competition from other institutions.

Total stockholders’ equity as of December 31, 2018 was $23.3 million, an increase of $542 thousand, or 2.4%, compared to December 31, 2017. Total dividends paid in 2018 were $1.6 million, which represents $0.88 per share.

Net income for 2018 was $1.8 million, which was an increase of $919 thousand compared to $854 thousand in 2017. A decrease in loan charge-offs and in income tax expense compared to 2017 were key factors in the increase in net income. Total net interest income increased by $395 thousand in 2018, which is primarily due to increased customer relationships, as stated above.

Results of Operations.

Net Interest Income. Net interest income is the primary source of income for Virginia Bank. Net interest income consists of interest income on interest-earning assets, such as loans, fed funds, and investment securities, netted against the interest expenses of interest-bearing liabilities, such as deposits.

Net interest income totaled $8.5 million, $8.0 million, and $7.7 million for the years ended December 31, 2019, 2018 and 2017, respectively. In 2019, interest income increased by $592 thousand compared to 2018 due to increased loan demand, increase in federal funds sold balances, and increased deposit balances in other banks. In 2018, interest income increased by $410 thousand compared to 2017, also due to increased loan demand, and an increase in the fair value of investment securities.

The net interest margin decreased by 0.07%, or 7 basis points, in 2019, primarily due to the increase in interest expense resulting from Virginia Bank’s competitive product pricing strategy. This strategy caused interest expense to increase by 84.8% from 2018 to 2019 and caused the cost of deposits to increase to 0.22% in 2019 compared to 0.13% in 2018. However, this increase in interest expense was partially offset by higher yields on total earning assets, which grew to 4.41% in 2019 compared to 4.39% and 4.22% in 2018 and 2017, respectively. As a result, the net interest margin decreased to 4.21% in 2019 compared to 4.28% in 2018.

The following table presents the major categories of interest-earning assets and interest-bearing liabilities with corresponding average balances, related interest income or expense and resulting yield and rates for the periods indicated.

	ANALYSIS OF NET INTEREST INCOME

	Years ended December 31,
dollars in thousands	2019			2018			2017
Assets	Average balance	Interest income/ expense	Rate earned/ paid	Average balance	Interest income/ expense	Rate earned/ paid	Average balance	Interest income/ expense	Rate earned/ paid
Interest-earning assets:
Loans including fees (1)(2)	$147,012	$7,742	5.27%	$136,567	$7,218	5.29%	$135,849	$7,021	5.17%
Federal funds sold	463	25	5.40%	452	10	2.21%	441	4	0.91%
Deposits in other banks and restricted stock	21,960	415	1.89%	18,223	333	1.83%	18,233	209	1.15%
Taxable securities	31,533	676	2.14%	33,249	705	2.12%	31,734	622	1.96%

Total interest-earning assets	200,968	$8,858	4.41%	188,491	$8,266	4.39%	186,257	$7,856	4.22%
Other assets:
Allowance for loan losses	(1,081)			(1,179)			(1,081)
Other assets	7,173			7,953			8,120

Total assets	$207,060			$195,265			$193,296

Liabilities
Interest-bearing liabilities:
Interest-bearing demand deposits	$15,586	$8	0.05%	$16,088	$8	0.05%	$15,689	$8	0.05%
Savings and money market accounts	67,029	134	0.20%	62,447	76	0.12%	61,461	76	0.12%
Time deposits	27,082	259	0.96%	26,391	133	0.50%	27,751	118	0.43%

Total interest-bearing deposits	109,697	401	0.37%	104,926	217	0.21%	104,901	202	0.19%

Noninterest-bearing demand deposits	71,014	—	0.00%	65,266	—	0.00%	63,069	—	0.00%

Total deposits	$180,711	$401	0.22%	170,192	$217	0.13%	167,970	$202	0.12%
Other liabilities	2,701			2,060			2,230

Total liabilities	$183,412			$172,252			$170,200

Net interest income		$8,457			$8,049			$7,654

Net yield on interest earning assets			4.21%			4.28%			4.11%
Net interest spread			4.19%			4.26%			4.10%

(1) Non-accruing loans are not material and are included in the average balance

(2) Loan fees are not material and are included in interest income

RATE/VOLUME ANALYSIS

	Years ended December 31,
dollars in thousands	2019 compared to 2018 increase (decrease)			2018 compared to 2017 increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans	$552	$(28)	$524	$37	$160	$197
Federal funds sold	—	15	15	—	6	6
Deposit in other banks and restricted stock	68	14	82	—	124	124
Taxable securities	(36)	7	(29)	30	53	83

Total interest earned on interest-earning assets	584	8	592	67	343	410

Interest paid on interest-bearing liabilities:
Demand deposits	—	—	—	—	—	—
Savings and money market accounts	6	52	58	1	(1)	—
Time deposits	3	123	126	(6)	21	15

Total interest paid on interest-bearing liabilities	9	175	184	(5)	20	15

Change in net interest income	$575	$(167)	$408	$72	$323	$395

Provision for Loan Losses. The provision for loan losses takes into account the current credit quality of the loan portfolio, total loan balance, and prior year charge-offs over the last five years. Management determines the adequacy of the allowance for loan losses on a quarterly basis and determines a recommended monthly provisional funding based on the allowance for loan losses calculation.

The provisions for loan losses for the years ended December 31, 2019, 2018 and 2017 were $303 thousand, $88 thousand and $504 thousand, respectively. The increase in the provision from 2018 to 2019 is due to charge-offs against the allowance for loan losses, which increased the historical factor used in calculating the allowance and hence the need to increase provision expense.

Noninterest Income. Virginia Bank’s sources of noninterest income include service charges on deposit accounts, check card interchange fees, and ATM fees. Total noninterest income for the year ended December 31, 2019 was $1.5 million, a decrease of $57 thousand from 2018. The decrease is primarily due to waived fees for customers with satisfactory account status and charge-offs for unpaid safe deposit boxes.

Total noninterest income for 2018 was $1.6 million, which is a decrease of $33 thousand compared to 2017. While the overall total decreased, other service charges increased by $30 thousand, or 4.9%. A decrease in service charges on deposit accounts totaled $11 thousand, which correlates to the decrease in overall deposits of $3.8 million.

Noninterest Expense. Total noninterest expense for the year ended December 31, 2019 was $7.3 million, a decrease of $29 thousand compared to the prior year. Franchise taxes in 2019 totaled $163 thousand, which decreased by $36 thousand from 2018, and federal and state assessment fees decreased by $23 thousand, or 24.2%. Increases in noninterest expense include salaries and benefits, furniture and equipment, and postage. The increase in furniture and equipment is primarily due to renovations at the Main Office, along with other branches, as well as the purchase of new computers for the entire bank. The purchase of the Chatham branch resulted in a net decrease in occupancy expense of $79 thousand, as lease expense decreased more than the increase in depreciation expense.

In 2018, noninterest expense totaled $7.3 million, which is an increase of $605 thousand compared to 2017. Key factors for this increase include an increase in losses on the sale of other real estate owned, which increased by $211 thousand, franchise taxes, which increased by $80 thousand, and bill pay and other third-party service fees, which increased by $614 thousand. Decreases in total overall noninterest expense include postage, furniture and equipment expense, as well as salaries and benefits.

Income Tax Expense. Applicable income taxes on 2019 earnings amounted to $500 thousand, resulting in an effective tax rate of 21.13%, compared to $428 thousand, and an effective tax rate of 19.40% in 2018. The effective tax rate was higher in 2019 than 2018 due to an excess of nondeductible expenses compared to deductible expenses.

Liquidity.

Liquidity represents an institution’s ability to meet present and future financial obligations (such as commitments to fund loans) through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Management considers liquid assets to include 5% of non-interest-bearing cash, non-term deposits with other banks, federal funds sold and 90% of unpledged available-for-sale securities. Virginia Bank’s ability to obtain deposits and purchase funds at favorable rates is a factor in the management of liquidity. Management believes that Virginia Bank maintains overall liquidity that is more than sufficient to satisfy its depositors’ requirements and to meet its customers’ credit needs. The board of directors monitors liquidity and the adequacy of funding sources on a quarterly basis.

At December 31, 2019, liquid assets totaled $51.2 million. After netting non-core deposits of $5.3 million from liquid assets, Virginia Bank’s liquidity position is 21.0% of total assets as of December 31, 2019. Additional sources of liquidity include Virginia Bank’s capacity to borrow additional funds when necessary. Virginia Bank maintains federal funds lines of credit with regional banks totaling approximately $16.0 million. Virginia Bank can also borrow from the Federal Reserve Bank of Richmond’s discount window by pledging securities as collateral. At December 31, 2019, Virginia Bank had $622 thousand of credit available at the discount window. Federal funds sold at December 31, 2019 and 2018 was $466 thousand and $472 thousand, respectively. Funds held in Virginia Bank’s Federal Reserve Bank account, which is interest-bearing, totaled $29.8 million and $8.0 million at December 31, 2019 and 2018, respectively. Cash and due from banks, which includes vault cash, teller cash and funds held at correspondent banks, was $4.9 million and $3.3 million at December 31, 2019 and 2018, respectively. Investments maturing in one year, net of pledged securities, was $2.4 million and $1.7 million at December 31, 2019 and 2018, respectively.

Excess funds are sold daily to other institutions, primarily the Federal Reserve Bank of Richmond. Management expects to deploy some of this cash into securities and loans in 2020.

Historically, funds received from a bank’s depositors provide cash that a bank uses to make loans and invest in securities. The level of deposits may fluctuate significantly due to seasonal business cycles of depository customers. Levels of deposits are also affected by convenience of branch locations and ATMs to the customer, the rates offered on interest-bearing deposits and the attractiveness of noninterest-bearing deposit offerings compared with the competition. Similarly, the level of demand for loans may vary significantly and at any given time may increase or decrease substantially. However, unlike the level of deposits, management has more direct control over lending activities and maintains the level of those activities according to the amounts of available funds. Loan demand may be affected by the overall health of the local economy, loan rates compared with the competition and other loan features offered.

Interest Rate Sensitivity.

As of December 31, 2019, Virginia Bank was considered asset-sensitive in all the time periods provided in the table below. During the three-year gap period, the cumulative gap was $67.4 million and represents 30.98% of total assets. This simply states that assets are repricing at a faster pace than liabilities. Given the declining rate environment, this can potentially impair future interest income. However, as stated in the paragraph under the heading “—Net Interest Income” above, this can also result in a higher volume of loan production with the increased demand. Senior management monitors the changing interest rate environment and searches for alternate sources of income such as account service fees, and check card interchange income.

The following table illustrates Virginia Bank’s interest rate sensitivity gap position at December 31, 2019.

REPRICING GAP POSITION

dollars in thousands	Reprincing period at December 31, 2019
	<1 year	1-3 years	3-5 years	5-15 years	>15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$98,806	$67,417	$86,978	$96,205	$96,854

Restrictions on cash.

To comply with Federal Reserve regulations, Virginia Bank is required to maintain minimum cash reserve balances. Based on average daily deposit balances, the reserve requirement was $2.1 million at December 31, 2019 and $1.9 million at December 31, 2018.

Investment Portfolio.

Virginia Bank’s investment portfolio is used primarily as a source of investment income, a source of liquidity, and to provide collateral to pledge against public deposits. Management typically invests in AAA rated mortgage-backed securities, U.S. government agency securities, U.S. Treasury securities and municipal securities (taxable and tax-exempt). All securities are classified as available for sale. Virginia Bank has not invested in derivatives.

Investment securities as of December 31, 2019 totaled $29.6 million, a decrease of $4.0 million, or 12.0% from $33.6 million as of December 31, 2018. The decrease in investment securities was primarily due to funding increased loan production.

The following table presents the composition of the investment portfolio as of the dates indicated.

COMPOSITION OF INVESTMENT PORTFOLIO

	December 31,
dollars in thousands	2019		2018		2017
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$14,071	$14,033	$15,105	$14,418	$15,138	$14,612
Obligations of states and political subdivisions	1,257	1,261	2,636	2,613	3,196	3,175
Mortgage-backed securities – government	14,303	14,304	17,115	16,597	13,783	13,444

Total available-for-sale securities	$29,631	$29,598	$34,856	$33,628	$32,117	$31,231

The following table presents the maturity distribution for securities as of December 31, 2019.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

dollars in thousands	Amortized Cost	Fair Value	Yield
Federal agency securities:
Within one year	$4,500	$4,488	1.91%
After one year but within five years	7,571	7,566	1.74%
After five years	2,000	1,979	1.87%
Taxable municipals:
Within one year	$251	$251	2.15%
After one year but within five years	1,006	1,010	2.30%
After five years	—	—	—
Mortgage-backed securities:
Within one year	—	—	—
After one year but within five years	$11,367	$11,397	2.10%
After five years but within ten years	1,220	1,193	2.05%
After ten years	1,716	1,714	2.12%

Total available-for-sale securities	$29,631	$29,598	1.85%

Loan Portfolio.

Virginia Bank’s net loans totaled $148.2 million as of December 31, 2019, an increase of $7.5 million, or 5.3%, from $140.7 million as of December 31, 2018. This increase resulted primarily from increased balances of commercial and commercial real estate loans during 2019. The ratio of net loans to total deposits was 77.9% as of December 31, 2019 compared to 84.6% as of December 31, 2018, which is within Virginia Bank’s policy limits.

The loan portfolio has historically consisted primarily of loans secured by real estate, with residential mortgages as the largest category. Loans are typically made to businesses and individuals located within Virginia Bank’s market area, most of whom have account relationships with Virginia Bank.

Virginia Bank had no option adjustable rate mortgages, subprime loans or loans with teaser rates and similar products as of December 31, 2019.

The following table presents the composition of the loan portfolio as of year-end for each of the years indicated.

COMPOSITION OF LOAN PORTFOLIO

dollars in thousands	2019	2018	2017	2016	2015
Real estate loans:
Construction and land development	$6,498	$6,375	$6,492	$7,883	$9,544
Farmland	6,644	4,818	2,336	1,871	1,625
Residential	52,682	51,571	50,856	50,005	44,066
Commercial	37,860	35,534	31,562	37,037	40,354
Loans to farmers	1,159	1,374	896	664	693
Commercial and industrial	26,452	24,094	23,664	19,801	21,954
Consumer and other	18,319	18,751	19,761	17,816	15,723

Total loans, gross	$149,614	$142,517	$135,567	$135,077	$133,959
Less unearned income and fees	(269)	(720)	(662)	(655)	(634)

Loans, net of unearned income and fees	$149,345	$141,797	$134,905	$134,422	$133,325
Less allowance for loan losses	(1,190)	(1,106)	(1,151)	(808)	(1,328)

Loans, net	$148,155	$140,691	$133,754	$133,614	$131,997

Commercial and Industrial Loans. Commercial and industrial loans accounted for 17.7% of Virginia Bank’s gross loan portfolio as of December 31, 2019 compared to 16.9% as of December 31, 2018. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are made at both fixed and variable rates. Rates on variable rate loans adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization of assets and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Real Estate Loans. Loans secured by real estate accounted for 69.3% of the gross loan portfolio as of December 31, 2019 compared to 69.0% as of December 31, 2018. Real estate loans are typically secured by a first deed of trust.

As of December 31, 2019, of the loans secured by real estate, 50.8% were secured by residential properties and 36.5% were secured by commercial property. The residential loans are mainly for 1-4 family properties. Commercial real estate loans are primarily owner-occupied.

Consumer Loans. Consumer loans include loans to individuals for household, family and other consumer expenditures. Typical collateral includes automobile titles. Consumer loans accounted for 12.2% of the loan portfolio as of December 31, 2019 compared to 13.2% as of December 31, 2018.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2019.

LOAN MATURITY DISTRIBUTION

dollars in thousands	Due within one year	Due in one to five years	Due after five years	Total
Commercial and industrial loans (1)	$14,281	$11,291	$880	$26,452
Real estate – construction	4,022	2,296	180	6,498

(1) - includes deferred fees.

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2019.

INTEREST RATE SENSITIVITY

dollars in thousands
Fixed interest rates	$12,323
Variable interest rates	2,324

Total maturing after one year	$14,647

Loan Modifications and Troubled Debt Restructurings. As of December 31, 2019, Virginia Bank had six restructured loans totaling $1.6 million, and as of December 31, 2018, Virginia Bank had six restructured loans totaling $2.2 million.

Virginia Bank offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

Rate Modification is a modification in which the interest rate is changed.

Term Modification is a modification in which the maturity date, timing of payments or frequency of payments is changed.

Interest Only Modification is a modification in which the loan is converted to interest only payments for a period of time.

Payment Modification is a modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination Modification is any other type of modification, including the use of multiple categories above.

There were no available commitments outstanding for troubled debt restructurings as of December 31, 2019 or December 31, 2018.

Nonperforming Assets. Virginia Bank’s Executive Credit Committee monitors loans over 90 days past due and determines the next steps to take regarding each loan. Each loan is examined to determine if there is potential for charge off, or if a reserve needs to be held against it in the allowance calculation. Should the committee make a determination to place a loan in nonaccrual status, any unpaid interest is reversed. Non-accruing loans totaled $152 thousand, $201 thousand, and $211 thousand as of December 31, 2019, 2018 and 2017, respectively. There were two foreclosed properties making up $252 thousand of other real estate owned as of December 31, 2019 and 2018 compared to five properties totaling $786 thousand as of December 31, 2017.

The following table provides information concerning nonperforming assets, and past due loans greater than 90 days.

NONPERFORMING ASSETS

dollars in thousands	December 31,
	2019	2018	2017	2016	2015
Nonaccrual loans	$152	$201	$211	$62	$2,120
Loans 90 days or more past due and still accruing	35	273	1,106	467	1,558
Foreclosed properties	252	252	786	1,036	527

Total nonperforming assets	$439	$726	$2,103	$1,565	$4,205

Nonperforming assets totaled $439 thousand, or 0.20% of total assets, as of December 31, 2019, compared to $726 thousand, or 0.38% of total assets, as of December 31, 2018 and $2.1 million, or 1.08% of total assets, as of December 31, 2017. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS PAST DUE 90 DAYS OR MORE BY TYPE

dollars in thousands	December 31,
	2019	2018	2017
Loans 90 days or more past due by type:
Commercial Real Estate	$—	$—	$—
Residential Real Estate	—	265	1,054
Commercial & Industrial	—	—	26
Consumer & Other	35	8	26

Total accruing loans 90 days or more past due	$35	$273	$1,106

Allowance for Loan Losses. Virginia Bank maintains an allowance for loan losses to absorb losses from the loan portfolio. The allowance is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may include review of such factors as the methodology used to calculate the allowance. Management believes that as of December 31, 2019, 2018 and 2017, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

The segments of the loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio, which are commercial real estate loans, residential real estate loans, commercial and industrial loans, and consumer and other loans. All loans are reviewed on a regular basis with a focus on larger loans, including loans that have experienced past payment or financial deficiencies. Loans experiencing payment or financial difficulties, loans in industries for which economic trends are negative, and loans of heightened concern to management are included on a watch list.

The allowance for loan losses is reviewed on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments in accordance with generally accepted accounting principles, as well as industry standards. Adjustments are made through provision for loan losses expense. The calculation uses historical loss data by loan class as well as qualitative factors, such as changes in national and local economic trends and conditions, levels of and trends in total classified loans, levels of and trends in the loan portfolio, and concentrations of credit from loan type and collateral. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the allowance.

As of December 31, 2019, the allowance for loan losses totaled $1.2 million, or 0.80% of total loans, net of unearned income and fees, compared to $1.1 million, or 0.78%, of total loans, net of unearned income and fees, as of December 31, 2018. The provision for loan losses for the years ended December 31, 2019 and 2018 was $303 thousand and $88 thousand, respectively. Net charge-offs were $219 thousand and $133 thousand for the years ended December 31,

2019 and 2018, respectively. During the years ended December 31, 2019 and 2018, the ratio of net loan charge-offs to average loans outstanding was 0.15% and 0.10%, respectively.

The following table presents charged off loans, recoveries on loans previously charged off, provisions for loan losses, and the amount of the allowance for each of the years indicated, by loan class.

ALLOWANCE FOR LOAN LOSSES

dollars in thousands	Years ended December 31,
	2019	2018	2017	2016	2015
Balance at beginning of year	$1,106	$1,151	$808	$1,328	$1,356
Loan charge-offs:
Commercial real estate	—	(19)	—	(493)	(98)
Residential real estate	(172)	(63)	—	—	—
Commercial and industrial	—	(23)	(150)	—	—
Consumer and other	(65)	(53)	(2)	(37)	(64)

Total loan charge-offs	(237)	(158)	(152)	(530)	(162)

Loan recoveries:
Commercial real estate	—	—	—	—	98
Residential real estate	—	—	—	—	—
Commercial and industrial	—	—	1	—	—
Consumer and other	18	25	—	3	12

Total loan recoveries	18	25	1	3	110

Net loan charge-offs	(219)	(133)	(151)	(527)	(52)

Provision for loan losses	303	88	494	7	24

Balance at end of year	$1,190	$1,106	$1,151	$808	$1,328

The following table presents net charge offs to average loans net of unearned income and fees.

	2019	2018	2017	2016	2015
Net charge-offs to average loans, net of unearned income and fees	0.15%	0.10%	0.11%	0.40%	0.04%

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31, 2019		December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015
dollars in thousands	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Commercial real estate	$198	25.3%	$158	24.9%	$167	23.3%	$104	27.4%	$592	30.1%
Residential real estate	167	44.0%	231	44.1%	277	44.0%	172	44.2%	356	41.2%
Commercial and industrial	596	17.7%	515	16.9%	507	17.5%	407	14.7%	309	16.4%
Consumer and other	229	13.0%	202	14.1%	200	15.2%	125	13.7%	71	12.3%

Totals	$1,190	100.0%	$1,106	100.0%	$1,151	100.0%	$808	100.0%	$1,328	100.0%

Although commercial and industrial loans represent a relatively small portion of the total loan portfolio, they warrant the largest portion of the allowance due to their higher inherent risk.

Credit Risk Management.

Virginia Bank utilizes an internal credit risk rating system which is monitored monthly by senior management and the Loan Committee of the board of directors. The use of the risk grading system along with strong credit and underwriting practices helps mitigate the inherent risk associated with loans. Strong oversight from the Collections Officer helps to keep loans from becoming past due for more than 90 days. The collective use of strong policies, procedures, and board oversight deters the risk of creating problematic loans at origination.

Bank Premises and Equipment.

In 2019, premises and equipment decreased by $469 thousand, or 18.6%, due to the sale of the Rustburg branch early in the year. In 2019, Virginia Bank purchased the Chatham branch, which is currently undergoing renovations. In 2018, premises and equipment decreased by $93 thousand, or 3.6%, due to normal depreciation and amortization. The only branch being leased is the Riverside branch.

Deposits.

Virginia Bank’s average deposits for 2019 were $180.7 million, which is an increase of $10.5 million compared to 2018. Total deposits as of December 31, 2019 were $190.2 million, which is $24.0 million greater than total deposits at the end of 2018. Average savings and money market accounts were $67.0 million for 2019, which is an increase of $4.6 million compared to 2018. Average noninterest bearing deposits for the year ended December 31, 2019 grew 8.9%, or $5.7 million, to $71.0 million compared to December 31, 2018.

The increase in deposits is primarily due to acquiring new customer relationships, an increase in existing customer deposits, and Virginia Bank’s competitive strategy. As a result of competition from institutions such as credit unions and online banks, management has increased deposit rates to both maintain and acquire new customers. Management continually monitors the rate environment and provides a pricing structure that is both appealing to the Danville market and cost-effective.

The following table presents Virginia Bank’s average deposits and average rates paid for 2019, 2018, and 2017:

Dollars in thousands	AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2019		Year ended December 31, 2018		Year ended December 31, 2017
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Demand Deposits - Noninterest Bearing	$71,014	0.00%	$65,266	0.00%	$63,069	0.00%
Savings and Money Markets	67,029	0.29%	62,447	0.15%	61,461	0.15%
Demand Deposits - Interest Bearing	15,586	0.04%	16,088	0.04%	15,689	0.04%
Time deposits:
Under $100,000	16,067	0.81%	17,393	0.49%	18,980	0.36%

$100,000 and over	11,015	1.72%	8,998	0.94%	8,771	0.45%

Total average time deposits	27,082		26,391		27,751

Total average deposits	$180,711		$170,192		$167,970

(1)    Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100,000 and over and other time deposits of $100,000 and over as of December 31, 2019.

MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

dollars in thousands	Certificates of deposit	Other time deposits	Total
Three months or less	$2,398	$155	$2,553
Over three through six months	1,073	—	1,073
Over six through 12 months	651	225	876
Over 12 months	3,550	3,138	6,688

Total time deposits of $100,000 and over	$7,672	$3,518	$11,190

Financial Ratios.

The following table presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Years ended December 31,
	2019	2018	2017
Return on average assets	0.90%	0.91%	0.44%
Return on average equity	7.89%	7.70%	3.70%
Dividend payout ratio	80.70%	91.14%	189.11%
Average equity to average assets	11.37%	11.84%	12.73%

Capital Resources.

Total stockholders’ equity as of December 31, 2019 was $24.0 million, an increase of $727 thousand compared to $23.3 million as of December 31, 2018. Corresponding book value per share was $13.08 and $12.69 as of December 31, 2019 and 2018, respectively.    The increase resulted mainly from unrealized gains in the investment portfolio. Retained earnings increased by $360 thousand, to $14.0 million, as of December 31, 2019 compared to December 31, 2018. During 2019, net income provided was $1.9 million and dividends paid to stockholders totaled $1.5 million, or $0.82 per share. Dividends paid in 2018 totaled $1.6 million, or $0.88 per share.

Virginia Bank and Trust is subject to Basel III capital requirements, which limit capital distributions and certain discretionary bonus payments if a banking organization does not hold a “capital conservation buffer.” This capital conservation buffer has been gradually increasing each year since the requirements became effective January 1, 2015. As of December 31, 2018, the requirement was 1.875% and as of December 31, 2019, the requirement was fully phased in at 2.50%. This new requirement is over and above the minimums for Tier 1 capital and total capital to risk weighted assets in order to meet minimum risk-based capital requirements. Virginia Bank and Trust is now required to meet the following minimum capital ratios: (i) a minimum ratio of CET1 capital to risk weighted assets of at least 4.50%, plus a 2.50% capital conservation buffer, (ii) a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, plus the capital conservation buffer, (iii) a minimum ratio of total capital to risk weighted assets of at least 8.00%, plus the capital conservation buffer and (iv) a minimum leverage ratio of 4.00%. Virginia Bank and Trust continues to be well capitalized under the Basel III rules. For additional information, see Note 12, “Regulatory Capital Requirements” in Virginia Bank’s December 31, 2019 consolidated financial statements elsewhere in this joint proxy statement/prospectus.

As of December 31, 2019, Virginia Bank and Trust’s CET1 and Tier 1 Risk-based Capital Ratio was 17.54%, the Total Risk-based Capital Ratio was 18.35% and the Tier 1 Leverage Ratio was 11.78%. For comparison, as of December 31, 2018, the CET1 and Tier 1 Risk-based Capital Ratio was 18.89%, the Total Risk-based Capital Ratio was 19.70% and the Tier 1 Leverage Ratio was 13.41%.

Virginia Bank’s financial position as of December 31, 2019 reflects liquidity and capital levels management believes to be more than adequate to support anticipated funding needs and planned growth. Capital ratios are in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of Virginia Bank’s capital is reviewed by management and the board on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

Off-Balance Sheet Arrangements.

Virginia Bank had total unused commitments of $38.7 million as of December 31, 2019, which is an increase of 20.1% compared to year-end 2018. This total consists of standby letters of credit, unused revolving open-end lines of credit, and commitments to fund construction, other land development loans, and other in-process loans. Interest rate ceilings and interest rate swap derivatives are not used in the normal course of business. Most of the commitments may mature before being drawn and in effect do not represent future funding requirements.

Critical Accounting Policies.

The reporting policies of Virginia Bank are in accordance with GAAP.    Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The single most critical accounting policy relates to the allowance for loan losses, which reflects the estimated losses resulting from the inability of Virginia Bank’s borrowers to make required loan payments. Further discussion of the estimates used in determining the allowance for loan losses and other significant accounting policies can be found in Note 2, “Summary of Significant Accounting Policies” in Virginia Bank’s December 31, 2019 Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.

Impact of Recently Issued Accounting Standards.

For a discussion of recently adopted accounting pronouncements and recently issued pronouncements which are not yet effective and the impact, if any, on Virginia Bank’s financial statements, see Note 16, “Recent Accounting Pronouncements” in Virginia Bank’s December 31, 2019 Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.

INFORMATION ABOUT PINNACLE

Pinnacle’s Business

Pinnacle Bankshares Corporation, a Virginia corporation, was organized in 1997 and is registered as a bank holding company under the Bank Holding Company Act. Pinnacle is headquartered in Altavista, Virginia. Pinnacle conducts all of its business activities through the branch offices of its wholly-owned subsidiary bank, First National Bank. Pinnacle exists primarily for the purpose of holding the stock of its subsidiary, First National Bank, and of such other subsidiaries as Pinnacle may acquire or establish. Pinnacle’s administrative offices are located at 622 Broad Street, Altavista, Virginia.

First National Bank was organized as a national bank in 1908 and commenced general banking operations in December of that year, providing services to commercial and agricultural businesses and individuals in the Altavista area. With an emphasis on personal service, First National Bank today offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, investment loans, small business loans, commercial lines of credit and letters of credit. First National Bank also offers a full range of investment, insurance and annuity products through its association with LPL Financial, Inc. and Banker’s Insurance, LLC.

First National Bank serves a trade area consisting primarily of Campbell County, northern Pittsylvania County, Bedford County, Amherst County, the city of Lynchburg and the city of Charlottesville from facilities located in Campbell County, Bedford County, the town of Altavista, the town of Amherst, the town of Rustburg and the city of Lynchburg, and the city of Charlottesville, Virginia.

First National Bank has two wholly-owned subsidiaries. FNB Property Corp., which is a Virginia corporation, was formed to hold title to bank premises real estate. First Properties, Inc., also a Virginia corporation, was formed to hold title to other real estate owned.

Competition

The banking business in central Virginia is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have offices operating throughout the state and in Pinnacle’s market area. Pinnacle actively competes for all types of deposits and loans with other banks and with nonbank financial institutions, including savings and loan associations, finance companies, credit unions, mortgage companies, insurance companies and other lending institutions.

Institutions such as brokerage firms, credit card companies and even retail establishments offer alternative investment vehicles such as money market funds as well as traditional banking services. Other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities also represent a source of competition for Pinnacle with respect to the acquisition of deposits. Among the advantages that the major banks have over Pinnacle is their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand over a more diverse geographic area. Although major banks have these competitive advantages over small independent banks, Pinnacle actively tries to turn the loss of local independent banks to its competitive advantage by soliciting customers who prefer the personal service offered by a small independent bank.

Pinnacle does not depend upon a single customer or industry, the loss of which would have a material adverse effect on Pinnacle’s financial condition. Pinnacle is located in a market rich in industrial and retail diversification.

Pinnacle believes that its prompt response to lending requests is a key factor to Pinnacle’s competitive position in its primary service area. In addition, local decision-making and the accessibility of senior management to customers also distinguish Pinnacle from other area financial institutions.

In order to compete with the other financial institutions in its primary service area, Pinnacle relies principally upon local promotional activities, personal contact by its officers, directors, employees and stockholders and its ability to offer specialized services to customers. Pinnacle’s promotional activities emphasize the advantages of dealing with a local bank attuned to the particular needs of the community.

Properties

As of June 30, 2020, Pinnacle, through its subsidiaries, owned or leased the following buildings and office space:

Location	Address	Approximate Square Footage	Nature of Interest
Altavista Main Corporate Headquarters	622 Broad Street Altavista, Virginia 24517	22,500 square feet	Owned by First National Bank

Vista Branch	1303 Main Street Altavista, Virginia 24517	3,143 square feet	Owned by First National Bank

Rustburg Branch	1033 Village Highway Rustburg, Virginia 24588	3,143 square feet	Owned by First National Bank

Airport Branch	14580 Wards Road Lynchburg, Virginia 24502	4,454 square feet	Owned by First National Bank

Old Forest Branch	3321 Old Forest Road Lynchburg, Virginia 24501	3,728 square feet	Owned by First National Bank

Timberlake Branch	20865 Timberlake Road Lynchburg, Virginia 24502	2,589 square feet	Owned by First National Bank

Forest Branch	14417 Forest Road Forest, Virginia 24551	4,352 square feet	Owned by First National Bank

Amherst Branch	130 South Main Street Amherst, Virginia 24521	3,661 square feet	Leased by First National Bank

Odd Fellows Road Branch	3401 Odd Fellows Road Lynchburg, Virginia 24501	19,800 square feet	Owned by First National Bank

Downtown Branch	800 Main Street Lynchburg, Virginia 24504	3,529 square feet	Leased by First National Bank

Charlottesville Loan Production Office	2208 Ivy Road Charlottesville, Virginia 22903	1,656 square feet	Leased by First National Bank

All of the foregoing properties are used by Pinnacle in the normal course of its business. Pinnacle believes all of these properties are in good operating condition and are adequate for Pinnacle’s present and anticipated future needs. Pinnacle maintains comprehensive general liability and casualty loss insurance covering its properties and activities conducted in or about its properties. Pinnacle believes this insurance provides adequate protection for liabilities or losses that might arise out of the ownership and use of such properties.

Employees

As of June 30, 2020, Pinnacle had 117 full-time and ten part-time employees. Pinnacle’s management believes that its employee relations are good.

Legal Proceedings

In the ordinary course of its operations, Pinnacle and its subsidiaries are parties from time to time to various legal proceedings. Based on the information presently available, and after consultation with legal counsel, management believes that there are no pending or threatened legal proceedings against Pinnacle that, if determined adversely, would, in the aggregate, have a material adverse effect on the business, the financial condition or the results of operations of Pinnacle.

Regulation and Supervision

General. Bank holding companies, banks and their affiliates are extensively regulated under both federal and state law. The following summary briefly describes significant provisions of currently applicable federal and state laws and certain regulations and the potential impact of such provisions. This summary is not complete and is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals. Because regulation of financial institutions changes regularly and is the subject of constant legislative and regulatory debate, we cannot forecast how federal and state regulation and supervision of financial institutions may change in the future and affect Pinnacle’s and First National Bank’s operations.

Upon the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, Pinnacle will become subject to periodic reporting requirements under Section 15(d) of the Exchange Act, which include the filing of annual, quarterly and current reports with the SEC. Pinnacle will also be required to comply with other laws and regulations of the SEC applicable to public companies.

As a national bank, First National Bank is subject to regulation, supervision and regular examination by the OCC. The prior approval of the OCC or other appropriate bank regulatory authority is required for a national bank to merge with another bank or purchase the assets or assume the deposits of another bank. In reviewing applications seeking approval of merger and acquisition transactions, the bank regulatory authorities will consider, among other things, the competitive effect and public benefits of the transactions, the capital position of the constituent organizations and the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant’s performance record under the Community Reinvestment Act and fair housing initiatives, the data security and cybersecurity infrastructure of the constituent organizations and the combined organization, and the effectiveness of the subject organizations in combating money laundering activities.

Each depositor’s account with First National Bank is insured by the FDIC to the maximum amount permitted by law.

First National Bank is also subject to certain regulations promulgated by the Federal Reserve and applicable provisions of Virginia law, insofar as they do not conflict with or are not preempted by federal banking law.

The regulations of the Federal Reserve, the OCC and the FDIC govern most aspects of Pinnacle’s business, including deposit reserve requirements, investments, loans, certain check clearing activities, issuance of securities, payment of dividends, branching, and numerous other matters. Further, the federal bank regulatory agencies have adopted guidelines and released interpretive materials that establish operational and managerial standards to promote the safe and sound operation of banks and bank holding companies. These standards relate to the institution’s key operating functions, including but not limited to internal controls, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, compensation of management, information systems, data security and cybersecurity, and risk management. As a consequence of the extensive regulation of commercial banking activities in the United States, Pinnacle’s business is particularly susceptible to changes in state and federal legislation and regulations, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

As a bank holding company, Pinnacle is subject to the Bank Holding Company Act, and regulation and supervision by the Federal Reserve. A bank holding company is required to obtain the approval of the Federal Reserve before making certain acquisitions or engaging in certain activities. Bank holding companies and their subsidiaries are also subject to restrictions on transactions with insiders and affiliates.

A bank holding company is required to obtain the approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, and before it may acquire ownership or control of the voting shares of any bank if, after giving effect to the acquisition, the bank holding company would own or control more than 5.0% of the voting shares of such bank. The approval of the Federal Reserve is also required for the merger or consolidation of bank holding companies.

Pursuant to the Bank Holding Company Act, the Federal Reserve has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuation of such activity or ownership constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.

Pinnacle is required to file periodic reports with the Federal Reserve and provide any additional information the Federal Reserve may require. The Federal Reserve also has the authority to examine Pinnacle and its subsidiaries, as well as any arrangements between Pinnacle and its subsidiaries, with the cost of any such examinations to be borne by Pinnacle. Banking subsidiaries of bank holding companies are also subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates.

Regulatory Reform. The financial crisis of 2008, including the downturn of global economic, financial and money markets and the threat of collapse of numerous financial institutions, and other events led to the adoption of numerous laws and regulations that apply to, and focus on, financial institutions. The most significant of these laws is the Dodd-Frank Act, which was enacted on July 21, 2010 and, in part, was intended to implement significant structural reforms to the financial services industry. The Dodd-Frank Act implemented far-reaching changes across the financial regulatory landscape, including changes that have significantly affected the business of all bank holding companies and banks, including Pinnacle and First National Bank. Some of the rules that have been proposed and, in some cases, adopted to comply with the Dodd-Frank Act’s mandates are discussed further below.

In May 2018, the Economic Growth, Regulatory Relief and Consumer Protection Act (the “EGRRCPA”) was enacted to reduce the regulatory burden on certain banking organizations, including community banks, by modifying or eliminating certain federal regulatory requirements. While the EGRRCPA maintains most of the regulatory structure established by the Dodd-Frank Act, it amends certain aspects of the regulatory framework for small depository institutions with assets of less than $10 billion as well as for larger banks with assets above $50 billion. In addition, the EGRRCPA included regulatory relief for community banks regarding regulatory examination cycles, call reports, application of the Volcker Rule (proprietary trading prohibitions), mortgage disclosures, qualified mortgages, and risk weights for certain high-risk commercial real estate loans. However, federal banking regulators retain broad discretion to impose additional regulatory requirements on banking organizations based on safety and soundness and U.S. financial system stability considerations.

Pinnacle continues to experience ongoing regulatory reform. These regulatory changes could have a significant effect on how Pinnacle conducts its business. The specific implications of the Dodd-Frank Act, the EGRRCPA, and other potential regulatory reforms cannot yet be fully predicted and will depend to a large extent on the specific regulations that are to be adopted in the future. Certain aspects of the Dodd-Frank Act and the EGRRCPA are discussed in more detail below.

Capital Requirements and Prompt Corrective Action. The Federal Reserve, the OCC and the FDIC have adopted risk-based capital adequacy guidelines for bank holding companies and banks pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and the Basel III Capital Accords. See “Pinnacle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources” elsewhere in this joint proxy statement/prospectus.

The federal banking agencies have broad powers to take prompt corrective action to resolve problems of insured depository institutions. Under the FDICIA, there are five capital categories applicable to bank holding companies and insured institutions, each with specific regulatory consequences. The extent of the agencies’ powers depends on whether the institution in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” These terms are defined under uniform regulations issued by each of the federal banking agencies. If the appropriate federal banking agency determines that an insured institution is in an unsafe or unsound condition, it may reclassify the institution to a lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

Failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for a financial institution could subject Pinnacle and its subsidiaries to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits, and other restrictions on its business. In addition, an institution may not make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized. Thus, if the making of such dividend would cause First National Bank to become undercapitalized, it could not pay a dividend to Pinnacle.

Basel III Capital Framework. The federal bank regulatory agencies have adopted rules to implement the Basel III capital framework as outlined by the Basel Committee on Banking Supervision and standards for calculating risk-weighted assets and risk-based capital measurements (collectively, the “Basel III Capital Rules”) that apply to banking institutions they supervise. For purposes of these capital rules, (i) common equity Tier 1 capital (“CET1”) consists principally of common stock (including surplus) and retained earnings; (ii) Tier 1 capital consists principally of CET1 plus non-cumulative preferred stock and related surplus, and certain grandfathered cumulative preferred stock and trust preferred securities; and (iii) Tier 2 capital consists of other capital instruments, principally qualifying subordinated debt and preferred stock, and limited amounts of an institution’s allowance for loan losses. Each regulatory capital classification is subject to certain adjustments and limitations, as implemented by the Basel III Capital Rules. The Basel III Capital Rules also establish risk weightings that are applied to many classes of assets held by community banks, including, importantly, applying higher risk weightings to certain commercial real estate loans.

The Basel III Capital Rules and minimum capital ratios required to be maintained by banks were effective on January 1, 2015. The Basel III Capital Rules also include a requirement that banks maintain additional capital (the “capital conservation buffer”), which was phased in beginning January 1, 2016 and was fully phased in as of January 1, 2019. As fully phased in, the Basel III Capital Rules require banks to maintain (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% capital conservation buffer (which is added to the 4.5% CET1 ratio, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0%), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio, effectively resulting in a minimum Tier 1 capital ratio of 8.5%), (iii) a minimum ratio of total (that is, Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio, effectively resulting in a minimum total capital ratio of 10.5%) and (iv) a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average total assets, subject to certain adjustments and limitations.

The Basel III Capital Rules provide deductions from and adjustments to regulatory capital measures, primarily to CET1, including deductions and adjustments that were not applied to reduce CET1 under historical regulatory capital rules. For example, mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities must be deducted from CET1 to the extent that any one such category exceeds 10.0% of CET1 or all such categories in the aggregate exceed 15.0% of CET1.

Community Bank Leverage Ratio. As a result of the EGRRCPA, the federal banking agencies were required to develop a Community Bank Leverage Ratio (the ratio of a bank’s tangible equity capital to average total consolidated assets) for banking organizations with assets of less than $10 billion, such as First National Bank. On October 29, 2019, the federal banking agencies issued a final rule that implements the Community Bank Leverage Ratio Framework (the “CBLRF”). To qualify for the CBLRF, a bank must have less than $10 billion in total consolidated assets, limited amounts of off-balance sheet exposures and trading assets and liabilities, and a leverage ratio greater than 9.0%. A bank that elects the CBLRF and has a leverage ratio greater than 9.0% will be considered to be in compliance with the Basel III capital requirements and exempt from the complex Basel III risk-based capital calculations, and will also be deemed “well capitalized” under the prompt corrective action regulations. A bank that falls out of compliance with the CBLRF will have a two-quarter grace period to come back into full compliance, provided its leverage ratio remains above 8.0% (a bank will be deemed well-capitalized during the grace period). The CBLRF will be available for banking organizations to use as of March 31, 2020 (with the flexibility for banking organizations to subsequently opt into or out of the CBLRF, as applicable). First National Bank has elected to be subject to the CBLRF.

Small Bank Holding Company. The EGRRCPA also expanded the category of bank holding companies that may rely on the Federal Reserve Board’s Small Bank Holding Company Policy Statement by raising the maximum amount of assets a qualifying bank holding company may have from $1 billion to $3 billion. In addition to meeting the asset threshold, a bank holding company must not engage in significant nonbanking activities, not conduct significant off-balance sheet activities, and not have a material amount of debt or equity securities outstanding and registered with the SEC (subject to certain exceptions). The Federal Reserve Board may, in its discretion, exclude any bank holding company from the application of the Small Bank Holding Company Policy Statement if such action is warranted for supervisory purposes.

In August 2018, the Federal Reserve Board issued an interim final rule to apply the Small Bank Holding Company Policy Statement to bank holding companies with consolidated total assets of less than $3 billion. The policy statement, which, among other things, exempts certain bank holding companies from minimum consolidated regulatory capital ratios that apply to other bank holding companies. The comment period on the interim final rule closed on October 29, 2018 and, to date, the Federal Reserve has not issued a final rule to replace the interim final rule.

Limits on Dividends. Pinnacle is a legal entity that is separate and distinct from First National Bank. A significant portion of Pinnacle’s revenues result from dividends paid to it by First National Bank. Both Pinnacle and First National Bank are subject to laws and regulations that limit the payment of dividends, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums. Federal Reserve supervisory guidance indicates that the Federal Reserve may have safety and soundness concerns if a bank holding company pays dividends that exceed earnings for the period in which the dividend is being paid. Generally, dividends paid by First National Bank to Pinnacle during a year may not exceed the sum of the bank’s net income in that year and the bank’s retained earnings of the immediately preceding two calendar years without prior approval of the OCC. Further, the Federal Deposit Insurance Act (the “FDI Act”) prohibits insured depository institutions such as First National Bank from making capital distributions, including paying dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. The OCC may prevent

First National Bank from paying a dividend if the OCC concludes such dividend would be an unsafe or unsound banking practice. We do not expect that any of these laws, regulations or policies will materially affect the ability of Pinnacle or First National Bank to pay dividends.

Insurance of Accounts, Assessments and Regulation by the FDIC. First National Bank’s deposits are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC up to the standard maximum insurance amount for each deposit insurance ownership category. The basic limit on FDIC deposit insurance coverage is $250,000 per depositor. Under the FDI Act, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations as an insured institution, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC, subject to administrative and potential judicial hearing and review processes.

Deposit Insurance Assessments. The DIF is funded by assessments on banks and other depository institutions calculated based on average consolidated total assets minus average tangible equity (defined as Tier 1 capital). As required by the Dodd-Frank Act, the FDIC has adopted a large-bank pricing assessment scheme, set a target “designated reserve ratio” (described in more detail below) of 2.0% for the DIF and, in lieu of dividends, provides for a lower assessment rate schedule when the reserve ratio reaches 2.0% and 2.5%. An institution’s assessment rate is based on a statistical analysis of financial ratios that estimates the likelihood of failure over a three-year period, which considers the institution’s weighted average CAMELS component rating, and is subject to further adjustments including those related to levels of unsecured debt and brokered deposits (not applicable to banks with less than $10 billion in assets). At December 31, 2019, total base assessment rates for institutions that have been insured for at least five years range from 1.5 to 30 basis points applying to banks with less than $10 billion in assets.

The Dodd-Frank Act transferred to the FDIC increased discretion with regard to managing the required amount of reserves for the DIF, or the “designated reserve ratio.” The FDI Act requires that the FDIC consider the appropriate level for the designated reserve ratio on at least an annual basis. As of December 31, 2019, the designated reserve ratio was 2.0% and the minimum designated reserve ratio was 1.35%.

At September 30, 2019, the reserve ratio was 1.41%. Banks with less than $10 billion in total consolidated assets will receive credits to offset the portion of their assessments that help to raise the reserve ratio to 1.35%. The FDIC will automatically apply such a bank’s credits to reduce its regular DIF assessment up to the entire amount of the assessment. The FDIC will remit any such remaining credits in a lump sum to the appropriate bank following application to the bank’s regular DIF assessment for four quarterly assessment periods. Pinnacle is evaluating what impact, if any, any such credits or lump sum remittance will have on Pinnacle and First National Bank.

Certain Transactions by Insured Banks with their Affiliates. There are statutory restrictions related to the extent bank holding companies and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in “covered transactions” with their insured depository institution (i.e., banking) subsidiaries. In general, an “affiliate” of a bank includes the bank’s parent holding company and any subsidiary thereof. However, an “affiliate” does not generally include the bank’s operating subsidiaries. A bank (and its subsidiaries) may not lend money to, or engage in other covered transactions with, its non-bank affiliates if the aggregate amount of covered transactions outstanding involving the bank, plus the proposed transaction, exceeds the following limits: (a) in the case of any one such affiliate, the aggregate amount of covered transactions of the bank and its subsidiaries cannot exceed 10.0% of the bank’s capital stock and surplus; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the bank and its subsidiaries cannot exceed 20.0% of the bank’s capital stock and surplus. “Covered transactions” are defined to include a loan or extension of credit to an affiliate, a purchase of or investment in securities issued by an affiliate, a purchase of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate, securities borrowing or lending transactions with an affiliate that creates a credit exposure to such affiliate, or a derivatives transaction with an affiliate that creates a credit exposure to such affiliate. Certain covered transactions are also subject to collateral security requirements.

Covered transactions as well as other types of transactions between a bank and a bank holding company must be on market terms, which means that the transaction must be conducted on terms and under circumstances that are substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with or involving nonaffiliates or, in the absence of comparable transactions, that in good faith would be offered to or would apply to nonaffiliates. Moreover, certain amendments to the Bank Holding Company Act provide that, to further competition, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Incentive Compensation. The Federal Reserve, the OCC and the FDIC have issued regulatory guidance intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as Pinnacle, that are not “large, complex banking organizations.” The findings will be included in reports of examination, and deficiencies will be incorporated into the organization’s supervisory ratings. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

In addition, in 2016, the SEC and the federal banking agencies proposed rules that prohibit covered financial institutions (including bank holding companies and banks) from establishing or maintaining incentive-based compensation arrangements that encourage inappropriate risk taking by providing covered persons (consisting of senior executive officers and significant risk takers, as defined in the rules) with excessive compensation, fees or benefits that could lead to material financial loss to the financial institution. The proposed rules outline factors to be considered when analyzing whether compensation is excessive and whether an incentive-based compensation arrangement encourages inappropriate risks that could lead to material loss to the covered financial institution, and establishes minimum requirements that incentive-based compensation arrangements must meet to be considered to not encourage inappropriate risks and to appropriately balance risk and reward. The proposed rules also impose additional corporate governance requirements on the boards of directors of covered financial institutions and impose additional record-keeping requirements. The comment period for these proposed rules has closed and a final rule has not yet been published.

Federal Home Loan Bank of Atlanta. First National Bank is a member of the Federal Home Loan Bank (the “FHLB”) of Atlanta, which is one of 12 regional FHLBs that provide funding to their members for making housing loans as well as for affordable housing and community development loans. Each FHLB serves as a reserve, or central bank, for the members within its assigned region. Each FHLB makes loans to members in accordance with policies and procedures established by the Board of Directors of the FHLB. As a member, First National Bank must purchase and maintain stock in the FHLB. Additional information related to First National Bank’s FHLB stock can be found in Note 1(d) to Pinnacle’s audited consolidated financial statements in Appendix F hereto.

Community Reinvestment Act. Pinnacle is subject to the requirements of the CRA, which imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution’s efforts in meeting community credit needs are assessed based on specified factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. At its last evaluation in 2017, First National Bank received a “Satisfactory” CRA rating.

Confidentiality and Required Disclosures of Consumer Information. Pinnacle is subject to various laws and regulations that address the privacy of nonpublic personal financial information of consumers. The Gramm-Leach-Bliley Act and certain regulations issued thereunder protect against the transfer and use by financial institutions of consumer nonpublic personal information. A financial institution must provide to its customers, at the beginning of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated third parties unless the institution discloses to the customer that the information may be so provided and the customer is given the opportunity to opt out of such disclosure.

Certain exceptions may apply to the requirement to deliver an annual privacy notice based on how a financial institution limits sharing of nonpublic personal information , and whether the institution’s disclosure practices or policies have changed in certain ways since the last privacy notice that was delivered.

Pinnacle is also subject to various laws and regulations that attempt to combat money laundering and terrorist financing. The Bank Secrecy Act requires all financial institutions to, among other things, create a system of controls designed to prevent money laundering and the financing of terrorism, and imposes recordkeeping and reporting requirements. The USA

Patriot Act facilitates information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering, and requires financial institutions to establish anti-money laundering programs. The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Department of the Treasury, is responsible for helping to ensure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. If First National Bank finds a name of an “enemy” of the United States on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account or place transferred funds into a blocked account, file a suspicious activity report with the Treasury and notify the FBI.

Although these laws and programs impose compliance costs and create privacy obligations and, in some cases, reporting obligations, and compliance with all of the laws, programs, and privacy and reporting obligations may require significant resources of Pinnacle and First National Bank, these laws and programs do not materially affect First National Bank’s products, services or other business activities.

Cybersecurity. The federal banking agencies have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of a financial institution’s board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial products and services. The federal banking agencies expect financial institutions to establish lines of defense and ensure that their risk management processes also address the risk posed by compromised customer credentials, and also expect financial institutions to maintain sufficient business continuity planning processes to ensure rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack. If Pinnacle or First National Bank fails to meet the expectations set forth in this regulatory guidance, Pinnacle or First National Bank could be subject to various regulatory actions and any remediation efforts may require significant resources of Pinnacle or First National Bank. In addition, all federal and state bank regulatory agencies continue to increase focus on cybersecurity programs and risks as part of regular supervisory exams.

In October 2016, the federal banking agencies issued proposed rules on enhanced cybersecurity risk-management and resilience standards that would apply to very large financial institutions and to services provided by third parties to these institutions. The comment period for these proposed rules has closed and a final rule has not been published. Although the proposed rules would apply only to bank holding companies and banks with $50 billion or more in total consolidated assets, these rules could influence the federal banking agencies’ expectations and supervisory requirements for information security standards and cybersecurity programs of smaller financial institutions, such as Pinnacle and First National Bank.

Consumer Laws and Regulations. Pinnacle is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions transact business with customers. Pinnacle must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

The CFPB is the federal regulatory agency responsible for implementing, examining and enforcing compliance with federal consumer financial laws for institutions with more than $10 billion of assets and, to a lesser extent, smaller institutions. The CFPB supervises and regulates providers of consumer financial products and services and has rulemaking authority in connection with numerous federal consumer financial protection laws (for example, but not limited to, the Truth in Lending Act and the Real Estate Settlement Procedures Act). As a smaller institution (i.e., with assets of $10 billion or less), most consumer protection aspects of the Dodd-Frank Act will continue to be applied to Pinnacle by the Federal Reserve and to First National Bank by the OCC. However, the CFPB may include its own examiners in regulatory examinations by a smaller institution’s prudential regulators and may require smaller institutions to comply with certain CFPB reporting requirements. In addition, regulatory positions taken by the CFPB and administrative and legal precedents established by CFPB enforcement activities, including in connection with supervision of larger bank holding companies and banks, could influence how the Federal Reserve and the OCC apply consumer protection laws and regulations to financial institutions that are not directly supervised by the CFPB. The precise effect of the CFPB’s consumer protection activities on Pinnacle cannot be forecast.

Mortgage Banking Regulation. In connection with making mortgage loans, First National Bank is subject to rules and regulations that, among other things, establish standards for loan origination, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers, in some cases, restrict certain loan features and fix maximum interest rates and fees, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level. First National Bank’s mortgage origination activities are subject to the Equal Credit Opportunity Act, Truth in Lending Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, and Home Ownership Equity Protection Act, and the regulations promulgated under these acts, among other additional state and federal laws, regulations and rules.

First National Bank’s mortgage origination activities are also subject to Regulation Z, which implements the Truth in Lending Act. Certain provisions of Regulation Z require mortgage lenders to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Alternatively, mortgage lender can originate “qualified mortgages”, which are generally defined as mortgage loans without negative amortization, interest-only payments, balloon payments, terms exceeding 30 years, and points and fees paid by a consumer equal to or less than 3.0% of the total loan amount. Under the EGRRCPA, most residential mortgages loans originated and held in portfolio by a bank with less than $10 billion in assets will be designated as “qualified mortgages.” Higher-priced qualified mortgages (e.g., subprime loans) receive a rebuttable presumption of compliance with ability-to-repay rules, and other qualified mortgages (e.g., prime loans) are deemed to comply with the ability-to-repay rules.

Volcker Rule. The Dodd-Frank Act prohibits bank holding companies and their subsidiary banks from engaging in proprietary trading except in limited circumstances, and places limits on ownership of equity investments in private equity and hedge funds (the “Volcker Rule”). The EGRRCPA, and final rules adopted to implement the EGRRCPA, exempt all banks with less than $10 billion in assets (including their holding companies and affiliates) from the Volcker Rule, provided that the institution has total trading assets and liabilities of 5.0% or less of total assets, subject to certain limited exceptions. Pinnacle believes that its financial condition and its operations are not and will not be significantly affected by the Volcker Rule, amendments thereto, or its implementing regulations.

Call Reports and Examination Cycle. All institutions, regardless of size, submit a quarterly call report that includes data used by federal banking agencies to monitor the condition, performance, and risk profile of individual institutions and the industry as a whole. The EGRRCPA contained provisions expanding the number of regulated institutions eligible to use streamlined call report forms. In June 2019, the federal banking agencies issued a final rule to permit insured depository institutions with total assets of less than $5 billion that do not engage in certain complex or international activities to file the most streamlined version of the quarterly call report.

In December 2018, consistent with the provisions of the EGRRCPA, the federal banking agencies jointly adopted final rules that permit banks with up to $3 billion in total assets, that received a composite CAMELS rating of “1” or “2,” and that meet certain other criteria (including not having undergone any change in control during the previous 12-month period, and not being subject to a formal enforcement proceeding or order), to qualify for an 18-month on-site examination cycle.

Future Regulation. From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of Pinnacle in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Pinnacle cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Pinnacle. A change in statutes, regulations or regulatory policies applicable to Pinnacle or First National Bank could have a material effect on our business.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF PINNACLE

Board of Directors

Pinnacle’s board of directors is divided into three classes (I, II and III) of directors. The term of office for Class II directors will expire at the Pinnacle annual meeting. Four nominees for election as Class II directors, James E. Burton, IV, Judson H. Dalton, Thomas F. Hall and A. Patricia Merryman, currently serve as directors of Pinnacle and are standing for re-election. See “Proposals to be Considered at the Pinnacle Annual Meeting” for additional information about the Pinnacle directors proposal. Certain information concerning the nominees for election at the Pinnacle annual meeting is set forth below, as well as certain information about the Class I and Class III directors who will continue in office.

Name (Age) and Address	Principal Occupation	Director of Pinnacle Since
Class II Director Nominees (To Serve until the 2023 Annual Meeting)

James E. Burton, IV (63) Lynchburg, Virginia	Vice President Slurry Pavers, Inc. (pavement preservation contractor)	1998

Judson H. Dalton (41) Lynchburg, Virginia	Project Manager, Estimator and Home Office Manager English Construction Company	2012

Thomas F. Hall (70) Amherst, Virginia	President George E. Jones & Sons, Inc. (construction)	2008

A. Patricia Merryman (65) Rustburg, Virginia	Vice President Sonny Merryman, Inc. (transportation equipment distributor)	2010

Class III Directors (Serving until the 2021 Annual Meeting)

Connie C. Burnette (62) Rustburg, Virginia	Vice President and Accounting & Human Resources Manager Wiley/Wilson (engineering firm)	2016

Carroll E. Shelton (69) Hurt, Virginia	Retired Vice President Pinnacle Bankshares Corporation Retired Senior Vice President and Chief Credit Officer First National Bank	1990(1)

C. Bryan Stott (69) Altavista, Virginia	Vice President and Branch Manager Stifel Nicolaus (investment firm)	2010

Michael E. Watson (66) Gladstone, Virginia	Controller / Treasurer Flippin, Bruce & Porter, Inc. (investment advisors)	2003

James O. Watts, IV, Esq. (54) Lynchburg, Virginia	Vice President Scott Insurance (insurance providers)	2015

Name (Age) and Address	Principal Occupation	Director of Pinnacle Since
Class I Directors (Serving until the 2022 Annual Meeting)

Elton W. Blackstock, Jr. (57) Hurt, Virginia	Retired Administrator Blue Ridge Regional Jail	2015

Robert L. Finch, Jr. (63) Lynch Station, Virginia	President & General Manager Finch and Finch, Inc. (funeral and cremation service)	2013

Aubrey H. (Todd) Hall, III (50) Rustburg, Virginia	President and Chief Executive Officer Pinnacle Bankshares Corporation President and Chief Executive Officer First National Bank	2011

Dr. Robert L. Johnson, II (55) Forest, Virginia	Superintendent Campbell County, Virginia Schools	2014

(1)	Reflects year that Mr. Shelton joined the board of directors of First National Bank, Pinnacle’s sole subsidiary. Effective May 1, 1997, Pinnacle became the holding company for First National Bank.

Director Qualifications

Pinnacle’s Nominating Committee seeks candidates who possess the background, skills and expertise to make a significant contribution to Pinnacle’s board of directors and to Pinnacle and its shareholders. Although Pinnacle has no formal policy regarding diversity, Pinnacle’s board of directors believes that the board of directors should include directors with diverse experience and business knowledge and believes that the directors and director nominees bring a diverse range of perspectives to the board of directors’ deliberations. The Nominating Committee considers director qualifications according to the particular areas of expertise being sought as a complement to the existing board of directors composition at the time. Minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting Pinnacle and First National Bank, understanding of the customers served by First National Bank, a willingness to promote the success and economic growth of First National Bank and time available for meetings and consultation on Pinnacle and First National Bank matters. Additionally, no individual may be nominated for election or elected as a director of Pinnacle if on the date of his or her election the individual would be age 72 or older. However, Pinnacle’s board of directors has exempted from this maximum age policy each individual currently serving on or hereafter elected or appointed to Pinnacle’s board of directors through the adjournment of Pinnacle’s 2021 annual meeting of shareholders.

Pinnacle’s board of directors has concluded that each director and director nominee possesses the personal traits described above. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the board of directors has concluded that the appropriate experience, qualifications, attributes and skills are represented for the board of directors as a whole and for each of the board of directors ‘s committees. In addition, each director and director nominee possesses characteristics that led the board of directors to conclude that such person should serve as a director. The following paragraphs provide information as of the date of this joint proxy statement/prospectus about each director nominee and each director who is continuing in office following the Pinnacle annual meeting, including information each such director and director nominee has provided about all positions he/she holds, and his/her principal occupation and business experience for the past five years. None of the directors or director nominees currently serves as a director or has served as a director on any publicly-held company during the past five years. In addition to the information presented below regarding each director’s and nominee’s specific experience, qualifications, attributes and skills that led Pinnacle’s board of directors to the conclusion that he/she should serve as a director, the Pinnacle board of directors also believes that all of Pinnacle’s directors and director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Each director has demonstrated business and financial acumen, an ability to exercise sound judgment, compatibility with other directors, as well as a commitment to service to Pinnacle and its board of directors. There are no family relationships among any directors, director nominees and executive officers.

Elton W. Blackstock, Jr.; Director since 2015

Mr. Blackstock, who is a Pittsylvania County native, retired as Administrator of the Blue Ridge Regional Jail Authority in 2012 where he was employed for 15 years. He has over 30 years’ experience with the military, law enforcement and corrections, which includes the United States Navy, Pittsylvania County Sheriff’s Department and Virginia Department of

Corrections. He currently serves on the board of directors of the Western Region Jail Association. He also serves as the chairman of the Pittsylvania County Service Authority Board. Mr. Blackstock has served on the Pittsylvania County Board of Supervisors as the Staunton River District Representative and as its Finance Committee Chairman, the Pittsylvania County and Danville Regional Industrial Facility Authority Board, the Staunton River Regional Industrial Facility Authority Board and as chairman of the Staunton River Regional Industrial Authority Board. He received his Associate’s Degree from Danville Community College. Through his professional background and public service Mr. Blackstock has acquired skills in budget development, personnel and operational policies, issue resolution and preparation of legal defense matters, all of which are of value to Pinnacle’s board of directors.

Connie C. Burnette; Director since 2016

Ms. Burnette is a Vice President and Manager of Accounting & Human Resources for Wiley/Wilson, where she has been employed in various positions since 2007. Prior to Wiley/Wilson, she worked as the Human Resources Director for Consolidated Shoe Company, Inc. Other work experience includes Accounting Manager for Consolidated Shoe and Assistant Controller for Courtland Manufacturing Company. Ms. Burnette has her Professional in Human Resources (PHR) and Society for Human Resource Management (SHRM-CP) certifications. Additionally, she is an active member of the National Employee Stock Ownership Plan (ESOP) Association where she served on the Executive Committee of the State and Regional Chapter Council and is currently President of the Mid-Atlantic Chapter. Ms. Burnette graduated from Rustburg High School and attended Central Virginia Community College. She provides valuable input to Pinnacle’s board of directors regarding the oversight of employee compensation and benefits programs as well as advocacy of First National Bank within the markets it serves.

James E. Burton, IV, Chairman of the Board; Director since 1998

Mr. Burton is the Business Development Manager for Slurry Pavers, Inc., a pavement preservation contractor based in Richmond, Virginia. He also served as the sole member of Site Solutions, LLC, a pavement consulting company, from April 2019 to December 2019. From 2015 until 2019, Mr. Burton served as Vice President of the Asphalt Contracting division for Boxley Materials Company (“Boxley”), which specializes in highway construction and asphalt paving. He was employed by Boxley and its predecessor company, Templeton Paving, LLC, from 1984 to 2019 and prior to that served as General Manager for Amlite Corporation. He earned a Bachelor of Science degree in Civil Engineering from the Virginia Military Institute. Mr. Burton has served previously as president and a director of the Old Dominion Highway Contractors Association and as a member of the board of trustees of Westminster Canterbury in Lynchburg, Virginia. Mr. Burton brings to Pinnacle’s board of directors experience in executive management with insights into corporate finance and risk management, extensive knowledge of the communities served by Pinnacle and leadership and consensus-building skills to guide Pinnacle’s board of directors.

Judson H. Dalton; Director since 2012

Mr. Dalton is employed by English Construction Company, Incorporated (“English”), a third-generation family-owned business based out of Lynchburg, Virginia providing a wide array of construction services throughout the Mid-Atlantic and Southeast regions of the United States. He currently serves as a Project Manager, Estimator and Home Office Manager for English, and is a member of English’s founding family. Mr. Dalton serves on the board of Virginia Technical Institute. He holds a Bachelor of Arts degree in Economics from Randolph Macon College. Mr. Dalton’s experience in the construction industry and knowledge of the Central Virginia market provides Pinnacle’s board of directors with valuable insight regarding this important sector of the economy.

Robert L. Finch, Jr.; Director since 2013

Mr. Finch serves as President and General Manager of Finch & Finch, Inc. Funeral & Cremation Service located in Altavista and Gladys, Virginia, a family-owned and managed business, established in 1905, with Mr. Finch representing the fourth generation of the Finch family. He attended Lynchburg College, graduated with a Bachelor of Science degree in 1980 from Elon University, received an Associate Degree from Gupton-Jones College of Funeral Service in Atlanta, Georgia in 1992, and was licensed as a funeral service licensee in that same year. Mr. Finch currently serves on the board of directors of the Powell Foundation. He is a Past President of the Virginia Funeral Directors Association. He was named VFDA Outstanding Member of the Year in 2008 and Virginia’s Funeral Director of the Year in 2003 and 2009. Mr. Finch is dedicated to community activities and is President of the Citizens for Altavista Baseball. He is a former member and a past

President of the Lions Club of Altavista and a past board member of The Greater Lynchburg Community Trust, Altavista Area YMCA, Altavista Chamber of Commerce and Altavista Vocational Advisory Council. Mr. Finch brings to Pinnacle’s board of directors extensive management acumen and valuable knowledge of the Altavista market.

Aubrey H. (Todd) Hall, III; President & Chief Executive Officer; Director since 2011

Mr. Hall is President and Chief Executive Officer of Pinnacle and First National Bank. He joined First National Bank in 2003 after nearly 11 years with Central Fidelity Bank and its successor, Wachovia Bank. Mr. Hall is the past Chairman of the board of directors for the Lynchburg Regional Business Alliance and the Virginia Bankers Association’s VBA Management Services, Inc. and remains on both of these boards. Additionally, he serves on the boards of the Altavista Economic Development Authority, the Powell Foundation, the Virginia Bankers Association (“VBA”) and Bankers Insurance, LLC. Mr. Hall earned a Bachelor of Arts degree in Accounting from Lynchburg College (now the University of Lynchburg). He is a graduate of the Virginia Bankers School of Bank Management at the University of Virginia and the Graduate School of Banking at Louisiana State University, where he is a prior member of the board of trustees. Mr. Hall has a diverse background in the banking industry and strong knowledge of the banking business. He provides Pinnacle’s board of directors keen insight into the markets served by Pinnacle and carries with him the respect of the other members of the board of directors as the leader of Pinnacle.

Thomas F. Hall; Director since 2008

Mr. Thomas F. Hall is President of George E. Jones & Sons, Inc., an Amherst, Virginia-based construction company serving the Central Virginia market and specializing in utilities construction. He has been associated with this current business since 1978. He currently serves on the board of directors of the Lynchburg YMCA. He previously served on the board of directors of the Associated General Contractors of Virginia, Inc. He has also served as a board member of the Virginia Board for Contractors, the Amherst County Chamber of Commerce and the Region 2000 Economic Development Council. Mr. Thomas F. Hall earned a Bachelor of Science degree in Business Administration from Concord University. His extensive experience in the construction industry combined with his unique insight and knowledge of real estate development projects in Pinnacle’s region provides Pinnacle’s board of directors with an invaluable resource regarding local economic activity.

Dr. Robert L. Johnson, II; Director since 2014

Dr. Johnson has served as Superintendent of Campbell County, Virginia Schools since 2009. He received his Doctorate of Education in 2004 from the University of Virginia where he also received his Bachelor and Master of Education degrees. He received the William H. Seawell Memorial Award in 2003 and is currently a member of the American Association of School Administrators and the Virginia Association of School Superintendents. Dr. Johnson presently serves as a member of the Central Virginia Workforce Development Board and the UVA K12 Advisory Council. He is the past Chairman of Virginia’s Region V Superintendents and presently serves as Region V’s legislative representative. Dr. Johnson has an extensive background in education and administration and provides Pinnacle’s board of directors with leadership and consensus-building skills on a variety of matters, including corporate governance and succession planning.

A. Patricia Merryman; Director since 2010

Ms. Merryman is Executive Vice President of Sonny Merryman, Inc., a privately held transportation equipment distributor, with primary responsibility for trailer and container sales and rentals. After attending Averett College, she became employed by the company in 1977. Ms. Merryman serves on the board of trustees for the University of Lynchburg (formerly Lynchburg College) and also helps and supports the Central Virginia Court Appointed Special Advocates program. She previously served on the board of directors of the Lynchburg Regional Chamber of Commerce and Amazement Square Children’s Museum in Lynchburg, Virginia and is a former member of Virginia Tech’s “Women in Leadership.” Ms. Merryman’s business management experience, extensive leadership in non-profit organizations and integral involvement in many of the communities Pinnacle serves uniquely position her to be a strong advocate of Pinnacle and to provide Pinnacle’s board of directors with an important perspective on corporate strategy.

Carroll E. Shelton; Director since 1990

Mr. Shelton retired from Pinnacle and First National Bank in July 2013. He served as Vice President of Pinnacle and Senior Vice President and Chief Credit Officer of First National Bank, where he had been employed since 1973 in a variety of roles, primarily on the lending side of Pinnacle. Mr. Shelton served as a member of the board of directors of the Altavista Area Chamber of Commerce. He has also served on the Hurt Town Council. He has been a member of the Exchange Club of Altavista and a member of the Altavista Downtown Revitalization Committee. Mr. Shelton earned a Bachelor of Science degree in Mathematics from Virginia Tech and is a graduate of the Virginia Bankers School of Bank Management at the University of Virginia. Mr. Shelton brings to Pinnacle’s board of directors an extraordinary understanding of Pinnacle’s business, history, organization and various constituencies, as well as extensive community banking expertise and management experience.

C. Bryan Stott; Director since 2010

Mr. Stott is First Vice President and Lynchburg Branch Manager of Stifel Nicolaus, an investment services firm. He has been with Stifel and its predecessor firms since 1984. Mr. Stott has served as President and a member of the board of directors of the Altavista Area YMCA and as President and a member of the board of directors of the Altavista Rotary Club. Mr. Stott earned a Bachelor of Arts degree from the University of Virginia and an MBA degree from Wake Forest University. Mr. Stott’s executive management experience and extensive knowledge of finance adds an important dimension to Pinnacle’s board of director composition in addition to bringing a unique perspective on corporate governance related matters and capital liquidity strategies.

Michael E. Watson; Vice Chairman of the Board; Director since 2003

Mr. Watson is Controller/Treasurer of Flippin, Bruce & Porter, Inc., a Lynchburg investment advisory firm, where he has been employed since 1997. His previous employment experience was as Chief Operating Officer for The Greenwood Partnership, Chief Financial Officer for The Lester Group and Audit Manager with Coopers & Lybrand. Mr. Watson is a member of the American Institute of Certified Public Accountants and holds a Bachelor of Science degree in Accounting from Virginia Tech. Mr. Watson provides Pinnacle’s board of directors with invaluable expertise in financial accounting matters, auditing practices and risk management programs and policies.

James O. Watts, IV, Esq.; Director since 2015

Mr. Watts is Vice President of Scott Insurance, one of the largest independent insurance agencies in the Southeast, where he focuses on Commercial Property & Casualty Insurance. He has been employed with Scott since 1999. Mr. Watts received his Bachelors of Arts from the University of Virginia in 1988 and his law degree from Washington & Lee University in 1991. He practiced law at Edmunds & Williams in Lynchburg from 1991 to 1999, where he became a partner. Mr. Watts currently serves as co-chair of the Jefferson Scholars Lynchburg Regional Selection Committee and as president of the boards of Lynchburg Area Development Corporation and YMCA of Central Virginia. Mr. Watts provides Pinnacle’s board of directors with valuable input based on his legal and business expertise as well as strong advocacy as First National Bank seeks to enhance its presence in the Lynchburg market.

Director Recommendations and Nominations by Shareholders

While Pinnacle’s board of directors’ Nominating Committee has no formal procedure for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of Pinnacle’s Secretary, Pinnacle Bankshares Corporation, P.O. Box 29, Altavista, Virginia 24517, and must be received by [●], 2021, in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

In addition, in accordance with Pinnacle’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with Pinnacle’s bylaws, a shareholder nomination must include the nominee’s written consent to serve as a director of Pinnacle if selected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of Pinnacle securities, his or her principal occupation for the past five years, a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director and his or her age, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of common stock of Pinnacle entitled to vote at the annual meeting and that he or she intends to appear at the annual meeting (in person or by proxy) to nominate the individual specified in the notice. Notice of such nominations must be received by Pinnacle’s Secretary at Pinnacle’s principal office in Altavista, Virginia or P.O. Box 29, Altavista, Virginia 24517, no later than [●], 2021 in order to be made for the annual election of directors in 2021, provided that such notice will not be required to be given more than 90 days prior to the date of the 2021 annual meeting of shareholders. These requirements are more fully described in Article II, Section 12 of Pinnacle’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to Pinnacle’s Secretary.

The Nominating Committee may identify director nominees through a combination of referrals, including by management, existing board of directors’ members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified, the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Committee believes it to be appropriate, the Nominating Committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire board of directors to stand for election to Pinnacle’s board of directors.

Director Compensation

Pinnacle’s board of directors determines the compensation for its directors. Pinnacle uses compensation survey information from similar sized financial institutions in Virginia to determine the appropriate levels of director compensation. For 2019, all directors of Pinnacle’s board of directors received an annual retainer of $4,000, and directors of First National Bank received an additional annual retainer of $6,000. The Chairman of Pinnacle’s board of directors received an additional retainer of $3,000. The Vice Chairman of Pinnacle’s board of directors received an additional retainer of $1,500. The Chairman of the Audit Committee received an additional retainer of $1,500, the Chairman of the Compensation Committee received an additional retainer of $1,000 and the Chairman of the Nominating Committee received an additional retainer of $1,000. Pinnacle’s and First National Bank’s outside directors also received $350 for each committee meeting attended. Under the Pinnacle Bankshares Corporation 2014 Incentive Stock Plan (“Pinnacle’s 2014 Incentive Stock Plan”), directors may choose to receive up to 100% of their director fees in the form of Pinnacle common stock.

Pinnacle has a non-qualified deferred compensation plan (“NQDC Plan”) pursuant to which directors could voluntarily defer up to 100% of cash retainers and fees earned for board service. Pinnacle froze participation in the NQDC Plan in connection with allowing directors to receive their director fees in the form of Pinnacle common stock under Pinnacle’s 2014 Incentive Stock Plan, although then participating directors were permitted to maintain their accounts in the plan. Directors are always 100% vested in their benefit. Benefits are payable upon separation from service or a date certain, as elected by the director at the time of deferral, and are payable in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly or annual payments for 5, 10, 15 or 20 years. Participating directors can direct the hypothetical investment of deferred retainers and fees into funds identical to those offered in the 401(k) Plan and will be credited with the deemed investment gains and losses. The amount of the benefit will vary depending on the retainers and fees the director has deferred and the deemed investment gains and losses. Benefits upon death are payable to the director’s named beneficiary. Benefits under the NQDC Plan are paid from Pinnacle’s general assets.

The following table summarizes director compensation earned for 2019.

DIRECTOR COMPENSATION FOR 2019

Name (1)	Fees earned or paid in cash ($) (2)	Total ($)
Elton W. Blackstock, Jr.	16,300	16,300
Connie C. Burnette	13,150	13,150
James E. Burton, IV	18,950	18,950
Judson H. Dalton	14,200	14,200
Robert L. Finch, Jr.	14,550	14,550
Thomas F. Hall	18,500	18,500
Dr. Robert L. Johnson, II	13,150	13,150
A. Patricia Merryman	18,350	18,350
Carroll E. Shelton	17,350	17,350
C. Bryan Stott	18,350	18,350
Michael E. Watson	17,100	17,100
James O. Watts, IV, Esq.	14,200	14,200

(1)	Compensation for Mr. Aubrey H. Hall, III is included in the Summary Compensation Table.
(2)

The amounts in this column include any director fees received in the form of Pinnacle common stock pursuant to Pinnacle’s 2014 Incentive Stock Plan based on Pinnacle director elections to receive some or all of their director fees in Pinnacle common stock. The Pinnacle common stock is fully vested upon grant but under Rule 144 of the Securities Act is subject to certain transfer restrictions for one year. The following directors received the following shares of Pinnacle common stock in lieu of cash director fees in January 2020 for service during 2019: Mr. Blackstock – 101; Ms. Burnette – 68; Mr. Dalton – 450; Mr. Finch – 230; Mr. Thomas F. Hall – 587; Dr. Johnson – 131; Ms. Merryman – 582; Mr. Shelton – 95; Mr. Stott – 428; Mr. Watson – 542; Mr. Watts – 133.

Corporate Governance

The business and affairs of Pinnacle are managed under the direction of Pinnacle’s board of directors in accordance with the Virginia Stock Corporation Act and Pinnacle’s articles of incorporation and bylaws. Directors are kept informed of Pinnacle’s business through discussions with the Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them and by participating in meetings of Pinnacle’s board of directors and its committees. The corporate governance practices followed by Pinnacle are summarized below.

Board Leadership Structure and Risk Oversight.

Leadership Structure. Pinnacle’s board of directors recognizes that different board leadership structures may be appropriate for entities with different histories and cultures, as well as entities with varying sizes and performance characteristics. Pinnacle’s board of directors believes that the current needs of Pinnacle, First National Bank and Pinnacle’s board of directors are best served by having the chief executive officer and chairman of the board positions held by separate individuals at this time. Since 2010, these positions have been split. Pinnacle has also established a Vice Chairman position. The Pinnacle board of directors believes this structure is most appropriate for Pinnacle as it allows Pinnacle’s Chief Executive Officer to focus on the day-to-day direction of Pinnacle in furtherance of the long-term strategy established by Pinnacle’s board of directors, while the Chairman of Pinnacle’s board of directors is able to provide strategic guidance to Pinnacle’s Chief Executive Officer, handle issues related to shareholder relations, and set the agenda for and preside over Pinnacle’s board of directors’ meetings. The Vice Chairman assists the Chairman with his duties.

James E. Burton, IV, serves as Chairman of Pinnacle’s board of directors. Mr. Burton brings to Pinnacle’s board of directors experience in executive management with insights into corporate finance and risk management, extensive knowledge of the communities served by Pinnacle and provides leadership and consensus-building skills to guide Pinnacle’s board of directors and make him the best qualified director to serve as Chairman.

Michael E. Watson serves as Vice Chairman of Pinnacle’s board of directors. Mr. Watson provides Pinnacle’s board of directors with invaluable expertise in financial accounting matters, auditing practices and risk management programs and policies.

Risk Oversight. Pinnacle’s board of directors is responsible for consideration and oversight of risks facing Pinnacle, and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review Pinnacle’s major financial risk exposures and reviews the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in Pinnacle that include but are not limited to loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full board of directors

Director Independence. Pinnacle’s board of directors has determined that directors Blackstock, Burnette, Burton, Dalton, Finch, Thomas F. Hall, Johnson, Merryman, Shelton, Stott, Watson and Watts are independent under the listing standards of the NASDAQ Stock Market.

The members of Pinnacle’s board of directors also constitute the members of the board of directors of First National Bank. The board of directors conducts its business through meetings of Pinnacle’s board of directors and through the committees described below. Pinnacle became the holding company for First National Bank in May 1997, and historically, the committees made recommendations to Pinnacle’s board of directors regarding the audit, compensation and nominating functions. During calendar year 2019, Pinnacle’s board of directors held 13 meetings and First National Bank’s board of directors held 13 meetings. No director attended fewer than 75% of the total meetings of Pinnacle’s board of directors and the committees on which he or she served during this period.

Pinnacle has not adopted a formal policy on directors’ attendance at annual meetings of shareholders, although all directors are encouraged to attend. All directors except for two attended the 2019 annual meeting of shareholders.

Board Committees and Attendance.

Audit Committee. The Audit Committee monitors the integrity of Pinnacle’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; appoints, compensates and oversees the work of Pinnacle’s independent auditors and internal auditing department; pre-approves all auditing and permissible non-auditing services; provides an avenue for communication and disagreement resolution among the independent auditors and internal auditing department and Pinnacle’s board of directors; reviews areas of potential significant financial risk to Pinnacle; reports to Pinnacle’s board of directors any significant areas of risk or recommendations to improve the policies, procedures and practices of Pinnacle; and evaluates complaints received by Pinnacle regarding accounting, internal controls and auditing for appropriate treatment. The current members of the Audit Committee are Messrs. Thomas F. Hall (Chairman), Blackstock, Burton, Dalton, Johnson and Watson, and they met 4 times in 2019. Pinnacle’s board of directors has determined that all of the members of the Audit Committee who served during 2019 were, and all of the current members are, independent for audit committee purposes under the listing standards of the NASDAQ Stock Market and applicable SEC regulations. The Audit Committee operates pursuant to a written charter, which is available on First National Bank’s website at www.1stnatbk.com under “Investor Relations/Corporate Information/Governance Documents.”

Compensation Committee. The Compensation Committee oversees the administration of Pinnacle’s compensation and benefit programs and reviews and determines the compensation of Pinnacle’s Chief Executive Officer, subject to Pinnacle board approval, and other senior management. The Compensation Committee also approves all grants and awards made under Pinnacle’s 2014 Incentive Stock Plan, subject to Pinnacle board approval. The Compensation Committee also makes recommendations as to the employment of officers of First National Bank. The current members of the Compensation Committee are Messrs. Stott (Chairman), Burton, Dalton, Shelton, and Watson and Mses. Burnette and Merryman. The Compensation Committee met 5 times in 2019. Pinnacle’s board of directors has determined that all of the members of the Compensation Committee who served during 2019 were, and all of the current members are, independent for compensation committee purposes under the listing standards of the NASDAQ Stock Market. The Compensation Committee operates pursuant to a written charter, which is available on First National Bank’s website at www.1stnatbk.com under “Investor Relations/Corporate Information/Governance Documents.”

Nominating Committee. The Nominating Committee’s duties include consideration of candidates for election to Pinnacle’s board of directors. At this time, the Nominating Committee does not have a formal written charter. The Nominating Committee makes a recommendation to Pinnacle’s board of directors concerning candidates for any vacancy that may occur and the entire Pinnacle board of directors then determines which candidate(s) should be nominated for the shareholders’ approval. The current members of the Nominating Committee are Ms. Merryman (Chairman) and Ms. Burnette

and Messrs. Burton, Dalton, Aubrey H. Hall, III, Thomas F. Hall and Watts. The Nominating Committee met 2 times in 2019. Pinnacle’s board of directors has determined that all of the members of the Nominating Committee who served during 2019 were, and all of the current members are, independent for nominating committee purposes under the listing standards of the NASDAQ Stock Market, except for Mr. Aubrey H. Hall, III.

The Nominating Committee may identify director nominees through a combination of referrals, including by management, existing directors and shareholders, and direct solicitations, where warranted. Once a candidate has been identified, the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, the Nominating Committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire board of directors to stand for election to Pinnacle’s board of directors.

Code of Ethics. Pinnacle’s board of directors has approved a Code of Conduct and Conflicts of Interest Policy for directors, officers and employees of Pinnacle and each of its subsidiaries including Pinnacle’s Chief Executive Officer and Chief Financial Officer. The Code addresses such topics as conflicts of interest, business dealings with customers, community involvement, political involvement, confidentiality, loans, prohibition of certain gifts, and illegal activities. It is available on First National Bank’s website at www.1stnatbk.com under “Investor Relations/Corporate Information/Governance Documents.”

Pinnacle intends to provide any required disclosure of an amendment to or waiver from the Code that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Pinnacle’s web page at www.1stnatbk.com under “Investor Relations/Corporate Information/Governance Documents” promptly following the amendment or waiver. Pinnacle may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the web page disclosure.

Shareholder Communications with Pinnacle’s Board of Directors. Pinnacle provides an informal process for shareholders to send communications to Pinnacle’s board of directors. Shareholders who wish to contact Pinnacle’s board of directors or any of its directors may do so by writing to Pinnacle Bankshares Corporation, P.O. Box 29, Altavista, Virginia 24517. Correspondence sent by first class mail directed to an individual director will be referred, unopened, to that member. Correspondence not directed to a particular director will be referred, unopened, to the Chairman.

Certain Relationships and Related Transactions

First National Bank grants loans and letters of credit to its officers, directors, principal shareholders and their associates. As of December 31, 2019, borrowing by all policy-making officers, directors, director nominees, and principal shareholders and their associates amounted to $298,301, or .01% of total year-end capital. The maximum aggregate amount of such indebtedness since January 1, 2018 was $358,111, or .01% of total year-end capital. These loans were made in the ordinary course of First National Bank’s business, and in the opinion of management of the First National Bank, all such loans and commitments for loans were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with persons not related to First National Bank and do not involve more than a normal risk of collectability or present other unfavorable features. First National Bank expects to have in the future similar banking transactions with officers, directors, principal shareholders and their associates.

On August 23, 2007, First National Bank entered into a lease of its Amherst branch facility with S. Main, L.L.C. (the “Lease”), of which Pinnacle director Thomas F. Hall has a 50% ownership interest. The original term of the Lease is twenty years and may be renewed at First National Bank’s option for two additional terms of five years each. During the fiscal years ended December 31, 2019 and 2018, respectively, First National Bank’s aggregate rental payments under the Lease were approximately $152,271 and $152,271. For the fiscal year ending December 31, 2020, Pinnacle expects the aggregate rental payments under the Lease to be $152,271.

Executive Officers of Pinnacle

Name (Age)	Principal Occupation During Past Five Years
Aubrey H. Hall, III (50)	President and Chief Executive Officer of Pinnacle Bankshares Corporation and Chief Executive Officer and Trust Officer of First National Bank since July 2011; Director, Pinnacle Bankshares Corporation and First National Bank since 2011; President of First National Bank since January 2011. Previously, Executive Vice President of Pinnacle Bankshares Corporation and President and Chief Operating Officer of First National Bank from January 2011 to July 2011 and Chief Lending Officer of First National Bank from 2007 to 2011.

Bryan M. Lemley (49)	Secretary, Treasurer and Chief Financial Officer of Pinnacle Bankshares Corporation since 2000 and Senior Vice President of First National Bank since April 2010, Cashier and Chief Financial Officer of First National Bank since 2000.

Thomas R. Burnett, Jr. (64)	Vice President of Pinnacle Bankshares Corporation since 2017 and Chief Lending Officer and Senior Vice President of First National Bank since 2011. Previously, Commercial Lender and Vice President of First National Bank from 2001 to 2011.

Executive Compensation

The Compensation Committee of Pinnacle’s board of directors, who are independent for compensation committee purposes under the listing standards of the NASDAQ Stock Market, reviews officer and employee compensation and employee benefit plans and makes recommendations to Pinnacle’s board of directors concerning such matters.

The Compensation Committee reviews the performance of Pinnacle’s President and Chief Executive Officer and determines the appropriate compensation for the following year. The Committee also determines any equity compensation or other compensation Pinnacle’s President and Chief Executive Officer may receive, subject to Board approval.

Pursuant to its charter, the Compensation Committee may delegate its duties to any subcommittee or any member of senior management. Compensation of senior management is determined by Pinnacle’s President and Chief Executive Officer with direction from the Compensation Committee staying within the targeted overall compensation budgeted by the Company.

Pinnacle does not have written employment agreements with senior management. The compensation of senior management, including Pinnacle’s President and Chief Executive Officer, is a mix of base salary and equity compensation designed to be competitive with the Company’s peers and to enhance long-term value to the Company’s shareholders. The compensation setting process consists of establishing a targeted overall compensation for the Company by the Compensation Committee.

Pinnacle has a discretionary cash incentive compensation program for its employees that identifies factors that the Board will consider when evaluating possible discretionary bonus payments. For 2019, the Board approved a discretionary bonus of 8% of salary to all employees, including the named executive officers, in recognition of record earnings, and in 2018 the Board approved a discretionary bonus of 5% of salary to all employees including the named executive officers.

The following table provides compensation information concerning Mr. Aubrey H. Hall, III, Pinnacle’s President and Chief Executive Officer, Mr. Bryan M. Lemley, Pinnacle’s Secretary, Treasurer and Chief Financial Officer and Mr. Thomas R. Burnett, Jr., Pinnacle’s Vice President, the named executive officers of Pinnacle for 2019. All compensation, other than director fees for service on Pinnacle’s board of directors, was paid by First National Bank, Pinnacle’s wholly-owned subsidiary. The following table summarizes compensation earned by these named executive officers in 2018 and 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Aubrey H. Hall, III	2019	287,078	22,166	66,000	32,058	407,302
President and Chief Executive Officer	2018	262,672	12,734	52,500	13,498	341,404

Bryan M. Lemley	2019	173,441	13,875	29,700	6,109	223,125
Secretary, Treasurer and Chief Financial Officer	2018	164,800	8,240	24,750	5,635	203,425

Thomas R. Burnett, Jr.	2019	165,422	13,234	29,700	7,819	216,175
Vice President	2018	156,954	7,848	22,500	7,143	194,445

(1)	Includes a combined Pinnacle and First National Bank board of directors retainer of $8,000 and $10,000 paid in cash for 2018 and 2019, respectively, for Mr. Aubrey H. Hall, III.
(2)	The amounts in this column reflect the discretionary bonuses granted to the named executive officers of Pinnacle in 2018 and 2019.
(3)

The amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted during 2018 and 2019 pursuant to the 2014 Incentive Stock Plan, calculated in accordance with ASC Topic 718, based on the closing price of Pinnacle’s common stock on the date of grant.

(4)

“All Other Compensation” for 2019 consists of the following: for Mr. Aubrey H. Hall, III, $1,771 for additional life insurance coverage, $10,473 in Pinnacle match under the 401(k) Plan, $424 in bank owned life insurance premiums, $2,400 in executive health care program expenses and $16,990 in incremental cost for the use of a company-owned automobile (which includes depreciation, insurance, gas and maintenance); for Mr. Lemley $212 for additional life insurance coverage, $5,623 in Pinnacle match under the 401(k) Plan, $274 in bank owned life insurance premiums; and for Mr. Burnett, $879 for additional life insurance coverage, $6,257 in Pinnacle match under the 401(k) Plan and $683 in bank owned life insurance premiums. The cost for additional life insurance coverage in excess of $50,000 provided by Pinnacle’s group-term life insurance policy for employees is based on the imputed cost of coverage calculated using the IRS Premium Table.

Pinnacle’s 2014 Incentive Stock Plan. Pinnacle’s 2014 Incentive Stock Plan was adopted by shareholders in 2014 and makes available up to 150,000 shares of common stock for awards of stock options, tandem or stand-alone stock appreciation rights, restricted stock, restricted stock units and unrestricted stock to key employees and directors of Pinnacle and its subsidiaries. To date, Pinnacle has granted stock options with tandem stock appreciation rights and restricted stock under Pinnacle’s 2014 Incentive Stock Plan. The purpose of plan is to promote the long-term success of Pinnacle and its subsidiaries by providing incentives to key employees and directors who will promote the identification of their personal interests with the long-term financial success of Pinnacle and with growth in shareholder value. Pinnacle’s 2014 Incentive Stock Plan is designed to provide flexibility to Pinnacle in its ability to motivate, attract, and retain the services of key employees and directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent. Awards are granted based upon the ability of key employees and directors to affect the performance of Pinnacle. Pinnacle grants awards as a motivation to its employees and as a retention tool as the awards generally vest over three or more years, subject to earlier vesting under certain circumstances.

The Compensation Committee of Pinnacle’s board of directors (for purposes of this section, the “Committee”) administers the plan. All members of the Committee are independent for compensation committee purposes under the listing standards of the NASDAQ Stock Market. The Committee has authority to determine the key employees and directors to whom awards shall be made and approve awards, but typically approves and recommends awards for approval by the entire Pinnacle board of directors.

Each award under Pinnacle’s 2014 Incentive Stock Plan is made pursuant to a written agreement between Pinnacle and the recipient of the award. In administering the plan, the Committee has the authority to determine the terms and conditions upon which awards are made and exercised, to determine the terms and provisions of each agreement, to construe and interpret the plan and the agreements, to establish, amend, or waive rules or regulations for the plan’s administration, to accelerate the exercisability of any award, the end of any performance period, or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of Pinnacle’s 2014 Incentive Stock Plan.

Pinnacle’s board of directors may terminate, amend, or modify Pinnacle’s 2014 Incentive Stock Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Code, the rules and regulations under Section 16 of the Exchange Act, by any stock exchange on which Pinnacle’s common stock is listed or pursuant to any other applicable laws, rules, or regulations.

Prior to adoption of Pinnacle’s 2014 Incentive Stock Plan, Pinnacle’s Compensation Committee and board of directors granted equity awards under Pinnacle’s 2004 Incentive Stock Plan, pursuant to which awards of stock options (with and without tandem stock appreciation rights), stand-alone and tandem stock appreciation rights, restricted stock, unrestricted stock and restricted stock units could be granted to key employees of Pinnacle and its subsidiaries. Pinnacle’s 2004 Incentive Stock Plan expired in 2014, but certain stock options granted under the plan remain outstanding.

The following table reflects certain information regarding unexercised options and unvested restricted stock held at December 31, 2019 by Messrs. Aubrey H. Hall, III, Lemley and Burnett. Pinnacle granted 2,000 shares of restricted stock on May 1, 2019 with a 3 year cliff restriction to Mr. Aubrey H. Hall, III, 900 shares of restricted stock on May 1, 2019 with a 3 year cliff restriction to Mr. Lemley and 900 shares of restricted stock on May 1, 2019 with a 3 year cliff restriction to Mr. Burnett.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR END

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable [1]	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested [2] (#)	Market value of shares or units of stock that have not vested [3] ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Aubrey H. Hall, III	4,000	—	—	9.00	5/1/2020	5,425	172,352	—	—

Bryan M. Lemley	—	—	—	—	—	2,550	81,014	—	—

Thomas R. Burnett, Jr.	1,500	—	—	9.00	5/1/2020	2,325	73,865	—	—

(1)	These options became exercisable in four equal installments and were fully exercisable on May 1, 2014.
(2)

The amounts in this column reflect the number of shares of restricted stock granted in 2017 through 2019 to the named executive officer pursuant to Pinnacle’s 2014 Incentive Stock Plan. The shares vest on the third anniversary of the grant date.

(3)

The amounts in this column represent the fair market value of the restricted stock as of December 31, 2019, based on the closing price of Pinnacle’s common stock on December 31, 2019, which was $31.77.

Change in Control Agreements. Pinnacle has entered into agreements with Messrs. Aubrey H. Hall, III, Lemley and Burnett that provide for severance payments and certain other benefits if their employment terminates under specified conditions in anticipation of or after a “change in control” (as defined therein) of Pinnacle. The agreements for Messrs. Hall and Lemley were amended and replaced effective as of January 1, 2017. The agreement for Mr. Burnett was effective as of July 1, 2017. Each of these agreements has an initial term of three years from its effective date and automatically renews each year for a rolling three-year term, unless terminated or not renewed under its terms. Payments and benefits will be paid under each agreement if, within two years following a change in control, (i) the executive’s employment is terminated involuntarily without “cause” (as defined therein) and not as a result of death or disability, or (ii) the executive terminates his employment voluntarily for “good reason” (as defined therein). Payments and benefits will also be paid if the executive’s employment is terminated prior to a change in control if the executive can reasonably demonstrate that the termination was at the request of a third party who has taken steps reasonably calculated to effect a change in control or was in connection with or in anticipation of a change in control. These agreements also contain customary non-disclosure, non-solicitation, non-recruitment and non-hiring provisions that apply during the executive’s employment and generally continue for five years (non-disclosure) or two years (non-solicitation, non-recruitment, non-hiring) after termination following a change in control. “Change in control” is defined generally to include (i) the acquisition of stock by a person or group that constitutes more than 50% of the total fair market value or total voting power of Pinnacle’s common stock, (ii) the acquisition of 30% or more of Pinnacle’s voting stock either at one time or over a 12-month period, (iii) certain changes in the composition of Pinnacle’s board of directors over a 12-month period, or (iv) an acquisition of 40% or more of Pinnacle’s assets either at one time or over a 12-month period.

If Mr. Hall is employed by Pinnacle immediately prior to a change in control, or if his employment is terminated prior to a change in control and he can reasonably demonstrate that the termination was at the request of a third party who has taken steps reasonably calculated to effect a change in control or was in connection with or in anticipation of a change in control, he would be entitled to receive on the date of the change in control a lump sum payment in an amount calculated by determining his accrued benefit under the Retirement Plan projected to, and calculated as if, he had remained employed through his normal retirement date, as described in the agreement, then subtracting his accrued benefit actually accrued under the Retirement Plan on the date of calculation, and then converting the difference to a lump sum, in accordance with the lump sum conversion provisions in the Retirement Plan.

In the event of a covered termination following a change in control, Mr. Hall would also be entitled to receive (i) a severance payment made in ten quarterly installments, with the total of such installments being equal to 2.5 times the sum of Mr. Hall’s highest annual base salary in effect at any time during the 24-month period ending on the date of the change in control and his highest aggregate bonuses payable for any of Pinnacle’s three fiscal years ending immediately prior to the fiscal year that includes the date of the change in control, and (ii) a continuation of employee welfare benefits for 2.5 years. In addition, Mr. Hall would have the right to require Pinnacle to purchase his principal residence at its fair market value if he requests within six months after his termination of employment.

In the event the total payments and benefits payable would result in the imposition of an excise tax, Mr. Hall would receive a gross-up payment for the value of any such excise tax and any taxes imposed on the gross-up payment.

If Mr. Lemley is employed by Pinnacle immediately prior to a change in control, or if his employment is terminated prior to a change in control and he can reasonably demonstrate that the termination was at the request of a third party who has taken steps reasonably calculated to effect a change in control or was in connection with or in anticipation of a change in control, he would be entitled to receive on the date of the change in control a lump sum payment in an amount calculated by determining his accrued benefit under the Retirement Plan projected to, and calculated as if, he had remained employed through his normal retirement date, as described in the agreement, then subtracting his accrued benefit actually accrued under the Retirement Plan on the date of calculation, and then converting the difference to a lump sum, in accordance with the lump sum conversion provisions in the Retirement Plan.

In the event of a covered termination following a change in control, Mr. Lemley would also be entitled to receive (i) a severance payment made in eight quarterly installments, with the total of such installments being equal to two times the sum of his highest annual base salary in effect at any time during the 24-month period ending on the date of the change in control and his highest aggregate bonuses payable for any of Pinnacle’s three fiscal years ending immediately prior to the fiscal year that includes the date of the change in control, and (ii) a continuation of employee welfare benefits for two years.

In the event the total payments and benefits payable would result in the imposition of an excise tax, Mr. Lemley would receive a gross-up payment for the value of any such excise tax and any taxes imposed on the gross-up payment.

In the event of a covered termination following a change in control, Mr. Burnett would be entitled to receive (i) a severance payment made in eight quarterly installments, with the total of such installments being equal to two times the sum of his highest annual base salary in effect at any time during the 24-month period ending on the date of the change in control and his highest aggregate bonuses payable for any of Pinnacle’s three fiscal years ending immediately prior to the fiscal year that includes the date of the change in control, and (ii) a continuation of employee welfare benefits for two years. Under a “best-net” approach, in the event the total payments and benefits payable to Mr. Burnett would result in the imposition of an excise tax under Section 280G of the Code, Mr. Burnett would not receive a gross-up payment and instead his total payments and benefits would be reduced to avoid the excise tax only if such a reduction would cause Mr. Burnett to receive more after-tax compensation than without a reduction.

Messrs. Hall, Lemley and Burnett may also be limited by applicable banking limitations on golden parachutes.

Retirement Plan. First National Bank maintains a non-contributory defined benefit retirement plan (the “Retirement Plan”) covering substantially all employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan, sponsored by the VBA, provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five plan years of service, with a minimum of 1,000 hours per year, and the normal retirement date is the first day of the month coinciding with or following the employee’s 65th birthday. The Retirement Plan does not cover directors who are not active employees. The current contribution formula for the Retirement Plan provides a retirement benefit that is calculated as 1% times average compensation times years of service (up to the maximum of 30 years of service) (for service before January 1, 2009, the percentage is 1.5% instead of 1.0%), .75% times average compensation times years of service (in excess of 30 years of service up to the maximum of 35 years of service) and is integrated for social security. The compensation taken into account under the Retirement Plan is limited by the Code’s compensation limit. The Retirement Plan has been changed over the years but benefits accrued prior to any change in formula will be preserved as required under applicable law. The present value of the accumulated benefit under the Retirement Plan as of December 31, 2019 was $490,269 for Mr. Aubrey H. Hall, III credited with 17 years of service, $324,983 for Mr. Lemley credited with 20 years of service and $534,634 for Mr. Burnett, credited with 18 years of service.

Profit Sharing/401(k) Plan. First National Bank maintains a defined contribution plan (the “401(k) Plan”) originally effective January 1, 1997. The 401(k) Plan, sponsored by the VBA, authorizes a maximum elective pre-tax or Roth salary deferral of up to 96% of compensation, subject to statutory limitations, and also includes an automatic contribution provision. All full-time employees who have reached the age of 21 and have at least one month of service are eligible to participate. First National Bank is currently a qualified safe harbor plan and provides for safe harbor matching contributions equal to 100% of the first 1% of salary deferrals and 50% of the next 5% of salary deferrals. Contributions and earnings may be invested in various investment vehicles offered through the VBA. The 401(k) Plan also provides for discretionary employer profit-sharing contributions in such amounts, if any, as the Pinnacle board of directors determines. Employees become 100% vested in any employer contributions that may be made after two plan years of service. The amount expensed for the 401(k) Plan during the year ended December 31, 2019, was $194,506.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019 with respect to certain compensation plans under which equity securities of Pinnacle are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by shareholders	18,375	(1)	$12.97	91,771	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	18,375		$12.97	91,771

(1)	Reflects shares to be issued pursuant to outstanding stock options granted under Pinnacle’s 2004 Incentive Stock Plan and Pinnacle’s 2014 Incentive Stock Plan.
(2)

Reflects shares available to be granted in the form of stock options, tandem or stand-alone stock appreciation rights, restricted stock, restricted stock units and unrestricted stock under Pinnacle’s 2014 Incentive Stock Plan.

Audit Committee Report

The Audit Committee of Pinnacle’s board of directors, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the NASDAQ Stock Market’s listing standards for audit committee members, has furnished the following report:

The Audit Committee reviews Pinnacle’s financial reporting process on behalf of Pinnacle’s board of directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by Pinnacle’s board of directors. The Audit Committee reviews the charter annually and, when appropriate, recommends changes to Pinnacle’s board of directors. The charter was last amended in 2015. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of Pinnacle’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and to issue a report thereon. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and the independent auditors to discuss the consolidated audited financial statements for the year ended December 31, 2019. Management represented to the Audit Committee that Pinnacle’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning their independence, and discussed with the independent auditors the independent auditors’ independence from Pinnacle and its management.

The Audit Committee also discussed with Pinnacle’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Pinnacle’s internal controls, and the overall quality of Pinnacle’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Pinnacle’s board of directors, and the board of directors has approved, that Pinnacle’s audited consolidated financial statements for the year ended December 31, 2019 be included in this joint proxy statement/prospectus for filing with the SEC.

Audit Committee Members

Thomas F. Hall – Chairman	James E. Burton, IV
Elton W. Blackstock, Jr.	Judson H. Dalton
Dr. Robert L. Johnson, II	Michael E. Watson

Principal Accountant

The Audit Committee has selected the firm of Cherry Bekaert LLP as Pinnacle’s independent registered public accounting firm to audit the books of the consolidated company for the current year, to report on the consolidated statement of financial position and related statement of earnings of Pinnacle, and to perform such other appropriate accounting services as may be required by the Audit Committee. Cherry Bekaert LLP audited the books of the consolidated company for 2019. A representative of Cherry Bekaert LLP is expected to be present at the Pinnacle annual meeting and will be given the opportunity to make a statement if he so desires, and to respond to appropriate questions of the shareholders.

Principal Accountant Fees

The following table presents fees for professional audit services rendered by Cherry Bekaert LLP for the audit of Pinnacle’s annual financial statements for the years ended December 31, 2019 and 2018 and fees billed for other services rendered by Cherry Bekaert LLP during those periods.

Year Ended December 31, (In thousands)	2019	2018
Audit Fees(1)	$67,000	$51,500
Audit Related Fees	5,025	2,656
Tax Fees	—	—
All Other Fees	—	—
Total	$72,025	$54,156

(1)	Includes annual financial statement audit and limited quarterly review services.

All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Cherry Bekaert LLP was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

Pre-Approval Policies

The Audit Committee reviews and pre-approves all auditing services and permitted non-audit services performed by Pinnacle’s independent auditors, as well as corresponding fees. The Audit Committee may form and delegate authority to, when appropriate, subcommittees consisting of one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the Audit Committee at its next scheduled meeting.

PINNACLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Pinnacle’s consolidated financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from Pinnacle’s expectations expressed in such forward-looking statements. For additional information about such risks, uncertainties, assumptions and other factors, please refer to “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this joint proxy statement/prospectus.

Dollar amounts in the following discussion are in thousands, except ratios, share and per share data.

Executive Summary

Quarter and Six Months Ended June 30, 2020. Pinnacle generated net income of $667 for the quarter ended June 30, 2020 which represents a $701 or 51.24% decrease as compared to net income of $1,368 for the quarter ended June 30, 2019.

Net income generated during the second quarter of 2020 represents a $701 decrease as compared to the same time period of the prior year, which was mainly driven by higher noninterest expense and lower net interest income. The increase in noninterest expense was primarily due to legal and accounting expenses associated with Pinnacle’s announced merger with Virginia Bank Bankshares, Inc. as well as higher salaries and employee benefits related to strategic growth initiatives to include a new Branch in Downtown Lynchburg, VA and a new Loan Production Office in Charlottesville, VA. The decrease in net interest income was due to the lower rate environment as yields on earning assets decreased more than the cost to fund earning assets and the volume of deposits increased.

Pinnacle generated net income of $1,115 for the first six months of 2020 which represents a $1,544 or 58.22% decrease as compared to net income of $2,669 for the first six months of 2019.

Net income generated during the first six months of 2020 represents a $1,544 decrease as compared to the same time period of the prior year, which was mainly driven by higher noninterest expense and lower net interest income. The increase in noninterest expense was primarily due to legal, accounting and investment banking expenses associated with Pinnacle’s announced merger with Virginia Bank Bankshares, Inc. as well as higher salaries and employee benefits related to strategic growth initiatives to include a new Branch in Downtown Lynchburg, VA and a new Loan Production Office in Charlottesville, VA. The decrease in net interest income was due to the lower rate environment as yields on earning assets decreased more than the cost to fund earning assets and the volume of deposits increased.

Profitability as measured by Pinnacle’s return on average assets (“ROA”) was 0.43% for the first six months of 2020, which is a 69 basis points decrease from the 1.12% produced in the first six months of 2019. Correspondingly, return on average equity (“ROE”) also decreased in the first six months of 2020 to 4.86%, compared to 12.20% for the same time period of the prior year.

Total assets as of June 30, 2020 were $563,898, up 12.66% from $500,530 as of December 31, 2019. The principal components of Pinnacle’s assets as of June 30, 2020 were $415,862 in total gross loans, $45,503 in securities and $72,703 in cash and cash equivalents. During the first six months of 2020, total loans increased approximately 5.68% or $22,342 from $393,520 as of December 31, 2019, while securities increased approximately 1.21% or $544 from $44,958. Consequently, cash and cash equivalents increased 120.96% or $39,800 from $32,903 as of December 31, 2019. Loans increased due to $28,205 in Paycheck Protection Program loans made in the second quarter of 2020.

Total liabilities as of June 30, 2020 were $516,876, up $61,791 or 13.58% from $455,085 as of December 31, 2019. Higher levels of deposits drove the increase in liabilities. Deposits increased due to Paycheck Protection Program loan deposits, stimulus checks and the low interest rate environment.

Total stockholders’ equity as of June 30, 2020 was $47,022 and consisted primarily of $43,083 in retained earnings. In comparison, as of December 31, 2019, total stockholders’ equity was $45,445. Both Pinnacle and First National Bank remain “well capitalized” per all regulatory definitions.

Year Ended December 31, 2019. Pinnacle generated record high net income of $4,396 for the year ended December 31, 2019, which represents a $236 or 5.67% increase as compared to net income of $4,160 for the year ended December 31, 2018.

Pinnacle’s record 2019 performance was driven by higher net interest income due to growth of loans in 2019 and a higher net interest margin. Pinnacle also benefitted from increased noninterest income, primarily fees generated from sales of mortgage loans, and lower provision for loan losses as a result of strong asset quality, which when combined with net interest income offset higher noninterest expense associated with growth.

Profitability as measured by Pinnacle’s ROAwas 0.92% for 2019, which is a 2 basis points increase as compared to the 0.90% produced for 2018, while the ROE for 2019 was 9.86% compared to 10.33% for the prior year.

Total assets as of December 31, 2019 were $500,530, up 6% from $470,611 as of December 31, 2018. During 2019, total loans increased approximately 5% or $17,454 from $376,066 as of December 31, 2018. The investment portfolio decreased 10% or $4,868 from $49,826 as of December 31, 2018 with maturing securities being utilized to help fund loan growth.

Total liabilities as of December 31, 2019 were $455,085, up 6% or $26,585 from $428,500 as of December 31, 2018. The principal component of the Company’s liabilities as of year-end 2019 was $450,283 in deposits, which increased $25,005 or 6% as compared to December 31, 2018.

Total stockholders’ equity as of December 31, 2019 was $45,445, and consisted primarily of $42,404 in retained earnings. In comparison, as of December 31, 2018 total stockholders’ equity was $42,111. The Company has continued to increase capital while also paying a cash dividend to shareholders in each of the last twenty-nine quarters.

During 2019, First National Bank opened a new branch in Downtown Lynchburg and moved into the Charlottesville market with by opening a Loan Production Office in Charlottesville. In January, 2019, First National Bank closed on its acquisition of a prior SunTrust Bank facility in the Graves Mill Shopping Center in Forest, Virginia and has received regulatory approval from the OCC to open a new branch office at the location.

Finally, Pinnacle and Virginia Bank Bankshares, Inc. and Virginia Bank announced on January 21, 2020 the signing of a definitive agreement to combine in a strategic merger. The combined company would have approximately $703,000 in total assets, $624,000 in total deposits, and $537,000 in loans based upon reported amounts as of September 30, 2019. The merger is expected to create a larger and stronger institution with a significantly higher lending limit, expanded product offering and access to new markets. Both management teams anticipate that such enhanced scale and efficiency will create meaningful opportunities to drive further growth, profitability and long-term value creation for employees, customers and shareholders. The merger is expected to be completed in the third quarter of 2020, subject to approval of both companies’ shareholders, regulatory approvals and other customary closing conditions.

2020 Outlook

Pinnacle anticipates the following changes to its results of operation and financial condition in 2020 as compared to 2019:

•	Loan portfolio growth with the establishment of two new branches and a loan production office;

•	Capital accretion through retained earnings;

•	Lower net interest spreads leading to a decrease in net interest income;

•	Increased noninterest income due to an increase in assets, primarily stemming from the merger with Virginia Bank, and increased volume from our Investments Division and Mortgage Division; and

•

Increased noninterest expense due to transaction and integration costs related to the merger with Virginia Bank, expected normal increases in salaries and the execution of initiatives, such as those discussed in the next paragraph.

In 2020, we expect to embark on a number of initiatives that will cause a decrease in net income but will better position Pinnacle for future growth of assets and earnings. Pinnacle will look to continue growth in its branches, especially the Downtown Lynchburg, Odd Fellows Road and the newly opened Graves Mill locations, as Pinnacle continues to build relationships with businesses and individuals within each market. While growing, Pinnacle plans to continue to leverage efficiencies from its reporting and imaging systems. Pinnacle is also making its customers’ banking experience more convenient by offering innovative products and services and providing many channels to bank with Pinnacle including mobile banking, online banking, bill pay, telephone banking, remote deposit capture, debit cards and ATMs. Pinnacle will continue to identify and install convenient products and services in 2020 with the goal to better enhance the customer’s experience with Pinnacle.

Overview of First Six Months of 2020

Total assets as of June 30, 2020 were $563,898, up 12.66% from $500,530 as of December 31, 2019. The principal components of Pinnacle’s assets at the end of the second quarter were $72,703 in cash and cash equivalents, $45,503 in securities and $411,447 in net loans. During the first six month of 2020, net loans increased 5.54% or $21,598. Pinnacle’s lending activities are a principal source of income. Loans increased in 2020 as Pinnacle made over $28,000 in Paycheck Protection Program loans to its clients during the ongoing COVID-19 pandemic.

Total liabilities as of June 30, 2020 were $516,876, up 13.58% from $455,085 as of December 31, 2019, primarily due to higher levels of deposits. Total deposits increased $61,699 or 13.70%, to $511,982 as of June 30, 2020 from $450,283 at December 31, 2019. Noninterest-bearing demand deposits increased $24,703, or 22.37%, and represented 26.39% of total deposits as of June 30, 2020, compared to 24.52% as of December 31, 2019. Savings and NOW accounts increased $37,508, or 15.31%, and represented 55.17% of total deposits as of June 30, 2020, compared to 54.40% as of December 31, 2019. Time deposits decreased $512 or 0.54% and represented 18.44% of total deposits as of June 30, 2020, compared to 21.08% as of December 31, 2019. Pinnacle had no brokered deposits as of June 30, 2020 and December 31, 2019.

Total stockholders’ equity as of June 30, 2020 was $47,022, including $43,803 in retained earnings. At December 31, 2019, stockholders’ equity totaled $45,445, including $42,404 in retained earnings. The increase in stockholders’ equity resulted largely from Pinnacle’s increase in other comprehensive income of $812 and by net income of $1,115 less dividends paid to shareholders of $436. Dividends paid to shareholders were $0.28 per share paid in the first six months of 2020 as compared to $0.265 per share paid in the first six months of 2019.

Pinnacle had net income of $667 for the quarter ended June 30, 2020, compared to net income of $1,368 for the quarter ended June 30, 2019, a decrease of 51.24%. This decrease was driven by a $391, or 8.57%, decrease in net interest income which was primarily caused by the 150 basis point rate drop in interest rates and the increase in provision for loan losses was in response to the effects of the COVID-19 pandemic. The drop in net income was also caused by a $332, or 8.12% increase in noninterest expense which included $128 in merger expenses and an $84 increase in salaries and benefits. Another key factor in the decrease in net income was the $104 increase in provision for loan losses.

Pinnacle had net income of $1,115 for the first six months of 2020, compared to net income of $2,669 for the first six months of 2020, a decrease of 58.22%. This decrease was driven by a $1,321, or 16.68%, increase in noninterest expense which included $678 in merger expenses and a $352 increase in salaries and benefits. The drop in net income was also caused by a $653, or 7.29%, decrease in net interest income which was primarily caused by the 150 basis point rate drop in interest rates and a $225 increase in provision for loan losses as Pinnacle reserved a provision for deferred fees. Pinnacle did see an increase in noninterest income of $271, or 11.95%, as Pinnacle experienced a $115 increase in loan fees associated with the Paycheck Protection Program loans and also saw increases in sales of mortgage loans, investment sales commissions and Banker Insurance income.

Profitability as measured by Pinnacle’s ROA was 0.43% for the first half of 2020, which is a 69 basis points decrease from the 1.12% produced in the first half of 2019. Correspondingly, ROE also decreased in the first half of 2020 to 4.86%, compared to 12.20% for the same time period of the prior year.

Overview of 2019 and 2018

Total assets at December 31, 2019 were $500,530, up 6.36% from $470,611 at December 31, 2018. The principal components of Pinnacle’s assets at the end of the year were $32,903 in cash and cash equivalents, $44,958 in securities and

172

$389,489 in net loans. During the year ended December 31, 2019, gross loans increased 4.64% or $17,454. Loans increased in 2019 as Pinnacle experienced higher demand for credit as loan rates fell.

Total liabilities at December 31, 2019 were $455,085, up 6.20% from $428,500 at December 31, 2018, primarily due to an increase in total deposits of $25,005 or 5.88%, to $450,283 at December 31, 2019 from $425,278 at December 31, 2018. Noninterest-bearing demand deposits increased $26,739, or 31.95%, and represented 24.52% of total deposits as of December 31, 2019, compared to 19.68% as of December 31, 2018. Savings and NOW accounts decreased $552, or 0.22%, and represented 54.40% of total deposits as of December 31, 2019, compared to 57.73% as of December 31, 2018. Time deposits decreased $1,182 or 1.23% and represented 21.08% of total deposits as of December 31, 2019, compared to 22.60% as of December 31, 2018. The change in deposits during 2019 was primarily due to increased deposit balances in previously existing deposit accounts, new deposit accounts opened as a result of new banking relationships, growth at Pinnacle’s branch locations and competitive pricing of Pinnacle’s products and services. Pinnacle had no brokered deposits as of December 31, 2019 and December 31, 2018.

Total stockholders’ equity at December 31, 2019 was $45,445, including $42,404 in retained earnings. At December 31, 2018, stockholders’ equity totaled $42,111, including $38,853 in retained earnings. The increase in stockholders’ equity resulted largely from Pinnacle’s net income of $4,396 partially offset by dividends of $845 paid to shareholders. Dividends paid to shareholders were $0.545 per share paid in 2019 as compared to $0.445 per share paid in 2018.

Pinnacle had record net income of $4,396 for the year ended December 31, 2019, compared to net income of $4,160 for the year ended December 31, 2018, an increase of 5.67%. This increase was driven by a $1,294, or 7.90%, increase in net interest income, a $444 or 73.15% decrease in provision for loan losses and a $421, or 10.02%, increase in noninterest income. These items were partially offset by a $1,844, or 12.35%, increase in noninterest expense and a $79, or 8.89%, increase in income tax expense.

Profitability as measured by Pinnacle’s ROA was 0.92% in 2019, compared to 0.90% in 2018. ROE was 9.86% for 2019, compared to 10.33% for 2018.

Overview of 2018 and 2017

Total assets at December 31, 2018 were $470,611, up 6.01% from $443,925 at December 31, 2017. The principal components of Pinnacle’s assets at the end of the year were $15,717 in cash and cash equivalents, $49,826 in securities and $372,482 in net loans. During the year ended December 31, 2018, gross loans increased 5.05% or $18,066. Loans increased in 2018 as Pinnacle experienced higher demand for credit as the regional economy expanded.

Total liabilities at December 31, 2018 were $428,500, up 5.77% from $405,130 at December 31, 2017, primarily due to an increase in total deposits of $23,593 or 5.87%. Noninterest-bearing demand deposits increased $6,472, or 8.38%, and represented 19.68% of total deposits as of December 31, 2018, compared to 19.22% as of December 31, 2017. Savings and NOW accounts increased $19,340, or 8.55%, and represented 57.73% of total deposits as of December 31, 2018, compared to 56.30% as of December 31, 2017. Time deposits decreased $2,219 or 2.26% and represented 22.60% of total deposits as of December 31, 2018, compared to 24.48% as of December 31, 2017. The change in deposits during 2018 was primarily due to increased deposit balances in previously existing deposit accounts, new deposit accounts opened as a result of new banking relationships, growth at Pinnacle’s branch locations and competitive pricing of Pinnacle’s products and services. Pinnacle had no brokered deposits as of December 31, 2018 and December 31, 2017.

Total stockholders’ equity at December 31, 2018 was $42,111, including $38,853 in retained earnings. At December 31, 2017, stockholders’ equity totaled $38,795, including $35,377 in retained earnings. The increase in stockholders’ equity resulted largely from Pinnacle’s net income of $4,160 during 2018 partially offset by dividends of $684 paid to shareholders. Dividends paid to shareholders were $0.445 per share paid in 2018 as compared to the $0.40 per share paid in 2017

Pinnacle had then-record net income of $4,160 for the year ended December 31, 2018, compared to net income of $2,748 for the year ended December 31, 2017, an increase of 51.38%. This increase was driven by a $1,532, or 10.32%, increase in net interest income and a $347, or 9.00%, increase in noninterest income. These increases were partially offset by an $800, or 5.66% increase in noninterest expense and a $347, or 133.46%, increase in provision for loan losses. The increase in net income was also driven by a $680, or 43.34%, decrease in income taxes due to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) signed into law on December 22, 2017. For 2018, Pinnacle generated income before taxes of $5,049 as compared to 2017 income before taxes of $4,317, an increase of $732, or 16.96%.

Profitability as measured by Pinnacle’s ROA was 0.90% in 2018, compared to 0.62% in 2017. ROE (“ROE”) was 10.33% for 2018, compared to 7.25% for 2017.

Results of Operations

Net Interest Income. Net interest income represents the principal source of earnings for Pinnacle. Net interest income is the amount by which interest and fees generated from loans, securities and other interest-earning assets exceed the interest expense associated with funding those assets. Changes in the amounts and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and Pinnacle’s cost of funds also affect net interest income.

Quarters and Six Months Ended June 30, 2020 and 2019. The net interest spread decreased to 3.15% for the second quarter of 2020 from 3.96% for the second quarter of 2019. Net interest income was $4,174 for the second quarter of 2020, compared to $4,565 for the second quarter of 2019. In the second quarter of 2020, Pinnacle’s loans repriced at lower rates and deposits priced higher causing Pinnacle’s interest rate spread to decrease. Pinnacle’s yield on interest-earning assets for the second quarter of 2020 was 79 basis points lower than the second quarter of 2019 due to higher yielding assets being replaced by lower yielding assets in the second half of 2019 and the first six months of 2020 and repricing of existing assets in the lower interest rate environment. Pinnacle’s cost of funds rate on interest-bearing liabilities in the second quarter of 2020 was 2 basis points higher compared to the second quarter of 2019.

The net interest spread decreased to 3.28% for the first six months of 2020 from 3.97% for the first six months of 2019. Net interest income was $8,304 for the first six months of 2020, compared to $8,957 for the first six months of 2019. In the first six months of 2020, Pinnacle’s loans repriced at lower rates and deposits priced higher causing Pinnacle’s interest rate spread to decrease. Pinnacle’s yield on interest-earning assets for the first six months of 2020 was 59 basis points lower than the first six months of 2019 due to higher yielding assets being replaced by lower yielding assets in the second half of 2019 and the first six months of 2020 and repricing of existing assets in the lower interest rate environment. Pinnacle’s cost of funds rate on interest-bearing liabilities in the first six months of 2020 was 9 basis points higher compared to the first six months of 2019.

Pinnacle’s net interest margin also compressed from the second quarter of 2019 to the second quarter of 2020 and also from the first six months of 2019 to the first six months of 2020. Pinnacle’s lower net interest margin in the second quarter of 2020 and the first six months of 2020 was due to lower yields from new loans and investments as a result of a lower interest rate environment in the second half of 2019 and the first six months of 2020. Pinnacle attempts to conserve net interest margin by product pricing strategies, such as attracting deposits with longer maturities when rates are relatively low and attracting deposits with shorter maturities when rates are relatively high, all depending on our funding needs. While there is no guarantee of how rates may change in the remainder of 2020, Pinnacle will price products that are competitive in the market, allow for growth and strive to maintain the net interest margin as much as possible. Pinnacle also continues to seek new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-bearing liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

ANALYSIS OF NET INTEREST INCOME
	Three months ended June 30,
	2020			2019			2018
Assets	Average balance (1)	Interest income/ expense	Rate earned/ paid	Average balance (1)	Interest income/ expense	Rate earned/ paid	Average balance (1)	Interest income/ expense	Rate earned/ paid
Interest-earning assets:
Loans (2)	$405,507	$4,569	4.52%	$378,726	4,740	5.02%	$358,761	$4,119	4.61%
Investment securities:
Taxable	31,934	168	2.11%	35,585	232	2.62%	33,761	176	2.09%
Tax-exempt (3)	8,389	59	2.84%	10,118	73	2.91%	11,119	95	3.44%
Interest-earning deposits	56,598	23	0.16%	21,485	111	2.07%	21,457	91	1.70%
Federal funds sold	116	—	0.00%	79	—	0.00%	50	—	0.00%

Total interest-earning assets	502,544	4,820	3.85%	445,993	5,156	4.64%	425,148	4,481	4.23%
Other assets:
Allowance for loan losses	(3,439)			(3,425)			(2,975)
Cash and due from banks	3,293			2,773			2,341
Other assets, net	37,177			34,564			29,884

Total assets	$539,575			$479,905			$454,398

Liabilities and
Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	265,426	$233	0.35%	244,393	$226	0.37%	222,399	$143	0.26%
Time	94,835	391	1.65%	93,742	342	1.46%	101,035	288	1.14%
Other borrowings	—	—	0.00%	—	—	0.00%	3,186	14	1.76%
Federal funds purchased	—	—	0.00%	—	—	0.00%	—	—	0.00%

	360,261	624	0.69%	338,135	568	0.67%	326,620	445	0.55%
Noninterest-bearing liabilities:
Demand deposits	127,076			95,312			87,895
Other liabilities	6,087			1,887			984

Total liabilities	493,424			435,334			415,499
Total stockholders’ equity	$46,151			$44,571			$38,899

	539,575			479,905			454,398

Net interest income		$4,196			$4,588			$4,036

Net interest margin (4)			3.35%			4.13%			3.81%

Net interest spread (5)			3.15%			3.96%			3.68%

(1)	Averages are daily averages.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 21% U.S. Federal tax rate for 2020 and 2019 and 34% for 2018.
(4)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(5)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

ANALYSIS OF NET INTEREST INCOME
	Six months ended June 30,
	2020			2019			2018
Assets	Average balance (1)	Interest income/ expense	Rate earned/ paid	Average balance (1)	Interest income/ expense	Rate earned/ paid	Average balance (1)	Interest income/ expense	Rate earned/ paid
Interest-earning assets:
Loans (2)	$396,233	$9,073	4.59%	$376,150	9,292	4.98%	$358,367	$8,091	4.55%
Investment securities:
Taxable	33,459	366	2.19%	33,238	468	2.84%	33,392	356	2.15%
Tax-exempt (3)	8,704	126	2.90%	10,560	153	2.92%	11,136	161	2.92%
Interest-earning deposits	41,646	106	0.51%	20,593	209	2.05%	20,845	156	1.51%
Federal funds sold	97	—	0.00%	89	1	2.27%	41	—	0.00%

Total interest-earning assets	480,139	9,671	4.04%	440,630	10,123	4.63%	423,781	8,764	4.17%
Other assets:
Allowance for loan losses	(3,411)			(3,386)			(2,958)
Cash and due from banks	3,036			2,742			2,664
Other assets, net	34,738			36,261			30,727

Total assets	$514,502			$476,247			$454,214

Liabilities and
Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	254,309	$528	0.42%	243,915	$449	0.37%	222,939	$286	0.26%
Time	94,952	794	1.68%	94,487	671	1.43%	100,169	557	1.12%
Other borrowings	—	—	0.00%	—	—	0.00%	4,970	45	1.83%
Federal funds purchased	—	—	0.00%	—	—	0.00%	—	—	0.00%

	349,261	1,322	0.76%	338,402	1,120	0.67%	328,078	888	0.55%
Noninterest-bearing liabilities:
Demand deposits	113,840			92,120			83,987
Other liabilities	5,486			1,974			2,618

Total liabilities	468,587			432,496			414,683
Total stockholders’ equity	$45,915			$43,751			$39,531

	514,502			476,247			454,214

Net interest income		$8,349			$9,003			$7,876

Net interest margin (4)			3.49%			4.12%			3.75%

Net interest spread (5)			3.28%			3.97%			3.62%

(1)	Averages are daily averages.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a 21% U.S. Federal tax rate for 2020 and 2019 and 34% for 2018.
(4)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(5)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

As discussed above, Pinnacle’s net interest income is affected by the change in the amounts and mix of interest-earning assets and interest-bearing liabilities, referred to as “volume change,” as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as “rate change.” The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to both volume and rate have been allocated proportionately.

RATE/VOLUME ANALYSIS
	Three months ended June 30,			Three months ended June 30,
	2020 compared to 2019 increase (decrease)			2019 compared to 2018 increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans	$417	(588)	(171)	$237	384	621
Investment securities:
Taxable	(22)	(42)	(64)	10	46	56
Tax-exempt (1)	(12)	(2)	(14)	(8)	(14)	(22)
Interest-earning deposits	(202)	115	(87)	—	20	20
Federal funds sold	—	—	—	—	—	—

Total interest earned on interest-earning assets	181	(517)	(336)	239	436	675

Interest paid on interest-bearing liabilities:
Savings and NOW	17	(10)	7	15	68	83
Time	4	45	49	(19)	73	54
Other Borrowings	—	—	—	(14)	—	(14)
Federal funds purchased	—	—	—	—	—	—

Total interest paid on interest-bearing liabilities	21	35	56	(18)	141	123

Change in net interest income	$160	(552)	(392)	$257	295	552

(1) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a U.S. Federal income tax rate of 21% for the six months ended June 30, 2020 and 2019.

RATE/VOLUME ANALYSIS
	Six months ended June 30,			Six months ended June 30,
	2020 compared to 2019 increase (decrease)			2019 compared to 2018 increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans	$472	(691)	(219)	$414	787	1,201
Investment securities:
Taxable	3	(105)	(102)	(2)	114	112
Tax-exempt (1)	(26)	(1)	(27)	(8)	—	(8)
Interest-earning deposits	(386)	283	(103)	(2)	55	53
Federal funds sold	—	(1)	(1)	—	1	1

Total interest earned on interest-earning assets	63	(515)	(452)	402	957	1,359

Interest paid on interest-bearing liabilities:
Savings and NOW	20	59	79	30	133	163
Time	3	120	123	(30)	144	114
Other Borrowings	—	—	—	—	—	—
Federal funds purchased	—	—	—	—	—	—

Total interest paid on interest-bearing liabilities	23	179	202	—	277	277

Change in net interest income	$40	(694)	(654)	$402	680	1,082

(1) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a U.S. Federal income tax rate of 21% for the six months ended June 30, 2020 and 2019.

Years Ended December 31, 2019, 2018 and 2017. The net interest spread increased to 3.82% for the year ended December 31, 2019 from 3.70% for the year ended December 31, 2018. Net interest income was $17,676 for the year ended December 31, 2019, compared to $16,382 for the year ended December 31, 2018, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2019, Pinnacle’s loans repriced at higher rates more rapidly than did its deposits causing Pinnacle’s interest rate spread to increase. First National Bank’s yield on interest-earning assets for the year ended December 31, 2019 was 32 basis points higher than the year ended December 31, 2018 due to lower yielding assets being replaced by higher yielding assets in 2019 and repricing of existing assets in the higher interest rate environment. First National Bank’s cost of funds rate on interest-bearing liabilities in 2019 was 20 basis points higher compared to 2018.

The net interest spread increased to 3.62% for the year ended December 31, 2018 from 3.52% for the year ended December 31, 2017. Net interest income was $16,382 for the year ended December 31, 2018, compared to $14,850 for the year ended December 31, 2017, and is attributable to interest income from loans, federal funds sold and securities exceeding the cost associated with interest paid on deposits and other borrowings. In 2018, our loans repriced at higher rates more rapidly than did our deposits causing our interest rate spread to increase. First National Bank’s yield on interest-earning assets for the year ended December 31, 2018 was 24 basis points higher than the year ended December 31, 2017 due to lower yielding assets being replaced by higher yielding assets in 2018 and repricing of existing assets in the higher rate environment. First National Bank’s cost of funds rate on interest-bearing liabilities in 2018 was 6 basis points higher compared to 2017.

Pinnacle’s net interest margins expanded from 2018 to 2019 and from 2017 to 2018. Pinnacle’s higher net interest margin in 2019 was due to higher yields from new loans and investments as a result of a higher interest rate environment in 2018 and the first half of 2019. Pinnacle attempts to conserve net interest margin by product pricing strategies, such as attracting deposits with longer maturities when rates are relatively low and attracting deposits with shorter maturities when rates are relatively high, all depending on our funding needs. While there is no guarantee of how rates may change in 2020, Pinnacle will price products that are competitive in the market, allow for growth and strive to maintain the net interest margin as much as possible. Pinnacle also continues to seek new sources of noninterest income to combat the effects of volatility in the interest rate environment.

The following table presents the major categories of interest-earning assets, interest-bearing liabilities and stockholders’ equity with corresponding average balances, related interest income or interest expense and resulting yield and rates for the periods indicated.

	Years ended December 31,
	2019			2018			2017
Assets	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Interest-earning assets:
Loans (2)	$381,411	$18,760	4.92%	$363,891	16,908	4.65%	$348,353	$15,547	4.46%
Investment securities:
Taxable	32,596	901	2.76%	35,904	806	2.24%	29,747	573	1.93%
Tax-exempt (3)	9,890	288	2.91%	11,099	321	2.89%	8,627	300	3.48%
Interest-earning deposits	19,797	379	1.91%	19,790	334	1.69%	26,571	252	0.95%
Federal funds sold	74	2	2.70%	51	1	1.96%	161	2	1.24%

Total interest-earning assets	443,768	20,330	4.58%	430,735	18,370	4.26%	413,459	16,674	4.03%
Other assets:
Allowance for loan losses	(3,430)			(3,114)			(2,974)
Cash and due from banks	2,720			2,661			2,532
Other assets, net	36,607			30,805			29,740

Total assets	$479,665			$461,087			$442,757

	Years ended December 31,
	2019			2018			2017
Assets	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid	Average balance(1)	Interest income/ expense	Rate earned/ paid
Other assets:
Liabilities and
Stockholders’ equity
Interest-bearing liabilities:
Savings and NOW	243,000	$1,112	0.46%	227,979	$660	0.29%	223,307	$594	0.27%
Time	93,472	1,446	1.55%	98,977	1,183	1.20%	99,640	1,065	1.07%
Other borrowings	—	—	—	2,465	45	1.83%	—	—	—
Federal funds purchased	210	5	2.38%	214	1	0.47%	86	2	2.33%

	336,682	2,563	0.76%	329,635	1,889	0.57%	323,033	1,661	0.51%
Noninterest-bearing liabilities:
Demand deposits	95,630			89,035			78,909
Other liabilities	2,753			2,144			2,907

Total liabilities	435,065			420,814			404,849
Total stockholders’ equity	$44,600			$40,273			$37,908

	479,665			461,087			442,757

Net interest income		$17,767			$16,481			$15,013

Net interest margin (4)			4.00%			3.83%			3.63%

Net interest spread (5)			3.82%			3.69%			3.52%

(1)	Averages are daily averages.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)

Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a U.S. Federal income tax rate of 21% for the years ended December 31, 2019 and 2018 and 34% for the year ended December 31, 2017.

(4)	The net interest margin is calculated by dividing net interest income by average total interest-earning assets.
(5)	The net interest spread is calculated by subtracting the interest rate paid on interest-bearing liabilities from the interest rate earned on interest-earning assets.

As discussed above, Pinnacle’s net interest income is affected by the change in the amounts and mix of interest-earning assets and interest-bearing liabilities, referred to as “volume change,” as well as by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as “rate change.” The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to both volume and rate have been allocated proportionately.

RATE/VOLUME ANALYSIS
	Years ended December 31,
	2019 compared to 2018 increase (decrease)			2018 compared to 2017 increase (decrease)
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans	$943	909	1,852	693	668	1,361
Investment securities:
Taxable	(63)	158	95	130	103	233
Tax-exempt (1)	(35)	2	(33)	51	(30)	21
Interest-earning deposits	—	45	45	(40)	122	82
Federal funds sold	1	—	1	(7)	6	(1)

Total interest earned on interest-earning assets	846	1,114	1,960	827	869	1,696

Interest paid on interest-bearing liabilities:
Savings and NOW	46	406	452	13	53	66
Time	(59)	322	263	(7)	125	118
Other Borrowings	(45)	—	(45)	45	—	45
Federal funds purchased	—	4	4	(2)	1	(1)

Total interest paid on interest-bearing liabilities	(58)	732	674	49	179	228

Change in net interest income	$904	382	1,286	778	690	1,468

(1) Tax-exempt income from investment securities is presented on a tax equivalent basis assuming a U.S. Federal income tax rate of 21% for the years ended December 31, 2019 and 2018 and 34% for the year ended December 31, 2017.

Provision for Loan Losses. The provision for loan losses is based upon Pinnacle’s evaluation of the quality of the loan portfolio, total outstanding and committed loans, Pinnacle’s previous loan loss experience and current and anticipated economic conditions. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charges against the allowance for loan losses.

Pinnacle’s allowance for loan losses is maintained at a level deemed by management to be adequate to provide for known and inherent losses in the loan portfolio. No assurance can be given that unforeseen adverse economic conditions or other circumstances will not result in increased provisions in the future, or that the allowance for loan losses will be adequate for actual losses. Additionally, regulatory examiners may require Pinnacle to recognize additions to the allowance based upon their judgment about information available to them at the time of their examinations.

Six Months Ended June 30, 2020 and 2019. The provisions for loan losses for the six months ended June 30, 2020 and 2019 were $226 and $1, respectively and was $111 and $7 in the second quarter of 2020 and 2019, respectively. The provision for loan losses increased $225 during the first six months of 2020 when compared to the same time period of 2019 due to a change in qualitative factors adjusted for the COVID-19 pandemic and deferred loans as the economy has deteriorated in the first half of 2020. Pinnacle saw a slight increase in its nonperforming loans to total loans from 0.29% on December 31, 2019 to 0.37% on June 30, 2020. Nonperforming loans were $1,135 as of December 31, 2019 and $1,551 as of June 30, 2020. Pinnacle expects credit quality in its loan portfolio to decrease in 2020 and continues to work to minimize its losses from nonaccrual and past due loans. See “Allowance for Loan Losses” for further discussion.

Years Ended December 31, 2019, 2018 and 2017. The provisions for loan losses for the years ended December 31, 2019, 2018 and 2017 were $163, $607 and $260, respectively. The provision for loan losses has been at a low level since 2017, as asset quality has been strong in an improved economy. The provision for loan losses decreased $444 from 2018 to 2019 as criticized and classified loans and loan chargeoffs decreased due to the aforementioned improved economy that has led to higher loan quality. The provision for loan losses increased $347 from 2017 to 2018 due to two commercial loan downgrades. Pinnacle saw a slight increase in its nonperforming loans to total loans from 0.24% on December 31, 2018 to 0.29% on December 31, 2019. Nonperforming loans were $919 as of December 31, 2018 and $1,135 as of December 31, 2019. Pinnacle expects to continue to see high credit quality in its loan portfolio in 2020 and continues to work to minimize its losses from nonaccrual and past due loans. See “—Allowance for Loan Losses” for further discussion.

Noninterest Income. Pinnacle’s principal sources of noninterest income are service charges and fees on deposit accounts, particularly transaction accounts, interchange fees from debit cards, fees on sales of mortgage loans, bank-owned life insurance income, and commissions and fees from investment, insurance, annuity and other bank products.

Quarters and Six Months Ended June 30, 2020 and 2019. Total noninterest income for the six months ended June 30, 2020 increased $271, or 11.95%, to $2,539 from $2,268 in the same time period of 2019 due mainly to a $115 increase in service charges on loan accounts, $90 increase in income derived from First National Bank’s investment in Bankers Insurance, LLC, a $42 in investment sales commissions, a $50 increase in ATM and interchange fees, and a $34 increase in fees generated from sales of mortgage loans.

Total noninterest income for the quarter ended June 30, 2020 decreased $24, or 1.96%, to $1,199 from $1,223 in the second quarter of 2019 due mainly to a $53 decrease in service charges on deposit accounts and a $42 decrease in fees generated from sales of mortgage loans.

Years Ended December 31, 2019, 2018 and 2017. Total noninterest income for the year ended December 31, 2019 increased $421, or 10.02%, to $4,623 from $4,202 in 2018 due mainly to an increase in mortgage loan fees, which increased by $287, or 65.53%, and service charges on loan accounts, which increased $80 or 23.12%. In addition, First National Bank benefitted in 2019 from increased service charges on deposit accounts and interchange and ATM fees. These increases were partially offset by a decrease in investment sales commissions, which decreased $49 or 8.39%.

Total noninterest income for the year ended December 31, 2018 increased $347, or 9.00%, to $4,202 from $3,855 in 2017 due mainly to an increase in interchange fees included in service charges on deposit accounts, which increased by $125, or 7.07%, and commissions and fees, which increased $104 or 21.67% as Pinnacle received $262 in revenue resulting from its conversion to a new investments’ platform, which was part of a complete restructuring of the Investments Division. The Division has been expanded to four employees and is now doing business as First National Advisors. In addition to the Investments Division revenue, First National Bank benefitted in 2018 from increased interchange and ATM fees, merchant card processing fees and Enterprise Grant Zone income received in connection with its new Odd Fellows Road facility.

Noninterest Expense.

Quarters and Six Months Ended June 30, 2020 and 2019. Total noninterest expense for the six months ended June 30, 2020 increased $1,321, or 16.68%, to $9,241 from $7,920 in the first six months of 2019. The increase is primarily attributed to $678 in merger related legal, accounting and investment banking fees. Pinnacle also experienced a $352 increase in salaries and benefits and a $163 increase in occupancy and furniture and equipment expense, both associated with strategic growth initiatives.

Total noninterest expense for the quarter ended June 30, 2020 increased $332, or 8.12%, to $4,419 from $4,087 in the second quarter of 2019. The increase is primarily attributed to $178 in merger related legal, accounting and investment banking fees. Pinnacle also experienced an $84 increase in salaries and benefits and an $83 increase in occupancy and furniture and equipment expense, both associated with strategic growth initiatives.

Years Ended December 31, 2019, 2018 and 2017. Total noninterest expense for the year ended December 31, 2019 increased $1,844, or 12.35%, to $16,772 from $14,928 in 2018 as salaries and benefits increased by $1,136, or 13.95%, which included salaries and benefits for new branch and loan production office staff, increased sales commissions and an 8% employee bonus. Occupancy expense increased $45, or 4.80%, and furniture and equipment increased $170, or 18.70%. Pinnacle also saw expected increases in 2019 in office supplies, dealer loan expenses, telephone, loan fees paid, loan review, fees paid to Directors, advertising expenses and capital stock taxes. The increases were partially offset by a $144, or 52.36%, decrease in FDIC premiums.

Total noninterest expense for the year ended December 31, 2018 increased $800, or 5.66%, to $14,928 from $14,128 in 2017 as salaries and employee benefits increased by $212, or 2.74%, which included expansion of the Investments Division referenced earlier. Occupancy expense increased $106, or 12.76%, and furniture and equipment increased $179, or 24.52%. These increases were associated with our new Odd Fellows Road facility that opened in the fourth quarter of 2017. Pinnacle also saw expected increases in 2018 in legal fees, dealer loan expenses, loan fees paid and core data processing fees due to increased transaction volume associated with our growth.

Income Tax Expense.

Quarters and Six Months Ended June 30, 2020 and 2019. Income taxes on first six months of 2020 earnings amounted to $261, resulting in an effective tax rate of 18.97%, compared to $635, and an effective tax rate of 19.22% in the first six months of 2019.

Income taxes on second quarter 2020 earnings amounted to $176, resulting in an effective tax rate of 20.88%, compared to $326, and an effective tax rate of 19.24% in the second quarter 2019.

Years Ended December 31, 2019, 2018 and 2017. Income taxes on 2019 earnings amounted to $968, resulting in an effective tax rate of 18.05%, compared to $889, and an effective tax rate of 17.61% in 2018. The effective tax rate was higher due to lower amounts of tax free municipal investments.

In 2018, Pinnacle benefitted from a lower corporate income tax rate as a result of the Tax Act with its corporate tax rate decreasing from 34% to 21% in 2018. Income taxes on 2018 earnings amounted to $889, resulting in an effective tax rate of 17.61%, compared to $1,569, and an effective tax rate of 36.34% in 2017, as Pinnacle revalued its net deferred tax assets in 2017 as required by the Tax Act. The resulting write-down of the net deferred tax assets resulted in an additional $279 expense in net income tax increasing the overall tax rate in 2017.

Liquidity. Effective asset/liability management includes maintaining adequate liquidity and minimizing the impact of future interest rate changes on net interest income. The responsibility for monitoring Pinnacle’s liquidity and the sensitivity of its interest-earning assets and interest-bearing liabilities lies with the Investment Committee of First National Bank which meets at least quarterly to review liquidity and the adequacy of funding sources.

Liquidity measures the ability of Pinnacle to meet its maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers’ credit needs. Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds from alternative funding sources. Pinnacle’s liquidity is provided by cash and due from banks, federal funds sold, investments available-for-sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments.

The level of deposits may fluctuate significantly due to seasonal business cycles of depository customers. Levels of deposits are also affected by convenience of branch locations and ATMs to the customer, the rates offered on interest-bearing deposits and the attractiveness of noninterest-bearing deposit offerings compared with the competition. Some main factors that have increased Pinnacle’s 2020 deposit levels include Paycheck Protection Program loan proceeds, government stimulus checks and our customer’s “flight to safety” strategy during the ongoing pandemic. Similarly, the level of demand for loans may vary significantly and at any given time may increase or decrease substantially. However, unlike the level of deposits, management has more direct control over lending activities and maintains the level of those activities according to the amounts of available funds. Loan demand may be affected by the overall health of the local economy, loan rates compared with the competition and other loan features offered by Pinnacle.

As a result of Pinnacle’s management of liquid assets and its ability to generate liquidity through alternative funding sources, management believes that Pinnacle maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs. Additional sources of liquidity available to Pinnacle include its capacity to borrow funds through correspondent banks and the Federal Home Loan Bank. The total amount available for borrowing to Pinnacle for liquidity purposes was $136,164 on June 30, 2020 and $135,622 on December 31, 2019.

Pinnacle obtains sources of funds through growth in deposits, scheduled payments and prepayments from the loan and investment portfolios and retained earnings growth, and may purchase or borrow funds from the Federal Home Loan Bank or through the Federal Reserve’s discount window. Pinnacle also has sources of liquidity through two correspondent banking relationships. Pinnacle uses its funds to fund loan and investment growth. Excess funds are sold daily to other institutions. Pinnacle also has a $5,000 holding company line of credit with a correspondent bank for bank capital purposes with no outstanding balance as of June 30, 2020, December 31, 2019 and December 31, 2018.

As of June 30, 2020 and December 31, 2019. Pinnacle’s ratio of liquid assets to deposits and short-term borrowings was 23.15% as of June 30, 2020 as compared to 15.77% as of December 31, 2019. Pinnacle sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold at June 30, 2020 were $0 as funds were kept in Pinnacle’s Federal Reserve account, which is interest-bearing. Cash and due from banks of $72,703, which includes funds in Pinnacle’s Federal Reserve account, as of June 30, 2020 was $39,800 higher when compared to December 31, 2019. Pinnacle expects to deploy some of this cash into securities and loans in the second half of 2020.

Years Ended December 31, 2019 and 2018. Pinnacle’s ratio of liquid assets to deposits and short-term borrowings was 15.77% as of December 31, 2019 as compared to 13.63% as of December 31, 2018. Pinnacle sells excess funds as overnight federal funds sold to provide an immediate source of liquidity. Federal funds sold at December 31, 2019 and 2018 were $0 as funds were kept in Pinnacle’s Federal Reserve account, which is interest-bearing. Cash and due from banks of $32,903, which includes funds in Pinnacle’s Federal Reserve account, as of December 31, 2019 was $17,186 higher when compared to December 31, 2018. Pinnacle expects to deploy some of this cash into securities and loans in 2020.

Interest Rates

While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of Pinnacle’s rate-sensitive assets and rate-sensitive liabilities. These differences or “gaps” provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A “positive gap” exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings in a declining interest rate environment. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a “negative gap,” it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and a declining interest rate environment may enhance earnings.

As of June 30, 2020. The cumulative three-year gap as of June 30, 2020 was $32,980, representing 5.85% of total assets, which was within First National Bank’s interest rate risk parameters.

The following table illustrates Pinnacle’s interest rate sensitivity gap position at June 30, 2020.

REPRICING GAP POSITION
Repricing period at June 30, 2020
	1 year	2-3 years	4-5 years	6-10 years	11-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(72,322)	32,080	67,931	137,654	142,307

As of June 30, 2020, Pinnacle was asset-sensitive in all periods up to 15 years except the 1 year period. The foregoing table does not necessarily indicate the impact of general interest rate movements on Pinnacle’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may reprice at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, Pinnacle has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

As of December 31, 2019. The cumulative three-year gap as of December 31, 2019 was $12,326, representing 2.46% of total assets, which was within First National Bank’s interest rate risk parameters.

The following table illustrates Pinnacle’s interest rate sensitivity gap position at December 31, 2019.

REPRICING GAP POSITION
Repricing period at December 31, 2019
	1 year	2-3 years	4-5 years	6-10 years	11-15 years
ASSET/(LIABILITY):
Cumulative interest rate sensitivity gap	$(81,606)	12,326	69,602	116,814	121,542

As of December 31, 2019, Pinnacle was asset-sensitive in all periods up to 15 years except the 1 year period. The foregoing table does not necessarily indicate the impact of general interest rate movements on Pinnacle’s net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may reprice at different times and at different rate levels. Management attempts to mitigate the impact of changing interest rates in several ways, one of which is to manage its interest rate-sensitivity gap. In addition to managing its asset/liability position, Pinnacle has taken steps to mitigate the impact of changing interest rates by generating noninterest income through service charges, and offering products that are not interest rate-sensitive.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as Pinnacle’s assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes is directly related to price level indices. Impacts of inflation on interest rates, loan demand and deposits are not reflected in the consolidated financial statements.

Investment Portfolio

Pinnacle’s investment portfolio is used primarily for investment income and secondarily for liquidity purposes. Pinnacle invests funds not used for capital expenditures or lending purposes in securities of the U.S. Government and its agencies, mortgage-backed securities, taxable and tax-exempt municipal bonds, and certificates of deposit. Obligations of the U.S. Government and its agencies include treasury notes and callable or noncallable agency bonds. The mortgage-backed securities include mortgage-backed security pools that are diverse as to interest rates. Pinnacle has not invested in derivatives.

As of June 30, 2020 and December 31, 2019. Investment securities as of June 30, 2020 totaled $45,503, an increase of $545, or 1.21%, from $44,958 as of December 31, 2019. Held-to-maturity investment securities decreased to $1,000 as of June 30, 2020 from $1,764 as of December 31, 2019, a decrease of $764, or 43.31%. Available-for-sale investments increased to $44,503 as of June 30, 2020 from $43,194 as of December 31, 2019, an increase of $1,309, or 3.03%.

The following table presents the composition of Pinnacle’s investment portfolios as of the dates indicated.

	June 30, 2020		December 31, 2019
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-Sale
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,812	3,900	$5,986	6,001
Obligations of states and political subdivisions	10,691	11,340	8,897	9,267
Mortgage-backed securities – government	28,646	29,263	27,984	27,926

Total available-for-sale	$43,149	44,503	$42,867	43,194

	June 30, 2020		December 31, 2019
	Amortized cost	Fair value	Amortized cost	Fair value
Held-to-Maturity
Obligations of states and political subdivisions	$1,000	1,005	$1,764	1,780

Total held-to-maturity	$1,000	1,005	$1,764	1,780

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	June 30, 2020			December 31, 2019
Available-for-Sale	Amortized Cost	Fair Value	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$999	1,005	1.82%	$1,997	2,001	2.13%
After one but within five years	1,000	1,003	1.50%	2,000	1,991	1.56%
After five years through ten years	1,813	1,892	2.81%	1,989	2,009	2.82%
Obligations of states and political subdivisions (1):
After one but within five years	1,128	1,198	3.51%	1,128	1,180	3.51%
After five years through ten years	6,414	6,950	2.87%	6,464	6,775	2.87%
After ten years	3,149	3,192	2.12%	1,305	1,312	2.26%
Mortgage-backed securities – government	28,646	29,263	2.16%	27,984	27,926	2.74%

Total available-for-sale	$43,149	44,503		$42,867	43,194

Held-to-Maturity
Obligations of states and political subdivisions (1):
Within one year	$1,000	1,005	3.94%	$1,264	1,273	3.36%
After one but within five years	—	—	0.00%	500	507	4.37%

	1,000	1,005		1,764	1,780

(1)	Obligations of states and political subdivisions include yields of tax–exempt securities presented on a tax-equivalent basis assuming a U.S. federal income tax rate of 21%.

Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a U.S. Federal income tax rate of 21% for the six months ended June 30, 2020.

As of December 31, 2019, 2018 and 2017. Investment securities as of December 31, 2019 totaled $44,958, a decrease of $4,868, or 9.77%, from $49,826 as of December 31, 2018. Held-to-maturity investment securities decreased to $1,764 as of December 31, 2019 from $1,777 as of December 31, 2018, a decrease of $13, or 0.73%. Available-for-sale investments decreased to $43,194 as of December 31, 2019 from $48,049 as of December 31, 2018, a decrease of $4,855, or 10.10%. Investments decreased as proceeds from investment maturities and paydowns were used to fund loans in 2019.

The following table presents the composition of Pinnacle’s investment portfolios as of the dates indicated.

	December 31,
	2019		2018		2017
Available-for-Sale	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$5,986	6,001	8,351	8,227	5,058	4,970
Obligations of states and political subdivisions	8,897	9,267	11,915	11,759	12,071	12,044
Mortgage-backed securities – government	27,984	27,926	28,611	28,063	25,236	24,842

Total available-for-sale	$42,867	43,194	48,877	48,049	42,365	41,856

	December 31,
	2019		2018		2017
Held-to-Maturity	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Obligations of states and political subdivisions	$1,764	1,780	1,777	1,803	2,361	2,413

Total held-to-maturity	$1,764	1,780	1,777	1,803	2,361	2,413

The following table presents the maturity distribution based on fair values and amortized costs of the investment portfolios as of the dates indicated.

INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

	December 31, 2019
Available-for-Sale	Amortized Cost	Fair Value	Weighted Average Yield
U.S. Treasury securities and obligations of U.S. Government corporations:
Within one year	$1,997	2,001	2.13%
After one but within five years	2,000	1,991	1.56%
After five years through ten years	1,989	2,009	2.82%
Obligations of states and political subdivisions (1):
After one but within five years	1,128	1,180	3.51%
After five years through ten years	6,465	6,775	2.87%
After ten years	1,304	1,312	2.88%
Mortgage-backed securities – government	27,984	27,926	2.74%

Total available-for-sale	$42,867	43,194

Held-to-Maturity
Obligations of states and political subdivisions (1):
Within one year	1,264	1,273	3.36%
After one but within five years	500	507	4.37%

Total held-to-maturity	$1,764	1,780

(1)	Obligations of states and political subdivisions include yields of tax–exempt securities presented on a tax-equivalent basis assuming a U.S. federal income tax rate of 21%.
(2)	Equity securities are assumed to have a life greater than ten years.

Tax-exempt income from investment securities is presented on a tax-equivalent basis assuming a U.S. Federal income tax rate of 21% for the years ended December 31, 2019 and 2018 and 34% for the year ended December 31, 2017.

Loan Portfolio

Typically, Pinnacle maintains a ratio of loans to deposits of between 80% and 100%. The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate), and loans to individuals for household, family and other consumer expenditures. However, Pinnacle adjusts its mix of lending and the terms of its loan programs according to market conditions and other factors. Pinnacle’s loans are typically made to businesses and individuals located within Pinnacle’s market area, most of whom have account relationships with First National Bank. There is no concentration of loans exceeding 10% of total loans that is not disclosed in the categories presented below. Pinnacle has not made any loans to any foreign entities including governments, banks, businesses or individuals. Commercial and construction loans in Pinnacle’s portfolio are primarily variable rate loans and have little interest rate risk.

As of June 30, 2020 and December 31, 2019. Pinnacle’s net loans were $411,447 as of June 30, 2020, an increase of $21,598, or 5.54%, from $389,849 as of December 31, 2019. This increase resulted from $28,208 in Paycheck Protection Program loans made in the second quarter of 2020 partially offset by a few large payoffs of commercial loans and a lower volume of consumer and residential loan originations made in the first six months of 2020. Pinnacle’s ratio of net loans to total deposits was 80.36% as of June 30, 2020 compared to 87.35% as of December 31, 2019.

Pinnacle had no option adjustable rate mortgages, subprime loans or loans with teaser rates and similar products as of June 30, 2020. Junior lien mortgages totaled $33,452 as of June 30, 2020 with a specific allowance for loan loss calculation of $210. Pinnacle had interest only loans totaling $81,483 as of June 30, 2020. Residential mortgage loans with a loan to collateral value ratio exceeding 100% were $1,410 as of June 30, 2020.

The following table presents the composition of Pinnacle’s loan portfolio as of the dates indicated.

	June 30,	December 31,
	2020	2019
Real estate loans:
Residential-mortgage	$109,554	116,139
Residential-construction	5,276	6,250
Commercial	115,036	110,277
Loans to individuals for household, family and other consumer expenditures	103,572	99,318
Commercial and industrial loans	82,424	61,536

Total loans, gross	415,862	393,520
Less unearned income and fees	(921)	(199)

Loans, net of unearned income and fees	414,941	393,321
Less allowance for loan losses	(3,494)	(3,472)

Loans, net	$411,447	389,849

As of December 31, 2019 and 2018. Pinnacle’s net loans were $389,849 as of December 31, 2019, an increase of $17,367, or 4.66%, from $372,482 as of December 31, 2018. This increase resulted primarily from an increased volume of commercial and consumer loan originations during 2019. Pinnacle’s ratio of net loans to total deposits was 86.58% as of December 31, 2019 compared to 87.59% as of December 31, 2018.

Pinnacle had no option adjustable rate mortgages, subprime loans or loans with teaser rates and similar products as of December 31, 2019. Junior lien mortgages totaled $34,098 as of December 31, 2019 with a specific allowance for loan loss calculation of $210. Pinnacle had interest only loans totaling $77,881 as of December 31, 2019. Residential mortgage loans with a loan to collateral value ratio exceeding 100% were $1,729 as of December 31, 2019.

Composition of Loan Portfolio.

The following table presents the composition of Pinnacle’s loan portfolio as of the dates indicated.

	December 31,
	2019	2018	2017	2016	2015
Real estate loans:
Residential-mortgage	$ 116,139	122,760	121,255	113,883	106,474
Residential-construction	6,250	7,156	5,861	6,904	6,468
Commercial	110,277	97,027	87,522	91,074	86,013
Loans to individuals for household, family and other
consumer expenditures	99,318	91,259	82,487	69,921	60,854
Commercial and industrial loans	61,536	57,864	60,875	59,700	46,376

Total loans, gross	393,520	376,066	358,000	341,482	306,185
Less unearned income and fees	(199)	(212)	(208)	(161)	(97)

Loans, net of unearned income and fees	393,321	375,854	357,792	341,321	306,088
Less allowance for loan losses	(3,472)	(3,372)	(2,963)	(2,898)	(2,889)

Loans, net	$ 389,849	372,482	354,829	338,423	303,199

Commercial and Industrial Loans. Commercial and industrial loans accounted for 19.82% of Pinnacle’s gross loan portfolio as of June 30, 2020 compared to 15.64% as of December 31, 2019. Such loans are generally made to provide operating lines of credit, to finance the purchase of inventory or equipment, and for other business purposes. Commercial loans are primarily made at rates that adjust with changes in the prevailing prime interest rate, are generally made for a maximum term of five years (unless they are term loans), and generally require interest payments to be made monthly. The creditworthiness of these borrowers is reviewed, analyzed and evaluated on a periodic basis. Most commercial loans are collateralized with business assets such as accounts receivable, inventory and equipment. Even with substantial collateralization such as all of the assets of the business and personal guarantees, commercial lending involves considerable risk of loss in the event of a business downturn or failure of the business.

Commercial and industrial loans accounted for 15.64% of Pinnacle’s gross loan portfolio as of December 31, 2019 compared to 15.39% as of December 31, 2018.

Real Estate Loans. Real estate loans accounted for 55.27% of Pinnacle’s gross loan portfolio as of June 30, 2020 compared to 59.12% as of December 31, 2019.

As of June 30, 2020, 49.96% of the real estate loans were secured by 1-4 family residential properties. Of these 1-4 family residential property loans, 4.59% were construction loans, 26.35% were home equity lines of credit, 66.27% were closed end loans secured by a first deed of trust and 2.79% were closed end loans secured by a second deed of trust.

As of June 30, 2020, 50.04% of the real estate loans were secured by commercial real estate. Of the total commercial real estate loans as of June 30, 2020, 9.09% were acquisition and development loans, 3.68% were secured by farmland, 49.86% were secured by owner occupied commercial real estate and 37.37% were secured by non-owner occupied commercial real estate, typically 1st and 2nd deeds of trust.

Real estate lending involves risk elements when, among other things, there is lack of timely payment and/or a decline in the value of the collateral. Both commercial and residential real estate values in Pinnacle’s market improved slightly in the first six months of 2020 Pinnacle continuously monitors the local real estate market for signs of weakness that could decrease collateral values.

Real estate loans accounted for 59.12% of Pinnacle’s gross loan portfolio as of December 31, 2019 compared to 60.35% as of December 31, 2018. Pinnacle makes commercial real estate term loans that are typically secured by a first deed of trust.

As of December 31, 2019, 52.60% of the real estate loans were secured by 1-4 family residential properties. Of these 1-4 family residential property loans, 5.99% were construction loans, 29.21% were home equity lines of credit, 61.31% were closed end loans secured by a first deed of trust and 3.49% were closed end loans secured by a second deed of trust.

As of December 31, 2019, 47.40% of the real estate loans were secured by commercial real estate. Of the total commercial real estate loans as of December 31, 2019, 10.05% were acquisition and development loans, 3.89% were secured by farmland, 54.78% were secured by owner occupied commercial real estate and 31.28% were secured by non-owner occupied commercial real estate, typically 1st and 2nd deeds of trust.

Real estate lending involves risk elements when, among other things, there is lack of timely payment and/or a decline in the value of the collateral. Both commercial and residential real estate values in Pinnacle’s market improved slightly in 2019.    This factor along with an improved local economy have resulted in a lower number of net chargeoffs in 2019.

Pinnacle continuously monitors the local real estate market for signs of weakness that could decrease collateral values.

Installment Loans. Installment loans are represented by loans to individuals for household, family and other consumer expenditures with typical collateral such as automobile titles. Installment loans accounted for 24.91% of Pinnacle’s loan portfolio as of June 30, 2020 compared to 25.24% as of December 31, 2019 and 24.26% as of December 31, 2018.

Loan Maturity and Interest Rate Sensitivity. The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at June 30, 2020.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$ 46,725	$ 12,858	$ 22,841	$ 82,424
Real estate – construction	5,276	—	—	5,276

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of June 30, 2020.

INTEREST RATE SENSITIVITY

Fixed interest rates	$ 35,327
Variable interest rates	372

Total maturing after one year	$ 35,699

The following table presents loan portfolio information related to maturity distribution of commercial and industrial loans and real estate construction loans based on scheduled repayments at December 31, 2019.

LOAN MATURITY

	Due within one year	Due one to five years	Due after five years	Total
Commercial and industrial loans	$ 27,338	$ 14,142	$ 15,831	$ 57,311
Real estate – construction	6,250	—	—	6,250

The following table presents the interest rate sensitivity of commercial and industrial loans and real estate construction loans maturing after one year or longer as of December 31, 2019.

INTEREST RATE SENSITIVITY

Fixed interest rates	$ 29,473
Variable interest rates	50

Total maturing after one year	$ 29,523

Loan Modifications and Troubled Debt Restructurings. Pinnacle had two restructured loans totaling $190 at June 30, 2020, two restructured loans totaling $191 at December 31, 2019 and three restructured loans totaling $439 at December 31, 2018.

Pinnacle offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories.

•	Rate Modification is a modification in which the interest rate is changed.

•	Term Modification is a modification in which the maturity date, timing of payments or frequency of payments is changed.

•	Interest Only Modification is a modification in which the loan is converted to interest only payments for a period of time.

•	Payment Modification is a modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

•	Combination Modification is any other type of modification, including the use of multiple categories above.

There were no available commitments for troubled debt restructurings outstanding as of June 30, 2020, December 31, 2019 or December 31, 2018.

Deferred Loans. The following table presents the composition of Pinnacle’s deferred loan portfolio as of the date indicated (dollars in thousands).

June 30,
2020
Real estate loans:
Residential-mortgage	$4,021
Residential-construction	—
Commercial	25,867
Loans to individuals for household, family and other consumer expenditures	2,887
Commercial and industrial loans	2,888

Total loans, gross	$35,663

At the onset of the COVID-19 pandemic, the OCC issued guidance that stated that deferrals granted as the result of the pandemic, up to 180 days, would not have to be categorized as troubled debt restructures. Pinnacle took a more conservative approach and initially worked with borrowers on a 90 day deferral basis. Internally, Pinnacle agreed that it may consider an additional 90 days based on the depth and duration of the pandemic and the overall apparent impact to the borrower. All of the deferred loans are still accruing and are rated according to their last full underwriting. Any deferral beyond the initial 90 days is subject to additional analysis. As of June 30, 2020, discussions with Pinnacle’s borrowers do not indicate any issues that would warrant any further downgrades of the deferred credits. Within Pinnacle’s allowance for loan losses, $185,000 has been allocated to the deferred loan portfolio.

Nonperforming Assets. Interest on loans is normally accrued from the date a disbursement is made and recognized as income as it is earned. Generally, Pinnacle reviews any loan on which payment has not been made for 90 days for potential nonaccrual. The loan is examined and the collateral is reviewed to determine loss potential. If the loan is placed on nonaccrual status, any prior accrued interest that remains unpaid is reversed.

Loans on nonaccrual status amounted to $1,551, $1,135, $839 and $723 as of June 30, 2020, December 31, 2019, 2018 and 2017, respectively. Interest income that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was included in income on these loans was not significant for the first six months of 2020 or the years ended December 31, 2019, 2018 or 2017. There were no commitments to lend additional funds to customers whose loans were on nonaccrual status at June 30, 2020 or December 31, 2019. No foreclosed properties were on hand as of June 30, 2020, compared to five foreclosed properties totaling $666 on hand as of December 31, 2019, seven properties totaling $627 as of December 31, 2018 and five properties totaling $224 as of December 31, 2017.

Pinnacle expects nonperforming assets to increase in the second half of 2020 as the local economy is affected by the COVID-19 pandemic. Pinnacle will continue to monitor the economy and take steps necessary to mitigate losses in its loan portfolio, such as increased early monitoring of its portfolio to identify “problem” credits and continued counseling of customers to discuss options available to them. The following tables present information with respect to Pinnacle’s nonperforming assets and nonaccruing loans 90 days or more past due by type as of the dates indicated.

NONPERFORMING ASSETS
	June 30, 2020	December 31, 2019
Nonaccrual loans	$1,551	1,801
Loans 90 days or more past due	—	—
Foreclosed properties	—	—

Total nonperforming assets	$1,551	1,801

Nonperforming assets totaled $1,551, or 0.27%, of total assets as of June 30, 2020 and $1,081, or 0.36%, of total assets as of December 31, 2019. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE PAST DUE BY TYPE
	June 30, 2020	December 31, 2019
Loans 90 days or more past due by type:
Real estate loans	$—	—
Loans to individuals	—	—
Commercial loans	—	—

Total accruing loans 90 days or more past due	$—	—

NONPERFORMING ASSETS

	December 31,
	2019	2018	2017
Nonaccrual loans	$ 1,135	839	723
Loans 90 days or more past due	—	80	—
Foreclosed properties	666	627	224

Total nonperforming assets	$ 1,801	1,546	947

Nonperforming assets totaled $1,801, or 0.36%, of total assets as of December 31, 2019, compared to $1,546, or 0.33%, as of December 31, 2018 and $947, or 0.21%, as of December 31, 2017. The following table presents the balance of accruing loans 90 days or more past due by type as of the dates indicated.

ACCRUING LOANS 90 DAYS OR MORE
PAST DUE BY TYPE

	December 31,
	2019	2018	2017
Loans 90 days or more past due by type:
Real estate loans	$—	—	—
Loans to individuals	—	80	—
Commercial loans	—	—	—

Total accruing loans 90 days or more past due	$—	80	—

Allowance for Loan Losses. Pinnacle maintains an allowance for loan losses which it considers adequate to cover the risk of losses in the loan portfolio. The allowance is based upon management’s ongoing evaluation of the quality of the loan portfolio, total outstanding and committed loans, previous charges against the allowance and current and anticipated economic conditions. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance. Pinnacle’s management believes that as of March 31, 2020, December 31, 2019, 2018 and 2017, the allowance was adequate. The amount of the provision for loan losses is a charge against earnings. Actual loan losses are charged against the allowance for loan losses.

Management evaluates the reasonableness of the allowance for loan losses on a monthly basis and adjusts the provision as deemed necessary in accordance with generally accepted accounting principles, as well as industry standards. Management uses historical loss data by loan type as well as current economic factors in its calculation of allowance for loan loss. Management also uses qualitative factors such as changes in lending policies and procedures, changes in national and local economies, changes in the nature and volume of the loan portfolio, changes in experience of lenders and the loan department, changes in volume and severity of past due and classified loans, changes in quality of First National Bank’s loan review system, the existence and effect of concentrations of credit and external factors such as competition and regulation in its allowance for loan loss calculation. Each qualitative factor is evaluated and applied to each type of loan in Pinnacle’s portfolio and a percentage of each loan is reserved as allowance. A percentage of each loan is also reserved according to the loan type’s historical loss data. Larger percentages of allowance are taken as the risk for a loan is determined to be greater.

Pinnacle’s management believes that as of June 30, 2020, the allowance was adequate. As of June 30, 2020, the allowance for loan losses totaled $3,494, or 0.84%, of total loans, net of unearned income and fees, compared to $3,472, or 0.88%, of total loans, net of unearned income and fees, as of December 31, 2019. The provision for loan losses for the six months ended June 30, 2020 and 2019 was $209 and $1, respectively. The provision for loan losses for the second quarter ended June 30, 2020 and 2019 was $111 and $7, respectively. Net charge-offs for Pinnacle were $187 for the six months ended June 30, 2020 as compared to net charge-offs of $13 in the six months ended June 30, 2019. The ratio of net loan charge-offs during the period to average loans outstanding for the period was less than 0.01% for the six months ended June 30, 2020.

As of December 31, 2019, the allowance for loan losses totaled $3,472, or 0.88%, of total loans, net of unearned income and fees, compared to $3,372, or 0.90%, of total loans, net of unearned income and fees, as of December 31, 2018. The provision for loan losses for the years ended December 31, 2019 and 2018 was $163 and $607, respectively. Net charge-offs for Pinnacle were $57 and $191 for the years ended December 31, 2019 and 2018, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.01% and 0.05% for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2018, the allowance for loan losses totaled $3,372 or 0.90% of total loans, net of unearned income and fees compared to $2,963 or 0.83% of total loans, net of unearned income and fees as of December 31, 2017. The provision for loan losses for the years ended December 31, 2018 and 2017 was $607 and $260, respectively. Net charge-offs for Pinnacle were $191 and $189 for the years ended December 31, 2018 and 2017, respectively. The ratio of net loan charge-offs during the period to average loans outstanding for the period was 0.05% and 0.04% for the years ended December 31, 2018 and 2017, respectively.

The following table presents charged off loans, provisions for loan losses, recoveries on loans previously charged off, allowance adjustments and the amount of the allowance for the periods indicated.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019
Balance at beginning of period	$3,433	$3,460	$3,472	$3,372	$3,372
Loan charge-offs:
Real estate loans – residential	0	(58)	0	(58)	(68)
Real estate loans – commercial	0	0	0	0	0
Commercial and industrial loans	0	(2)	0	(2)	(3)
Loans to individuals for household, family and other consumer expenditures	(136)	(206)	(357)	(282)	(538)

Total loan charge-offs	(136)	(266)	(357)	(342)	(609)

Loan recoveries:
Real estate loans – residential	2	73	7	86	90
Real estate loans – commercial	0	3	0	81	81
Commercial and industrial loans	0	1	0	14	78
Loans to individuals for household, family and other consumer expenditures	104	76	163	148	303

Total recoveries	106	153	170	329	552

Net loan charge-offs	(30)	(113)	(187)	(13)	(57)

Provisions for loan losses	91	9	209	(3)	157

Balance at end of period	$3,494	$3,356	$3,494	$3,356	$3,472

	December 31,
	2019	2018	2017	2016	2015
Balance at beginning of year	$3,372	2,963	2,898	2,889	3,070
Loan charge-offs:
Real estate loans – residential	(68)	0	(106)	(4)	(172)
Real estate loans – commercial	0	0	(8)	(16)	(13)
Commercial and industrial loans	(3)	(112)	(57)	(1)	(20)
Loans to individuals for household, family and other consumer expenditures	(538)	(342)	(399)	(384)	(434)

Total loan charge-offs	(609)	(454)	(570)	(405)	(639)

Loan recoveries:
Real estate loans – residential	90	13	101	23	87
Real estate loans – commercial	81	2	6	2	7
Commercial and industrial loans	78	0	13	1	29
Loans to individuals for household, family and other consumer expenditures	303	248	261	299	217

Total recoveries	552	263	381	325	340

Net loan charge-offs	(56)	(191)	(189)	(80)	(299)

Provisions for loan losses	156	600	254	89	118

Balance at end of year	$3,472	3,372	2,963	2,898	2,889

The following table presents net charge offs to average loans net of unearned income and fees.

	Six Months Ended June 30, 2020	2019	2018	2017	2016
Net charge-offs to average loans, net of unearned income and fees	0.05%	0.05%	0.04%	0.04%	0.02%

The primary risk elements considered by management with respect to each installment and conventional real estate loan are lack of timely payment and the value of the collateral. The primary risk elements with respect to real estate construction loans are fluctuations in real estate values in Pinnacle’s market areas, inaccurate estimates of construction costs, fluctuations in interest rates, the availability of conventional financing, the demand for housing in Pinnacle’s market area and general economic conditions. The primary risk elements with respect to commercial loans are the financial condition of the borrower, general economic conditions in Pinnacle’s market area, the sufficiency of collateral, the timeliness of payment and, with respect to adjustable rate loans, interest rate fluctuations. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence of collateral and its value at least annually. Management also has a reporting system that monitors all past due loans and has adopted policies to pursue its creditor’s rights in order to preserve Pinnacle’s position. Management also recognizes the real estate values may decline in Pinnacle’s markets and is diligently monitoring appraisal values at least annually.

Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although Pinnacle continues to aggressively pursue collection. Pinnacle considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial loan becomes past due for 120 days for any scheduled principal or interest payment and collection is considered uncollectible; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion is charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in nonaccrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

Although management believes that the allowance for loan losses is adequate to absorb losses as they arise, there can be no assurance that (i) Pinnacle will not sustain losses in any given period which could be substantial in relation to the size of the allowance for loan losses, (ii) Pinnacle’s level of nonperforming loans will not increase, (iii) Pinnacle will not be required to make significant additional provisions to its allowance for loan losses, or (iv) the level of net charge-offs will not increase and possibly exceed applicable reserves.

The following table presents the allocation of the allowance for loan losses as of the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loans.

	June 30, 2020		December 31, 2019
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$1,056	27.61%	$1,008	31.10%
Commercial	806	27.66%	1,087	28.02%
Loans to individuals for households, family and other consumer expenditures	1,048	24.91%	937	25.24%
Commercial and industrial loans	584	19.82%	440	15.64%
Unallocated	—	—	—	—

Totals	$3,494	100.00%	$3,472	100.00%

	December 31, 2019		December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015
	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans	Allowance for loan losses	Percent of loans in each category to total loans
Real estate loans:
Residential	$ 942	26.50%	902	29.87%	849	30.31%	841	32.06%	1,080	34.37%
Commerical	818	32.62%	774	30.48%	816	29.65%	818	29.96%	699	30.57%
Loans to individuals	937	25.25%	834	24.26%	749	23.03%	673	20.47%	646	19.87%
for households, family and other consumer expenditures
Commercial and
industrial loans	440	14.56%	518	14.23%	505	15.75%	415	16.13%	312	14.91%
All other loans	15	1.07%	15	1.16%	16	1.26%	19	1.38%	3	0.28%
Unallocated	320	—	329	—	28	—	132	—	149	—

Totals	$ 3,472	100.00%	3,372	100.00%	2,963	100.00%	2,898	100.00%	2,889	100.00%

While consumer related charge-offs represent many of the charge-offs over the last three years, they are of a relatively low dollar amount on an individual loan basis. Commercial and real estate loans on the other hand, though relatively few in terms of the number of charge-offs over the past three years, have the potential to greatly impact the allowance if a particular loan defaults. Bank management uses the principles of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) topic Receivables, when determining the allocation of allowance for loan losses between loan categories. The determination of a loan category’s allowance is based on the probability of a loan’s default and the probability of loss in the event of a default.

Credit Risk Management

The risk of nonpayment of loans is an inherent aspect of commercial banking. The degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and various types of loans. Pinnacle strives to minimize its credit risk exposure by its credit underwriting standards and loan policies and procedures. Management continually evaluates the credit risks of its loans and believes it has provided adequately for the credit risks associated with these loans. Pinnacle has implemented and expects to continue to implement and update new policies and procedures to maintain its credit risk management systems.

Bank Premises and Equipment

Bank premises and equipment increased 11.16% in the first six months of 2020 due to the purchase of a new branch location that is due to open in the second quarter of 2020. Bank premises and equipment decreased 1.30% in 2019 due to normal depreciation and no major purchases compared to a decrease of 1.69% in 2018, due also to normal depreciation and no major purchases.    Pinnacle is leasing the Downtown Lynchburg, Amherst and Charlottesville facilities.

Deposits

The levels of demand deposits (including retail accounts) are influenced by such factors as customer service, service charges and the availability of banking services. No assurance can be given that Pinnacle will be able to maintain its current level of demand deposits. Competition from other banks, credit unions and thrift institutions as well as money market funds, some of which offer interest rates substantially higher than Pinnacle, makes it difficult for Pinnacle to maintain the current level of demand deposits. Management continually works to implement pricing and marketing strategies designed to control the cost of interest-bearing deposits and to maintain a stable deposit mix.

As of and for the Six Months Ended June 30, 2020. Average deposits were $463,101 for the six months ended June 30, 2020, an increase of $30,999 or 7.17% from $432,102 of average deposits for the year ended December 31, 2019. As of June 30, 2020, total deposits were $511,982 representing an increase of $61,699, or 13.70%, from $450,283 in total deposits as of December 31, 2019.

For the six months ended June 30, 2020, average demand deposits were $113,840, or 24.58%, of average deposits. Average interest-bearing deposits were $349,261 for the six months ended June 30, 2020, compared to the $336,472 in average interest-bearing deposits for the year ended December 31, 2019.

The levels of demand deposits (including retail accounts) are influenced by such factors as customer service, service charges and the availability of banking services. No assurance can be given that Pinnacle will be able to maintain its current level of demand deposits. Competition from other banks, credit unions and thrift institutions as well as money market funds, some of which offer interest rates substantially higher than Pinnacle, makes it difficult for Pinnacle to maintain the current level of demand deposits. Management continually works to implement pricing and marketing strategies designed to control the cost of interest-bearing deposits and to maintain a stable deposit mix.

The following table presents Pinnacle’s average deposits and the average rate paid for each category of deposits for the periods indicated.

AVERAGE DEPOSIT INFORMATION

	Three months ended June 30, 2020		June 30, 2019
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Demand deposits	$127,076	N/A	$95,312	N/A
Savings and NOW deposits	265,426	0.35%	244,393	0.37%
Time deposits:
Under $100	60,473	1.60%	59,256	1.46%
$100 and over	34,362	1.76%	34,486	1.57%

Total average time deposits	94,835		93,742

Total average deposits	$487,337		$433,447

AVERAGE DEPOSIT INFORMATION

	Six months ended June 30, 2020		June 30, 2019
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Demand deposits	$113,840	N/A	$92,120	N/A
Savings and NOW deposits	254,309	0.42%	243,915	0.42%
Time deposits:
Under $100	60,494	1.64%	61,942	1.42%
$100 and over	34,458	1.79%	32,545	1.53%

Total average time deposits	94,952		94,487

Total average deposits	$463,101		$430,522

The following table presents the maturity schedule of time certificates of deposit of $100 and over and other time deposits of $100 and over as of June 30, 2020 and December 31, 2019.

TIME DEPOSITS OF $100 AND OVER
	June 30, 2020
	Certificates of deposit	Other time deposits	Total
Three months or less	$2,317	531	2,848
Over three through six months	4,156	1,022	5,178
Over six through 12 months	4,913	1,097	6,010
Over 12 months	7,941	11,074	19,015

Total time deposits of $100 and over	$19,327	13,724	33,051

TIME DEPOSITS OF $100 AND OVER
	December 31, 2019
	Certificates of deposit	Other time deposits	Total
Three months or less	$1,871	276	2,147
Over three through six months	3,062	—	3,062
Over six through 12 months	6,581	1,650	8,231
Over 12 months	8,448	11,796	20,244

Total time deposits of $100 and over	$19,962	13,722	33,684

As of and for the Years Ended December 31, 2019 and 2018. Average deposits were $432,102 for the year ended December 31, 2019, an increase of $16,111 or 3.87% from $415,991 of average deposits for the year ended December 31, 2018. As of December 31, 2019, total deposits were $450,283 representing an increase of $25,005, or 5.88%, from $425,278 in total deposits as of December 31, 2018. The change in deposits during 2019 was primarily due to increased deposit balances in previously existing deposit accounts, new deposit accounts opened as a result of new banking relationships, growth at Pinnacle’s newer branch locations and competitive pricing of Pinnacle’s products and services.

For the year ended December 31, 2019, average demand deposits were $95,630, or 22.13%, of average deposits. For the year ended December 31, 2018, average demand deposits were $89,035, or 21.40%, of average deposits. Average interest-bearing deposits were $336,472 for the year ended December 31, 2019, representing an increase of $9,786, or 2.99%, over the $326,956 in average interest-bearing deposits for the year ended December 31, 2018.

The following table presents Pinnacle’s average deposits and the average rate paid for each category of deposits for the periods indicated.

	AVERAGE DEPOSIT INFORMATION

	Year ended December 31, 2019		Year ended December 31, 2018		Year ended December 31, 2017
	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid	Average amount of deposits(1)	Average rate paid
Demand deposits	$95,630	N/A	89,035	N/A	78,909	N/A
Savings and NOW deposits	243,000	0.46%	227,979	0.29%	223,307	0.27%
Time deposits:
Under $100	59,800	1.61%	65,884	1.22%	69,524	0.96%
$100 and over	33,672	1.43%	33,093	1.14%	30,116	1.33%

Total average time deposits	93,472		98,977		99,640

Total average deposits	$432,102		415,991		401,856

(1)	Averages are daily averages.

The following table presents the maturity schedule of time certificates of deposit of $100 and over and other time deposits of $100 and over as of December 31, 2019.

TIME DEPOSITS OF $100 AND OVER

	Certificates of deposit	Other time deposits	Total
Three months or less	$1,871	276	2,147
Over three through six months	3,062	—	3,062
Over six through 12 months	6,848	1,650	8,498
Over 12 months	8,181	11,796	19,977

Total time deposits of $100 and over	$19,962	13,722	33,684

Financial Ratios

The following tables presents certain financial ratios for the periods indicated.

RETURN ON EQUITY AND ASSETS

	Six months ended June 30, 2020	Six months ended June 30, 2019
Return on average assets	0.43%	1.12%
Return on average equity	4.86%	12.20%
Dividend payout ratio	39.12%	15.38%
Average equity to average assets	8.92%	9.19%

RETURN ON EQUITY AND ASSETS

	Years ended
	December 31,
	2019	2018	2017
Return on average assets	0.92%	0.90%	0.62%
Return on average equity	9.86%	10.33%	7.25%
Dividend payout ratio	19.22%	16.44%	22.27%
Average equity to average assets	9.30%	8.73%	8.56%

Capital Resources

Total stockholders’ equity as of June 30, 2020 was $47,022, including $43,083 in retained earnings. As of December 31, 2019, stockholders’ equity totaled $45,445, including $42,404 in retained earnings. The increase in stockholders’ equity resulted mainly from a $679 increase in retained earnings and an $812 increase in accumulated other comprehensive income. Dividends paid to shareholders were $0.28 per share paid in the first six months of 2020 as compared to the $0.265 per share paid in the first six months of 2019.

As of December 31, 2018, stockholders’ equity totaled $42,111, including $38,853 in retained earnings. The increase in stockholders’ equity from December 31, 2018 to December 31, 2019 resulted mainly from Pinnacle’s net income of $4,396 partially offset by dividends of $845 paid to shareholders. Dividends paid to shareholders were $0.545 per share paid in 2019 as compared to the $0.445 per share paid in 2018.

In July 2013, the Federal Reserve Board approved and published the final Basel III Capital Rules establishing a new comprehensive capital framework for U.S. banking organizations. CET1 capital for Pinnacle and First National Bank consists of common stock, related paid in capital, and retained earnings. In connection with the adoption of the Basel III Capital Rules, we elected to opt out of the requirement to include most components of accumulated other comprehensive income in CET1. CET1 for Pinnacle and First National Bank is reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions.

Basel III limits capital distributions and certain discretionary bonus payments if First National Bank does not hold a “capital conservation buffer” consisting of 2.50% of CET1 capital, Tier 1 capital and total capital to risk weighted assets in addition to the amount necessary to meet minimum risk-based capital requirements. The capital conservation buffer was first applied on January 1, 2016, at 0.625% of risk weighted assets, increasing each year until fully implemented at 2.50% on January 1, 2019. Basel III was fully phased in on January 1, 2019 and now requires (i) a minimum ratio of CET1 capital to risk weighted assets of at least 4.50%, plus a 2.50% capital conservation buffer, (ii) a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, plus the capital conservation buffer, (iii) a minimum ratio of total capital to risk weighted assets of at least 8.00%, plus the capital conservation buffer and (iv) a minimum leverage ratio of 4.00%.

As a result of the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (the “EGRRCPA”), federal banking agencies developed a Community Bank Leverage Ratio (the “CBLR”), which is defined as the ratio of a bank’s Tier 1 capital to average total consolidated assets, for banks with assets of less than $10 billion. A qualifying community bank that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements under the Basel III Capital Rules. The federal banking agencies have set the minimum CBLR at 9.0%. First National Bank elected the CBLR effective for the quarter ended March 31, 2020. The minimum CBLR has been temporarily lowered to 8.0% beginning for the second quarter of 2020, and will rise to 8.5% for periods during 2020 until returning to 9.0% beginning January 1, 2022.

As of June 30, 2020, First National Bank had a CBLR of 8.81% and, as a result, was considered “well capitalized” as of December 31, 2019 and June 30, 2020.

In August 2018, the Board of Governors of the Federal Reserve System updated the Small Bank Holding Company Policy Statement (the “Statement”). Among other things, the Statement exempts qualifying bank holding companies with consolidated assets of less than $3 billion from reporting consolidated regulatory capital ratios and from minimum regulatory capital requirements. Pinnacle expects that it will be treated as a small bank holding company and will not be subject to regulatory capital requirements on a consolidated basis.

Notwithstanding the application of the Statement to Pinnacle, Pinnacle exceeds all regulatory capital requirements under Basel III at June 30, 2020. Pinnacle’s CET1 and Tier 1 Risk-based Capital Ratio was 11.62% and 11.71% as of June 30, 2020 and December 31, 2019, respectively. The Total Risk-based Capital Ratio was 12.48% and 12.59% as of June 30, 2020 and December 31, 2019, respectively. Pinnacle’s Tier 1 Leverage Ratio was 8.81% and 9.88% as of June 30, 2020 and December 31, 2019, respectively. For comparison, Pinnacle’s CET1 and Tier 1 Risk based Capital Ratio was 11.40% at December 31, 2018. The Total Risk-based Capital Ratio was 12.29% and Pinnacle’s Tier 1 Leverage Ratio was 9.36% as of December 31, 2018. Pinnacle’s Tier 1 Leverage ratio decreased in 2020 due mainly to $28,208 in Paycheck Protection Program loans made in the second quarter of 2020. See Note 9 “Dividend Restrictions and Capital Requirements” to Pinnacle’s condensed consolidated financial statements, and Note 12 “Dividend Restrictions and Capital Requirements” to Pinnacle’s audited consolidated financial statements, for additional information.

Pinnacle’s financial position as of June 30, 2020 reflects liquidity and capital levels management believes to be currently adequate to support anticipated funding needs and budgeted growth of Pinnacle. Capital ratios are in excess of required regulatory minimums for a “well-capitalized” institution. The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of Pinnacle’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

Off-Balance Sheet Arrangements

Pinnacle did not use any interest rate ceiling, floor or interest rate swap financial derivatives during the first six months of 2020 or 2019 and 2018. However, Pinnacle, as a normal business practice, has mortgage rate lock commitments that are subsequently funded by Pinnacle. Pinnacle then sells the mortgage loan to a secondary market bank that had underwritten the mortgage loan before Pinnacle funded the loan. The secondary market bank pays a fee that was agreed upon on the lock commitment date to Pinnacle and buys the loan within fifteen days of the initial funding by Pinnacle.

As of June 30, 2020 and December 31, 2019, Pinnacle had $3,829 and $2,590, respectively, in lock commitments that had not yet been funded with agreed upon fees of $89 and $51, respectively, to be paid to Pinnacle after the loan was purchased by the secondary market bank.

Also, Pinnacle has off-balance sheet arrangements that may have a material effect on the results of operations in the future. Pinnacle, in the normal course of business, may at times be a party to financial instruments such as standby letters of credit. Standby letters of credit as of June 30, 2020 equaled $6,458 compared with $5,074 as of December 31, 2019. Other commitments include commitments to lend money. Not all of these commitments will be acted upon; therefore, the cash requirements will likely be significantly less than the commitments themselves. As of June 30, 2020, Pinnacle had unused loan commitments of $94,817 including $43,642 in unused commitments with an original maturity exceeding one year compared with $79,001 including $36,140 in unused commitments with an original maturity exceeding one year as of December 31, 2019. As of December 31, 2019, Pinnacle had unused loan commitments of $79,001 including $36,140 in unused commitments with an original maturity exceeding one year compared with $72,899 including $28,003 in unused commitments with an original maturity exceeding one year as of December 31, 2018. See Note 9 to Pinnacle’s audited consolidated financial statements as of and for the year ended December 31, 2019, which are included in Appendix F hereto.

Critical Accounting Policies

The reporting policies of Pinnacle are in accordance with U.S. generally accepted accounting principles (GAAP). Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Pinnacle’s single most critical accounting policy relates to Pinnacle’s allowance for loan losses, which reflects the estimated losses resulting from the inability of Pinnacle’s borrowers to make required loan payments. If the financial condition of Pinnacle’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, Pinnacle’s estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on “Allowance for Loan Losses” and “Loans and Allowance for Loan Losses” in Note 1 to Pinnacle’s audited consolidated financial statements as of and for the year ended December 31, 2019, which are included in Appendix F hereto.

Impact of Recently Issued Accounting Standards

For a discussion of recently adopted accounting pronouncements and recently issued pronouncements which are not yet effective and the impact, if any, on our financial statements, see Note 1(u), “Current Accounting Developments” of the notes to Pinnacle’s audited consolidated financial statements as of and for the year ended December 31, 2019, which are included in Appendix F hereto.

DESCRIPTION OF PINNACLE CAPITAL STOCK

The following summary description of the material features of the capital stock of Pinnacle is qualified in its entirety by reference to the applicable provisions of the Virginia SCA and by Pinnacle’s articles of incorporation and bylaws, each as amended. For more information regarding the rights of holders of Pinnacle common stock, see the section entitled “Comparative Rights of Shareholders.”

As a result of the merger, Virginia Bank shareholders who receive shares of Pinnacle common stock in the merger will become shareholders of Pinnacle, and their rights will be governed by Virginia law and the articles of incorporation and bylaws of Pinnacle, each as amended. Please read the applicable provisions of the Virginia SCA, Pinnacle’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety.

Authorized and Outstanding Capital Stock

The authorized capital stock of Pinnacle consists of (i) 3,000,000 shares of common stock, par value $3.00 per share, of which 1,563,922 shares were issued and outstanding and held by approximately 248 holders of record as of August 5, 2020, (ii) 1,000,000 shares of undesignated serial preferred stock, par value $3.00 per share, of which no shares were issued and outstanding as of August 5, 2020.

As of August 5, 2020, there were 10,375 options outstanding to purchase shares of Pinnacle common stock and 23,822 shares of Pinnacle common stock that were subject to unvested restricted stock awards granted under the Pinnacle Bankshares Corporation 2004 Incentive Stock Plan and the Pinnacle Bankshares Corporation 2014 Incentive Stock Plan.

Common Stock

General. Each share of Pinnacle common stock has the same relative rights as, and is identical in all respects to, each other share of Pinnacle common stock. Pinnacle common stock is quoted on the OTC Markets Group’s OTCQX marketplace under the symbol “PPBN.” The transfer agent and registrar for Pinnacle common stock is Computershare, located at 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129.

Dividends and Liquidation Rights. Holders of Pinnacle common stock are entitled to receive dividends as may be declared by Pinnacle’s board of directors out of funds legally available therefor. The payment of distributions by Pinnacle is subject to the restrictions of Virginia law application to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to common shareholders is subject to any prior rights of outstanding preferred stock.

Consequently, upon liquidation, dissolution or winding up of Pinnacle, holders of shares of Pinnacle common stock may receive pro rata assets, in cash or in kind, if any, available for distribution after the payment of creditors and satisfaction of the preferences of any class or series of preferred stock outstanding at the time of liquidation.

In addition, as a bank holding company, Pinnacle’s ability to pay dividends is affected by the ability of First National Bank, its wholly-owned banking subsidiary, to pay dividends to the holding company. The ability of Pinnacle and of First National Bank to pay dividends in the future is, and could be further, affected by bank regulatory requirements and capital guidelines.

Voting Rights. The holders of Pinnacle common stock are entitled to one vote per share on all matters on which a shareholder vote is taken. A quorum at any meeting of Pinnacle shareholders is a majority of the votes entitled to be cast, represented in person or by proxy. If a quorum exists, action on a matter is approved by a majority of the votes cast within the voting group, unless a greater vote is required by law or Pinnacle’s articles of incorporation or bylaws, except that in elections of directors those receiving the greatest number of votes shall be elected. Pinnacle shareholders are not entitled to cumulative voting rights in the election of Pinnacle directors.

Directors and Classes of Directors. Pinnacle’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Pinnacle board of directors consists of 13 directors, and five current Virginia Bank directors will be added to the Pinnacle board of directors at the effective time of the merger. Under Pinnacle’s current articles of incorporation, the Pinnacle board of directors must consist of a minimum of three and maximum of 15 directors, and the Pinnacle’s articles of incorporation will be amended at the effective time of the merger to increase the maximum size of the Pinnacle board to 18 directors. Under Pinnacle’s articles of incorporation, the Pinnacle board of directors may fix or change the size of the Pinnacle board within the applicable minimum and maximum sizes without shareholder approval. Any director of Pinnacle may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares of Pinnacle capital stock entitled to vote.

No Preemptive Rights; Redemption and Assessment. Holders of Pinnacle common stock have no preemptive rights to subscribe for any additional securities of any class that Pinnacle may issue, nor any conversion, redemption or sinking fund rights. The outstanding shares of Pinnacle common stock are fully paid and nonassessable. The rights and privileges of holders of Pinnacle common stock are subject to any preferences that the Pinnacle board of directors may set for any series of Pinnacle preferred stock that may be issued by Pinnacle in the future.

COMPARATIVE RIGHTS OF SHAREHOLDERS

Pinnacle and Virginia Bank are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of Pinnacle and Virginia Bank are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, Virginia Bank shareholders will become shareholders of Pinnacle and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of Pinnacle and will continue to be governed by the Virginia SCA.

The following is a summary of the material differences in the rights of shareholders of Pinnacle and Virginia Bank, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of Pinnacle and Virginia Bank. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Pinnacle and Virginia Bank and to the provisions of the Virginia SCA.

Authorized Capital Stock

Pinnacle. Pinnacle is authorized to issue 3,000,000 shares of common stock, par value $3.00 per share, of which [●] shares were issued and outstanding as of the record date for the Pinnacle annual meeting, (ii) 1,000,000 shares of undesignated serial preferred stock, par value $3.00 per share, of which no shares were issued and outstanding as of the record date for the Pinnacle annual meeting. Pinnacle’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series.

Holders of Pinnacle stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Pinnacle, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into such shares.

Virginia Bank. Virginia Bank is authorized to issue 5,000,000 shares of common stock, par value $5.00 per share, of which [●] shares were issued and outstanding as of the record date for the Virginia Bank special meeting.

Holders of Virginia Bank stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Virginia Bank, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into such shares.

Dividend Rights

The holders of Pinnacle and Virginia Bank common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. Pinnacle’s articles of incorporation permit the Pinnacle board of directors to issue preferred stock with terms set by the board, which terms may include the right to receive dividends ahead of the holders of Pinnacle common stock. Pinnacle does not currently have any issued and outstanding shares of preferred stock.

Voting Rights

The holders of both Pinnacle and Virginia Bank common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Neither the holders of Pinnacle common stock nor the holders of Virginia Bank common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

Pinnacle. Pinnacle’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Pinnacle board of directors consists of 13 directors, and five current Virginia Bank directors will be added to the Pinnacle board of directors at the effective time of the merger. Under Pinnacle’s current articles of incorporation, the Pinnacle board of directors must consist of a minimum of three and maximum of 15 directors, and the Pinnacle’s articles of incorporation will be amended at the effective time of the merger to increase the maximum size of the Pinnacle board to 18 directors. Under Pinnacle’s articles of incorporation, the Pinnacle board of directors may fix or change the size of the Pinnacle board within the applicable minimum and maximum sizes without shareholder approval. Any director of Pinnacle may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares of Pinnacle capital stock entitled to vote.

Virginia Bank. The Virginia Bank board of directors is not divided into classes and all directors are elected at each annual meeting of shareholders to serve one-year terms. The Virginia Bank bylaws require the Virginia Bank board of directors have no fewer than five and no more than 10 directors, and the Virginia Bank board of directors and the Virginia Bank shareholders are authorized to set and change the actual number of directors within those limits.

Anti-takeover Provisions

Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of Pinnacle and Virginia Bank may discourage attempts to acquire control of Pinnacle or Virginia Bank, respectively, that the majority of either company’s shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Pinnacle or Virginia Bank board of directors did not approve.

Classified Board of Directors. The provisions of Pinnacle’s articles of incorporation providing for classification of the Pinnacle board of directors into three separate classes may have certain anti-takeover effects. Virginia Bank’s articles of incorporation do not classify the Virginia Bank board of directors.

Authorized Preferred Stock. Pinnacle’s articles of incorporation authorize the issuance of preferred stock. The Pinnacle board of directors may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes, and for such consideration as it may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Pinnacle by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Virginia Bank’s articles of incorporation do not authorize the issuance of preferred stock.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include.

•	adoption of plans of merger or share exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Pinnacle’s articles of incorporation state that, to the extent shareholder approval is required by applicable law or regulation, the actions outlined above must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

Virginia Bank’s articles of incorporation do not contain any supermajority voting provisions corresponding to the provisions in Pinnacle’s articles of incorporation. Accordingly, the provisions of the Virginia SCA outlined above control with respect to approval of certain significant corporate actions.

Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Affiliated Transaction Statute of the Virginia SCA (Va. Code § 13.1-725 et seq.) contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•

subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute (Va. Code § 13.1-728.1 et seq.), voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•

unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•

among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

A corporation may elect to opt out of the application of both the Affiliated Transactions Statute and the Control Share Acquisitions Statute by adopting a provision in its articles of incorporation or bylaws. Further, the Affiliated Transactions Statute does not apply to any corporation that has fewer than 300 shareholders of record (unless the reduction in the number of shareholders is the result of action by an interested shareholder).

Neither Pinnacle nor Virginia Bank has elected to opt out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.

Pinnacle. Pinnacle’s articles of incorporation state that, to the extent shareholder approval is required by applicable law or regulation, an amendment to Pinnacle’s articles of incorporation must be approved by the vote of a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended, then the amendment must be approved by the vote of 80% or more of all votes entitled to be cast on the amendment by each voting group entitled to vote thereon.

Pinnacle’s bylaws may be amended or repealed by the Pinnacle board of directors except to the extent that (i) such power is reserved exclusively to the shareholders by law Pinnacle’s articles of incorporation or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the Pinnacle board of directors may not amend or repeal the same. Pinnacle’s bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by its board of directors.

Virginia Bank. Virginia Bank’s articles of incorporation do not contain any provisions regarding amendments thereto. Accordingly, the provisions of the Virginia SCA outlined above control with respect to any amendment of the Virginia Bank articles of incorporation.

Virginia Bank’s bylaws may be amended or repealed by the Virginia Bank board of directors except to the extent that (i) such power is reserved exclusively to the shareholders by law or Virginia Bank’s articles of incorporation or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the Virginia Bank board of directors may not amend or repeal the same. Virginia Bank’s bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by its board of directors.

Dissenters’ Appraisal Rights

The Virginia SCA provides appraisal rights to shareholders of a Virginia corporation in certain circumstances, including upon consummation of a merger to which the corporation is a party if shareholder approval is required for the merger under the Virginia SCA. The Virginia SCA further provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide for appraisal rights regardless of an available exception;

•

in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction,” as described in the section above entitled “—Anti-takeover Provisions” and it has not been approved by a majority of the disinterested directors.

Virginia Bank does not qualify for any of the above-outlined exceptions under the Virginia SCA. Consequently, shareholders of Virginia Bank are entitled to appraisal rights in connection with the merger.

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of Pinnacle provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of Pinnacle is not liable to Pinnacle or its shareholders for monetary damages.

The bylaws of Virginia Bank, which were approved by shareholders, provide that, to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Virginia Bank shall not be liable to Virginia Bank or its shareholders for monetary damages.

Indemnification and Advancement of Expenses

The Pinnacle articles of incorporation, and the Virginia Bank bylaws, each provide that, to the full extent permitted by the Virginia SCA, each of Pinnacle and Virginia Bank is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law. Each of the Pinnacle board of directors and the Virginia Bank board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer, as set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PINNACLE

The following table sets forth certain information as of August 5, 2020, concerning the number and percentage of shares of Pinnacle common stock beneficially owned by each of Pinnacle’s directors and executive officers, and by Pinnacle’s directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares is pledged as security. Percentage ownership is calculated based on 1,563,922 outstanding shares of Pinnacle common stock as of August 5, 2020.

Name	Amount and Nature of Beneficial Ownership (1)		Ownership as a Percentage of Common Stock Outstanding
Elton W. Blackstock, Jr.	5,003	(2)	*
Thomas R. Burnett, Jr.	7,525	(3)	*
Connie C. Burnette	474	(4)	*
James E. Burton, IV	13,020	(5)	*
Judson H. Dalton	2,226	(6)	*
Robert L. Finch, Jr.	4,886	(7)	*
Aubrey H. Hall, III	21,850	(8)	1.40%
Thomas F. Hall	7,609	(9)	*
Dr. Robert L. Johnson, II	1,421	(10)	*
Bryan M. Lemley	6,017	(11)	*
A. Patricia Merryman	3,801	(12)	*
Carroll E. Shelton	19,143	(13)	1.22%
C. Bryan Stott Michael E. Watson	11,087 4,164	(14) (15)	* *
James O. Watts IV, Esq.	709	(16)	*

All directors and executive officers as a group (15 persons)	108,935		6.97%

*	Less than 1.0%.
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2)	Includes 101 shares that are restricted as to sale or other transfer until January 15, 2021.
(3)	Includes 1,875 shares that are restricted as to sale or other transfer prior to vesting.
(4)	Includes 68 shares that are restricted as to sale or other transfer until January 15, 2021.
(5)	Excludes 1,470 shares held solely by spouse.
(6)	Includes 450 shares that are restricted as to sale or other transfer until January 15, 2021.
(7)	Includes 1,548 shares held jointly with spouse. Also includes 230 shares that are restricted as to sale or other transfer until January 15, 2021.
(8)	Includes 2,458 shares that are restricted as to sale or other transfer prior to vesting.
(9)	Includes 587 shares that are restricted as to sale or other transfer until January 15, 2021.
(10)	Includes 131 shares that are restricted as to sale or other transfer until January 15, 2021.
(11)	Includes 1,800 shares that are restricted as to sale or other transfer prior to vesting.
(12)	Includes 582 shares that are restricted as to sale or other transfer until January 15, 2021.
(13)	Includes 7,810 shares held with spouse. Also includes 95 shares that are restricted as to sale or transfer until January 15, 2021.
(14)	Includes 3,748 shares held jointly with spouse. Also includes 428 shares that are restricted as to sale or other transfer until January 15, 2021.
(15)	Includes 3,085 shares held jointly with spouse. Also includes 542 shares that are restricted as to sale or other transfer until January 15, 2021.
(16)	Includes 133 shares that are restricted as to sale or other transfer until January 15, 2021.

The following table sets forth certain information as of August 5, 2020, concerning the number and percentage of shares of Pinnacle common stock beneficially owned by each beneficial owner known to Pinnacle to own more than 5.0% of Pinnacle’s common stock, based on currently available Schedules 13D and 13G and amendments thereto filed with the SEC and other information available to Pinnacle. Percentage ownership is calculated based on 1,563,922 outstanding shares of Pinnacle common stock as of August 5, 2020.

Name	Amount and Nature of Beneficial Ownership		Ownership as a Percentage of Common Stock Outstanding
Tontine Financial Partners, L.P. c/o Tontine Asset Management LLC 1 Sound Shore Drive Greenwich, CT 06830	118,169	(1)	7.56%

Banc Funds Company L.L.C. 20 North Wacker Drive Suite 3300 Chicago, IL 60606	87,130	(2)	5.57%

*	Less than 1.0%.
(1)	Ownership information is as of June 5, 2020.
(2)

Based on Amendment 1 to Schedule 13G filed by Banc Funds Company L.L.C. filed February 13, 2020, as of December 31, 2019, Banc Fund VIII L.P. reported sole voting and dispositive power with respect to 41,551 shares of Pinnacle’s common stock, and Banc Fund IX L.P. reported sole voting and dispositive power with respect to 45,579 shares of Pinnacle’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIRGINIA BANK

The following table sets forth certain information as of August 5, 2020, concerning the number and percentage of shares of Virginia Bank common stock beneficially owned by each of Virginia Bank’s directors and executive officers, by Virginia Bank’s directors and executive officers as a group, and by each beneficial owner known to Virginia Bank to own more than 5.0% of Virginia Bank’s common stock, based on information available to Virginia Bank. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares is pledged as security. Percentage ownership is calculated based on 1,835,468 outstanding shares of Virginia Bank common stock as of August 5, 2020.

Name	Amount and Nature of Beneficial Ownership (1)		Ownership as a Percentage of Common Stock Outstanding
George W. Davis, III	383		*
William A. Emerson, Jr.	6,053	(2)(3)(4)	*
John L. Foster	11,315	(5)(6)	*
Jerry T. Hankins, Jr.	135		*
Daniel C. Hastings, Jr.	21,640	(7)	1.18%
L. Frank King, Jr.	38,894	(8)	2.12%
Dr. Harry T. Kolendrianos	400	(9)	*
Donald W. Merricks	2,430	(10)(11)	*
Jerry K. Oakes	545		*
Kunal P. Patel	—		*
Dr. Albert L. Payne, DDS PC	7,092	(12)	*
Tammy Wright-Warren	383		*
All directors and executive officers as a group (12 persons)	89,270		4.61%
5% Shareholders:
Poquoson Tribe #124, I.O.R.M.	183,904		10.02%
Milo B. Abercrombie	121,875	(13)	6.64%

*	Less than 1.0%.
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2)	Includes 1,038 shares held jointly with spouse.
(3)	Excludes 1,695 shares held solely by father.
(4)	Includes 4,665 shares held by Starwood Properties, LLC.
(5)	Includes 9,315 shares held jointly with spouse.
(6)	Excludes 630 shares held by spouse as custodian for son.
(7)	Includes 7,512 shares held jointly with spouse.
(8)	Includes 28,208 shares held jointly with spouse.
(9)	Excludes 39,491 shares held solely by spouse.
(10)	Includes 315 shares held jointly with spouse.
(11)	Excludes 1,527 shares held by solely by spouse.
(12)	Includes 5,845 shares held jointly with spouse.
(13)	Includes 17,925 shares held by Abercrombie Corporation.

LEGAL MATTERS

The validity of the Pinnacle common stock to be issued upon completion of the merger will be passed upon for Pinnacle by Troutman Pepper Hamilton Sanders LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Pinnacle by Troutman Pepper Hamilton Sanders LLP, and for Virginia Bank by Williams Mullen. Please see the section entitled “Material U.S. Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of Pinnacle Bankshares Corporation and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, are included in this joint proxy statement/prospectus in reliance upon the reports of Cherry Bekaert LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Virginia Bank Bankshares, Inc. and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, are included in this joint proxy statement/prospectus in reliance upon the reports of Brown, Edwards & Company, L.L.P., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

Pinnacle

In accordance with Pinnacle’s bylaws, proposals of shareholders intended to be presented at the 2021 annual meeting of shareholders (other than director nominations) must be received by Pinnacle’s Secretary, at Pinnacle’s principal office in Altavista, Virginia or P.O. Box 29, Altavista, Virginia 24517, no later than [●], 2020, provided that if the 2021 annual meeting of shareholders is held more than 30 days from [●], 2021, such notice must be given not less than 90, nor more than 120, days prior to the date set for the 2021 annual meeting of shareholders. In addition, Pinnacle’s board of directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for the 2021 annual meeting of shareholders unless the proposal meets the requirements of Rule 14a-8 under the Exchange Act and is received by Pinnacle’s Secretary, at Pinnacle’s principal office in Altavista, Virginia, or P.O. Box 29, Altavista, Virginia 24517 no later than [●], 2020, provided that if the 2021 Annual Meeting is held more than 30 days from [●], 2021, the deadline for such a proposal is a reasonable time before Pinnacle prints its proxy materials for the 2021 Annual Meeting.

The proxy solicited by Pinnacle’s board of directors for the 2020 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Pinnacle has not received notice of such proposal by [●], 2020, in writing delivered to Pinnacle’s Secretary.

Virginia Bank

Virginia Bank held its 2019 annual meeting of shareholders on April 19, 2019. If the merger is completed, Virginia Bank will merge into Pinnacle and there will not be any future meetings of Virginia Bank shareholders. In addition, if the merger is completed, Virginia Bank shareholders will become Pinnacle shareholders.

If the merger is not completed and Virginia Bank holds a 2020 annual meeting of shareholders, Virginia Bank will notify shareholders of the date, time and place of that meeting as soon as practicable after it determines that it will or must hold a 2020 meeting. Any shareholder nominations intended to be presented at that meeting must be submitted to Virginia Bank as set forth below.

Virginia Bank’s bylaws prescribe the procedure, including notice requirements, that a shareholder must follow to nominate a person to the Virginia Bank board of directors. Among other requirements described in Virginia Bank’s bylaws, such notice generally must be received at Virginia Bank’s principal office in Danville, Virginia not less than 14 nor more than 50 days prior to the meeting.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

between

PINNACLE BANKSHARES CORPORATION

and

VIRGINIA BANK BANKSHARES, INC.

January 21, 2020

As Amended on June 9, 2020

Exhibit A – Form of PPBN Affiliate Agreement

Exhibit B – Form of VABB Affiliate Agreement

Exhibit C – Form of Plan of Merger

Exhibit D – Form of Bank Merger Agreement

Exhibit E – Form of Amendment of PPBN Articles of Incorporation

Exhibit F – Form of Amendment of PPBN Bylaws

Disclosure Letter of PPBN

Disclosure Letter of VABB

INDEX OF DEFINED TERMS

Section
ACA	Section 3.3(o)(ii)
Acquisition Agreement	Section 5.5(a)
Acquisition Proposal	Section 5.5(c)
Affiliate Agreements	Recitals
Agreement	Preamble
Articles of Merger	Section 1.3
Articles Amendment	Section 1.4(a)
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.3(g)
Book-Entry Shares	Section 2.3(b)
Burdensome Condition	Section 5.6(a)
Bylaws Amendment	Section 1.4(a)
Cash Consideration	Section 2.1(c)(i)
Cash Designee Shares	Section 2.2(e)(i)(B)
Cash Election Shares	Section 2.2(b)(i)
Certificates	Section 2.3(b)
Change in PPBN Recommendation	Section 5.5(e)
Change in VABB Recommendation	Section 5.5(e)
Claim	Section 5.9(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Computer Systems	Section 3.3(cc)(i)
Confidentiality Agreement	Section 5.2(c)
Continuing Bank	Section 1.5(a)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)(ii)
Continuing Employees	Section 5.8(a)
Conversion Ratio	Section 2.1(c)(ii)
CRA	Section 3.3(k)
Derivative Contract	Section 3.3(v)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.7
Effective Time	Section 1.3
Election Form	Section 2.2(b)
Environmental Claim	Section 3.3(s)(iv)(A)
Environmental Laws	Section 3.3(s)(iv)(B)
ERISA	Section 3.3(o)(iii)
ERISA Affiliate	Section 3.3(o)(iii)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.3(a)

FDIC	Section 3.3(c)(iv)
Federal Reserve Board	Section 3.3(c)(iv)
Financial Statements	Section 3.3(f)(iv)
FNB	Section 1.5(a)
FRB-Richmond	Section 3.3(c)(iv)
GAAP	Section 3.3(f)(i)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.9(a)
Intellectual Property	Section 3.3(u)
Joint Proxy Statement	Section 3.3(c)(iv)
Knowledge	Section 3.2(c)
Law	Section 3.2(b)
Letter of Transmittal	Section 2.3(b)
Loan	Section 3.3(r)(x)
Loan Loss Allowance	Section 3.3(r)(iii)
Maximum Amount	Section 5.9(c)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(s)(iv)(A)
Merger	Recitals
Merger Consideration	Section 2.1(c)
No Election Shares	Section 2.2(b)(iii)
No Election Stock Designee Shares	Section 2.2(e)(iii)(B)
Notice of Change	Section 5.5(f)(iii)
OCC	Section 3.3(c)(iv)
Organizational Documents	Section 3.3(a)
Pension Benefit Guarantee Corporation	Section 3.3(o)(iv)
Plan of Merger	Section 1.1
PPBN	Recitals
PPBN Benefit Plan	Section 3.3(p)(i)
PPBN Board Recommendation	Section 5.4(a)
PPBN Common Stock	Section 2.1(a)
PPBN Directors	Section 1.4(a)
PPBN Financial Statements	Section 3.3(f)(ii)
PPBN Material Contract	Section 3.3(j)(iii)
PPBN Shareholder Approvals	Section 3.3(c)(i)
PPBN Shareholders Meeting	Section 5.4(a)
PPBN Stock Plan	Section 3.3(d)(iii)
PPBN Termination Fee	Section 7.4(c)
Registration Statement	Section 3.3(c)(iv)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)(iv)
Sarbanes-Oxley Act	Section 3.3(f)(iii)
SCC	Section 1.3
SEC	Section 3.3(c)(iv)
Securities Act	Section 3.3(c)(iv)

Stock Consideration	Section 2.1(c)(ii)
Stock Conversion Number	Section 2.1(c)
Stock Designee Shares	Section 2.2(e)(ii)(B)
Stock Election Shares	Section 2.2(b)(ii)
Subsidiary	Section 3.3(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(y)
Tax	Section 3.3(l)(i)
Tax Return	Section 3.3(l)(i)
Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(u)
Termination Fee	Section 7.4(a)
Treasury Regulations	Recitals
VABB	Recitals
VABB Benefit Plan	Section 3.3(o)(i)
VABB Board Recommendation	Section 5.4(b)
VABB Cancelled Shares	Section 2.1(b)
VABB Common Stock	Section 2.1(b)
VABB Directors	Section 1.4(a)
VABB Financial Statements	Section 3.3(f)(i)
VABB Insiders	Section 5.15
VABB Material Contract	Section 3.3(j)(i)
VABB Shareholder Approval	Section 3.3(c)(i)
VABB Shareholders Meeting	Section 5.4(b)
VBT	Section 1.5(a)
VBT DB Plan	Section 5.8(b)
VBT DC Plan	Section 5.8(b)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of January 21, 2020, as amended on June 9, 2020, between PINNACLE BANKSHARES CORPORATION, a Virginia corporation (“PPBN”), and VIRGINIA BANK BANKSHARES, INC., a Virginia corporation (“VABB”).

WHEREAS, the Boards of Directors of PPBN and VABB have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of VABB with and into PPBN (the “Merger”); and

WHEREAS, the Boards of Directors of PPBN and VABB have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, as an inducement for each party to enter into this Agreement, certain shareholders of each of PPBN and VABB have simultaneously herewith entered into affiliate agreements in the form of Exhibit A and Exhibit B, respectively, in connection with the Merger (collectively, the “Affiliate Agreements”); and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law) for federal and applicable state income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER AND RELATED MATTERS

Section 1.1 The Merger.

Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined in Section 1.3), VABB will be merged with and into PPBN pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit C and made a part hereof (the “Plan of Merger”). The separate corporate existence of VABB thereupon shall cease, and PPBN will be the surviving corporation in the Merger (PPBN is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Time or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.

Section 1.2 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern Time at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia on a date, which date shall be no later than five (5) business days following the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless accelerated or extended as both parties may agree (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.

Section 1.3 Effective Time.

On the Closing Date, PPBN and VABB will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the time the Certificate of Merger is issued by the SCC (or at such later time as may be specified by mutual agreement of the parties in the Articles of Merger), as provided in Sections 13.1-720 and 13.1-606 of the VSCA (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Corporate Governance and Related Matters.

(a) Prior to the Effective Time, PPBN shall (i) take all actions necessary to adopt amendments to the Articles of Incorporation of PPBN in the form attached hereto as Exhibit E (the “Articles Amendment”), effective as of the Effective Time, (ii) take all actions necessary to adopt amendments to the Bylaws of PPBN in the form attached hereto as Exhibit F (the “Bylaws Amendment”), effective as of the Effective Time, and (iii) cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Time to be fixed at eighteen (18), consisting of  (A) thirteen (13) current PPBN directors designated by PPBN, (the “PPBN Directors”), and (B) five (5) directors chosen by VABB (the “VABB Directors”) from VABB’s Board of Directors as of the date of this Agreement, subject to the consent of PPBN which consent shall not be unreasonably withheld, and which shall include Mr. Donald W. Merricks, and in all cases subject to obtaining any required prior approval or consent by any Governmental Authority. No other directors of VABB shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Time. The VABB Directors will be split as equally as possible among the three classes of directors comprising the Board of Directors of the Continuing Corporation to serve staggered terms, with directors serving in such classes as mutually agreed by PPBN and VABB. Subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and standards for directors of the Continuing Corporation), the Continuing Corporation shall nominate each VABB Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Time, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each VABB Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation standing for election.

(b) Subject to and in accordance with the Articles of Incorporation and Bylaws of the Continuing Corporation, effective as of the Effective Time, Mr. Donald W. Merricks will serve as Vice Chairman of the Board of Directors of the Continuing Corporation subject to obtaining any required prior approval or consent by any Governmental Authority, and certain persons set forth on Section 1.4(b) of the Disclosure Letter of PPBN will serve as officers of the Continuing Corporation in the roles specified therein.

Section 1.5 Banking Operations.

(a) After the Effective Time, Virginia Bank and Trust Company, Danville, Virginia (“VBT”), the wholly owned subsidiary of VABB, shall merge with and into First National Bank, Altavista, Virginia (“FNB”), the wholly owned subsidiary of PPBN (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit D (the “Bank Merger Agreement”) and the separate existence of VBT shall cease and FNB shall survive and continue to exist as a national banking association organized and chartered under the federal laws of the United States of America (FNB is referred to herein as the “Continuing Bank” whenever reference is made to it as of the effective time of the Bank Merger or thereafter).

(b) On or prior to the effective time of the Bank Merger, PPBN as the sole shareholder of FNB shall cause the VABB Directors to be appointed as directors of the Continuing Bank as of the effective time of the Bank Merger to serve until the next annual meeting of the shareholder of the Continuing Bank following the Effective Time, and shall cause Mr. Donald W. Merricks to be appointed to serve as Vice Chairman of the Continuing Bank, in all cases subject to obtaining any required prior approval or consent by any Governmental Authority. No other directors of VABB or VBT shall be designated to serve on the Board of Directors of the Continuing Bank at the effective time of the Bank Merger. Subject to compliance by the Board of Directors of the Continuing Bank with its fiduciary duties (including compliance with the Continuing Bank’s Organizational Documents and standards for directors of the Continuing Bank), the Continuing Bank shall nominate each VABB Director for reelection to the Board of Directors of the Continuing Bank at the first annual meeting of the shareholder of the Continuing Bank following the Effective Time.

Section 1.6 Articles of Incorporation and Bylaws of the Continuing Corporation.

At the Effective Time, the Articles of Incorporation of PPBN as in effect immediately before the Effective Time, as amended by the Articles Amendment, shall be the Articles of Incorporation of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable Law. At the Effective Time, the Bylaws of PPBN as in effect immediately before the Effective Time, as amended by the Bylaws Amendment, shall be the Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.7 Tax Consequences.

Each of the parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder for federal and applicable state income tax purposes. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law) for federal and applicable state income tax purposes. VABB and PPBN shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable Law. Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Registration Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

ARTICLE 2

MERGER CONSIDERATION; ELECTION, ALLOCATION AND EXCHANGE PROCEDURES

Section 2.1 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of PPBN, VABB or any holder of any of the following securities:

(a) Each share of common stock, par value $3.00 per share, of PPBN (“PPBN Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b) All shares of common stock, par value $5.00 per share, of VABB (“VABB Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by PPBN or VABB (other than shares of VABB Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or held on behalf of third parties as a result of debts previously contracted) (any such shares, the “VABB Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Subject to the allocation procedures of Section 2.2, each share of VABB Common Stock, except for VABB Cancelled Shares and Dissenting Shares (as defined in Section 2.7), issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive, at the election of the holder thereof, either:

(i) cash in the amount of $16.00 per share (the “Cash Consideration”); or

(ii) 0.54 shares (the “Conversion Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $3.00 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (the “Stock Consideration”).

“Merger Consideration” with respect to a given share of VABB Common Stock shall mean the Cash Consideration, the Stock Consideration and any cash paid in lieu of fractional shares pursuant to Section 2.5, as applicable.

(d) If, between the date hereof and the Effective Time, the outstanding shares of PPBN Common Stock or VABB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Cash Consideration and the Stock Consideration, and any other amounts payable pursuant to this Agreement.

Section 2.2 Allocation and Election Procedures

(a) Prior to the Effective Time, PPBN shall appoint an exchange and paying agent reasonably acceptable to VABB (the “Exchange Agent”) for the payment and exchange of the Merger Consideration and to conduct the election, allocation and exchange procedures described in this Article 2.

(b) Provided that VABB has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall provide to the holders of VABB Common Stock as of the record date established by the Board of Directors of VABB for the VABB Shareholder Meeting, contemporaneously with, or in no event more than ten (10) days after, the mailing of the Joint Proxy Statement (as defined in Section 3.3(c)(iv)), an election form in such form as PPBN and VABB shall reasonably agree (the “Election Form”). Each Election Form shall permit a holder of VABB Common Stock (or the beneficial owner through appropriate and customary documentation and instruction), except with respect to Dissenting Shares:

(i) to elect to receive the Cash Consideration with respect to any or all of such holder’s shares of VABB Common Stock (collectively, the “Cash Election Shares”);

(ii) to elect to receive the Stock Consideration with respect to any or all of such holder’s shares of VABB Common Stock (collectively, the “Stock Election Shares”); or

(iii) to indicate that such holder makes no election with respect to such holder’s shares of VABB Common Stock (collectively, the “No Election Shares”).

(c) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of VABB Common Stock that will be converted into the Stock Consideration (the “Stock Conversion Number”) shall be equal to the product of (A) 60% and (B) the number of shares of VABB Common Stock issued and outstanding immediately prior to the Effective Time (excluding any VABB Cancelled Shares) rounded down to the nearest whole share. Any shares of VABB Common Stock, except for Dissenting Shares, with respect to which the holder (or the beneficial owner, as the case may be) either (X) has not submitted to the Exchange Agent an effective, properly completed Election Form by the Election Deadline (as defined herein), or (Y) has revoked an Election Form prior to the Election Deadline and has not resubmitted a properly completed Election Form prior to the Election Deadline shall be designated as No Election Shares. For purposes of this Agreement, the term “Election Deadline” means 5:00 p.m., Eastern Time, on the business day immediately prior to the VABB Shareholders Meeting, or such other date as PPBN and VABB shall mutually agree upon. The Exchange Agent shall use commercially reasonable efforts to make the Election Form available to all persons who become holders of shares of VABB Common Stock during the period between the record date established by the Board of Directors of VABB for the VABB Shareholder Meeting and the Election Deadline.

(d) Any election with respect to a share of VABB Common Stock shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of PPBN, VABB or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Within seven (7) business days after the Effective Time, PPBN shall cause the Exchange Agent to allocate the Merger Consideration, which shall be effected by the Exchange Agent as follows:

(i) If the total number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share and each No Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of such Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (the “Cash Designee Shares”) such that the total number of Stock Election Shares minus the Cash Designee Shares equals the Stock Conversion Number, and each Cash Designee Share shall be converted into the right to receive the Cash Consideration; and

(C) each remaining unconverted Stock Election Share (after application of subsection (B) above) shall be converted into the right to receive the Stock Consideration.

(ii) If the total number of Stock Election Shares and No Election Shares is less than the Stock Conversion Number, then:

(A) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of such Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (the “Stock Designee Shares”) such that the total number of Stock Election Shares and No Election Shares plus the Stock Designee Shares equals the Stock Conversion Number, and each Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted Cash Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

(iii) If the total number of Stock Election Shares is less than the Stock Conversion Number, but the total number of Stock Election Shares and No Election Shares is greater than the Stock Conversion Number, then:

(A) each Stock Election Share shall be converted into the right to receive the Stock Consideration and each Cash Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of such No Election Shares submitted, from among the holders of No Election Shares, a sufficient number of such shares (“No Election Stock Designee Shares”) such that the total number of Stock Election Shares plus the No Election Stock Designee Shares equals the Stock Conversion Number. Each No Election Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted No Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

Section 2.3 Exchange of Shares.

(a) At or prior to the Closing Date, PPBN shall for the benefit of holders of shares of VABB Common Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of Cash Consideration payable pursuant to this Article 2 (together with any dividends or distributions with respect thereto) and the aggregate cash payable in lieu of fractional shares of Continuing Corporation Common Stock (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) deliver evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2.

(b) Letter of Transmittal. Prior to the Effective Time, PPBN shall prepare appropriate and customary transmittal materials on which PPBN and VABB shall mutually agree (the “Letter of Transmittal”) for use in exchanging shares of VABB Common Stock held by each former shareholder of record of VABB immediately before the Effective Time for the Merger Consideration. The Letter of Transmittal and accompanying instructions shall include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares (as defined herein). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of VABB Common Stock (the “Certificates”), and (ii) uncertificated shares of VABB Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than VABB Cancelled Shares and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(f), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. PPBN shall make available and mail the Letter of Transmittal as promptly as practicable after the Exchange Agent completes the allocation procedures set forth in Section 2.2, and in no event more than ten (10) business days after the Effective Time, to all persons who were record holders of shares of VABB Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.

(c) Each holder of an outstanding share of VABB Common Stock who has properly surrendered a Certificate or Book-Entry Share to the Exchange Agent (or has complied with Section 2.3(f)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and PPBN may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of VABB Common Stock.

(d) Whenever a holder of an outstanding share of VABB Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(c), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i) evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of VABB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and

(ii) a check representing the sum of (A) the aggregate amount of Cash Consideration payable with respect to the aggregate number of shares of VABB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered, and (B) cash in lieu of fractional shares, if any, into which the aggregate number of shares of VABB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.5 of this Agreement.

For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration to which any holder of VABB Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in Section 2.3(c) or otherwise complies with Section 2.3(f). Whenever a holder of an outstanding share of VABB Common Stock shall become entitled to receive any Merger Consideration, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

(e) Abandoned Property. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of VABB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

(f) Lost Certificates. A holder of VABB Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable Law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

(g) Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of VABB Common Stock in the amount of any such losses to the extent necessary for payment of the aggregate amount of Cash Consideration and cash in lieu of fractional shares of Continuing Corporation Common Stock. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of VABB Common Stock for twelve (12) months after the Effective Time shall, to the extent permitted by Law, be paid to the Continuing Corporation. Any former holder of VABB Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of VABB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(h) Rounding. All dollar amounts payable to any holder of VABB Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of VABB Common Stock registered in such shareholder’s name. No interest will accrue or be paid on any cash to be paid pursuant to this Article 2.

Section 2.4 Rights of Former Holders of VABB Common Stock.

At the Effective Time, the stock transfer books of VABB shall be closed as to holders of VABB Common Stock, and no transfer of VABB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(c), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by Law, former holders of record of VABB Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing

Corporation Common Stock into which their respective shares of VABB Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(c). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the former holders of record of VABB Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(c). However, upon surrender of such Book-Entry Share or Certificate representing VABB Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each such Book-Entry Share or other share represented by such Certificate.

Section 2.5 No Fractional Shares.

Each holder of shares of VABB Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent, with one-half cent being rounded upward) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the average closing sale price per share of PPBN Common Stock, as reported on the OTCQX marketplace, for the five (5) most recent trading days on which shares of PPBN Common Stock actually traded ending on and including the last trading day immediately preceding the Effective Time.

Section 2.6 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

Section 2.7 Dissenting Shares.

Any holder of shares of VABB Common Stock who perfects such holder’s appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from PPBN, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to VABB or PPBN the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Time a dissenting shareholder of VABB fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Continuing Corporation shall direct the Exchange Agent to issue and deliver the consideration to which such holder of shares of VABB Common Stock is otherwise entitled under this Article 2 (without interest) upon surrender by such holder of the applicable Certificates or Book-Entry Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Disclosure Letters.

(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3, or to one or more of its covenants or agreements contained in Article 4 or Article 5, or as required pursuant to Article 6; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (x) applies to such other subsections and (y) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

Section 3.2 Standard.

(a) No representation or warranty of PPBN or VABB contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e), Section 3.3(h)(ii) and Section 3.3(aa)(i), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that in applying the standard set forth in this Section 3.2(a), all materiality and “Material Adverse Effect” qualifications and exceptions contained in the individual representations and warranties shall be disregarded).

(b) The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute (collectively, “Laws”) of general applicability to banking and bank holding company businesses or the interpretation of such Laws by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to PPBN, VABB, or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, including its impact on the customers, employees and vendors of such party or other persons doing business with such party, (F) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, and (G) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party hereto and its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c) The term “Knowledge” with respect to PPBN, shall mean the actual knowledge and such knowledge that would be obtained after due inquiry of those individuals set forth in Section 3.2 of the Disclosure Letter of PPBN and, with respect to VABB, shall mean the actual knowledge and such knowledge that would be obtained after due inquiry of those individuals set forth in Section 3.2 of the Disclosure Letter of VABB.

Section 3.3 Representations and Warranties.

Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters, PPBN represents and warrants to VABB, to the extent such representation or warranty is applicable to PPBN, and VABB represents and warrants to PPBN, to the extent such representation or warranty is applicable to VABB, except where expressly stated otherwise, as follows:

(a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of the Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof have been made available to the other party.

(b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable Laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to its Knowledge, threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary. True and complete copies of the Organizational Documents of each of its Subsidiaries that is a bank, in each case amended to, and as in full force and effect, as of the date of this Agreement have been made available to the other party.

The term “Subsidiary” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(c) Authority; No Breach of the Agreement.

(i) It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the PPBN Shareholder Approvals (as defined below) and the VABB Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors) and subject only to the receipt of (A) in the case of VABB, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of VABB Common Stock (the “VABB Shareholder Approval”) and (B) in the case of PPBN, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of PPBN Common Stock and approval of the Articles Amendment by a majority of the outstanding shares of PPBN Common Stock (collectively, the “PPBN Shareholder Approvals”).

(ii) This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of rights of creditors or by general principles of equity. PPBN represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents or any resolutions of its Board of Directors; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv) Except for (A) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and/or the Federal Reserve Bank of Richmond (the “FRB-Richmond”) under the Bank Holding Company Act of 1956, and approval of such applications, filings and notices as applicable, (B) the filing of applications, filings, notices and correspondence, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, as applicable, (C) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) with respect to the Bank Merger including under the Bank Merger Act, and approval of such applications, filings and notices as applicable, (D) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.3(c)(iv) of the Disclosure Letter of PPBN and approval of such applications, filings and notices, (E) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the PPBN Shareholders Meeting and the VABB Shareholders Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by PPBN in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) the filing of the Articles of Merger with, and the issuance of a Certificate of Merger by, the SCC pursuant to the VSCA, and (H) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary Regulatory Approvals (as defined herein) will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger, without the imposition of a Burdensome Condition (as defined herein).

(d) PPBN Capital Stock. PPBN represents and warrants that:

(i) As of January 20, 2020, the authorized capital stock of PPBN consists of: (1) 3,000,000 shares of common stock, par value $3.00 per share, of which 1,554,686 shares are issued and outstanding; and (2) 1,000,000 shares of preferred stock, par value $3.00 per share, of which no shares are issued and outstanding;

(ii) All outstanding shares of capital stock of PPBN have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii) As of January 20, 2020, (1) 18,375 shares of PPBN Common Stock are subject to options to purchase PPBN Common Stock, 18,075 shares of PPBN Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of PPBN (a “PPBN Stock Plan”), and (2) 88,424 shares of PPBN Common Stock were available for future grant under the PPBN Stock Plans;

(iv) Except as set forth in Section 3.3(d)(iv) of the Disclosure Letter of PPBN, as of the date of this Agreement, no shares of capital stock of PPBN are reserved for issuance, and there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which PPBN is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each PPBN Stock Plan; and

(v) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shares of PPBN’s capital stock may vote are issued or outstanding. There are no contracts pursuant to which PPBN or any of its Subsidiaries is or could be required to register shares of PPBN’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of PPBN or any of its Subsidiaries. No Subsidiary of PPBN owns any capital stock of PPBN.

(e) VABB Capital Stock. VABB represents and warrants that:

(i) As of January 20, 2020, the authorized capital stock of VABB consists of 5,000,000 shares of common stock, par value $5.00 per share, of which 1,835,468 shares are issued and outstanding;

(ii) All outstanding shares of capital stock of VABB have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii) Except as set forth in Section 3.3(e)(iii) of the Disclosure Letter of VABB, as of the date of this Agreement, no shares of capital stock of VABB are reserved for issuance, and there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which VABB is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock; and

(iv) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shares of VABB’s capital stock may vote are issued or outstanding. There are no contracts pursuant to which VABB or any of its Subsidiaries is or could be required to register shares of VABB’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of VABB or any of its Subsidiaries. No Subsidiary of VABB owns any capital stock of VABB.

(f) Financial Statements; Information in Joint Proxy Statement.

(i) VABB has made available to PPBN copies of (i) audited consolidated balance sheets of VABB as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes to the financial statements and (ii) unaudited balance sheets and related statements of income of VBT as of and for the nine months ended September 30, 2019 (collectively, the “VABB Financial Statements”). VABB will make available to PPBN, as soon as reasonably practicable following the preparation thereof, unaudited balance sheets and related statements of income of VBT for each subsequent calendar quarter and audited consolidated balance sheets and related consolidated statements of income of VABB for each subsequently completed calendar year. The VABB Financial Statements fairly present (or, in the case of financial statements for quarterly or annual periods prepared and delivered to PPBN after the date of this Agreement, will fairly present) the financial position of VABB and its Subsidiaries or VBT and its Subsidiaries, as applicable, as at the respective dates and the related results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(ii)PPBN has made available to VABB copies of PPBN’s (i) audited consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes to the financial statements and (ii) unaudited consolidated balance sheets and related consolidated statements of income as of and for the nine months ended September 30, 2019 (collectively, the “PPBN Financial Statements”). PPBN will make available to VABB, as soon as reasonably practicable following the preparation thereof, unaudited consolidated balance sheets and related consolidated statements of income for each subsequent calendar quarter and audited consolidated balance sheets and related consolidated statements of income for each subsequently completed calendar year. The PPBN Financial Statements fairly present (or, in the case of financial statements for quarterly or annual periods prepared and delivered to VABB after the date of this Agreement, will fairly present) the consolidated financial position of PPBN and its Subsidiaries, as at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(iii) It and each of its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of its board of directors and duly authorized executive officers, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to it or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to the properties and assets of it and any of its Subsidiaries is permitted only in accordance with general or specific authorization of its board of directors and duly authorized executive officers, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. Neither it nor any of its Subsidiaries is subject to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and nothing contained in this Section 3.3(f)(iii) shall be construed as a representation or warranty that its or its Subsidiaries’ internal accounting controls are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

(iv) For the purposes of this Agreement, “Financial Statements” means the VABB Financial Statements or the PPBN Financial Statements, as applicable to each party.

(v) None of the information supplied or to be supplied by it or its Subsidiaries for inclusion or by incorporation by reference in the Registration Statement will, when supplied or when the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy Statement relating to it and its Subsidiaries and other portions within the reasonable control of it and its Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(vi) None of the information supplied or to be supplied by it or its Subsidiaries for inclusion or by incorporation by reference in the Joint Proxy Statement, and any other documents to be filed by it and its Subsidiaries or any Affiliate thereof with any Regulatory Agency in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the parties, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the PPBN Shareholders Meeting or the VABB Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the PPBN Shareholders Meeting or the VABB Shareholders Meeting.

(g) Bank Reports. It and each of its Subsidiaries, have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2015 with the Federal Reserve Board, the FRB-Richmond, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission, the OCC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business, operations, policies or procedures of it or any of its Subsidiaries.

There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2015.

(h) Absence of Certain Changes or Events. Since January 1, 2019, except as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

(i) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2019 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since September 30, 2019 has not incurred (except as permitted by Article 4), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j) Material Contracts; Defaults.

(i) Set forth in Section 3.3(j) of the Disclosure Letter of VABB is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that VABB or any of its Subsidiaries is a party to, bound by or subject to (each, a “VABB Material Contract”): (A) with respect to employment of an officer or director or engagement of a consultant, including any employment, severance, termination, consulting or retirement agreement, (B) which would entitle any present or former director, officer, employee or agent of VABB or any of its Subsidiaries to indemnification from VABB or any of its Subsidiaries, (C) which is a material contract within the meaning of Item 601(b)(10) of Regulation S-K of the SEC, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and either (1) involving the payment or value of more than $25,000 per year or (2) has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of VABB or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by VABB or any of its Subsidiaries of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by VABB or any of its Subsidiaries or which involves the acquisition or disposition of any real property, (J) involves Intellectual Property (as defined herein) (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (K) which materially restricts the conduct of any business by VABB or any of its Subsidiaries or limits the freedom of VABB or any of its Subsidiaries to engage in any line of business in any geographic area (or to VABB’s Knowledge would so restrict PPBN or FNB or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires VABB or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that prohibits or materially restricts the conduct of business by it or to the Knowledge of VABB, any of its Subsidiaries or any of its personnel in VABB’s geographic area or its or their ability to compete in any VABB line of business, or (M) which is with respect to, or otherwise commits VABB or any of its Subsidiaries to do, any of the foregoing. VABB has previously provided or made available to PPBN a copy of each VABB Material Contract (or if oral, a short summary thereof).

(ii) Each VABB Material Contract is valid and binding on VABB or the respective Subsidiary of VABB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of VABB, is valid and binding on the other parties thereto. Neither VABB nor any of its Subsidiaries is, and, to the Knowledge of VABB, no other party thereto is, in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and to the

Knowledge of VABB there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(iii) PPBN has previously provided or made available to VABB each of the following agreements, contracts, arrangements, commitments or understandings (if oral, a short summary thereof) that PPBN or any of its Subsidiaries is a party to, bound by or subject to (each, a “PPBN Material Contract”): (A) with respect to employment of an officer or director or engagement of a consultant, including any employment, severance, termination, consulting or retirement agreement, (B) which would entitle any present or former director, officer, employee or agent of PPBN or any of its Subsidiaries to indemnification from PPBN or any of its Subsidiaries, (C) which is a material contract within the meaning of Item 601(b)(10) of Regulation S-K of the SEC, (D) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (E) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of PPBN or any of its Subsidiaries, (F) which provides for the payment by PPBN or any of its Subsidiaries of payments upon a change of control thereof, (G) which is a lease for any real or material personal property owned or presently used by PPBN or any of its Subsidiaries or which involves the acquisition or disposition of any real property, (H) that prohibits or materially restricts the conduct of any business by PPBN or any of its Subsidiaries or limits the freedom of PPBN or any of its Subsidiaries to engage in any line of business in PPBN’s geographic area (or would so restrict PPBN or the Continuing Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires PPBN or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (I) which is with respect to, or otherwise commits PPBN or any of its Subsidiaries to do, any of the foregoing.

(iv) Each PPBN Material Contract is valid and binding on PPBN or the respective Subsidiary of PPBN and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of PPBN, is valid and binding on the other parties thereto. Neither PPBN nor any of its Subsidiaries is, and, to the Knowledge of PPBN, no other party thereto is, in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and to the Knowledge of PPBN there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, lawsuits, arbitrations or administrative or judicial proceedings (“Proceedings”) (or, to its Knowledge, any basis therefor) instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any cease-and-desist or other agreement, order, memorandum of understanding, enforcement action, supervisory or commitment letter or similar undertaking by or with any Governmental Authority that, in each of any such cases, restricts its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing, ordering, or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Except for examinations of it and any of its Subsidiaries conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has ordered it or any of its Subsidiaries to pay any civil penalty or initiated or has pending any proceeding or, to the Knowledge of it or any of its Subsidiaries, investigation into the business or operations of it or any of its Subsidiaries since December 31, 2015. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the Knowledge of it, or any of its Subsidiaries, threatened against any officer or director of it, or any of its Subsidiaries, in connection with the performance of his or her duties as an officer or director of it or any of its Subsidiaries. It and each of its Subsidiaries have complied in all material respects with, and have not been in material default or violation under, all laws, statutes, ordinances, requirements, regulations, rules or orders of any Governmental Authority applicable to it and each of its Subsidiaries, including (to the extent applicable to it or any of its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Economic Growth, Regulatory Relief and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the

SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither it nor any of its Subsidiaries have been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition or approval of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on it or each of its Subsidiaries. It and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. As of the date hereof, to its Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l) Tax Matters.

(i) It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in Section 3.3(l)(i) of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority that has not been finally settled or otherwise resolved. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries’ assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(m) Property.

(i) Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its Bank Reports or Financial Statements as of December 31, 2018 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2018). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

(ii) In the case of VABB, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by VABB and each of its Subsidiaries or in which VABB or any of its Subsidiaries has any ownership or leasehold interest. VABB has made available to PPBN true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which VABB or any of its Subsidiaries is a party.

(n) Labor and Employment Matters.

(i) Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or, to its Knowledge, threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii) It and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(n)(ii) of its Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to its Knowledge, threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any governmental entity, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

(iii) With respect to VABB, except as set forth in Section 3.3(n)(iii) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.

(iv) To its Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other

United States immigration laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(o) VABB Employee Benefit Plans. With respect to VABB:

(i) Section 3.3(o)(i) of the Disclosure Letter of VABB sets forth a complete and accurate list of: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or arrangements; (C) all employment agreements, change in control agreements, severance agreements, or similar agreements; (D) all vacation plans or paid leave plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans or programs; (F) any Code Section 125 cafeteria plan, including flexible spending arrangements; and (G) all other compensation plans or programs, in each case of (A) through (G) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries sponsors, maintains or has an obligation to contribute or has any liability (individually, a “VABB Benefit Plan” and collectively, the “VABB Benefit Plans.

(ii) VABB has and its Subsidiaries have, with respect to each VABB Benefit Plan, previously made available to PPBN true and complete copies of the following documents, to the extent applicable: (A) all current VABB Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and VABB Benefit Plan participants and beneficiaries during the past two (2) years; (C) all summaries of benefits and coverage provided during the past two (2) years; (D) the Form 5500 filed for each of the most recent two (2) plan years (including all schedules thereto and the opinions of independent accountants); (E) the two (2) most recent actuarial valuations or, as applicable, stock valuations or appraisals; (F) the most recent annual and periodic accounting of plan assets; (G) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”); (H) if the VABB Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from or issued by the Internal Revenue Service; (I) copies of the most recent nondiscrimination tests for all VABB Benefit Plans; (J) copies of all material correspondence with or from any Governmental Agency within the last five (5) years, including but not limited to any investigation materials, any Internal Revenue Service Letter 226-J, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, self-correction or similar programs; (K) fidelity bond and fiduciary liability insurance policies; and (L) a written summary of the material terms of any unwritten VABB Benefit Plans that provide for compensation or benefits.

(iii) Neither VABB nor any of its Subsidiaries, nor any of its ERISA Affiliates has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) a “multiemployer plan” (as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”) Section 3(37) and 4001(a)(3) or Section 414(f) of the Code); (B) a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. “ERISA Affiliate” means for purposes of Section 3.3(o) any trade or business (whether or not incorporated) that would be treated as a single employer with VABB or any of its Subsidiaries pursuant to Section 414 of the Code.

(iv) Except as set forth in Section 3.3(o)(iv) of the Disclosure Letter of VABB, neither VABB, its Subsidiaries, nor any of its ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any employee benefit plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any such employee benefit plan; (ii) except for payments of premiums to the Pension Benefit Guarantee Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any employee benefit plan covering any active, retired, or former employees or directors of VABB, its Subsidiaries, or any of its ERISA Affiliates. No complete or partial termination of any VABB Benefit Plan has occurred or is expected to occur.

(v) All VABB Benefit Plans were established and are in material compliance in form and operation with applicable laws and regulations, and each VABB Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(vi) The Internal Revenue Service has determined that the form of each VABB Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To VABB’s Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. Except as set forth on Section 3.3(o)(vi) of the Disclosure Letter of VABB, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vii) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all VABB Benefit Plans will have been made or properly accrued on or before the Closing Date. All contributions to any VABB Benefit Plan have been contributed within the time specified in such VABB Benefit Plan, ERISA and the Code and the respective regulations thereunder.

(viii) To VABB’s Knowledge, neither VABB nor any of its Subsidiaries (or former Subsidiaries) has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any VABB Benefit Plan or its related trust. To VABB’s Knowledge, no individual who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any VABB Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(ix) Except as set forth in Section 3.3(o)(ix) of the Disclosure Letter of VABB, there are no actions, suits, investigations or claims pending, or to VABB’s Knowledge threatened or anticipated, with respect to any VABB Benefit Plans (other than routine claims for benefits). No VABB Benefit Plan is the subject of a pending or, to VABB’s Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, or any other federal or state Governmental Authority.

(x) Except as set forth in Section 3.3(o)(x) of the Disclosure Letter of VABB, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of VABB or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Neither VABB nor its Subsidiaries are required to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.3(o)(x) of the Disclosure Letter of VABB, no VABB Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(xi) Each VABB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(xii) Except as set forth in Section 3.3(o)(xii) of the Disclosure Letter of VABB, VABB and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any VABB Benefit Plan for calendar years 2017, 2018 and 2019, and for the portion of calendar year 2020 through the date hereof.

(xiii) Each VABB Benefit Plan of VABB and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA to the extent required. VABB and its Subsidiaries have complied in all material respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. VABB and its Subsidiaries have complied in all material respects with the applicable requirements of Code Sections 6055 and 6056 and no penalty under Code Sections 6721 or 6722 has been assessed or incurred by VABB or its Subsidiaries. Other than as required under ERISA Sections 601 to 608 or other applicable Law, no VABB Benefit Plan provides post-termination or retiree health, medical or life insurance benefits to any individual for any reason, and neither VABB, its Subsidiaries, nor any of its ERISA Affiliates has any liability or obligation to provide post-termination or retiree health, medical or life insurance benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health, medical or life insurance benefits. Neither VABB, its Subsidiaries, nor any of their ERISA Affiliate have failed to comply with ERISA Sections 601 to 608 and Code Section 4980B. No tax, penalty, or assessable payment under Code Sections 4980B, 4980H or 5000 has been assessed or incurred with respect to any VABB Benefit Plan and to VABB’s Knowledge no circumstance exists which could give rise to such tax.

(xiv) Neither VABB, its Subsidiaries, nor any of its ERISA Affiliates has any commitment, intention, or understanding to create, modify, or terminate any VABB Benefit Plan. Each VABB Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to VABB, its Subsidiaries, nor any of its ERISA Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(xv) No VABB Benefit Plan permits investments in equity of VABB, or investments in which the value is based on or associated with equity of VABB.

(p) PPBN Employee Benefit Plans. With respect to PPBN:

(i) For purposes of this Agreement, “PPBN Benefit Plan” means: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or arrangements; (C) all employment agreements, change in control agreements, severance agreements, or similar agreements; (D) all vacation plans or paid leave plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans or programs; (F) any Code Section 125 cafeteria plan, including flexible spending arrangements; and (G) all other compensation plans or programs, in each case of (A) through (G) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries sponsors, maintains or has an obligation to contribute or has any liability.

(ii) PPBN has and its Subsidiaries have, with respect to each PPBN Benefit Plan, previously made available to VABB true and complete copies of the following documents, to the extent applicable: (A) all current PPBN Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and PPBN Benefit Plan participants and beneficiaries during the past two (2) years; (C) all summaries of benefits and coverage provided during the past two (2) years; (D) the Form 5500 filed for each of the most recent two (2) plan years (including all schedules thereto and the opinions of independent accountants); (E) the two (2) most recent actuarial valuations or, as applicable, stock valuations or appraisals; (F) the most recent annual and periodic accounting of plan assets; (G) all information regarding determination of full-time status of employees for purposes of the ACA; (H) if the PPBN Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from or issued by the Internal Revenue Service; (I) copies of the most recent nondiscrimination tests for all PPBN Benefit Plans; (J) copies of all material correspondence with or from any Governmental Agency within the last five (5) years, including but not limited to any investigation materials, any Internal Revenue Service Letter 226-J, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, self-correction or similar programs; (K) fidelity bond and fiduciary liability insurance policies; and (L) a written summary of the material terms of any unwritten PPBN Benefit Plans that provide for compensation or benefits.

(iii) Neither PPBN nor any of its Subsidiaries, nor any of its ERISA Affiliates has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) a

“multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code); (B) a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. “ERISA Affiliate” means for purposes of Section 3.3(p) any trade or business (whether or not incorporated) that would be treated as a single employer with PPBN or any of its Subsidiaries pursuant to Section 414 of the Code.

(iv) Except as set forth in Section 3.3(p)(iv) of the Disclosure Letter of PPBN, neither PPBN, its Subsidiaries, nor any of its ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any employee benefit plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any such employee benefit plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any employee benefit plan covering any active, retired, or former employees or directors of PPBN, its Subsidiaries, or any of its ERISA Affiliates. No complete or partial termination of any PPBN Benefit Plan has occurred or is expected to occur.

(v) All PPBN Benefit Plans were established and are in material compliance in form and operation with applicable laws and regulations, and each PPBN Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(vi) The Internal Revenue Service has determined that the form of each PPBN Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To PPBN’s Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. Except as set forth on Section 3.3(p)(vi) of the Disclosure Letter of PPBN, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vii) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all PPBN Benefit Plans will have been made or properly accrued on or before the Closing Date. All contributions to any PPBN Benefit Plan have been contributed within the time specified in such PPBN Benefit Plan, ERISA and the Code and the respective regulations thereunder.

(viii) To PPBN’s Knowledge, neither PPBN nor any of its Subsidiaries (or former Subsidiaries) has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any PPBN Benefit Plan or its related trust. To PPBN’s Knowledge, no individual who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any PPBN Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(ix) Except as set forth in Section 3.3(p)(ix) of the Disclosure Letter of PPBN, there are no actions, suits, investigations or claims pending, or to PPBN’s Knowledge threatened or anticipated, with respect to any PPBN Benefit Plans (other than routine claims for benefits). No PPBN Benefit Plan is the subject of a pending or, to PPBN’s Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, or any other federal or state Governmental Authority.

(x) Except as set forth in Section 3.3(p)(x) of the Disclosure Letter of PPBN, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of PPBN or any of its Subsidiaries, or result in any requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust). Except as set forth in Section 3.3(p)(x) of the Disclosure Letter of PPBN, no PPBN Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(xi) Each PPBN Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(xii) Each PPBN Benefit Plan of PPBN and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA to the extent required. PPBN and its Subsidiaries have complied in all material respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. PPBN and its Subsidiaries have complied in all material respects with the applicable requirements of Code Sections 6055 and 6056 and no penalty under Code sections 6721 or 6722 has been assessed or incurred by PPBN or its Subsidiaries. Other than as required under ERISA Sections 601 to 608 or other applicable Law, no PPBN Benefit Plan provides post-termination or retiree health, medical or life insurance benefits to any individual for any reason, and neither PPBN, its Subsidiaries, nor any of its ERISA Affiliates has any liability or obligation to provide post-termination or retiree health, medical or life insurance benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health, medical or life insurance benefits. Neither PPBN, its Subsidiaries, nor any of their ERISA Affiliate have failed to comply with ERISA Sections 601 to 608 and Code Section 4980B. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any PPBN Benefit Plan and to PPBN’s Knowledge no circumstance exists which could give rise to such tax.

(q) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2017, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(q) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(r) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(r) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets in its Bank Reports or Financial Statements as of September 30, 2019 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii) Except as set forth in Section 3.3(r)(ii) of its Disclosure Letter, (A) there are no material modifications or amendments, oral or written, of a Loan (as defined herein) that are not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Bank Reports or Financial Statements as of September 30, 2019 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letters of credit or commitments to make loans or extend credit).

(iv) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(f)(i) or Section 3.3(f)(ii), as applicable, and applicable regulatory requirements and guidelines.

(v) With respect to VABB, Section 3.3(r)(v) of its Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2016 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such loans.

(vi) With respect to PPBN, except as set forth in Section 3.3(r)(vi) of its Disclosure Letter, as of December 31, 2019, neither it nor any of its Subsidiaries was a party to any Loan (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(vii) With respect to VABB, except as set forth in Section 3.3(r)(vii) of its Disclosure Letter, as of December 31, 2019, neither it nor any of its Subsidiaries was a party to any Loan (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(viii) Except as set forth in Section 3.3(r)(viii) of its Disclosure Letter, as of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

(ix) Except as set forth in Section 3.3(r)(ix) of its Disclosure Letter, each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(x) For the purposes of this Agreement, “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(s) Environmental Matters.

(i) Except as set forth in Section 3.3(s) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with a Governmental Authority or third party imposing any liability pursuant to Environmental Laws.

(ii) Neither it nor any of its Subsidiaries has received written notice of any pending Environmental Claims, nor does it or any of its Subsidiaries have any Knowledge of any threatened Environmental Claims, upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, (D) any real or personal property where it or any Subsidiary has been found by any Governmental Authority to have participated or to be participating in the management of such property, or (E) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary.

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim that could be reasonably expected to result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect.

(iv) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any Governmental Authority or third party or any legal, administrative, arbitral or other proceedings, claims, causes of action, or governmental investigations of any nature asserting or alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein), or otherwise seeking to impose or that is reasonably likely to result in the imposition of any material liability arising under any Environmental Laws.

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations that relate to pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act, each as amended.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(t) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(u) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(v) Derivative Instruments. Section 3.3(v) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). Except as set forth in Section 3.3(v) of its Disclosure Letter, all Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable Laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(v) of its Disclosure Letter.

(w) Deposits. Except as set forth in Section 3.3(w) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(x) Investment Securities.

(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii) It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, each party has made available to the other party the material terms of such policies, practices and procedures.

(y) Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Article 14 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Article 14.1 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(z) Transactions with Affiliates; Transactions with Related Parties.

(i) All “covered transactions” between it or any of its Subsidiaries and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance in all material respects with such provisions.

(ii) Except as set forth in Section 3.3(z)(ii) of its Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally or in connection with such person’s employment with it or any of its Subsidiaries.

(aa) Financial Advisors.

(i) None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, PPBN has retained Performance Trust Capital Partners as its financial advisor, and VABB has retained Janney Montgomery Scott LLC as its financial advisor, in each case pursuant to an engagement letter.

(ii) It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(aa)(i) above.

(bb) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of PPBN has received the opinion of Performance Trust Capital Partners (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to PPBN. Prior to the execution of this Agreement, the Board of Directors of VABB has received the opinion of Janney Montgomery Scott, LLC (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of VABB Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(cc) Information Systems and Security.

(i) It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(cc)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii) To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(dd) Community Reinvestment Act Performance.

(i) PPBN represents and warrants to VABB that FNB has received a CRA rating of “satisfactory” or better in its most recently completed performance evaluation, and PPBN has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in FNB having its current rating lowered such that it is no longer “satisfactory” or better.

(ii) VABB represents and warrants to PPBN that VBT has received a CRA rating of “satisfactory” or better in its most recently completed performance evaluation, and VABB has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in VBT having its current rating lowered such that it is no longer “satisfactory” or better.

(ee) No Insurance Subsidiary. VABB represents and warrants to PPBN that neither it nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local Governmental Authority.

(ff) Sufficiency of Funds. PPBN has all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration and cash in lieu of fractional shares to the holders of VABB Common Stock pursuant to Article 2 hereof.

(gg) No Further Representations. Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, and except with respect to the Affiliate Agreements, neither the other party nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to it, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 4.1 VABB Forbearances.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law, or as expressly set forth in the Disclosure Letter of VABB, without the prior written consent of PPBN (which consent will not be unreasonably conditioned, withheld or delayed), VABB agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.

(d) (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (ii) enter into any agreement with respect to the foregoing; or (iii) issue or grant any stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights.

(e) Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business.

(f) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of VABB or a Subsidiary of VABB, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual employee’s salary or wages of more than three and a half percent (3.5%).

(g) Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof and as set forth in Section 4.1(g) of the Disclosure Letter of VABB, or (ii) to comply with the requirements of this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or causes the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(h) Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice.

(i) Hire any person as an employee of VABB or a Subsidiary of VABB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.1(i) of the Disclosure Letter of VABB and (ii) persons hired or promoted to fill any employee or non-executive officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of VABB and who are not subject to or eligible for any new or additional severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof.

(j) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except as provided in Section 4.3(b) or otherwise permitted under this Agreement.

(k) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except (i) purchases and sales of investment securities subject to Section 4.1(t), and (ii) by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(l) Implement or adopt any material change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable Law, or as recommended by VABB’s outside auditor.

(m) Make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of material Taxes.

(n) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable Law.

(o) Enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable Law, by a Governmental Authority, or by then applicable market conditions.

(p) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(q) (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (A) in the case of unsecured Loans made to any borrower that are originated in compliance with VABB’s internal loan policies without exceptions, a principal balance not in excess of $250,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (B) in the case of secured Loans made to any borrower that are originated in compliance with VABB’s internal loan policies without exceptions, a principal balance not in excess of $750,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that PPBN’s prior written consent is required pursuant to clause (i) above, VABB shall notify PPBN of its intention to take such action at least two (2) business days in advance of its becoming committed to take such action, and, in the event that PPBN shall not have notified VABB that it objects to such action by 5:00 p.m. on the second full business day following VABB’s giving of such written notice, VABB may proceed with such action without PPBN’s consent.

(r) Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by Law or by a Governmental Authority.

(s) (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any VABB Material Contract or expressly waive any material benefits under any VABB Material Contract, other than in the ordinary course of business consistent with past practice or for the termination of a VABB Material Contract upon expiration of its term; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in VABB’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) except as set forth in Section 4.1(s) of the Disclosure Letter of VABB, make any capital expenditures in the aggregate in excess of $75,000 and other than expenditures necessary to maintain existing assets in good repair.

(t) Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in VABB’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.

(u) Settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $50,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation.

(v) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(w) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, share exchange or other reorganization.

(x) Agree to take any of the actions prohibited by this Section 4.1.

Section 4.2 PPBN Forbearances.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law, or as expressly set forth in the Disclosure Letter of PPBN, without the prior written consent of VABB (which consent will not be unreasonably conditioned, withheld or delayed), PPBN agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries in a manner that would adversely affect VABB or the holders of VABB Common Stock relative to holders of PPBN Common Stock.

(d) Except for issuances or grants of Rights pursuant to PPBN Stock Plans in the ordinary course of business and consistent with past practice (including, but not limited to, the issuance of PPBN Common Stock for director fees), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; or (ii) enter into any agreement with respect to the foregoing.

(e) Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business.

(f) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except as provided in Section 4.3(a) or otherwise permitted under this Agreement.

(g) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except (i) purchases and sales of investment securities subject to Section 4.2(p), and (ii) by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(h) Implement or adopt any material change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable Law, or as recommended by PPBN’s outside auditor.

(i) Make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to material Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of material Taxes.

(j) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable Law.

(k) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(l) [Reserved].

(m) Enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies, in each case that is material to it and its Subsidiaries taken as a whole, except as required by applicable Law, by a Governmental Authority, or by then applicable market conditions.

(n) [Reserved].

(o) Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by Law or by a Governmental Authority.

(p) Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in PPBN’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.

(q) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(r) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, share exchange or other reorganization.

(s) Agree to take any of the actions prohibited by this Section 4.2.

Section 4.3 Dividends.

(a) After the date of this Agreement until the Effective Time, PPBN may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of PPBN Common Stock at a rate not to exceed $0.14 per share per quarter, consistent with past practices and prudent regulatory capital management.

(b) After the date of this Agreement until the Effective Time, VABB may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of VABB Common Stock at a rate not to exceed $0.16 per share per quarter, consistent with past practices and prudent regulatory capital management.

Section 4.4 Transition.

To facilitate the integration of the operations of PPBN and VABB and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of PPBN and VABB shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is practical and not in violation of applicable Laws, including laws regarding the exchange of information and other laws regarding competition.

Section 4.5 Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1, Section 4.3, and Section 4.4) shall give PPBN, directly or indirectly, the right to control or direct the operations of VABB or to exercise a controlling influence over the management or policies of VABB, and nothing contained in this Agreement (including, without limitation, Section 4.2, Section 4.3, and Section 4.4) shall give VABB, directly or indirectly, the right to control or direct the operations of PPBN or to exercise a controlling influence over the management or policies of PPBN. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable on its part under this Agreement, including under applicable Laws, so as consummate the Merger as promptly as practicable, including the satisfaction of the conditions set forth in Article 6, and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of PPBN, on the one hand, and a Subsidiary of VABB, on the other) or to vest the Continuing Corporation or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of VABB or any of its Subsidiaries, the proper officers and directors of PPBN and its respective Subsidiaries shall have the power to take all such necessary action on behalf of VABB and its Subsidiaries as may be reasonably requested by the Continuing Corporation.

Section 5.2 Access to Information; Notice of Certain Events; Confidentiality.

(a) During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement or the conditions to such party’s obligation to consummate the Merger.

(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to it, (ii) would cause or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6.

(c) Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the confidentiality agreement, dated November 26, 2018 (the “Confidentiality Agreement”), between PPBN and VABB, and the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.3 Registration Statement; Joint Proxy Statement; SEC Filings.

(a) Each party shall, and shall cause its respective Subsidiaries and representatives to, cooperate with the other party, and its representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. PPBN shall consult with VABB and its counsel prior to filing any amendment to the Joint Proxy Statement or the Registration Statement. PPBN will advise VABB, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. PPBN and VABB shall prepare the Joint Proxy Statement, and PPBN will use its reasonable best efforts (in which VABB will reasonably cooperate as necessary) to file the Registration Statement including the Joint Proxy Statement with the SEC, as promptly as reasonably practicable after the date of this Agreement. PPBN agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and PPBN and VABB shall promptly thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. PPBN also agrees to use all reasonable efforts to promptly obtain all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. VABB agrees, in connection with the preparation of the Joint Proxy Statement and the VABB Shareholders Meeting (as defined in Section 5.4(b)), to engage a proxy solicitation firm to assist with obtaining the VABB Shareholder Approval, and PPBN agrees, in connection with the preparation of the Joint Proxy Statement and the PPBN Shareholders Meeting (as defined in Section 5.4(a)), to engage a proxy solicitation firm to assist with obtaining the PPBN Shareholder Approvals if reasonably necessary to obtain the PPBN Shareholder Approvals.

(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the PPBN Shareholders Meeting and VABB Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

Section 5.4 Shareholder Approvals.

(a) As promptly as reasonably practicable after the date the Registration Statement is declared effective, PPBN shall call a meeting of its shareholders for the purpose of obtaining the PPBN Shareholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “PPBN Shareholders Meeting”). Subject to Section 5.5(f) or the occurrence of an event described in Section 7.1(e), the Board of Directors of PPBN shall (i) recommend to PPBN’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger and the Articles Amendment (the “PPBN Board Recommendation”), (ii) include the PPBN Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the PPBN Shareholder Approvals.

(b) As promptly as reasonably practicable after the date the Registration Statement is declared effective, VABB shall call a meeting of its shareholders for the purpose of obtaining the VABB Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “VABB Shareholders Meeting”). Subject to Section 5.5(f) or the occurrence of an event described in Section 7.1(g), the Board of Directors of VABB shall (i) recommend to VABB’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “VABB Board Recommendation”), (ii) include the VABB Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the VABB Shareholder Approval.

(c) PPBN and VABB shall use their reasonable best efforts to hold their respective shareholder meetings on the same day. PPBN or VABB shall adjourn or postpone the PPBN Shareholders Meeting or VABB Shareholders Meeting,

respectively, if there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. PPBN or VABB shall also adjourn or postpone the PPBN Shareholders Meeting or VABB Shareholders Meeting, respectively, if, as of the time for which such meeting is scheduled, PPBN or VABB (respectively) has not recorded proxies representing a sufficient number of shares necessary to obtain the PPBN Shareholder Approvals or the VABB Shareholder Approval.

(d) PPBN, as the sole shareholder of FNB, and VABB, as the sole shareholder of VBT, each in such capacity, will approve the Bank Merger Agreement, whether at a meeting or by written consent.

Section 5.5 No Other Acquisition Proposals.

(a) Each party agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any inquiries, proposals, indications of interest or offers with respect to or any inquiry, proposal, indications of interest or offer that is reasonably likely to lead to, (ii) furnish or cause to be furnished any confidential or nonpublic information or data relating to, (iii) engage or participate in any negotiations or discussions concerning, (iv) approve, agree to, accept, endorse or recommend, or (v) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement (an “Acquisition Agreement”) contemplating or otherwise relating to, an Acquisition Proposal (as defined herein), provided that nothing in this Agreement shall prevent such party or its representatives from contacting any person that has made an Acquisition Proposal solely for the purpose of seeking clarification of the terms of such Acquisition Proposal or directing such person to the terms of this Section 5.5.

(b) Notwithstanding Section 5.5(a), nothing contained in this Agreement shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.4 and subject to compliance with the other terms of this Section 5.5, from furnishing confidential or nonpublic information to, or engaging or participating in discussions or negotiations with, any person that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if  (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable Law, (ii) before furnishing any confidential or nonpublic information, such party receives from such person an executed confidentiality agreement on terms no less restrictive (with respect to each provision) than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party, provided, that any non-public information provided to any person given such access shall have previously been provided to the other party, and (iii) such party’s board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions thereof, and the identity of the person making such Acquisition Proposal, and will thereafter keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) The term “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, indication of interest or inquiry (whether communicated to such party or publicly announced to such party’s shareholders and whether binding or non- binding) by any person relating to any of the following transactions or series of related transactions involving PPBN or VABB, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such party; (ii) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of VABB.

(d) The term “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person that the Board of Directors of PPBN or VABB, as the case may be, concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all relevant factors (including the legal, financial, regulatory and other aspects of the Acquisition Proposal, including the likelihood of obtaining financing and of receiving all required approvals of Governmental Authorities, and including the terms and conditions of this Agreement (as it may be proposed in writing to be amended by PPBN or VABB, as applicable)) is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to the shareholders of PPBN or VABB, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed in writing to be amended by PPBN or VABB, as applicable); provided, that, for purposes of this definition of  “Superior Proposal,” “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “25% or more” in such definition shall be deemed to be a reference to “50% or more”.

(e) Except as provided in Section 5.5(f), neither the Board of Directors of PPBN, the Board of Directors of VABB, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval or recommendation of the Board of Directors of PPBN or VABB, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in PPBN Recommendation” or a “Change in VABB Recommendation,” respectively).

(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of PPBN or VABB, as applicable, may:

(i) terminate this Agreement pursuant to Section 7.1(i) or Section 7.1(j), as the case may be, and enter into a definitive agreement with respect to a Superior Proposal provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or Section 7.4(c), as the case may be; or

(ii) make a Change in PPBN Recommendation or a Change in VABB Recommendation, as applicable (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of PPBN or VABB, as applicable, may communicate the basis for its lack of PPBN Board Recommendation or VABB Board Recommendation, as applicable, to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law,

(iii) provided, that the Board of Directors of PPBN or VABB, as applicable, may only take actions under this Section 5.5(f), if, (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to PPBN or VABB, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of PPBN or VABB, as applicable, has concluded in good faith (after consultation with its outside financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of PPBN or VABB, as applicable, has concluded in good faith (after consultation with their financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to its shareholders under applicable Law, (D) five (5) business days shall have elapsed since PPBN or VABB, as applicable, has given written notice to the other party that such party intends to take such action and specifying in reasonable detail the reasons therefor, including, all information required to be delivered under Section 5.5(b) (a “Notice of Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Change and determination as referred to in this Section 5.5(f)), (E) during such five (5) business day period, PPBN or VABB, as applicable, has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of the other party, engage in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed in writing by the other party, and (F) the Board of Directors of PPBN or VABB, as applicable, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside financial and legal advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the other party by the conclusion of such five (5) business day period) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be a violation of its fiduciary duties to its shareholders under applicable Law.

(g) Each of PPBN and its Subsidiaries and VABB and its Subsidiaries shall, and shall direct their respective representatives to, (i) immediately cease and cause to be terminated any and all activities, discussions or negotiations with any persons conducted heretofore with respect to any offer or proposal that constitutes, or may be reasonably expected to lead to, an Acquisition Proposal, and (ii) not waive or amend any “standstill” provision or provisions of similar effect of which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(h) Nothing contained in this Agreement shall prohibit PPBN, VABB or their respective Boards of Directors or any committee thereof from at any time taking and disclosing to PPBN’s or VABB’s shareholders, as applicable, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(i) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit PPBN or VABB to terminate this Agreement or affect any other of its obligations under this Agreement.

(j) PPBN and VABB agree that any violation of the restrictions set forth in this Section 5.5 by any representative of PPBN or VABB, respectively, shall be deemed a breach of this Section  5.5 by PPBN or VABB, as applicable.

Section 5.6 Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals, waivers, non-objections and authorizations of each Governmental Authority and all third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings, including supplemental responses thereto, in respect of the Regulatory Approvals as soon as practicable. Each of the parties hereto shall use its reasonable best efforts to comply with the terms and conditions of all such Regulatory Approvals and resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law; provided, that, in no event shall PPBN or its Subsidiaries be required, and VABB and its Subsidiaries shall not be permitted (without PPBN’s prior written consent), in connection with a Regulatory Approval or the transactions contemplated by this Agreement, to take any action, or commit to take any action, or to accept any restriction or condition, involving VABB, PPBN or their respective Subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on PPBN’s business or on the business of VABB or VBT (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities with respect to the transactions contemplated hereby, subject to applicable Laws regarding the sharing of information. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to the consummation of the transactions contemplated hereby, subject to applicable Laws regarding the sharing of information.

(c) Each party agrees, upon request, subject to applicable Laws, to promptly furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

Section 5.7 Public Announcements.

The parties hereto will consult with each other as to the form and substance of any press release or other public statement (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby prior to issuing such press release or public statement or making any other public disclosure related thereto and shall not issue such press release or other public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable Law or the rules established by any securities exchange, in which case the party required to make the disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such disclosure in advance of the issuance thereof.

Section 5.8 Employee Benefit Plans.

(a) At the Effective Time and during the remainder of the calendar year in which the Effective Time occurs, PPBN or its Subsidiaries shall maintain the group health, vision and dental insurance, group-term life insurance and group-term disability insurance plans on the same terms (including, without limitation, premium costs to employees) as in effect for such calendar year prior to the Effective Time, respectively, for employees of VABB and its Subsidiaries, who at or after the Effective Time become employees of PPBN or its Subsidiaries (“Continuing Employees”). Beginning with the first calendar year that begins after the Effective Time, with respect to the provision of welfare benefits, any such benefits will be provided under a single plan or substantially similar plan (as between similarly situated Continuing Employees and employees of PPBN and its Subsidiaries, and their respective dependents), with respect to each type of group welfare benefit offered by PPBN or its Subsidiaries.

(b) Prior to the Effective Time, VABB shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by PPBN that may be reasonably necessary or appropriate to (i) adopt resolutions to terminate one or more VABB Benefits Plans as of the Effective Time, or as of the date immediately preceding the Effective Time (other than the VBA Defined Contribution Plan for Virginia Bank and Trust Company (the “VBT DC Plan”) and Virginia Bankers Association Defined Benefit Plan for Virginia Bank and Trust Company (the “VBT DB Plan”)), (ii) freeze participation in or cause benefit accruals under any VABB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) amend any other VABB Benefit Plans, including the VBT DC Plan and VBT DB Plan, as determined necessary to facilitate the integration of such benefit plans following the Effective Time, or (iv) provide any notifications to employees and plan participants required under applicable law related to any benefit plans, including, but not limited to, any notifications required under Section 101(i) or Section 204(h) of ERISA, and related regulations or other guidance thereunder, related to changes to be effective, or actions to be taken, on or after the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.8(b) shall be subject to PPBN’s reasonable prior review and comment.

(c) Terminated VABB and its Subsidiaries’ employees and qualified beneficiaries will have the right to continued coverage under group health plans of VABB, PPBN or their Subsidiaries in accordance with the Consolidated Omnibus Budget Reconciliation Act.

(d) For purposes of (A) benefit accrual (i) for any paid time off program and (ii) for the VBT DC Plan and VBT DB Plan only to the extent required by applicable Law and tax qualification requirements of the Code, and (B) vesting and determination of eligibility to participate under PPBN and its Subsidiaries’ compensation and benefit plans, programs or policies, including plans referenced in item (A), (other than any plan that is frozen as to participation), each of the Continuing Employees who is eligible to participate in such plans, programs or policies shall receive credit for service with VABB and its Subsidiaries; provided, however, for the avoidance of any doubt, that the foregoing shall not apply to the extent (x) that its application would result in a duplication of benefits with respect to the same period of service or (y) prohibited under PPBN or its Subsidiaries’ compensation and benefit plans, programs or policies.

(e) PPBN agrees that each full time employee of VABB and its Subsidiaries who is involuntarily terminated by PPBN or its Subsidiaries (other than for cause as determined by PPBN or its Subsidiaries) on or within twelve (12) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by PPBN and to be provided at the time of termination, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date and not including any bonuses or similar compensation) for each year of service at VABB, with a minimum payment equal to four (4) weeks of base pay for VABB employees who have one (1) full year or less of service as of their date of termination and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. The severance payment will be paid in a lump sum within 60 days of termination. Prior to the Effective Time, VABB or its Subsidiaries will adopt a severance plan in a form approved by PPBN that provides for these severance benefits. For purposes of calculating base pay, VABB employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly base compensation (based on normally scheduled hours) over the two months prior to the termination date. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment.

(f) Nothing in this Agreement, express or implied, (i) shall be deemed to be an amendment to any particular VABB Benefit Plan or other particular employee benefit plan, (ii) shall be construed to require PPBN, VABB or any of their respective Subsidiaries to establish, amend, assume, maintain or modify any particular employee benefit plan (including a VABB Benefit Plan), program, agreement or arrangement or prohibit PPBN, VABB or any of their respective Subsidiaries from amending, modifying or terminating any particular employee benefit plan (including a VABB Benefit Plan), program, agreement or arrangement, (iii) is intended to or shall confer upon any person (including employees, retirees, or dependents or beneficiaries of employees or retirees of VABB or its Subsidiaries) any rights as a third-party beneficiary of this Agreement or (iv) shall preclude PPBN, VABB or any of their Subsidiaries from terminating the employment of any employee at any time on or after the Effective Time or require any payment of compensation or provision of benefits to such person thereafter.

Section 5.9 Indemnification; Insurance.

(a) Following the Effective Time, the Continuing Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by law (and the Continuing Corporation shall also advance expenses as incurred to the fullest extent permitted by law to), any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of VABB or any of its Subsidiaries or who is or was serving at the request of VABB or any of its Subsidiaries as a director, officer, employee or agent of VABB or any of its Subsidiaries (an “Indemnified Party”) (in any capacity), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such person is or was a director or officer of VABB or any of its Subsidiaries or serving at the request of VABB or any of its Subsidiaries as a director, employee or agent of VABB or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, subject, in call cases, to the provisions in this Section 5.9.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such Claim, shall promptly notify the Continuing Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) the Continuing Corporation shall have the right to assume the defense thereof and retain counsel reasonably satisfactory to the Indemnified Party, and the Continuing Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Continuing Corporation shall not be liable for any settlement effected without its prior written consent; provided, further, that the Continuing Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) PPBN, or VABB in consultation with PPBN, shall at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by VABB with respect to matters arising at or prior to the Effective Time, covering, without limitation, the Merger; provided, however, that the aggregate cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the current annual premium paid as of the date hereof by VABB for such insurance (the “Maximum Amount”). If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, PPBN will obtain the maximum amount of that insurance obtainable for a premium equal to the Maximum Amount.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) If the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Continuing Corporation will cause proper provision to be made so that the successors and assigns of the Continuing Corporation will expressly assume the obligations set forth in this Section 5.9. For the avoidance of doubt, to the extent required by any agreement previously entered into by VABB in connection with a merger, acquisition or other business combination, the provisions of this Section 5.9 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by VABB.

Section 5.10 Notice of Deadlines.

At least sixty (60) days prior to the Effective Time, VABB shall provide PPBN with a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which VABB or any of its Subsidiaries is a party. For purposes of this Section 5.10, a material agreement shall mean an agreement not terminable on thirty (30) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee.

Section 5.11 Consent to Assign and Use Leased Premises.

On Section 5.10 of its Disclosure Letter, VABB has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.10 of its Disclosure Letter, VABB and each of its Subsidiaries will use commercially reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of VABB and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

Section 5.12 Change of Method.

PPBN and VABB shall be empowered, upon their mutual agreement and at any time prior to the Effective Time, to change the method or structure of effecting the combination of PPBN and VABB (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Conversion Ratio or Merger Consideration, (ii) adversely affect the tax treatment of VABB’s or PPBN’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of VABB or PPBN pursuant to this Agreement, (iv) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner, or (iv) require the approval of either party’s shareholders under the VSCA unless such change is conditioned on obtaining such approval. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.

Section 5.13 Takeover Laws.

If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Takeover Laws on any of the transactions contemplated by this Agreement.

Section 5.14 Shareholder Litigation.

(a) VABB shall give PPBN prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give PPBN the opportunity to consult in the defense of any shareholder litigation relating to the transactions contemplated by this Agreement, and shall give PPBN the right to review and comment on all filings or responses to be made by VABB in connection with any such litigation, and the right to consult on the settlement with respect to any such litigation, and VABB will in good faith take such comments into account. In addition, no such settlement by VABB shall be agreed to without PPBN’s prior written consent, and no such consent of PPBN shall be unreasonably withheld, conditioned or delayed.

(b) PPBN shall give VABB prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) related to the transactions contemplated by this Agreement, and shall give VABB the right to review and comment on all filings or responses to be made by PPBN in connection with any such litigation.

Section 5.15 Section 16 Matters.

PPBN and VABB agree that, to most effectively compensate and retain certain directors and officers of VABB in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of VABB not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of VABB Common Stock in the Merger, and for that purpose agree to the provisions of this Section 5.15. VABB shall deliver to PPBN, in a reasonably timely fashion prior to the Effective Time, accurate information regarding certain officers and directors of VABB. Subject to the reporting requirements of Section 16(a) of the Exchange Act, and the Boards of Directors of PPBN and VABB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of VABB) any dispositions of VABB Common Stock by the directors and officers of VABB, and (in the case of PPBN) any acquisitions of PPBN Common Stock by any director or officer of VABB who, immediately following the Merger, will be officers or directors of PPBN subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 5.16 Dividends.

After the date of this Agreement, each party hereto shall coordinate with the other regarding the declaration of any dividends in respect of VABB Common Stock (to the extent permitted to be made under this Agreement) and PPBN Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of VABB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of VABB Common Stock and any shares of PPBN Common Stock any such holder receives in exchange therefor in the Merger.

Section 5.17 Certain Policies.

Prior to the Effective Time and upon written request of PPBN, VABB shall, consistent with GAAP and applicable banking Laws and regulations, modify its Loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with corresponding policies and practices of PPBN; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b); and provided, further, that no such modifications or changes made in accordance with this Section 5.17 may be a basis to assert a violation of, or a breach of a representation, warranty or covenant of, VABB herein or a basis to assert that VABB has suffered a Material Adverse Effect.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1 General Conditions.

The respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.2.

(a) Corporate Action. The PPBN Shareholder Approvals and the VABB Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. PPBN and VABB shall have received all Regulatory Approvals, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) No Injunctions or Legal Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order, decree or injunction (whether temporary, preliminary or permanent) or taken any other action that restricts, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 6.2 Conditions to Obligations of PPBN.

The obligations of PPBN to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by PPBN pursuant to Section 8.2.

(a) Representations and Warranties. The representations and warranties of VABB, after giving effect to Section 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and PPBN shall have received a certificate, dated as of the Closing Date, signed on behalf of VABB by the Chief Executive Officer and Chief Financial Officer of VABB to such effect.

(b) Performance of Obligations. VABB shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and PPBN shall have received a certificate, dated as of the Closing Date, signed on behalf of VABB by the Chief Executive Officer and Chief Financial Officer of VABB to such effect.

(c) Federal Tax Opinion. PPBN shall have received a written opinion, dated as of the Closing Date, from its counsel Troutman Sanders LLP to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of PPBN and VABB reasonably satisfactory in form and substance to such counsel.

(d) Burdensome Condition. No Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(e) Dissenting Shares. The aggregate number of Dissenting Shares shall not represent fifteen percent (15%) or more of the outstanding shares of VABB Common Stock unless waived in the sole discretion of PPBN.

(f) No Material Adverse Effect. No Material Adverse Effect with respect to VABB or VBT shall have occurred.

Section 6.3 Conditions to Obligations of VABB.

The obligations of VABB to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by VABB pursuant to Section 8.2.

(a) Representations and Warranties. The representations and warranties of PPBN, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and VABB shall have received a certificate, dated as of the Closing Date, signed on behalf of PPBN by the Chief Executive Officer and Chief Financial Officer of PPBN to such effect.

(b) Performance of Obligations. PPBN shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and VABB shall have received a certificate, dated as of the Closing Date, signed on behalf of PPBN by the Chief Executive Officer and Chief Financial Officer of PPBN to such effect.

(c) Federal Tax Opinion. VABB shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of PPBN and VABB reasonably satisfactory in form and substance to such counsel.

(d) No Material Adverse Effect. No Material Adverse Effect with respect to PPBN or FNB shall have occurred.

ARTICLE 7

TERMINATION

Section 7.1 Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the shareholders of PPBN or VABB, as provided below:

(a) Mutual Consent. By the mutual consent in writing of PPBN and VABB;

(b) Closing Delay. By either party, by written notice to the other party, if the Merger has not been consummated by March 31, 2021, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(c) Denial of Regulatory Approval. By either party, by written notice to the other party, in the event (i) any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final, (ii) the relevant Governmental Authority shall have requested in writing that PPBN, VABB or any of their respective Subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 120 days, any application with respect to a Regulatory Approval, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, unless the denial of such Regulatory Approval shall be due to, or materially contributed to by, the fault of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth in this Agreement;

(d) Breach of Representation, Warrant, Covenant or Agreement. By either party, by written notice to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), in the event of a breach or inaccuracy, as applicable, of any representation, warranty, covenant or agreement of the other party contained in this Agreement which breach or inaccuracy is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would, either individually or in the aggregate with all other breaches or inaccuracies, provide the terminating party the ability to refuse to consummate the Merger under Sections 6.2(a) and (b) in the case of PPBN and Sections 6.3(a) and (b) in the case of VABB;

(e) VABB Solicitation and Recommendation Matters. By PPBN, by written notice to VABB, (i) if VABB has failed to make the VABB Board Recommendation and an event described in Section 7.1(g) has not occurred, (ii) upon a Change in VABB Recommendation or upon VABB’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if VABB has failed to comply with its obligations under Section 5.4(b) and Section 5.5;

(f) No VABB Shareholder Approval. By either party, by written notice to the other party, if the VABB Shareholder Approval shall not have been obtained at the VABB Shareholders Meeting;

(g) PPBN Solicitation and Recommendation Matters. By VABB, by written notice to PPBN, (i) if PPBN has failed to make the PPBN Board Recommendation and an event described in Section 7.1(e) has not occurred, (ii) upon a Change in PPBN Recommendation or (iii) if PPBN has failed to comply with its obligations under Section 5.4(a) and Section 5.5;

(h) No PPBN Shareholder Approval. By either party, by written notice to the other party, if the PPBN Shareholder Approvals shall not have been obtained at the PPBN Shareholders Meeting;

(i) VABB Superior Proposal. By VABB, by written notice to PPBN, if the Board of Directors of VABB determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.5(f), provided that VABB pays to PPBN the Termination Fee on the date of such termination pursuant to Section 7.4(b);

(j) PPBN Superior Proposal. By PPBN, by written notice to VABB, if the Board of Directors of PPBN determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.5(f), provided that PPBN pays to VABB the Termination Fee on the date of such termination pursuant to Section 7.4(c);

(k) Burdensome Condition. By PPBN, by written notice to VABB, if a Governmental Authority has granted a Regulatory Approval but such Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; or

(l) Termination Event. By PPBN, by written notice to VABB, if after the date of this Agreement:

(i) VABB or VBT shall have entered into an agreement with any person to merge or consolidate with, acquire or enter into any similar transaction with VABB or VBT, or purchase, lease or otherwise acquire all or substantially all of the assets of VABB or VBT;

(ii) VABB or VBT shall have entered into an agreement with any person to purchase or otherwise acquire directly from VABB securities representing ten percent (10%) or more of the voting power of VABB Common Stock; or

(iii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of VABB Common Stock is commenced (other than by PPBN or a Subsidiary of PPBN), and the Board of Directors of VABB recommends that the shareholders of VABB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act.

Section 7.2 Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, this Agreement shall become void and have no effect and none of PPBN, VABB or their respective Subsidiaries or any of the officers or directors or any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), Section 7.2, Section 7.4 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

Section 7.3 Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement and the Affiliate Agreements, which shall survive in accordance with their respective terms) shall survive the Effective Time, except for Section 5.9 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

Section 7.4 Termination Fee.

(a) In the event that (i) after the date of this Agreement, an Acquisition Proposal with respect to VABB shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of VABB, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to VABB, (ii) thereafter this Agreement is terminated (A) by PPBN or VABB pursuant to Section 7.1(b) (and the VABB Shareholder Approval has not been obtained), (B) by PPBN pursuant to Section 7.1(d) or (C) by PPBN or VABB pursuant to Section 7.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination VABB enters into an Acquisition Agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then VABB shall, on the earlier of the date it enters into such Acquisition Agreement or the date of consummation of such transaction, pay PPBN a fee equal to $1,350,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by PPBN.

(b) In the event this Agreement is terminated by PPBN pursuant to Section 7.1(e) or Section 7.1(l), or by VABB pursuant to Section 7.1(i), then VABB shall, on the date of termination, pay PPBN the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by PPBN.

(c) In the event this Agreement is terminated by VABB pursuant to Section 7.1(g), or by PPBN pursuant to Section 7.1(j), then PPBN shall, on the date of termination, pay VABB the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by VABB.

(d) Each of PPBN and VABB acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PPBN and VABB, respectively, would not enter into this Agreement. Accordingly, if PPBN and VABB, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, PPBN and VABB, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, PPBN and VABB, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

(e) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 7.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither party shall be obligated to pay the Termination Fee or the PPBN Termination Fee, as applicable, on more than one occasion.

Section 7.5 Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by PPBN and VABB.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits and the other documents and instruments referred to herein, together with the Confidentiality Agreement, the Bank Merger Agreement and the Affiliate Agreements, contains the entire agreement between PPBN and VABB with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 8.2 Waiver and Amendment.

Any term or provision of this Agreement may be waived and the time for the performance of any of the obligations or other acts of the other party may be extended in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof; provided, that after the PPBN Shareholder Approvals or VABB Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party to any such waiver or extension or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. This Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the PPBN Shareholders Meeting or the VABB Shareholders Meeting; provided, that after obtaining the PPBN Shareholder Approvals or VABB Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders.

Section 8.3 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Virginia without regard to the conflict of law or choice of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

Section 8.4 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered, facsimile transmitted (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to PPBN:

Aubrey H. Hall, III

President & Chief Executive Officer

Pinnacle Bankshares Corporation

622 Broad Street, PO Box 29

Altavista, Virginia 24517

todd.hall@1stnatbk.com

with a copy to:

Susan S. Ancarrow

Seth A. Winter

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax: (804) 698-6015

susan.ancarrow@troutman.com

If to VABB:

Donald W. Merricks

President & Chief Executive Officer

Virginia Bank Bankshares, Inc.

336 Main Street

Danville, Virginia 24541

dmerricks@vabanktr.com

with a copy to:

Lee G. Lester

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Fax: (804) 420-6507

llester@williamsmullen.com

Section 8.5 Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.

Section 8.6 Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided, including without limitation Sections 5.8 and 5.9, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability (but specifically excluding the obligations set forth in Sections 5.8 and 5.9) to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.8 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

Section 8.9 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

Section 8.10 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

Section 8.11 Interpretations.

(a) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party hereto shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. Any contract or Law defined or referred to herein or in any contract that is referred to herein means such contract or Law as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one party or its representatives to the other party or its representatives at least two business days prior to the date hereof, or (b) included in the virtual data room (on a continual basis without subsequent modification) of a party at least two business days prior to the date hereof.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the date first written above.

PINNACLE BANKSHARES CORPORATION

By:	/s/ Aubrey H. Hall, III
Aubrey H. Hall, III
President and Chief Executive Officer

VIRGINIA BANK BANKSHARES, INC.

By:	/s/ Donald W. Merricks
Donald W. Merricks
President and Chief Executive Officer

Exhibit C

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

merging

VIRGINIA BANK BANKSHARES, INC.,

a Virginia corporation

with and into

PINNACLE BANKSHARES CORPORATION,

a Virginia corporation

ARTICLE 1

TERMS OF THE MERGER

Section 1.1 The Merger.

Virginia Bank Bankshares, Inc., a Virginia corporation (“VABB”), shall, at the time of issuance of the Certificate of Merger by the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (or at such later time as may be specified in the Articles of Merger filed with the SCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Pinnacle Bankshares Corporation, a Virginia corporation (“PPBN”). PPBN shall be the surviving corporation (the “Continuing Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of VABB shall cease.

Section 1.2 Effects of the Merger.

At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of VABB and PPBN shall be vested in the Continuing Corporation, and all debts, liabilities and duties of VABB and PPBN shall be the debts, liabilities and duties of the Continuing Corporation.

ARTICLE 2

MERGER CONSIDERATION; ELECTION, ALLOCATION AND EXCHANGE PROCEDURES

Section 2.1 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of PPBN, VABB or any holder of any of the following securities:

(a) Each share of common stock, par value $3.00 per share, of PPBN (“PPBN Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b) All shares of common stock, par value $5.00 per share, of VABB (“VABB Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by PPBN or VABB (other than shares of VABB Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or held on behalf of third parties as a result of debts previously contracted) (any such shares, the “VABB Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

A-C-1

(c) Subject to the allocation procedures of Section 2.2, each share of VABB Common Stock, except for VABB Cancelled Shares and Dissenting Shares (as defined in Section 2.7), issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive, at the election of the holder thereof, either:

(i) cash in the amount of $16.00 per share (the “Cash Consideration”); or

(ii) 0.54 shares (the “Conversion Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $3.00 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (the “Stock Consideration”).

“Merger Consideration” with respect to a given share of VABB Common Stock shall mean the Cash Consideration, the Stock Consideration and any cash paid in lieu of fractional shares pursuant to Section 2.5, as applicable.

(d) If, between the date hereof and the Effective Time, the outstanding shares of PPBN Common Stock or VABB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Cash Consideration and the Stock Consideration, and any other amounts payable pursuant to this Plan of Merger.

Section 2.2 Allocation and Election Procedures

(a) Prior to the Effective Time, PPBN shall appoint an exchange and paying agent reasonably acceptable to VABB (the “Exchange Agent”) for the payment and exchange of the Merger Consideration and to conduct the election, allocation and exchange procedures described in this Article 2.

(b) Provided that VABB has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall provide to the holders of VABB Common Stock as of the record date established by the Board of Directors of VABB for the VABB Shareholder Meeting, contemporaneously with, or in no event more than ten (10) days after, the mailing of the Joint Proxy Statement (as defined in Section 3.3(c)(iv) of the Agreement and Plan of Reorganization, dated January 21, 2020 and amended as of June 9, 2020, by and between PPBN and VABB (as amended, the “Agreement”)), an election form in such form as PPBN and VABB shall reasonably agree (the “Election Form”). Each Election Form shall permit a holder of VABB Common Stock (or the beneficial owner through appropriate and customary documentation and instruction), except with respect to Dissenting Shares:

(i) to elect to receive the Cash Consideration with respect to any or all of such holder’s shares of VABB Common Stock (collectively, the “Cash Election Shares”);

(ii) to elect to receive the Stock Consideration with respect to any or all of such holder’s shares of VABB Common Stock (collectively, the “Stock Election Shares”); or

(iii) to indicate that such holder makes no election with respect to such holder’s shares of VABB Common Stock (collectively, the “No Election Shares”).

(c) Notwithstanding anything in this Plan of Merger to the contrary, the aggregate number of shares of VABB Common Stock that will be converted into the Stock Consideration (the “Stock Conversion Number”) shall be equal to the product of (A) 60% and (B) the number of shares of VABB Common Stock issued and outstanding immediately prior to the Effective Time (excluding any VABB Cancelled Shares) rounded down to the nearest whole share. Any shares of VABB Common Stock, except for Dissenting Shares, with respect to which the holder (or the beneficial owner, as the case may be) either (X) has not submitted to the Exchange Agent an effective, properly completed Election Form by the Election Deadline (as defined herein), or (Y) has revoked an Election Form prior to the Election Deadline and has not resubmitted a properly completed Election Form prior to the Election Deadline shall be designated as No Election Shares. For purposes of this Plan of Merger, the term “Election Deadline” means 5:00 p.m., Eastern Time, on the business day immediately prior to the VABB Shareholders Meeting (as defined in the Agreement), or such other date as PPBN and VABB shall mutually agree upon. The Exchange Agent shall use commercially reasonable efforts to make the Election Form available to all persons who become holders of shares of VABB Common Stock during the period between the record date established by the Board of Directors of VABB for the VABB Shareholder Meeting and the Election Deadline.

A-C-2

(d) Any election with respect to a share of VABB Common Stock shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of PPBN, VABB or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Within seven (7) business days after the Effective Time, PPBN shall cause the Exchange Agent to allocate the Merger Consideration, which shall be effected by the Exchange Agent as follows:

(i) If the total number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share and each No Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of such Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (the “Cash Designee Shares”) such that the total number of Stock Election Shares minus the Cash Designee Shares equals the Stock Conversion Number, and each Cash Designee Share shall be converted into the right to receive the Cash Consideration; and

(C) each remaining unconverted Stock Election Share (after application of subsection (B) above) shall be converted into the right to receive the Stock Consideration.

(ii) If the total number of Stock Election Shares and No Election Shares is less than the Stock Conversion Number, then:

(A) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of such Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (the “Stock Designee Shares”) such that the total number of Stock Election Shares and No Election Shares plus the Stock Designee Shares equals the Stock Conversion Number, and each Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted Cash Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

(iii) If the total number of Stock Election Shares is less than the Stock Conversion Number, but the total number of Stock Election Shares and No Election Shares is greater than the Stock Conversion Number, then:

(A) each Stock Election Share shall be converted into the right to receive the Stock Consideration and each Cash Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of such No Election Shares submitted, from among the holders of No Election Shares, a sufficient number of such shares (“No Election Stock Designee Shares”) such that the total number of Stock Election Shares plus the No Election Stock Designee Shares equals the Stock Conversion Number. Each No Election Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted No Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

Section 2.3 Exchange of Shares.

(a) At or prior to the Closing Date (as defined in the Agreement), PPBN shall for the benefit of holders of shares of VABB Common Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the

A-C-3

Exchange Agent an amount of cash sufficient to pay the aggregate amount of Cash Consideration payable pursuant to this Article 2 (together with any dividends or distributions with respect thereto) and the aggregate cash payable in lieu of fractional shares of Continuing Corporation Common Stock (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) deliver evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2.

(b) Letter of Transmittal. Prior to the Effective Time, PPBN shall prepare appropriate and customary transmittal materials on which PPBN and VABB shall mutually agree (the “Letter of Transmittal”) for use in exchanging shares of VABB Common Stock held by each former shareholder of record of VABB immediately before the Effective Time for the Merger Consideration. The Letter of Transmittal and accompanying instructions shall include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares (as defined herein). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of VABB Common Stock (the “Certificates”), and (ii) uncertificated shares of VABB Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than VABB Cancelled Shares and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(f), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. PPBN shall make available and mail the Letter of Transmittal as promptly as practicable after the Exchange Agent completes the allocation procedures set forth in Section 2.2, and in no event more than ten (10) business days after the Effective Time, to all persons who were record holders of shares of VABB Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.

(c) Each holder of an outstanding share of VABB Common Stock who has properly surrendered a Certificate or Book-Entry Share to the Exchange Agent (or has complied with Section 2.3(f)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and PPBN may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of VABB Common Stock.

(d) Whenever a holder of an outstanding share of VABB Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(c), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i) evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of VABB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger; and

(ii) a check representing the sum of (A) the aggregate amount of Cash Consideration payable with respect to the aggregate number of shares of VABB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered, and (B) cash in lieu of fractional shares, if any, into which the aggregate number of shares of VABB Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.5 of this Plan of Merger.

For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration to which any holder of VABB Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares for exchange as provided in Section 2.3(c) or otherwise complies with Section 2.3(f). Whenever a holder of an outstanding share of VABB Common Stock shall become entitled to receive any Merger Consideration, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

(e) Abandoned Property. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of VABB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(f) Lost Certificates. A holder of VABB Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Merger Consideration and dividends or distributions to which such

A-C-4

shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

(g) Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of VABB Common Stock in the amount of any such losses to the extent necessary for payment of the aggregate amount of Cash Consideration and cash in lieu of fractional shares of Continuing Corporation Common Stock. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of VABB Common Stock for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of VABB Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of VABB Common Stock such shareholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon.

(h) Rounding. All dollar amounts payable to any holder of VABB Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of VABB Common Stock registered in such shareholder’s name. No interest will accrue or be paid on any cash to be paid pursuant to this Article 2.

Section 2.4 Rights of Former Holders of VABB Common Stock.

At the Effective Time, the stock transfer books of VABB shall be closed as to holders of VABB Common Stock, and no transfer of VABB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(c), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of VABB Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of VABB Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(c). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the former holders of record of VABB Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(c). However, upon surrender of such Book-Entry Share or Certificate representing VABB Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each such Book-Entry Share or other share represented by such Certificate.

Section 2.5 No Fractional Shares.

Each holder of shares of VABB Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent, with one-half cent being rounded upward) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the average closing sale price per share of PPBN Common Stock, as reported on the OTCQX marketplace, for the five (5) most recent trading days on which shares of PPBN Common Stock actually traded ending on and including the last trading day immediately preceding the Effective Time.

Section 2.6 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making

A-C-5

of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax (as defined in the Agreement) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

Section 2.7 Dissenting Shares.

Any holder of shares of VABB Common Stock who perfects such holder’s appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from PPBN, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to VABB or PPBN the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Time a dissenting shareholder of VABB fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Continuing Corporation shall direct the Exchange Agent to issue and deliver the consideration to which such holder of shares of VABB Common Stock is otherwise entitled under this Article 2 (without interest) upon surrender by such holder of the applicable Certificates or Book-Entry Shares.

ARTICLE 3

ARTICLES OF INCORPORATION AND BYLAWS OF THE CONTINUING CORPORATION

The Articles of Incorporation of PPBN, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as set forth in Appendix I hereto and, as so amended, shall be the Articles of Incorporation of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of PPBN, as in effect immediately prior to the Effective Time and as amended as of the Effective Time, shall be the Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

ARTICLE 4

CONDITIONS PRECEDENT

The obligations of PPBN and VABB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

AMENDMENT

This Plan of Merger may be amended or supplemented by a written instrument duly executed by the Board of Directors of PPBN and VABB at any time prior to the Effective Time, whether before or after the later of the date of the PPBN Shareholders Meeting (as defined in the Agreement) or the VABB Shareholders Meeting (as defined in the Agreement); provided, that after obtaining the PPBN Shareholder Approval or VABB Shareholder Approval (each as defined in the Agreement), there shall be made no amendment that by applicable law would require further approval by the holders of PPBN Common Stock or VABB Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.

ARTICLE 6

ABANDONMENT

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of PPBN and VABB. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

A-C-6

Appendix B

AFFILIATE AGREEMENT

This Agreement is made as of this 21st day of January, 2020, between Virginia Bank Bankshares, Inc., a Virginia corporation (“VABB”), and the shareholder of Pinnacle Bankshares Corporation (“PPBN”) identified on the signature page hereto in such Shareholder’s capacity as a shareholder of PPBN (the “Shareholder”).

WHEREAS, PPBN and VABB have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which each outstanding share of VABB Common Stock will be exchanged for PPBN Common Stock or cash, as allocated in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of PPBN Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, as a material inducement for VABB to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder.

(a) The Shareholder represents and warrants to VABB as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms. None of the execution and delivery of this Agreement nor the taking by the Shareholder of the actions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan, credit arrangement, Lien (as defined in this Agreement), trust, commitment, agreement, understanding or restriction of any kind to which the Shareholder is a party or to which the Covered Shares are subject.

(b) The Covered Shares are now, and at all times until the Effective Time of the Merger will be, held by the Shareholder (or by a nominee or custodian for the benefit of the Shareholder) free and clear of all pledges, liens, security interests, claims, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for any Liens arising hereunder and any Liens disclosed on a Schedule A attached hereto. The Shareholder represents and warrants that any prior proxies or voting rights previously given in respect of the Covered Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

2. Support of Shareholder; Covenants of Shareholder.

(a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the PPBN Shareholders Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless VABB is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement. The Shareholder further agrees that he/she shall vote the Covered Shares, or cause the Covered Shares to be voted, against any Acquisition Proposal and against any action, proposal, transaction or agreement (i) which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of PPBN under the Merger Agreement or of the Shareholder under this Agreement, or (ii) which could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of PPBN’s or VABB’s conditions under the Merger Agreement.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of VABB, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of PPBN should not support the Merger, except in connection with a Change in PPBN Recommendation made in compliance with the Merger Agreement.

(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of PPBN Common Stock, or any officer, employee or director of PPBN to, solicit from any third party any inquiries or proposals relating to the disposition of PPBN’s business or assets or the acquisition of PPBN’s voting securities, or the merger of PPBN with any person other than VABB, or except as provided in Section 5.5 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e) The Shareholder agrees that he/she shall not, without the prior written consent of VABB, directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of PPBN Common Stock prior to the Effective Time of the Merger.

(f) The obligations and covenants of the Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares, Options and Warrants.

Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of PPBN Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of PPBN Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, such shares.

4. [Reserved]

5. Governing Law.

This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Assignment; Successors.

This Agreement may not be assigned by the Shareholder without the prior written consent of VABB. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7. Scope of Agreement.

The parties hereto acknowledge and agree that this Agreement shall not confer upon VABB any right or ability to acquire the shares of PPBN Common Stock. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of PPBN.

8. Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9. Subject Matter; Remedies.

The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10. Amendment, Waiver.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing executed by the waiving party (which may consist of an email from the waiving party or its representative), expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Defined Terms.

Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

12. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

VIRGINIA BANK BANKSHARES, INC.

By:
Name:
Title:

SHAREHOLDER

Print Name:

Covered Shares:

Options or Warrants held by Shareholder:

[Signature Page to Affiliate Agreement]

Schedule A – Liens

Appendix C

AFFILIATE AGREEMENT

This Agreement is made as of this 21st day of January, 2020, between Pinnacle Bankshares Corporation, a Virginia corporation (“PPBN”), and the shareholder of Virginia Bank Bankshares, Inc., a Virginia corporation (“VABB”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of VABB (the “Shareholder”).

WHEREAS, PPBN and VABB have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which each outstanding share of VABB Common Stock will be exchanged for PPBN Common Stock or cash, as allocated in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of VABB Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, as a material inducement for PPBN to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder.

(a) The Shareholder represents and warrants to PPBN as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms. None of the execution and delivery of this Agreement nor the taking by the Shareholder of the actions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan, credit arrangement, Lien (as defined in this Agreement), trust, commitment, agreement, understanding or restriction of any kind to which the Shareholder is a party or to which the Covered Shares are subject.

(b) The Covered Shares are now, and at all times until the Effective Time of the Merger will be, held by the Shareholder (or by a nominee or custodian for the benefit of the Shareholder) free and clear of all pledges, liens, security interests, claims, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for any Liens arising hereunder and any Liens disclosed on a Schedule A attached hereto. The Shareholder represents and warrants that any prior proxies or voting rights previously given in respect of the Covered Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

2. Support of Shareholder; Covenants of Shareholder.

(a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the VABB Shareholders Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless PPBN is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement. The Shareholder further agrees that he/she shall vote the Covered Shares, or cause the Covered Shares to be voted, against any Acquisition Proposal and against any action, proposal, transaction or agreement (i) which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of VABB under the Merger Agreement or of the Shareholder under this Agreement, or (ii) which could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of PPBN’s or VABB’s conditions under the Merger Agreement.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of PPBN, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of VABB should not support the Merger, except in connection with a Change in VABB Recommendation made in compliance with the Merger Agreement.

(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of VABB Common Stock, or any officer, employee or director of VABB to, solicit from any third party any inquiries or proposals relating to the disposition of VABB’s business or assets or the acquisition of VABB’s voting securities, or the merger of VABB with any person other than PPBN or any subsidiary of PPBN, or except as provided in Section 5.5 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e) The Shareholder agrees that he/she shall not, without the prior written consent of PPBN, directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of VABB Common Stock prior to the Effective Time of the Merger.

(f) The obligations and covenants of the Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares, Options and Warrants.

Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of VABB Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of VABB Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, such shares.

4. Non-Competition and Non-Solicitation.

(a) From and after the Effective Time until the date which is 12 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

(i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35-mile radius of any office or branch of PPBN, First National Bank, Altavista, Virginia (“FNB”), VABB, Virginia Bank and Trust Company, Danville, Virginia (“VBT”), or any subsidiary or affiliate thereof, at the date hereof or the Effective Time (the “Covered Area”), other than with respect to positions held with PPBN or FNB or any of their affiliates; or

(ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by PPBN, FNB, VABB, VBT, or any subsidiary or affiliate thereof; or

(iii) solicit to employ or engage the services of any of the officers or employees of PPBN or FNB (including former employees of VABB or VBT) (other than such officers or employees who have been terminated by PPBN, FNB, VABB or VBT prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of PPBN or FNB (including former employees of VABB or VBT) regarding the business, operations, prospects or finances of PPBN or FNB, except for conversations with employees of PPBN or FNB that are necessary to conduct routine banking business or transactions; or

(iv) solicit customers of PPBN or FNB or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by PPBN or FNB or any subsidiary or affiliate thereof.

(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of PPBN or FNB.

(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

Notwithstanding anything to the contrary contained herein, the covenants and agreements contained in this Section 4 shall survive the Effective Time.

5. Governing Law.

This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Assignment; Successors.

This Agreement may not be assigned by the Shareholder without the prior written consent of PPBN. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7. Scope of Agreement.

The parties hereto acknowledge and agree that this Agreement shall not confer upon PPBN any right or ability to acquire the shares of VABB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of VABB.

8. Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9. Subject Matter; Remedies.

The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10. Amendment, Waiver.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing executed by the waiving party (which may consist of an email from the waiving party or its representative), expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Defined Terms.

Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

12. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

PINNACLE BANKSHARES CORPORATION

By:
Name:
Title:

SHAREHOLDER

Print Name:

Covered Shares:

Options or Warrants held by Shareholder:	0

[Signature Page to Affiliate Agreement]

Schedule A – Liens

Appendix D

June 9, 2020

Pinnacle Bankshares Corporation

622 Broad Street, P.O. Box 29

Altavista, VA 24517

Members of the Board of Directors:

We understand that Pinnacle Bankshares Corporation (“PPBN”) intends to enter into an amendment (the “Amendment”) to the Agreement and Plan of Reorganization (the “Agreement” and), dated January 21, 2020, by and between PPBN and Virginia Bank, Bankshares Inc. (“VABB”), which provides for the merger of VABB with and into PPBN (the “Merger”). For the purposes of this Opinion (as defined below), the Agreement as amended by the Amendment is referred to as the “Amended Agreement.” At the Effective Time, by virtue of the Merger and subject to the terms and conditions of the Amendment Agreement, 60% of VABB common stock issued and outstanding shall be converted into 0.540 shares of PPBN common stock and 40% of VABB common stock issued and outstanding will be converted into cash at a value of $16.00 per share (the “Per Share Merger Consideration”). Aggregate Merger Consideration shall mean the Per Share Merger Consideration assuming the before mentioned split of 60% stock consideration and 40% cash consideration. Based upon PPBN’s 10-trading day average calculated on June 8, 2020 of $19.729, the implied value of the Aggregate Merger Consideration was $23.5 million as of such date.

You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof (this “Opinion”) to the Board of Directors of PPBN (the “Board”) as to whether the Aggregate Merger Consideration pursuant to the Amended Agreement is fair, from a financial point of view, to the holders of PPBN Common Stock.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(i)	reviewed the Agreement and a draft, dated June 1st, of the Amendment;

(ii)	reviewed certain publicly available business and financial information relating to VABB and its subsidiary Virginia Bank and Trust Company and PPBN and its subsidiary First National Bank;

(iii)

reviewed certain other business, financial, and operating information relating to VABB, Virginia Bank and Trust Company, PPBN, and First National Bank provided to PTCP by the management of VABB and PPBN, including financial forecasts for VABB for the 2020 to 2025 fiscal years ending December 31, and financial forecasts for PPBN for the 2020 to 2025 fiscal years ending December 31;

(iv)	met with, either by phone or in person, certain members of the management of VABB and PPBN to discuss the business and prospects of VABB and PPBN and the proposed Merger;

(v)

reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

(vi)	reviewed certain financial data of VABB and PPBN , and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)	reviewed the stock price performance of PPBN since June 8, 2019 and since the most recent presidential election and compared that to the performance of selected companies and indexes; and

(viii)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

PERFORMANCE TRUST CAPITAL PARTNERS 500 W. Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	D-1

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for VABB that we have used in our analyses, the management of VABB have advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of VABB as to the future financial performance of VABB and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Amended Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Amended Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of VABB and PPBN since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on VABB, PPBN or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Amended Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Amended Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

This Opinion only addresses the fairness, from a financial point of view, of the Aggregate Merger Consideration to the holders of PPBN Common Stock pursuant to the Amended Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of VABB, relative to the Aggregate Merger Consideration or otherwise.

This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets do experience unusual volatility from time-to-time and we express no opinion or view as to any potential effects of such volatility on VABB, PPBN or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to PPBN, nor does it address the underlying business decision of PPBN or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of PPBN, and on the assumptions of the management of

PERFORMANCE TRUST CAPITAL PARTNERS 500 W. Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	D-2

VABB and PPBN, as to all legal, regulatory, accounting, insurance and tax matters with respect to VABB, PPBN and the Merger.

We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of VABB or PPBN, nor have we been furnished with any such evaluations or appraisals, with the exception of a third party loan review of VABB and PPBN. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of VABB’s or PPBN’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that VABB’s and PPBN’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of VABB or PPBN or the solvency or fair value of VABB, PPBN or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to VABB, PPBN and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of VABB, PPBN and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PCTP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised PPBN.

We have acted as financial advisor to PPBN in connection with the Merger and will receive customary investment banking fees for our services of $140,000, a significant portion of which is contingent upon the consummation of the Merger. PPBN previously agreed that it will pay PTCP a fee of $85,000 upon delivery of this Opinion, which, if the merger is completed, will not be credited against PTCP’s investment banking fee along with also paying PTCP a private placement fee equal to the greater of $50,000 or 1.50% of the gross proceeds received by the company from the private placement. In addition, PPBN has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

This Opinion and any other advice or analyses (written or oral) provided by PTCP were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PCTP shall not be deemed to have, any fiduciary duty to the Board, PPBN, any security holder or creditor of PPBN or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of PPBN or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of PTCP.

In connection with the Merger, the undersigned, acting as an independent financial advisor to PPBN, hereby consents to the inclusion of our opinion letter to the Board of Directors of PPBN as an Annex to, and the references to our firm and such opinion in, the Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that

PERFORMANCE TRUST CAPITAL PARTNERS 500 W. Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	D-3

we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration pursuant to the Amended Agreement is fair, from a financial point of view, to the holders of PPBN Common Stock.

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

PERFORMANCE TRUST CAPITAL PARTNERS 500 W. Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	D-4

Appendix E

June 9, 2020

Board of Directors

Virginia Bank Bankshares, Inc.

336 Main Street

Danville, Virginia 24541

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) to be received by the common shareholders (“Shareholders”) of Virginia Bank Bankshares, Inc. (“Virginia Bank”) in connection with Virginia Bank’s proposed merger (the “Merger”) with Pinnacle Bankshares Corporation (“Pinnacle”) subject to the terms and conditions of the Agreement and Plan of Reorganization dated January 21, 2020 (the “Agreement”) and the First Amendment to the Agreement and Plan of Reorganization dated June 9, 2020 (the “Amendment”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement and the Amendment. The terms of the Merger are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

The Amendment provides that for each share of Virginia Bank common stock outstanding Shareholders may elect to receive either .54 shares of Pinnacle common stock (the “Stock Consideration”) or $16.00 of cash (the “Cash Consideration”), subject to the limitation that 60% of the shares of Virginia Bank common stock outstanding will be exchanged for the Stock Consideration and 40% of the shares of Virginia Bank common stock outstanding will be exchanged for the Cash Consideration. Taken together, the Stock Consideration and the Cash Consideration constitute the “Merger Consideration”. Based on the closing price of $20.00 for Pinnacle’s common stock on June 8, 2020 and 1,835,468 shares of Virginia Bank common stock outstanding as of March 31, 2020, the aggregate Merger Consideration is $23.6 million.

Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time to time effect transactions and hold securities of Virginia Bank; to the extent that we have any such position as of the date of this opinion it has been disclosed to Virginia Bank. This opinion has been reviewed and approved by Janney’s Fairness Committee. Janney has provided services and received compensation from Pinnacle during the prior two years. Other than fees received in connection with the Merger, Janney has not received compensation from Virginia Bank during the prior two years.

We were retained by Virginia Bank to act as its exclusive financial advisor in connection with the proposed Merger and in rendering this fairness opinion. We will receive compensation from Virginia Bank in connection with our services, including a fee for rendering this opinion and a fee that is contingent upon the successful completion of the Merger. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. Virginia Bank has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement, the Amendment and the terms of the Merger;

(ii)

familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future of financial performance of Virginia Bank and Pinnacle;

Board of Directors

June 9, 2020

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of Virginia Bank and Pinnacle, including reports filed by the parties with the SEC, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency and the Federal Reserve Board;

(iv)	compared certain aspects of the financial performance of Virginia Bank and Pinnacle with similar data available for certain other financial institutions;

(v)	reviewed certain trading characteristics of the common stock of Virginia Bank and Pinnacle relative to other financial institutions deemed similar;

(vi)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that we considered and deemed relevant; and

(vii)	performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Virginia Bank and Pinnacle and in the discussions with Virginia Bank and Pinnacle’s management teams. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Virginia Bank and Pinnacle and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Virginia Bank or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Virginia Bank or Pinnacle nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the proposed Merger will be consummated substantially in accordance with the terms set forth in the Amendment and the Agreement. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to Virginia Bank and Pinnacle. In rendering this opinion, we have been advised by both Virginia Bank and Pinnacle that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the proposed Merger, including without limitation, the cost savings and related expenses expected to result from the proposed Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by Virginia Bank to engage in the proposed Merger and does not constitute a recommendation to any Shareholder of Virginia Bank as to how such Shareholder should vote on the proposed Merger or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Merger by any officer, director, or employee, or class of such persons.

Board of Directors

June 9, 2020

As you are aware, the financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, Virginia Bank, or Pinnacle, and our opinion does not purport to address potential developments in any such markets.

This letter is solely for the information of the Board of Directors of Virginia Bank in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to Virginia Bank’s Shareholders in connection with the proposed Merger if and only if this letter is quoted in full or attached as an exhibit to such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the Shareholders pursuant to the Agreement and the Amendment is fair, from a financial point of view.

Sincerely,

Janney Montgomery Scott LLC

Appendix F

CONSOLIDATED FINANCIAL STATEMENTS OF PINNACLE BANKSHARES CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Pinnacle Bankshares Corporation and Subsidiary

Altavista, Virginia

We have audited the accompanying consolidated balance sheets of Pinnacle Bankshares Corporation and Subsidiary (collectively, the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and their cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Raleigh, North Carolina

March 23, 2020

We have served as the Company’s auditors since 2005.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

(In thousands of dollars, except share data)

Assets	2019	2018
Cash and cash equivalents:
Cash and due from banks	$32,903	$15,717
Certificates of deposits	250	250
Securities:
Available-for-sale, at fair value	43,194	48,049
Held-to-maturity, at amortized cost	1,764	1,777
Federal Reserve Bank stock, at cost	154	149
Federal Home Loan Bank stock, at cost	423	399
Loans, net	389,849	372,482
Bank premises and equipment, net	15,546	15,751
Accrued interest receivable	1,277	1,333
Bank owned life insurance	10,335	10,101
Goodwill	539	539
Other real estate owned	666	627
Other assets	3,630	3,437

Total assets	$500,530	$470,611

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand	$110,419	$83,680
Savings and NOW accounts	244,941	245,493
Time	94,923	96,105

Total deposits	450,283	425,278

Accrued interest payable	205	168
Other liabilities	4,597	3,054
Total liabilities	455,085	428,500
Commitments, contingencies and other matters
Stockholders’ equity:
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,551,339 shares in 2019 and 1,540,054 shares in 2018	4,564	4,547
Capital surplus	1,461	1,333
Retained earnings	42,404	38,853
Accumulated other comprehensive loss, net	(2,984)	(2,622)

Total stockholders’ equity	45,445	42,111

Total liabilities and stockholders’ equity	$500,530	$470,611

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2019 and 2018

(In thousands of dollars, except per share data)

	2019	2018
Interest income:
Interest and fees on loans	$18,730	$16,876
Interest on securities:
U.S. Government agencies	832	717
States and political subdivisions (taxable)	69	88
States and political subdivisions (tax-exempt)	227	254
Other	379	334
Interest on federal funds sold	2	1

Total interest income	20,239	18,270

Interest expense:
Interest on deposits:
Savings and NOW accounts	1,112	660
Time	1,446	1,183
Interest on federal funds purchased	5	45

Total interest expense	2,563	1,888

Net interest income	17,676	16,382
Provision for loan losses and unfunded commitments	163	607

Net interest income after provision for loan losses	17,513	15,775
Noninterest income:
Service charges on deposit accounts	1,941	1,894
Commissions and fees	535	584
Mortgage loan fees	725	438
Service charges on loan accounts	426	346
Other operating income	996	940

Total noninterest income	4,623	4,202

Noninterest expense:
Salaries and employee benefits	9,281	8,145
Occupancy expense	982	937
Furniture and equipment expense	1,079	909
Office supplies and printing	205	174
Federal deposit insurance premiums	131	275
Capital stock tax	239	215
Advertising expense	198	183
Other operating expenses	4,657	4,090

Total noninterest expense	16,772	14,928

Income before income tax expense	5,364	5,049
Income tax expense	968	889

Net income	$4,396	$4,160

Basic net income per share	$2.84	$2.71
Diluted net income per share	$2.82	$2.68

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2019 and 2018

(In thousands of dollars)

	2019	2018
Net income	$4,396	$4,160
Other comprehensive income (losses), net of related income taxes:
Unrealized gains (losses) on availabile-for-sale securities
Before tax	1,155	(319)
Income tax (expense) benefit	(241)	66
Changes in plan assets and benefit obligation of defined benefit pension plan
Before tax	(1,615)	(107)
Income tax benefit	339	22

Total other comprehensive loss	(362)	(338)

Comprehensive income	$4,034	$3,822

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2019 and 2018

(In thousands of dollars, except share and per share data)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balances, December 31, 2017	1,529,033	$4,526	$1,176	$35,377	$(2,284)	$38,795

Net income				4,160		4,160
Other comprehensive loss					(338)	(338)
Issuance of restricted stock and related expense	7,794	21	157			178
Stock options exercised	3,227
Cash dividends declared by
Bankshares ($0.445 per share)				(684)		(684)

Balances, December 31, 2018	1,540,054	$4,547	$1,333	$38,853	$(2,622)	$42,111

Net income				4,396		4,396
Other comprehensive loss					(362)	(362)
Issuance of restricted stock and related expense	8,594	17	128			145
Stock options exercised	2,691
Cash dividends declared by
Bankshares ($0.545 per share)				(845)		(845)

Balances, December 31, 2019	1,551,339	$4,564	$1,461	$42,404	$(2,984)	$45,445

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2019 and 2018

(In thousands of dollars)

	2019	2018
Cash flows from operating activities:
Net income	$4,396	$4,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	730	684
Amortization of unearned fees, net	12	4
Net amortization of premiums and discounts on securities	332	348
Provision for loan losses	157	607
Provision for deferred income taxes	(79)	(208)
Stock based compensation expense	145	178
Increase in cash value of bank owned life insurance	(234)	(236)
Valuation loss on OREO	7	—
Net decrease (increase) in:
Accrued interest receivable	56	(150)
Other assets	(16)	539
Net increase (decrease) in:
Accrued interest payable	37	27
Other liabilities	(72)	156

Net cash provided by operating activities	5,471	6,109

Cash flows from investing activities:
Purchases of available-for-sale securities	(4,968)	(11,319)
Sales of availble-for-sale securities	1,887	—
Proceeds from maturities and calls of held-to-maturity securities	—	570
Proceeds from maturities and calls of available-for-sale securities	2,965	134
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	5,807	4,339
Proceeds from the sale of of OREO	280	181
Purchase of Federal Reserve Stock	(5)	(2)
Purchase of Federal Home Loan Bank Stock	(24)	(4)
Net increase in loans made to customers	(17,862)	(18,848)
Purchases of bank premises and equipment	(825)	(414)
Disposals of bank premises and equipment	300	—
Net cash used in investing activities	(12,445)	(25,363)

Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	26,187	25,812
Net decrease in time deposits	(1,182)	(2,219)
Repayment of line of credit	—	(513)
Cash dividends paid	(845)	(684)

Net cash provided by financing activities	24,160	22,396

Net increase in cash and cash equivalents	17,186	3,142
Cash and cash equivalents, beginning of year	15,717	12,575

Cash and cash equivalents, end of year	$32,903	$15,717

Supplemental disclosure of cash flows information
Cash paid during the year for:
Income taxes	$1,480	$940
Interest	2,526	1,861
Supplemental schedule of noncash investing and financing activities:
Transfer from loans to foreclosed assets	$326	$584
Loans charged against the allowance for loan losses	609	454
Unrealized gains (losses) on available-for-sale securities	1,155	(319)
Defined benefit plan adjustment per ASC topic Compensation-Retirement Benefits	(1,615)	(107)

See accompanying notes to consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(In thousands, except ratios, share and per share data)

(1)	Summary of Significant Accounting Policies and Practices

Pinnacle Bankshares Corporation, a Virginia corporation (“Pinnacle”), was organized in 1997 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Pinnacle is headquartered in Altavista, Virginia. Pinnacle conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, First National Bank (“First National Bank”). Pinnacle exists primarily for the purpose of holding the stock of its subsidiary, and of such other subsidiaries as it may acquire or establish. Pinnacle has a single reportable segment for purposes of segment reporting.

The accounting and reporting policies of Pinnacle and its wholly owned subsidiary (collectively, the “Company”), conform to generally accepted accounting principles in the United States of America (“GAAP”) and general practices within the banking industry. The following is a summary of the more significant accounting policies and practices:

(a)	Consolidation

The consolidated financial statements include the accounts of Pinnacle and First National Bank. All material intercompany balances and transactions have been eliminated.

(b)	Use of Estimates

In preparing the consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the years ended December 31, 2019 and 2018. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, payments/obligations under benefit and pensions plans, other real estate owned and fair value of investments.

(c)	Securities

Pinnacle classifies its securities in three categories: (1) debt securities that Pinnacle has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; (2) debt securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in accumulated other comprehensive income, a separate component of stockholders’ equity, net of deferred taxes. Fair value is determined from quoted prices obtained and reviewed by management. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis, which approximates the level yield method. As of December 31, 2019 and 2018, Pinnacle does not maintain trading securities. Gains or losses on disposition are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method on a trade date basis.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on a least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Pinnacle assesses OTTI based upon whether it intends to sell a security or if it is likely that it would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. For debt securities, if Pinnacle intends to sell the security or it is likely that Pinnacle will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If Pinnacle does not intend to sell the security and it is not likely that Pinnacle will be required to sell the security but we do not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors, the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (“OCI”). Impairment losses related to all other factors are presented as separate categories within OCI. For investment securities held to maturity, this amount is accreted over the remaining life of the debt security prospectively based on the amount and timing of future estimated cash flows. The accretion of the amount recorded in OCI increases the carrying value of the investment and does not affect earnings. If there is an indication of additional credit losses the security is re-evaluated according to the procedures described above.

(d)	Restricted Equity Investments

As a member of the Federal Reserve Bank (“FRB”) and the Federal Home Loan Bank of Atlanta (“FHLB”), Pinnacle is required to maintain certain minimum investments in the common stock of the FRB and FHLB, which are carried at cost. Required levels of investment are based upon Pinnacle’s capital and a percentage of qualifying assets.

In addition, Pinnacle is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans, and Pinnacle’s capital stock investment in the FHLB.

Management’s determination of whether these investments are impaired is based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB, and (4) the liquidity position of the FHLB.

(e)	Borrowings

As of December 31, 2019, Pinnacle’s available borrowing limit with the FHLB was approximately $117,198. Pinnacle had $0 in borrowings from the FHLB outstanding at December 31, 2019 and 2018. Pinnacle also has a $5,000 line of credit commitment of which $5,000 is currently available. The line of credit is secured by the authorized capital stock of First National Bank with a correspondent bank. The line of credit had $0 outstanding as of December 31, 2019 and December 31, 2018.

(f)	Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income and fees on loans, an allowance for loan losses, and net charge-offs. Interest income is recognized over the terms of the loans using methods that approximate the level yield method. The allowance for loan losses is a cumulative valuation allowance consisting of an annual provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operations is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes adequate to absorb probable losses inherent in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, delinquencies, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Management uses historical loss data by loan type as well as current economic factors in its calculation of allowance for loan loss.

Management also uses qualitative factors such as changes in lending policies and procedures, changes in national and local economies, changes in the nature and volume of the loan portfolio, changes in experience of lenders and the loan department, changes in volume and severity of past due and classified loans, changes in quality of Pinnacle’s loan review system, the existence and effect of concentrations of credit and external factors such as competition and regulation in its allowance for loan loss calculation. Each qualitative factor is evaluated and applied to each type of loan in Pinnacle’s portfolio and a percentage of each loan is reserved as allowance. A percentage of each loan type is also reserved according to the loan type’s historical loss data. Larger percentages of allowance are taken as the risk for a loan is determined to be greater. Loans are charged against the allowance for loan losses when management believes the principal is uncollectible.

While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions or Pinnacle’s recent loss experience. It is reasonably possible that management’s estimate of loan losses and the related allowance may change materially in the near term. However, the amount of change that is reasonably possible cannot be estimated. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Pinnacle’s allowance for loan losses. Such agencies may require Pinnacle to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

Loans are charged against the allowance when, in management’s opinion, they are deemed doubtful, although Pinnacle usually continues to aggressively pursue collection. Pinnacle considers a number of factors to determine the need for and timing of charge-offs including the following: whenever any commercial loan becomes past due for 120 days for any scheduled principal or interest payment and collection is considered unlikely; whenever foreclosure on real estate collateral or liquidation of other collateral does not result in full payment of the obligation and the deficiency or some portion thereof is deemed uncollectible, the uncollectible portion shall be charged-off; whenever any installment loan becomes past due for 120 days and collection is considered unlikely; whenever any repossessed vehicle remains unsold for 60 days after repossession; whenever a bankruptcy notice is received on any installment loan and review of the facts results in an assessment that all or most of the balance will not be collected, the loan will be placed in non-accrual status; whenever a bankruptcy notice is received on a small, unsecured, revolving installment account; and whenever any other small, unsecured, revolving installment account becomes past due for 180 days.

Loans are generally placed in non-accrual status when the collection of principal and interest is 90 days or more past due, unless the obligation relates to a consumer or residential real estate loan or is both well-secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Generally, loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured, which usually requires a minimum of six months of sustained repayment performance.

Impaired loans are required to be presented in the financial statements at net realizable value of the expected future cash flows or at the fair value of the loan’s collateral. Homogeneous loans such as real estate mortgage loans, individual consumer loans and home equity loans are evaluated collectively for impairment. Management, considering current information and events regarding the borrower’s ability to repay their obligations, considers a loan to be impaired when it is probable that Pinnacle will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans receivable are applied first to reduce interest on such loans to the extent of interest contractually due and any remaining amounts are applied to principal.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported at the fair value of the collateral less cost to sell. For troubled debt restructurings that subsequently default, Pinnacle determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

(g)	Loan Origination and Commitment Fees and Certain Related Direct Costs

Loan origination and commitment fees and certain direct loan origination costs charged by Pinnacle are deferred and the net amount amortized as an adjustment of the related loan’s yield. Pinnacle amortizes these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Fees related to standby letters of credit are recognized over the commitment period.

(h)	Bank Premises and Equipment

Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by the straight-line and declining-balance methods over the estimated useful lives of the assets. Depreciable lives include 15 years for land improvements, 39 years for buildings, and 3 to 7 years for equipment, furniture and fixtures. The cost of assets retired and sold and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in determining net income. Expenditures for maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

(i)	Bank Owned Life Insurance

Pinnacle has purchased life insurance policies on certain key officers. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

(j)	Goodwill

Pinnacle performs a goodwill impairment analysis on an annual basis as of December 31st. Additionally, Pinnacle performs a goodwill impairment evaluation on an interim basis when events or circumstances indicate impairment potentially exists. During 2019 and 2018, Pinnacle reviewed its goodwill for impairment and determined that goodwill is not impaired. Management will continue to monitor the relationship of Pinnacle’s market capitalization to both its book value and tangible book value, which management attributes to factors that are both Company-specific and that affect the financial services industry-wide, and to evaluate the carrying value of goodwill.

(k)	Other Real Estate Owned

Foreclosed properties consist of properties acquired through foreclosure or deed in lieu of foreclosure. At time of foreclosure, the properties are recorded at the fair value less costs to sell. Subsequently, these properties are carried at the lower of cost or fair value less estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of the sale.

(l)	Impairment or Disposal of Long-Lived Assets

Pinnacle’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, such as bank premises and equipment, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, such as foreclosed properties, are reported at the lower of the carrying amount or fair value less costs to sell.

(m)	Pension Plan

Pinnacle maintains a noncontributory defined benefit pension plan, which covers substantially all of its employees. The net periodic pension expense includes a service cost component, interest on the projected benefit obligation, a component reflecting the actual return on plan assets, the effect of deferring and amortizing certain actuarial gains and losses, and the amortization of any unrecognized net transition obligation on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. Pinnacle’s funding policy is to make annual contributions in amounts necessary to satisfy the Internal Revenue Service’s funding standards, to the extent that they are tax deductible.

Accounting Standards Codification (“ASC”) Topic 715, Defined Benefit Pension Plans requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. Defined Benefit Pension Plans also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

(n)	Revenue Recognition

Pinnacle recognizes revenue from contracts with customers. Noninterest revenue streams such as service charges on deposit accounts and commissions and fees are recognized in accordance with ASC Topic 606. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans, securities and mortgage banking. In addition, certain noninterest income streams such as financial guarantees, derivatives, and certain credit card fees are outside the scope of the guidance. Noninterest revenue streams within the scope of Topic 606 are discussed below.

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of monthly service fees, overdraft and nonsufficient funds fees, and VISA debit card interchange fees. Pinnacle’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Payment for service charges on deposit accounts is primarily received immediately or at the end of each month through a direct charge to customers’ accounts. Overdraft and nonsufficient funds fees and other deposit account related fees are transactional based, and therefore, Pinnacle’s performance obligation is satisfied, and related revenue recognized, at a point in time when the service is delivered. Debit card fees are primarily comprised of interchange fee income. Interchange fees are earned whenever Pinnacle’s debit cards are processed through the Visa network. Pinnacle’s performance obligation for interchange fee income is satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month. Interchange income for vendors using terminals Pinnacle has sold and commissions from VISA related to the Pinnacle’s principal status are also included in other operating income. Pinnacle’s performance obligation is satisfied, and the related revenue recognized, when the commissions or fees are earned and are generally based on a percentage of activity.

Commissions and Fees

Commissions and fees consists of commissions received on investment product and insurance policies sales. For insurance sales, Pinnacle acts as an intermediary between the Pinnacle’s customer and the insurance carrier. Pinnacle’s performance obligation is satisfied upon the issuance of the insurance policy. Pinnacle retains a certain percentage of the policy premium for each policy sold. Investment commissions consists of recurring revenue streams such as commissions from sales of mutual funds and other investments. Commissions from the sale of investments are recognized on trade date, which is when Pinnacle has satisfied its performance obligation. Commissions and fees that total $535 on the income statement includes $173 in loan late fees that are out-of-scope of Topic 606.

Other Operating Income

Included in other operating income are various transaction based revenue streams such as wire transfer fees, foreign ATM fees, ACH origination fees, cashier check fees and miscellaneous services provided such as assistance with balancing a customer’s checking account or making copies. Each of these fees are transactional based, and therefore, Pinnacle’s performance obligation is satisfied, and related revenue recognized, at a point in time when the service is delivered.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the year ended December 31, 2019 and 2018:

	Years Ended December 31,

	2019	2018
Non-interest Income
In-scope of Topic 606:
Service charges on deposit accounts	$1,941	$1,894
Commissions and fees	362	403
Other operating income	657	605

Non-interest Income (in-scope of Topic 606)	$2,960	$2,902
Non-interest Income (out-of-scope of Topic 606)	1,663	1,300

	$4,623	$4,202

(o)	Advertising

Pinnacle recognizes advertising expenses as incurred. Advertising expenses totaled $198 in 2019 compared to $183 in 2018.

(p)	Income Taxes

Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net income in the period that includes the enactment date.

Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

(q)	Stock Options and Restricted Stock

Pinnacle accounts for its stock based compensation plan by recognizing expense for options and restricted stock granted equal to the grant date fair value of the unvested amounts over their remaining vesting periods. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

(r)	Net Income per Share

Basic net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock that are not anti-dilutive were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of Pinnacle.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Year ended December 31, 2019	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$4,396	1,549,129	$2.84

Effect of dilutive stock options	—	10,763

Diluted net income per share	$4,396	1,559,892	$2.82

Year ended December 31, 2018	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$4,160	1,537,380	$2.71

Effect of dilutive stock options	—	14,218

Diluted net income per share	$2,748	1,551,598	$2.68

(s)	Consolidated Statements of Cash Flows

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(t)	Comprehensive Income

ASC Topic 220, Comprehensive Income, requires Pinnacle to classify items of “Other Comprehensive Income” (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Pinnacle’s other comprehensive income consists of net income, and net unrealized gains (losses) on securities available-for-sale, net of income taxes, and adjustments relating to its defined benefit plan, net of income taxes.

(u)	Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures, establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

In accordance with Fair Value Measurements and Disclosures, Pinnacle groups its financial assets and financial liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The most significant instruments that Pinnacle measures at fair value are available-for-sale securities. As of December 31, 2018, all available-for-sale securities fell into Level 2 fair value hierarchy and remained at Level 2 as of December 31, 2019. Valuation methodologies for the fair value hierarchy are as follows:

Level 1 – Valuations are based on quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 – Valuations for assets and liabilities are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities, model-based valuation techniques, or other observable inputs.

Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining fair value assigned to such assets and liabilities.

(v)	Current Accounting Developments

For each of the accounting pronouncements that affect the Company, the Company elected to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to establish a single, comprehensive, five-step model for entities to use in accounting for revenue arising from contracts with customers that will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. In June 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which relates to assessing collectability, presentation of sales taxes, noncash consideration and completed contracts and contract modifications in transition. In December 2016, the FASB issued 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which clarifies or corrects unintended application of the standard. Companies are permitted to adopt the ASUs as early as fiscal years beginning after December 15, 2016, but the adoption is required for private companies for fiscal years beginning after December 15, 2018. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605),” “Revenue from Contracts with Customers (Topic 606), Leases (Topic 840),” and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09. The Company adopted Topic 606 effective on January 1, 2019. The adoption of this guidance did not have a material impact to the consolidated financial statements but did result in expanded disclosures related to noninterest income and enhanced qualitative disclosures on the revenues within the scope of the new guidance. Refer to Note 1, Revenue Recognition, for further discussion on the Company’s accounting policies for revenue sources within the scope of Topic 606.

In January 2016, the FASB ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. ASU 2016-01 affects public and private companies, not-for-profit organizations, and employee benefit plans that hold financial assets or owe financial liabilities. The new guidance makes targeted improvements to existing U.S. GAAP by 1) requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; 2) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; 3) eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities; and 4) requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In January 2018, FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities to clarify certain aspects of the guidance issued in ASU 2016-01. The new guidance is effective for private companies for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The adoption of this guidance did not have an impact to the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The FASB issued this ASU to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet by lessees for those leases classified as operating leases under current U.S. GAAP and disclosing key information about leasing arrangements. The core principle is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in its balance sheet a liability to make lease payments

(the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. In July 2019, FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements to provide entities with additional guidance related to the transition method selected, as well as on separating components of a contract to the original information issued in ASU 2016-02. In November 2019, FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which clarified the amendments and delayed the effective dates of the previously issued ASU’s. The amendments in this ASU are effective for private companies for fiscal years beginning after December 15, 2020, and interim periods beginning after December 15, 2021. Early application of this ASU is permitted for all entities. The Company is currently evaluating the impact of adopting the new guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326):Measurement of Credit Losses on Financial Instruments, which sets forth a “current expected credit loss” (“CECL”) model requiring the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. In November 2018, FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses to clarify that operating lease receivables are within the scope of ASC 842 rather than ASC Topic 326. In November 2019, FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which clarified the amendments and delayed the effective dates of the previously issued ASU’s. ASU 2016-13 is effective for private companies for fiscal years beginning after December 15, 2022. Early application of this ASU is permitted for all entities. The Company is currently assessing the potential impact of this ASU and collecting loan data needed to measure the required calculation.

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU was issued to improve the presentation of net periodic pension or benefit costs for employers that offer their employees defined benefit pension plans, postretirement benefit plans, or other types of benefits accounted for under Topic 715. The amendments prescribe where the amount of net benefit cost should be presented in an employer’s income statement and require entities to disclose by line item the amount of net benefit cost that is included in the income statement or capitalized in assets. ASU 2017-07 is effective for public business entities that are SEC filers for annual periods beginning after December 15, 2017, and interim periods within those annual periods, for public entities that are not SEC filers for annual periods beginning after December 15, 2018 and for all other entities for annual periods beginning after December 15, 2019 with early adoption permitted. Retrospective application is required for the change in income statement presentation, while the change in capitalized benefit cost is to be applied prospectively. The Company adopted this guidance effective after December 15, 2018. The other components of net periodic benefit cost are presented as a component of other non-interest expense. The adoption resulted in a reclassification of $70 and $193 for the twelve months ended December 31, 2019 and 2018, respectively, from salaries and employee benefits to other expenses.

In March 2017, the FASB issued ASU No. 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) – Premium Amortization on Purchased Callable Debt Securities. The update shortens the amortization period for certain callable debt securities held at a premium. Specifically, the update requires the premium to be amortized to the earliest call date. The update does not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments of this ASU are effective for public business entities that are SEC filers for annual periods beginning after December 15, 2018, and interim periods within those annual periods, for public entities that are not SEC filers for annual periods beginning after December 15, 2019 and for all other entities for annual periods beginning after December 15, 2020 with early adoption permitted. An entity should apply the amendments in this update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The Company does not expect the adoption of this guidance to be material to the consolidated financial statements.

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815 ): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” Companies that provide earnings per share (EPS) data will adjust their basic EPS calculation for the effect of the feature when triggered (i.e., when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature) and will also recognize the effect of the trigger within equity. Amendments in this ASU simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. For public business entities, the amendments of this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is evaluating the provisions of ASU 2017-11 but believes that its adoption will not have a material impact on the Company’s consolidated financial statements.

The Company early adopted ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”), which was issued by FASB in February 2018. ASU 2018-02 provides for the reclassification of the effect of re-measuring deferred tax balances related to items within accumulated other comprehensive income (“AOCI”) to retained earnings resulting from the Tax Cuts and Jobs Act of 2017. As a result, the Company reclassified $376 from AOCI to retained earnings as of and for the year ended December 31, 2018.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from non-employees. The new guidance is effective for private companies for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption of Topic 606. The Company does not expect the adoption of this guidance to be material to the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU modify the disclosure requirements on fair value measurement in Topic 820, Fair Value Measurement, based on the ideas in the Concepts Statements, including the consideration of costs and benefits. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of this ASU. The adoption of this guidance did not have a material impact to the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU amends the Intangibles—Goodwill and Other topic of the ASC to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU will be effective for the Company for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company does not expect the adoption of this guidance to be material to the consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This ASU clarifies and improves areas of guidance related to the recently issued standards on credit losses, hedging, and recognition and measurement including improvements resulting from various TRG Meetings. The amendments are effective for private companies for fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact that ASU 2019-04 will have on its consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. The amendments in this ASU provide entities that have certain instruments within the scope of Subtopic 326-20 with an option to irrevocably elect the fair value option in Subtopic 825-10, applied on an instrument-by-instrument basis for eligible instruments, upon the adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. An entity that elects the fair value option should subsequently measure those instruments at fair value with changes in fair value flowing through earnings. The amendments are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The amendments should be applied on a modified-retrospective basis by means of a cumulative-effect adjustment to the opening balance of retained earnings balance in the balance sheet. Early adoption is permitted. The Company is currently assessing the impact that ASU 2019-05 will have on its consolidated financial statements.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, Pinnacle is required to maintain certain average reserve balances. The daily average reserve requirements were approximately $5,892 and $5,051 for the weeks including December 31, 2019 and 2018, respectively.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities as of December 31, 2019 and 2018 are as follows:

	2019
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$5,986	30	(15)	6,001
Obligations of states and political subdivisions	8,897	370	—	9,267
Mortgage-backed securities – government	27,984	179	(237)	27,926

Total available-for-sale	$42,867	579	(252)	43,194

	2019
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$1,764	16	—	1,780

	2018
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$8,351	6	(130)	8,227
Obligations of states and political subdivisions	11,915	77	(233)	11,759
Mortgage-backed securities – government	28,611	10	(558)	28,063

Total available-for-sale	$48,877	93	(921)	48,049

	2018
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$1,777	26	—	1,803

The following table shows the gross unrealized losses and fair value of Pinnacle’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2019:

	Less than 12 months		More than 12 months		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Gross Fair value	Gross unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$1,457	9	995	6	2,452	15
Obligations of states and political subdivisions	—	—	—	—	—	—
Mortgage-backed securities-government	9,482	80	11,175	157	20,657	237

Total temporarily impaired securities	$10,939	89	12,170	163	23,109	252

The following table shows the gross unrealized losses and fair value of Pinnacle’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2018:

	Less than 12 months		More than 12 months		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Gross Fair value	Gross unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$2,982	6	4,645	124	7,627	130
Obligations of states and political subdivisions	—	—	8,168	233	8,168	233
Mortgage-backed securities-government	7,085	25	18,904	533	25,989	558

Total temporarily impaired securities	$10,067	31	31,717	890	41,784	921

Pinnacle does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and Pinnacle’s ability, if necessary, to hold the securities until maturity. For 2019, the securities included 15 bonds that had continuous losses for less than 12 months and 28 bonds that had continuous losses for more than 12 months.    For 2018, the securities included 11 bonds that had continuous losses for less than 12 months and 53 bonds that had continuous losses for more than 12 months. There were $2 in net realized losses on securities sold in 2019 and no gains or losses in 2018.

The amortized costs and fair values of available-for-sale and held-to-maturity securities as of December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2019
	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	costs	values	costs	values
Due in one year or less	$1,997	2,001	1,264	1,273
Due after one year through five years	3,128	3,171	500	507
Due after five years through ten years	8,453	8,784	—	—
Due after ten years	1,305	1,312	—	—

	14,883	15,268	1,764	1,780
Mortgage-backed securities	27,984	27,926	—	—

Totals	$42,867	43,194	1,764	1,780

Securities with amortized costs of approximately $7,456 and $8,593 (fair values of $7,464 and $8,475, respectively) as of December 31, 2019 and 2018, respectively, were pledged as collateral for public deposits, loans and to the FRB for overdraft protection.

(4)	Loans, Allowance for Loan Losses and Credit Quality

A summary of loans as of December 31, 2019 and 2018 follows:

	2019	2018
Real estate loans:
Residential-mortgage	$116,139	122,760
Residential-construction	6,250	7,156
Commercial	110,277	97,027
Loans to individuals for household, family and other consumer expenditures	99,318	91,259
Commercial and industrial loans	61,536	57,864

Total loans, gross	393,520	376,066
Less unearned income and fees	(199)	(212)

Loans, net of unearned income and fees	393,321	375,854
Less allowance for loan losses	(3,472)	(3,372)

Loans, net	$389,849	372,482

In the normal course of business, the First National Bank has made loans to executive officers and directors. As of December 31, 2019 and 2018, loans to executive officers and directors totaled $298 and $281, respectively. During 2019, new loans made to executive officers and directors totaled $65 and advances totaled $153. New loans made to companies in which executive officers and directors have an interest per Regulation O totaled $43 and advances totaled $43 in 2019. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk of collectability or present other unfavorable features.

The fair value of loans, net of unearned income and fees, was $396,109 as of December 31, 2019 and $378,081 as of December 31, 2018.

The following table presents information on Pinnacle’s allowance for loan losses and recorded investment in loans:

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2019

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$518	1,035	834	985	3,372
Charge-offs	(3)	—	(538)	(68)	(609)
Recoveries	78	1	303	170	552
(Recovery of) provision for loan losses	(153)	51	338	(79)	157

Ending Balance	$440	1,087	937	1,008	3,472

Allowance: Ending balance: individually evaluated for impairment	—	—	—	—	—
Ending balance: collectively evaluated for impairment	$440	1,087	937	1,008	3,472

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$61,536	110,277	99,318	122,389	393,520
Ending balance: individually evaluated for impairment	—	149	124	985	1,258
Ending balance: collectively evaluated for impairment	$61,536	110,128	99,194	121,404	392,262

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2018

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$505	751	750	957	2,963
Charge-offs	(112)	—	(342)	—	(454)
Recoveries	—	2	248	13	263
Provision for loan losses	125	282	178	15	600

Ending Balance	$518	1,035	834	985	3,372

Allowance: Ending balance: individually
evaluated for impairment	—	—	80	—	80
Ending balance: collectively evaluated for impairment	$518	1,035	754	985	3,292

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$57,864	97,027	91,259	129,916	376,066
Ending balance: individually evaluated for impairment	—	—	94	1,092	1,186
Ending balance: collectively evaluated for impairment	$57,864	97,027	91,165	128,824	374,880

Pinnacle utilizes a risk rating matrix to assign a risk grade to each of its loans. A description of the general characteristics of the risk grades is as follows:

Pass – These loans have minimal and acceptable credit risk.

Special Mention – These loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan at some future date.

Substandard – These loans are inadequately protected by the net worth or paying capacity of the obligor or collateral pledged, if any. Loans classified as substandard must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. A substandard loan is characterized by the distinct probability that Pinnacle will sustain some loss if the deficiencies are not corrected.

Doubtful – These loans have all of the weakness inherent in one classified as substandard with the added characteristic that the weaknesses make collection liquidation in full, on the basis of the currently existing facts, conditions and values, highly questionable and improbable.

The following table illustrates Pinnacle’s credit quality indicators:

Credit Quality Indicators

As of December 31, 2019

Credit Exposure	Commercial	Commercial Real Estate	Consumer	Residential	Total
Pass	$61,308	109,249	99,226	120,731	390,514
Special Mention	72	147	—	479	698
Substandard	156	881	92	1,179	2,308
Doubtful	—	—	—	—	—

Total	$61,536	110,277	99,318	122,389	393,520

As of December 31, 2018

Credit Exposure	Commercial	Commercial Real Estate	Consumer	Residential	Total
Pass	$57,254	95,365	91,087	128,231	371,937
Special Mention	395	1,263	—	622	2,280
Substandard	215	399	172	1,063	1,849
Doubtful	—	—	—	—	—

Total	$57,864	97,027	91,259	129,916	376,066

The following table represents an age analysis of Pinnacle’s past due loans:

Age Analysis of Past Due Loans

As of December 31, 2019

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
Commercial	$—	—	—	—	61,536	61,536	—
Commercial real estate	—	—	149	149	110,128	110,277	—
Consumer	157	—	124	281	99,037	99,318	—
Residential	61	—	862	923	121,466	122,389	—

Total	$218	—	1,135	1,353	392,167	393,520	—

Age Analysis of Past Due Loans

As of December 31, 2018

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
Commercial	$21	—	—	21	57,843	57,864	—
Commercial real estate	25	10	—	35	96,992	97,027	—
Consumer	208	16	94	318	90,941	91,259	80
Residential	246	42	825	1,113	128,803	129,916	—

Total	$500	68	919	1,487	374,579	376,066	80

The following table presents information on Pinnacle’s impaired loans and their related allowance for loan losses:

Impaired Loans

For the Year Ended December 31, 2019

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$—	—	—	—	—
Commercial real estate	149	149	—	75	—
Consumer	124	124	—	69	—
Residential	985	985	—	1,039	—
Total:
Commercial	—	—	—	—	—
Commercial real estate	149	149	—	75	—
Consumer	124	124	—	69	—
Residential	$985	985	—	1,039	—

Total	$1,258	1,258	—	1,183	—

Impaired Loans

For the Year Ended December 31, 2018

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$—	—	—	—	—
Commercial real estate	—	—	—	39	—
Consumer	14	14	—	7	—
Residential	1,092	1,092	—	1,139	—
Total:
Commercial	—	—	—	—	—
Commercial real estate	—	—	—	39	—
Consumer	94	94	80	74	6
Residential	$1,092	1,092	—	1,139	—

Total	$1,186	1,186	80	1,252	6

The following presents information on Pinnacle’s nonaccrual loans:

Loans in Nonaccrual Status

As of December 31, 2019 and 2018

	2019	2018
Commercial	$—	—
Commercial real estate	149	—
Consumer	124	14
Residential	862	825

Total	$1,135	839

Pinnacle had two restructured loans totaling $191 as of December 31, 2019 and had three restructured loans totaling $429 as of December 31, 2018. All of these restructured loans constituted troubled debt restructurings as of December 31, 2019 and 2018.

Pinnacle offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories.

Rate Modification is a modification in which the interest rate is changed.

Term Modification is a modification in which the maturity date, timing of payments or frequency of payments is changed.

Interest Only Modification is a modification in which the loan is converted to interest only payments for a period of time.

Payment Modification is a modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination Modification is any other type of modification, including the restructuring of two or more loan terms through the use of multiple categories above.

There were no additional commitments to extend credit related to these troubled debt restructurings that were outstanding as of December 31, 2019 or December 31, 2018.

The following tables present troubled debt restructurings as of December 31, 2019 and 2018:

	December 31, 2019
	Accrual Status	Non-Accrual Status	Total Troubled Debt Restructuring
Commercial	$—	—	—
Commercial real estate	—	—	—
Consumer	—	—	—
Residential	123	68	191

Total	$123	68	191

	December 31, 2018
	Accrual Status	Non-Accrual Status	Total Troubled Debt Restructuring
Commercial	$—	—	—
Commercial real estate	—	—	—
Consumer	—	—	—
Residential	267	172	439

Total	$267	172	439

For 2019 and 2018, Pinnacle had no new troubled debt restructures. No troubled debt restructures experienced payment defaults in 2019 or 2018.

(5)	Bank Premises and Equipment

Bank premises and equipment, net were comprised of the following as of December 31, 2019 and 2018:

	2019	2018
Land improvements	$710	710
Buildings	14,983	15,174
Equipment, furniture and fixtures	7,151	6,511
Construction in progress	76	—

	22,920	22,395
Less accumulated depreciation	(9,925)	(9,195)

	12,995	13,200
Land	2,551	2,551

Bank premises and equipment, net	$15,546	15,751

(6)	Deposits

A summary of deposits as of December 31, 2019 and 2018 follows:

	2019	2018
Noninterest-bearing demand deposits	$110,419	83,680
Interest-bearing:
Savings and money market accounts	161,279	166,020
NOW accounts	83,662	79,473
Time deposits – under $250,000	87,278	85,506
Time deposits – $250,000 and over	7,645	10,599

Total interest-bearing deposits	339,864	341,598

Total deposits	$450,283	425,278

At December 31, 2019, the scheduled maturity of time deposits is as follows: $41,507 in 2020; $14,670 in 2021; $11,028 in 2022, $16,274 in 2023 and $11,443 in 2024.

In the normal course of business, the First National Bank has received deposits from executive officers and directors. As of December 31, 2019 and 2018, deposits from executive officers and directors were approximately $2,145 and $1,875, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

The fair value of deposits was $410,213 as of December 31, 2019 and $370,056 as of December 31, 2018.

(7)	Employee Benefit Plans

First National Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expenses amounted to approximately $500 and $392 in 2019 and 2018, respectively. The change in benefit obligation, change in plan assets and funded status of the pension plan as of December 31, 2019 and 2018 and pertinent assumptions are as follows:

Change in Benefit Obligation	2019	2018
Benefit obligation at beginning of year	$8,598	9,184
Service cost	567	586
Interest cost	365	313
Actuarial income (loss)	2,542	(761)
Benefits paid	(116)	(724)
Settlement loss	—	—

Benefit obligation at end of year	$11,956	8,598

Change in Plan Assets
Fair value of plan assets at beginning of year	7,303	8,388
Actual return (loss) on plan assets	1,362	(362)
Employer contribution	—	—
Benefits paid	(116)	(723)

Projected fair value of plan assets at end of year	$8,549	7,303

Funded Status at the End of the Year	(3,407)	(1,295)
Amounts Recognized in the Balance Sheet
(Other liabilities), accrued pension	(3,407)	(1,295)
Amounts Recognized in Accumulated Other Comprehensive
Income Net of Tax Effect
Unrecognized actuarial loss	(4,104)	(2,489)
Income tax effect	862	523

Benefit obligation included in accumulated other comprehensive income	$(3,242)	(1,966)

Funded Status
Benefit obligation	(11,956)	(8,598)
Fair value of assets	8,549	7,303
Unrecognized net actuarial loss	4,104	2,489

Prepaid benefit cost included in the balance sheet	$697	1,194

	Pension Benefits
Weighted Average Assumptions as of December 31, 2019 and 2018 :	2019	2018
Discount rate	3.25%	4.25%
Expected long-term return on plan assets	7.25%	7.25%
Rate of compensation increase	3.00%	3.00%

The estimated portion of prior service cost and net transition obligation included in accumulated other comprehensive income that will be recognized as a component of net periodic pension cost over the next fiscal year is $752.

Pinnacle selects the expected long-term rate-of-return-on-assets assumption in consultation with its investment advisors and actuary. This rate is intended to reflect the average rate of return expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed especially with respect to real rates of return (net of inflation) for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, which may not continue over the measurement period, and higher significance is placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

The components of net pension benefit cost under the plan for the years ended December 31, 2019 and 2018 is summarized as follows:

	Pension Benefits
	2019	2018
Service cost	$567	586
Interest cost	365	313
Expected return on plan assets	(528)	(591)
Net loss due to settlement	—	—
Recognized net actuarial loss	93	85

Net pension benefit cost	$497	393

Gross (gain) loss recognized in other comprehensive income	1,615	107

Total Recognized in Net Pension Benefit Cost and Other Comprehensive Income	$2,112	500

Projected Benefit Payments

The projected benefit payments under the plan are summarized as follows for the years ending December 31:

2020	$379
2021	1,586
2022	274
2023	1,073
2024	142
2025-2029	3,178

Plan Asset Allocation

Plan assets are held in a pooled pension trust fund administered by the Virginia Bankers Association. The pooled pension trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 38% fixed income and 62% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the pension plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Virginia Bankers Association to administer the investments of the pooled pension trust fund within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Following is a description of the valuation methodologies used for assets measured at fair value.

Mutual funds-fixed income and equity funds: Valued at the net asset value of shares held at year-end.

Cash and equivalents: Valued at cost which approximates fair value.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although Pinnacle believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement as of December 31, 2019 and 2018.

The following table presents the fair value of the assets, by asset category, as of December 31, 2019 and 2018.

	2019	2018
Mutual funds-fixed income	$3,249	3,067
Mutual funds-equity	5,300	4,236

Total assets at fair value	$8,549	7,303

The following table sets forth by level, within the fair value hierarchy, the assets carried at fair value as of December 31, 2019 and 2018.

	Assets at Fair Value as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Mutual funds-fixed income	$3,249	—	—	3,249
Mutual funds-equity	5,300	—	—	5,300

Total assets at fair value	$8,549	—	—	8,549

	Assets at Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total
Mutual funds-fixed income	$3,067	—	—	3,067
Mutual funds-equity	4,236	—	—	4,236

Total assets at fair value	$7,303	—	—	7,303

Contributions

Pinnacle expects to contribute $0 to its pension plan in 2020.

Pinnacle also has a 401(k) plan under which Pinnacle matches employee contributions to the plan. In 2019 and 2018, Pinnacle matched 100% of the first 1% of salary deferral and 50% of the next 5% of salary deferral to the 401(k) plan. The amount expensed for the 401(k) plan was $195 during the year ended December 31, 2019 and $166 during the year ended December 31, 2018.

(8)	Income Taxes

Income tax expense attributable to income before income tax expense for the years ended December 31, 2019 and 2018 is summarized as follows:

	2019	2018
Current	$943	1,098
Deferred	25	(209)

Total income tax expense	$968	889

Reported income tax expense for the years ended December 31, 2019 and 2018 differed from the amounts computed by applying the U.S. Federal income tax rate of 21% for 2019 and 2018 to income before income tax expense as a result of the following:

	2019	2018
Computed at statutory Federal tax rate	$1,126	1,060
Increase (reduction) in income tax expense resulting from:
Tax-exempt interest	(72)	(78)
Disallowance of interest expense	3	3
Other, net	(89)	(96)

Reported income tax expense	$968	889

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2019 and 2018 are as follows:

	2019	2018
Deferred tax assets:
Loans, principally due to allowance for loan losses	$ 678	647
Defined benefit plan valuation adjustments	862	523
Net unrealized losses on available-for-sale securities	—	174
Other	114	135

Total gross deferred tax assets	1,654	1,479

Deferred tax liabilities:
Bank premises and equipment, due to differences
in depreciation	(403)	(368)
Accrued pension, due to actual pension contributions
in excess of accrual for financial reporting purposes	(146)	(251)
Net unrealized gains on available-for-sale securities	(67)
Other	(115)	(113)

Total gross deferred tax liabilities	(731)	(732)

Net deferred tax asset, included in other assets	$ 923	747

First National Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary as of December 31, 2019 and 2018, since realization of the entire gross deferred tax assets can be supported by the amounts of taxes paid during the carry back periods available under current tax laws.

Pinnacle did not recognize any interest or penalties related to income tax during the years ended December 31, 2019 and 2018. Pinnacle does not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law. Tax returns for all years from 2016 and thereafter are subject to future examination by tax authorities.

(9)	Financial Instruments with Off-Balance-Sheet Risk

Pinnacle is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage sale lock commitments, commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement First National Bank has in particular classes of financial instruments.

Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. Pinnacle’s maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Pinnacle uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Pinnacle requires collateral to support financial instruments when it is deemed necessary. First National Bank evaluates such customers’ creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at
	December 31,
	2019	2018
Commitments to extend credit	$79,001	72,899

Standby letters of credit	$5,074	4,373

In the ordinary course of business, Pinnacle may enter into mortgage rate lock commitments that are subsequently funded by Pinnacle. Pinnacle then sells the mortgage loan to a secondary market bank that had underwritten the mortgage loan before Pinnacle funded the loan. The secondary market bank pays a fee that was agreed upon on the lock commitment date to Pinnacle and buys the loan within five days of the initial funding by Pinnacle.    Pinnacle had outstanding mortgage rate lock commitments of $2,590 and $2,592 as of December 31, 2019 and December 31, 2018 respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by First National Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of Pinnacle’s standby letters of credit commitments as of December 31, 2019 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(10)	Leases

Pinnacle leases premises and equipment under various operating lease agreements. Lease payments for all leases in 2019 were $191. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. Certain leases require increased rentals under cost-of-living escalation clauses. The following are future minimum lease payments as required under the agreements:

Year	Payments
2020	$285
2021	307
2022	311
2023	314
2024	292
Thereafter	1,125

Total	$2,634

Pinnacle entered into a lease of the Amherst branch facility, with an entity in which a director of Pinnacle has a 50% ownership interest, in 2009. The original term of the lease is twenty years and may be renewed at the Pinnacle’s option for two additional terms of five years each. The Pinnacle’s current rental payment under the lease is $161 annually.

(11)	Concentrations of Credit Risk and Contingencies

Pinnacle grants commercial, residential and consumer loans to customers primarily in the central Virginia area. As a whole, the portfolio is affected by general economic conditions in the central Virginia region.

Pinnacle’s commercial and real estate loan portfolios are diversified, with no significant concentrations of credit other than the geographic focus on the central Virginia region. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. Overall, the Pinnacle’s loan portfolio is diversified and is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of Pinnacle.

Pinnacle has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property. Credit approval is primarily based on the creditworthiness of the borrower, the ability to repay and the value of the collateral pledged.

At times, Pinnacle may have cash and cash equivalents at a financial institution in excess of insured limits. Pinnacle places its cash and cash equivalents with high credit quality financial institutions whose credit rating and financial condition is monitored by management to minimize credit risk.

In the ordinary course of business, various claims and lawsuits are brought by and against Pinnacle. In the opinion of management, there is no pending or threatened proceeding in which an adverse decision could result in a material adverse change in the Pinnacle’s consolidated financial condition or results of operations.

(12)	Dividend Restrictions and Capital Requirements

Pinnacle’s principal source of funds for dividend payments is dividends received from its subsidiary Bank. For the years ended December 31, 2019 and 2018, dividends from the subsidiary Bank totaled $973 and $1,461, respectively.

Substantially all of Pinnacle’s retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of First National Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. As of December 31, 2019, retained net profits of First National Bank that were free of such restriction approximated $9,163.

Pinnacle and First National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Pinnacle’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Pinnacle and First National Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Pinnacle and First National Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Beginning January 1, 2015, Pinnacle and First National Bank became subject to new Basel III Capital Rules. As a result, certain items in the risk-based capital calculation have changed. In addition, a new ratio, Common Equity Tier 1 or “CET 1” Risk-Based Capital Ratio, is now measured and monitored. Pinnacle and First National Bank’s actual regulatory capital amounts and ratios as of December 31, 2019 and December 31, 2018 are listed on the following page:

Regulatory Capital Ratios as of December 31, 2019	Pinnacle Consolidated		First National Bank
	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio (to Risk Weighted Assets)	$51,455	12.60%	$50,331	12.36%
CET 1 Risk Based Capital Ratio (to Risk Weighted Assets)	$47,889	11.72%	$46,765	11.48%
Tier 1 Risk-Based Capital Ratio (to Risk Weighted Assets)	$47,889	11.72%	$46,765	11.48%
Tier 1 Leverage Capital Ratio (to Average Assets)	$47,889	9.88%	$46,765	9.67%

Regulatory Capital Ratios as of December 31, 2018	Pinnacle Consolidated		First National Bank
	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio (to Risk Weighted Assets)	$47,651	12.29%	$46,551	12.04%
CET 1 Risk Based Capital Ratio (to Risk Weighted Assets)	$44,192	11.40%	$43,092	11.14%
Tier 1 Risk-Based Capital Ratio (to Risk Weighted Assets)	$44,192	11.40%	$43,092	11.14%
Tier 1 Leverage Capital Ratio (to Average Assets)	$44,192	9.36%	$43,092	9.15%

Basel III limits capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.50% of CET1 capital, Tier 1 capital and total capital to risk weighted assets in addition to the amount necessary to meet minimum risk-based capital requirements. The capital conservation buffer was first applied on January 1, 2016, at 0.625% of risk weighted assets, increasing each year until fully implemented at 2.50% on January 1, 2019. Basel III was fully phased in on January 1, 2019 and now requires (i) a minimum ratio of CET1 capital to risk weighted assets of at least 4.50%, plus a 2.50% capital conservation buffer, (ii) a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, plus the capital conservation buffer, (iii) a minimum ratio of total capital to risk weighted assets of at least 8.00%, plus the 2.50% capital conservation buffer and (iv) a minimum leverage ratio of 4.00%.

As of December 31, 2019, the most recent notification from Office of the Comptroller of the Currency categorized Pinnacle and First National Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Pinnacle and the First National Bank’s category.

(13)	Disclosures about Fair Value of Financial Instruments

GAAP requires Pinnacle to disclose estimated fair values of its financial instruments.

The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value.

(a)	Securities

The fair value of securities is estimated based on bid prices as quoted on national exchanges or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations; so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

(b)	Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate - residential, real estate - commercial, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for prepayments. The estimate of maturity is based on Pinnacle’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(c)	Deposits

The fair value of demand deposits, NOW accounts, and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit is estimated by discounting scheduled cash flows through the estimated maturity using the rates currently offered for deposits or borrowings of similar remaining maturities.

(f)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant as of December 31, 2019 and 2018, and as such, the related fair values have not been estimated.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Pinnacle’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of Pinnacle’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated funding needs and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(g)	Fair Value Methodologies

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Available-for-Sale Securities

Available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available, and would in such case be included as a Level 1 asset. As of December 31, 2019, Pinnacle currently carried no Level 1 securities. If quoted prices are not available, valuations are obtained from readily available pricing sources from independent providers for market transactions involving similar assets or liabilities. Pinnacle’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets. These would be classified as Level 2 assets. Pinnacle’s entire available-for-sale securities portfolio was classified as Level 2 securities at December 31, 2019. As of December 31, 2019, Pinnacle carried no Level 3 securities for which fair value would be determined using unobservable inputs.

Loans

Pinnacle does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allowance for loan losses is established for that loan. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 360, Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of a similar debt, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans at which fair value of the expected repayments or collateral exceed the recorded investments in such loans. As of December 31, 2019, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Impairment of a Loan, impaired loans where an allowance is established based on the fair value of the collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, Pinnacle records the impaired loan as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Pinnacle records the impaired loan as a nonrecurring Level 3 asset. For substantially all of Pinnacle‘s impaired loans as of June 30, 2020, December 31, 2019 and December 31, 2018, the valuation methodology utilized by Pinnacle was collateral based measurements such as a real estate appraisal and the primary unobservable input was adjustments for differences between the comparable real estate sales. The discount to reflect current market conditions and ultimately collectability ranged from 0% to 25% for each of the respective periods.

Other Real Estate Owned

Other real estate owned is adjusted to fair value less estimated selling costs upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on observable market price or a current appraised value, Pinnacle records the foreclosed asset as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Pinnacle records the other real estate owned as a nonrecurring Level 3 asset.    For substantially all of Pinnacle’s other real estate owned as of December 31, 2019 and December 31, 2018, the valuation methodology utilized by Pinnacle was collateral based measurements such as a real estate appraisal and the primary unobservable input was adjustments for differences between the comparable real estate sales. The discount to reflect current market conditions ranged from 0% to 25% for each of the respective periods.

The following tables present information about certain assets and liabilities measured at fair value:

Fair Value Measurements on December 31, 2019

Description	Total Carrying Amount in The Consolidated Balance Sheet	Assets/Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-
sale securities	$43,194	$43,194	$—	$43,194	$—
Impaired loans
(nonrecurring)	$1,258	$1,258	$—	$—	$1,258
Other Real
Estate Owned (nonrecurring)	$666	$666	$—	$—	$666

Fair Value Measurements on December 31, 2018

Description	Total Carrying Amount in The Consolidated Balance Sheet	Assets /Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-
sale securities	$48,049	$48,049	$—	$48,049	$—
Impaired loans
(nonrecurring)	$1,186	$1,186	$—	$—	$1,186
Other Real
Estate Owned
(nonrecurring)	$627	$627	$—	$—	$627

The following table sets forth a summary of changes in the fair value of Pinnacle’s nonrecurring Level 3 assets for the year ended December 31, 2019:

	Level 3 Assets
	Year Ended December 31, 2019
	Impaired Loans	Other Real Estate Owned
Balance, beginning of the year	$ 1,186	627
Purchases, sales, issuances,
and settlements (net)	72	39

Balance, end of year	$ 1,258	666

There were no transfers between Level 1, Level 2 and Level 3 investments during the year ended December 31, 2019.

The following table sets forth a summary of changes in the fair value of Pinnacle’s nonrecurring Level 3 assets for the year ended December 31, 2018:

	Level 3 Assets
	Year Ended December 31, 2018
	Impaired Loans	Other Real Estate Owned
Balance, beginning of the year	$ 1,264	224
Purchases, sales, issuances,
and settlements (net)	(78)	403

Balance, end of year	$ 1,186	627

There were no transfers between Level 1, Level 2 and Level 3 investments during the year ended December 31, 2018.

(14)	Parent Company Financial Information

Condensed financial information of Pinnacle (“Parent”) is presented below:

Condensed Balance Sheets
	December 31,
Assets	2019	2018
Cash due from subsidiary	$31	30
Investment in subsidiary, at equity	44,320	41,009
Other assets	1,141	1,113

Total assets	$45,492	42,152

Liabilities and stockholders’ equity
Notes payable	$—	—
Other liabilities	47	41

Total liabilities	$47	41

Stockholders’ equity
Common stock of $3 par value, authorized 3,000,000
shares; issued and outstanding 1,551,339 shares
in 2019 and 1,540,054 in 2018	$4,564	4,547
Capital surplus	1,461	1,333
Retained earnings	42,404	38,853
Accumulated other comprehensive loss, net	(2,984)	(2,622)

Total stockholders’ equity	$45,445	42,111

Total liabilities and stockholders’ equity	$45,492	42,152

Condensed Statements of Income
	Years ended December 31,
	2019	2018
Income:
Dividends from subsidiary	$973	1,461
Equity in undistributed net income of subsidiary	3,528	2,886

Total Income	4,501	4,347
Expenses:
Other expenses	133	237

Income before income tax benefit	4,368	4,110
Applicable income tax benefit	28	50

Net income	$4,396	4,160

Condensed Statements of Cash Flows
	Years ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$4,396	4,160
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in undistributed net income of subsidiary	(3,528)	(2,886)
Increase in other assets	(28)	(51)

Net cash provided by operating activities	840	1,223

Cash flows from financing activities
Cash dividends paid	(845)	(684)
Repayment of line of credit	—	(513)
Increase in other liabilities	6	—

Net cash used in financing activities	(839)	(1,197)

Net increase (decrease) in cash from subsidiary	1	26
Cash due from subsidiary, beginning of year	30	4

Cash due from subsidiary, end of year	$31	30

(15)	Stock-based Compensation

Pinnacle’s 2004 Incentive Stock Plan (the “2004 Plan”), pursuant to which Pinnacle’s Board of Directors may grant stock options and other equity-based awards to officers and key employees, was approved by shareholders on April 13, 2004 and became effective as of May 1, 2004. The 2004 Plan authorized grants of up to 100,000 shares of Pinnacle’s authorized, but unissued common stock. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of the grant. As of December 31, 2014, the 2004 Plan has expired and no additional awards may be granted under this plan.

Stock options granted under the 2004 Plan generally have 10-year terms, vest at the rate of 25% per year, and become fully exercisable four years from the date of grant.

At December 31, 2019, options for 7,500 shares were exercisable at an exercise price of $9.00 per share and options for 10,875 shares were exercisable at an exercise price of $15.70 per share under the 2004 Plan.

On April 8, 2014, shareholders approved the 2014 Incentive Stock Plan (the “2014 Plan”), pursuant to which Pinnacle’s Board of Directors may grant stock options and other equity-based awards to officers and key employees. The 2014 Plan authorizes grants of up to 150,000 shares of Pinnacle’s authorized, but unissued common stock. All stock options are granted with an exercise price equal to the stock’s fair market value at the date of the grant. As of December 31, 2019, there were 91,771 shares available for grant under the 2014 Plan.

On May 1, 2019, 7,700 shares of restricted stock were granted to employees pursuant to the 2014 Plan. On May 1, 2018, 5,675 shares of restricted stock were granted to employees pursuant to the 2014 Plan. On May 1, 2017, 4,700 shares of restricted stock were granted to employees pursuant to the 2014 Plan. On May 1, 2016, 8,500 shares of restricted stock were granted to employees pursuant to the 2014 Plan. On May 1, 2015, 6,250 shares of restricted stock were granted to employees pursuant to the 2014 Plan. On May 1, 2014, 8,400 shares of restricted stock were granted to employees pursuant to the 2014 Plan.    The restricted stock grants will vest on the third anniversary of the grant date.

On January 9, 2019, 3,297 shares of restricted stock were granted to Pinnacle’s Directors in lieu of cash for 2018 director fees. On January 9, 2018, 3,831 shares of restricted stock were granted to Pinnacle’s Directors in lieu of cash for 2017 director fees. On January 10, 2017, 3,998 shares of restricted stock were granted to Pinnacle’s Directors in lieu of cash for 2016 director fees. On January 12, 2016, 3,818 shares of restricted stock were granted to Pinnacle’s Directors in lieu of cash for 2015 director fees. On January 13, 2015, 3,310 shares of restricted stock were granted to Pinnacle’s Directors as payment in lieu of cash for 2014 director fees.

At December 31, 2019, no options for shares were exercisable under the 2014 Plan.

Pinnacle expensed $0 in 2019 and 2018 in compensation expense as a direct result of the issuance of the 24,125 incentive stock options with tandem stock appreciation rights in previous years and recognized $0 in compensation expense related to 4,375 unvested stock options in 2019 and $1 in 2018. For the 2004 Plan stock options granted May 1, 2010, the fair value of $3.96 per share of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 2.065%, expected volatility of 45.61%, a risk-free interest rate of 4.63%, and expected lives of nine years. For the 2004 Plan stock options granted February 11, 2014, the fair value of $5.45 per share of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 4.00%, expected volatility of 44.70%, a risk-free interest rate of 2.69%, and expected lives of nine years.

Pinnacle expensed $177 in 2019 in compensation expense as a direct result of the granting of 11,000 shares of restricted stock to employees in 2012, 10,000 shares of restricted stock to employees in 2013, 8,400 shares of restricted stock to employees in 2014, 6,250 shares of restricted stock to employees in 2015, 8,500 shares of restricted stock to employees in 2016, 4,700 shares of restricted stock to employees in 2017, 5,675 shares of restricted stock to employees in 2018 and 0 shares of restricted stock to employees in 2019 and will expense $156 in 2020, $104 in 2021 and $28 in 2022 on such restricted stock.

Stock option activity during the years ended December 31, 2019 and 2018 is as follows:

	Number of Shares	Weighted Average Exercise Price

Balance as of December 31, 2017	32,500	12.61
Forfeited	0	—
Exercised	8,375	13.50
Granted	0	—

Balance as of December 31, 2018	24,125	$12.30

Forfeited	0	—
Exercised	5,750	10.17
Granted	0	—

Balance as of December 31, 2019	18,375	$12.97

The following table summarizes information about stock options outstanding as of December 31, 2019:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/19	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2019	Weighted- Average Exercise Price
$ 9.00	7,500	0.4	$ 9.00	7,500	$ 9.00
15.70	10,875	3.1	15.70	10,875	15.70

The following table summarizes information about stock options outstanding at December 31, 2018:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/18	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2018	Weighted- Average Exercise Price
$ 9.00	12,250	2.4	$ 9.00	12,250	$ 9.00
15.70	11,875	5.1	15.70	11,875	15.70

The aggregate intrinsic value of options outstanding was $346, of options exercisable was $346, and of options unvested and expected to vest was $0 as of December 31, 2019. The aggregate intrinsic value of options outstanding was $366, of options exercisable was $366, and of options unvested and expected to vest was $0 as of December 31, 2018. The total intrinsic value (market value on date of exercise less exercise price) of options exercised was $130 for the year ended December 31, 2019 and $136 for the year ended December 31, 2018.

(16)	Subsequent Events

On January 14, 2020, 3,347 shares of restricted stock were granted to Pinnacle’s Directors in lieu of cash for 2019 director fees.

On January 21, 2020, Pinnacle and Virginia Bank Bankshares, Inc. (“Virginia Bank”) jointly announced the signing of a definitive agreement to combine in a strategic merger. The combined company would have over $700,000 in total assets.

Under the terms of the agreement, Virginia Bank shareholders will have the opportunity to elect to receive either $16.00 of cash (the “Cash Consideration”) or 0.5000 shares of Pinnacle common stock (the “Stock Consideration”) for each share of Virginia Bank common stock held, subject to the limitation that 70% of the shares will be exchanged for the Stock Consideration and 30% of the shares will be exchanged for the Cash Consideration. After the merger of Virginia Bank into Pinnacle, Pinnacle shareholders will own 71% of the combined company, and Virginia Bank shareholders will own approximately 29%.

Upon consummation of the transaction, Virginia Bank will merge into Pinnacle and Pinnacle will be the surviving holding company. Following the holding company merger, Virginia Bank and Trust Company will merge into First National Bank and First National Bank will be the surviving bank.

The transaction is expected to be completed in the third quarter of 2020, subject to approval of both companies’ shareholders, regulatory approvals and other customary closing conditions.

Pinnacle has evaluated all other subsequent events for potential recognition and/or disclosure in the December 31, 2019 consolidated financial statements through March 23, 2020, the date the consolidated financial statements were available to be issued.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2020 and December 31, 2019

(In thousands of dollars, except share data)

Assets	6/30/2020	12/31/2019
	(Unaudited)	(Audited)
Cash and cash equivalents:
Cash and due from banks	$72,703	$32,903
Certificates of deposits	250	250
Securities:
Available-for-sale, at fair value	44,503	43,194
Held-to-maturity, at amortized cost	1,000	1,764
Federal Reserve Bank stock, at cost	159	154
Federal Home Loan Bank stock, at cost	450	423
Loans, net	411,447	389,849
Bank premises and equipment, net	17,281	15,546
Accrued interest receivable	1,450	1,277
Bank owned life insurance	10,447	10,335
Goodwill	539	539
Other real estate owned	—	666
Other assets	3,669	3,630

Total assets	$563,898	$500,530

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Demand	$135,122	$110,419
Savings and NOW accounts	282,449	244,941
Time	94,411	94,923

Total deposits	511,982	450,283

Accrued interest payable	192	205
Other liabilities	4,702	4,597

Total liabilities	516,876	455,085

Stockholders’ equity:
Common stock, $3 par value. Authorized 3,000,000 shares, issued and outstanding 1,558,662 shares in 2020 and 1,551,339 shares in 2019	4,570	4,564
Capital surplus	1,541	1,461
Retained earnings	43,083	42,404
Accumulated other comprehensive loss, net	(2,172)	(2,984)

Total stockholders’ equity	47,022	45,445

Commitments, contingencies and other matters
Total liabilities and stockholders’ equity	$563,898	$500,530

See accompanying notes to condensed consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Three and Six Months Ended June 30, 2020 and 2019

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Interest income:
Interest and fees on loans	$4,560	$4,732	$9,056	$9,277
Interest on securities:
U.S. Government agencies	153	213	337	428
States and political subdivisions (taxable)	15	19	29	40
States and political subdivisions (tax-exempt)	47	58	99	121
Other	23	111	105	209
Interest on federal funds sold	—	—	1	1

Total interest income	4,798	5,133	9,627	10,076

Interest expense:
Interest on deposits:
Savings and NOW accounts	233	226	528	449
Time - under $250,000	257	217	522	429
Time - $250,000 and over	134	125	273	241

Total interest expense	624	568	1,323	1,119

Net interest income	4,174	4,565	8,304	8,957
Provision for loan losses and unfunded commitments	111	7	226	1

Net interest income after provision for loan losses	4,063	4,558	8,078	8,956
Noninterest income:
Service charges on deposit accounts	451	504	936	938
Mortgage loan fees	190	170	354	312
Commissions and fees	134	176	308	274
Service charges on loan accounts	217	104	315	200
Other operating income	207	269	626	544

Total noninterest income	1,199	1,223	2,539	2,268

Noninterest expense:
Salaries and employee benefits	2,240	2,156	4,576	4,224
Occupancy expense	272	239	550	481
Furniture and equipment expense	301	251	585	491
Office supplies and printing	50	71	101	123
Federal deposit insurance premiums	56	60	112	126
Capital stock tax	77	60	148	119
Advertising expense	53	66	109	114
Legal expense	192	54	667	56
Core system expense	484	485	967	913
Other operating expenses	694	645	1,426	1,273

Total noninterest expense	4,419	4,087	9,241	7,920

Income before income tax expense	843	1,694	1,376	3,304
Income tax expense	176	326	261	635

Net income	$667	$1,368	$1,115	$2,669

Basic net income per share	$0.43	$0.88	$0.72	$1.73
Diluted net income per share	$0.43	$0.88	$0.71	$1.71

See accompanying notes to condensed consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three and Six Months Ended June 30, 2020 and 2019

(In thousands of dollars)

(Unaudited)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Net income	$667	$1,368	$1,115	$2,669
Other comprehensive income, net of related income taxes:
Unrealized gains on availabile-for-sale securities
Before tax	1,635	552	1,027	1,148
Income tax expense	(343)	(116)	(215)	(241)

Total other comprehensive income	1,292	436	812	907

Comprehensive income	$1,959	$1,804	$1,927	$3,576

See accompanying notes to condensed consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Three and Six Months Ended June 30, 2020 and June 30, 2019

(In thousands of dollars, except share and per share data)

(Unaudited)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balances, December 31, 2018	1,540,054	$4,547	$1,333	$38,853	$(2,622)	$42,111
Net income				1,301		1,301
Other comprehensive gain					471	471
Issuance of restricted stock and related expense	3,297	14	109			123
Stock options exercised	324
Cash dividends declared by
Bankshares ($0.10 per share)				(193)		(193)

Balances, March 31, 2019	1,543,675	$4,561	$1,442	$39,961	$(2,151)	$43,813
Net income				1,368		1,368
Other comprehensive gain					437	437
Issuance of restricted stock and related expense	7,700	(6)	(66)			(72)
Stock options exercised	2,367
Cash dividends declared by
Bankshares ($0.145per share)				(218)		(218)

Balances, June 30, 2019	1,553,742	$4,555	$1,376	$41,111	$(1,714)	$45,328

Balances, December 31, 2019	1,551,339	$4,564	$1,461	$42,404	$(2,984)	$45,445
Net income				448		448
Other comprehensive loss					(480)	(480)
Issuance of restricted stock and related expense	3,347	8	76			84
Stock options exercised	2,412
Cash dividends declared by
Bankshares ($0.14 per share)				(218)		(218)

Balances, March 31, 2020	1,557,098	$4,572	$1,537	$42,634	$(3,464)	$45,279
Net income				667		667
Other comprehensive loss					1,292	1,292
Issuance of restricted stock and related expense		(2)	4			2
Stock options exercised	1,564
Cash dividends declared by
Bankshares ($0.14 per share)				(218)		(218)

Balances, June 30, 2020	1,558,662	$4,570	$1,541	$43,083	$(2,172)	$47,022

See accompanying notes to condensed consolidated financial statements.

PINNACLE BANKSHARES CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2020 and 2019

(In thousands of dollars)

(Unaudited)

	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net income	$1,115	$2,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	384	345
Net (accretion) amortization of unearned fees, net	(722)	15
Net amortization of premiums and discounts on securities	151	128
Provision for loan losses	226	1
Stock based compensation expense	86	51
Increase in cash value of bank owned life insurance	(112)	(115)
Net (increase) decrease in:
Accrued interest receivable	(173)	45
Other assets	(254)	(419)
Net (decrease) increase in:
Accrued interest payable	(13)	23
Other liabilities	105	(153)

Net cash provided by operating activities	793	2,590

Cash flows from investing activities:
Purchases of available-for-sale securities	(4,863)	(1,845)
Proceeds from maturities and calls of available-for-sale securities	1,000	1,194
Proceeds from sales of available-for-sale securities	—	1,887
Proceeds from paydowns and maturities of available-for-sale mortgage-backed securities	3,434	2,752
Proceeds from maturities and calls of held-to-matuirty securities	760	—
Proceeds from the sale of of OREO	666	—
Purchase of Federal Reserve Stock	(5)	(5)
Purchase of Federal Home Loan Bank Stock	(27)	(24)
Net increase in loans made to customers	(21,102)	(5,301)
Additions to foreclosed assets	—	(122)
Purchases of bank premises and equipment	(2,119)	(332)
Disposals of bank premises and equipment	—	300

Net cash used in investing activities	(22,256)	(1,496)

Cash flows from financing activities:
Net increase in demand, savings and NOW deposits	62,211	9,814
Net decrease in time deposits	(512)	(2,285)
Cash dividends paid	(436)	(411)

Net cash provided by financing activities	61,263	7,118

Net increase in cash and cash equivalents	39,800	8,212
Cash and cash equivalents, beginning of period	32,903	15,717

Cash and cash equivalents, end of period	$72,703	$23,929

Supplemental disclosure of cash flows information
Cash paid during the period for:
Income taxes	$—	$960
Interest	1,336	1,096

Supplemental schedule of noncash investing and financing activities:
Transfer from loans to foreclosed assets	$—	$121
Loans charged against the allowance for loan losses	357	342
Unrealized gains on available-for-sale securities	1,027	1,148

See accompanying notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

(In thousands, except ratios, share and per share data)

(Unaudited)

(1)	Summary of Significant Accounting Policies and Practices

Pinnacle’s (or the “Company”) accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and with applicable quarterly reporting regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. Therefore, these condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2019. The results of operations for the three-month and six-month periods ended June 30, 2020 and 2019, are not necessarily indicative of the results of operations for the full year or any other interim periods.

The accounting and reporting policies of the Company conform to GAAP and general practices within the banking industry. As of June 30, 2020, the most recent notification from Office of the Comptroller of the Currency categorized Pinnacle and First National Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Pinnacle and the First National Bank’s category.

Pinnacle entered into an agreement with Virginia Bank Bankshares, Inc. (or “Virginia Bank”), effective January 21, 2020 and as amended on June 9, 2020 (as amended, the “Merger Agreement”), pursuant to which Virginia Bank will merge with and into Pinnacle (the “Merger”) with Pinnacle surviving the Merger. Under the Merger Agreement, Virginia Bank shareholders will have the opportunity to elect to receive either $16.00 of cash (the “Cash Consideration”) or 0.5400 shares of Pinnacle common stock (the “Stock Consideration”) for each share of Virginia Bank common stock held, subject to the limitation that 60% of the shares will be exchanged for the Stock Consideration and 40% of the shares will be exchanged for the Cash Consideration. Completion of the Merger remains subject to certain conditions, including approval of the Merger by the appropriate federal and state banking regulatory agencies and approval of the Merger by shareholders of each of Pinnacle and Virginia Bank. Pinnacle expects to complete the acquisition of Virginia Bank during the fourth quarter of 2020.

The following is a summary of the more significant accounting policies and practices:

(a)	Consolidation

The condensed consolidated financial statements include the accounts of Pinnacle and First National Bank. All material intercompany balances and transactions have been eliminated.

(b)	Use of Estimates

In preparing the condensed consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the condensed consolidated balance sheets and revenues and expenses for the six months ended June 30, 2020. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, payments/obligations under benefit and pensions plans, other real estate owned and fair value of investments. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations in these condensed consolidated financial statements, have been made.

The outbreak of the novel coronavirus and the resulting COVID-19 illness has caused a significant disruption in economic activity worldwide, and the Company expects that it may have a significant impact on businesses and consumers in its market areas and on its results of operations. It is unknown how long these conditions will last and what the ultimate financial impact will be to the Company.

(c)	Borrowings

As of June 30, 2020 and December 31, 2019, Pinnacle’s available borrowing limit with the FHLB was approximately $122,464 and $117,198, respectively.

Pinnacle had $0 in borrowings from the FHLB outstanding at June 30, 2020. Pinnacle also has a $5,000 line of credit commitment of which $5,000 is currently available. The line of credit is secured by the authorized capital stock of First National Bank with a correspondent bank. The line of credit had $0 outstanding as of June 30, 2020 and December 31, 2019.

(d)	Revenue Recognition

Pinnacle recognizes revenue from contracts with customers. Noninterest revenue streams such as service charges on deposit accounts and commissions and fees are recognized in accordance with Accounting Standards Codification (“ASC”) Topic 606. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans, securities and mortgage banking. In addition, certain noninterest income streams such as financial guarantees, derivatives, and certain credit card fees are outside the scope of the guidance. Noninterest revenue streams within the scope of Topic 606 are discussed below.

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of monthly service fees, overdraft and nonsufficient funds fees, and VISA debit card interchange fees. Pinnacle’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Payment for service charges on deposit accounts is primarily received immediately or at the end of each month through a direct charge to customers’ accounts. Overdraft and nonsufficient funds fees and other deposit account related fees are transactional based, and therefore, Pinnacle’s performance obligation is satisfied, and related revenue recognized, at a point in time when the service is delivered. Debit card fees are primarily comprised of interchange fee income. Interchange fees are earned whenever Pinnacle’s debit cards are processed through the Visa network. Pinnacle’s performance obligation for interchange fee income is satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month. Interchange income for vendors using terminals Pinnacle has sold and commissions from VISA related to Pinnacle’s principal status are also included in other operating income. Pinnacle’s performance obligation is satisfied, and the related revenue recognized, when the commissions or fees are earned and are generally based on a percentage of activity.

Commissions and Fees

Commissions and fees consists of commissions received on investment product and insurance policies sales. For insurance sales, Pinnacle acts as an intermediary between Pinnacle’s customer and the insurance carrier. Pinnacle’s performance obligation is satisfied upon the issuance of the insurance policy. Pinnacle retains a certain percentage of the policy premium for each policy sold. Investment commissions consists of recurring revenue streams such as commissions from sales of mutual funds and other investments. Commissions from the sale of investments are recognized on trade date, which is when Pinnacle has satisfied its performance obligation. Commissions and fees that total $308 and $274 for the six month periods ended June 30, 2020 and 2019, respectively, on the condensed consolidated statement of operations includes $95 and $86 in loan late fees that are out-of-scope of Topic 606. Commissions and fees that total $134 and $176 for the three month periods ended June 30, 2020 and 2019, respectively, on the condensed consolidated statement of operations includes $40 and $37 in loan late fees that are out-of-scope of Topic 606.

Other Operating Income

Included in other operating income are various transaction based revenue streams such as wire transfer fees, foreign ATM fees, ACH origination fees, cashier check fees and miscellaneous services provided such as assistance with balancing a customer’s checking account or making copies. Each of these fees are transactional based, and therefore, Pinnacle’s performance obligation is satisfied, and related revenue recognized, at a point in time when the service is delivered.

The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three and six months ended June 30, 2020 and 2019, respectively:

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Non-interest Income
In-scope of Topic 606:
Service charges on deposit accounts	$451	$504	$936	$938
Commissions and fees	93	89	212	187
Other operating income	150	211	342	346

Non-interest Income (in-scope of Topic 606)	$694	$804	$1,490	$1,471
Non-interest Income (out-of-scope of Topic 606)	505	419	1,049	797

	$1,199	$1,223	$2,539	$2,268

(e)	Net Income per Share

Basic net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock that are not anti-dilutive were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of Pinnacle.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods indicated:

Three months ended June 30, 2020	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$667	1,558,365	$0.43

Effect of dilutive stock options	—	2,564

Diluted net income per share	$667	1,560,929	$0.43

Three months ended June 30, 2019	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,368	1,550,414	$0.88

Effect of dilutive stock options	—	10,231

Diluted net income per share	$1,368	1,560,645	$0.88

Six months ended June 30, 2020	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$1,115	1,556,923	$0.72

Effect of dilutive stock options	—	4,178

Diluted net income per share	$1,115	1,561,101	$0.71

Six months ended June 30, 2029	Net income (numerator)	Shares (denominator)	Per share amount
Basic net income per share	$2,669	1,546,735	$1.73

Effect of dilutive stock options	—	10,012

Diluted net income per share	$2,669	1,556,747	$1.71

(f)	Condensed Consolidated Statements of Cash Flows

For purposes of the condensed consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

(g)	Current Accounting Developments

For each of the accounting pronouncements that affect the Company, the Company elected to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates.

In January 2016, the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. ASU 2016-01 affects public and private companies, not-for-profit organizations, and employee benefit plans that hold financial assets or owe financial liabilities. The new guidance makes targeted improvements to existing U.S. GAAP by 1) requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; 2) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; 3) eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities; and 4) requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In January 2018, FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities to clarify certain aspects of the guidance issued in ASU 2016-01. The new guidance is effective for private companies for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The adoption of this guidance did not have an impact to the condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The FASB issued this ASU to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet by lessees for those leases classified as operating leases under current U.S. GAAP and disclosing key information about leasing arrangements. The core principle is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in its balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. In July 2019, FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements to provide entities with additional guidance related to the transition method selected, as well as on separating components of a contract to the original information issued in ASU 2016-02. In November 2019, FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which clarified the amendments and delayed the effective dates of the previously issued ASU’s. The amendments in this ASU are effective for private companies for fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. Early application of this ASU is permitted for all entities. The Company is currently evaluating the impact of adopting the new guidance on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326):Measurement of Credit Losses on Financial Instruments, which sets forth a “current expected credit loss” (“CECL”) model requiring the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. In November 2018, FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses to clarify that operating lease receivables are within the scope of ASC 842 rather than ASC Topic 326. In November 2019, FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which clarified the amendments and delayed the effective dates of the previously issued ASU’s. ASU 2016-13 is effective for private companies for fiscal years beginning after December 15, 2022. Early application of this ASU is permitted for all entities. The Company is currently assessing the potential impact of this ASU and collecting loan data needed to measure the required calculation.

In March 2017, the FASB issued ASU No. 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) – Premium Amortization on Purchased Callable Debt Securities. The update shortens the amortization period for certain callable debt securities held at a premium. Specifically, the update requires the premium to be amortized to the earliest call date. The update does not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments of this ASU are effective for public business entities that are SEC filers for annual periods beginning after December 15, 2018, and interim periods within those annual periods, for public entities that are not SEC filers for annual periods beginning after December 15, 2019 and for all other entities for annual periods beginning after December 15, 2020 with early adoption permitted. An entity should apply the amendments in this update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The Company does not expect the adoption of this guidance to be material to the condensed consolidated financial statements.

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815 ): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” Companies that provide earnings per share (EPS) data will adjust their basic EPS calculation for the effect of the feature when triggered (i.e., when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature) and will also recognize the effect of the trigger within equity. Amendments in this ASU simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. For public business entities, the amendments of this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is evaluating the provisions of ASU 2017-11 but believes that its adoption will not have a material impact on the Company’s condensed consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from non-employees. The new guidance is effective for private companies for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption of Topic 606. The Company does not expect the adoption of this guidance to be material to the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU modify the disclosure requirements on fair value measurement in Topic 820, Fair Value Measurement, based on the ideas in the Concepts Statements, including the consideration of costs and benefits. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of this ASU. The adoption of this guidance did not have a material impact to the condensed consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This ASU clarifies and improves areas of guidance related to the recently issued standards on credit losses, hedging, and recognition and measurement including improvements resulting from various TRG Meetings. The amendments are effective for private companies for fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact that ASU 2019-04 will have on its condensed consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. The amendments in this ASU provide entities that have certain instruments within the scope of Subtopic 326-20 with an option to irrevocably elect the fair value option in Subtopic 825-10, applied on an instrument-by-instrument basis for eligible instruments, upon the adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. An entity that elects the fair value option should subsequently measure those instruments at fair value with changes in fair value flowing through earnings. The amendments are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The amendments should be applied on a modified-retrospective basis by means of a cumulative-effect adjustment to the opening balance of retained earnings balance in the balance sheet. Early adoption is permitted. The Company is currently assessing the impact that ASU 2019-05 will have on its condensed consolidated financial statements.

(2)	Restrictions on Cash

To comply with Federal Reserve regulations, Pinnacle is required to maintain certain average reserve balances; however, due to the COVID-19 pandemic, the daily average reserve requirement for the week including June 30, 2020 was $0. The daily average reserve requirement for the week including December 31, 2019 was $5,892.

(3)	Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities as of June 30, 2020 are as follows:

	June 30, 2020
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$3,812	88	—	3,900
Obligations of states and political subdivisions	10,691	645	(5)	11,340
Mortgage-backed securities – government	28,646	709	(92)	26,263

Total available-for-sale	$43,149	1,451	(97)	44,503

	June 30, 2020
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$1,000	5	—	1,005

	December 31, 2019
Available-for-Sale	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$5,986	30	(15)	6,001
Obligations of states and political subdivisions	8,897	370	—	9,267
Mortgage-backed securities – government	27,984	179	(237)	27,926

Total available-for-sale	$42,867	579	(252)	43,194

	December 31, 2019
Held-to-Maturity	Amortized costs	Gross unrealized gains	Gross unrealized losses	Fair values
Obligations of states and political subdivisions	$1,764	16	—	1,780

The following table shows the gross unrealized losses and fair value of Pinnacle’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2020:

	Less than 12 months		More than 12 months		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Gross Fair value	Gross unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	—	—	—	—	—
Obligations of states and political subdivisions	1,851	5	—	—	1,851	5
Mortgage-backed securities-government	1,731	7	7,851	85	9,582	92

Total	$3,582	12	7,851	85	11,433	97

Pinnacle does not consider the unrealized losses other-than-temporary losses based on the volatility of the securities market price involved, the credit quality of the securities, and Pinnacle’s ability, if necessary, to hold the securities until maturity. As of June 30, 2020, the securities included 4 bonds that had continuous losses for less than 12 months and 21 bonds that had continuous losses for more than 12 months. There were no realized gains and losses in the first six months of 2020.

The following table shows the gross unrealized losses and fair value of Pinnacle’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2019:

	Less than 12 months		More than 12 months		Total
Description of Securities	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Gross Fair value	Gross unrealized losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$1,457	9	995	6	2,452	15
Obligations of states and political subdivisions	—	—	—	—	—	—
Mortgage-backed securities-government	9,482	80	11,175	157	20,657	237

Total	$10,939	89	12,170	163	23,109	252

For 2019, the securities included 15 bonds that had continuous losses for less than 12 months and 28 bonds that had continuous losses for more than 12 months. There were $2 in net realized losses on securities sold in 2019.

The amortized costs and fair values of available-for-sale and held-to-maturity securities as of June 30, 2020 and December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2020
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$1,499	1,508	1,000	1,005
Due after one year through five years	2,128	2,201	—	—
Due after five years through ten years	9,778	9,978	—	—
Due after ten years	1,108	1,103	—	—

	14,513	14,790	1,000	1,005
Mortgage-backed securities	28,646	29,263	—	—

Totals	$43,159	44,053	1,000	1,005

	December 31, 2019
	Available-for-Sale		Held-to-Maturity
	Amortized costs	Fair values	Amortized costs	Fair values
Due in one year or less	$1,997	2,001	1,264	1,273
Due after one year through five years	3,128	3,171	500	507
Due after five years through ten years	8,453	8,784	—	—
Due after ten years	1,305	1,312	—	—

	14,883	15,268	1,764	1,780
Mortgage-backed securities	27,984	27,926	—	—

Totals	$42,867	43,194	1,764	1,780

Securities with amortized costs of approximately $5,613 (fair value of $5,702) as of June 30, 2020, were pledged as collateral for public deposits. Securities with amortized costs of approximately $7,456 (fair value of $7,464) as of December 31, 2019, were pledged as collateral for public deposits.

(4)	Loans, Allowance for Loan Losses and Credit Quality

A summary of loans as of June 30, 2020 and December 31, 2019 follows:

	June 30, 2020	December 31, 2019
Real estate loans:
Residential-mortgage	$109,554	$116,139
Residential-construction	5,276	6,250
Commercial	115,036	110,277
Loans to individuals for household, family and other consumer expenditures	103,572	99,318
Commercial and industrial loans	82,424	61,536

Total loans, gross	415,862	393,520
Less unearned income and fees	(921)	(199)

Loans, net of unearned income and fees	414,941	393,321
Less allowance for loan losses	(3,494)	(3,472)

Loans, net	$411,447	$389,849

In the normal course of business, the First National Bank has made loans to executive officers and directors. As of June 30, 2020, loans to executive officers and directors totaled $288 as compared to $383 as of December 31, 2019. During the first six months of 2020, no new loans were made to executive officers and director or to companies in which executive officers and directors have an interest per Regulation O with the exception of one residential-mortgage loan of $270 that was sold to the secondary market. All such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk of collectability or present other unfavorable features.

The fair value of loans, net of unearned income and fees, was $424,388 as of June 30, 2020.

The following table presents information on Pinnacle’s allowance for loan losses and recorded investment in loans. The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. While portions of the allowance are attributed to specific portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio.

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months Ended June 30, 2020

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$446	841	1,024	1,122	3,433
Charge-offs	—	—	(136)	—	(136)
Recoveries	—	—	104	2	106
(Recovery of) provision for loan losses	(138)	(35)	56	(68)	91

Ending Balance	$584	806	1,048	1,056	3,494

Allowance:
Ending balance: individually evaluated for impairment	—	—	—	33	33

Ending balance: collectively evaluated for impairment	$584	806	1,048	1,023	3,461

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$82,424	115,036	103,572	114,830	415,862

Ending balance: individually evaluated for impairment	—	—	29	1,712	1,741

Ending balance: collectively evaluated for impairment	$82,424	115,036	103,543	113,118	414,121

Allowance for Loan Losses and Recorded Investment in Loans

For the Six Months Ended June 30, 2020

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$440	1,087	937	1,008	3,472
Charge-offs	—	—	(357)	—	(357)
Recoveries	—	—	163	7	170
(Recovery of) provision for loan losses	(144)	(281)	305	41	209

Ending Balance	$584	806	1,048	1,056	3,494

Allowance:
Ending balance: individually evaluated for impairment	—	—	—	33	33

Ending balance: collectively evaluated for impairment	$584	806	1,048	1,023	3,461

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$82,424	115,036	103,572	114,830	415,862

Ending balance: individually evaluated for impairment	—	—	29	1,712	1,741

Ending balance: collectively evaluated for impairment	$82,424	115,036	103,543	113,118	414,121

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months Ended June 30, 2019

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$612	866	1,130	852	3,460
Charge-offs	(2)	—	(206)	(58)	(266)
Recoveries	3	1	76	73	153
Provision for (recovery of) loan losses	37	42	1	(71)	9

Ending Balance	$650	909	1,001	796	3,356

Allowance:
Ending balance: individually evaluated for impairment	—	—	—	—	—

Ending balance: collectively evaluated for impairment	$650	909	1,001	796	3,356

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$52,984	104,565	106,227	117,572	381,348

Ending balance: individually evaluated for impairment	—	—	25	879	904

Ending balance: collectively evaluated for impairment	$52,984	104,565	106,202	116,693	380,444

Allowance for Loan Losses and Recorded Investment in Loans

For the Six Months Ended June 30, 2019

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$518	1,035	834	985	3,372
Charge-offs	(2)	—	(282)	(58)	(342)
Recoveries	14	81	148	86	329
Provision for (recovery of) loan losses	120	(207)	301	(217)	(3)

Ending Balance	$650	909	1,001	796	3,356

Allowance:
Ending balance: individually evaluated for impairment	—	—	—	—	—

Ending balance: collectively evaluated for impairment	$650	909	1,001	796	3,356

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$52,984	104,565	106,227	117,572	381,348

Ending balance: individually evaluated for impairment	—	—	25	879	904

Ending balance: collectively evaluated for impairment	$52,984	104,565	106,202	116,693	380,444

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2019

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Allowance for Loan Losses:
Beginning balance	$518	1,035	834	985	3,372
Charge-offs	(3)	—	(538)	(68)	(609)
Recoveries	78	1	303	170	552
(Recovery of) provision for loan losses	(153)	51	338	(79)	157

Ending Balance	$440	1,087	937	1,008	3,472

Allowance:
Ending balance: individually evaluated for impairment	—	—	—	—	—

Ending balance: collectively evaluated for impairment	$440	1,087	937	1,008	3,472

	Commercial	Commercial Real Estate	Consumer	Residential	Total
Loans:
Total loans ending balance	$61,536	110,277	99,318	122,389	393,520

Ending balance: individually evaluated for impairment	—	149	124	985	1,258

Ending balance: collectively evaluated for impairment	$61,536	110,128	99,194	121,404	392,262

Pinnacle utilizes a risk rating matrix to assign a risk grade to each of its loans. A description of the general characteristics of the risk grades is as follows:

Pass – These loans have minimal and acceptable credit risk.

Special Mention – These loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan at some future date.

Substandard – These loans are inadequately protected by the net worth or paying capacity of the obligor or collateral pledged, if any. Loans classified as substandard must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. A substandard loan is characterized by the distinct probability that Pinnacle will sustain some loss if the deficiencies are not corrected.

Doubtful – These loans have all of the weakness inherent in one classified as substandard with the added characteristic that the weaknesses make collection liquidation in full, on the basis of the currently existing facts, conditions and values, highly questionable and improbable.

The following table illustrates Pinnacle’s credit quality indicators:

Credit Quality Indicators

As of June 30, 2020

Credit Exposure	Commercial	Commercial Real Estate	Consumer	Residential	Total
Pass	$81,881	114,032	103,528	113,160	412,601
Special Mention	416	166	—	422	1,004
Substandard	127	838	44	1,248	2,257
Doubtful	—	—	—	—	—

Total	$82,424	115,036	103,572	114,830	415,862

Credit Quality Indicators

As of December 31, 2019

Credit Exposure	Commercial	Commercial Real Estate	Consumer	Residential	Total
Pass	$61,308	109,249	99,226	120,731	390,514
Special Mention	72	147	—	479	698
Substandard	156	881	92	1,179	2,308
Doubtful	—	—	—	—	—

Total	$61,536	110,277	99,318	122,389	393,520

The following table represents an age analysis of Pinnacle’s past due loans:

Age Analysis of Past Due Loans

As of June 30, 2020

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
Commercial	$—	—	—	—	82,424	82,424	—
Commercial real estate	—	—	—	—	115,036	115,036	—
Consumer	67	—	29	96	103,476	103,572	—
Residential	158	—	1,522	1,680	113,150	114,830	—

Total	$225	—	1,551	1,776	414,086	415,862	—

Age Analysis of Past Due Loans

As of December 31, 2019

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days and Accruing
Commercial	$—	—	—	—	61,536	61,536	—
Commercial real estate	—	—	149	149	110,128	110,277	—
Consumer	157	—	124	281	99,037	99,318	—
Residential	61	—	862	923	121,466	122,389	—

Total	$218	—	1,135	1,353	392,167	393,520	—

The following table presents information on Pinnacle’s impaired loans and their related allowance for loan losses:

Impaired Loans

As of June 30, 2020

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$—	—	—	—	—
Commercial real estate	—	—	—	75	—
Consumer	29	29	—	77	—
Residential	1,580	1,580	—	1,283	2
With related allowance recorded:
Commercial	$—	—	—	—	—
Commercial real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Residential	132	132	33	66	—
Total:
Commercial	—	—	—	—	—
Commercial real estate	—	—	—	75	—
Consumer	29	29	—	77	—
Residential	$1,712	1,712	33	1,349	2

Total	$1,741	1,741	33	1,501	2

Impaired Loans

For the Year Ended December 31, 2019

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$—	—	—	—	—
Commercial real estate	149	149	—	75	—
Consumer	124	124	—	69	—
Residential	985	985	—	1,039	7
Total:
Commercial	—	—	—	—	—
Commercial real estate	149	149	—	75	—
Consumer	124	124	—	69	—
Residential	$985	985	—	1,039	7

Total	$1,258	1,258	—	1,183	7

The following presents information on Pinnacle’s nonaccrual loans:

Loans in Nonaccrual Status

As of

	June 30, 2020	December 31. 2019
Commercial	$—	—
Commercial real estate	—	149
Consumer	29	124
Residential	1,522	862

Total	$1,551	1,135

Pinnacle had two restructured loans totaling $190 as of June 30, 2020. All of these restructured loans constituted troubled debt restructurings as of June 30, 2020.

Pinnacle offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories.

Rate Modification is a modification in which the interest rate is changed.

Term Modification is a modification in which the maturity date, timing of payments or frequency of payments is changed.

Interest Only Modification is a modification in which the loan is converted to interest only payments for a period of time.

Payment Modification is a modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination Modification is any other type of modification, including the restructuring of two or more loan terms through the use of multiple categories above.

There were no additional commitments to extend credit related to these troubled debt restructurings that were outstanding as of June 30, 2020. Section 413 of the CARES Act provides that a qualified loan modification is exempt by law from classification as a TDR as defined by GAAP, from the period beginning March 1, 2020 until the earlier of December 31, 2020 or the date that is 60 days after the date on which the national emergency concerning the COVID-19 outbreak declared by the President of the United States under the National Emergencies Act terminates. Accordingly, we are offering short-term modifications made in response to COVID-19 to borrowers who are current and otherwise not past due. These include short-term, 180 days or less, modifications in the form of payment deferrals, fee waivers, extension of repayment terms, or other delays in payments that are insignificant.

The following tables present troubled debt restructurings as of June 30, 2020 and December 31, 2019:

	June 30, 2020
	Accrual Status	Non-Accrual Status	Total Troubled Debt Restructuring
Commercial	$—	—	—
Commercial real estate	—	—	—
Consumer	—	—	—
Residential	190	—	190

Total	$190	—	190

	December 31, 2019
	Accrual Status	Non-Accrual Status	Total Troubled Debt Restructuring
Commercial	$—	—	—
Commercial real estate	—	—	—
Consumer	—	—	—
Residential	123	68	191

Total	$123	68	191

For the three and six months periods ended June 30, 2020 and June 30, 2019, Pinnacle had no new troubled debt restructures and no troubled debt restructures experienced payment defaults.

(5)	Deposits

A summary of deposits as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Noninterest-bearing demand deposits	$135,122	$110,419
Interest-bearing:
Savings and money market accounts	187,289	161,279
NOW accounts	95,160	83,662
Time deposits – under $250,000	87,739	87,278
Time deposits – $250,000 and over	6,672	7,645

Total interest-bearing deposits	376,860	339,864

Total deposits	$511,982	$450,283

In the normal course of business, the First National Bank has received deposits from executive officers and directors. As of June 30, 2020 and December 31, 2019, deposits from executive officers and directors were approximately $16,187 and $2,145, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

The fair value of deposits was $490,301 as of June 30, 2020 and $410,213 as of December 31, 2019.

(6)	Employee Benefit Plans

First National Bank maintains a noncontributory defined benefit pension plan that covers substantially all of its employees. Benefits are computed based on employees’ average final compensation and years of credited service. Pension expenses amounted to approximately $190 and $123 in the second quarter of 2020 and 2019, respectively. Pension expenses amounted to approximately $378 and $247 in the first six months of 2020 and 2019, respectively.

The components of net pension benefit cost under the plan for the three and six months ended June 30, 2020 and 2019 is summarized as follows:

	Pension Benefits
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Service cost	$201	142	$402	284
Interest cost	97	91	193	182
Expected return on plan assets	(152)	(132)	(304)	(264)
Net loss due to settlement	—	—	—	—
Recognized net actuarial loss	44	22	87	45

Net pension benefit cost	$190	123	$378	247

Pinnacle also has a 401(k) plan under which Pinnacle matches employee contributions to the plan. The amount expensed for the 401(k) plan was $48 during the three months ended June 30, 2020 and $46 during the three months ended June 30, 2019. The amount expensed for the 401(k) plan was $96 during the six months ended June 30, 2020 and $89 during the six months ended June 30, 2019.

(7)	Financial Instruments with Off-Balance-Sheet Risk

Pinnacle is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include mortgage sale lock commitments, commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement First National Bank has in particular classes of financial instruments.

Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. Pinnacle’s maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Pinnacle uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Pinnacle requires collateral to support financial instruments when it is deemed necessary. First National Bank evaluates such customers’ creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

Financial instruments whose contract amounts represent credit risk:

	Contract amounts at
	June 30,	December 31,
	2020	2019
Commitments to extend credit	$94,817	$79,001

Standby letters of credit	$6,458	$5,074

In the ordinary course of business, Pinnacle may enter into mortgage rate lock commitments that are subsequently funded by Pinnacle. Pinnacle then sells the mortgage loan to a secondary market bank that had underwritten the mortgage loan before Pinnacle funded the loan. The secondary market bank pays a fee that was agreed upon on the lock commitment date to Pinnacle and buys the loan within five days of the initial funding by Pinnacle.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by First National Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Unless renewed, substantially all of Pinnacle’s standby letters of credit commitments as of June 30, 2020 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

(8)	Concentrations of Credit Risk and Contingencies

Pinnacle grants commercial, residential and consumer loans to customers primarily in the central Virginia area. As a whole, the portfolio is affected by general economic conditions in the central Virginia region.

Pinnacle’s commercial and real estate loan portfolios are diversified, with no significant concentrations of credit other than the geographic focus on the central Virginia region. The installment loan portfolio consists of consumer loans primarily for automobiles and other personal property. Overall, Pinnacle’s loan portfolio is diversified and is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of Pinnacle.

Pinnacle has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property. Credit approval is primarily based on the creditworthiness of the borrower, the ability to repay and the value of the collateral pledged.

At times, Pinnacle may have cash and cash equivalents at a financial institution in excess of insured limits. Pinnacle places its cash and cash equivalents with high credit quality financial institutions whose credit rating and financial condition is monitored by management to minimize credit risk.

In the ordinary course of business, various claims and lawsuits are brought by and against Pinnacle. In the opinion of management, there is no pending or threatened proceeding in which an adverse decision could result in a material adverse change in Pinnacle’s consolidated financial condition or results of operations.

(9)	Dividend Restrictions and Capital Requirements

Pinnacle’s principal source of funds for dividend payments is dividends received from its subsidiary Bank. For three months ended June 30, 2020 and June 30, 2019, dividends from the subsidiary Bank totaled $349 and $240, respectively. For six months ended June 30, 2020 and June 30, 2019, dividends from the subsidiary Bank totaled $1,129 and $488 respectively.

Substantially all of Pinnacle’s retained earnings consist of undistributed earnings of its subsidiary Bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of First National Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years.

Pinnacle and First National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Pinnacle’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Pinnacle and First National Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Pinnacle and First National Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Beginning January 1, 2015, Pinnacle and First National Bank became subject to the Basel III Capital Rules. In addition, a new ratio, Common Equity Tier 1 or “CET 1” Risk-Based Capital Ratio, is now measured and monitored. Pinnacle and First National Bank’s actual regulatory capital amounts and ratios as of June 30, 2020, are listed below:

Regulatory Capital Ratios as of June 30, 2020	Pinnacle Consolidated		First National Bank
	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio (to Risk Weighted Assets)	$52,149	12.72%	$50,972	12.48%
CET 1 Risk Based Capital Ratio (to Risk Weighted Assets)	$48,655	11.87%	$47,478	11.62%
Tier 1 Risk-Based Capital Ratio (to Risk Weighted Assets)	$48,655	11.87%	$47,478	11.62%
Tier 1 Leverage Capital Ratio (to Average Assets)	$48,655	9.00%	$47,478	8.81%

The Basel III Capital Rules limit capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.50% of CET1 capital, Tier 1 capital and total capital to risk weighted assets in addition to the amount necessary to meet minimum risk-based capital requirements. The capital conservation buffer was first applied on January 1, 2016, at 0.625% of risk weighted assets, increasing each year until fully implemented at 2.50% on January 1, 2019. Basel III was fully phased in on January 1, 2019 and now requires (i) a minimum ratio of CET1 capital to risk weighted assets of at least 4.50%, plus a 2.50% capital conservation buffer, (ii) a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, plus the capital conservation buffer, (iii) a minimum ratio of total capital to risk weighted assets of at least 8.00%, plus the 2.50% capital conservation buffer and (iv) a minimum leverage ratio of 4.00%.

The federal banking agencies have developed a Community Bank Leverage Ratio (the “CBLR”), which is defined as the ratio of a bank’s Tier 1 capital to average total consolidated assets, for banks with assets of less than $10 billion. A qualifying community bank that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements under the Basel III Capital Rules and the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies have set the minimum CBLR at 9.0%. A bank can elect to be subject to the CBLR, which First National Bank did beginning with the quarter ended March 31, 2020. The minimum CBLR has been temporarily lowered to 8% beginning for the second quarter of 2020, and will rise to 8.5% for periods during 2020 until returning to 9% beginning January 1, 2022.

As of June 30, 2020, First National Bank had a CBLR of 8.81%.

First National Bank was considered “well capitalized” as of December 31, 2019 and June 30, 2020.

In August 2018, the Board of Governors of the Federal Reserve System updated the Small Bank Holding Company Policy Statement (the “Statement”). The Small Bank Holding Company Policy Statement (the “Statement”), among other things, exempts qualifying bank holding companies with consolidated assets of less than $3 billion from reporting consolidated regulatory capital ratios and from minimum regulatory capital requirements. The Company expects that it will be treated as a small bank holding company and is not subject to regulatory capital requirements on a consolidated basis. At June 30, 2020, the Company’s regulatory capital ratios exceeded all minimum capital requirements that would have applied to the Company if it were not a small bank holding company.

(10)	Disclosures about Fair Value of Financial Instruments

GAAP requires Pinnacle to disclose estimated fair values of its financial instruments.

The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value.

(a)	Securities

The fair value of securities is estimated based on bid prices as quoted on national exchanges or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations; so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

(b)	Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate - residential, real estate - commercial, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for prepayments. The estimate of maturity is based on Pinnacle’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(c)	Deposits

The fair value of demand deposits, NOW accounts, and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit is estimated by discounting scheduled cash flows through the estimated maturity using the rates currently offered for deposits or borrowings of similar remaining maturities.

(d)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant as of June 30, 2020 and December 31, 2019, and as such, the related fair values have not been estimated.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Pinnacle’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of Pinnacle’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated funding needs and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(e)	Fair Value Methodologies

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Available-for-Sale Securities

Available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available, and would in such case be included as a Level 1 asset. As of June 30, 2020 and December 31, 2019, Pinnacle currently carried no Level 1 securities. If quoted prices are not available, valuations are obtained from readily available pricing sources from independent providers for market transactions involving similar assets or liabilities. Pinnacle’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets. These would be classified as Level 2 assets. Pinnacle’s entire available-for-sale securities portfolio was classified as Level 2 securities at June 30, 2020 and December 31, 2019. As of June 30, 2020 and December 31, 2019, Pinnacle carried no Level 3 securities for which fair value would be determined using unobservable inputs.

Loans

Pinnacle does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allowance for loan losses is established for that loan. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 360, Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of a similar debt, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans at which fair value of the expected repayments or collateral exceed the recorded investments in such loans. As of June 30, 2020 and December 31, 2019, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Impairment of a Loan, impaired loans where an allowance is established based on the fair value of the collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, Pinnacle records the impaired loan as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Pinnacle records the impaired loan as a nonrecurring Level 3 asset. For substantially all of Pinnacle‘s impaired loans as of December 31, 2019, the valuation methodology utilized by Pinnacle was collateral based measurements such as a real estate appraisal and the primary unobservable input was adjustments for differences between the comparable real estate sales. The discount to reflect current market conditions and ultimately collectability ranged from 0% to 25% for each of the respective periods.

Other Real Estate Owned

Other real estate owned is adjusted to fair value less estimated selling costs upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on observable market price or a current appraised value, Pinnacle records the foreclosed asset as a nonrecurring Level 2 asset. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Pinnacle records the other real estate owned as a nonrecurring Level 3 asset. For substantially all of Pinnacle’s other real estate owned as of December 31, 2019, the valuation methodology utilized by Pinnacle was collateral based measurements such as a real estate appraisal and the primary unobservable input was adjustments for differences between the comparable real estate sales. The discount to reflect current market conditions ranged from 0% to 25% for each of the respective periods. There was no other real estate owned as of June 30, 2020.

The following tables present information about certain assets and liabilities measured at fair value:

Fair Value Measurements on June 30, 2020

Description	Total Carrying Amount in The Consolidated Balance Sheet	Assets/Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for- sale securities	$44,503	$44,503	$—	$44,503	$—
Impaired loans (nonrecurring)	$1,741	$1,741	$—	$—	$1,741

Fair Value Measurements on December 31, 2019

Description	Total Carrying Amount in The Consolidated Balance Sheet	Assets/Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for- sale securities	$43,194	$43,194	$—	$43,194	$—
Impaired loans (nonrecurring)	$1,258	$1,258	$—	$—	$1,258
Other Real Estate Owned (nonrecurring)	$666	$666	$—	$—	$666

The following table sets forth a summary of changes in the fair value of Pinnacle’s nonrecurring Level 3 assets for the period ended June 30, 2020 and 2019:

	Level 3 Assets		Level 3 Assets
	Period Ended June 30, 2020		Period Ended June 30, 2019
	Impaired	Other Real	Impaired	Other Real
	Loans	Estate Owned	Loans	Estate Owned
Balance, beginning of the year	$1,258	666	$1,186	627
Purchases, sales, issuances, and settlements (net)	593	(619)	151	17
Balance, March 31	$1,851	47	$1,337	644

Purchases, sales, issuances, and settlements (net)	(110)	(47)	(215)	105

Balance, June 30	$1,741	—	$1,122	749

(11)	Parent Company Financial Information

Condensed financial information of Pinnacle (“Parent”) is presented below:

Condensed Balance Sheets

	June 30,	December 31,
	2020	2019
Assets
Cash due from subsidiary	$75	31
Investment in subsidiary, at equity	45,846	44,320
Other assets	1,311	1,141

Total assets	$47,232	45,492

Liabilities and stockholders’ equity
Notes payable	$—	—
Other liabilities	210	47

Total liabilities	$210	47

Stockholders’ equity
Common stock of $3 par value, authorized 3,000,000 shares; issued and outstanding 1,557,098 shares in 2020 and 1,551,339 in 2019	$4,570	4,564
Capital surplus	1,541	1,461
Retained earnings	43,083	42,404
Accumulated other comprehensive loss, net	(2,172)	(2,984)

Total stockholders’ equity	$47,022	45,445

Total liabilities and stockholders’ equity	$47,232	45,492

Condensed Statements of Income

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Income:
Dividends from subsidiary	$347	224	$1,127	485
Equity in undistributed net income of subsidiary	508	1,196	628	2,278

Total Income	855	1,420	1,755	2,763
Expenses:
Other expenses	238	43	810	78

Income before income tax benefit	617	1,377	945	2,685
Applicable income tax benefit (expense)	50	(9)	170	(16)

Net income	$667	1,368	$1,115	2,669

Condensed Statements of Cash Flows

	Six months ended June 30,	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$1,115	$2,669
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(628)	(2,278)
Increase in other assets	(170)	(16)

Net cash provided by operating activities	317	375

Cash flows from financing activities
Cash dividends paid	(436)	(411)
Increase in other liabilities	163	17

Net cash used in financing activities	(273)	(394)

Net increase (decrease) in cash from subsidiary	44	(19)
Cash due from subsidiary, beginning of year	31	30

Cash due from subsidiary, end of quarter	$75	$11

Appendix G

CONSOLIDATED FINANCIAL STATEMENTS OF VIRGINIA BANK BANKSHARES, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Virginia Bank Bankshares, Inc.

Danville, Virginia

We have audited the accompanying consolidated financial statements of Virginia Bank Bankshares, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Bank Bankshares, Inc. and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia

March 5, 2020

Your Success is Our Focus

1715 Pratt Drive, Suite 2700 • Blacksburg, VA 24060 • 540-443-3606 • Fax: 540-443-3610 • www.BEcpas.com

VIRGINIA BANK BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	2019	2018
ASSETS
Cash and amounts due from banks	$4,865,157	$3,345,068
Interest bearing deposits in other banks	29,773,774	7,965,767
Federal funds sold	466,000	472,000

Total cash and cash equivalents	35,104,931	11,782,835

Certificates of deposit	100,000	100,000
Available-for-sale securities, at fair value	29,598,608	33,627,315
Restricted stock	426,650	426,650
Loans	149,345,304	141,796,558
Less allowance for loan losses	(1,190,061)	(1,105,953)

Net loans	148,155,243	140,690,605

Bank premises and equipment, net	2,047,746	2,516,979
Accrued interest receivable	760,354	750,300
Other real estate owned	252,000	252,000
Deferred tax assets, net	816,635	898,286
Other assets	350,161	631,988

Total other assets	4,226,896	5,049,553

Total assets	$217,612,328	$191,676,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand deposits – noninterest bearing	$76,206,200	$62,879,609
Demand deposits – interest bearing	37,912,898	30,191,702
Savings deposits	50,042,908	46,621,687
Time deposits	26,079,281	26,510,682

Total deposits	190,241,287	166,203,680
Accrued interest payable	101,357	45,763
Accrued pension liability	3,070,164	2,119,403
Other liabilities	188,622	24,508

Total liabilities	193,601,430	168,393,354

STOCKHOLDERS’ EQUITY
Common stock, $5 par value; 5,000,000 shares authorized, 1,835,468 shares issued and outstanding in 2019 and 2018	9,177,340	9,177,340
Surplus	2,605,089	2,605,089
Retained earnings	13,984,338	13,624,771
Accumulated other comprehensive loss	(1,755,869)	(2,123,596)

Total stockholders’ equity	24,010,898	23,283,604

Total liabilities and stockholders’ equity	$217,612,328	$191,676,958

The Notes to Consolidated Financial Statements are an integral part of these statements.

VIRGINIA BANK BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2019 and 2018

	2019	2018
INTEREST INCOME
Interest and fees on loans	$7,741,967	$7,217,847
Interest on federal funds sold	24,646	10,669
Interest on interest-bearing deposits in other banks	415,253	332,976
Interest on available-for-sale securities	676,061	705,069

	8,857,927	8,266,561

INTEREST ON DEPOSITS	400,797	217,421

Net interest income	8,457,130	8,049,140
Provision for loan losses	(303,434)	(87,994)

Net interest income after provision for loan losses	8,153,696	7,961,146

NONINTEREST INCOME
Service charges on deposit accounts	795,245	832,121
Other service charges, commissions, and fees	631,298	648,045
Other noninterest income	90,721	94,301

Total noninterest income	1,517,264	1,574,467

OTHER EXPENSES
Salaries and employee benefits	3,896,210	3,785,185
Telephone expense	134,669	122,709
Occupancy expense	382,330	461,454
Bill pay and third-party service fees	761,091	716,179
Furniture and equipment expense	259,842	245,851
Franchise taxes	162,665	199,076
Federal and state assessment fees	72,082	95,412
Postage, supplies, and printing	204,589	171,579
Temporary labor	16,242	49,073
Loss on sale of other real estate owned	313,467	210,571
Other noninterest expense	1,102,775	1,278,088

Total other expenses	7,305,962	7,335,177

Income before income taxes	2,364,998	2,200,436

INCOME TAX EXPENSE	(500,347)	(427,893)

Net income	$1,864,651	$1,772,543

NET INCOME PER COMMON SHARE
Basic and diluted	$1.02	$0.97

AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	1,835,468	1,835,468

The Notes to Consolidated Financial Statements are an integral part of these statements.

VIRGINIA BANK BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2019 and 2018

	2019	2018

NET INCOME	$1,864,651	$1,772,543

OTHER COMPREHENSIVE INCOME (LOSS), net of tax

Change in unfunded pension liability, net of tax effect (benefit) of $153,502 and $(156,162) for 2019 and 2018, respectively	(538,282)	587,467

Reclassification adjustment to transfer net actuarial loss to pension expense, net of tax effect of $10,404 and $(17,720), included in salaries and employee benefits for 2019 and 2018, respectively	(39,177)	66,662

Change in unrealized gain (loss) on available-for-salesecurities, net of tax effect of $(251,252) and $71,834 for 2019 and 2018, respectively	945,186	(270,234)

OTHER COMPREHENSIVE INCOME, net of tax	367,727	383,895

COMPREHENSIVE INCOME	$2,232,378	$2,156,438

The Notes to Consolidated Financial Statements are an integral part of these statements.

VIRGINIA BANK BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2019 and 2018

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, December 31, 2017	$9,177,340	$2,605,089	$13,467,440	$(2,507,491)	$22,742,378
Other comprehensive income	—	—		383,895	383,895
Cash dividends declared and paid ($ 0.88 per share)	—	—	(1,615,212)		(1,615,212)
Net income	—	—	1,772,543		1,772,543

BALANCE, December 31, 2018	9,177,340	2,605,089	13,624,771	(2,123,596)	23,283,604
Other comprehensive income	—	—	—	367,727	367,727
Cash dividends declared and paid ($ 0.82 per share)	—	—	(1,505,084)	—	(1,505,084)
Net income	—	—	1,864,651	—	1,864,651

BALANCE, December 31, 2019	$9,177,340	$2,605,089	$13,984,338	$(1,755,869)	$24,010,898

The Notes to Consolidated Financial Statements are an integral part of these statements.

VIRGINIA BANK BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2019 and 2018

	2019	2018
OPERATING ACTIVITIES
Net income	$1,864,651	$1,772,543
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	303,434	87,994
Depreciation	187,877	191,400
Net amortization of investment securities	136,333	175,369
Loss on sale of other real estate owned	313,467	210,571
Provision for deferred income taxes	(16,104)	(133,343)
Accrued pension liability	219,801	908,661
Changes in:
Accrued interest receivable	(10,054)	(10,524)
Other assets	281,827	(300,701)
Accrued interest payable	55,594	13,569
Other liabilities	164,114	(166,781)

Net cash provided by operating activities	3,500,940	2,748,758

INVESTING ACTIVITIES
Maturities of certificates of deposit	—	735,000
Securities available-for-sale:
Proceeds from maturities, calls, and sales	7,088,815	3,000,837
Payments for purchases	(2,000,000)	(5,914,667)
Purchases of premises and equipment	(668,643)	(98,078)
Net increase in loans	(8,308,596)	(7,083,224)
Proceeds from sale of other real estate owned	1,177,057	382,964

Net cash used in investing activities	(2,711,367)	(8,977,168)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	24,037,607	(3,830,769)
Cash dividends paid	(1,505,084)	(1,615,212)

Net cash provided by (used in) financing activities	22,532,523	(5,445,981)

Net change in cash and cash equivalents	23,322,096	(11,674,391)
CASH, beginning	11,782,835	23,457,226

CASH, ending	$35,104,931	$11,782,835

NON-CASH TRANSACTIONS
Transfer of bank premises to other real estate owned	$950,000	$—

Transfer of loans to other real estate owned	$540,524	$59,042

SUPPLEMENTAL DISCLOSURES
Interest paid	$345,203	$203,852

Income taxes paid	$532,002	$656,036

The Notes to Consolidated Financial Statements are an integral part of these statements.

VIRGINIA BANK BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2019 and 2018

Note 1.	Organization and Nature of Business

Virginia Bank Bankshares, Inc. is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Virginia Bank and Trust Company (the “Bank”), collectively referred to as the “Company.” Virginia Bank and Trust Company offers a variety of banking services through its offices located in the trade areas of the City of Danville and Pittsylvania and Campbell Counties, Virginia.

Note 2.	Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation

The consolidated financial statements include the accounts and results of operations of Virginia Bank Bankshares, Inc. and Virginia Bank and Trust Company. The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and the prevailing practices of the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value estimates, periodic costs and balance sheet accruals related to the defined benefit pension plan, the valuation of other real estate owned, and deferred tax assets.

Cash and cash equivalents

The Company considers all cash and amounts due from banks, interest bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the consolidated statements of cash flows. Federal funds are customarily sold for one-day periods.

Investment securities

The Company classifies its securities as available-for-sale. The securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax. Gains or losses realized from sales are recognized by use of the specific identification method. Declines in the fair value of individual securities below their cost that are other than temporary, if any, result in write-downs of the individual securities to their fair value and are included in earnings as realized losses.

Federal reserve bank stock

Federal Reserve Bank stock is carried at cost, as this is a restricted security without a readily determinable fair value, and is periodically evaluated for impairment.

Loans and allowance for loan losses

Loans are held to maturity or pay-off and are stated at the amount of unpaid principal, net of unearned income and allowance for loan losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan fees and costs are recognized at the time a loan is originated. The deferral and amortization of these components is not material to the financial statements.

The allowance for loan losses is estimated and maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, impaired loans, economic conditions, and other risks inherent in the portfolio.

(Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

The accrual of interest on mortgage and commercial loans is discontinued at the time that management has deemed it appropriate, unless the credit is well-secured and in process of collection. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to the accrual method. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately evaluate individual consumer and residential loans for impairment.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for major improvements are capitalized, whereas the costs of maintenance and repairs, which do not improve or extend the life of the existing assets, are expensed as incurred. Depreciation and amortization are computed over the estimated useful lives of the assets (from three to 30 years) on the straight-line method.

Other real estate owned

Other real estate owned represents properties acquired through, or in lieu of, loan foreclosure. The properties are held for sale and are initially recorded at fair value, less estimated selling costs, at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management. Revenue and expenses from operations, gains, and losses on disposal, and changes in the valuation allowance are included in other noninterest expense on the consolidated statements of income.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, or (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will

(Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The Company has not identified any uncertain income tax provisions. In the event of an adjustment to previously filed income tax returns, interest is recognized as interest expense and penalties, if any, and are classified as other noninterest expense.

Earnings per share

Earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents as of December 31, 2019 and 2018; therefore, basic and diluted earnings per share are the same for 2019 and 2018.

Concentrations of credit risk

Substantially all of the Company’s loans, commitments, and standby letters of credit have been granted to customers in the Company’s local market area. The concentrations of credit by loan classification are set forth in Note 4. The Company does not extend credit to any single borrower or group in excess of its lending limits to one borrower of approximately $3.7 million. For recognition and measurement purposes, the fair value of these commitments was not material to the consolidated financial statements at December 31, 2019.

Other comprehensive income or loss

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income or loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and pension liability adjustments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income or loss.

Pension plan

The Company incurs certain employment-related expenses associated with its pension plan. In order to measure the expense associated with the plan, various assumptions are made including the discount rate, expected return on plan assets, anticipated mortality rates, and expected future healthcare costs. The assumptions are based on historical experience as well as current facts and circumstances. The plan assets are determined based on fair value, generally representing observable market prices. The projected benefit obligation is primarily determined based on the present value of projected benefit distributions at an assumed discount rate.

Net periodic pension benefit costs include service costs, interest costs based on an assumed discount rate, the expected return on plan assets based on actuarially derived market-related values, the amortization of net actuarial gains or losses, and settlement costs related to large lump sum distributions from the plan. Differences between expected and actual results in each year are included in the net actuarial gain or loss amount, which is recognized in other comprehensive income. The Company recognizes in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status. The Company also measures the plans’ assets and obligations that determine its funded status as of the end of the year and recognizes those changes in other comprehensive income, net of tax. For more information, see Note 11.

(Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

Fair value measurements

Fair values are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair Value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. Management maximizes the use of observable inputs and minimizes the use of unobservable inputs when determining fair value measurements.

Adoption of new accounting standard

On January 1, 2019, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) and subsequent amendments thereto, which requires the Company to recognize most leases on the balance sheet. We adopted the standard under the modified retrospective approach as of the date of adoption and elected to apply available practical expedients.

Adoption of this standard resulted in the recognition of right-of-use assets of $121,181 and operating lease liabilities of $121,181 as of January 1, 2019. These amounts were determined based on the present value of remaining minimum lease payments, discounted using the Company’s incremental borrowing rate as of the date of adoption. There was no material impact to the timing of expense or income recognition in the company’s consolidated statements of income. Prior periods were not restated and continue to be presented under legacy GAAP.

Reclassifications

Certain amounts in 2018 have been reclassified to conform to the 2019 presentation with no effect on net income or shareholder’s equity as previously reported.

Subsequent events

On January 21, 2020, the Company announced that it had entered into a definitive agreement to combine in a strategic merger with Pinnacle Bankshares Corporation (“Pinnacle”). The merger agreement was approved by the boards of directors of both companies. Under the terms of the agreement, Virginia Bank Bankshares, Inc.’s shareholders will have the opportunity to elect to receive either $16.00 cash or .5000 shares of Pinnacle common stock for each share of Virginia Bank Bankshares, Inc., subject to the limitation that 70% of the shares will be exchanged for stock consideration and 30% of the shares will be exchanged for cash consideration.

In preparing these consolidated financial statements, the Company evaluated events and transactions for potential recognition or disclosure through March 5, 2020, the date the consolidated financial statements were available to be issued.

(Continued)

Note 3.	Available-For-Sale Securities

The amortized cost and fair value of investment securities at December 31 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
Available-for-sale:
Federal agency securities	$14,070,686	$11,728	$49,356	$14,033,058
Municipals	1,257,021	4,222	—	1,261,243
Mortgage-backed securities	14,303,373	58,596	57,662	14,304,307

	$29,631,080	$74,546	$107,018	$29,598,608

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2018
Available-for-sale:
Federal agency securities	$15,104,671	$—	$686,661	$14,418,010
Municipals	2,636,464	—	23,888	2,612,576
Mortgage-backed securities	17,115,095	—	518,366	16,596,729

	$34,856,230	$—	$1,228,915	$33,627,315

The amortized cost and fair value of debt securities at December 31, 2019 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$4,760,304	$4,748,245
Due after one year through five years	19,939,058	19,968,274
Due after five years through 10 years	1,219,874	1,193,482
Due after 10 years	3,711,844	3,688,607

	$29,631,080	$29,598,608

Certain investment securities with a carrying value of $2,322,459 and $2,131,415 at December 31, 2019 and 2018, respectively, were pledged to secure public deposits of the U.S. government, state, and political subdivisions and for other purposes as required by law.

(Continued)

Note 3.	Available-For-Sale Securities (Continued)

The tables below show gross unrealized losses and fair value at December 31, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	2019
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Federal agency securities	$—	$—	$8,033,579	$49,356	$8,033,579	$49,356
Mortgage-backed securities	—	—	8,723,520	57,663	8,723,520	57,663

	$—	$—	$16,757,099	$107,019	$16,757,099	$107,019

	2018
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Federal agency securities	$—	$—	$14,418,010	$686,661	$14,418,010	$686,661
Municipals	—	—	2,612,576	23,888	2,612,576	23,888
Mortgage-backed securities	5,557,761	38,870	11,038,968	479,496	16,596,729	518,366

	$5,557,761	$38,870	$28,069,554	$1,190,045	$33,627,315	$1,228,915

The Company’s unrealized losses on investments in federal agency, municipal, and mortgage-backed securities were the result of changes in market interest rates. The severity and duration of these unrealized losses will fluctuate with interest rates and the economy. Because the securities are issued by governments and their agencies and the Company has the ability and intent to hold them for a period of time sufficient to allow for an anticipated recovery, they are not considered to be other than temporarily impaired. The Company had 29 and 33 securities at December 31, 2019 and 2018, respectively, that were in a loss position.

There were no sales of securities for the years ended December 31, 2019 and 2018.

Note 4.	Loans

The lending activities of the Bank are focused primarily in Danville, Virginia. The following table summarizes the primary segments of the loan portfolio as of December 31, 2019 and 2018:

	2019	2018
Mortgage loans on real estate:
Construction and land development	$6,497,788	$6,375,353
Farmland	6,643,657	4,818,302
Residential 1 – 4 family	48,594,663	45,547,979
Multifamily	4,086,917	6,023,005
Commercial	37,860,084	35,533,945
Loans to farmers	1,159,350	1,373,529
Commercial and industrial	26,452,551	24,093,567
Consumer	18,223,878	18,647,215
All other loans	95,087	103,566
Total loans	149,613,975	142,516,461

Unearned income	(268,671)	(719,903)
Allowance for loan losses	(1,190,061)	(1,105,953)

Loans – net	$148,155,243	$140,690,605

(Continued)

Note 4.	Loans (Continued)

The segments of the Bank’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the consumer loan portfolio; (ii) the residential real estate loan portfolio; (iii) the commercial real estate loan portfolio; and (iv) the commercial and industrial loan portfolio. The commercial and industrial segment consists of loans made for the purpose of financing the activities of commercial customers. If secured by real estate, commercial loans are grouped in the commercial real estate loan portfolio. The residential real estate loan segment is made up of fixed rate and adjustable rate single-family amortizing term loans, which are primarily first liens. Consumer loans consist of motor vehicle loans, savings account loans, personal lines of credit, overdraft loans, other types of secured consumer loans and unsecured personal loans.

Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. All loans are reviewed on a regular basis with a focus on larger loans, including loans that have experienced past payment or financial deficiencies. Loans that are experiencing payment or financial difficulties, loans in industries for which economic trends are negative, and loans that are of heightened concern to management are included on the Bank’s “watch list.” Watch list loans greater than $250,000, as well as loans greater than $250,000 which are 90 days or more past due, are periodically selected for review, subjected to “impairment testing,” and assigned a new credit rating if appropriate.

Factors considered by management in evaluating impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Once the determination has been made that a loan is impaired, the determination of a specific allocation of the allowance is calculated by evaluating each loan on an individual basis by reviewing the loan’s observable market price, discounted cash flow value, or the fair value of the collateral less selling costs. The Bank’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

(Continued)

Note 4.	Loans (Continued)

The following tables present impaired loans by class, segregated by those for which a specific allowance was required as of December 31, 2019 and 2018:

	Impaired Loans As of December 31, 2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
With no related allowance recorded:
Real estate – mortgage:
Residential and other	$721,417	$721,417	$—	$68,050
Commercial	699,976	699,976	—	44,426
Commercial and industrial	104,454	104,454	—	1,736
Consumer and other	—	—	—	—

With an allowance recorded:
Real estate – mortgage:
Residential and other	—	—	—	—
Commercial	—	—	—	—
Commercial and industrial	—	—	—	—
Consumer and other	—	—	—	—

Total:
Real estate – mortgage:
Residential and other	721,417	721,417	—	68,050
Commercial	699,976	699,976	—	44,426
Commercial and industrial	104,454	104,454	—	1,736
Consumer and other	—	—	—	—

(Continued)

Note 4.	Loans (Continued)

	Impaired Loans As of December 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
With no related allowance recorded:
Real estate – mortgage:
Residential and other	$1,222,052	$1,222,052	$—	$38,794
Commercial	709,335	709,335	—	35,457
Commercial and industrial	—	—	—	—
Consumer and other	4,225	4,225	—	282
With an allowance recorded:
Real estate – mortgage:
Residential and other	—	—	—	—
Commercial	—	—	—	—
Commercial and industrial	—	—	—	—
Consumer and other	—	—	—	—
Total:
Real estate – mortgage:
Residential and other	1,222,052	1,222,052	—	38,794
Commercial	709,335	709,335	—	35,457
Commercial and industrial	—	—	—	—
Consumer and other	4,225	4,225	—	282

There may be certain impaired loans whose payments are being applied to reduce the principal balance of the loan because the recovery of principal is not determinable. The unpaid principal balance reflects the balance as if the payments were applied in accordance with the terms of the original contractual agreement, whereas the recorded investment reflects the outstanding principal balance for financial reporting purposes. In addition, the recorded investment in a loan may be reduced by partial charge-offs which would not be reflected in the unpaid principal balance.

Management uses a nine-point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first categories are considered not criticized, and are aggregated as “Pass” rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Watch category includes loans that management would like to monitor more closely than the loans categorized as “Pass,” as these loans are showing signs of weakness in either adequate sources of repayment or collateral, but the increased risk is not significant to warrant a more significant rating. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category are inadequately protected by current sound net worth, paying capacity by the obligor, or pledged collateral, as well as other unsatisfactory characteristics indicating a high level of risk. All loans greater than 90 days past due are considered Substandard. Loans in the Doubtful category have all the weaknesses found in Substandard loans, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable. Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a structured loan rating process. The Bank’s credit administration is responsible for the timely and accurate risk rating of the loans in the portfolios at origination and on an ongoing basis. The Bank’s CEO and CCO review risk grades when approving a loan and will approve all risk rating changes, except those

(Continued)

Note 4.	Loans (Continued)

made within the pass risk ratings. Impairment analyses are scheduled to be completed on loans classified as impaired on an annual basis. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

The following tables present the classes of the loan portfolio summarized by the aggregate Pass and Watch ratings, as well as the criticized categories of Special Mention, Substandard, and Doubtful within the internal risk rating system as of December 31, 2019 and 2018:

	Credit Quality Indicators as of December 31, 2019
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Real estate – mortgage:
Residential and other	$61,933,947	$2,172,265	$808,903	$907,910	$—	$65,823,025
Commercial	37,860,084	—	—	—	—	37,860,084
Commercial and industrial	23,408,741	489,845	2,449,511	104,454	—	26,452,551
Consumer and other	19,348,764	116,406	—	13,145	—	19,478,315

	$142,551,536	$2,778,516	$3,258,414	$1,025,509	$—	$149,613,975

	Credit Quality Indicators as of December 31, 2018
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Real estate – mortgage:
Residential and other	$59,536,524	$1,037,893	$815,589	$1,374,633	$—	$62,764,639
Commercial	32,603,244	870,432	2,013,300	46,969	—	35,533,945
Commercial and industrial	23,281,211	83,064	726,882	2,410	—	24,093,567
Consumer and other	20,072,148	26,274	—	25,888	—	20,124,310

	$135,493,127	$2,017,663	$3,555,771	$1,449,900	$—	$142,516,461

(Continued)

Note 4.	Loans (Continued)

Management monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a scheduled payment is past due. The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2019 and 2018:

	2019
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Non-Accrual Loans	Loans Past Due 90+ Days Still Accruing	Total Loans
Real estate – mortgage:
Residential and other	$163,820	$6,807	$—	$170,627	$65,652,398	$151,982	$—	$65,823,025
Commercial	69,596	—	—	69,596	37,790,488	—	—	37,860,084
Commercial and industrial	87,928	—	—	87,928	26,364,623	—	—	26,452,551
Consumer and other	236,789	3,210	35,154	275,153	19,203,162	—	35,154	19,478,315

	$558,133	$10,017	$35,154	$603,304	$149,010,671	$151,982	$35,154	$149,613,975

	2018
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Non-Accrual Loans	Loans Past Due 90+ Days Still Accruing	Total Loans
Real estate – mortgage:
Residential and other	$203,957	$707,877	$265,319	$1,177,153	$61,587,486	$152,580	$265,319	$62,764,639
Commercial	176,276	—	40,121	216,397	35,317,548	47,255	—	35,533,945
Commercial and industrial	24,430	—	—	24,430	24,069,137	—	—	24,093,567
Consumer and other	159,122	—	8,841	167,963	19,956,347	1,027	7,814	20,124,310

	$563,785	$707,877	$314,281	$1,585,943	$140,930,518	$200,862	$273,133	$142,516,461

An allowance for loan losses (ALLL) is maintained to absorb losses from the loan portfolio. The ALLL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans.

The classes described above provide the starting point for the ALLL analysis. Management tracks the historical net charge-off activity by loan class. A historical charge-off factor is calculated and applied to each class. Loans that are collectively evaluated for impairment are analyzed with general allowances being made as appropriate. For general allowances, historical loss trends are used in the estimation of losses in the current portfolio. Other qualitative factors are also considered.

“Pass” rated credits are segregated from “Criticized” credits for the application of qualitative factors. Management has identified a number of qualitative factors that it uses to supplement the historical charge-off factors because these factors are likely to cause estimated credit losses associated with the existing loan pools to differ from

(Continued)

Note 4.	Loans (Continued)

historical loss experience. The qualitative factors are evaluated quarterly and updated using information obtained from internal, regulatory, and governmental sources. The Bank’s qualitative factors consist of national and local economic trends and conditions, levels of and trends in total classified loans, levels of and trends in the Bank’s loan portfolio, and concentrations of credit from loan type and collateral.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALLL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALLL.

The following tables summarize the primary segments of the ALLL, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2019 and 2018. Activity in the allowance is presented for the 12 months ended December 31, 2019 and 2018:

	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance at January 1, 2019	$158,054	$230,900	$515,049	$201,950	$1,105,953
Charge-offs	—	(171,981)	—	(65,048)	(237,029)
Recoveries	—	—	—	17,703	17,703
Provision	40,015	108,458	80,398	74,563	303,434

Ending balance at December 31, 2019	$198,069	$167,377	$595,447	$229,168	$1,190,061

Portion of ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	198,069	217,377	545,447	229,168	1,190,061

Total ALLL evaluated for impairment	$198,069	$217,377	$545,447	$229,168	$1,190,061

Loans held for investment:
Ending balance at December 31, 2019	$37,860,084	$65,823,025	$26,452,551	$19,478,315	$149,613,975

Portion of ending balance
Individually evaluated for impairment	$699,976	$721,417	$104,454	$—	$1,525,847
Collectively evaluated for impairment	37,160,108	65,101,608	26,348,097	19,478,315	148,088,128

Total loans evaluated for impairment	$37,860,084	$65,823,025	$26,452,551	$19,478,315	$149,613,975

(Continued)

Note 4.	Loans (Continued)

	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance at January 1, 2018	$166,752	$277,232	$507,090	$199,703	$1,150,777
Charge-offs	(18,841)	(63,196)	(22,887)	(52,748)	(157,672)
Recoveries	—	—	—	24,854	24,854
Provision	10,143	16,864	30,846	30,141	87,994

Ending balance at December 31, 2018	$158,054	$230,900	$515,049	$201,950	$1,105,953

Portion of ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	158,054	230,900	515,049	201,950	1,105,953

Total ALLL evaluated for impairment	$158,054	$230,900	$515,049	$201,950	$1,105,953

Loans held for investment:
Ending balance at December 31, 2018	$35,533,945	$62,764,639	$24,093,567	$20,124,310	$142,516,461

Portion of ending balance
Individually evaluated for impairment	$709,335	$1,222,052	$—	$4,225	$1,935,612
Collectively evaluated for impairment	34,824,610	61,542,587	24,093,567	20,120,085	140,580,849

Total loans evaluated for impairment	$35,533,945	$62,764,639	$24,093,567	$20,124,310	$142,516,461

The allowance for loan losses is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALLL that is representative of the risk found in the components of the portfolio at any given date.

In the ordinary course of business and at normal credit terms, the Company has entered into loan transactions with its executive officers, directors, and related interests. The following table presents the activity in these loans for the years ended December 31:

	2019	2018
January 1, balance	$4,723,477	$4,724,496
Loans originated	881,020	1,476,492
Loans matured or paid off	(2,337,368)	(1,468,511)
Relationship changes	(1,409,552)	—

December 31, balance	$1,866,577	$4,723,477

None of these loans were restructured nor were any charged off during 2019 or 2018. None of these loans represent more than a normal credit risk, and none were nonaccrual or otherwise considered impaired.

From time to time, the Bank’s loan portfolio includes loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance, or other actions.

If a loan that had been modified subsequently went into default, management would evaluate any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of

(Continued)

Note 4.	Loans (Continued)

the original loan agreement, except when the sole remaining source of repayment for the loan was the operation or liquidation of the collateral. In these cases, management would use the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determined that the value of the modified loan was less than the recorded investment in the loan, impairment would be recognized by segment or class of loan, as applicable, through a charge-off to the allowance. Segment and class status is determined by the loan’s classification at origination.

Four loan modifications that were considered TDRs were completed during the year ended December 31, 2018. As of December 31, 2018, those TDRs had not subsequently defaulted and there were no commitments to lend additional funds to borrowers owing receivables whose terms had been modified in TDRs. No loan modifications were considered TDRs in 2019.

Loan modifications that were considered TDRs completed during the year ended December 31, 2018 included the following:

Year Ended December 31, 2018	Number of New Contracts	Pre- Modification Outstanding Recorded Balance	Post- Modification Outstanding Recorded Balance
Total	4	$1,938,636	$1,938,636

Foreclosed properties as of December 31, 2019 included one residential real estate property of $250,000. There were no consumer mortgage loans secured by residential real estate properties for which the foreclosure process had begun but had yet to be completed as of December 31, 2019.

Note 5.	Premises and Equipment

Premises and equipment are summarized by major classifications as follows at December 31:

	2019	2018
Land	$699,871	$1,265,080
Buildings	4,016,494	4,377,190
Furniture, fixtures, and equipment	3,693,149	3,244,360
Vehicles	56,036	56,036

	8,465,550	8,942,666
Less accumulated depreciation and amortization	(6,417,804)	(6,425,687)

	$2,047,746	$2,516,979

Depreciation and amortization expense for 2019 and 2018 amounted to $187,877 and $191,400, respectively.

During 2018, the Company closed the Rustburg branch. The property was sold in 2019, resulting in a loss of $313,467.

(Continued)

Note 6.	Deposits

A summary of time deposits by maturity at December 31, 2019 is as follows:

2020	$12,795,709
2021	6,670,553
2022	4,176,618
2023	1,621,572
2024 and thereafter	814,829

$26,079,281

Included in time deposits are certificates of deposit of $250,000 or more totaling $1,995,387 and $883,335 at December 31, 2019 and 2018, respectively. Included in total deposits at December 31, 2019 and 2018 are deposits of executive officers, directors, and related interests amounting to $7,543,451 and $3,212,394, respectively.

Note 7.	Income Taxes

The provision for income taxes consists of the following:

	2019	2018
Income tax expense
Current tax expense	$516,451	$561,236
Deferred tax expense (benefit)	(16,104)	(133,343)

	$500,347	$427,893

A reconciliation of statutory federal income tax rates to the effective rates of the provision is as follows:

	2019	2018
Federal statutory rate	21.00%	21.00%
Municipal interest income	0.00	(1.60)
Other	0.13	0.00
Tax law change	0.00	0.00

	21.13%	19.40%

(Continued)

Note 7.	Income Taxes (Continued)

The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 is as follows:

	2019	2018
Deferred tax assets:
Allowance for loan losses	$210,882	$166,307
Pension benefits	644,735	444,773
Unrealized losses on securities	6,819	258,072
Non-accrual interest	5,399	4,483
Depreciation	—	21,451
Merger related expenses	15,750	—
OREO writedowns	3,200	3,200

	886,785	898,286
Deferred tax liabilities:
Depreciation	70,150	—

	70,150	—

Net deferred tax asset	$816,635	$898,286

The Company recognizes interest and penalties related to tax as part of the tax provision. With respect to the realization of deferred tax assets, management believes that a valuation allowance is not necessary. The Company files income tax returns in the U.S. federal jurisdiction. The Company is subject to income tax examinations by tax authorities for the years 2016 through 2019.

Note 8.	Leases

The following tables present information about the Company’s leases:

December 31, 2019
Lease liability	$94,474
Right-of-use asset, net	94,474
Weighted average remaining lease term	3.42 years
Weighted average discount rate	2.73%
Lease expense	27,148

Maturities of the Company’s lease liabilities are set forth in the table below:

2020	$29,612
2021	29,612
2022	29,612
2023	9,871

$98,707

(Continued)

Note 9.	Commitments and Contingencies

The Company has entered into transactions, in the normal course of business, which represent commitments to extend credit and off-balance-sheet risk as of December 31, 2019. These transactions involve elements of credit risk, interest rate risk, and liquidity risk. Such financial instruments are recorded when they are funded.

Such commitments as of December 31, 2019 consist of the following:

Home equity lines	$3,603,161
Commercial real estate and construction	3,942,887
Other unused commitments	27,706,278
Standby letters of credit	567,789

$35,820,115

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

As a member of the Federal Reserve System, the Company is required to maintain certain levels of its cash and due from bank balances as reserves based on regulatory requirements. At December 31, 2019 and 2018, this reserve requirement was approximately $2,138,000 and $1,899,000, respectively.

Note 10.	Lines of Credit

The Company maintains an $11 million line of credit with Community Bankers’ Bank. The line matures in December 2020. The line was not used during 2019 or 2018. The Bank maintains a deposit account with Community Bankers’ Bank in the minimum amount of $250,000 as part of the terms of the credit agreement.

The Company also maintains a $5 million open-ended guidance line of credit with SunTrust Bank. This line was not used during 2019 or 2018.

Note 11.	Benefit Plans

The Company has a non-contributory defined benefit pension plan covering substantially all employees with vesting provisions of 100% after five years of service. The aggregate actuarial cost method is used for funding purposes.

(Continued)

Note 11.	Benefit Plans (Continued)

The following tables provide a reconciliation of the changes in the plan’s benefit obligation and fair value of assets over the two-year period ended December 31, 2019, and a statement of the funded status as of and for the years ended December 31:

	2019	2018
Change in benefit obligation:
Projected benefit obligation, beginning of year	$4,683,230	$6,535,671
Service cost	285,192	297,792
Interest cost	183,148	190,421
Actuarial loss (gain)	1,158,540	(556,936)
Benefits paid	(500,319)	(1,860,437)
Settlement loss (gain)	(36,710)	16,691
Prior service cost due to amendment	—	60,028

Projected benefit obligation, end of year	5,773,081	4,683,230

Change in plan assets:
Fair value of assets, beginning of year	2,563,827	4,496,918
Actual return on plan assets	363,703	(72,654)
Employer contribution	274,261	—
Benefits paid	(500,319)	(1,860,437)

Fair value of assets, end of year	2,701,472	2,563,827

Funded status, end of year	$(3,071,609)	$(2,119,403)

	2019	2018
Amounts recognized in accumulated other comprehensive income, net loss	$2,133,273	$1,459,182

Components of net periodic benefit cost:
Service cost	$285,192	$297,792
Interest cost	183,148	190,421
Expected return on plan assets	(153,470)	(243,668)
Amortization of Prior Service Cost	3,159	—
Recognized net loss due to settlement	127,887	579,734
Recognized net actuarial loss	49,591	84,382

Net periodic benefit cost	495,507	908,661

Other changes in plan assets and benefit obligations:
Recognized in other comprehensive income:
Net (gain) loss	734,119	(888,039)
Prior service cost	—	60,028
Amortization of prior service cost	(3,159)	—

Total recognized in other comprehensive income	730,960	(828,011)

Total recognized in net periodic benefit cost and other comprehensive income	$1,226,467	$80,650

The components of net periodic benefit cost other than the service cost component are included in the line item “other noninterest expense” on the consolidated statements of income.

(Continued)

Note 11.	Benefit Plans (Continued)

The Company expects that approximately $82,066, before tax, of accumulated other comprehensive loss will be recognized as a portion of net periodic benefit costs in 2020 and no contributions to the plan are expected in 2020.

The following table reflects expected future benefit payments:

2020	$275,344
2021	27,426
2022	63,062
2023	228,781
2024	373,029
2025 – 2029	1,464,761

The following table reflects the assumptions used in the plan:

	2019	2018
Discount rate used for net periodic pension cost	4.25%	3.50%
Discount rate use for disclosure	3.25	4.25
Expected return on plan assets	7.00	7.00
Rate of compensation increase for disclosure	3.00	3.00
Rate of compensation increase – net periodic pension cost	3.00	3.00

Fair value measurements

The following is a description of the valuation methodologies used for plan assets measured at fair value. There have been no changes in the methodologies used at December 31, 2019 related to the defined benefit pension plan.

All the plan’s investments are considered Level 1 investments, and are valued at quoted prices in active markets for identical instruments. The following table sets forth the plan’s assets at fair value at December 31:

	2019	2018
Mutual funds – fixed income	$1,350,328	$1,343,080
Mutual funds – equity	1,350,209	1,220,747

	$2,700,538	$2,563,827

Asset allocation

The plan’s weighted-average asset allocations at December 31 by asset category are as follows:

	2019	2018
Mutual funds – fixed income	50.00%	52.40%
Mutual funds – equity	50.00	47.60

	100.00%	100.00%

Investment policies and strategies

The investment policy of the plan is to employ a total return investment approach, whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expense by exceeding the interest growth in long-term plan liabilities. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. This consideration involves the use of long-term measures that address both return and risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Investment risks and returns are measured and monitored on an ongoing basis through regular investment portfolio reviews.

(Continued)

Note 11.	Benefit Plans (Continued)

Expected long-term rate of return on assets

Management has established an expected rate of return on assets of 7%. The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with the investment advisors and an actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested, or to be invested, to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation) for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period for which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent that such expenses are not explicitly estimated within periodic cost).

Discount rate

The process used to select the discount rate assumption takes into account the benefit cash flow and the segmented yields on high-quality corporate bonds that would be available to provide for the payment of the benefit cash now. A single effective discount rate, rounded to the nearest .25%, is then established that produces an equivalent discounted present value.

Note 12.	Regulatory Capital Requirements

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in at the rate of 0.625% per year from -0-% in 2015 to 2.5% on January 1, 2019. The capital conservation buffer for 2019 was 2.5% and for 2018 was 1.875% . The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. Management believes as of December 31, 2019, the Bank met all capital adequacy requirements to which it was subject. The Company is exempt from consolidated capital requirements, as those requirements do not apply to certain companies with assets under $1 billion.

Prompt corrective action regulations provide five classifications: (1) well capitalized; (2) adequately capitalized; (3) undercapitalized; (4) significantly undercapitalized; and (5) critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2019 and 2018, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

Note 12.	Regulatory Capital Requirements (Continued)

The Company’s principal source of funds for dividend payments to shareholders is dividends it receives from the subsidiary Bank.

The Bank’s actual capital amounts and ratios as of December 31 are presented in the tables as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
CET1 capital (to risk-weighted assets)	$25,727,000	17.54%	$6,600,000	4.50%	$9,530,000	6.50%
Tier risk-based capital (to risk-weighted assets)	26,917,000	18.35	11,730,000	8.00	14,670,000	10.00
Tier I capital (to risk-weighted assets)	25,727,000	17.54	8,800,000	6.00	11,730,000	8.00
Tier I leverage ratios (to adjusted total assets)	25,727,000	11.78	8,740,000	4.00	10,920,000	5.00

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2018
CET1 capital (to risk-weighted assets)	$26,028,000	18.89%	$6,202,500	4.50%	$6,378,125	6.50%
Tier risk-based capital (to risk-weighted assets)	27,134,000	19.70	11,020,000	8.00	13,083,000	10.00
Tier I capital (to risk-weighted assets)	26,028,000	18.89	8,270,000	6.00	7,850,000	8.00
Tier I leverage ratios (to adjusted total assets)	26,028,000	13.41	7,770,000	4.00	9,646,000	5.00

Note 13.	Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value.

Level 1 Inputs – Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Inputs – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The following methods and assumptions were used to estimate fair value:

Investment and other securities

For marketable equity and debt securities that are held for investment purposes, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of Federal Reserve Bank stock approximates fair value based on the redemption provisions of the Federal Reserve.

(Continued)

Note 13.	Fair Value of Financial Instruments (Continued)

Other real estate owned

Other real estate owned is adjusted to fair value upon transfer of loans to other real estate owned. Subsequently, other real estate is carried at the lower of carrying value or fair value. Fair value is based on independent market prices or the recent appraisal value of the collateral.

Impaired loans

Impaired loans are designated as impaired when, in the judgment of management based on current information or events, it is probable that all amounts due according to the contractual terms of the loans will not be collected. Fair value is based on the value of collateral, typically real estate valued based on an appraisal. Fair value adjustments occur as a result of write-downs due to impairment losses.

Assets measured at fair value on a recurring basis at December 31 are summarized below:

	2019
	Level 1	Level 2	Level 3	Fair Value
Federal agency securities	$—	$14,033,058	$—	$14,033,058
Municipals	—	1,261,243	—	1,261,243
Mortgage-backed securities	—	14,304,307	—	14,304,307

	$—	$29,598,608	$—	$29,598,608

	2018
	Level 1	Level 2	Level 3	Fair Value
Federal agency securities	$—	$14,418,010	$—	$14,418,010
Municipals	—	2,612,576	—	2,612,576
Mortgage-backed securities	—	16,596,729	—	16,596,729

	$—	$33,627,315	$—	$33,627,315

There were no transfers between Level 1 and Level 2 during 2019 or 2018.

(Continued)

Note 13.	Fair Value of Financial Instruments (Continued)

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis that were still held in the balance sheet at year end, the following tables provide the level of valuation assumptions used to determine each adjustment and the carrying value of the related assets at December 31:

	2019
	Level 1	Level 2	Level 3	Fair Value
Assets
Other real estate owned	$—	$—	$252,000	$252,000
Impaired loans	—	—	—	—

	$—	$—	$252,000	$252,000

	2018
	Level 1	Level 2	Level 3	Fair Value
Assets
Other real estate owned	$—	$—	$252,000	$252,000
Impaired loans	—	—	—	—

	$—	$—	$252,000	$252,000

For Level 3 assets and liabilities measured at fair value on a recurring basis or non-recurring basis as of December 31, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value December 31, 2019	Valuation Technique	Significant Unobservable Inputs	Range
Other real estate owned	$252,000	Discounted appraised value	Discounted for selling costs and age of appraisals	15% – 55%

Impaired loans	$—	Discounted appraised value	Discounted for selling costs and age of appraisals	N/A

	Fair Value December 31, 2018	Valuation Technique	Significant Unobservable Inputs	Range
Other real estate owned	$252,000	Discounted appraised value	Discounted for selling costs and age of appraisals	15% – 55%

Impaired loans	$—	Discounted appraised value	Discounted for selling costs and age of appraisals	N/A

(Continued)

Note 13.	Fair Value of Financial Instruments (Continued)

The estimated fair value of the Company’s financial instruments not carried at fair value is as follows:

		Fair Value Measurement at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3

December 31, 2019
Financial assets:
Cash, federal funds sold, and interest-bearing deposits	$35,204,931	$35,204,931	$—	$—
Federal Reserve Bank stock	372,900	—	372,900	—
Loans receivable	148,155,243	—	147,842,573	—

Financial liabilities:				—
Deposits	191,477,296	—	188,694,270	—

		Fair Value Measurement at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3
December 31, 2018
Financial assets:
Cash, federal funds sold, and interest-bearing deposits	$11,882,835	$11,882,835	$—	$—
Federal Reserve Bank stock	372,900	—	372,900	—
Loans receivable	140,690,605	—	140,530,993	—

Financial liabilities:				—
Deposits	166,203,680	—	165,457,182	—

(Continued)

Note 14.	Accumulated Other Comprehensive Income

The following are changes in accumulated other comprehensive income (loss) by component, net of tax, for the years ended December 31, 2019 and 2018:

December 31, 2019	Unrealized Gains and Losses on Available-for-Sale Securities	Defined Benefit Pension	Total
Beginning balance	$(970,843)	$(1,152,753)	$(2,123,596)

Other comprehensive income (loss) before reclassification	945,186	(538,282)	406,904
Amounts reclassified from accumulated other comprehensive loss	—	(39,177)	(39,177)

Net current period other comprehensive income	945,186	(577,459)	367,727

Ending balance	$(25,657)	$(1,730,212)	$(1,755,869)

December 31, 2018	Unrealized Gains and Losses on Available-for-Sale Securities	Defined Benefit Pension	Total
Beginning balance	$(700,609)	$(1,806,882)	$(2,507,491)

Other comprehensive income (loss) before reclassification	(270,234)	587,467	317,233
Amounts reclassified from accumulated other comprehensive loss	—	66,662	66,662

Net current period other comprehensive income	(270,234)	654,129	383,895

Ending balance	$(970,843)	$(1,152,753)	$(2,123,596)

Note 15.	Revenue Recognition

The Company’s revenue from contracts with customers in the scope of Accounting Standards Codification (ASC) Topic 606 is recognized within noninterest income with the exception of gains and losses on sales of OREO, which is located in noninterest expense.

A description of the Company’s noninterest income is as follows:

Service charges on deposit accounts: The Company earns fees from its deposit customers for overdraft and account maintenance services. Overdraft fees are recognized when the overdraft occurs. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. The Company also earns fees from its customers for transaction-based services. Such services include safe deposit box, ATM, stop payment, and wire transfer fees. In each case, these service charges and fees are recognized as income at the time or within the same period that the Company’s performance obligation is satisfied.

Interchange fee income, net: The Company earns interchange fees from debit and credit cardholder transactions conducted through various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services.

(Continued)

Note 15.	Revenue Recognition (Continued)

Noninterest income: The following table illustrates the Company’s total noninterest income segregated by revenues within the scope of Topic 606 and those which are within the scope of other ASC topics:

	2019	2018
Service charges on deposit accounts	$795,245	$832,121
Interchange fee income	546,845	533,398
ATM surcharge	52,929	69,936
Safe deposit box rentals	20,659	32,620

Revenues from contracts with customers	1,415,678	1,468,075

Noninterest income within scope of other ASC topics	101,586	106,392

Total noninterest income	$1,517,264	$1,574,467

Note 16.	Recent Accounting Pronouncements

In June 2016, ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) was issued by the FASB. The ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU is effective for the Company in fiscal years, and interim periods within those years, beginning after December 15, 2022. Early application was permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Bank is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement. The amendments remove, modify, and add certain fair value disclosure requirements based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting, Notes to Financial Statements. The amendments are effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards have been issued by the FASB that are not currently applicable to the Bank or are not expected to have a material impact on the Bank’s consolidated financial statements.

(Continued)

VIRGINIA BANK BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2020 (Unaudited)	December 31, 2019 (Audited)
ASSETS
Cash and amounts due from banks	$3,883,580	$4,865,157
Interest bearing deposits in other banks	23,536,723	29,773,774
Federal funds sold	60,000	466,000

Total cash and cash equivalents	27,480,303	35,104,931

Certificates of deposit	100,000	100,000
Available-for-sale securities, at fair value	41,683,679	29,598,608
Restricted stock, at cost	426,650	426,650
Loans	162,370,127	149,345,304
Less allowance for loan losses	(1,200,804)	(1,190,061)

Net loans	161,169,323	148,155,243

Bank premises and equipment, net	2,364,561	2,047,746
Accrued interest receivable	809,376	760,354
Other real estate owned	166,000	252,000
Deferred tax assets, net	839,648	816,635
Other assets	350,647	350,161

Total other assets	4,530,232	4,226,896

Total assets	$235,390,187	$217,612,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand deposits – noninterest bearing	$89,881,712	$76,206,200
Demand deposits – interest bearing	37,026,482	37,912,898
Savings deposits	53,315,322	50,042,908
Time deposits	26,892,998	26,079,281

Total deposits	207,116,514	190,241,287
Accrued interest payable	96,190	101,357
Accrued pension liability	3,302,058	3,070,164
Other liabilities	216,651	188,622

Total liabilities	210,731,413	193,601,430

STOCKHOLDERS’ EQUITY
Common stock, $5 par value; 5,000,000 shares authorized, 1,835,468 shares issued and outstanding on June 30, 2020 and December 31, 2019	9,177,340	9,177,340
Surplus	2,605,089	2,605,089
Retained earnings	14,082,334	13,984,338
Accumulated other comprehensive loss	(1,205,989)	(1,755,869)

Total stockholders’ equity	24,658,774	24,010,898

Total liabilities and stockholders’ equity	$235,390,187	$217,612,328

VIRGINIA BANK BANKSHARES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

Six Months Ended June 30, 2020 and 2019

	2020	2019
INTEREST INCOME
Interest and fees on loans	$3,780,348	$3,830,615
Interest on federal funds sold	1,875	13,065
Interest on interest-bearing deposits in other banks	128,190	125,631
Interest on available-for-sale securities	286,766	362,037

	4,197,179	4,331,348

INTEREST ON DEPOSITS	206,966	168,062

Net interest income	3,990,213	4,163,286
Provision for loan losses	(361,013)	(103,587)

Net interest income after provision for loan losses	3,629,200	4,059,699

NONINTEREST INCOME
Service charges on deposit accounts	282,280	390,406
Other service charges, commissions, and fees	339,513	308,391
Other noninterest income	61,661	51,367

Total noninterest income	683,454	750,164

OTHER EXPENSES
Salaries and employee benefits	1,828,277	1,882,034
Telephone expense	54,667	67,695
Occupancy expense	187,147	209,203
Bill pay and third-party service fees	498,053	348,898
Furniture and equipment expense	130,438	122,801
Franchise taxes	95,883	90,836
Federal and state assessment fees	54,479	65,495
Postage, supplies, and printing	86,743	107,636
Temporary labor	—	16,242
Loss on sale of other real estate owned	—	313,467
Write-down on other real estate owned	86,000	—
Other noninterest expense	485,264	498,120

Total other expenses	3,506,951	3,722,427

Income before income taxes	805,703	1,087,436

INCOME TAX EXPENSE	(120,357)	(230,599)

Net income	$685,346	$856,837

NET INCOME PER COMMON SHARE
Basic and diluted	$0.37	$0.47

AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	1,835,468	1,835,468

VIRGINIA BANK BANKSHARES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Six Months Ended June 30, 2020 and 2019

	2020	2019
NET INCOME	$685,346	$856,837
OTHER COMPREHENSIVE INCOME , net of tax
Change in unrealized gain on available-for-sale securities, net of tax effect of $(146,170) and $(202,388) for 2020 and 2019, respectively	549,880	761,365

OTHER COMPREHENSIVE INCOME, net of tax	549,880	761,365

COMPREHENSIVE INCOME	$1,235,226	$1,618,202

VIRGINIA BANK BANKSHARES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Six Months Ended June 30, 2020 and 2019

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, December 31, 2018	$9,177,340	$2,605,089	$13,624,771	$(2,123,596)	$23,283,604
Other comprehensive income	—	—	—	761,365	761,365
Cash dividends declared and paid ($ 0.44 per share)	—	—	(807,606)	—	(807,606)
Net income	—	—	856,837	—	856,837

BALANCE, June 30, 2019	$9,177,340	$2,605,089	$13,674,002	$(1,362,231)	$24,094,200

BALANCE, December 31, 2019	$9,177,340	$2,605,089	$13,984,338	$(1,755,869)	$24,010,898
Other comprehensive income	—	—	—	549,880	549,880
Cash dividends declared and paid ($ 0.32 per share)	—	—	(587,350)	—	(587,350)
Net income	—	—	685,346	—	685,346

BALANCE, June 30, 2020	$9,177,340	$2,605,089	$14,082,334	$(1,205,989)	$24,658,774

VIRGINIA BANK BANKSHARES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Periods Ended June 30, 2020 and 2019

	2020	2019
OPERATING ACTIVITIES
Net income	$685,346	$856,837
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	361,013	103,587
Depreciation	96,295	89,244
Net amortization of investment securities	53,496	73,712
Loss on sale of other real estate owned	—	313,467
Write-down of other real estate owned	86,000	—
Provision for deferred income taxes	(169,183)	30,486
Accrued pension liability	231,894	182,373
Changes in:
Accrued interest receivable	(49,022)	(70,396)
Other assets	(486)	197,121
Accrued interest payable	(5,167)	35,803
Other liabilities	28,029	274,851

Net cash provided by operating activities	1,318,215	2,087,085

INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities, calls, and sales	11,568,450	3,645,122
Payments for purchases	(23,010,967)	—
Purchases of premises and equipment	(413,110)	(702,567)
Net increase in loans	(13,375,093)	(8,598,046)
Proceeds from sale of other real estate owned	—	1,362,500

Net cash used in investing activities	(25,230,720)	(4,292,991)

FINANCING ACTIVITIES
Net increase in deposits	16,875,227	2,768,937
Cash dividends paid	(587,350)	(807,606)

Net cash provided by financing activities	16,287,877	1,961,331

Net change in cash and cash equivalents	(7,624,628)	(244,575)
CASH, beginning	35,104,931	11,782,835

CASH, ending	$27,480,303	$11,538,260

NON-CASH TRANSACTIONS
Transfer of bank premises to other real estate owned	$—	$1,135,967

Transfer of loans to other real estate owned	$—	$540,000

SUPPLEMENTAL DISCLOSURES
Interest paid	$212,133	$132,259

Income taxes paid	$230,000	$88,620

VIRGINIA BANK BANKSHARES, INC.

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.	Organization and Nature of Business

Virginia Bank Bankshares, Inc. is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Virginia Bank and Trust Company (the “Bank”), collectively referred to as the “Company.” Virginia Bank and Trust Company offers a variety of banking services through its offices located in the trade areas of the City of Danville and Pittsylvania and Campbell Counties, Virginia.

Note 2.	Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation

The consolidated financial statements include the accounts and results of operations of Virginia Bank Bankshares, Inc. and Virginia Bank and Trust Company. The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and the prevailing practices of the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value estimates, periodic costs and balance sheet accruals related to the defined benefit pension plan, the valuation of other real estate owned, and deferred tax assets.

Cash and cash equivalents

The Company considers all cash and amounts due from banks, interest bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the consolidated statements of cash flows. Federal funds are customarily sold for one-day periods.

Investment securities

The Company classifies its securities as available-for-sale. The securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax. Gains or losses realized from sales are recognized by use of the specific identification method. Declines in the fair value of individual securities below their cost that are other than temporary, if any, result in write-downs of the individual securities to their fair value and are included in earnings as realized losses.

Federal reserve bank stock

Federal Reserve Bank stock is carried at cost, as this is a restricted security without a readily determinable fair value, and is periodically evaluated for impairment.

Loans and allowance for loan losses

Loans are held to maturity or pay-off and are stated at the amount of unpaid principal, net of unearned income and allowance for loan losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan fees and costs are recognized at the time a loan is originated. The deferral and amortization of these components is not material to the financial statements.

The allowance for loan losses is estimated and maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, impaired loans, economic conditions, and other risks inherent in the portfolio. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

(Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

The accrual of interest on mortgage and commercial loans is discontinued at the time that management has deemed it appropriate, unless the credit is well-secured and in process of collection. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to the accrual method. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately evaluate individual consumer and residential loans for impairment.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for major improvements are capitalized, whereas the costs of maintenance and repairs, which do not improve or extend the life of the existing assets, are expensed as incurred. Depreciation and amortization are computed over the estimated useful lives of the assets (from three to 30 years) on the straight-line method.

Other real estate owned (OREO)

Other real estate owned represents properties acquired through, or in lieu of, loan foreclosure. The properties are held for sale and are initially recorded at fair value, less estimated selling costs, at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management. Revenue and expenses from operations, gains, and losses on disposal, and changes in the valuation allowance are included in other noninterest expense on the consolidated statements of income.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, or (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

(Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The Company has not identified any uncertain income tax provisions. In the event of an adjustment to previously filed income tax returns, interest is recognized as interest expense and penalties, if any, and are classified as other noninterest expense.

Earnings per share

Earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents as of June 30, 2020 and 2019; therefore, basic and diluted earnings per share are the same for 2020 and 2019.

Concentrations of credit risk

Substantially all of the Company’s loans, commitments, and standby letters of credit have been granted to customers in the Company’s local market area. The concentrations of credit by loan classification are set forth in Note 4. The Company does not extend credit to any single borrower or group in excess of its lending limits to one borrower of approximately $3.7 million. For recognition and measurement purposes, the fair value of these commitments was not material to the consolidated financial statements at June 30, 2020.

Other comprehensive income or loss

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income or loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and pension liability adjustments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income or loss.

Pension plan

The Company incurs certain employment-related expenses associated with its pension plan. In order to measure the expense associated with the plan, various assumptions are made including the discount rate, expected return on plan assets, anticipated mortality rates, and expected future healthcare costs. The assumptions are based on historical experience as well as current facts and circumstances. The plan assets are determined based on fair value, generally representing observable market prices. The projected benefit obligation is primarily determined based on the present value of projected benefit distributions at an assumed discount rate.

Net periodic pension benefit costs include service costs, interest costs based on an assumed discount rate, the expected return on plan assets based on actuarially derived market-related values, the amortization of net actuarial gains or losses, and settlement costs related to large lump sum distributions from the plan. Differences between expected and actual results in each year are included in the net actuarial gain or loss amount, which is recognized in other comprehensive income. The Company recognizes in its consolidated balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status. The Company also measures the plans’ assets and obligations that determine its funded status as of the end of the year and recognizes those changes in other comprehensive income, net of tax. For more information, see Note 8.

Fair value measurements

Fair value is estimated using relevant market information and other assumptions, as more fully disclosed in Note 9. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. Management maximizes the use of observable inputs and minimizes the use of unobservable inputs when determining fair value measurements.

(Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain amounts in 2019 have been reclassified to conform to the 2020 presentation with no effect on net income or shareholder’s equity as previously reported.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) as a global pandemic, which continues to spread throughout the United States and around the world. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets globally, nationally and locally. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by COVID-19. These effects of COVID-19 may adversely affect the Company’s financial condition and results of operations in future periods. It is unknown how long the adverse conditions associated with COVID-19 will last and what the complete financial effect will be to the Company. It is reasonably possible that estimates made in the financial statements could be materially and adversely impacted in the near term as a result of these conditions, including expected credit losses on loan receivables.

A provision in the CARES Act included the creation of the Paycheck Protection Program (“PPP”) through the Small Business Administration (“SBA”). These loans may be forgiven based on the borrowers compliance with the terms of the program. The SBA provides a 100% guaranty to the lender of principal and interest, unless the lender violates an obligation under the agreement. The loan portfolio as of June 30, 2020 includes 206 PPP loans totaling $13,502,714. There were no loans that were forgiven at June 30, 2020.

Note 3.	Available-for-Sale Securities

The amortized cost and fair value of investment securities at June 30, 2020 and December 31, 2019 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2020
Available-for-sale:
US Treasury securities	$1,498,210	$1,603	$—	$1,499,813
Federal agency securities	24,560,827	292,843	21,120	24,832,550
Municipals	1,000,957	11,470	—	1,012,427
Mortgage-backed securities	13,960,111	684,694	—	14,338,889

	$41,020,105	$684,694	$21,120	$41,683,679

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
Available-for-sale:
Federal agency securities	$14,070,686	$11,728	$49,356	$14,033,058
Municipals	1,257,021	4,222	—	1,261,243
Mortgage-backed securities	14,303,373	58,596	57,662	14,304,307

	$29,631,080	$74,546	$107,018	$29,598,608

(Continued)

Note 3.	Available-for-Sale Securities (Continued)

The amortized cost and fair value of debt securities at June 30, 2020 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$6,008,570	$6,031,793
Due after one year through five years	21,495,329	22,041,327
Due after five years through 10 years	13,516,206	13,610,559
Due after 10 years	—	—

	$41,020,105	$41,683,679

At June 30, 2020 and December 31, 2019, certain investment securities with carrying values of $3,498,852 and $2,322,459, respectively, were pledged to secure public deposits of the U.S. government, state, and political subdivisions and for other purposes as required by law.

The tables below shows gross unrealized losses and fair value at June 30, 2020 and December 31, 2019, aggregated by investment category and length of time that individual securities were in a continuous unrealized loss position.

	June 30, 2020
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Federal agency securities	$6,974,930	$21,120	$—	$—	$6,974,930	$21,120

	$6,974,930	$21,120	$—	$—	$6,974,930	$21,120

	December 31, 2019
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Federal agency securities	$—	$—	$8,033,579	$49,356	$8,033,579	$49,356
Mortgage-backed securities	—	—	8,723,520	57,662	8,723,520	57,662

	$—	$—	$16,757,099	$107,018	$16,757,099	$107,018

The Company’s unrealized losses on investments in federal agency and mortgage-backed securities were the result of changes in market interest rates. The severity and duration of these unrealized losses will fluctuate with interest rates and the economy. Because the securities are issued by governments and their agencies and the Company has the ability and intent to hold them for a period of time sufficient to allow for an anticipated recovery, they were not considered to be other than temporarily impaired. The Company had 2 securities at June 30, 2020 and 29 securities at December 31, 2019 that were in a loss position.

There were no sales of securities for the six months ended June 30, 2020 and 2019.

(Continued)

Note 4.	Loans

The lending activities of the Bank are focused primarily in Danville, Virginia. The following table summarizes the primary segments of the loan portfolio as of June 30, 2020 and December 31, 2019:

	2020	2019
Mortgage loans on real estate:
Construction and land development	$5,999,614	$6,497,788
Farmland	6,158,476	6,643,657
Residential 1 – 4 family	51,147,327	48,594,663
Multifamily	3,926,103	4,086,917
Commercial	35,576,611	37,860,084
Loans to farmers	1,492,626	1,159,350
Commercial and industrial	41,589,443	26,452,551
Consumer	17,082,120	18,223,878
All other loans	152,748	95,087

Total loans	163,125,068	149,613,975

Unearned income	(153,660)	(268,671)
Deferred SBA Fees	(601,281)	—
Allowance for loan losses	(1,200,804)	(1,190,061)

Loans – net	$161,169,323	$148,155,243

The segments of the Bank’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the consumer loan portfolio; (ii) the residential real estate loan portfolio; (iii) the commercial real estate loan portfolio; and (iv) the commercial and industrial loan portfolio. The commercial and industrial segment consists of loans made for the purpose of financing the activities of commercial customers. This loan segment also includes the Paycheck Protection Program (“PPP”) loans. If secured by real estate, commercial loans are grouped in the commercial real estate loan portfolio. The residential real estate loan segment is made up of fixed rate and adjustable rate single-family amortizing term loans, which are primarily first liens. Consumer loans consist of motor vehicle loans, savings account loans, personal lines of credit, overdraft loans, other types of secured consumer loans and unsecured personal loans. The Deferred SBA Fees are related to the PPP loans.

Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. All loans are reviewed on a regular basis with a focus on larger loans, including loans that have experienced past payment or financial deficiencies. Loans that are experiencing payment or financial difficulties, loans in industries for which economic trends are negative, and loans that are of heightened concern to management are included on the Bank’s “watch list.” Watch list loans greater than $250,000, as well as loans greater than $250,000 which are 90 days or more past due, are periodically selected for review, subjected to “impairment testing,” and assigned a new credit rating if appropriate.

Factors considered by management in evaluating impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Once the determination has been made that a loan is impaired, the determination of a specific allocation of the allowance is calculated by evaluating each loan on an individual basis by reviewing the loan’s observable market price, discounted cash flow value, or the fair value of the collateral less selling costs. The Bank’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

(Continued)

Note 4.	Loans (Continued)

The following tables present impaired loans by class, segregated by those for which a specific allowance was required as of June 30, 2020 and December 31, 2019:

	Impaired Loans As of June 30, 2020
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
With no related allowance recorded:
Real estate – mortgage:
Residential and other	$715,909	$715,909	$—	$22,472
Commercial	695,705	695,705	—	24,709
Commercial and industrial	97,252	97,252	—	3,298
Consumer and other	—	—	—	—

With an allowance recorded:
Real estate – mortgage:
Residential and other	—	—	—	—
Commercial	—	—	—	—
Commercial and industrial	—	—	—	—
Consumer and other	—	—	—	—

Total:
Real estate – mortgage:
Residential and other	715,909	715,909	—	22,472
Commercial	695,705	695,705	—	24,709
Commercial and industrial	97,252	97,252	—	3,298
Consumer and other	—	—	—	—

	Impaired Loans As of December 31, 2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
With no related allowance recorded:
Real estate – mortgage:
Residential and other	$721,417	$721,417	$—	$68,050
Commercial	699,976	699,976	—	44,426
Commercial and industrial	104,454	104,454	—	1,736
Consumer and other	—	—	—	—

With an allowance recorded:
Real estate – mortgage:
Residential and other	—	—	—	—
Commercial	—	—	—	—
Commercial and industrial	—	—	—	—
Consumer and other	—	—	—	—

Total:
Real estate – mortgage:
Residential and other	721,417	721,417	—	68,050
Commercial	699,976	699,976	—	44,426
Commercial and industrial	104,454	104,454	—	1,736
Consumer and other	—	—	—	—

(Continued)

Note 4.	Loans (Continued)

There may be certain impaired loans whose payments are being applied to reduce the principal balance of the loan because the recovery of principal is not determinable. The unpaid principal balance reflects the balance as if the payments were applied in accordance with the terms of the original contractual agreement, whereas the recorded investment reflects the outstanding principal balance for financial reporting purposes. In addition, the recorded investment in a loan may be reduced by partial charge-offs which would not be reflected in the unpaid principal balance.

Management uses a nine-point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first categories are considered not criticized, and are aggregated as “Pass” rated. All PPP loans were classified as “Pass” by the Bank. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Watch category includes loans that management would like to monitor more closely than the loans categorized as “Pass,” as these loans are showing signs of weakness in either adequate sources of repayment or collateral, but the increased risk is not significant to warrant a more significant rating. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category are inadequately protected by current sound net worth, paying capacity by the obligor, or pledged collateral, as well as other unsatisfactory characteristics indicating a high level of risk. All loans greater than 90 days past due are considered Substandard. Loans in the Doubtful category have all the weaknesses found in Substandard loans, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable. Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a structured loan rating process. The Bank’s credit administration is responsible for the timely and accurate risk rating of the loans in the portfolios at origination and on an ongoing basis. The Bank’s CEO and CCO review risk grades when approving a loan and will approve all risk rating changes, except those made within the pass risk ratings. Impairment analyses are scheduled to be completed on loans classified as impaired on an annual basis. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

The following tables present the classes of the loan portfolio summarized by the aggregate Pass and Watch ratings, as well as the criticized categories of Special Mention, Substandard, and Doubtful within the internal risk rating system as of June 30, 2020 and December 31, 2019:

	Credit Quality Indicators as of June 30, 2020
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Real estate – mortgage:
Residential and other	$65,674,367	$554,479	$106,839	$895,835	$—	$67,231,520
Commercial	31,622,242	2,022,412	1,800,034	131,923	—	35,576,611
Commercial and industrial	39,256,557	49,432	2,141,654	117,452	24,348	41,589,443
Consumer and other	18,591,291	54,768	—	12,670	68,765	18,727,494

	$155,144,457	$2,681,091	$4,048,527	$1,157,880	$93,113	$163,125,068

(Continued)

Note 4.	Loans (Continued)

	Credit Quality Indicators as of December 31, 2019
	Pass	Watch	Special Mention	Substandard	Doubtful	Total
Real estate – mortgage:
Residential and other	$61,933,947	$2,172,265	$808,903	$907,910	$—	$65,823,025
Commercial	37,860,084	—	—	—	—	37,860,084
Commercial and industrial	23,408,741	489,845	2,449,511	104,454	—	26,452,551
Consumer and other	19,348,764	116,406	—	13,145	—	19,478,315

	$142,551,536	$2,778,516	$3,258,414	$1,025,509	$—	$149,613,975

Management monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a scheduled payment is past due. The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2020 and December 31, 2019:

	June 30, 2020
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Non-Accrual Loans	Loans Past Due 90+ Days Still Accruing	Total Loans
Real estate – mortgage:
Residential and other	$39,297	$74,035	$—	$113,332	$67,118,188	$145,302	$—	67,231,520
Commercial	—	—	—	—	35,576,611	43,535	—	35,576,611
Commercial and industrial	—	—	24,348	24,348	41,565,095	24,348	—	41,589,443
Consumer and other	166,007	27,113	45,620	238,740	18,488,754	—	45,620	18,727,494

	$205,304	$101,148	$69,968	$376,420	$162,748,648	$173,185	$45,620	$163,125,068

	December 31, 2019
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Non-Accrual Loans	Loans Past Due 90+ Days Still Accruing	Total Loans
Real estate – mortgage:
Residential and other	$163,820	$6,807	$—	$170,627	$65,652,398	$151,982	$—	$65,823,025
Commercial	69,596	—	—	69,596	37,790,488	—	—	37,860,084
Commercial and industrial	87,928	—	—	87,928	26,364,623	—	—	26,452,551
Consumer and other	236,789	3,210	35,154	275,153	19,203,162	—	35,154	19,478,315

	$558,133	$10,017	$35,154	$603,304	$149,010,671	$151,982	$35,154	$149,613,975

An allowance for loan losses (ALLL) is maintained to absorb losses from the loan portfolio. The ALLL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans.

(Continued)

Note 4.	Loans (Continued)

The classes described above provide the starting point for the ALLL analysis. Management tracks the historical net charge-off activity by loan class. A historical charge-off factor is calculated and applied to each class. Loans that are collectively evaluated for impairment are analyzed with general allowances being made as appropriate. For general allowances, historical loss trends are used in the estimation of losses in the current portfolio. Other qualitative factors are also considered.

“Pass” rated credits are segregated from “Criticized” credits for the application of qualitative factors. Management has identified a number of qualitative factors that it uses to supplement the historical charge-off factors because these factors are likely to cause estimated credit losses associated with the existing loan pools to differ from historical loss experience. The qualitative factors are evaluated quarterly and updated using information obtained from internal, regulatory, and governmental sources. The Bank’s qualitative factors consist of national and local economic trends and conditions, levels of and trends in total classified loans, levels of and trends in the Bank’s loan portfolio, and concentrations of credit from loan type and collateral.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALLL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALLL.

The following tables summarize the primary segments of the ALLL, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2020 and December 31, 2019. Activity in the allowance is presented for the six months ended June 30, 2020 and the twelve months ended December 31, 2019:

	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance at January 1, 2020	$198,069	$217,377	$545,447	$229,168	$1,190,061
Charge-offs	(64,816)	—	(267,245)	(22,045)	(354,106)
Recoveries	—	—	—	3,836	3,836
Provision	59,139	64,904	162,858	74,112	361,013

Ending balance at June 30, 2020	$192,392	$282,281	$441,060	$285,071	$1,200,804

Portion of ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	192,392	282,281	441,060	285,071	1,200,804

Total ALLL evaluated for impairment	$192,392	$282,281	$441,060	$285,071	$1,200,804

Loans held for investment:
Ending balance at June 30, 2020	$35,576,611	$67,231,520	$41,589,443	$18,727,494	$163,125,068

Portion of ending balance
Individually evaluated for impairment	$695,705	$715,909	$97,252	$—	$1,508,866
Collectively evaluated for impairment	34,880,906	66,515,611	41,492,191	18,727,494	161,616,202

Total loans evaluated for impairment	$35,576,611	$67,231,520	$41,589,443	$18,727,494	$163,125,068

(Continued)

Note 4.	Loans (Continued)

	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses:
Beginning balance at January 1, 2019	$158,054	$230,900	$515,049	$201,950	$1,105,953
Charge-offs	—	(171,981)	—	(65,048)	(237,029)
Recoveries	—	—	—	17,703	17,703
Provision	40,015	108,458	80,398	74,563	303,434

Ending balance at December 31, 2019	$198,069	$167,377	$595,447	$229,168	$1,190,061

Portion of ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	198,069	217,377	545,447	229,168	1,190,061

Total ALLL evaluated for impairment	$198,069	$217,377	$545,447	$229,168	$1,190,061

Loans held for investment:
Ending balance at December 31, 2019	$37,860,084	$65,823,025	$26,452,551	$19,478,315	$149,613,975

Portion of ending balance
Individually evaluated for impairment	$699,976	$721,417	$104,454	$—	$1,525,847
Collectively evaluated for impairment	37,160,108	65,101,608	26,348,097	19,478,315	148,088,128

Total loans evaluated for impairment	$37,860,084	$65,823,025	$26,452,551	$19,478,315	$149,613,975

The allowance for loan losses is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALLL that is representative of the risk found in the components of the portfolio at any given date.

In the ordinary course of business and at normal credit terms, the Company has entered into loan transactions with its executive officers, directors, and related interests. The following table presents the activity in these loans for the six-month period ended June 30, 2020 and year December 31, 2019:

	2020	2019
January 1, balance	$1,866,577	$4,723,477
Loans originated	1,354,719	881,020
Loans matured or paid off	(710,191)	(2,337,368)
Relationship changes	—	(1,409,552)

June 30 and December 31, balance respectively	$2,511,105	$1,866,577

None of these loans were restructured nor were any charged off during 2020 or 2019. None of these loans represent more than a normal credit risk, and none were nonaccrual or otherwise considered impaired.

From time to time, the Bank’s loan portfolio includes loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance, or other actions.

If a loan that had been modified subsequently went into default, management would evaluate any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan was the operation or liquidation of the collateral. In these cases, management would use the current fair value of the collateral, less

(Continued)

Note 4.	Loans (Continued)

selling costs, instead of discounted cash flows. If management determined that the value of the modified loan was less than the recorded investment in the loan, impairment would be recognized by segment or class of loan, as applicable, through a charge-off to the allowance. Segment and class status is determined by the loan’s classification at origination.

No loan modifications were considered TDRs in 2019 or year to date 2020.

Foreclosed properties as of June 30, 2020 and December 31, 2019 included one residential real estate property of $166,000 and $252,000 respectively. There were no consumer mortgage loans secured by residential real estate properties for which the foreclosure process had begun but had yet to be completed as of June 30, 2020.

Note 5.	Deposits

A summary of time deposits by maturity at June 30, 2020 is as follows:

2020	$7,749,806
2021	10,083,051
2022	4,716,249
2023	2,250,943
2024 and thereafter	2,092,949

$26,892,998

Included in time deposits are certificates of deposit of $250,000 or more totaling $2,874,754 and $1,995,387 at June 30, 2020 and December 31, 2019, respectively. Included in total deposits at June 30, 2020 and December 31, 2019 are deposits of executive officers, directors, and related interests amounting to $4,554,608 and $7,543,451, respectively.

Note 6.	Leases

The following tables present information about the Company’s leases:

June 30, 2020
Lease liability	$80,845
Right-of-use asset, net	80,845
Weighted average remaining lease term	2.92 years
Weighted average discount rate	2.73%

	June 30, 2020	June 30, 2019
Lease Expense	$14,808	$12,340

Maturities of the Company’s lease liabilities are set forth in the table below:

2020	$11,750
2021	29,612
2022	29,612
2023	9,871

$80,845

(Continued)

Note 7.	Lines of Credit

The Company maintains an $11 million line of credit with Community Bankers’ Bank. The line matures in December 2020. The line was not used during 2020 or 2019. The Bank maintains a deposit account with Community Bankers’ Bank in the minimum amount of $250,000 as part of the terms of the credit agreement.

The Company also maintains a $5 million open-ended guidance line of credit with SunTrust Bank. This line was not used during 2020 or 2019.

Note 8.	Benefit Plans

The Company has a non-contributory defined benefit pension plan covering substantially all employees with vesting provisions of 100% after five years of service. The aggregate actuarial cost method is used for funding purposes.

The following table provides the components of net periodic benefit cost over for the six months ended June 30, 2020 and 2019:

	2020	2019
Components of net periodic benefit cost:
Service cost	$187,498	$142,596
Interest cost	91,594	91,574
Expected return on plan assets	(89,814)	(76,736)
Amortization of Prior Service Cost	1,580	1,580
Recognized net loss due to settlement	—	63,944
Recognized net actuarial loss	41,034	24,796

Net periodic benefit cost	$231,892	$247,754

The service cost component of net periodic benefit cost is included in salaries and benefits and all other components of net periodic benefit cost are included in other noninterest expense in the consolidated statements of income.

Note 9.	Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value.

Level 1 Inputs – Quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Inputs – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

(Continued)

Note 9.	Fair Value of Financial Instruments (Continued)

The following methods and assumptions were used to estimate fair value:

Investment and other securities

For marketable equity and debt securities that are held for investment purposes, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of Federal Reserve Bank stock approximates fair value based on the redemption provisions of the Federal Reserve.

Other real estate owned

Other real estate owned is adjusted to fair value upon transfer of loans to other real estate owned. Subsequently, other real estate is carried at the lower of carrying value or fair value. Fair value is based on independent market prices or the recent appraisal value of the collateral.

Impaired loans

Impaired loans are designated as impaired when, in the judgment of management based on current information or events, it is probable that all amounts due according to the contractual terms of the loans will not be collected. Fair value is based on the value of collateral, typically real estate valued based on an appraisal. Fair value adjustments occur as a result of write-downs due to impairment losses.

Assets measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019 are summarized below:

	2020
	Level 1	Level 2	Level 3	Fair Value
US Treasury securities	$—	$1,499,813	$—	$1,499,813
Federal agency securities	—	24,832,550		24,832,550
Municipals	—	1,012,427	—	1,012,427
Mortgage-backed securities	—	14,338,889	—	14,338,889

	$—	$41,683,679	$—	$41,683,679

	2019
	Level 1	Level 2	Level 3	Fair Value
Federal agency securities	$—	$14,033,058	$—	$14,033,058
Municipals	—	1,261,243	—	1,261,243
Mortgage-backed securities	—	14,304,307	—	14,304,307

	$—	$29,598,608	$—	$29,598,608

(Continued)

Note 9.	Fair Value of Financial Instruments (Continued)

There were no transfers between Level 1 and Level 2 during 2020 or 2019.

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis that were still held in the balance sheet at year end, the following tables provide the level of valuation assumptions used to determine each adjustment and the carrying value of the related assets at June 30, 2020 and December 31, 2019:

	2020
	Level 1	Level 2	Level 3	Fair Value
Assets
Other real estate owned	$—	$—	$166,000	$166,000
Impaired loans	—	—	—	—

	$—	$—	$166,000	$166,000

	2020
	Level 1	Level 2	Level 3	Fair Value
Assets
Other real estate owned	$—	$—	$252,000	$252,000
Impaired loans	—	—	—	—

	$—	$—	$252,000	$252,000

For Level 3 assets and liabilities measured at fair value on a recurring basis or non-recurring basis as of June 30, 2020 and December 31, 2019, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value June 30, 2020	Valuation Technique	Significant Unobservable Inputs	Range
Other real estate owned	$166,000	Discounted appraised value	Discounted for selling costs and age of appraisals	15% – 55%

Impaired loans	$—	Discounted appraised value	Discounted for selling costs and age of appraisals	N/A

	Fair Value December 31, 2019	Valuation Technique	Significant Unobservable Inputs	Range
Other real estate owned	$252,000	Discounted appraised value	Discounted for selling costs and age of appraisals	15% – 55%

Impaired loans	$—	Discounted appraised value	Discounted for selling costs and age of appraisals	N/A

(Continued)

Note 9.	Fair Value of Financial Instruments (Continued)

The estimated fair value of the Company’s financial instruments not carried at fair value is as follows:

		Fair Value Measurement at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3

June 30, 2020
Financial assets:
Cash, federal funds sold, and interest-bearing deposits	$27,480,303	$27,480,303	$—	$—
Restricted Stock	426,650	—	426,650	—
Loans receivable	161,169,323	—	161,160,360	—
Accrued interest receivable	809,376	—	809,376	—

Financial liabilities:				—
Deposits	207,116,514	—	207,419,695	—
Accrued interest payable	96,190	—	96,190	—

		Fair Value Measurement at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3
December 31, 2019
Financial assets:
Cash, federal funds sold, and interest-bearing deposits	$35,204,931	$35,204,931	$—	$—
Restricted Stock	426,650	—	426,650	—
Loans receivable	148,155,243	—	147,842,573	—
Accrued interest receivable	760,354	—	760,354	—

Financial liabilities:				—
Deposits	190,241,287	—	191,477,296	—
Accrued interest payable	101,357	—	101,357	—

Note 10.	Revenue Recognition

The Company’s revenue from contracts with customers in the scope of Accounting Standards Codification (ASC) Topic 606 is recognized within noninterest income with the exception of gains and losses on sales of OREO, which is located in noninterest expense.

A description of the Company’s noninterest income is as follows:

Service charges on deposit accounts: The Company earns fees from its deposit customers for overdraft and account maintenance services. Overdraft fees are recognized when the overdraft occurs. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. The Company also earns fees from its customers for transaction-based services. Such services include safe deposit box, ATM, stop payment, and wire transfer fees. In each case, these service charges and fees are recognized as income at the time or within the same period that the Company’s performance obligation is satisfied.

Interchange fee income, net: The Company earns interchange fees from debit and credit cardholder transactions conducted through various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services.

(Continued)

Note 10.	Revenue Recognition (Continued)

Noninterest income: The following table illustrates the Company’s total noninterest income segregated by revenues within the scope of Topic 606 and those which are within the scope of other ASC topics as of June 30, 2020 and 2019:

	2020	2019
Service charges on deposit accounts	$282,280	$390,406
Interchange fee income	275,559	264,608
ATM surcharge	26,721	28,654
Safe deposit box rentals	15,024	12,534

Revenues from contracts with customers	599,584	696,202

Noninterest income within scope of other ASC topics	83,870	53,962

Total noninterest income	$683,454	$750,164

Note 11.	Subsequent Events

On January 21, 2020, the Company announced that it had entered into a definitive agreement to combine in a strategic merger with Pinnacle Bankshares Corporation (“Pinnacle”). The merger agreement, as amended on June 9, 2020, was approved by the boards of directors of both companies. Under the terms of the agreement, Virginia Bank Bankshares, Inc.’s shareholders will have the opportunity to elect to receive either $16.00 cash or .5400 shares of Pinnacle common stock for each share of Virginia Bank Bankshares, Inc., subject to the limitation that 60% of the shares will be exchanged for stock consideration and 40% of the shares will be exchanged for cash consideration.

In preparing these unaudited consolidated financial statements, the Company evaluated events and transactions for potential recognition or disclosure through August 5, 2020, the date the unaudited consolidated financial statements were available to be issued.

Note 12.	Recent Accounting Pronouncements

In June 2016, ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) was issued by the Financial Accounting Standards Board (FASB). The ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU is effective for the Company in fiscal years, and interim periods within those years, beginning after December 15, 2022. Early application was permitted for all organizations for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. The Bank is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

Other accounting standards have been issued by the FASB that are not currently applicable to the Bank or are not expected to have a material impact on the Bank’s consolidated financial statements.

(Continued)

Appendix H

Virginia Stock Corporation Act

Article 15 – Appraisal Rights and Other Remedies

§ 13.1-729. Definitions.

As used in this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer of such person. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executives.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the survivor in a merger.

“Fair value” means the value of the corporation’s shares determined:

1. Immediately before the effectiveness of the corporate action to which the shareholder objects;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the date the corporate action becomes effective until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares of the corporation having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Excluding the voting power of any shares of the corporation acquired pursuant to an offer for all shares having voting power if the offer was made within the previous one year for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action, had the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate of the corporation, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

1985, c. 522; 1992, c. 575; 2005, c. 765; 2007, c. 165; 2019, c. 734.

§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, or would be required but for the provisions of subsection G of § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange in which the corporation is the acquired entity, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that are not acquired in the share exchange;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the disposition of assets is an interested transaction;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

5. Any other merger, share exchange, disposition of assets, or amendment of the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

6. Consummation of a domestication in which a domestic corporation becomes a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest in the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder immediately before the domestication; or

7. Consummation of a conversion to an unincorporated entity pursuant to Article 12.2 (§ 13.1-722.8 et seq.).

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4, A 6, and A 7 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by any beneficial shareholder or any voting trust beneficial owner owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the U.S. Securities and Exchange Commission under the federal Investment Company Act of 1940 and that may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or in the case of an offer made pursuant to subsection G of § 13.1-718, the date of such offer; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders and no offer made pursuant to subsection G of § 13.1-718.

3. Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 at the time the corporate action becomes effective.

4. Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that (i) no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as a part of a group, on the action, and (ii) any such limitation or elimination contained in an amendment of the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year after the effective date of such amendment if such action would otherwise afford appraisal rights.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2015, c. 611; 2019, c. 734.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder or a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-732. Notice of appraisal rights.

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article, the meeting notice, or when no approval of such action is required pursuant to subsection G of § 13.1-718, the offer made pursuant to subsection G of § 13.1-718 shall state the corporation’s position as to the availability of appraisal rights.

If the corporation concludes that appraisal rights are or may be available, a copy of this article shall accompany the meeting notice or offer sent to those record shareholders who are or may be entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657 and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article:

1. Written notice stating the corporation’s position as to the availability of appraisal rights shall be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and shall be accompanied by a copy of this article; and

2. Written notice stating the corporation’s position as to the availability of appraisal rights shall be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections H and I of § 13.1-657, may include the materials described in § 13.1-734, and shall be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A, B, or C shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

F. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

1985, c. 522; 2005, c. 765; 2007, c. 165; 2012, c. 706; 2015, c. 611; 2019, c. 734.

§ 13.1-733. Notice of intent to demand payment.

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation’s secretary before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by shareholders by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation’s secretary before the proposed action becomes effective written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, except that such written notice is not required if the notice required by subsection C of § 13.1-732 is given less than 25 days prior to the date such proposed action is effectuated; and

2. Shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. If a corporate action specified in subsection A of § 13.1-730 does not require shareholder approval pursuant to subsection G of § 13.1-718, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares (i) shall deliver to the secretary of the corporation before the shares are purchased pursuant to the offer written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and (ii) shall not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

D. A shareholder who fails to satisfy the requirements of subsection A, B, or C is not entitled to payment under this article.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2015, c. 611; 2019, c. 734.

§ 13.1-734. Appraisal notice and form.

A. If a corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and the form required by subdivision B 1 to all shareholders who satisfy the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be delivered no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought;

2. State:

a. Where the form must be delivered and where certificates for certificated shares are required to be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subdivision b;

b. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice is delivered, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision b, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision b; and

3. Be accompanied by a copy of this article.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2012, c. 706; 2019, c. 734.

§ 13.1-735. Repealed.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form delivered by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the secretary of the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

2005, c. 765; 2007, c. 165; 2019, c. 734.

§ 13.1-736. Repealed.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent financial information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified in subsection B of § 13.1-739, such shareholder shall be deemed to have accepted such payment under subsection A in full satisfaction of the corporation’s obligations under this article.

C. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2012, c. 706; 2019, c. 734.

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation’s secretary of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2, plus interest, to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after delivering the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2, plus interest, to each shareholder described in subdivision B 5.

1985, c. 522; 2005, c. 765; 2007, c. 165; 2019, c. 734.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation’s secretary in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under § 13.1-737. A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation’s secretary in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, regardless of whether they are residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares exceeds the amount paid by the corporation to the shareholder for such shares, plus interest or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts that the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the expenses of the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions.

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), Article 12.1 (§ 13.1-722.1:1 et seq.), Article 12.2 (§ 13.1-722.8 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolution of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in subsection B of § 13.1-691 or has been approved by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent to the corporate action and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

2007, c. 165; 2008, c. 91; 2015, c. 611; 2019, c. 734.

Appendix I

AMENDMENT

to the

ARTICLES OF INCORPORATION

of

PINNACLE BANKSHARES CORPORATION

1. Article V, Section 1 of the Articles of Incorporation of Pinnacle Bankshares Corporation, as amended through the date hereof, is hereby amended to read as follows:

“Section 1. The Board of Directors shall consist of a minimum of three (3) and a maximum of eighteen (18) individuals, with the exact number within such minimum and maximum limits to be fixed and determined from time to time by the Board of Directors or by resolution adopted by the shareholders of the Corporation.”

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Pinnacle Bankshares Corporation (“Pinnacle”) is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. Pinnacle’s articles of incorporation, as amended to date, which have been approved by its shareholders, provide that, to the full extent permitted by the Virginia Stock Corporation Act, Pinnacle is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been a director or officer and against all expenses (including counsel fees) reasonably incurred in connection therewith, except in relation to matters in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law in his or her performance of his or her duty as such director or officer.

Pinnacle has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of Pinnacle against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Pinnacle and (ii) Pinnacle to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

The Virginia Stock Corporation Act establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. Pinnacle’s articles of incorporation eliminate the personal liability of directors and officers to Pinnacle or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, by and between Pinnacle Bankshares Corporation and Virginia Bank Bankshares, Inc. (included as Appendix A to the joint proxy statement/prospectus included in this registration statement). (Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2) of Regulation S-K. Such schedules and attachments are described in the Agreement and Plan of Reorganization. Pinnacle Bankshares Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or attachment upon request.) *

3.1	Amended and Restated Articles of Incorporation of Pinnacle Bankshares Corporation, effective April 29, 1997 (incorporated by reference to Exhibit 3.1 to Pinnacle’s quarterly report on Form 10-Q filed on November 13, 2008).

3.1.1	Articles of Amendment to the Articles of Incorporation of Pinnacle Bankshares Corporation, effective May 1, 2009 (incorporated by reference to Exhibit 3.1(a) to Pinnacle’s current report on Form 8-K filed on May 4, 2009).

3.2	Amended and Restated Bylaws of Pinnacle Bankshares Corporation, effective March 10, 2020. †

4.1	Specimen certificate of Pinnacle Bankshares Corporation common stock. †

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP regarding the legality of the securities being registered. *

8.1	Opinion of Troutman Pepper Hamilton Sanders LLP regarding certain tax matters. *

8.2	Opinion of Williams Mullen regarding certain tax matters. *

10.1	VBA Director’s Deferred Compensation Plan for Pinnacle Bankshares Corporation, effective December 1, 1997 (incorporated by reference to Exhibit 10.3 to Pinnacle’s annual report on Form 10-KSB filed on March 25, 2003).

Exhibit No.	Description of Exhibit

10.2	Pinnacle Bankshares Corporation 2004 Incentive Stock Plan, as amended December 20, 2012 (incorporated by reference to Exhibit 10.4 to Pinnacle’s annual report on Form 10-K filed March 27, 2013).

10.3	Annual Compensation of Directors of Pinnacle Bankshares Corporation and First National Bank. *

10.4	Base Salaries of Executive Officers of Pinnacle Bankshares Corporation. †

10.5	Change in Control Agreement between Pinnacle Bankshares Corporation and Aubrey H. Hall, III, effective January 1, 2017. *

10.6	Change in Control Agreement between Pinnacle Bankshares Corporation and Bryan M. Lemley, effective January 1, 2017. *

10.7	Change in Control Agreement between Pinnacle Bankshares Corporation and Thomas R. Burnett, Jr., effective July 1, 2017. *

10.8	Form of Incentive Stock Option Agreement with Tandem Stock Appreciation Right under Pinnacle Bankshares Corporation 2004 Incentive Stock Plan (for awards granted in 2014). *

10.9	Pinnacle Bankshares Corporation 2014 Incentive Stock Plan, effective April 8, 2014. *

10.10	Form of Restricted Stock Agreement under Pinnacle Bankshares Corporation 2014 Incentive Stock Plan (for awards granted beginning 2019). *

10.11	Form of Affiliate Agreement, by and among Virginia Bank Bankshares, Inc. and certain shareholders of Pinnacle Bankshares Corporation (contained in Appendix B to the joint proxy statement/prospectus included in this registration statement). *

10.12	Form of Affiliate Agreement, by and among Pinnacle Bankshares Corporation and certain shareholders of Virginia Bank Bankshares, Inc. (contained in Appendix C to the joint proxy statement/prospectus included in this registration statement). *

10.13	Form of Restricted Stock Agreement under Pinnacle Bankshares Corporation 2014 Incentive Stock Plan (for awards granted beginning 2020). †

21	Subsidiaries of Pinnacle Bankshares Corporation. *

23.1	Consent of Cherry Bekaert LLP. †

23.2	Consent of Brown, Edwards & Company, L.L.P. †

23.3	Consent of Troutman Pepper Hamilton Sanders LLP (included as part of Exhibit 5.1). *

23.4	Consent of Troutman Pepper Hamilton Sanders LLP (included as part of Exhibit 8.1). *

23.5	Consent of Williams Mullen (included as part of Exhibit 8.2). *

24	Powers of Attorney (signature page).

99.1	Consent of Performance Trust Capital Partners, LLC. †

99.2	Consent of Janney Montgomery Scott LLC. †

99.3	Consent of Director Nominees. *

99.4	Form of proxy card of Pinnacle Bankshares Corporation. †

99.5	Form of proxy card of Virginia Bank Bankshares, Inc. †

99.6	Election Form and Election Information Booklet. †

*	Previously filed.
†	Filed herewith.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Altavista, Commonwealth of Virginia, on August 17, 2020.

PINNACLE BANKSHARES CORPORATION

By:	/s/ Aubrey H. Hall, III
Aubrey H. Hall, III
President & Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aubrey H. Hall, III Aubrey H. Hall, III	President & Chief Executive Officer, Director (Principal Executive Officer)	August 17, 2020

/s/ Bryan M. Lemley Bryan M. Lemley	Chief Financial Officer, Treasurer & Secretary (Principal Financial & Accounting Officer)	August 17, 2020

* James E. Burton, IV	Director, Chairman of the Board	August 17, 2020

* Michael Eugene Watson	Director, Vice Chairman of the Board	August 17, 2020

* Elton W. Blackstock, Jr.	Director	August 17, 2020

* Connie C. Burnette	Director	August 17, 2020

* Judson H. Dalton	Director	August 17, 2020

* Robert L. Finch, Jr.	Director	August 17, 2020

* Thomas F. Hall	Director	August 17, 2020

* Robert L. Johnson II	Director	August 17, 2020

* A. Patricia Merryman	Director	August 17, 2020

* Carroll E. Shelton	Director	August 17, 2020

Signature	Title	Date
* C. Bryan Stott	Director	August [ ], 2020

* James O. Watts IV	Director	August [ ], 2020

*	/s/ Aubrey H. Hall, III
Aubrey H. Hall, III
Attorney-in-Fact